Form 10-K, Exhibit 13
period 2004-03-31
CLIFTON SAVINGS BANCORP INC
filed 2004-06-29
CIK 1240581

                                                                    EXHIBIT 13.0


                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following table sets forth certain consolidated summary historical financial information concerning the financial position of Clifton Savings Bancorp, Inc. including its subsidiary, Clifton Savings Bank, S.L.A., for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc. contained later in this annual report.

                                                                     AT MARCH 31,
                                             -------------------------------------------------------------
                                                2004         2003        2002         2001        2000
                                             ------------ -----------  ----------- ----------- -----------
                                                                    (IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets..............................      $742,308     $576,055    $543,917    $494,160    $482,668
Loans receivable, net.....................       249,459      214,219     251,021     228,996     202,833
Cash and cash equivalents and securities..       475,544      347,613     280,543     253,009     267,741
Deposits..................................       537,002      497,495     471,318     426,155     420,441
Total equity..............................       199,907       73,020      67,804      63,402      58,009

                                                                      YEAR ENDED MARCH 31,
                                      -------------------------------------------------------------------------------------
                                            2004             2003             2002              2001            2000
                                      -----------------  --------------  ----------------   -------------- ----------------
                                                                         (IN THOUSANDS)
OPERATING DATA(1):
Interest income....................            $25,698         $29,253           $31,290          $32,437          $30,958
Interest expense...................             11,716          14,856            19,136           20,237           18,612
                                               -------         -------           -------          -------           ------
Net interest income................             13,982          14,397            12,154           12,200           12,346
Provision for (recovery of) loan
 losses............................               (100)              -                55              100              105
                                               -------         -------           -------          -------           ------
Net interest income after provision
   for (recovery of) loan losses...             14,082          14,397            12,099           12,100           12,241
Noninterest income.................                291             296               284              360               56
Noninterest expense................              8,183           5,926             5,478            5,487            5,269
                                               -------         -------           -------          -------           ------
Earnings before income taxes.......              6,190           8,767             6,905            6,973            7,028
Total income taxes.................              2,501           3,546             2,476            2,525            2,629
                                               -------         -------           -------          -------           ------
Net earnings.......................            $ 3,689         $ 5,221           $ 4,429          $ 4,448           $4,399
                                               =======         =======           =======          =======           ======

-------------------------------
(1) Prior to March 3, 2004, Clifton Savings operated as a mutual institution and, accordingly, had no per share data. Earnings per share data from March 3, 2004 (the date of the mutual holding company reorganization) to March 31, 2004 is not meaningful due to the shortness of the period and, accordingly, has not been presented.



                                                               AT OR FOR THE YEAR ENDED MARCH 31,
                                           ---------------------------------------------------------------------------
                                               2004            2003            2002          2001           2000
                                           --------------  --------------  ------------- -------------  --------------
PERFORMANCE RATIOS:
Return on average assets..................      0.57%           0.94%           0.86%         0.91%          0.92%

Return on average equity..................      4.37            7.41            6.75          7.34           7.82

Interest rate spread (1)..................      2.01            2.34            1.94          2.05           2.18

Net interest margin (2)...................      2.23            2.67            2.41          2.58           2.65

Noninterest expense to average assets.....      1.25            1.07            1.06          1.13           1.10

Efficiency ratio (3)......................     57.33           40.33           43.98         43.91          41.77

Average interest-earning assets to
   average interest-bearing liabilities...      1.11x           1.12x           1.13x         1.12x          1.11x

Average equity to average assets..........     12.94%          12.68%          12.67%        12.45%         11.75%

CAPITAL RATIOS:
Tangible capital..........................     17.83%          12.69%          12.47%        12.83%         12.17%

Core capital..............................     17.90           12.69           12.47         12.83          12.17

Risk-based capital........................     57.71           40.47           35.64         36.82          36.62

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans......................      0.33%           0.44%           0.37%         0.38%          0.38%

Allowance for loan losses as a percent of
   nonperforming loans....................    688.52          537.14          186.51        306.23          69.35

Net charge-offs to average outstanding
   loans during the period................      -               -               -             -              -

Nonperforming loans as a percent of
   total loans............................      0.05            0.08            0.20          0.13           0.55

Nonperforming assets as a percent of
   total assets...........................      0.02            0.03            0.09          0.09           0.23

OTHER DATA:
Number of:
   Real estate loans outstanding..........    1,886           1,905           2,263         2,369          2,317
   Deposit accounts.......................   34,916          35,171          37,005        37,190         37,274
   Full service customer service
   facilities.............................       10               8               8             8              8
------------------------------------
(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of securities.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         The objective of this section is to help you understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear elsewhere in this annual report.

OVERVIEW

         INCOME. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits).

         To a much lesser extent, we also recognize pre-tax income from fee and service charge income - the compensation we receive from providing products and services. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM charges and other fees and charges.

         EXPENSES. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment, directors' compensation, advertising expenses, federal insurance premiums, and other miscellaneous expenses.

         Salary and employee benefits consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits.

         Occupancy expenses, which are the fixed and variable costs of building and equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities.

         Equipment expenses include fees paid to our third-party data processing service, telephone expense and expenses and depreciation charges related to office and banking equipment. Depreciation of premises and equipment is computed using the straight-line method based on the useful lives of the related assets. Estimated lives are five to 40 years for building and improvements, five to 20 years for land improvements and two to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

         Directors' compensation expense includes retirement benefits and directors' fees.

         Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

         Other expenses include expenses for attorneys, accountants and consultants, franchise taxes, foreclosed real estate, charitable contributions, insurance, office supplies, postage and other miscellaneous operating expenses.

CRITICAL ACCOUNTING POLICIES

         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the assessment of prepayment risks associated with mortgage-backed securities.

         ALLOWANCE FOR LOAN LOSSES. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a quarterly basis, at a minimum, and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio. Over the past five fiscal years, over 90% of the loan portfolio has consisted of one-to four-family loans. Since there has been no material shift from one-to four family loans, the level of the allowance for loan losses has changed primarily due to changes in the size of the loan portfolio and the level of nonperforming loans. While loan quality has improved significantly since fiscal 2000, with total nonperforming loans totaling $122,000 at March 31, 2004, the size of the loan portfolio has increased in three of the last four fiscal years. We have allocated the allowance among categories of loan types as well as classification status at each period-end date. Assumptions and allocation percentages based on loan types and classification status have been consistently applied since 2000. Although nonperforming loans are assigned a higher percentage of allowance allocation and the level of nonperforming loans has decreased since 2000, due to the low percentage of nonperforming loans in the loan portfolio, the balance in the allowance related to nonperforming loans over the period has remained relatively stable. Management regularly evaluates various risk factors related to the loan portfolio, such as type of loan, underlying collateral and payment status, and the corresponding allowance allocation percentages.

         Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. Such agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

         MORTGAGE-BACKED SECURITIES. Assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. We believe that the prepayment risks associated with mortgage-backed securities are properly recognized.

OPERATING STRATEGY

         Our mission is to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. We plan to achieve this by executing our strategy of:

         o    continuing to serve as a community-oriented financial institution;

         o    expanding our branch network into new market areas;

         o pursuing opportunities to increase lending in our market area by purchasing New Jersey loans originated by national brokers;

         o continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

         o managing our net interest margin and net interest spread by seeking to increase lending levels;

         o managing our investment and borrowings portfolios to provide liquidity, enhance income and manage interest rate risk; and

         o seeking opportunities to increase deposits by continuing to offer exceptional customer service and expanding products and services offered to our customers.

         CONTINUING TO SERVE AS A COMMUNITY-ORIENTED FINANCIAL INSTITUTION

         We have a long tradition of focusing on the needs of consumers in our community and being an active corporate citizen. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

         EXPAND OUR BRANCH NETWORK INTO NEW MARKET AREAS

         In April 2003 we opened a new branch in Wallington, New Jersey and in May 2004 our limited service branch in Garfield, New Jersey was replaced with a new building with a drive-up facility and ATM. In September 2003 we opened a new branch in Wayne, New Jersey. We intend to continue to pursue expansion in Bergen and Passaic Counties in future years and we also may consider exploring expansion opportunities in Essex County and in surrounding counties.

         PURSUE OPPORTUNITIES TO INCREASE LOAN PORTFOLIO

         We will pursue the purchase of New Jersey loans originated by national brokers while continuing to originate any such loans in accordance with our conservative underwriting guidelines. Purchased loan packages are subject to the same guidelines established for our own origination process. By purchasing loans we supplement loan demand in our lending areas while minimizing overhead costs.

         CONTINUE CONSERVATIVE UNDERWRITING PRACTICES AND MAINTAIN HIGH QUALITY LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2004, our nonperforming loans (loans which are 90 or more days delinquent) were only 0.05% of our total loan portfolio and 0.02% of our total assets. Although we intend to increase our multi-family and commercial real estate lending, we intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

         MANAGE NET INTEREST MARGIN AND NET INTEREST SPREAD

         We intend to continue to manage our net interest margin and net interest spread by seeking to increase lending levels. Loans secured by multi-family and commercial real estate are generally larger and involve a greater degree of risk than one-to-four family residential mortgage loans. As a result, however, multi-family and commercial real estate loans typically have higher yields which increase our net interest margin and net interest spread.

         MANAGE INVESTMENT AND BORROWINGS PORTFOLIOS

         Our liquidity, income and interest rate risk are affected by the management of our investment and borrowings portfolios. We may leverage the additional capital we raised in the offering by borrowing funds from the Federal Home Loan Bank and investing the funds in loans and investment securities in a manner consistent with our current portfolio. This leverage strategy, if implemented and assuming favorable market conditions, will enhance earnings and help to manage our interest rate risk.

         INCREASE DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits increased $39.5 million, or 7.9%, since March 31, 2003 primarily due to competitive interest rates, the movement of customer funds out of riskier investments, including the stock market, and our history of paying interest on deposit accounts since 1928. We intend to continue to increase our deposits by continuing to offer exceptional customer service, as well as enhancing products and services offered to our customers.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2004, 2003 AND 2002

         OVERVIEW.

                                                                                          % CHANGE     % CHANGE
                                                   2004         2003          2002       2004/2003     2003/2002
                                               ------------- ----------   ------------  ------------ -------------
                                                                     (DOLLARS IN THOUSANDS)

         Net earnings........................      $3,689       $5,221        $4,429      (29.34)%        17.88%
         Return on average assets............        0.57%        0.94%         0.86%     (39.36)%         9.30%
         Return on average equity............        4.37%        7.41%         6.75%     (41.03)%         9.78%

         2004 V. 2003. Net earnings decreased primarily due to a significant increase in non-interest expense as well as a slight decrease in net interest income. Non-interest expense increased largely due to the addition of two new branch locations and the renovation and expansion of several others, necessitating additional personnel needs and increased building and equipment costs. In addition, legal fees increased significantly due to litigation brought against Clifton Savings in connection with the reorganization and increased legal fees associated with becoming a public company.

         2003 V. 2002. Net earnings increased due primarily to an increase in net interest income, as well as a small increase in noninterest income, which more than offset a modest increase in noninterest expense. Net interest income increased primarily as a result of a higher volume of interest-earning assets as well as an increased net interest margin.

         NET INTEREST INCOME.

         2004 V. 2003. Net interest income decreased $415,000, or 2.9%, to $14.0 million for 2004. The decrease in net interest income for 2004 was attributable to a lower net interest-income margin which more than offset an increased level of net interest-earning assets.

         Total interest income decreased $3.6 million, or 12.2%, to $25.7 million for 2004, resulting from a decrease in the average yield which more than offset an increase in the volume of interest-earning assets. During 2004, the average yield on interest-earning assets decreased 134 basis points to 4.09%, while interest-earning assets increased by $89.2 million, or 16.6%, to $627.8. The composition of interest-earning assets generally consists of loans, securities and interest-bearing deposits. The increase in average interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities, investment securities and other interest-earning assets which was partially offset by a decrease in loans. Interest on loans, investment securities and other interest-earning assets decreased due to declines in interest yields. Interest income on mortgage-backed securities increased by 11.2% due to an increase in volume which more than offset the 169 basis point decrease in yield to 3.87%. During 2004, we originated loans at lower interest rates due to the continuing low interest rate environment.

         Total interest expense decreased $3.1 million, or 21.1% to $11.7 million for 2004 due primarily to a decrease in the average rate paid on deposits, which more than offset an increase in the average balance. The average interest rate paid on deposits decreased 101 basis points as a result of the prevailing low interest rate environment. During 2004 we continued to emphasize low yielding transaction accounts.

         2003 V. 2002. Net interest income increased $2.2 million, or 18.5%, to $14.4 million for 2003. The increase in net interest income for 2003 was primarily attributable to a higher volume of interest-earning assets and a decrease in the cost of funds.

         Total interest income decreased $2.0 million, or 6.5%, to $29.3 million for 2003, resulting from a decrease in the average yield, which more than offset an increase in the volume of interest-earning assets. During 2003, average interest-earning assets increased by $34.4 million, or 6.8%, to $538.6 million, while the average yield decreased 78 basis points to 5.43%. The composition of interest-earning assets generally consists of loans, securities and interest-bearing deposits. The increase in average interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities and investment securities, which were partially offset by a decrease in loans. Interest on mortgage-backed securities and investment securities decreased 5.1% and 2.7%, respectively, due to the decrease in yields on mortgage-backed securities and investment securities. Interest on loans receivable decreased $999,000, or 5.9%, to $16.0 million for 2003 due to a decrease in the volume of loans and a decrease in the yield on mortgage loans. During 2003, we originated loans at lower interest rates due to the prevailing low interest rate environment.

         Total interest expense decreased $4.3 million, or 22.4%, to $14.9 million for 2003 due primarily to a decrease in the average rate paid on deposits, which more than offset an increase in the average balance. The average interest rate paid on deposits decreased 118 basis points as a result of the prevailing low interest rate environment. During 2003 we emphasized low yielding transaction accounts and our customers preferred to invest in shorter-term certificates of deposit.

         AVERAGE BALANCES AND YIELDS. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans.

                                                                   YEAR ENDED MARCH 31,
                                -------------------------------------------------------------------------------------------
                                             2004                         2003                           2002
                                -----------------------------  ----------------------------  ------------------------------
                                            INTEREST                      INTEREST                       INTEREST
                                 AVERAGE      AND      YIELD/   AVERAGE     AND      YIELD/   AVERAGE       AND      YIELD/
                                 BALANCE   DIVIDENDS    COST    BALANCE   DIVIDENDS   COST    BALANCE    DIVIDENDS    COST
                                --------- ----------- -------  --------- ----------- ------  ---------  ----------- -------
                                                                 (DOLLARS IN THOUSANDS)
ASSETS:
Interest-earning assets:
   Loans receivable............ $ 217,098   $ 12,580     5.79%  $238,457    $15,952   6.69%    $239,018   $16,951     7.09%
   Mortgage-backed securities..   198,677      7,695     3.87    124,397      6,918   5.56      113,648     7,293     6.42
   Investment securities.......   138,652      4,768     3.44    130,381      5,612   4.30      107,016     5,768     5.39
   Other interest-earning
    assets.....................    73,342        655     0.89     45,326        771   1.70       44,439     1,278     2.88
                                ---------   --------            --------    -------            --------   -------
       Total interest-earning
        assets.................   627,769     25,698     4.09    538,561     29,253   5.43      504,121    31,290     6.21
                                            --------                        -------                       -------
Noninterest-earning assets.....    25,135                         16,722                         13,733
                                ---------                       --------                       --------
       TOTAL ASSETS............ $ 652,904                       $555,283                       $517,854
                                =========                       ========                       ========

LIABILITIES AND EQUITY:
Interest-bearing liabilities:
   Demand accounts.............  $ 78,740        612     0.78   $ 37,269        563   1.51     $ 33,704       620     1.84
   Savings and club accounts...   155,902      2,129     1.37    121,000      2,533   2.09      102,908     2,639     2.56
   Certificates of deposit.....   329,180      8,975     2.73    322,057     11,760   3.65      311,408    15,877     5.10
                                ---------   --------            --------    -------            --------   -------
      Total interest-bearing
      deposits.................   563,822     11,716     2.08    480,326     14,856   3.09      448,020    19,136     4.27
                                            --------                        -------                       -------
   Noninterest-bearing
    liabilities................     4,618                          4,523                          4,247
                                ---------                       --------                       --------
         Total liabilities.....   568,440                        484,849                        452,267

   Equity......................    84,464                         70,434                         65,587
                                ---------                       --------                       --------
      TOTAL LIABILITIES AND
       EQUITY.................. $ 652,904                       $555,283                       $517,854
                                =========                       ========                       ========

   Net interest income.........             $ 13,982                        $14,397                       $12,154
                                            ========                        =======                       =======
   Interest rate spread........                          2.01                         2.34                            1.94
   Net interest margin.........                          2.23                         2.67                            2.41
   Average interest-earning
     assets to average interest-
      bearing liabilities......     1.11x                          1.12x                          1.13x


         RATE/VOLUME ANALYSIS. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionately based on the changes due to rate and the changes due to volume.

                                               2004 COMPARED TO 2003              2003 COMPARED TO 2002
                                         ---------------------------------- ----------------------------------
                                            INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                         ---------------------------------- ----------------------------------
                                           VOLUME      RATE        NET        VOLUME       RATE        NET
                                         ---------  ----------  ----------- ---------- -----------  ----------
                                                                    (IN THOUSANDS)
      Interest income:
        Loans receivable................ $(1,348)   $(2,024)    $(3,372)      $  (40)   $  (959)     $ (999)
        Mortgage-backed securities......   3,301     (2,524)        777          654     (1,029)       (375)
         Investment securities..........     337     (1,181)       (844)       1,130     (1,286)       (156)
         Other interest-earning assets..     349       (465)       (116)          25       (532)       (507)
                                         -------    -------     -------       ------    -------      ------
               Total interest income....   2,639     (6,194)     (3,555)       1,769     (3,806)     (2,037)
                                         -------    -------     -------       ------    -------      ------

      Interest expense:
         Demand deposits................     413       (364)         49           61       (118)        (57)
         Savings and club accounts......     610     (1,014)       (404)         421       (527)       (106)
         Certificates of deposit........     253     (3,038)     (2,785)         528     (4,645)     (4,117)
                                         -------    -------      ------       ------    -------      ------
               Total interest expense...   1,276     (4,416)     (3,140)       1,010     (5,290)     (4,280)
                                         -------    -------      ------       ------    -------      ------
         Net interest income............ $ 1,363    $(1,778)     $ (415)      $  759    $ 1,484      $2,243
                                         =======    =======      ======       ======    =======      ======

         PROVISION FOR LOAN LOSSES.

         2004 V. 2003. We recorded a recovery of $100,000 to the allowance for loan losses during the year ended March 31, 2004. There was no activity during the year ended March 31, 2003. The recovery was recorded due to decreases in both the loan portfolio balance and the balance of nonperforming loans.

         2003 V. 2002. We did not record a provision for loan losses in 2003 as compared to a provision of $55,000 in 2002. The absence of a provision for loan losses in 2003 reflected the lack of any charge-offs in fiscal 2003, a decrease in the size of the loan portfolio and management's continuation of very conservative underwriting practices and decision to continue to originate primarily one-to four-family loans.

         An analysis of the changes in the allowance for loan losses is presented under "-ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY."

         NON-INTEREST INCOME. The following table shows the components of noninterest income and the percentage changes from 2004 to 2003 and from 2003 to 2002.

                                                                                           % CHANGE      % CHANGE
                                                      2004         2003         2002      2004/2003     2003/2002
                                                  ----------   -----------  ----------  -------------- ------------
                                                                       (DOLLARS IN THOUSANDS)

         Fees and service charges................     $239         $230         $245        3.91%         (6.12)%
         Trading account (loss)..................        -            -          (17)          -        (100.00)
         Other...................................       52           66           56      (21.21)         17.86
                                                      ----         ----         ----
               Total.............................     $291         $296         $284
                                                      ====         ====         ====

         NON-INTEREST EXPENSE. The following table shows the components of noninterest expense and the percentage changes from 2004 to 2003 and from 2003 to 2002.

                                                                                           % CHANGE       %CHANGE
                                                     2004         2003          2002       2004/2003     2003/2002
                                                 -----------  -----------  ------------- ------------- -------------
                                                                       (DOLLARS IN THOUSANDS)

         Salaries and employee benefits.........   $4,208        $2,969        $2,760         41.73%       7.57%
         Net occupancy expense of premises......      785           582           548         34.88        6.20
         Equipment..............................      836           756           768         10.58       (1.56)
         Directors' compensation................      474           408           296         16.17       37.84
         Advertising............................      372           253           183         47.04       38.25
         Legal..................................      271            31            45        774.19      (31.11)
         Federal insurance premium..............       79            81            81         (2.47)          -
         Other..................................    1,158           846           797         36.88        6.15
                                                   ------        ------        ------
               Total............................   $8,183        $5,926        $5,478
                                                   ======        ======        ======

         2004 V. 2003. Salaries and employee benefits increased due to additional personnel needed as a result of the addition of two branch offices and the overall growth of the Company. Net occupancy and equipment expense increased due to branch expansion. Directors' compensation increased due to an increase in directors' fees. Expenses related to advertising increased due to an increase in marketing of new and renovated facilities. Legal fees increased due to litigation brought against Clifton Savings in connection with the reorganization and increased legal fees associated with becoming a public company. Other expenses increased due to increases in miscellaneous operating expenses.

         2003 V. 2002. Salary and employee benefits increased due to salary increases and additional compensation related to an increase in employees and resulting payroll taxes. Directors' compensation increased due to an increase in directors' pension expense and directors' fee increases. Expenses related to advertising increased due to an increase in marketing efforts for renovated and new branch openings. Other expenses increased due to increases in miscellaneous operating expenses.

         INCOME TAXES.

         2004 V. 2003. Income taxes decreased due to a lower level of taxable income. The effective tax rate for 2004 was 40.4% compared to 40.5% for 2003.

         2003 V. 2002. Income taxes increased due to a higher level of taxable income and an increase in the New Jersey corporate tax rate from 3% to 9%. The effective tax rate for 2003 was 40.5%, compared to 35.9% for 2002.

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2004, real estate loans totaled $244.8 million, or 97.6% of total loans compared to $209.5 million, or 97.1% of total loans at March 31, 2003, and $246.2 million, or 97.6% of total loans, at March 31, 2002. Loans increased in the year ended March 31, 2004 due to the pricing of loan products to be competitive in light of market conditions. Loans decreased in the year ended March 31, 2003 as borrowers refinanced their loans with other lenders in the low interest rate environment.

         The largest segment of our mortgage loans is one- to four-family loans. At March 31, 2004, one- to four-family loans totaled $234.1 million and represented 95. 6% of mortgage loans and 93.3% of total loans. One- to four-family loans increased $35.2 million, or 17. 7%, in the year ended March 31, 2004 as a result of offering competitive rates on loan products, and decreased $38.0 million, or 16.0%, in the year ended March 31, 2003 as borrowers refinanced their loans with other lenders.

       Multi-family and commercial real estate loans is the second largest segment of our mortgage loan portfolio. This portfolio was $9.5 million, and represented 3. 8% of total loans as of March 31, 2004. Multi-family and commercial real estate loans decreased $606,000, or 6.0%, in the year ended March 31, 2004 and increased $1.4 million, or 15.7%, in the year ended March 31, 2003.

         We also originate a variety of consumer loans, including second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $6.0 million and represented 2.4% of total loans at March 31, 2004, compared to $6.2 million, or 2.9% of total loans, at March 31, 2003.


         The following table sets forth the composition of our loan portfolio at the dates indicated.

                                                                         AT MARCH 31,
                                 ---------------------------------------------------------------------------------------------------
                                        2004                2003              2002               2001                  2000
                                 ------------------    ---------------   -----------------  -----------------    -------------------
                                  AMOUNT    PERCENT    AMOUNT  PERCENT   AMOUNT   PERCENT    AMOUNT   PERCENT     AMOUNT    PERCENT
                                 -------    -------    ------  -------   ------   --------  --------  -------    --------  ---------
                                                                     (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family...........$234,110   93.34%  $198,957   92.25%   $236,967  93.93%   $214,349    93.11%     $187,736   91.90%
   Multi-family and commercial...   9,521    3.80     10,127    4.70       8,753   3.47       8,977     3.90        10,345    5.06
   Construction..................   1,148    0.46        382    0.18         450   0.18          --       --           956    0.47
                                  --------  ------  --------   ------   --------  ------   --------    ------     --------  --------
         Total real estate loans. 244,779   97.60    209,466   97.13     246,170  97.58     223,326    97.01       199,037   97.43
                                  --------  ------  --------   ------   --------  ------   --------    ------     --------  --------
Consumer loans:
   Second mortgage loans.........   3,464    1.38      3,319    1.54       3,828   1.52       4,682     2.04         3,276    1.61
   Passbook or certificate loans.   1,086    0.43      1,188    0.55         976   0.39         996     0.43         1,151    0.56
   Equity lines of credit........   1,443    0.58      1,639    0.76       1,256   0.50       1,161     0.50           783    0.38
   Other consumer loans..........      35    0.01         35    0.02          35   0.01          35     0.02            36    0.02
                                  --------  ------  --------   ------   --------  ------   --------    ------     --------  --------
         Total consumer loans....   6,028    2.40      6,181    2.87       6,095   2.42       6,874     2.99         5,246    2.57
                                  --------  ------  --------   ------   --------  ------   --------    ------     --------  --------

         Total gross loans....... 250,807  100.00%   215,647  100.00%    252,265 100.00%    230,200   100.00%      204,283  100.00%
                                           =======            =======            =======              =======               ========

Loans in process.................     354                252                  80                  -                    196
Deferred loan fees, net..........     154                236                 224                319                    469
Allowance for loan losses........     840                940                 940                885                    785
                                 --------           --------            --------           ---------              --------
     Total loans receivable, net.$249,459           $214,219            $251,021           $228,996               $202,833
                                 ========           ========            ========           =========              ========

         The following table sets forth certain information at March 31, 2004 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                          ONE- TO
                                           FOUR-        MULTI-FAMILY
                                          FAMILY       AND COMMERCIAL                   CONSUMER     TOTAL
                                        REAL ESTATE     REAL ESTATE     CONSTRUCTION     LOANS       LOANS
                                        ------------   --------------   ------------    --------    ----------
                                                                    (IN THOUSANDS)
Amounts due in:
   One year or less.....................   $    178         $    -          $1,148       $1,149     $  2,475
   More than one to three years.........        951              -               -          164        1,115
   More than three to five years........      6,315            191               -          500        7,006
   More than five to ten years..........     14,654            527               -        1,365       16,546
   More than ten to fifteen years.......     93,897          1,459               -        1,505       96,861
   More than fifteen years..............    118,115          7,344               -        1,345      126,804
                                           --------         -------         -------      -------    --------
      Total.............................   $234,110         $9,521          $1,148       $6,028     $250,807
                                           ========         =======         =======      =======    ========

         The following table sets forth the dollar amount of all loans at March 31, 2004 that are due after March 31, 2005 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and deferred loan fees, net, and includes $122,000 of nonperforming loans.

                                       FIXED-       FLOATING OR
                                       RATES      ADJUSTABLE-RATES       TOTAL
                                    -----------  ------------------   ----------
                                                  (IN THOUSANDS)
Real estate loans:
   One- to four-family.............. $173,550         $60,382          $233,932
   Multi-family and commercial......    1,269           8,252             9,521
   Construction.....................        -               -                 -
Consumer loans......................    3,417           1,462             4,879
                                     --------         --------        ----------
      Total......................... $178,236         $70,096          $248,332
                                     ========         ========        ==========

         The following table shows loan origination activity during the periods indicated.

                                                         YEAR ENDED MARCH 31,
                                                  ----------------------------------
                                                    2004         2003         2002
                                                  --------     --------     --------
                                                              (IN THOUSANDS)
Total loans at beginning of period...........     $215,647     $252,265     $230,200
                                                  --------     --------     --------
Loans originated:
   Real estate...............................     $114,149      $59,240      $81,126
   Consumer..................................        4,186        3,690        2,816
                                                  --------     --------     --------
         Total loans originated..............      118,335       62,930       83,942
                                                  --------     --------     --------
  Loans purchased............................        4,635          382           -
                                                  --------     --------     --------
Deduct:
    Principal payments:
    Real estate..............................      (83,471)     (96,263)     (58,282)
    Consumer.................................       (4,339)      (3,604)      (3,595)
                                                  --------     --------     --------
    Total principal payments.................      (87,810)     (99,867)     (61,877)
                                                  --------     --------     --------

    Transfers to foreclosed real estate......            -          (63)           -
                                                  --------     --------     --------
Net loan activity............................       35,160     (36,618)       22,065
                                                  --------     --------     --------
Total gross loans at end of period...........     $250,807     $215,647     $252,265
                                                  ========     ========     ========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of ten years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities increased $59.5 million, or 21.9%, in the year ended March 31, 2004. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the carrying values of our securities portfolio at the dates indicated. We had no trading securities at such dates.

                                                        AT MARCH 31,
                               ------------------------------------------------------------
                                       2004                 2003                 2002
                               -------------------- ------------------- -------------------
                               AMORTIZED    FAIR    AMORTIZED    FAIR    AMORTIZED    FAIR
                                  COST      VALUE      COST      VALUE      COST      VALUE
                               ---------   --------   --------  -------  ---------  -------
                                                       (In thousands)
Securities available-for-sale:
   Federal agency debt
      securities..............   $  5,000  $  5,028   $  5,000  $  5,011   $  1,000  $  1,014
   Federal Home Loan Mortgage
     Corporation(1)...........        130       138        246       264        354       377
                                ---------   --------   --------  --------   --------  -------
                                    5,130     5,166      5,246     5,275      1,354     1,391
                                ---------   --------   --------  --------   --------  -------

Securities held-to-maturity:
   Federal agency debt
      securities..............    120,933   122,252    120,862   123,115    110,255   109,425
   Federal National Mortgage
     Association(1)...........     76,010    76,823     47,290    48,846     53,861    53,879
   Federal Home Loan Mortgage
     Corporation(1)...........     98,556    99,681     57,940    59,695     53,667    53,961
   Government National
     Mortgage Association(1)..     30,222    30,150     39,994    40,406      6,340     6,511
                                ---------   --------   --------  --------   --------  -------
                                  325,721   328,906    266,086   272,062    224,123   223,776
                                ---------   --------   --------  --------   --------  -------

         Total................   $330,851  $334,072   $271,332  $277,337   $225,477  $225,167
                                =========  ========   ========  ========   ========  ========

---------------------------
(1) Mortgage-backed securities.

         The following table sets forth the maturities and weighted average yields of securities at March 31, 2004. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2004, mortgage-backed securities with adjustable rates totaled $130 million.


                                                                            MORE THAN
                                      LESS THAN         ONE YEAR TO       FIVE YEARS TO          MORE THAN
                                      ONE YEAR          FIVE YEARS          TEN YEARS            TEN YEARS            TOTAL
                                -------------------  ------------------  ------------------  -----------------  --------------------
                                           WEIGHTED            WEIGHTED            WEIGHTED           WEIGHTED             WEIGHTED
                                 CARRYING  AVERAGE   CARRYING  AVERAGE   CARRYING   AVERAGE  CARRYING  AVERAGE   CARRYING   AVERAGE
                                  VALUE     YIELD     VALUE     YIELD     VALUE      VALUE    VALUE     YIELD     VALUE      YIELD
                                ---------  --------  --------  --------  --------  --------  -------- --------- --------- ----------
                                                                         (DOLLARS IN THOUSANDS)
Securities available-for-sale:
   Federal agency securities....$    -        -%     $  5,000    2.15%    $     -       -%   $      -      -%     $  5,000    2.15%
                                     -        -           130    8.24           -       -           -      -           130    8.24
                                ------               --------             -------            --------      -      --------
   Freddie Mac(1)...............     -        -         5,130    2.30           -       -           -               5,130     2.30
                                ------               --------             -------            --------      -      --------

Securities held-to-maturity:

   Federal agency securities.... 5,000     3.63        97,992    2.85      17,941    5.65           -      -       120,933    3.12
   Fannie Mae(1)................     -        -         3,624    5.68       5,962    4.47      66,424   3.65        76,010    3.81
   Freddie Mac(1)...............     -        -         2,966    6.46       4,796    5.30      90,794   3.95        98,556    4.09
   Ginnie Mae(1)................     4     8.50           536    7.13         159    6.25      29,523   3.05        30,222    3.14
                                ------               --------             -------            --------      -      --------
                                 5,004     3.63       105,118    3.07      28,858    5.35     186,741   3.70       325,721    3.64
                                ------               --------             -------            --------      -      --------

         Total..................$5,004     3.63%     $110,248    3.04%    $28,858    5.35%   $186,741   3.70%     $330,851    3.62%
                                ======               ========             =======            ========             ========

----------------------------
(1) Mortgage-backed securities.

         OTHER ASSETS. Other assets increased approximately $491,000 in the year ended March 31, 2004. The increase in other assets is primarily due to increases of $246,000 in deferred taxes, $57,000 in miscellaneous prepaid expenses and $140,000 in legal fees receivable.

         PREMISES AND EQUIPMENT. Premises and equipment increased approximately $2.3 million in the year ended March 31, 2004 as a result of the completion of the Clifton Avenue and Palisade Avenue office branch renovations, the progress of the construction of the new Wallington branch, and the completion of the Wayne branch office.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest bearing demand, NOW checking, savings, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $39.5 million, or 7.9%, in the year ended March 31, 2004. The increase in deposits consisted primarily of an increase in savings and club accounts. The increase was attributable primarily to offering bonus interest rates on existing products and the offering of new statement savings type accounts with above market interest rates.

         The following table sets forth the balances of our deposit products at the dates indicated.


                                                                   AT MARCH 31,
                                                     ------------------------------------------
                                                         2004          2003            2002
                                                     -----------  --------------  -------------
                                                                  (IN THOUSANDS)

        Non-interest bearing demand accounts........   $   1,437      $      35     $      62
        NOW accounts................................      26,667         26,356        25,574
        Super NOW accounts..........................         260            433           705
        Money market deposit accounts...............      10,707         12,096        10,819
        Savings and club accounts...................     178,892        128,400       112,428
        Certificates of deposit.....................     319,039        330,175       321,730
                                                       ---------      ---------    ----------
              Total.................................   $ 537,002      $ 497,495     $ 471,318
                                                       =========      =========     ==========


         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2004. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                  CERTIFICATES
                            MATURITY PERIOD                        OF DEPOSIT
           ----------------------------------------------       ----------------
                                                                 (IN THOUSANDS)

          Three months or less ..........................         $  8,051
          Over three through six months..................            8,985
          Over six through twelve months.................           10,029
          Over twelve months.............................           13,722
                                                                  ---------
                Total....................................        $ 40,787
                                                                  =========

         The following table sets forth the time deposits classified by rates at the dates indicated.

                                                                  AT MARCH 31,
                                                    ------------------------------------------
                                                        2004           2003           2002
                                                    -----------     -----------    -----------
                                                                 (IN THOUSANDS)

         1.00 - 1.99%............................     $136,618        $ 26,755        $      -
         2.00 - 2.99%............................       90,117         164,021          80,855
         3.00 - 3.99%............................       73,021          84,959          73,024
         4.00 - 4.99%............................       14,517          30,502          84,831
         5.00 - 5.99%............................        3,708          14,385          36,302
         6.00 - 6.99%............................        1,058           9,553          46,718
                                                    -----------     -----------    -----------
              Total..............................     $319,039        $330,175        $321,730
                                                    ===========     ===========    ===========


         The following table sets forth the amounts and maturities of time deposits at March 31, 2004.

                                                         AMOUNT DUE
                                   --------------------------------------------------------
                                                                                                       PERCENT OF
                                                                                                          TOTAL
                                    ONE YEAR     AFTER 1-2  AFTER 2-3  AFTER 3-4   AFTER 4             CERTIFICATE
                                    OR LESS        YEARS       YEARS     YEARS      YEARS     TOTAL      ACCOUNTS
                                   -----------  ----------- ---------- ---------- --------- ---------- -------------
                                                                  (DOLLARS IN THOUSANDS)
1.00 - 1.99%.....................  $127,865      $ 8,753     $     -    $     -    $    -   $136,618     42.82%
2.00 - 2.99%.....................    49,968       27,239      12,910          -         -     90,117     28.25
3.00 - 3.99%.....................    35,275       15,163      11,000     10,388     1,195     73,021     22.89
4.00 - 4.99%.....................     3,462        7,447       3,603          5         -     14,517      4.55
5.00 - 5.99%.....................       388        3,307          13          -         -      3,708      1.16
6.00 - 6.99%.....................     1,043           15           -          -         -      1,058      0.33
                                   --------      -------     -------    --------   -------  --------    -------
     Total.......................  $218,001      $61,924     $27,526    $10,393    $1,195   $319,039    100.00%
                                   ========      =======     =======    ========   =======  ========    =======


         The following table sets forth the savings activities for the periods indicated.

                                                  YEAR ENDED MARCH 31,
                                       ---------------------------------------
                                          2004          2003           2002
                                       ---------      ---------      ---------
                                                       (IN THOUSANDS)

Beginning balance.....................  $497,495       $471,318       $426,155
                                       ---------      ---------      ---------
Increase
   before interest credited...........    27,773        11,306          25,992
Interest credited.....................    11,734        14,871          19,171
                                       ---------      ---------      ---------
Net increase in savings deposits......    39,507        26,177          45,163
                                       ---------      ---------      ---------
Ending balance........................  $537,002      $497,495        $471,318
                                       =========      =========      =========


         BORROWINGS. Historically, we have not relied upon advances from the Federal Home Loan Bank of New York to supplement our supply of lendable funds or to meet deposit withdrawal requirements; however, as part of our leveraging strategy, we may rely upon advances from the Federal Home Loan Bank in the future. During the years ended March 31, 2004, 2003 and 2002, we had no borrowings.

ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY

         ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

         The loan portfolio is segregated first between classified and unclassified assets. The classified assets are individually evaluated by both management and an independent party and allowance percentages are assigned. The unclassified assets are further segregated by loan category and percentages are assigned based on inherent losses associated with each type of lending. A random selection of these loans is made, individually evaluated, and, if required, will be assessed a higher percentage allocation. The allowance for each loan category is calculated by assigning both a "low range" and "high range" percentage and multiplying those percentages by the actual loan balance in that loan category. The totals in the low range and high range are averaged and, provided that the current booked allowance does not exceed the total at the higher range, if the average is less than the current booked allowance for that loan category, the difference is deemed unallocated to the loan category. The loss factors we currently apply were established in 1999 based on various risk factors, such as loan type, underlying collateral and payment status, and are reevaluated annually to ensure their relevance in the current real estate environment.

         Clifton Savings' methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements: specific allowances for identified problem loans and a general valuation allowance on the remainder of the loan portfolio.

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system, loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectibility, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2004, 2003, 2002, 2001, and 2000.

         The general valuation allowance represents a loss allowance which has been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. Risk factors are based on our historical loss experience and industry averages and may be adjusted for significant factors that, in management's judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.

         The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

         At March 31, 2004, our allowance for loan losses represented 0.33% of total gross loans and 688.5% of nonperforming loans. The allowance for loan losses decreased to $840,000 at March 31, 2004 from $940,000 at March 31, 2003. We recorded a recovery of $100,000 to the allowance for loan losses for the year ended March 31, 2004 primarily due to a decrease in the loan portfolio caused by loan repayments, consistently applied loss assumptions and allocation percentages and a decrease in the balance of nonperforming loans.

         At March 31, 2003, our allowance for loan losses represented 0.44% of total gross loans and 537.1% of nonperforming loans. The allowance for loan losses remained stable at $940,000 at March 31, 2003. The absence of a provision for loan losses in 2003 reflected the lack of any charge-offs in fiscal 2003, a decrease in the size of the loan portfolio, and management's continuation of very conservative underwriting practices and decision to continue to originate primarily one- to four-family loans.

         Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

         SUMMARY OF LOAN LOSS EXPERIENCE. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.


                                                                      YEAR ENDED MARCH 31,
                                                 -------------------------------------------------------------
                                                    2004        2003         2002         2001         2000
                                                 ---------   ---------    ---------    ---------    ----------
                                                                     (DOLLARS IN THOUSANDS)
Allowance at beginning of period...............     $940       $940         $885         $785         $680
                                                    -----      -----        -----        -----        -----
Provision for (recovery of) loan losses........     (100)         -           55          100          105
                                                    -----      -----        -----        -----        -----
Recoveries.....................................        -          -            -            -            -
Charge offs....................................        -          -            -            -            -
                                                    -----      -----        -----        -----        -----
Net charge-offs................................        -          -            -            -            -
                                                    -----      -----        -----        -----        -----

   Allowance at end of period..................     $840       $940         $940         $885         $785
                                                    =====      =====        =====        =====         ====

Allowance to nonperforming loans...............   688.52%    537.14%      186.51%      306.23%       69.35%
Allowance to total gross loans
   outstanding at the end of the period........     0.33%      0.44%        0.37%        0.38%        0.38%


         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                             AT MARCH 31,
                                  -------------------------------------------------------------------------------------------------
                                              2004                          2003                          2002
                                  -------------------------------  ------------------------------   -------------------------------
                                                          % OF                            % OF                           % OF
                                              % OF       LOANS IN              % OF      LOANS IN             % OF      LOANS IN
                                            ALLOWANCE    CATEGORY            ALLOWANCE   CATEGORY           ALLOWANCE   CATEGORY
                                            TO TOTAL     TO TOTAL             TO TOTAL   TO TOTAL            TO TOTAL   TO TOTAL
                                   AMOUNT   ALLOWANCE     LOANS     AMOUNT   ALLOWANCE    LOANS     AMOUNT  ALLOWANCE    LOANS
                                  -------  ----------- ----------  -------- ----------  ---------   ------- ----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
One- to four-family............... $ 764     90.95%       93.34%    $  737     78.40%     92.25%    $ 818     87.02%     93.93%
Multi-family and commercial
   real estate....................    50      5.95         3.80        58      6.17       4.70         93      9.89       3.47
Construction......................     2      0.24         0.46         1      0.11       0.18          1      0.11       0.18
Consumer..........................    24      2.86         2.40        31      3.30       2.87         27      2.87       2.42
Unallocated.......................     -         -            -       113     12.02          -          1      0.11          -
                                   -----    -------     --------    -------  -------    -------     ------   -------    -------
 Total allowance for loan losses..
                                   $ 840    100.00%      100.00%    $ 940    100.00%    100.00%     $ 940    100.00%    100.00%
                                   =====    =======     ========    =======  =======    =======     ======   =======    =======


                                                             AT MARCH 31,
                                    -----------------------------------------------------------------
                                                 2001                            2000
                                    -------------------------------  --------------------------------
                                                            % OF                             % OF
                                                 % OF      LOANS IN              % OF       LOANS IN
                                               ALLOWANCE   CATEGORY             ALLOWANCE   CATEGORY
                                               TO TOTAL   TO TOTAL              TO TOTAL    TO TOTAL
                                     AMOUNT    ALLOWANCE    LOANS     AMOUNT    ALLOWANCE    LOANS
                                    --------  ----------- ---------  --------  ----------- ----------
                                                        (DOLLARS IN THOUSANDS)
One- to four-family.................    $757     85.54%     93.11%      $660      84.08%     91.90%
Multi-family and commercial
   real estate......................      45      5.08       3.90        102      12.99       5.06
Construction........................       -         -          -          2       0.25       0.47
Consumer............................      30      3.39       2.99         21       2.68       2.57
Unallocated.........................      53      5.99          -          -          -          -
                                        ----    ------     ------       ----     ------     ------
      Total allowance for loan
       losses.......................    $885    100.00%    100.00%      $785     100.00%    100.00%
                                        ====    ======     ======       ====     ======     ======


         NONPERFORMING AND CLASSIFIED ASSETS. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

         We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income.

         Nonperforming assets totaled $122,000, or 0.02% of total assets, at March 31, 2004, which is a decrease of $53,000 or 30.3%, from March 31, 2003. Nonaccrual loans accounted for all the total nonperforming assets at March 31, 2004. At March 31, 2004, nonaccrual loans were comprised solely of two residential mortgage loans. At March 31, 2004, $16,000 of the allowance for loan losses related to nonaccrual real estate loans.

         Nonperforming assets totaled $175,000, or 0.03% of total assets, at March 31, 2003, which is a decrease of $329,000, or 65.3%, from March 31, 2002. Nonaccrual loans accounted for all the total nonperforming assets at March 31, 2003 and March 31, 2002. At March 31, 2003, nonaccrual loans were comprised solely of residential mortgage loans. At March 31, 2002, nonaccrual loans consisted of $281,000 in commercial real estate loans and $223,000 in residential mortgage loans. The $281,000 in nonaccrual commercial real estate loans were evaluated and deemed not to be impaired and required no specific allowance. At March 31, 2003 and 2002, $36,000 and $101,000, respectively, of the allowance for loan losses related to nonaccrual real estate loans.

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At March 31, 2004 and 2003, we had no loans that were considered impaired.

       The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

                                                               AT MARCH 31,
                                          -------------------------------------------------------
                                            2004       2003       2002       2001        2000
                                          -------  ----------  ---------  ---------  ------------
                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate.............................  $122       $175       $504        $289      $1,104
                                            ----       ----       ----        ----      ------
         Total............................   122        175        504         289       1,104
                                            ----       ----       ----        ----      ------

Accruing loans past due 90 days or more:
  Consumer................................     -          -          -           -          28
                                            ----       ----       ----        ----      ------
         Total............................     -          -          -           -          28
                                            ----       ----       ----        ----      ------
         Total of nonaccrual and 90 days
            or more past due loans........  $122        175        504         289       1,132
                                            ----       ----       ----        ----      ------
Real estate owned.........................     -          -          -         168           -
                                            ----       ----       ----        ----      ------
         Total nonperforming assets.......  $122       $175       $504        $457      $1,132
                                            ====       ====       ====        ====      ======

Total nonperforming loans to total loans..  0.05%      0.08%      0.20%       0.13%       0.55%

Total nonperforming loans to total assets.  0.02%      0.03%      0.09%       0.06%       0.23%

Total nonperforming assets to total
 assets...................................  0.02%      0.03%      0.09%       0.09%       0.23%

         Interest income that would have been recorded for the years ended March 31, 2004 and 2003 had nonaccruing loans been current according to their original terms amounted to $11,000 and $13,000, respectively. The amount of interest related to these loans included in interest income was $9,000 for the year ended March 31, 2004 and $8,000 for the year ended March 31, 2003.

         Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we must establish a general allowance for loan losses. If we classify an asset as loss, we must either establish specific allowances for loan losses in the amount of 100% of the portion of the asset classified loss or charge off such amount.

         The following table shows the aggregate amounts of our classified assets at the dates indicated.

                                                             AT MARCH 31,
                                                   ---------------------------------
                                                        2004             2003
                                                   ---------------  ----------------
                                                            (IN THOUSANDS)

         Special mention assets...................          $ 982            $  940
         Substandard assets ......................            122               182
         Doubtful assets..........................              -                 -
         Loss assets..............................              -                 -
                                                           ------            ------
            Total classified assets...............         $1,104            $1,122
                                                           ======            ======

         At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2004, we had four current loans totaling $228,000 included in the $982,000 in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                         AT MARCH 31,
                                        ------------------------------------------------
                                                 2004                    2003
                                        ------------------------ -----------------------
                                                                    30-59      60-89
                                        30-59 DAYS  60-89 DAYS      DAYS        DAYS
                                         PAST DUE    PAST DUE     PAST DUE    PAST DUE
                                        ----------  -----------  ----------  -----------
                                                        (IN THOUSANDS)

Real estate loans......................      $699        $502       $1,158       $275
Consumer loans.........................       164          77          109         52
                                             ----        ----       ------       ----
    Total..............................      $863        $579       $1,267       $327
                                             ====        ====       ======       ====


       At each of the dates in the above table, delinquent real estate loans consisted solely of loans secured by residential real estate.

MARKET RISK ANALYSIS

         QUALITATIVE ASPECTS OF MARKET RISK. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, we originate adjustable-rate mortgage loans for retention in our loan portfolio. The ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers' preferences. As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years or less. This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. In recent years we have used investment securities with terms of three years or less and adjustable-rate mortgage-backed securities to help manage interest rate risk. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of off-balance sheet derivative financial instruments.

         We have a Risk Management Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

         QUANTITATIVE ASPECTS OF MARKET RISK. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2004 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

BASIS POINT ("BP")                                                                    NET PORTFOLIO VALUE AS % OF
CHANGE IN RATES                                     NET PORTFOLIO VALUE                 PRESENT VALUE OF ASSETS
--------------------------------------  ------------------------------------------  ---------------------------------
                                          $ AMOUNT        $ CHANGE       % CHANGE      NPV RATIO          CHANGE
                                        -------------- --------------  -----------  ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS)

         300 bp                           $135,951       $(23,926)         (15)%         18.41%          (228)bp
         200                               145,790        (14,087)          (9)%         19.40           (129)bp
         100                               153,971         (5,905)          (4)%         20.18            (52)bp
           0                               159,877              -            -           20.70              -
        (100)                              159,021           (856)          (1)%         20.51            (19)bp


       The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

         We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, and (4) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term U.S. Government agency obligations.

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2004, cash and cash equivalents totaled $144.7 million, including interest-bearing deposits of $128.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $5.2 million at March 31, 2004. In addition, at March 31, 2004, we had arranged the ability to borrow a total of approximately $57.5 million from the Federal Home Loan Bank of New York. On that date, we had no advances outstanding.

         At March 31, 2004, we had $6.5 million in loan commitments outstanding. In addition to commitments to originate loans, we had $2.4 million in unused lines of credit, $45.0 million in commitments to purchase securities and $443,000 in commitments related to the construction of new branches. Certificates of deposit due within one year of March 31, 2004 totaled $218.0 million, or 40.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2005. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

       We have historically remained highly liquid, with our liquidity position increasing substantially over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than set forth below. Consequently, the Board intends to make additional investments in intermediate-term mortgage-backed securities and government agency securities to decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our line of credit with the Federal Home Loan Bank of New York.

         The following table presents certain of our contractual obligations as of March 31, 2004.

                                                                    PAYMENTS DUE BY PERIOD
                                           -------------------------------------------------------------------------
                                                             LESS THAN                                    MORE THAN
        CONTRACTUAL OBLIGATIONS                 TOTAL         1 YEAR       1-3 YEARS      3-5 YEARS        5 YEARS
------------------------------------------ -------------- -------------  ------------- -------------- --------------
                                                                        (IN THOUSANDS)

Operating lease obligations(1)...........      $   252        $     92        $119          $41             $-
Purchase obligations:
  Securities.............................       45,500          45,500           -            -              -
  Branch renovations and construction....          443             443           -            -              -
                                               -------        --------        ----          ---             --
    Total................................      $45,695        $ 45,535        $119          $41             $-
                                               =======        ========        ====          ===             ==
--------------------------
(1) Payments are for lease of real property.


         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2004 we originated $118.3 million of loans and purchased $239.3 million of securities. In fiscal 2003, we originated $62.9 million of loans and purchased $191.5 million of securities. In fiscal 2002, we originated $83.9 million of loans and purchased $159.7 million of securities. In fiscal 2001, we originated $52.6 million of loans and purchased $40.9 million of securities.

         Financing activities consist primarily of activity in deposit accounts. We experienced a net increase in total deposits of $39.5 million, $26.2 million and $45.2 million for the years ended March 31, 2004, 2003 and 2002, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we offer promotional rates on certain deposit products in order to attract deposits.

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2004, we exceeded all of our regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines.

         The capital from the reorganization will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the reorganization, resulting in increased net interest-earning assets and net income. However, due to the large increase in equity resulting from the capital raised in the offering, return on equity will be adversely impacted following the reorganization.

OFF-BALANCE SHEET ARRANGEMENTS

         In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments, lines of credit and letters of credit.

         We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the year ended March 31, 2004.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In December 2002, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of SFAS Statement No. 123." This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. We have not completed an analysis of the potential effects of this statement on our consolidated financial statements.

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." Interpretation No. 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. In addition, Interpretation No. 45 elaborates on previously existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. Clifton Savings does not have financial letters of credit as of March 31, 2004 and 2003.

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. In particular, this statement clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative as discussed in SFAS No. 133. In addition, it clarifies when a derivative contains a financing component that warrants special reporting in the statement of cash flows. SFAS No. 149 amends certain other existing pronouncements. Those changes will result in more consistent reporting of contracts that are derivatives in their entirety or that contain embedded derivatives that warrant separate accounting. This statement is effective for contracts entered into or modified after September 30, 2003, and for hedging relationships designated after September 30, 2003. The guidance should be applied prospectively. The provisions of this statement that relate to SFAS No. 133, "Implementation Issues," that have been effective for fiscal quarters that began prior to September 15, 2003, should continue to be applied in accordance with their respective effective dates. In addition, certain provisions relating to forward purchases or sales of when-issued securities or other securities that do not yet exist should be applied to existing contracts as well as new contracts entered into after September 30, 2003. The adoption of this statement did not have a material effect on our financial position or results of operations.

         In December 2003, the FASB issued SFAS No. 132 (revised), "Employers' Disclosure about Pension and Other Postretirement Benefits." SFAS No. 132 (revised) prescribes employers' disclosures about pension plans and other postretirement benefit plans; it does not change the measurement or recognition of those plans. SFAS No. 132 (revised) retains and revises the disclosure requirements contained in the original pronouncement. It also requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. This Statement is effective for fiscal years ending after December 15, 2003. The disclosures in Notes 12 and 13 in the consolidated financial statements included in this report, incorporate the requirements of SFAS No. 132 (revised).

         On March 31, 2004, the FASB published an Exposure Draft, "Share-Based Payment," an Amendment of FASB Statements No. 123 and 95 (the "Exposure Draft"). The FASB is proposing, among other things, amendments to SFAS No. 123 and thus, the manner in which share-based compensation, such as stock options, will be accounted for by both public and non-public companies. For public companies, the cost of employee services received in exchange for equity instruments including options and restricted stock awards generally would be measured at fair value at the grant date. The grant date fair value would be estimated using option-pricing models adjusted for the unique characteristics of those options and instruments, unless observable market prices for the same or similar options are available. The cost would be recognized over the requisite service period, often the vesting period. The cost of employee services received in exchange for liabilities would be measured initially at the fair value, rather than the previously allowed intrinsic value under APB Opinion No. 25, Accounting for Stock Issued to Employees, of the liabilities and would be remeasured subsequently at each reporting date through settlement date.

         The proposed changes in accounting would replace existing requirements under SFAS No. 123, "Accounting for Stock-Based Compensation," and would eliminate the ability to account for share-based compensation transactions using APB Opinion No. 25, which did not require companies to expense options. Under the terms of the Exposure Draft, the accounting for similar transactions involving parties other than employees or the accounting for employee stock ownership plans that are subject to American Institute of Certified Public Accountants Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans," would remain unchanged.

         The Exposure Draft provides that the proposed statement would be applied to public entities prospectively for fiscal years beginning after December 15, 2004, as if all share-based compensation awards vesting, granted, modified or settled after December 15, 1994 had been accounted for using the fair value-based method of accounting.

         The FASB is soliciting comments on the Exposure Draft through June 30, 2004 and is expected to issue the final statement in the fourth quarter of 2004.

EFFECT OF INFLATION AND CHANGING PRICES

         The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                          CLIFTON SAVINGS BANCORP, INC.
                                 AND SUBSIDIARY

                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)

                                 March 31, 2004

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                        CONSOLIDATED FINANCIAL STATEMENTS
                   (With Independent Auditors' Report Thereon)
                                 March 31, 2004
            ---------------------------------------------------------


                                      INDEX
                                      -----


                                                                         Page
                                                                       ---------

Management's Responsibility Statement                                      1


Independent Auditors' Report                                               2


Consolidated Statements of Financial Condition
 as of March 31, 2004 and 2003                                             3


Consolidated Statements of Income for Each of the Years
  in the Three - Year Period Ended March 31, 2004                          4


Consolidated Statements of Changes in Stockholders' Equity for Each
  of the Years in the Three - Year Period Ended March 31, 2004             5


Consolidated Statements of Cash Flows for Each of the Years in the
  Three - Year   Period Ended March 31, 2004                               6


Notes to Consolidated Financial Statements                               7 - 31





All schedules are omitted as required information is either not applicable or is presented in the consolidated financial statements.

[CLIFTON SAVINGS BANCORP, INC. LOGO]


                                 April 27, 2004

                      MANAGEMENT'S RESPONSIBILITY STATEMENT

Management of Clifton Savings Bancorp, Inc. and Subsidiary is responsible for the preparation, integrity and fair presentation of the consolidated financial statements and all other financial information included in this report. The consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and, as such, include management's informed estimates and judgments about the expected results of various events and transactions giving due consideration to materiality. All financial information included in the report agrees in all material respects with the consolidated financial statements.

Management is responsible for establishing and maintaining effective internal controls over financial reporting and for disclosure controls and procedures. The internal control system includes, among other things, written policies and procedures and testing performed by an outside internal audit firm. The internal audit firm reports directly to the Audit Committee of the Board of Directors. Appropriate corrective and other actions are taken, with consideration given to the necessary balance between the costs of systems of internal control and the benefits derived, to address identified control deficiencies and other opportunities for improving the internal control system.

There are inherent limitations in the effectiveness of any internal control system, including the possibility of human error and the circumvention or overriding of controls in place. Accordingly, even effective internal control can provide only reasonable assurance with respect to consolidated financial statement preparation. Additionally, because of continually changing conditions, the effectiveness of internal control may vary over time. Management believes the accounting and internal control systems provide reasonable assurance that assets are safeguarded and consolidated financial information is reliable.

The Board of Directors discharges its responsibility for the consolidated financial statements through its Audit Committee of independent non-management directors. The Audit Committee appoints the internal and external auditors and has direct oversight responsibility over the internal and external audit functions and management's conduct of the financial reporting process. The Audit Committee meets privately with these groups and management to discuss, as applicable, the scope and results of their work and related fee arrangements, the adequacy of the internal accounting control system, and the quality of financial reporting.


/s/ John A. Celentano, Jr.          /s/ Walter Celuch         /s/ Christine R. Piano, CPA
--------------------------          -----------------         ---------------------------
John A. Celentano, Jr.              Walter Celuch             Christine R. Piano, CPA
Chairman of the Board and CEO       President & Secretary     CFO and Treasurer


                                                                              1.

                            [Radics & Co., LLC Logo]


                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------



To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiary

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. (the "Company") and Subsidiary as of March 31, 2004 and 2003, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of the Company at March 31, 2004 and 2003, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended March 31, 2004, in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ Radics & Co., LLC


Pine Brook, New Jersey
April 27, 2004


      55 US Highway 46 East, Post Office Box 676, Pine Brook, NJ 07058-0676
                      Voice: 973-575-9696     Fax: 973-575-9695
                            Internet: www.radics.com


                                                                              2.



                          CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                         CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                         ----------------------------------------------


                                                                                                          March 31,
                                                                                            ----------------------------------
Assets                                                                 Notes                     2004                 2003
------                                                           ------------------         --------------       -------------

Cash and due from banks                                                                      $ 15,591,119         $ 11,256,351
Interest-bearing deposits in other banks                                                      128,065,913           63,994,712
Federal funds sold                                                                              1,000,000            1,000,000
                                                                                            -------------        -------------

           Total cash and cash equivalents                           1 and 14                 144,657,032           76,251,063
                                                                                            -------------        -------------
Securities available for sale:
      Investment                                                    1, 3 and 14                 5,027,700            5,011,200
      Mortgage-backed                                               1, 4 and 14                   138,113              264,306
Securities held to maturity:
      Investment                                                    1, 3 and 14               120,933,287          120,862,150
      Mortgage-backed                                               1, 4 and 14               204,788,321          145,223,848
Loans receivable:
      Loans receivable                                                1 and 5                 250,298,785          215,159,332
      Allowance for loan losses                                       1 and 5                    (840,000)            (940,000)
                                                                                            -------------        -------------
           Net loans                                                    14                    249,458,785          214,219,332
                                                                                            -------------        -------------

Premises and equipment                                                1 and 6                   8,813,426            6,536,424
Federal Home Loan Bank of New York stock                                14                      3,639,400            3,382,900
Interest receivable                                                 1, 7 and 14                 3,067,928            3,010,902
Other assets                                                       10, 12 and 13                1,783,941            1,292,506
                                                                                            -------------        -------------

           Total assets                                                                     $ 742,307,933        $ 576,054,631
                                                                                            =============        =============
Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                            1, 8 and 14             $ 537,002,097        $ 497,495,227
Advance payments by borrower for taxes and insurance                                            2,864,863            2,671,468
Other liabilities and accrued expenses                               12 and 13                  2,534,374            2,868,312
                                                                                            -------------        -------------

           Total liabilities                                                                  542,401,334          503,035,007
                                                                                            -------------        -------------

Commitments and contingencies                                        1 and 15                      -                    -

Stockholders' equity                                             1, 2, 9, 10, and 16
--------------------

Preferred stock ($0.01 par value), 1,000,000 shares
   authorized; no shares issued or outstanding                                                      -                    -
Common stock ($0.01 par value), 75,000,000 shares
   authorized; shares issued and outstanding 30,530,470
   at March 31, 2004                                                                              305,305                -
Additional paid-in-capital                                                                    133,796,416                -
Retained earnings, substantially restricted                                                    76,591,010           73,001,777
Common stock acquired by Employee Stock Ownership
   Plan ("ESOP")                                                                              (10,817,787)               -
Accumulated other comprehensive income                                                             21,655               17,847
                                                                                             ------------         ------------

           Total stockholders' equity                                                         199,906,599           73,019,624
                                                                                             -------------        ------------

           Total liabilities and stockholders' equity                                        $742,307,933         $ 576,054,631
                                                                                             ============         =============


See notes to consolidated financial statements.
                                                                              3.


                          CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                                CONSOLIDATED STATEMENTS OF INCOME
                   -------------------------------------------------------

                                                                                                Year Ended March 31,
                                                                               -------------------------------------------------
                                                                Notes              2004              2003               2002
                                                           --------------      ------------      ------------       ------------
Interest income:
      Loans                                                    1 and 5         $ 12,580,122      $ 15,951,620       $ 16,951,158
      Mortgage-backed securities                                  1               7,694,210         6,918,176          7,292,993
      Investment securities                                       1               4,768,150         5,612,364          5,768,489
      Other interest-earning assets                                                 654,974           770,538          1,277,695
                                                                               ------------      ------------       ------------

           Total interest income                                                 25,697,456        29,252,698         31,290,335
                                                                               ------------      ------------       ------------

Interest expense:
      Deposits:
           Demand                                                                   611,931           563,117            619,552
           Savings                                                                2,128,853         2,532,805          2,639,228
           Time                                                                   8,975,105        11,760,192         15,877,280
                                                                               ------------      ------------       ------------

           Total interest expense                                                11,715,889        14,856,114         19,136,060
                                                                               ------------      ------------       ------------

Net interest income                                                              13,981,567        14,396,584         12,154,275
(Recovery of) provision for loan losses                        1 and 5             (100,000)            -                 55,000
                                                                               ------------      ------------       ------------

Net interest income after (recovery of)
  provision for loan losses                                                      14,081,567        14,396,584         12,099,275
                                                                               ------------      ------------       ------------

Non-interest income:
      Fees and service charges                                                      238,585           230,607            244,953
      Trading account (loss)                                                           -                 -               (17,147)
      Miscellaneous                                                                  52,293            65,629             55,917
                                                                               ------------      ------------       ------------

           Total non-interest income                                                290,878           296,236            283,723
                                                                               ------------      ------------       ------------

Non-interest expenses:
      Salaries and employee benefits                          11 and 13           4,208,338         2,969,126          2,760,245
      Net occupancy expense of premises                        1 and 6              784,842           582,307            547,809
      Equipment                                                   1                 836,215           755,897            767,591
      Directors' compensation                                    12                 473,474           408,088            296,748
      Advertising                                                 1                 371,745           252,629            183,411
      Legal                                                                         270,687            31,012             44,623
      Federal insurance premium                                                      79,026            80,595             80,618
      Miscellaneous                                                               1,158,250           846,414            796,654
                                                                               ------------      ------------       ------------

           Total non-interest expenses                                            8,182,577         5,926,068          5,477,699
                                                                               ------------      ------------       ------------

Income before income taxes                                                        6,189,868         8,766,752          6,905,299
Income taxes                                                  1 and 10            2,500,635         3,546,177          2,476,314
                                                                               ------------      ------------       ------------

Net income                                                                     $  3,689,233      $  5,220,575       $  4,428,985
                                                                               ============      ============       ============

Net income per common share:                                      1
      Basic                                                                    $       0.13          N/A (a)           N/A (a)
      Diluted                                                                  $       0.13          N/A (a)           N/A (a)
                                                                               ============      ============       ============

Weighted average number of common shares
  outstanding:                                                    1
      Basic                                                                      29,440,532          N/A (a)           N/A (a)
      Diluted                                                                    29,440,532          N/A (a)           N/A (a)
                                                                               ============      ============       ============

(a) Converted to stock form on March 3, 2004.

See notes to consolidated financial statements.
                                                                              4.

                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                                    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                    ----------------------------------------------------------

                                                                                                         Accumulated
                                                              Additional                 Common Stock      Other
                                                 Common        Paid-In       Retained      Acquired     Comprehensive
                                                 Stock         Capital       Earnings       by ESOP        Income          Total
                                              ------------  -------------  -------------  ------------ --------------  -------------

Balance - March 31, 2001                      $      -      $       -      $ 63,352,217   $      -      $   49,748     $ 63,401,965

Net income                                           -              -         4,428,985          -            -           4,428,985

Other comprehensive income:
   Unrealized loss on securities available
   for sale, net of income taxes of $15,672          -              -            -               -         (26,684)         (26,684)
                                              -----------   -------------  -------------  ------------  ----------     ------------
Comprehensive income                                                                                                      4,402,301
                                                                                                                       ------------
Balance - March 31, 2002                             -              -        67,781,202          -          23,064       67,804,266
                                                                                                                       ------------
Net income                                           -              -         5,220,575          -            -           5,220,575

Other comprehensive income:
   Unrealized loss on securities available
   for sale, net of income taxes of $1,647           -              -            -               -          (5,217)          (5,217)
                                              -----------   -------------  -------------  ------------  ----------     ------------
Comprehensive income                                                                                                      5,215,358
                                                                                                                       ------------
Balance - March 31, 2003                             -              -        73,001,777          -          17,847       73,019,624
                                                                                                                       ------------
Net proceeds of initial public stock offering     305,305     133,731,936        -               -            -         134,037,241

Common stock acquired by ESOP                        -              -            -         (10,990,970)       -         (10,990,970)

ESOP shares committed to be released                 -             64,480        -             183,183        -             247,663

Initial capitalization of mutual holding
  company                                            -                         (100,000)         -            -            (100,000)

Net income                                           -              -         3,689,233          -            -           3,689,233

Other comprehensive income:
   Unrealized gain on securities available
   for sale, net of income taxes of $2,503           -              -            -               -           3,808            3,808
                                              -----------   -------------  -------------  ------------  ----------     ------------
Comprehensive income                                                                                                      3,693,041
                                                                                                                       ------------
Balance - March 31, 2004                      $   305,305   $ 133,796,416  $ 76,591,010   $(10,807,787) $   21,655     $199,906,599
                                              ===========   =============  ============   ============  ==========     ============




See notes to consolidated financial statements.
                                                                              5.


                                   CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                           ----------------------------------------------------------

                                                                                                 Year Ended March 31,
                                                                                  --------------------------------------------------
                                                                                       2004              2003               2002
                                                                                  -------------     -------------      -------------
Cash flows from operating activities:
     Net income                                                                    $ 3,689,233      $  5,220,575       $  4,428,985
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization of premises and equipment                       467,323           349,509            394,730
         Amortization of premiums, accretion of discounts and fees, net                435,037             9,000            (94,823)
         Loss on disposal of premises and equipment                                     -                    354             -
         Loss on call of trading account securities                                     -                  -                 17,147
         Proceeds from calls of trading account securities                              -                  -                997,703
         (Recovery of) provision for loan losses                                      (100,000)            -                 55,000
         Gain on sale of foreclosed real estate                                         -                 (3,446)              (320)
         (Increase) decrease in interest receivable                                    (57,026)          182,301           (127,176)
         Deferred income taxes                                                        (248,088)         (299,659)          (213,373)
         (Increase) in other assets                                                   (245,850)         (391,793)           (32,894)
         (Decrease) in accrued interest payable on deposits                            (18,218)          (15,290)           (34,446)
         (Decrease) increase in other liabilities                                     (315,720)          945,069             29,751
         ESOP shares committed to be released                                          247,663             -                 -
                                                                                  ------------      ------------       -------------

              Net cash provided by operating activities                              3,854,354         5,996,620          5,420,284
                                                                                  ------------      ------------       -------------
Cash flows from investing activities:
     Proceeds from calls, maturities, and repayments of investment securities:
         Available for sale                                                          5,000,000         6,000,000         21,000,000
         Held to maturity                                                           95,000,000        92,405,856         82,926,367
     Purchases of mortgage-backed securities held to maturity                     (139,319,899)      (78,529,142)       (46,872,817)
     Purchases of investment securities:
         Held to maturity                                                          (95,000,000)     (102,998,437)      (112,842,599)
         Available for sale                                                         (5,000,000)      (10,000,000)            -
     Proceeds from principal repayments of mortgage-backed securities:
         Available for sale                                                            116,722           109,371            125,258
         Held to maturity                                                           79,161,181        47,114,075         38,154,554
     Purchase of loans                                                              (4,635,228)         (382,000)            -
     Net change in loans receivable                                                (30,416,872)       37,156,569        (22,002,231)
     Additions to foreclosed real estate                                                -                  -                 (4,695)
     Proceeds from sales of foreclosed real estate                                      -                 66,278            172,954
     Purchases of premises and equipment                                            (2,744,325)       (1,708,531)          (334,624)
     Purchase of Federal Home Loan Bank of New York stock                             (256,500)            -                (57,400)
                                                                                  ------------      ------------       -------------

              Net cash (used in) investing activities                              (98,094,921)      (10,765,961)       (39,735,233)
                                                                                  ------------      ------------       -------------
Cash flows from financing activities:
     Net increase in deposits                                                       39,506,870        26,177,403         45,163,284
     Increase (decrease) in advance payments by borrowers for taxes
       and insurance                                                                   193,395          (185,019)           216,225
     Net proceeds from initial public stock offering                               134,037,241             -                 -
     Common stock acquired by ESOP                                                 (10,990,970)            -                 -
     Initial capitalization of mutual holding company                                 (100,000)            -                 -
                                                                                  ------------      ------------       -------------

              Net cash provided by financing activities                            162,646,536        25,992,384         45,379,509
                                                                                  ------------      ------------       -------------
Net increase in cash and cash equivalents                                           68,405,969        21,223,043         11,064,560
Cash and cash equivalents - beginning                                               76,251,063        55,028,020         43,963,460
                                                                                  ------------      ------------       -------------

Cash and cash equivalents - ending                                                $144,657,032      $ 76,251,063       $ 55,028,020
                                                                                  ============      ============       =============
Supplemental disclosure of cash flow information

Cash paid during the year for:
     Interest on deposits                                                         $ 11,734,107      $ 14,871,404       $ 19,170,506
                                                                                  ============      ============       ============

     Income taxes                                                                 $  3,315,000      $  3,669,899       $  2,640,757
                                                                                  ============      ============       ============
Transfer of loans receivable to foreclosed real estate                            $     -           $     62,832       $     -
                                                                                  ============      ============       ============

See notes to consolidated financial statements.
                                                                              6.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

Basis of consolidated financial statement presentation
------------------------------------------------------

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Clifton Savings Bank, S.L.A. (the "Savings Bank"). All significant intercompany accounts and transactions have been eliminated in consolidation.

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP"). In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the consolidated statement of financial condition dates and revenues and expenses for the periods then ended. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses and the assessment of prepayment risks associated with mortgage-backed securities. Management believes that the allowance for loan losses is adequate and prepayment risks associated with mortgage-backed securities are properly recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change.

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examination.

Business of the Company and the Savings Bank
--------------------------------------------

The Company's primary business is the ownership and operation of the Savings Bank. The Savings Bank is principally engaged in the business of attracting deposits from the general public at its ten locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans.

Cash and cash equivalents
-------------------------

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits in other banks with original maturities of three months or less, and federal funds sold. Generally, federal funds sold are sold for one-day periods.


                                                                              7.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Securities
----------

Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held-to-maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders' equity.

Discounts and premiums on all securities are accreted or amortized to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

Concentration of credit risk
----------------------------

Financial instruments which potentially subject the Savings Bank to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents are placed with highly rated financial institutions. Investment securities include securities backed by the U.S. Government and other highly rated instruments. The Savings Bank's lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

Loans receivable
----------------

Loans receivable are stated at unpaid principal balances, less net deferred loan fees and an allowance for loan losses. Interest is calculated by use of the simple interest method.

Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when factors indicating doubtful collectibility no longer exist.

Allowance for loan losses
-------------------------

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Savings Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Savings Bank utilizes a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans.



                                                                              8.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Allowance for loan losses
-------------------------

Such a system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated independently. The Savings Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their conditions, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. An unallocated allowance is maintained to recognize the existence of these exposures. These other risk factors are continuously reviewed and revised by management where conditions indicate that the estimates initially applied are difference from actual results.

Loan origination fees
---------------------

The Savings Bank defers loan origination fees and certain direct loan origination costs and amortizes such amounts, using the interest method, as an adjustment of yield over the contractual lives of the related loans. The Savings Bank anticipates prepayments within its loan portfolio and adjusts the amortization of origination fees and costs accordingly using an annually adjusted prepayment factor.

Foreclosed real estate
----------------------

Foreclosed real estate consists of real estate acquired by foreclosure or deed in lieu of foreclosure. Foreclosed real estate is recorded at the lower of cost or fair value at date of acquisition and thereafter carried at the lower of such initially recorded amount or fair value less estimated selling costs. Costs incurred in developing or preparing properties for sale are capitalized. Income and expense related to the holding and operation of properties are recorded in operations. Gains and losses from sales of such properties are recognized as incurred.









                                                                              9.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Premises and equipment
----------------------

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

      Land improvements                  5 to 20 years
      Buildings and improvements         5 to 40 years
      Furnishings and equipment          2 to 10 years
      Leasehold improvements             Shorter of useful life or term of lease

Significant renewals and betterments are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the year incurred.

Income taxes
------------

The Company and Savings Bank expect to file a consolidated federal income tax return. Income taxes will be allocated based on the contribution of income to the consolidated income tax return. Separate state income tax returns will be filed.

The asset and liability method is used to account for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable tax rate to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of any such tax law change.

Interest rate risk
------------------

The potential for interest-rate risk exists as a result of the shorter duration of the Savings Bank's interest-sensitive liabilities compared to the generally longer duration of the interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. Management regularly monitors the maturity structure of the Savings Bank's assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Net income per share
--------------------

Basic and diluted net income per share were computed in 2004 by dividing net income for the year ended March 31, 2004 by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. Such amounts were calculated based upon income for the entire year, although the Savings Bank converted to stock form on March 3, 2004, and the weighted average number of shares outstanding since March 3, 2004, as if such shares were outstanding during the entire year. Diluted net income per share did not differ from basic net income per share as there were no contracts or securities exercisable or which could be converted into common stock which would have a diluted effect.




                                                                             10.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Disclosures about fair value of financial instruments
-----------------------------------------------------

The following methods and assumptions were used in estimating the fair value of financial instruments:

         Cash and cash equivalents and interest receivable
         -------------------------------------------------

         The carrying amounts reported in the statements of financial condition for cash and cash equivalents and interest receivable approximates their fair value.

         Securities
         ----------

         The fair value of all securities, whether classified as trading, available for sale or held-to-maturity, is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

         Loans receivable
         ----------------

         Fair value is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

         Federal Home Loan Bank of New York stock
         ----------------------------------------

         Fair value approximates cost basis as these instruments are redeemable only with the issuing agency at face value.

         Deposits
         --------

         The fair value of NOW, Super NOW, Money Market, Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Commitments to extend credit
         ----------------------------

         The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

         As of March 31, 2004 and 2003, the fair value of the commitments to extend credit were not considered to be material.

Reclassification
----------------

Certain amounts for prior periods have been restated to conform to the current year's presentation.


                                                                             11.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



2. REORGANIZATION TO MUTUAL HOLDING COMPANY FORM OF ORGANIZATION
----------------------------------------------------------------

The Company is a business corporation formed at the direction of the Savings Bank under the laws of the United States on March 3, 2004. On March 3, 2004: (i) The Savings Bank reorganized from a New Jersey State chartered mutual savings bank to a New Jersey State chartered stock savings bank in the mutual holding company form of organization; (ii) the Savings Bank issued all of its outstanding capital stock to the Company, a federally chartered stock holding company, and (iii) the Company consummated its initial public offering of common stock, par value $.01 per share (the "Common Stock") by selling, at a price of $10.00 per share, 12,639,615 shares of its Common Stock to certain eligible account holders of the Savings Bank who had subscribed for such shares and 1,099,097 shares of its Common Stock to the Savings Bank's Employee Stock Ownership Plan ("ESOP") and by issuing 16,791,758 shares of its Common Stock to Clifton MHC ("MHC"), a federally chartered mutual holding company formed at the direction of the Savings Bank (collectively, the "Reorganization and Offering"). The MHC was initially funded with $100,000 received from the Savings Bank. The Reorganization and Offering resulted in net proceeds of $134.0 million, after expenses of $3.3 million.

In addition to the 75,000,000 authorized shares of Common Stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 2004, there were no shares of Preferred Stock issued.


3.   INVESTMENT SECURITIES
--------------------------

                                                                                       March 31, 2004
                                                         -------------------------------------------------------------------------
                                                                                      Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
     Available for sale
     ------------------
     Debt securities:
        U.S. Government (including agencies)
          maturing after one but within five years         $   5,000,000      $    27,700         $    -           $   5,027,700
                                                           =============      ===========         =========        =============

     Held to maturity
     ----------------

     Debt securities:
        U.S. Government (including agencies) maturing:
           Within one year                                 $   5,000,000      $     9,400         $    -           $   5,009,400
           After one but within five years                    97,991,940          757,500            11,050           98,738,390
           After five but within ten years                    17,941,347          562,603              -              18,503,950
                                                           -------------      -----------         ---------        -------------

                                                           $ 120,933,287      $ 1,329,503         $  11,050        $ 122,251,740
                                                           =============      ===========         =========        =============



                                                                             12.

                          CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           ------------------------------------------

3.   INVESTMENT SECURITIES  (Cont'd.)
-------------------------------------

                                                                                       March 31, 2003
                                                         -------------------------------------------------------------------------
                                                                                      Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
     Available for sale
     ------------------
     Debt securities:
        U.S. Government (including agencies)
          maturing after one but within five years        $   5,000,000       $    11,200       $    -            $   5,011,200
                                                          ==============      ===========       ==========        =============
     Held to maturity
     ----------------

     Debt securities:
        U.S. Government (including agencies) maturing:
           Within one year                                $   1,999,985       $    81,895       $    -            $   2,081,880
           After one but within five years                  100,987,056         1,046,974           5,000           102,029,030
           After five but within ten years                   12,935,728           871,752            -               13,807,480
           After ten years                                    4,939,381           257,519            -                5,196,900
                                                          -------------       -----------       ----------        -------------

                                                          $ 120,862,150       $ 2,258,140       $    5,000        $ 123,115,290
                                                          =============       ===========       ==========        =============

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2004, 2003, and 2002.


4.   MORTGAGE-BACKED SECURITIES
-------------------------------

                                                                                       March 31, 2004
                                                         -------------------------------------------------------------------------
                                                                                      Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
Available for sale
------------------

Federal Home Loan Mortgage Corporation
  due after one through five years                         $     129,757       $       8,356     $     -            $     138,113
                                                           =============       =============     ============       =============

Held to maturity
----------------

Federal Home Loan Mortgage Corporation                     $  98,556,490       $   1,294,525     $    170,215       $  99,680,800
Federal National Mortgage Association                         76,009,492             968,744          154,784          76,823,452
Governmental National Mortgage
 Association                                                  30,222,339             102,242          174,904          30,149,677
                                                           -------------       -------------     ------------       -------------

                                                           $ 204,788,321       $   2,365,511     $    499,903       $ 206,653,929
                                                           =============       =============     ============       =============




                                                                             13.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

4. MORTGAGE-BACKED SECURITIES (Cont'd.)
---------------------------------------

                                                                                 March 31, 2003
                                                     --------------------------------------------------------------------------
                                                                                 Gross Unrealized
                                                       Amortized        ----------------------------------         Estimated
                                                         Cost                Gains              Losses             Fair Value
                                                     -------------      --------------     ---------------      ---------------
Available for sale
------------------
Federal Home Loan Mortgage Corporation
  due after five through ten years                    $    245,762        $     18,545       $    -               $     264,306
                                                      ============        ============       ============         =============

Held to maturity
----------------
Federal Home Loan Mortgage Corporation                $ 57,939,725        $  1,800,935       $     46,162         $  59,694,498
Federal National Mortgage Association                   47,289,817           1,605,218             49,073            48,845,962
Governmental National Mortgage
 Association                                            39,994,306             418,800              7,428            40,405,678
                                                      ------------        ------------       ------------         -------------

                                                      $145,223,848        $  3,824,953       $    102,663         $ 148,946,138
                                                      ============        ============       ============         =============

Contractual maturity data for mortgage-backed securities held to maturity is as follows (in thousands):

                                                                                        March 31,
                                                    ---------------------------------------------------------------------------
                                                                    2004                                     2003
                                                    ------------------------------------    -----------------------------------
                                                       Amortized            Estimated           Amortized          Estimated
                                                          Cost             Fair Value             Cost             Fair Value
                                                    ---------------   ------------------    ----------------    ---------------
Due within one year                                  $          4        $          4          $      295         $        301
Due after one through five years                            7,126               7,462               4,758                5,015
Due after five through ten years                           10,917              11,131              28,506               29,376
Due after ten years                                       186,741             188,057             111,665              114,254
                                                     ------------        ------------          ----------         ------------

                                                     $    204,788        $    206,654          $  145,224         $    148,946
                                                     ============        ============          ==========         ============

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties.

There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended March 31, 2004, 2003, and 2002.





                                                                             14.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.    LOANS RECEIVABLE
----------------------

                                                                                              March 31,
                                                                                -----------------------------------
                                                                                     2004                 2003
                                                                                ----------------    ---------------
Real estate mortgage:
       One- to four-family                                                      $  234,109,638       $  198,957,214
       Multi-family and commercial                                                   9,521,220           10,127,000
                                                                                 -------------        -------------

                                                                                   243,630,858          209,084,214
                                                                                 -------------        -------------

Real estate construction                                                             1,148,000              382,000
                                                                                 -------------        -------------
Consumer:
       Second mortgage                                                               3,463,908            3,318,440
       Passbook or certificate                                                       1,086,260            1,187,809
       Equity line of credit                                                         1,442,917            1,639,452
       Other                                                                            35,000               35,000
                                                                                 -------------        -------------

                                                                                     6,028,085            6,180,701
                                                                                 -------------        -------------

           Total loans                                                             250,806,943          215,646,915
                                                                                 -------------        -------------
Less:
       Loans in process                                                                353,771              252,014
       Net deferred loan fees                                                          154,387              235,569
                                                                                 -------------        -------------

                                                                                       508,158              487,583
                                                                                 -------------        -------------

                                                                                $  250,298,785       $  215,159,332
                                                                                ==============       ==============

At March 31, 2004, 2003, and 2002, nonaccrual loans for which interest has been discontinued totaled approximately $122,000, $175,000, and $504,000, respectively. During the years ended March 31, 2004, 2003, and 2002, the Savings Bank recognized interest income of approximately $9,000, $8,000, and $24,000, respectively, on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $11,000, $13,000, and $42,000 for the years ended March 31, 2004, 2003, and 2002, respectively.

As of March 31, 2004 and 2003, and during each of the years in the three-year period ended March 31, 2004, there were no impaired loans as defined by Statement of Financial Accounting Standards No. 114.


                                                                             15.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



5. LOANS RECEIVABLE (Cont'd.)
-----------------------------

The Savings Bank has granted loans to certain officers and directors of the Company and Savings Bank and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was approximately $1,395,000 and $1,429,000 at March 31, 2004 and 2003, respectively. During the year ended March 31, 2004, new loans totaled $174,000 and repayments totaled $208,000.

The following is an analysis of the allowance for loan losses:

                                                                                        Year Ended March 31,
                                                                          ------------------------------------------
                                                                             2004            2003            2002
                                                                          ----------      ----------     -----------
        Balance - beginning                                               $  940,000      $  940,000     $   885,000
        (Recovery credited) provision charged to operations                 (100,000)           -             55,000
                                                                          ----------      ----------     -----------

        Balance - ending                                                  $  840,000      $  940,000     $   940,000
                                                                          ==========      ==========     ===========

6.    PREMISES AND EQUIPMENT

                                                                                             March 31,
                                                                                  ----------------------------
                                                                                      2004            2003
                                                                                  ------------     -----------

       Land and land improvements                                                 $  2,936,541     $ 2,522,765
       Buildings and improvements                                                    5,700,560       4,962,921
       Furnishings and equipment                                                     1,993,323       1,393,547
       Leasehold improvements                                                          252,738           3,135
       Construction in process                                                         678,796          84,803
                                                                                   -----------     -----------

                                                                                    11,561,958       8,967,171

       Less accumulated depreciation and amortization                               (2,748,532)     (2,430,747)
                                                                                   -----------     -----------

                                                                                   $ 8,813,426     $ 6,536,424
                                                                                   ===========     ===========

Included in land and land improvements at March 31, 2004 and 2003, is $758,957 and $1,103,105, respectively, of land which is being held for future branch expansion.



                                                                             16.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



6. PREMISES AND EQUIPMENT (Cont'd.)
-----------------------------------

Rental expenses related to the occupancy of leased premises totaled approximately $97,000, $40,000 and $35,000, for the years ended March 31, 2004, 2003 and 2002, respectively. The minimum obligation under the lease agreements, which expire through January 31, 2008, for each of the years ended March 31 is as follows:

                                               Amount
                                          --------------

                         2005                $  92,000
                         2006                   68,000
                         2007                   51,000
                         2008                   41,000
                                             ---------

                                             $ 252,000
                                             =========

7.    INTEREST RECEIVABLE
-------------------------

                                                                 March 31,
                                                     ---------------------------------
                                                         2004                2003
                                                     -------------       -------------
        Loans                                         $  1,101,722       $  1,085,660
        Mortgage-backed securities                         835,016            692,328
        Investment securities                            1,134,331          1,240,245
                                                      ------------       ------------

                                                         3,071,069          3,018,233

        Allowance for uncollected interest on loans         (3,141)            (7,331)
                                                      ------------       ------------
                                                      $  3,067,928       $  3,010,902
                                                      ============       ============






                                                                             17.

                          CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           ------------------------------------------

8.    DEPOSITS
--------------

                                                                                  March 31,
                                      ----------------------------------------------------------------------------------------------
                                                           2004                                              2003
                                      ------------------------------------------------  --------------------------------------------
                                       Weighted                                       Weighted
                                        Average                                       Average
                                         Rate            Amount          Percent       Rate            Amount             Percent
                                      ------------   ---------------   -----------  -----------   -----------------   --------------
Demand accounts:
      Non-interest bearing                0.00%       $   1,437,574         0.26        0.00%      $       34,796           0.01
      NOW                                 0.74%          26,666,870         4.97        1.23%          26,356,362           5.29
      Super NOW                           0.74%             259,694         0.05        1.23%             433,306           0.09
      Money Market                        0.98%          10,707,285         2.00        1.47%          12,095,517           2.43
                                                      -------------       ------                   --------------         ------

                                          0.78%          39,071,423         7.28        1.30%          38,919,981           7.82

Savings and club accounts                 1.11%         178,891,500        33.31        1.47%         128,400,713          25.81

Certificates of deposit                   2.38%         319,039,174        59.41        3.06%         330,174,533          66.37
                                                      -------------       ------                   --------------         ------

Total deposits                            1.84%       $ 537,002,097       100.00        2.51%      $  497,495,227         100.00
                                                      =============       ======                   ==============         ======

Certificates of deposit with balances of $100,000 or more at March 31, 2004 and 2003, totaled approximately $40,787,000 and $40,098,000, respectively. Deposits in excess of $100,000 are not federally insured.

The scheduled maturities of certificates of deposit are as follows:

                                                                 March 31,
                                                        ------------------------
                                                           2004          2003
                                                        -----------   ----------
                                                             (In Thousands)

              One year or less                           $ 218,001     $ 232,613
              After one to three years                      89,450        85,274
              After three years                             11,588        12,288
                                                         ---------     ---------

                                                         $ 319,039     $ 330,175
                                                         =========     =========

9.    REGULATORY CAPITAL
------------------------

The Savings Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk weightings and other factors.


                                                                             18.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9.    REGULATORY CAPITAL  (Cont'd.)
-----------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulation) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2004, that the Savings Bank met all capital adequacy requirements to which it was subject.

The most recent notification from the State of New Jersey Department of Banking and Insurance, as of September 30, 2003, categorized the Savings Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based and Tier 1 leverage ratios as set forth in the following table. In the opinion of management, no conditions or events have occurred since that notification that would have changed the Savings Bank's category.

The actual capital amounts and ratios of the Savings Bank are as follows:

                                                                                    March 31,
                                                              ---------------------------------------------------
                                                                         2004                         2003
                                                              -------------------------    ----------------------
                                                                Amount        Percent       Amount       Percent
                                                              -----------  ------------    ----------  ----------
                                                                             (Dollars in thousands)
      Savings Bank capital:
           Total Risk-based capital                           $ 133,744         57.71%      $ 73,942       40.47%
           Tier 1 Risk-based capital                            132,904         57.35%        73,002       39.96%
           (Leverage) Tier 1 capital                            132,904         17.90%        73,002       12.69%
           Tangible capital                                     132,238         17.83%        73,002       12.69%

      Minimum capital requirements:
           Total Risk-based capital                              18,540          8.00%        14,616        8.00%
           Tier 1 Risk-based capital                              9,270          4.00%         7,308        4.00%
           (Leverage) Tier 1 capital                             29,664          4.00%        23,016        4.00%
           Tangible capital                                      11,124          1.50%         8,631        1.50%

      To be well-capitalized under prompt corrective
          action provisions:
           Total                                                 23,175         10.00%        18,270       10.00%
           Risk-based                                            13,905          6.00%        10,962        6.00%
           (Leverage) Tier 1 capital                             37,801          5.00%        28,770        5.00%












                                                                             19.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



9.    REGULATORY CAPITAL  (Cont'd.)
-----------------------------------

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:

                                                                        March 31,
                                                           ---------------------------------
                                                               2004                2003
                                                           -------------       -------------
                                                                   (In thousands)
      GAAP capital                                          $  132,926          $   73,020
      Unrealized (gain) on securities
          available for sale                                       (22)                (18)
                                                            ----------          ----------

      Tier 1 capital                                           132,904              73,002
      Add: general valuation allowance                             840                 940
                                                            ----------          ----------

      Total risk-based capital                              $  133,744          $   73,942
                                                            ==========          ==========

10.    INCOME TAXES
-------------------

The components of income taxes are summarized as follows:

                                                                                 Year Ended March 31,
                                                                  ----------------------------------------------
                                                                       2004             2003            2002
                                                                  -------------    -------------    ------------
Current tax expense:
     Federal income                                                $ 2,107,568       $ 2,887,558     $ 2,468,242
     State income                                                      641,155           958,278         221,445
                                                                   -----------       -----------     -----------

          Total current income taxes                                 2,748,723         3,845,836       2,689,687
                                                                   -----------       -----------     -----------
Deferred tax (benefit):
     Federal income                                                   (171,518)         (204,535)       (195,625)
     State income                                                      (76,570)          (95,124)        (17,748)
                                                                   -----------       -----------     -----------

          Total deferred income tax (benefit)                         (248,088)         (299,659)       (213,373)
                                                                   -----------       -----------     -----------

                                                                   $ 2,500,635       $ 3,546,177     $ 2,476,314
                                                                   ===========       ===========     ===========




                                                                             20.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.    INCOME TAXES  (Cont'd.)
------------------------------

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                 Year Ended March 31,
                                                                 ------------------------------------------------
                                                                     2004              2003              2002
                                                                 ------------     --------------     ------------
Federal income tax at the statutory rate                         $  2,104,555      $  2,980,696       $ 2,347,802
Increase (decrease) in income taxes resulting from:
     New Jersey income tax, net
      of federal income tax effect                                    372,626           569,682           134,440
     Other, net                                                        23,454            (4,201)           (5,928)
                                                                 ------------      ------------       -----------

Total income tax expense                                         $  2,500,635      $  3,546,177       $ 2,476,314
                                                                 ============      ============       ===========

Effective income tax rate                                                40.4%             40.5%             35.9%
                                                                 ============      ============       ===========

Deferred tax assets and liabilities consisted of the following:

                                                                                        March 31,
                                                                           ---------------------------------
                                                                               2004                2003
                                                                           -------------       -------------
Deferred income tax assets
--------------------------

Loan fees                                                                    $   12,338         $   22,413
Pension costs                                                                   435,945            364,007
Allowance for loan losses                                                       335,496            206,522
Employee Stock Ownership Plan                                                    73,163               -
Other                                                                            40,470              5,697
                                                                             ----------         ----------

   Total deferred tax assets                                                    897,412            598,639
                                                                             ----------         ----------

Deferred income tax liabilities
-------------------------------

Depreciation                                                                    126,949             76,264
Unrealized gain on securities available for sale                                 14,401             11,898
                                                                             ----------         ----------

   Total deferred tax liabilities                                               141,350             88,162
                                                                             ----------         ----------

Net deferred tax asset included in other assets                              $  756,062         $  510,477
                                                                             ==========         ==========

Retained earnings at March 31, 2004 and 2003, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses will result in income for tax purposes only, and will be subject to income tax at the then current rate.

                                                                             21.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



11.    EMPLOYEE BENEFIT PLANS
-----------------------------

         ESOP
         ----

         Effective upon the consummation of the Savings Bank's reorganization, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Savings Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $10,990,970 in proceeds from a term loan obtained from the Company to purchase 1,099,097 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%. Each year, the Savings Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

         Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

         The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was $247,663 for the year ended March 31, 2004.

         The ESOP shares, at March 31, 2004, were as follows:

                   Allocated shares                                                       -
                   Shares committed to be released                                        18,318
                   Unreleased shares                                                   1,080,779
                                                                                    ------------

                   Total ESOP shares                                                   1,099,097
                                                                                    ============

                   Fair value of unreleased shares                                  $ 14,536,478
                                                                                    ============

         Section 401(k) Plan
         -------------------

         The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code, for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2004, 2003, and 2002, was approximately $45,000, $42,000, and $42,000, respectively.




                                                                             22.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.    DIRECTORS' RETIREMENT PLAN
---------------------------------

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in miscellaneous noninterest expenses. The measurement dates used to value the plan were January 1, 2004, and March 31, 2003, respectively.

The following table sets forth the funded status for the Directors' Retirement Plan and amounts recognized in the Savings Bank's statement of financial condition.

                                                                                                  March 31,
                                                                                      --------------------------------
                                                                                          2004                2003
                                                                                      ------------        ------------
         Accumulated benefit obligation                                               $  1,359,722        $  1,127,514
                                                                                      ============        ============

         Change in projected benefit obligation
         --------------------------------------

         Benefit obligation - beginning                                               $  1,480,431        $    837,296
         Service cost                                                                       42,086              46,133
         Interest cost                                                                      98,504              67,610
         Actuarial loss                                                                     62,817             162,024
         Benefits paid                                                                     (24,000)            (41,200)
         Plan amendments                                                                   107,630             408,568
                                                                                      ------------        ------------

         Benefit obligation - ending                                                     1,767,468           1,480,431
                                                                                      ------------        ------------

         Changes in plan assets
         ----------------------

         Fair value of plan assets - beginning                                               -                  -
         Employer contribution                                                              24,000              41,200
         Benefits paid                                                                     (24,000)            (41,200)
                                                                                      ------------        ------------

         Fair value of plan assets - ending                                                  -                  -
                                                                                      ------------        ------------

         Funded status                                                                  (1,767,468)         (1,480,431)
         Unrecognized prior service cost                                                   751,824             730,248
         Unrecognized net loss                                                             265,176             205,920
         Additional minimum pension liability                                             (603,254)           (583,251)
                                                                                      ------------        ------------

         (Accrued) pension cost included in other liabilities                         $ (1,353,722)       $ (1,127,514)
                                                                                      ============        ============

         Assumptions:
            Discount rate                                                                    6.375%               6.25%
            Rate of increase in compensation                                                 4.000%               4.00%


The Savings Bank expects to make contributions to the plan during the year ending March 31, 2005, totalling approximately $24,000.

At March 31, 2004 and 2003, an intangible pension asset of $603,254 and $583,251, respectively, which is the result of the recording of the additional minimum pension liability, is included in other assets.



                                                                             23.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------




12. DIRECTORS' RETIREMENT PLAN (Cont'd.)
----------------------------------------

The plan was amended during the year ended March 31, 2003, to (1) reduce retirement eligibility from the later of attainment of age 70 or 5 years of service to the later of attainment of age 68 or 3 years of service, (2) reduce the death benefit eligibility from 10 years of service to 3 years of service, and (3) reduce the disability benefit eligibility from 10 years of service to 3 years of service. These amendments increased the accumulated benefit obligation by $408,568 at March 31, 2003.

Net periodic pension cost for the plan included the following components:

                                                                                         Year Ended March 31,
                                                                        -----------------------------------------------------
                                                                             2004                2003               2002
                                                                        --------------     -----------------   --------------
         Service cost of benefits earned during the period               $    42,086         $    46,133        $    16,536
         Interest cost on projected benefit obligation                        98,504              67,610             46,112
         Net amortization and deferral                                        89,615              57,203             44,934
                                                                         -----------         -----------        -----------

         Net periodic pension cost                                       $   230,205         $   170,946        $   107,582
                                                                         ===========         ===========        ===========

         Assumptions:
            Discount rate                                                       6.25%               6.75%              7.25%
            Rate of increase in compensation                                    4.00%               4.00%              4.25%

Net amortization and deferral consists of (i) amortization of the liability which existed at the date the plan was established, (ii) amortization of unrecognized net gains and losses, and (iii) deferral of subsequent net gains and losses.


13.    FORMER PRESIDENT'S RETIREMENT PLAN
-----------------------------------------

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January 1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. The plan shall also provide coverage under a health insurance plan for the former president and his spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were January 1, 2004, and March 31, 2003, respectively.





                                                                             24.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. FORMER PRESIDENT'S RETIREMENT PLAN (Cont'd.)
------------------------------------------------

The following table sets forth the funded status for the Former President's Retirement Plan and amounts recognized in the Savings Bank's statement of financial condition:

                                                                                               March 31,
                                                                                    -----------------------------
                                                                                       2004               2003
                                                                                    -----------       -----------
         Accumulated benefit obligation                                             $   404,217       $   416,062
                                                                                    ===========       ===========
         Change in projected benefit obligations
         ---------------------------------------

         Benefit obligation at beginning of year                                    $   416,062       $   393,289
         Interest cost                                                                   24,678            27,005
         Actuarial loss                                                                   6,295            38,190
         Benefits paid                                                                  (42,818)          (42,422)
                                                                                    -----------       -----------

         Benefit obligation at end of year                                              404,217           416,062
                                                                                    -----------       -----------

         Changes in plan assets
         ----------------------

         Fair value of plan assets at beginning of year                                   -                 -
         Employer contribution                                                           42,818            42,422
         Benefits paid                                                                  (42,818)          (42,422)
                                                                                    -----------       -----------

         Fair value of plan assets at end of year                                         -                 -
                                                                                    -----------       -----------

         Funded status                                                                 (404,217)         (416,062)
         Unrecognized net loss                                                           63,185            58,119
         Additional minimum pension liability                                           (63,185)          (58,119)
                                                                                    -----------       -----------

         (Accrued) pension cost included in other liabilities                       $  (404,217)      $  (416,062)
                                                                                    ===========       ===========

         Assumed discount rate                                                            6.375%             6.25%
                                                                                    ===========       ===========

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2005, totalling approximately $44,000.

At March 31, 2004 and 2003, intangible assets of $63,185 and $58,119, respectively, which were the result of the recording of the additional minimum pension liability, are included in other assets.

Net periodic pension cost for the plan included the following components:

                                                                                    Year Ended March 31,
                                                                      --------------------------------------------
                                                                          2004              2003           2002
                                                                      ------------      ------------    ----------
         Interest cost on projected benefit obligation                 $   24,678        $  27,005       $  27,708
         Net amortization and deferral                                      1,229            -               -
                                                                       ----------        ---------       ---------

         Net periodic cost                                             $   25,907        $  27,005       $  27,708
                                                                       ==========        =========       =========

         Assumed discount rate                                               6.25%            7.25%           7.25%
                                                                       ==========        =========       =========




                                                                             25.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.    FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------

The carrying amounts and fair values of financial instruments are as follows:

                                                                                    March 31,
                                                        -----------------------------------------------------------
                                                                      2004                            2003
                                                        ------------------------------   --------------------------
                                                          Carrying                        Carrying
                                                           Value         Fair Value        Value        Fair Value
                                                        ------------    --------------   -----------   ------------
                                                                                  (In Thousands)
Financial assets
----------------
Cash and cash equivalents                                $ 144,657       $ 144,657        $ 76,251       $ 76,251

Securities available for sale:
       Investment                                            5,028           5,028           5,011          5,011
       Mortgage-backed                                         138             138             264            264

Securities held to maturity:
       Investment                                          120,933         122,252         120,862        123,115
       Mortgage-backed                                     204,788         206,654         145,224        148,946

Loans receivable                                           249,459         254,792         214,219        222,781
Federal Home Loan Bank of New York stock                     3,639           3,639           3,383          3,383
Interest receivable                                          3,068           3,068           3,011          3,011

Financial liabilities
---------------------

Deposits                                                   537,002         539,666         497,495        500,417


15.    COMMITMENTS AND CONTINGENCIES
------------------------------------

The Company and the Savings Bank are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Savings Bank's customers. These financial instruments include commitments to originate loans and purchase securities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial statements.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank, upon extension of credit is based on management's credit evaluation of the counterparty.





                                                                             26.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15. COMMITMENTS AND CONTINGENCIES (Cont'd)
------------------------------------------

The Savings Bank, at March 31, 2004, had outstanding commitments to originate loans totaling approximately $6,537,000, which included $3,043,000 for fixed-rate mortgage loans with interest rates ranging from 4.50% to 6.375%, $3,331,000 for adjustable rate mortgage loans with initial rates ranging from 4.50% to 6.00% and $163,000 for fixed rate second mortgage loans with interest rates ranging from 5.25% to 4.875%. Outstanding loan commitments at March 31, 2003, totaled $6,852,000. These commitments generally expire in three months or less.

At March 31, 2004 and 2003, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $2,440,000 and $2,179,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

At March 31, 2004 and 2003, the Bancorp and the Savings Bank had aggregate commitments to purchase $45,000,000 and $25,030,000, respectively, of securities. The commitments at March 31, 2004, consisted of $35,000,000 in U.S. Government Agency notes, which carry coupon rates from 1.735% to 2.50% and mature between one to five years, and a $10,000,000 adjustable rate mortgage-backed security which carries an initial interest rate of 3.75% and matures in thirty years. The mortgage-backed securities will be purchased at a $156,250 premium to par.

At March 31, 2004, the Savings Bank had commitments related to the construction of new branches and the renovation of existing branches totaling approximately $443,000.

Management does not anticipate losses on any of the foregoing transactions.

On January 14, 2003, Lawrence B. Seidman, a depositor at the Savings Bank, filed an action in the Chancery Division of the Superior Court of New Jersey, Passaic County, to temporarily enjoin, among other things, the Savings Bank from implementing its proposed "Plan of Reorganization and Stock Issuance" pending a further hearing. That request was denied in its entirety. On January 26, 2004, all defendants removed the state court lawsuit to federal court whereupon Mr. Seidman sought additional restraints which would have the effect of delaying the Special Meeting of members to vote on the proposed "Plan of Reorganization and Stock Issuance."

On February 4, 2004, the Office of Thrift Supervision ("OTS") informed Mr. Seidman that he was prohibited from soliciting proxies for the Special Meeting without obtaining OTS approval and further stated that his failure to comply with OTS regulations may result in a referral of the matter to its Office of Enforcement. On February 13, 2004, the New Jersey Department of Banking and Insurance also denied Mr. Seidman's request to solicit proxies for the Special Meeting.

On February 18, 2004, at the scheduled hearing on Mr. Seidman's application for temporary restraints and injunctive relief, the United States District court for the District of New Jersey accepted Mr. Seidman's voluntary dismissal of his application for temporary restraints and preliminary injunctive relief and all claims relating to the Special Meeting of members. The District Court also dissolved all restraints against all parties concerning the election of directors at the 2004 Annual Meeting. The District Court remanded to the Superior Court of New Jersey two state law claims.




                                                                             27.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



15. COMMITMENTS AND CONTINGENCIES (Cont'd)
------------------------------------------

On February 24, 2004, Mr. Seidman filed a notice of appeal in the Superior Court of the State of New Jersey, Appellate Division, seeking review of the determination made on February 13, 2004 by the Commissioner of Banking and Insurance which denied Mr. Seidman the right to communicate with members of the Savings Bank and the determination made on January 22, 2004 in the Commissioner's intent to approve the application of the Savings Bank to convert. Mr. Seidman noticed both the Office of the Attorney General, State of New Jersey and the Savings Bank of this appeal. At this time, the appeal is being briefed and a decision on the appeal is not expected for some time. The Savings Bank remains confident that the Commissioner's determinations will be upheld by the Appellate Division.

On February 25, 2004, Mr. Seidman filed yet another complaint in the Chancery Division of the Superior Court of New Jersey, Passaic County, seeking: (1) a ruling declaring that the Special Meeting for the conversion of the Savings Bank must include an election of directors voted upon by members, (2) an injunction restraining alleged corporate waste, and (3) counsel fees and costs of suit.

On February 26, 2004, all defendants again removed the state court action to federal court. Mr. Seidman has filed a motion to remand the action to the state court. That motion is scheduled to be heard on May 24, 2004. The Savings Bank remains confident that it will prevail on any and all claims brought by Mr. Seidman in any venue.

The Savings Bank filed a claim under its Directors and Officers liability coverage, which includes a $100,000 deductible, to recover certain costs incurred in the defense against Mr. Seidman's claims. As of March 31, 2004, $380,000 of costs have been incurred, of which $240,000 have been expensed and are included in the consolidated statements of income in legal fees and $140,000 have been recorded as a receivable included in other assets in the consolidated statements of financial condition. The actual amount which will be recovered through the insurance claim is not yet determinable and will likely differ from the aforementioned estimate.

Periodically, there have been various claims and lawsuits against the Company and Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our consolidated financial condition, results of operations or cash flows.
















                                                                             28.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

16.   PARENT ONLY FINANCIAL INFORMATION
---------------------------------------

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) as of March 31, 2004, and for the period from March 3, 2004 (inception) to March 31, 2004.

                                     STATEMENT OF CONDITION
                                     ----------------------
                                                                                       March 31,
                                                                                         2004
                                                                                  ------------------
Assets:
       Cash and due from banks                                                       $  55,991,614
       Loan receivable from the Bank                                                    10,990,970
       Investment in subsidiary                                                        132,925,789
       Other assets                                                                         33,726
                                                                                     -------------

              Total assets                                                           $ 199,942,099
                                                                                     =============

Other liabilities                                                                    $      35,500
                                                                                     -------------

Stockholders' equity                                                                   199,906,599
                                                                                     -------------

Total liabilities and stockholders' equity                                           $ 199,942,099
                                                                                     =============

                                       STATEMENT OF INCOME
                                       -------------------

                                                                                     From Inception
                                                                                     March 3, 2004
                                                                                      to March 31,
                                                                                         2004
                                                                                    ----------------
Interest income                                                                       $    33,726
                                                                                      -----------

Non-interest expenses                                                                      55,405
                                                                                      -----------

(Loss) before income tax benefit and equity in
   undistributed earnings of subsidiary                                                   (21,679)
Income tax benefit                                                                          9,000
                                                                                      -----------

(Loss) before equity in undistributed
  earnings of subsidiary                                                                  (12,679)
Equity in undistributed
  earnings of subsidiary                                                                  135,913
                                                                                      -----------

Net income                                                                            $   123,234
                                                                                      ===========

                                                                             29.

                  CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
-----------------------------------------------

                                   STATEMENT OF CASH FLOWS
                                   -----------------------


                                                                                    From Inception
                                                                                     March 3, 2004
                                                                                     to March 31,
                                                                                         2004
                                                                                  ------------------
Cash flows from operating activities:
      Net income                                                                    $     123,234
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           (Increase) in other assets                                                     (33,726)
           Income in other liabilities                                                     35,500
           Equity in undistributed earnings of subsidiary                                (135,913)
                                                                                     ------------

                    Net cash (used in) operating activities                               (10,905)
                                                                                     ------------

Cash flows from investing activities:
      Purchase of Savings Bank stock                                                  (67,043,752)
      (Increase) in loan receivable from Savings Bank                                 (10,990,970)
                                                                                     ------------

                    Net cash (used in) investing activities                           (78,034,722)
                                                                                     ------------

Cash flows from financing activities:
      Net proceeds from issuance of common stock                                      134,037,241
                                                                                     ------------

                    Net cash provided by financing activities                         134,037,241
                                                                                     ------------

Net increase in cash and cash equivalents                                              55,991,614
                                                                                     ------------

Cash and cash equivalents - beginning                                                     -
                                                                                     ------------

Cash and cash equivalents - ending                                                   $ 55,991,614
                                                                                     ============








                                                                             30.

                          CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARY
                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           ------------------------------------------

17.   QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------

                                                                               Quarter Ended
                                                   ----------------------------------------------------------------------
                                                     June 30,       September 30,        December 31,         March 31,
                                                       2003              2003               2003                2004
                                                   ------------    ----------------    ----------------    --------------
                                                                (In thousands, except for per share amounts)
Total interest income                               $   6,538        $    6,269           $   6,073           $   6,818
Total interest expense                                  3,056             2,876               2,877               2,907
                                                    ---------        ----------           ---------           ---------

Net interest income                                     3,482             3,393               3,196               3,911

(Recovery of) loan losses                                (100)            -                   -                   -
Non-interest income                                        76                72                  71                  72
Non-interest expenses                                   1,851             1,870               1,922               2,540
Income taxes                                              720               638                 537                 606
                                                         ----         ---------            --------           ---------

Net income                                           $  1,087         $     957            $    808           $     837
                                                     ========         =========            ========           =========
Net income per share - basic
   and diluted                                        N/A (1)          N/A (1)              N/A (1)           $    0.03

Weighted average number of
  common shares outstanding -
   basic and diluted                                  N/A (1)          N/A (1)              N/A (1)              29,441


                                                                               Quarter Ended
                                                   ----------------------------------------------------------------------
                                                     June 30,       September 30,        December 31,         March 31,
                                                       2002              2002               2002                2003
                                                   ------------    ----------------    ----------------    --------------
                                                                            (In thousands)

Total interest income                                $  7,615         $   7,511            $  7,209           $   6,918
Total interest expense                                  4,054             3,905               3,613               3,284
                                                     --------         ---------            --------           ---------

Net interest income                                     3,561             3,606               3,596               3,634

Provision for loan losses                               -                 -                   -                   -
Non-interest income                                        72                72                  79                  73
Non-interest expenses                                   1,429             1,432               1,476               1,589
Income taxes                                              802             1,017                 881                 846
                                                     --------         ---------            --------           ---------

Net income                                           $  1,402         $   1,229            $  1,318           $   1,272
                                                     ========         =========            ========           =========
Net income per share

Weighted average number of
   common shares outstanding                          N/A (1)          N/A (1)              N/A (1)            N/A (1)


(1) Converted to stock form on March 3, 2004.


                                                                             31.

                        DIRECTORS AND EXECUTIVE OFFICERS


  DIRECTORS OF CLIFTON SAVINGS            EXECUTIVE OFFICERS OF
   BANCORP, INC., CLIFTON MHC                CLIFTON SAVINGS                  EXECUTIVE OFFICERS OF
       AND CLIFTON SAVINGS                  BANCORP, INC. AND                    CLIFTON SAVINGS
           BANK S.L.A.                         CLIFTON MHC                         BANK, S.L.A.
---------------------------------      -----------------------------         ------------------------
JOHN A. CELENTANO, JR.                  JOHN A. CELENTANO, JR.                 JOHN A CELENTANO, JR.
    CHAIRMAN OF THE BOARD AND               CHAIRMAN OF THE BOARD AND              CHAIRMAN OF THE BOARD
    CHIEF EXECUTIVE OFFICER -               CHIEF EXECUTIVE OFFICER
    CLIFTON SAVINGS BANCORP,
    INC. AND CLIFTON MHC                WALTER CELUCH                          WALTER CELUCH
    CHAIRMAN OF THE BOARD -                 PRESIDENT AND CORPORATE                PRESIDENT, CHIEF EXECUTIVE
    CLIFTON SAVINGS BANK, S.L.A.            SECRETARY                              OFFICER AND SECRETARY

FRANK J. HAHOFER                        CHRISTINE R. PIANO, CPA                BART D'AMBRA
    PRIVATE INVESTOR                        CHIEF FINANCIAL OFFICER AND            EXECUTIVE VICE PRESIDENT AND
                                            TREASURER                              CHIEF LENDING OFFICER

THOMAS A. MILLER                                                               STEPHEN A. HOOGERHYDE
    OWNER - THE T.A. MILLER &                                                      EXECUTIVE VICE PRESIDENT AND
    CO., INC.                                                                      CHIEF LENDING OFFICER

JOHN H. PETO                                                                   CHRISTINE R. PIANO, CPA
    REAL ESTATE INVESTOR                                                           EXECUTIVE VICE PRESIDENT AND
                                                                                   CHIEF FINANCIAL OFFICER
RAYMOND L. SISCO
    VICE CHAIRMAN OF THE BOARD
    - CLIFTON SAVINGS BANCORP,
    INC., CLIFTON MHC AND
    CLIFTON SAVINGS BANK, S.L.A.
    PRESIDENT - CIN RAY REALTY,
    INC.

JOSEPH C. SMITH
    PRESIDENT - SMITH-SONDY
    ASPHALT CONSTRUCTION CO.

JOHN STOKES
    GENERAL PARTNER - O.I.R.
    REALTY CO.


    EXECUTIVE VICE PRESIDENT AND
    CHIEF LENDING OFFICER

CHRISTINE R. PIANO, CPA
    EXECUTIVE VICE PRESIDENT AND
    CHIEF FINANCIAL OFFICER


                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

The annual meeting of stockholders will be held at 9:00 a.m., on September 7, 2004 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

STOCK LISTING

Clifton Savings Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

On March 4, 2004, Clifton Savings Bancorp common stock commenced trading on the Nasdaq National Market. The high and low sales prices of the common stock during the quarter ended March 31, 2004 were $14.25 and $12.01 per share, respectively. Clifton Savings Bancorp did not pay any dividends during the quarter ended March 31, 2004.

At June 23, 2004, there were 2,034 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

Bart D'Ambra
Clifton Savings Bancorp, Inc.
1433 Van Houten Avenue
Clifton, New Jersey 07015
(973) 473-2200

ANNUAL AND OTHER REPORTS

A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2004, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

INDEPENDENT AUDITORS
Radics & Co. LLC
55 U.S. Highway 46
Pine Brook, New Jersey 07058

CORPORATE COUNSEL
Muldoon Murphy Faucette & Aguggia LLP
5101 Wisconsin Avenue, NW
Washington, DC 20016

TRANSFER AGENT
Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016

                                OFFICE LOCATIONS

MAIN OFFICE
-----------

     MONTCLAIR HEIGHTS
     1433 Van Houten Avenue
     Clifton, New Jersey 07015
     (973) 473-2200/(973) 473-2020


BRANCH OFFICES
--------------

     RICHFIELD                                     PALISADE AVENUE
     1055 Clifton Avenue                           247 Palisade Avenue
     Clifton, New Jersey 07013                     Garfield, New Jersey 07026
     (973) 473-2323                                (973) 478-5050

     BOTANY VILLAGE                                LANZA AVENUE
     1 Village Square West                         369 Lanza Avenue
     Clifton, New Jersey 07011                     Garfield, New Jersey 07026
     (973) 546-3320                                (973) 478-1200

     LAKEVIEW AVENUE                               WALLINGTON
     319 Lakeview Avenue                           55 Union Boulevard
     Clifton, New Jersey 07011                     Wallington, New Jersey 07057
     (973) 478-1260                                (973) 779-7306

     ATHENIA                                       WAYNE
     646 Van Houten Avenue                         1158 Hamburg Turnpike
     Clifton, New Jersey 07013                     Wayne, New Jersey 07470
     (973) 473-0025                                (973) 628-1611

     VALLEY ROAD
     387 Valley Road
     Clifton, New Jersey 07013
     (973) 279-1505