Form 10-K, Exhibit 13
period 2005-03-31
CLIFTON SAVINGS BANCORP INC
filed 2005-06-14
CIK 1240581

                               SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following table sets forth certain consolidated summary historical financial information concerning the financial position of Clifton Savings Bancorp, Inc. including its subsidiaries, Clifton Savings Bank, S.L.A., and Botany Inc. for the dates indicated.  The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc.
appearing later in this annual report.

                                                                      AT MARCH 31,
                                            -----------------------------------------------------------------
                                                2005         2004         2003         2002         2001
                                            ------------- ------------------------- ------------ ------------
                                                                 (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets............................        $841,877     $742,308     $576,055     $543,917     $494,160
Loans receivable, net...................         354,162      249,459      214,219      251,021      228,996
Cash and cash equivalents...............          31,121      144,657       76,251       55,028       43,964
Securities..............................         435,854      330,887      271,362      225,515      209,045
Deposits................................         556,453      537,002      497,495      471,318      426,155
FHLB advances...........................          75,263            0            0            0            0
Total equity............................         203,173      199,907       73,020       67,804       63,402


                                                                  YEAR ENDED MARCH 31,
                                            -----------------------------------------------------------------
                                               2005         2004         2003         2002          2001
                                            ------------ ------------ ------------ ------------  ------------
                                                                 (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income.........................        $ 31,369     $ 25,698     $ 29,253     $ 31,290     $ 32,437
Interest expense........................          12,397       11,716       14,856       19,136       20,237
                                                --------     --------     --------     --------     --------
Net interest income.....................          18,972       13,982       14,397       12,154       12,200
Provision for (recovery of) loan losses.             260         (100)           0           55          100
                                                --------     --------     --------     --------     --------
Net interest income after
   provision for (recovery of) loan losses        18,712       14,082       14,397       12,099       12,100
Noninterest income......................             361          291          296          284          360
Noninterest expense.....................          10,279        8,183        5,926        5,478        5,487
                                                --------     --------     --------     --------     --------
Earnings before income taxes............           8,794        6,190        8,767        6,905        6,973
Total income taxes......................           3,514        2,501        3,546        2,476        2,525
                                                --------     --------     --------     --------     --------
Net earnings............................        $  5,280     $  3,689     $  5,221     $  4,429     $  4,448
                                                ========     ========     ========     ========     ========
Net earnings per share (1) ............         $   0.18     $   0.13          N/A          N/A          N/A
                                                ========     ========     ========     ========     ========

----------------------------
(1) Prior to March 3, 2004, Clifton Savings operated as a mutual institution and, accordingly, had no per share data.

                                                               AT OR FOR THE YEAR ENDED MARCH 31,
                                           ---------------------------------------------------------------------------
                                               2005             2004           2003          2002           2001
                                           --------------  --------------- ------------- -------------  --------------
PERFORMANCE RATIOS:
Return on average assets................            0.67%           0.57%         0.94%         0.86%           0.91%
Return on average equity................            2.62%           4.37%         7.41%         6.75%           7.34%
Interest rate spread (1)................            1.96%           2.01%         2.34%         1.94%           2.05%
Net interest margin (2).................            2.48%           2.23%         2.67%         2.41%           2.58%
Noninterest expense to average assets...            1.30%           1.25%         1.07%         1.06%           1.13%
Efficiency ratio (3)....................           53.35%          57.33%        40.33%        43.98%          43.91%
Average interest-earning assets to
   average interest-bearing liabilities.            1.32x           1.11x         1.12x         1.13x           1.12x
Average equity to average assets........           25.48%          12.94%        12.68%        12.67%          12.45%
Earnings per share......................           $0.18           $0.13           N/A           N/A             N/A
Dividends per share.....................           $0.14             N/A           N/A           N/A             N/A
Dividend payout ratio...................           33.52%            N/A           N/A           N/A             N/A

CAPITAL RATIOS:
Tangible capital........................           17.52%          17.83%        12.69%        12.47%          12.83%
Core capital............................           17.56%          17.90%        12.69%        12.47%          12.83%
Risk-based capital......................           50.83%          57.71%        40.47%        35.64%          36.82%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans....................            0.31%           0.34%         0.44%         0.37%           0.38%
Allowance for loan losses as a percent of
   nonperforming loans..................       110000.00%         688.52%       537.14%       186.51%         306.23%
Net charge-offs to average outstanding
   loans during the period..............            0.00%           0.00%         0.00%         0.00%           0.00%
Nonperforming loans as a percent of
   total loans..........................            0.00%           0.05%         0.08%         0.20%           0.13%
Nonperforming assets as a percent of
   total assets.........................            0.00%           0.02%         0.03%         0.09%           0.09%

OTHER DATA:
Number of:
   Real estate loans outstanding........           2,173           1,886         1,905         2,263           2,369
   Deposit accounts.....................          34,709          34,916        35,171        37,005          37,190
   Full service customer service                      10              10             8             8               8
    facilities..........................

------------------------------------
(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of assets.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The objective of this section is to help you understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear later in this annual report.

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

         EXPENSES. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment, directors' compensation, advertising expenses, legal, federal insurance premiums, and other miscellaneous expenses.

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

         Advertising expenses include costs relating to marketing, promotional items and related expenses.

         Legal expense includes attorneys' fees related to litigation, corporate, securities, regulatory and other legal matters.

         Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

         Other expenses include expenses for accountants and consultants, franchise taxes, charitable contributions, insurance, office supplies, printing, postage and other miscellaneous operating expenses.

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

OPERATING STRATEGY

         Our mission is to continue to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. We plan to achieve this by:

         o operating as an independent community-oriented financial institution;

         o    expanding our branch network and upgrading our existing branches;

         o pursuing opportunities to increase our loan portfolio by purchasing New Jersey and out-of-state loans;

         o continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

         o    managing our investment and borrowings portfolios; and

         o    increasing deposits.

         OPERATING AS AN INDEPENDENT COMMUNITY-ORIENTED FINANCIAL INSTITUTION

         We have a long tradition of focusing on the needs of consumers in our community and being an active corporate citizen. Unlike some large banks, our decisions are made locally, we have many long time branch employees, and customers have access to senior management. In recent years, we have expanded our customer service initiatives. In addition to standard conveniences such as ATMs, we offer extended hours and telephone banking. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

         EXPANDING OUR BRANCH NETWORK AND UPGRADING OUR EXISTING BRANCHES

         In April 2003 we opened a new branch in Wallington, New Jersey and in May 2004 our limited service branch in Garfield, New Jersey was replaced with a new building with a drive-up facility and ATM. In September 2003 we opened a new branch in Wayne, New Jersey. These new facilities have been well received by our depositors. We also intend to open two new branches in Passaic and Bergen Counties. In addition, during fiscal 2005 we commenced expansion of our Lakeview Clifton office and increased the workspace in our headquarters building in the Montclair Heights area of Clifton. We intend to continue to pursue opportunities to upgrade our current branch facilities and to pursue expansion in our market area in future years through de novo branching and branch acquisitions, and we also may consider exploring expansion opportunities in surrounding counties.

         PURSUE OPPORTUNITIES TO INCREASE OUR LOAN PORTFOLIO BY PURCHASING NEW JERSEY AND OUT-OF-STATE LOANS

         We will pursue the purchase of New Jersey and out-of-state (in particular states on the Eastern Seaboard) loans originated by national brokers while continuing to originate any such loans in accordance with our conservative underwriting guidelines. Purchased loan packages are subject to the same guidelines established for our own origination process. By purchasing loans we supplement loan demand in our lending areas while minimizing overhead costs.

         CONTINUING TO USE CONSERVATIVE UNDERWRITING PRACTICES TO MAINTAIN THE HIGH QUALITY OF OUR LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2005, our nonperforming loans (loans which are 90 or more days delinquent) were 0.0% of our total loan portfolio and 0.0% of our total assets. Although we intend to increase our multi-family and commercial real estate lending, we intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

         MANAGING OUR INVESTMENT AND BORROWINGS PORTFOLIOS

         Our liquidity, income and interest rate risk are affected by the management of our investment and borrowings portfolios. During the year ended March 31, 2005, we began to leverage the additional capital we raised in the offering by borrowing funds from the Federal Home Loan Bank and investing the funds in loans and investment securities in a manner consistent with our current portfolio. Assuming favorable market conditions, we expect that this leverage strategy will enhance earnings and help to manage our interest rate risk.

         INCREASING DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits increased $19.5 million, or 3.6%, since March 31, 2004 primarily due to competitive interest rates, the movement of customer funds out of riskier investments, including the stock market, and our history of paying interest on deposit accounts since 1928. We intend to continue to increase our deposits by continuing to offer exceptional customer service, as well as enhancing products and services offered to our customers.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2005, 2004 AND 2003

         OVERVIEW.
                                                                                     % CHANGE        % CHANGE
                                        2005           2004            2003          2005/2004       2004/2003
                                    ------------   ------------   --------------  -------------- ---------------
                                               (DOLLARS IN THOUSANDS)

Net earnings.......................    $5,280         $3,689          $5,221          43.13%          (29.34)%
Return on average assets...........      0.67%          0.57%           0.94%         17.54%          (39.36)%
Return on average equity...........      2.62%          4.37%           7.41%        (40.05)%         (41.03)%

         2005 V. 2004. Net earnings increased primarily due to a significant increase in net interest income. During the year, cash received in our initial stock offering was redeployed into higher yielding securities and loans, which accounted for the increase in interest income, offset by a modest increase in interest expense.

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

         NET INTEREST INCOME.

         2005 V. 2004. Net interest income increased $5.0 million or 35.7%, to $19.0 million for 2005. The increase in net interest income for 2005 was attributable to a substantial increase in average interest earning assets partially offset by a marginal decrease in the net interest income margin.

         Total interest income increased $5.7 million, or 22.2%, to $31.4 million for 2005, resulting from an increase of $138.5 million or 22.1% in the volume of interest earnings assets, while the average yield remained constant at 4.09%. The composition of interest-earning assets generally consists of loans, securities, and interest-bearing deposits. The increase in average interest-earning assets was primarily due to the increases in the average balance of loans, mortgage-backed securities and investment securities partially offset by the decrease in other interest-earning assets. Interest income on loans and mortgage-backed securities increased by 29.4% and 19.9% respectively, due primarily to increases in volume. The average yield on loans decreased 53 basis points to 5.26% while the average yield on mortgage-backed securities increased 2 basis points to 3.89%. Interest income on investment securities increased 9.4% due to a 26.8% increase in volume partially offset by a 47 basis point decrease in average yield to 2.97%. Interest income on other interest-earning assets decreased 0.9% due to a 40.4% decrease in volume partially offset by a 60 basis point increase in yield to 1.49%.

         Total interest expense increased $681,000, or 5.8% to $12.4 for 2005 due primarily to the addition of interest expense on FHLB borrowings which were part of an income enhancement strategy implemented during the year. The average interest rate paid on interest-bearing liabilities increased 5 basis points to 2.13% while the average balances increased only 3.4%.

         2004 V. 2003. Net interest income decreased $415,000, or 2.9%, to $14.0 million for 2004. The decrease in net interest-income for 2004 was attributable to a lower net interest income margin which more than offset an increased level of net interest-earning assets.

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

                                                                               YEAR ENDED MARCH 31,
                                              --------------------------------------------------------------------------------------
                                                         2005                         2004                        2003
                                              ----------------------------- ---------------------------- ---------------------------
                                                         INTEREST                     INTEREST                     INTEREST
                                               AVERAGE     AND       YIELD/ AVERAGE      AND     YIELD/  AVERAGE      AND     YIELD/
                                               BALANCE   DIVIDENDS   COST   BALANCE   DIVIDENDS   COST   BALANCE   DIVIDENDS  COST
                                              ---------  ---------  -------  --------  --------- ------ --------- ---------- -------
                                                                           (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans receivable..........................  $309,548   $16,280    5.26%  $217,098  $12,580    5.79% $238,457   $15,952    6.69%
   Mortgage-backed securities................   237,177     9,225    3.89    198,677    7,695    3.87   124,397     6,918    5.56
   Investment securities.....................   175,860     5,215    2.97    138,652    4,768    3.44   130,381     5,612    4.30
   Other interest-earning assets.............    43,703       649    1.49     73,342      655    0.89    45,326       771    1.70
                                               --------   -------           --------  -------          --------   -------
         Total interest-earning assets.......   766,288    31,369    4.09    627,769   25,698    4.09   538,561    29,253    5.43
                                                          -------           --------                              -------
Noninterest-earning assets...................    24,964                       25,135                     16,722
                                               --------                     --------                   --------
      Total assets...........................  $791,252                     $652,904                   $555,283
                                               ========                     ========                   ========
Liabilities and equity:
Interest-bearing liabilities:
   Demand accounts...........................  $ 41,244       308    0.75   $ 78,457      612    0.78  $ 37,224       563    1.51
   Savings and Club accounts.................   176,895     2,317    1.31    155,902    2,129    1.37   121,000     2,533    2.09
   Certificates of deposit...................   321,732     8,177    2.54    329,180    8,975    2.73   322,057    11,760    3.65
                                               --------   -------           --------  -------          --------   -------
      Total interest-bearing deposits........   539,871    10,802    2.00    563,539   11,716    2.08   480,281    14,856    3.09
                                               --------   -------           --------  -------          --------   -------
   FHLB Advances.............................    42,600     1,595    3.74         --       --    0.00        --        --    0.00
                                               --------   -------           --------  -------          --------   -------
      Total interest-bearing liabilities.....   582,471    12,397    2.13    563,539   11,716    2.08   480,281    14,856    3.09
                                               --------   -------           --------  -------          --------   -------
Noninterest-bearing liabilities:
   Noninterest-bearing deposits..............     1,292                          283                         45
   Other noninterest-bearing liabilities.....     5,889                        4,618                      4,523
                                               --------                     --------                   --------
      Total noninterest-bearing liabilities..     7,181                        4,901                      4,568
                                               --------                     --------                   --------

      Total liabilities......................   589,652                      568,440                    484,849
      Stockholders' equity...................   201,600                       84,464                     70,434
                                               --------                     ---------                  --------
      Total liabilities and equity...........  $791,252                     $652,904                   $555,283
                                               ========                     ========                   ========

Net interest income..........................             $18,972                     $13,982                     $14,397
                                                          =======                     =======                     =======
Interest rate spread.........................                        1.96%                       2.01%                       2.34%
Net interest margin..........................                        2.48%                       2.23%                       2.67%
Average interest-earning assets
   to average interest-bearing
   Liabilities...............................      1.32x                        1.11x                      1.12x

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

                                             2005 COMPARED TO 2004              2004 COMPARED TO 2003
                                       ---------------------------------- ----------------------------------
                                          INCREASE (DECREASE) DUE TO      INCREASE (DECREASE) DUE TO
                                       ---------------------------------- ----------------------------------
                                         VOLUME      RATE        NET        VOLUME      RATE        NET
                                       ---------- ---------  ------------ --------- ----------- ------------
                                                                 (IN THOUSANDS)
      Interest income:
        Loans receivable..............   $4,939    $(1,239)    $3,700     $(1,348)    $(2,024)   $(3,372)
        Mortgage-backed securities....    1,490         40      1,530       3,301      (2,524)       777
        Investment securities.........    1,160       (713)       447         337      (1,181)      (844)
        Other interest-earning assets.     (332)       326         (6)        349        (465)      (116)
                                         ------    -------     ------     -------     -------    -------
               Total interest income..    7,257     (1,586)     5,671       2,639      (6,194)    (3,555)
                                         ------    -------     ------     -------     -------    -------

      Interest expense:
         Demand deposits..............     (281)       (23)      (304)        413        (364)        49
         Savings and Club accounts....      283        (95)       188         610      (1,014)      (404)
         Certificates of deposit......     (196)      (602)      (798)        253      (3,038)    (2,785)
                                         ------    -------     ------     -------     -------    -------
            Total deposit expense.....     (194)      (720)      (914)      1,276      (4,416)    (3,140)
                                                   -------                -------     -------    -------
         FHLB advances................    1,595         --      1,595          --          --         --
                                         ------
               Total interest expense.    1,401       (720)       681       1,276      (4,416)    (3,140)
                                         ------    -------     ------     -------     -------    -------
         Net interest income..........   $5,856    $  (866)    $4,990     $ 1,363     $(1,778)   $  (415)
                                         ======    =======     ======     =======     =======    =======

         PROVISION FOR LOAN LOSSES.

         2005 V. 2004. We recorded a provision for loan losses of $260,000 during the year ended March 31, 2005. The need for an increase in the allowance for loan losses was the result of a substantial increase in the loan portfolio balance. Gross loans increased 41.5% during the period. The additional provision needed was not the result of a decline in the quality of the portfolio as nonperforming loans decreased 99.2% during the period.

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

         NON-INTEREST INCOME. The following table shows the components of noninterest income and the percentage changes from 2005 to 2004 and from 2004 to 2003.

                                                                                  % CHANGE        %CHANGE
                                             2005         2004         2003       2005/2004      2004/2003
                                         ------------ ------------ ------------ -------------  --------------
                                                 (DOLLARS IN THOUSANDS)
Fees and service charges...............      $245         $239         $230           2.51%          3.91%
Loss on sale of mortgage-backed
  securities held to maturity..........       (26)          --           --             ND             --
Gain on sale of premises and
  equipment............................        93           --           --             ND             --
Other..................................        49           52           66          (5.77)        (21.21)
                                             ----         ----         ----          -----         ------
                                             $361         $291         $296          24.05%         (1.68)%
                                             ====         ====         ====          =====         ======

--------------------
ND - Not determinable.


         NON-INTEREST EXPENSE. The following table shows the components of noninterest expense and the percentage changes from 2005 to 2004 and from 2004 to 2003.

                                                                                    % CHANGE     %CHANGE
                                            2005         2004          2003        2005/2004    2004/2003
                                        ----------------------------------------- --------------------------
                                                  (DOLLARS IN THOUSANDS)

Salaries and employee benefits.........   $ 5,502        $4,208        $2,969         30.75%      41.73%
Net occupancy expense of premises......       947           785           582         20.64       34.88
Equipment..............................       905           836           756          8.25       10.58
Directors' compensation................       555           474           408         17.09       16.17
Advertising............................       406           372           253          9.14       47.04
Legal..................................       363           271            31         33.95      774.19
Federal insurance premium..............        82            79            81          3.80       (2.47)
Other..................................     1,519         1,158           846         31.17        6.88
                                          -------        ------        ------         -----      ------
      Total............................   $10,279        $8,183        $5,926         25.61%      38.09%
                                          =======        ======        ======         =====      ======

         2005 V. 2004. Salaries and employee benefits increased due to the cost of stock compensation plans implemented following the Company's initial stock offering, along with the additional personnel added to staff new and expanded branch locations and the newly created controller and internal auditor positions. Net occupancy expenses increased due to the additional costs associated with the expanded branch network. Legal fees increased due to the continuation of the litigation brought against Clifton Savings in connection with the reorganization and legal fees associated with being a public company. Other expenses increased due to the additional miscellaneous costs associated with being a public entity.

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

         INCOME TAXES.

         2005 V. 2004. Income taxes increased due to a higher level of pre-tax income. The effective tax rate for 2005 was 40.0% compared to 40.4% for 2004.

         2004 V. 2003. Income taxes decreased due to a lower level of taxable income. The effective tax rate for 2004 was 40.4% compared to 40.5% for 2003.

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2005, real estate loans totaled $346.7 million, or 97.8% of total loans compared to $244.6 million, or 97.6% of total loans at March 31, 2004, and $209.4 million, or 97.1% of total loans, at March 31, 2003. Loans increased in the year ended March 31, 2005 due to continued strong origination volume as pricing of loan products continued to be competitive, along with the purchase of $46.9 million in loans. The loans purchased were primarily related to New Jersey properties with $14.1 million representing properties in several other eastern states. Loans increased in the year ended March 31, 2004 due to the pricing of loan products to be competitive in light of market conditions.

         The largest segment of our mortgage loans is one- to four-family loans. At March 31, 2005, one- to four-family loans totaled $334.9 million and represented 96.6% of mortgage loans and 94.4% of total loans. One- to four-family loans increased $100.9 million, or 43.1%, in the year ended March 31, 2005 as a result of the aforementioned origination volume and purchases, and increased $35.1 million, or 17.6%, in the year ended March 31, 2004 as a result of offering competitive rates on loan products.

       Multi-family and commercial real estate loans are the second largest segment of our mortgage loan portfolio. This portfolio was $10.9 million, and represented 3.1% of total loans as of March 31, 2005. Multi-family and commercial real estate loans increased $1.4 million, or 14.8%, in the year ended March 31, 2005 and decreased $606,000, or 6.0%, in the year ended March 31, 2004.

         We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $8.0 million and represented 2.2% of total loans at March 31, 2005, compared to $6.0 million, or 2.4% of total loans, at March 31, 2004.

         The following table sets forth the composition of our loan portfolio at the dates indicated.

                                                                    AT MARCH 31,
                                        ---------------------------------------------------------------------
                                                 2005                  2004                   2003
                                        ---------------------  --------------------- ------------------------
                                          AMOUNT     PERCENT     AMOUNT     PERCENT   AMOUNT       PERCENT
                                        ---------  ----------  ---------- ---------- ----------  ------------
                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.................  $334,902       94.43%  $233,977     93.34%  $198,884        92.25%
   Multi-family and commercial.........    10,932        3.08      9,521      3.80     10,127         4.70

   Construction........................       845        0.24      1,148      0.46        382         0.18
                                         --------      ------   --------    ------   --------       ------
         Total real estate loans.......   346,679       97.75    244,646     97.60    209,393        97.13
                                         --------      ------   --------    ------   --------       ------

Consumer loans:
   Second mortgage loans...............     4,874        1.38      3,464      1.38      3,319         1.54
   Passbook or certificate loans.......       894        0.25      1,086      0.43      1,188         0.55
   Equity lines of credit..............     1,912        0.54      1,443      0.58      1,639         0.76
   Other consumer loans................       290        0.08         35      0.01         35         0.02
                                         --------      ------   --------    ------   --------       ------
         Total consumer loans..........     7,970        2.25      6,028      2.40      6,181         2.87
                                         --------      ------   --------    ------   --------       ------

         Total gross loans.............   354,649      100.00%   250,674    100.00%   215,574       100.00%
                                                       ======               ======                  ======
Loans in process.......................      (159)                  (354)                (252)
Net premiums (discounts) and
   deferred loan costs (fees)..........       772                    (21)                (163)

Allowance for loan losses..............    (1,100)                  (840)                (940)
                                         --------               --------             --------
         Total loans receivable, net...  $354,162               $249,459             $214,219
                                         ========               ========             ========

                                                            AT MARCH 31,
                                        -----------------------------------------------------
                                                   2002                       2001
                                        --------------------------- -------------------------
                                          AMOUNT        PERCENT       AMOUNT       PERCENT
                                        ------------  ------------- ------------ ------------
                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family..................  $236,887          93.93%    $214,256         93.11%
   Multi-family and commercial..........     8,753           3.47        8,977          3.90
   Construction.........................       450           0.18           --            --
                                          --------         ------     --------        ------
         Total real estate loans........   246,090          97.58      223,233         97.01
                                          --------         ------     --------        ------
Consumer loans:
   Second mortgage loans................     3,828           1.52        4,682          2.04
   Passbook or certificate loans........       976           0.39          996          0.43
   Equity lines of credit...............     1,256           0.50        1,161          0.50
   Other consumer loans.................        35           0.01           35          0.02
                                          --------         ------     --------        ------
         Total consumer loans...........     6,095           2.42        6,874          2.99
                                          --------         ------     --------        ------
         Total gross loans..............   252,185         100.00%     230,107        100.00%
                                                           ======                     ======
Loans in process........................       (80)                         --
Net premiums (discounts) and
   deferred loan costs (fees)...........      (144)                       (226)

Allowance for loan losses...............      (940)                       (885)
                                          --------                    --------
         Total loans receivable, net....  $251,021                    $228,996
                                          ========                    ========

         The following table sets forth certain information at March 31, 2005 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                           ONE- TO
                                            FOUR-        MULTI-FAMILY
                                           FAMILY       AND COMMERCIAL                  CONSUMER      TOTAL
                                         REAL ESTATE     REAL ESTATE     CONSTRUCTION     LOANS       LOANS
                                         -----------  ----------------  -------------- ------------ -----------
                                                                   (IN THOUSANDS)
Amounts due in:
   One year or less.....................  $      65       $       -            $845        $1,156     $  2,066
   More than one to three years.........      1,001               2               -           192        1,195
   More than three to five years........      5,122             211               -           355        5,688
   More than five to ten years..........     13,574             384               -         2,343       16,301
   More than ten to fifteen years.......    126,175           1,849               -         1,925      129,949
   More than fifteen years..............    188,965           8,486               -         1,999      199,450
                                          ---------       ---------            ----        ------     --------
      Total.............................  $ 334,902       $  10,932            $845        $7,970     $354,649
                                          =========       =========            ====        ======     ========

         The following table sets forth the dollar amount of all loans at March 31, 2005 that are due after March 31, 2006 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums (discounts) and deferred loan costs
(fees), and includes $1,000 of nonperforming loans.

                                                                        FLOATING OR
                                                       FIXED-RATES    ADJUSTABLE-RATES       TOTAL
                                                     -------------- --------------------  ------------
                                                                      (IN THOUSANDS)
Real estate loans:
   One- to four-family..............................   $227,441        $107,396           $334,837
   Multi-family and commercial......................      1,401           9,531             10,932
   Construction.....................................          -               -                  -
Consumer loans......................................      4,884           1,930              6,814
                                                       --------        --------           --------
      Total.........................................   $233,726        $118,857           $352,583
                                                       ========        ========           ========

         The following table shows loan origination activity during the periods indicated.
                                                           YEAR ENDED MARCH 31,
                                                  ---------------------------------------
                                                      2005         2004         2003
                                                  ----------- -------------  ------------
                                                              (IN THOUSANDS)
Total loans at beginning of period...............    $250,674     $215,574     $252,185
                                                     --------     --------     --------
Loans originated:
   Real estate...................................      99,006      114,149       59,240
   Consumer......................................       4,597        4,186        3,690
                                                     --------     --------     --------
         Total loans originated..................     103,603      118,335       62,930
                                                     --------     --------     --------

Loans purchased..................................      46,933        4,635          382
                                                     --------     --------     --------
Deduct:
    Principal payments:
    Real estate..................................     (43,906)     (83,531)     (96,256)
    Consumer.....................................      (2,655)      (4,339)      (3,604)
                                                     --------     --------     --------
    Total principal payments.....................     (46,561)     (87,870)     (99,860)
                                                     --------     --------     --------
    Transfers to foreclosed real estate..........          --           --          (63)
                                                     --------     --------     --------
Net loan activity................................     103,975       35,100      (36,611)
                                                     --------     --------     --------
Total gross loans at end of period...............    $354,649     $250,674     $215,574
                                                     ========     ========     ========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of ten years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities increased $105.0 million, or 31.7%, in the year ended March 31, 2005 as a result of the investment of cash received in our initial public offering being deployed into higher yielding securities. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the carrying values (fair value for available for sale issues and amortized cost for held to maturity issues) of our securities portfolio at the dates indicated. We had no trading securities at such dates.

                                                                             AT MARCH 31,
                                                    ---------------------------------------------------------------
                                                            2005                 2004                 2003
                                                    ------------------- ------------------- -----------------------
                                                    AMORTIZED    FAIR    AMORTIZED   FAIR     AMORTIZED    FAIR
                                                      COST       VALUE     COST      VALUE      COST       VALUE
                                                    ---------- -------- ---------- -------- ------------ ----------
                                                                            (IN THOUSANDS)
Securities available-for-sale:
   Federal agency debt securities.................... $ 59,987  $ 59,015    $ 5,000   $ 5,028    $ 5,000   $ 5,011
   Federal National Mortgage Association (1).........   37,575    37,355         --        --         --        --
   Federal Home Loan Mortgage Corporation (1)........   31,465    30,846        130       138        246       264
                                                      --------  --------    -------   -------    -------   -------
                                                       129,027   127,216      5,130     5,166      5,246     5,275
                                                      --------  --------    -------   -------    -------   -------

Securities held-to-maturity:
   Federal agency debt securities....................  137,979   135,617    120,933   122,252    120,862   123,115
   Federal National Mortgage Association (1).........   52,952    52,661     76,010    76,823     47,290    48,846
   Federal Home Loan Mortgage Corporation (1)........   88,565    87,616     98,556    99,681     57,940    59,695
   Governmental National Mortgage Association (1)....   29,142    28,792     30,222    30,150     39,994    40,406
                                                      --------  --------    -------   -------    -------   -------
                                                       308,638   304,686    325,721   328,906    266,086   272,062
                                                      --------  --------    -------   -------    -------   -------

                      Total.......................... $437,665  $431,902   $330,851  $334,072   $271,332  $277,337
                                                      ========  ========   ========  ========   ========  ========

---------------------------
(1) Mortgage-backed securities.

         At March 31, 2005, we did not own any securities, other than U.S. Government and agency securities that had an aggregate book value in excess of 10% of our total capital at that date.

         The following table sets forth the maturities and weighted average yields of securities at March 31, 2005. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2005, mortgage-backed securities with adjustable rates totaled $108.2 million.

                                                    MORE THAN            MORE THAN
                               LESS THAN            ONE YEAR TO         FIVE YEARS TO         MORE THAN
                               ONE YEAR             FIVE YEARS           TEN YEARS            TEN YEARS               TOTAL
                         -----------------------------------------------------------------------------------------------------------
                                     WEIGHTED              WEIGHTED             WEIGHTED              WEIGHTED              WEIGHTED
                          AMORTIZED  AVERAGE   AMORTIZED   AVERAGE    AMORTIZED AVERAGE   AMORTIZED   AVERAGE   AMORTIZED   AVERAGE
                            COST      YIELD      COST       YIELD       COST     YIELD       COST       YIELD      COST       YIELD
                         ---------- --------- ---------- --------- ------------ ------- ------------ ---------- ---------- ---------
                                                                 (DOLLARS IN THOUSANDS)

Securities available for
sale:
  Federal agency
   securities (1).......  $20,000     1.85%    $ 39,987     2.54%     $    -       -  %   $      -        - %    $ 59,987     2.31%
  Freddie Mac (1)(2)....        -        -           67     8.50           -       -        37,508     4.99        37,575     5.00
  Fannie Mae (1)(2).....        -        -            -        -           -       -        31,465     4.34        31,465     4.34
                          -------              --------               ------              --------               --------
                           20,000     1.85       40,054     2.55           -       -        68,973     4.69       129,027     3.59
                          -------              --------               ------              --------               --------
Securities held to
maturity:
  Federal agency
   securities...........   12,997     2.55      124,982     3.20           -       -             -        -       137,979     3.14
  Fannie Mae (2)........        -        -        5,864     4.73         436    6.14        46,652     3.48        52,952     3.64
  Freddie Mac (2).......        -        -        3,479     5.24         925    6.67        84,161     3.97        88,565     4.05
  Ginnie Mae (2)........        -        -           94     7.53         140    6.25        28,908     3.39        29,142     3.42
                          -------              --------               ------              --------               --------
                           12,997     2.55      134,419     3.32       1,501    6.48       159,721     3.72       308,638     3.51
                          -------              --------               ------              --------               --------
     Total..............  $32,997     2.12%    $174,473     3.14%     $1,501    6.48%     $228,694     4.02%     $437,665     3.53%
                          =======              ========               ======              ========               ========

-------------------------------
(1) Weighted average yield for available for sale securities based upon amortized cost. The weighted average yield based upon the portfolio's carrying value of $127.2 million was 3.64%.
(2)  Mortgage-backed securities.

         PREMISES AND EQUIPMENT. Premises and equipment increased approximately $408,000 in the year ended March 31, 2005.

         OTHER ASSETS. Other assets increased approximately $902,000 in the year ended March 31, 2005. The increase in other assets is primarily due to increases of $970,000 in deferred taxes, and $239,000 in miscellaneous prepaid expenses offset by decreases of $140,000 in legal fees receivable and $212,000 in the balance of intangible pension assets.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest bearing demand, NOW accounts, which include High Yield (Crystal) checking, passbook and statement savings, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $19.5 million, or 3.6%, in the year ended March 31, 2005. The increase in deposits consisted primarily of an increase in NOW accounts, which is the result of the introduction of the Crystal checking product. Also, certificates of deposit increased due to offering bonus interest rates on existing products and overall competitive market interest rates.

         The following table sets forth the balances of our deposit products at the dates indicated.

                                                          AT MARCH 31,
                                             ---------------------------------------
                                                 2005         2004         2003
                                             ---------- ------------  --------------
                                                         (IN THOUSANDS)
Non-interest bearing demand accounts........    $  1,402   $  1,437      $     35
NOW accounts................................      33,747     26,667        26,356
Super NOW accounts..........................         183        260           433
Money market deposit accounts...............       7,479     10,707        12,096
Savings and club accounts...................     173,331    178,892       128,400
Certificates of deposit.....................     340,311    319,039       330,175
                                                --------   --------      --------
      Total.................................    $556,453   $537,002      $497,495
                                                ========   ========      ========

         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2005. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                                CERTIFICATES
                                       MATURITY PERIOD                           OF DEPOSIT
                    ------------------------------------------------------------------------------
                                                                               (IN THOUSANDS)

                    Three months or less .................................        $  7,250
                    Over three through six months.........................          14,252
                    Over six through twelve months........................           7,495
                    Over twelve months....................................          20,993
                                                                                  --------
                         Total............................................        $ 49,990
                                                                                  ========

         The following table sets forth the time deposits classified by rates at the dates indicated.

                                                                  AT MARCH 31,
                                                  ---------------------------------------------
                                                      2005           2004            2003
                                                  -------------  --------------  --------------
                                                                 (IN THOUSANDS)

         1.00 - 1.99%............................     $ 63,362        $136,618        $ 26,755
         2.00 - 2.99%............................      152,961          90,117         164,021
         3.00 - 3.99%............................       99,474          73,021          84,959
         4.00 - 4.99%............................       21,042          14,517          30,502
         5.00 - 5.99%............................        3,456           3,708          14,385
         6.00 - 6.99%............................           16           1,058           9,553
                                                      --------        --------        --------
              Total..............................     $340,311        $319,039        $330,175
                                                      ========        ========        ========

         The following table sets forth the amounts and maturities of time deposits at March 31, 2005.

                                                          AMOUNT DUE
                                   --------------------------------------------------------
                                                                                                         PERCENT OF
                                                                                                           TOTAL
                                    ONE YEAR     AFTER 1-2   AFTER 2-3  AFTER 3-4  AFTER 4              CERTIFICATE
                                    OR LESS       YEARS       YEARS      YEARS      YEARS     TOTAL      ACCOUNTS
                                   -----------  ----------- ---------- ---------- --------- ---------- -------------
                                                         (DOLLARS IN THOUSANDS)
1.00 - 1.99%.....................    $ 63,360      $     -    $     2     $    -    $    -   $ 63,362        18.62%
2.00 - 2.99%.....................     124,139       25,134      3,688          -         -    152,961        44.95%
3.00 - 3.99%.....................      16,125       60,021     19,901      3,422         5     99,474        29.23%
4.00 - 4.99%.....................       7,592        3,553        110      7,937     1,850     21,042         6.18%
5.00 - 5.99%.....................       3,443           13          -          -         -      3,456         1.02%
6.00 - 6.99%.....................          16            -          -          -         -         16            -%
                                     --------      -------    -------    -------    ------   --------        -----
     Total.......................    $214,675      $88,721    $23,701    $11,359    $1,855   $340,311       100.00%
                                     ========      =======    =======    =======    ======   ========       ======

         The following table sets forth the savings activities for the periods indicated.
                                                    YEAR ENDED MARCH 31,
                                       -----------------------------------------
                                           2005          2004          2003
                                       ------------- ------------- -------------
                                                    (IN THOUSANDS)

Beginning balance.....................     $537,002      $497,495      $471,318
                                           --------      --------      --------
Increase before interest credited.....        8,652        27,773        11,306
Interest credited.....................       10,799        11,734        14,871
                                           --------      --------      --------
Net increase in savings deposits......       19,451        39,507        26,177
                                           --------      --------      --------
Ending balance........................     $556,453      $537,002      $497,495
                                           ========      ========      ========

         BORROWINGS. Historically, we have not relied upon advances from the Federal Home Loan Bank of New York to supplement our supply of lendable funds or to meet deposit withdrawal requirements; however, as part of our leveraging strategy implemented during the year ended March 31, 2005, we began to borrow from the Federal Home Loan Bank.

         The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated. We had no other borrowing arrangements at March 31, 2005.

                                                                      YEAR ENDED MARCH 31,
                                                           -------------------------------------------
                                                              2005            2004            2003
                                                           ------------    ------------    -----------
                                                                     (DOLLARS IN THOUSANDS)
Maximum amount of advances outstanding at any
   month end during the period.......................       $75,539        $     -          $     -
Average advances outstanding during the period.......        42,600              -                -
Weighted average interest rate during the period.....          3.74%             -%               -%
Balance outstanding at end of period.................       $75,263        $     -          $     -
Weighted average interest rate at end of period......          3.55%             -%               -%

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

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system, loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectibility, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2005, 2004, 2003, 2002, and 2001.

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

         At March 31, 2005, our allowance for loan losses represented 0.31% of total gross loans and 110000.0% of nonperforming loans. The allowance for loan losses increased to $1.1 million at March 31, 2005 from $840,000 at March 31, 2004. We recorded a provision of $260,000 to the allowance for loan losses for the year ended March 31, 2005 primarily due to a significant increase in the balance of loans receivable.

         At March 31, 2004, our allowance for loan losses represented 0.34% of total gross loans and 688.5% of nonperforming loans. The allowance for loan losses decreased to $840,000 at March 31, 2004 from $940,000 at March 31, 2003. We recorded a recovery of $100,000 to the allowance for loan losses for the year ended March 31, 2004 primarily due to a decrease in the loan portfolio caused by loan repayments, consistently applied loss assumptions and allocation percentages and a decrease in the balance of nonperforming loans.

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

                                                                     YEAR ENDED MARCH 31,
                                               ------------------------------------------------------------------
                                                   2005         2004         2003         2002          2001
                                               ----------- ------------ ------------  ------------- -------------
                                                                    (DOLLARS IN THOUSANDS)
Allowance at beginning of period............         $840       $940         $940         $885          $785
                                                     ----       ----         ----         ----          ----
Provision for (recovery of) loan losses.....          260       (100)           -           55           100
                                                     ----       ----         ----         ----          ----
Recoveries..................................            -          -            -            -             -
Charge-offs.................................            -          -            -            -             -
                                                     ----       ----         ----         ----          ----
Net charge-offs.............................            -          -            -            -             -
                                                     ----       ----         ----         ----          ----
   Allowance at end of period...............       $1,100       $840         $940         $940          $885
                                                   ======       ====         ====         ====          ====

Allowance to nonperforming loans............    110000.00%    688.52%      537.14%      186.51%       306.23%
Allowance to total gross loans
   outstanding at the end of the period.....         0.31%      0.34%        0.44%        0.37%         0.38%

         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                                AT MARCH 31,
                                  -------------------------------------------------------------------------------------------------
                                                  2005                              2004                          2003
                                  --------------------------------------- ---------------------------- ----------------------------
                                                          % OF                            % OF                           % OF
                                              % OF       LOANS IN              % OF      LOANS IN             % OF      LOANS IN
                                            ALLOWANCE    CATEGORY            ALLOWANCE   CATEGORY           ALLOWANCE   CATEGORY
                                            TO TOTAL     TO TOTAL             TO TOTAL   TO TOTAL            TO TOTAL   TO TOTAL
                                   AMOUNT   ALLOWANCE     LOANS     AMOUNT   ALLOWANCE    LOANS     AMOUNT  ALLOWANCE    LOANS
                                  -------  ----------- ----------  -------- ----------  ---------   ------- ----------  -----------
                                                                 (DOLLARS IN THOUSANDS)
One- to four-family..............  $1,007     91.55%      94.43%     $764      90.95%     93.34%     $737      78.40%     92.25%
Multi-family and commercial
   real estate...................      56      5.09        3.08        50       5.95       3.80        58       6.17       4.70
Construction.....................       2      0.18        0.24         2       0.24       0.46         1       0.11       0.18
Consumer.........................      35      3.18        2.25        24       2.86       2.40        31       3.30       2.87
Unallocated......................       -         -           -         -          -          -       113      12.02          -
                                   ------     -----       -----      ----      -----      -----      ----      -----      -----
    Total allowance for loan
     losses....................... $1,100    100.00%     100.00%     $840     100.00%    100.00%     $940     100.00%    100.00%
                                   ======    ======      ======      ====     ======     ======      ====     ======     ======

                                                             AT MARCH 31,
                                    ----------------------------------------------------------------
                                                  2002                            2001
                                    --------------------------------- ------------------------------
                                                            % OF                             % OF
                                                 % OF      LOANS IN              % OF       LOANS IN
                                               ALLOWANCE   CATEGORY             ALLOWANCE   CATEGORY
                                               TO TOTAL   TO TOTAL              TO TOTAL    TO TOTAL
                                     AMOUNT    ALLOWANCE    LOANS     AMOUNT    ALLOWANCE    LOANS
                                    --------  ----------- ---------  --------  ----------- ----------
                                                        (DOLLARS IN THOUSANDS)
One- to four-family.................    $818     87.02%     93.93%       $757     85.54%    93.11%
Multi-family and commercial
   real estate......................      93      9.89       3.47          45      5.08      3.90
Construction........................       1      0.11       0.18           -         -         -
Consumer............................      27      2.87       2.42          30      3.39      2.99
Unallocated.........................       1      0.11          -          53      5.99         -
                                        ----    ------     ------        ----    ------    ------
  Total allowance for loan
     losses.........................    $940    100.00%    100.00%       $885    100.00%   100.00%
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

         Nonperforming assets totaled $1,000, or 0.0% of total assets, at March 31, 2005, which is a decrease of $121,000 or 99.2%, from March 31, 2004.
Nonaccrual loans accounted for all the total nonperforming assets at March 31, 2005. At March 31, 2005, nonaccrual loans were comprised solely of one residential mortgage loan. At March 31, 2005, less than $1,000 of the allowance for loan losses related to this nonaccrual real estate loan.

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

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At March 31, 2005 and 2004, we had no loans that were considered impaired.

       The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

                                                              AT MARCH 31,
                                          -------------------------------------------------------
                                            2005       2004       2003       2002        2001
                                          -------  ----------  ---------  ---------  ------------
                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate.............................  $   1     $ 122       $ 175      $ 504       $ 289
                                            -----     -----       -----      -----       -----
         Total............................      1       122         175        504         289
                                            -----     -----       -----      -----       -----
Accruing loans past due 90 days or more:
  Consumer................................      -         -           -          -           -
                                            -----     -----       -----      -----       -----
         Total............................      -         -           -          -           -
                                            -----     -----       -----      -----       -----
         Total of nonaccrual and 90 days
           or more past due loans.........      1       122         175        504         289
                                            -----     -----       -----      -----       -----
Real estate owned..........................     0         0           0          0         168
                                            -----     -----       -----      -----       -----
         Total nonperforming assets........ $   1     $ 122       $ 175      $ 504       $ 457
                                            =====     =====       =====      =====       =====

Total nonperforming loans to total loans...  0.00%     0.05%       0.08%      0.20%       0.13%

Total nonperforming loans to total assets..  0.00%     0.02%       0.03%      0.09%       0.06%

Total nonperforming assets to total
  assets...................................  0.00%     0.02%       0.03%      0.09%       0.09%

         Interest income that would have been recorded for the years ended March 31, 2005 and 2004 had nonaccruing loans been current according to their original terms amounted to $-0- and $11,000, respectively. The amount of interest related to these loans included in interest income was $-0- for the year ended March 31, 2005 and $9,000 for the year ended March 31, 2004.

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

         The following table shows the aggregate amounts of our classified assets at the dates indicated.
                                                         AT MARCH 31,
                                               ---------------------------------
                                                    2005             2004
                                               ---------------  ----------------
                                                        (IN THOUSANDS)

     Special mention assets...................    $1,657           $  982
     Substandard assets ......................         2              122
     Doubtful assets..........................         -                -
     Loss assets..............................         -                -
                                                  ------           ------
        Total classified assets...............    $1,659           $1,104
                                                  ======           ======

         At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2005, we had six current loans totaling $502,000 included in the $1.66 million in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                         AT MARCH 31,
                                        ------------------------------------------------
                                                 2005                    2004
                                        ------------------------ -----------------------
                                                                    30-59      60-89
                                        30-59 DAYS  60-89 DAYS      DAYS        DAYS
                                         PAST DUE    PAST DUE     PAST DUE    PAST DUE
                                        ----------  -----------  ----------  -----------
                                                        (IN THOUSANDS)
Real estate loans......................   $  986       $ 3          $699       $502
Consumer loans.........................      226        34           164         77
                                          ------       ---          ----       ----
    Total..............................   $1,212       $37          $863       $579
                                          ======       ===          ====       ====

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

         QUANTITATIVE ASPECTS OF MARKET RISK. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2004, the most recent date Clifton Savings' net portfolio value was calculated by the Office of Thrift Supervision, that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change. Clifton Savings expects that its net portfolio value at March 31, 2005 is consistent with the table below.

BASIS POINT ("BP")                                                                    NET PORTFOLIO VALUE AS % OF
CHANGE IN RATES                                     NET PORTFOLIO VALUE                 PRESENT VALUE OF ASSETS
--------------------------------------  ------------------------------------------  ---------------------------------
                                          $ AMOUNT        $ CHANGE       % CHANGE      NPV RATIO          CHANGE
                                        -------------- --------------  -----------  ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS)
         300 bp                          $117,941       $ (44,875)          (28)%         15.99%          (437)bp
         200                              134,301         (28,515)          (18)          17.69           (267)
         100                              149,509         (13,306)           (8)          19.16           (120)
           0                              162,815            -                -           20.36              -
        (100)                             167,499           4,683             3           20.66             30

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

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2005, cash and cash equivalents totaled $31.1 million, including interest-bearing deposits of $23.3 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $127.2 million at March 31, 2005. On March 31, 2005, we had $75.3 million in Federal Home Loan Bank advances outstanding. In addition, we had arranged the ability to borrow a total of approximately $74.2 million under an overnight line of credit from the Federal Home Loan Bank of New York.

         At March 31, 2005, we had $12.4 million in loan commitments outstanding. In addition to commitments to originate loans, we had $2.2 million in unused lines of credit, and $398,000 in commitments related to the renovation and construction of branches. Certificates of deposit due within one year of March 31, 2005 totaled $214.7 million, or 38.6% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2006. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

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

         The following table presents certain of our contractual obligations as of March 31, 2005.

                                                                    PAYMENTS DUE BY PERIOD
                                           -------------------------------------------------------------------------
                                                             LESS THAN                                  MORE THAN
        CONTRACTUAL OBLIGATIONS                 TOTAL         1 YEAR       1-3 YEARS      3-5 YEARS      5 YEARS
------------------------------------------ -------------- -------------  ------------- -------------- --------------
                                                                        (IN THOUSANDS)
Equity line of credit....................    $  2,209       $      -     $      -         $     -         $2,209
Operating lease obligations (1)..........         169             74           95               -              -
Certificates of deposit..................     217,397         91,761      112,422          13,214              -
FHLB advances............................      70,263         12,389       31,200          21,968          4,706
Purchase obligations:
    Branch renovations and construction..         398            398            -               -              -
                                             --------       --------     --------         -------         ------
       Total.............................    $290,436       $104,622     $143,717         $35,182         $6,915
                                             ========       ========     ========         =======         ======

--------------------------
(1) Payments are for lease of real property.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2005, we originated $103.6 million of loans, purchased $46.9 million of loans, and purchased $237.3 million of securities. In fiscal 2004, we originated $118.3 million of loans, purchased $4.6 million of loans and purchased $239.3 million of securities. In fiscal 2003, we originated $62.9 million of loans, purchased $382,000 of loans, and purchased $191.5 million of securities.

         Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $19.5 million, $39.5 million and $26.2 million for the years ended March 31, 2005, 2004 and 2003, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional rates on certain deposit products in order to attract deposits. We experienced an increase in Federal Home Loan Bank advances of $75.3 million for the year ended March 31, 2005. We had no Federal Home Loan Bank advances outstanding at March 31, 2004 and 2003.

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2005, we exceeded all of our regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines.

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

         We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the year ended March 31, 2005.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

         In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns, or both. Interpretation No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. On December 17, 2003, the FASB revised Interpretation No. 46 and deferred the effective date of Interpretation No. 46 to no later than the end of the first reporting period that ends after March 15, 2004. For special-purpose entities, however, Interpretation No. 46 would be required to be applied as of December 31, 2003. We have not established any variable interest entities. The adoption of Interpretation No. 46 and Interpretation No. 46R did not have a material effect on our financial statements.

         The Emerging Issues Task Force ("EITF") Issue 03-1, "The Meaning of Other-Than- Temporary Impairment and Its Application to Certain Investments" provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, than an impairment loss should be recognized equal to the difference between the investment's cost and its fair value. The Company has presented the new disclosure requirements in its consolidated financial statements. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. However in September 2004, the effective date of these provisions was delayed until finalization of a FASB Staff Position ("FSP") to provide additional implementation guidance.

         In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. Under SFAS No. 123 (revised 2004), a public entity such as the Company will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such cost over the period during which an employee is required to provide service in exchange for the reward (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For public entities, such as the Company, that do not or will not file as small business issuers, SFAS No. 123 (revised 2004) is effective as of the beginning of the first annual reporting period that begins after June 15, 2005.

         Under SFAS No. 123 (revised), the Company will be required to record compensation expense for all new awards granted and any awards modified after March 31, 2006. In addition, the transition rules under SFAS No. 123 (revised) will require that, for all awards outstanding at March 31, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after March 31, 2006.

         The aforementioned pronouncement related to stock-based payments will not have any effect on the Company's existing historical consolidated financial statements as the Company has not had and does not currently have any stock-based compensation plans which would be subject to SFAS No. 123 (revised). However, should the Company implement such stock compensation plans in the future, any stock option awards requiring service periods extending beyond the effective date of SFAS No. 123 (revised) will require the recording of compensation expense on such awards beginning on April 1, 2006.

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



                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                           CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                           ----------------------------------------------

                                                                                                           March 31,
                                                                                             ---------------------------------------
Assets                                                                 Notes                       2005                  2004
------                                                          ---------------------        -------------------   -----------------
Cash and due from banks                                                                         $   7,777,760        $  15,591,119
Interest-bearing deposits in other banks                                                           13,472,798          128,065,913
Federal funds sold                                                                                  9,870,000            1,000,000
                                                                                                -------------        -------------
           Total cash and cash equivalents                             1 and 15                    31,120,558          144,657,032
                                                                                                -------------        -------------
Securities available for sale:
      Investment                                                      1, 3, 9 and 15               59,015,350            5,027,700
      Mortgage-backed                                                 1, 4, 9 and 15               68,201,115              138,113
Securities held to maturity:
      Investment                                                      1, 3, 9 and 15              137,978,660          120,933,287
      Mortgage-backed                                                  1, 4 and 15                170,659,368          204,788,321
Loans receivable:
      Loans receivable                                                   1 and 5                  355,261,611          250,298,785
      Allowance for loan losses                                          1 and 5                   (1,100,000)            (840,000)
                                                                                                --------------       -------------
           Net loans                                                        15                    354,161,611          249,458,785
                                                                                                -------------        -------------

Premises and equipment                                                   1 and 6                    9,221,719            8,813,426
Federal Home Loan Bank of New York stock                                 1 and 15                   4,370,800            3,639,400
Interest receivable                                                    1, 7 and 15                  4,461,484            3,067,928
Other assets                                                          11, 13, and 14                2,686,246            1,783,941
                                                                                                -------------        -------------
           Total assets                                                                         $ 841,876,911        $ 742,307,933
                                                                                                =============        =============

Liabilities and stockholders' equity
------------------------------------

Liabilities
-----------

Deposits                                                               1, 8 and 15              $ 556,452,668        $ 537,002,097
Advances from Federal Home Loan Bank of New York                       1, 9 and 15                 75,262,830               -
Advance payments by borrower for taxes and insurance                                                3,359,354            2,864,863
Other liabilities and accrued expenses                                12, 13 and 14                 3,628,848            2,534,374
                                                                                                -------------        -------------
           Total liabilities                                                                      638,703,700          542,401,334
                                                                                                -------------        -------------

Commitments and contingencies                                            1 and 16                     -                     -

Stockholders' equity                                               1, 2, 10, 11, and 17
--------------------

Preferred stock ($0.01 par value), 1,000,000 shares
  authorized; shares issued or outstanding - none                                                     -                     -
Common stock ($0.01 par value), 75,000,000 shares
  authorized; shares issued and outstanding 30,530,470                                                305,305              305,305
Additional paid-in-capital                                                                        133,928,604          133,796,416
Retained earnings, substantially restricted                                                        80,101,378           76,591,010
Common stock acquired by Employee Stock Ownership
  Plan ("ESOP")                                                                                   (10,075,054)         (10,807,787)
Accumulated other comprehensive income                                                             (1,087,022)              21,655
                                                                                                -------------        -------------
           Total stockholders' equity                                                             203,173,211          199,906,599
                                                                                                -------------        -------------
           Total liabilities and stockholders' equity                                           $ 841,876,911        $ 742,307,933
                                                                                                =============        =============

See notes to consolidated financial statements.


                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                                  CONSOLIDATED STATEMENTS OF INCOME
                               -----------------------------------------------------------------------

                                                                                              Year Ended March 31,
                                                                                ----------------------------------------------------
                                                                     Notes           2005               2004              2003
                                                                  ------------  ----------------   ----------------  ---------------
Interest income:
      Loans                                                         1 and 5        $ 16,279,495       $ 12,580,122      $ 15,951,620
      Mortgage-backed securities                                       1              9,224,911          7,694,210         6,918,176
      Investment securities                                            1              5,215,201          4,768,150         5,612,364
      Other interest-earning assets                                                     649,380            654,974           770,538
                                                                                   ------------       ------------      ------------

           Total interest income                                                     31,368,987         25,697,456        29,252,698
                                                                                   ------------       ------------      ------------

Interest expense:
      Deposits                                                         8             10,802,392         11,715,889        14,856,114
      Advances                                                                        1,595,101             -                 -
                                                                                   ------------       ------------      ------------

           Total interest expense                                                    12,397,493         11,715,889        14,856,114
                                                                                   ------------       ------------      ------------

Net interest income                                                                  18,971,494         13,981,567        14,396,584
Provision for (recovery of) loan losses                             1 and 5             260,000           (100,000)           -
                                                                                   ------------       ------------      ------------

Net interest income after provision for (recovery of)
  loan losses                                                                        18,711,494         14,081,567        14,396,584
                                                                                   ------------       ------------      ------------

Non-interest income:
      Fees and service charges                                                          245,438            238,585           230,607
      Loss on sale of mortgage-backed securities held
        to maturity                                                    4                (26,322)              -               -
      Miscellaneous                                                                     142,194             52,293            65,629
                                                                                   ------------       ------------      ------------

           Total non-interest income                                                    361,310            290,878           296,236
                                                                                   ------------       ------------      ------------

Non-interest expenses:
      Salaries and employee benefits                               12 and 14          5,502,217          4,208,338         2,969,126
      Net occupancy expense of premises                             1 and 6             947,379            784,842           582,307
      Equipment                                                        1                904,830            836,215           755,897
      Directors' compensation                                         13                555,276            473,474           408,088
      Advertising                                                                       405,561            371,745           252,629
      Legal                                                                             363,038            270,687            31,012
      Federal insurance premium                                                          81,866             79,026            80,595
      Miscellaneous                                                                   1,519,003          1,158,250           846,414
                                                                                   ------------       ------------      ------------

           Total non-interest expenses                                               10,279,170          8,182,577         5,926,068
                                                                                   ------------       ------------      ------------

Income before income taxes                                                            8,793,634          6,189,868         8,766,752
Income taxes                                                       1 and 11           3,513,720          2,500,635         3,546,177
                                                                                   ------------       ------------      ------------

Net income                                                                         $  5,279,914       $  3,689,233      $  5,220,575
                                                                                   ============       ============      ============

Net income per common share:                                           1
      Basic                                                                        $       0.18       $       0.13         N/A (a)
      Diluted                                                                      $       0.18       $       0.13         N/A (a)
                                                                                   ============       ============      ===========

Weighted average number of common shares
  outstanding:                                                         1
      Basic                                                                          29,486,327         29,440,532         N/A (a)
      Diluted                                                                        29,486,327         29,440,532         N/A (a)
                                                                                   ============       ============      ============

(a) Converted to stock form on March 3, 2004.

See notes to consolidated financial statements.

                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                     CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                     ----------------------------------------------------------


                                                                             Retained                     Accumulated
                                                              Additional     Earnings-     Common Stock      Other
                                                 Common        Paid-In     Substantially     Acquired     Comprehensive
                                                 Stock         Capital      Restricted        by ESOP        Income        Total
                                              ------------  -------------  -------------  ------------ --------------  -------------
Balance - March 31, 2002                      $   -         $      -       $ 67,781,202   $     -      $     23,064    $ 67,804,266
                                                                                                                       ------------
Net income                                        -                -          5,220,575         -               -         5,220,575

Other comprehensive income:
   Unrealized loss on securities available
   for sale, net of income taxes of $1,647        -                -             -              -            (5,217)         (5,217)
                                              -------       ------------    -----------   -----------   -----------    ------------
Comprehensive income                                                                                                      5,215,358
                                                                                                                       ------------
Balance - March 31, 2003                          -                -         73,001,777         -            17,847      73,019,624
                                                                                                                       ------------
Net income                                        -                -          3,689,233         -               -         3,689,233

Other comprehensive income:
   Unrealized gain on securities available
   for sale, net of income taxes of $2,503        -                -             -              -             3,808           3,808
                                                                                                                       ------------
Comprehensive income                                                                                                      3,693,041
                                                                                                                       ------------
Net proceeds of initial public stock
  offering                                     305,305       133,731,936         -              -               -       134,037,241

Common stock acquired by ESOP                     -                -             -         (10,990,970)         -       (10,990,970)

ESOP shares committed to be released              -               64,480         -             183,183          -           247,663

Initial capitalization of mutual holding
  company                                         -               -            (100,000)        -               -          (100,000)
                                              -------       ------------    -----------   ------------  -----------    ------------

Balance - March 31, 2004                      305,305        133,796,416     76,591,010    (10,807,787)      21,655     199,906,599
                                                                                                                       ------------
Net income                                        -               -           5,279,914         -               -         5,279,914

Other comprehensive income:
   Unrealized loss on securities available
   for sale, net of income taxes of $737,273      -               -              -              -        (1,108,677)     (1,108,677)
                                                                                                                       -------------
Comprehensive income                                                                                                      4,171,237
                                                                                                                       -------------
ESOP shares committed to be released              -              132,188         -             732,733          -           864,921

Cash dividends declared                           -                -         (1,769,546)        -               -        (1,769,546)
                                              --------      ------------    -----------   ------------  -----------    ------------
Balance - March 31, 2005                      $305,305      $133,928,604    $80,101,378   $(10,075,054) $(1,087,022)   $203,173,211
                                              ========      ============    ===========   ============  ===========    ============

See notes to consolidated financial statements.


                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                                CONSOLIDATED STATEMENTS OF CASH FLOWS
                               ----------------------------------------------------------------------

                                                                                                 Year Ended March 31,
                                                                                  --------------------------------------------------
                                                                                       2005              2004               2003
                                                                                  -------------     -------------      -------------
Cash flows from operating activities:
     Net income                                                                   $  5,279,914      $   3,689,233      $  5,220,575
     Adjustments to reconcile net income to
       net cash provided by operating activities:
         Depreciation and amortization of premises and equipment                       635,465            467,323           349,509
         Net amortization of deferred fees, premiums and discounts                     527,311            435,037             9,000
         Provision for (recovery of) loan losses                                       260,000           (100,000)             -
         Loss on sale of mortgage-backed securities held to maturity                    26,322             -                   -
         Gain on sale of foreclosed real estate                                           -                -                 (3,446)
         Gain on sale of premises and equipment                                        (92,834)            -                   -
         Loss on disposal of premises and equipment                                       -                -                    354
         (Increase) decrease in interest receivable                                 (1,393,556)           (57,026)          182,301
         Deferred income taxes                                                        (233,129)          (248,088)         (299,659)
         Decrease (increase) in other assets                                            68,097           (245,850)         (391,793)
         Increase (decrease) in accrued interest payable                               231,450            (18,218)          (15,290)
         Increase (decrease) in other liabilities                                      863,024           (315,720)          945,069
         ESOP shares committed to be released                                          864,921            247,663              -
                                                                                  ------------      -------------      ------------

              Net cash provided by operating activities                              7,036,985          3,854,354         5,996,620
                                                                                  ------------      -------------      ------------
Cash flows from investing activities:
     Proceeds from calls, maturities, and repayments of:
         Investment securities available for sale                                        -              5,000,000         6,000,000
         Mortgage-backed securities available for sale                               5,908,061            116,722           109,371
         Investment securities held to maturity                                     58,000,000         95,000,000        92,405,856
         Mortgage-backed securities held to maturity                                63,601,238         79,161,181        47,114,075
     Proceeds from sales of:
         Mortgage-backed securities held to maturity                                 2,357,517             -                   -
         Foreclosed real estate                                                          -                 -                 66,278
         Premises and equipment                                                        209,625             -                   -
     Purchases of:
         Investment securities available for sale                                  (54,985,000)       (5,000,000)       (10,000,000)
         Mortgage-backed securities available for sale                             (74,819,627)            -                   -
         Investment securities held to maturity                                    (74,978,125)      (95,000,000)      (102,998,437)
         Mortgage-backed securities held to maturity                               (32,486,996)     (139,319,899)       (78,529,142)
         Loans receivable                                                          (46,933,211)       (4,635,228)          (382,000)
         Premises and equipment                                                     (1,160,549)       (2,744,325)        (1,708,531)
         Federal Home Loan Bank of New York stock                                     (731,400)         (256,500)              -
     Net change in loans receivable                                                (57,993,338)      (30,416,872)        37,156,569
                                                                                  ------------      ------------       ------------

              Net cash (used in) investing activities                             (214,011,805)      (98,094,921)       (10,765,961)
                                                                                  ------------      ------------       ------------
Cash flows from financing activities:
     Net increase in deposits                                                       19,450,571        39,506,870         26,177,403
     Proceeds from advances from Federal Home Loan Bank of New York                 80,000,000             -                   -
     Principal repayments on advances from Federal Home Loan Bank of New York       (4,737,170)            -                   -
     Net increase (decrease) in payments by borrowers for taxes
       and insurance                                                                   494,491           193,395           (185,019)
     Net proceeds from initial public stock offering                                     -           134,037,241               -
     Common stock acquired by ESOP                                                       -           (10,990,970)              -
     Initial capitalization of mutual holding company                                    -              (100,000)              -
     Dividends paid                                                                 (1,769,546)            -                   -
                                                                                  ------------      ------------       ------------

              Net cash provided by financing activities                             93,438,346       162,646,536         25,992,384
                                                                                  ------------      ------------       ------------

Net (decrease) increase in cash and cash equivalents                              (113,536,474)       68,405,969         21,223,043
Cash and cash equivalents - beginning                                              144,657,032        76,251,063         55,028,020
                                                                                  ------------      ------------       ------------

Cash and cash equivalents - ending                                                $ 31,120,558      $144,657,032       $ 76,251,063
                                                                                  ============      ============       ============

Supplemental disclosure of cash flow information
------------------------------------------------

Cash paid during the year for:
     Interest on deposits and borrowings                                          $ 12,166,043      $ 11,734,107       $ 14,871,404
                                                                                  ============      ============       ============
     Income taxes                                                                 $  2,891,469      $  3,315,000       $  3,669,899
                                                                                  ============      ============       ============
Transfer of loans receivable to foreclosed real estate                            $         -       $     -            $     62,832
                                                                                  ============      ============       ============

See notes to consolidated financial statements.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------

Basis of consolidated financial statement presentation
------------------------------------------------------

The consolidated financial statements include the accounts of the Company, the Company's wholly-owned subsidiary, Clifton Savings Bank, S.L.A. (the "Savings Bank"), and the Savings Bank's wholly-owned subsidiary, Botany Inc. ("Botany"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank's allowance for loan losses. Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations.

Business of the Company and Subsidiaries
----------------------------------------

The Company's primary business is the ownership and operation of the Savings Bank. The Savings Bank is principally engaged in the business of attracting deposits from the general public at its ten locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. The Savings Bank's subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

Cash and cash equivalents
-------------------------

Cash and cash equivalents include cash and amounts due from banks, interest-bearing deposits in other banks with original maturities of three months or less, and federal funds sold. Generally, federal funds sold are sold for one-day periods.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


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

The Emerging Issues Task Force ("EITF") Issue 03-1, "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. An investment is considered impaired if the fair value of the investment is less than its cost. Generally, an impairment is considered other-than-temporary unless: (i) the investor has the ability and intent to hold an investment for a reasonable period of time sufficient for an anticipated recovery of fair value up to (or beyond) the cost of the investment; and (ii) evidence indicating that the cost of the investment is recoverable within a reasonable period of time outweighs evidence to the contrary. If impairment is determined to be other-than-temporary, then an impairment loss should be recognized equal to the difference between the investment's carrying value and its fair value. The Company has presented the new disclosure requirements in its consolidated financial statements. The recognition and measurement provisions were initially effective for other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. However, in September 2004, the effective date of these provisions was delayed until the finalization of a Financial Accounting Standards Board ("FASB") Staff Position ("FSP") to provide additional implementation guidance.

Discounts and premiums on all securities are accreted or amortized to maturity by use of the level-yield method. Gain or loss on sales of securities is based on the specific identification method.

Concentration of credit risk
----------------------------

Financial instruments which potentially subject the Company, Savings Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Investment securities include securities backed by the U.S. Government and other highly rated instruments. The Savings Bank's lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Loans receivable
----------------

Loans receivable are stated at unpaid principal balances, less net deferred loan fees (costs) and an allowance for loan losses. Interest is calculated by use of the simple interest method.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


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

Income taxes
------------

The Company, Savings Bank and Botany file a consolidated federal income tax return. Income taxes are allocated based on the contribution of income to the consolidated federal income tax return. Separate state income tax returns are filed.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Interest rate risk
------------------

The potential for interest-rate risk exists as a result of the shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. Management regularly monitors the maturity structure of assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

Net income per share
--------------------

Basic and diluted net income per share were computed by dividing net income for the year by the weighted average number of shares of common stock outstanding, adjusted for unearned shares of the ESOP. For the year ended March 31, 2004, such amounts were calculated based upon income for the entire year, although the Savings Bank converted to stock form on March 3, 2004, and the weighted average number of shares outstanding since March 3, 2004, as if such shares were outstanding during the entire year. Diluted net income per share did not differ from basic net income per share as there were no contracts or securities exercisable or which could be converted into common stock which would have a diluted effect.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

         Deposits
         --------

         The fair value of non-interest-bearing demand, NOW, Super NOW, Money Market, Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

         Advances from Federal Home Loan Bank of New York
         ------------------------------------------------

         The fair value is estimated using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

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

         As of March 31, 2005 and 2004, the fair value of the commitments to extend credit were not considered to be material.

Reclassification
----------------

Certain amounts for prior periods have been restated to conform to the current year's presentation.

Recent accounting pronouncements
--------------------------------

In December 2004, the FASB issued Statement of Financial Accounting Standards ("SFAS") No.123 (revised 2004), "Share-Based Payment." This statement revises the original guidance contained in SFAS No. 123 and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and its related implementation guidance. Under SFAS No. 123 (revised
2004), a public entity such as the Company will be required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions) and recognize such costs over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). For stock options and similar instruments, grant-date fair value will be estimated using option-pricing models adjusted for the unique characteristics of instruments (unless observable market prices for the same or similar instruments are available). For public entities, such as the Company, that do not or will not file as small business issuers, SFAS No. 123 (revised 2004) is effective as of the beginning of the first annual reporting period that begins after June 15, 2005.

Under SFAS No. 123 (revised), the Company will be required to record compensation expense for all new awards granted and any awards modified after March 31, 2006. In addition, the transition rules under SFAS No. 123 (revised) will require that, for all awards outstanding at March 31, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after March 31, 2006.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Cont'd.)
-------------------------------------------------------

Recent accounting pronouncements  (Cont'd.)
-------------------------------------------

The aforementioned pronouncement related to stock-based payments will not have any effect on the Company's existing historical consolidated financial statements as the Company has not had and does not currently have any stock-based compensation plans which would be subject to SFAS No. 123 (revised). However, should the Company implement such stock compensation plans in the future, any stock option awards requiring service periods extending beyond the effective date of SFAS No. 123 (revised) will require the recording of compensation expense on such awards beginning on April 1, 2006.

2.   REORGANIZATION AND STOCKHOLDERS' EQUITY
--------------------------------------------

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

In addition to the 75,000,000 authorized shares of Common Stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 2005 and 2004, there were no shares of Preferred Stock issued.

On March 10, 2005, the Company announced that its Board of Directors had authorized the repurchase of up to 686,936 shares of the Company's outstanding common stock, representing 5% of the outstanding shares owned by entities other than the MHC. Purchases may be made from time to time in the open market or in privately negotiated transactions generally at prices not exceeding prevailing market prices. No purchases have yet been made under this repurchase plan.

During the year ended March 31, 2005, the MHC waived its right to receive cash dividends of $2,350,846 on the shares of Company common stock it owns. Had the MHC not waived its rights to receive dividends, the amount of such dividends paid during the year ended March 31, 2005, would have been $4,120,392.


                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             ------------------------------------------

3.   INVESTMENT SECURITIES
--------------------------
                                                                                   March 31, 2005
                                                         -------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
     Available for sale
     ------------------

     Debt securities:
        U.S. Government (including agencies) maturing:
               Within one year                             $   20,000,000       $      -         $   254,450       $  19,745,550
               After one year but within five years            39,986,714              -             716,914          39,269,800
                                                           --------------       -----------      -----------       -------------

                                                           $   59,986,714       $      -         $   971,364       $  59,015,350
                                                           ==============       ===========      ===========       =============
     Held to maturity
     ----------------

     Debt securities:
        U.S. Government (including agencies) maturing:
               Within one year                             $   12,996,928       $    19,962      $   125,000       $  12,891,890
               After one but within five years                124,981,732              -           2,256,682         122,725,050
                                                           --------------       -----------      -----------       -------------

                                                           $  137,978,660       $    19,962      $ 2,381,682       $ 135,616,940
                                                           ==============       ===========      ===========       =============


                                                                                     March 31, 2004
                                                         -------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
     Available for sale
     ------------------

     Debt securities:
        U.S. Government (including agencies)
          maturing after one but within five years         $    5,000,000       $    27,700      $    -            $   5,027,700
                                                           ==============       ===========      ===========       =============
     Held to maturity
     ----------------

     Debt securities:
        U.S. Government (including agencies) maturing:
           Within one year                                 $    5,000,000       $     9,400      $     -           $   5,009,400
           After one but within five years                     97,991,940           757,500           11,050          98,738,390
           After five but within ten years                     17,941,347           562,603            -              18,503,950
                                                           --------------       -----------      -----------       -------------

                                                           $  120,933,287       $ 1,329,503      $    11,050       $ 122,251,740
                                                           ==============       ===========      ===========       =============



                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             ------------------------------------------

3.   INVESTMENT SECURITIES  (Cont'd.)
-------------------------------------

The age of unrealized losses and the fair value of related investment securities were as follows:

                                                     Less Than 12 Months           12 Months or More                  Total
                                                ----------------------------   ---------------------------  ------------------------
                                                                   Gross                          Gross                    Gross
                                                                 Unrealized                     Unrealized               Unrealized
                                                  Fair Value       Losses        Fair Value       Losses     Fair Value     Losses
                                                -------------   ------------   --------------- ------------ ------------ -----------
      March 31, 2005
      --------------
      U.S. Government (including agencies):
         Available for sale                     $  59,015,350    $   971,364    $     -        $     -      $ 59,015,350 $  971,364
         Held to maturity                         122,904,800      2,076,932      9,695,250        304,750   132,600,050  2,381,682
                                                -------------    -----------    -----------    ------------ ------------ ----------

                                                $ 181,920,150    $ 3,048,296    $ 9,695,250    $   304,750  $191,615,400 $ 3,353,046
                                                =============    ===========    ===========    ===========  ============ ===========


      March 31, 2004
      --------------
      U.S. Government (including agencies):
         Available for sale                     $     -          $     -        $     -        $     -      $     -      $     -
         Held to maturity                           9,988,950         11,050          -              -         9,988,950     11,050
                                                -------------    -----------    -----------    -----------  ------------ ----------

                                                $   9,988,950    $    11,050    $     -        $     -      $ 9,988,950  $   11,050
                                                =============    ===========    ===========    ===========  ===========  ==========

Management does not believe that any of the unrealized losses at March 31, 2005 and 2004, represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2005, 2004, and 2003.

4.   MORTGAGE-BACKED SECURITIES
-------------------------------

                                                                                   March 31, 2005
                                                         -------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
Available for sale
------------------

Federal Home Loan Mortgage Corporation                      $ 37,574,425       $ 61,497        $   280,712         $ 37,355,210
Federal National Mortgage Association                         31,465,219           -               619,314           30,845,905
                                                            ------------       --------        -----------         ------------

                                                            $ 69,039,644       $ 61,497        $   900,026         $ 68,201,115
                                                            ============       ========        ===========         ============
Held to maturity
----------------

Federal Home Loan Mortgage Corporation                      $ 88,565,295       $307,552        $ 1,256,504         $ 87,616,343
Federal National Mortgage Association                         52,952,151        272,325            563,926           52,660,550
Governmental National Mortgage Association                    29,141,922         28,894            378,717           28,792,099
                                                            ------------       --------        -----------         ------------

                                                            $170,659,368       $608,771        $ 2,199,147         $169,068,992
                                                            ============       ========        ===========         ============



                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


4. MORTGAGE-BACKED SECURITIES (Cont'd.)
---------------------------------------
                                                                                   March 31, 2004
                                                         -------------------------------------------------------------------------
                                                                                    Gross Unrealized
                                                             Amortized       ---------------------------------      Estimated
                                                               Cost              Gains             Losses           Fair Value
                                                         ------------------  ---------------   ---------------   -----------------
Available for sale
------------------

Federal Home Loan Mortgage Corporation                    $    129,757        $     8,356       $     -           $    138,113
                                                          ============        ===========       ==========        ============

Held to maturity
----------------

Federal Home Loan Mortgage Corporation                    $ 98,556,490        $ 1,294,525       $  170,215        $ 99,680,800
Federal National Mortgage Association                       76,009,492            968,744          154,784          76,823,452
Governmental National Mortgage Association                  30,222,339            102,242          174,904          30,149,677
                                                          ------------        -----------       ----------        ------------

                                                          $204,788,321        $ 2,365,511       $  499,903        $206,653,929
                                                          ============        ===========       ==========        ============

Contractual maturity data for mortgage-backed securities held to maturity is as follows (in thousands):

                                                                                        March 31,
                                                         --------------------------------------------------------------------------
                                                                        2005                                 2004
                                                        ------------------------------------  ------------------------------------
                                                            Amortized          Estimated         Amortized          Estimated
                                                              Cost            Fair Value           Cost            Fair Value
                                                        ------------------  ----------------  ----------------  ------------------
Available for sale
------------------
Due within one year                                       $      -            $    -            $     -           $      -
Due after one through five years                                    67                 70              130                 138
Due after five through ten years                                 -                 -                  -                  -
Due after ten years                                             68,973             68,131             -                  -
                                                          ------------        -----------       ----------        ------------

                                                          $     69,040        $    68,201       $      130        $        138
                                                          ============        ===========       ==========        ============
Held to maturity
----------------
Due within one year                                       $      -            $     -           $        4        $          4
Due after one through five years                                 9,436              9,424            7,126               7,462
Due after five through ten years                                 1,501              1,552           10,917              11,131
Due after ten years                                            159,722            158,093          186,741             188,057
                                                          ------------        -----------       ----------        ------------

                                                          $    170,659        $   169,069       $  204,788        $    206,654
                                                          ============        ===========       ==========        ============

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties.


                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             ------------------------------------------

4. MORTGAGE-BACKED SECURITIES (Cont'd.)
---------------------------------------

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:


                                                     Less Than 12 Months           12 Months or More                  Total
                                                ----------------------------   ---------------------------  ------------------------
                                                                   Gross                         Gross                      Gross
                                                                 Unrealized                     Unrealized               Unrealized
                                                  Fair Value       Losses        Fair Value       Losses     Fair Value     Losses
                                                -------------   ------------   --------------- ------------ ------------ -----------
      March 31, 2005
      --------------
      Available for sale                         $  47,001,622   $   900,026     $      -       $     -     $ 47,001,622 $   900,026
      Held to maturity                              89,838,272     1,398,289        53,744,319     800,858   143,582,591   2,199,147
                                                 -------------   -----------     -------------  ----------  ------------ -----------

                                                 $ 136,839,894   $ 2,298,315     $  53,744,319  $  800,858  $190,584,213 $ 3,099,173
                                                 =============   ===========     =============  ==========  ============ ===========

      March 31, 2004
      --------------
      Available for sale                         $     -         $     -         $      -       $     -     $     -      $     -
      Held to maturity                              83,970,098       430,154         4,655,548      69,749    88,625,646     499,903
                                                 -------------   -----------     -------------  ----------  ------------ -----------

                                                 $  83,970,098   $   430,154     $   4,655,548  $   69,749  $ 88,625,646 $   499,903
                                                 =============   ===========     =============  ==========  ============ ===========


Management does not believe that any of the unrealized losses at March 31, 2005 and 2004, represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

During the year ended March 31, 2005, proceeds from the sale of mortgage-backed securities held to maturity totalled $2,358,000, resulting in gross gains of $27,879 and gross losses of $54,201. The remaining principal balance for each of the mortgage-backed securities held to maturity sold was less than 15% of the original principal purchased. There were no sales of mortgage-backed securities available for sale during the years ended March 31, 2005, 2004, and 2003 and no sales of mortgage-backed securities held to maturity during the years ended March 31, 2004 and 2003.



                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             ------------------------------------------

5.    LOANS RECEIVABLE
----------------------
                                                                                            March 31,
                                                                             ---------------------------------------
                                                                                   2005                 2004
                                                                             ------------------   ------------------
Real estate mortgage:
       One- to four-family                                                      $ 334,901,925        $ 233,976,717
       Multi-family and commercial                                                 10,932,238            9,521,220
                                                                                -------------        -------------

                                                                                  345,834,163          243,497,937
                                                                                -------------        -------------

Real estate construction                                                              845,115            1,148,000
                                                                                -------------        -------------

Consumer:
       Second mortgage                                                              4,873,608            3,463,908
       Passbook or certificate                                                        894,272            1,086,260
       Equity line of credit                                                        1,912,014            1,442,917
       Other                                                                          290,000               35,000
                                                                                -------------        -------------

                                                                                    7,969,894            6,028,085
                                                                                -------------        -------------

           Total loans                                                            354,649,172          250,674,022
                                                                                -------------        -------------

Loans in process                                                                     (159,000)            (353,771)
Net premiums (discounts) and deferred loan costs (fees)                               771,439              (21,466)
                                                                                -------------        -------------

                                                                                      612,439             (375,237)
                                                                                -------------        -------------

                                                                                $ 355,261,611        $ 250,298,785
                                                                                ==============       =============

At March 31, 2005, 2004, and 2003, nonaccrual loans for which interest has been discontinued totaled approximately $1,000, $122,000 and $175,000, respectively. During the years ended March 31, 2005, 2004, and 2003, interest income of approximately $ -0-, $9,000 and $8,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $ -0-, $11,000 and $13,000, for the years ended March 31, 2005, 2004, and 2003, respectively.

As of March 31, 2005 and 2004, and during each of the years in the three-year period ended March 31, 2005, there were no impaired loans as defined by Statement of Financial Accounting Standards No. 114.

The Savings Bank has granted loans to certain officers and directors of the Company and Savings Bank and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate amount of these loans was approximately $1,530,000 and $1,395,000 at March 31, 2005 and 2004, respectively. During the year ended March 31, 2005, new loans totaled $783,000 and repayments totaled $648,000.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


5.    LOANS RECEIVABLE
----------------------

The following is an analysis of the allowance for loan losses:

                                                                                       Year Ended March 31,
                                                                     ------------------------------------------------------
                                                                           2005               2004               2003
                                                                     -----------------  -----------------   ---------------
        Balance - beginning                                             $    840,000      $    940,000       $   940,000
        Provision charged (recovery credited) to operations                  260,000          (100,000)            -
                                                                        ------------      ------------       -----------

        Balance - ending                                                $  1,100,000      $    840,000       $   940,000
                                                                        ============      ============       ===========

6.    PREMISES AND EQUIPMENT
----------------------------

                                                                                   March 31,
                                                                     ------------------------------------
                                                                           2005               2004
                                                                     -----------------  -----------------

       Land and land improvements                                     $  3,180,426       $   2,936,541
       Buildings and improvements                                        6,432,374           5,700,560
       Furnishings and equipment                                         2,286,536           1,993,323
       Leasehold improvements                                              261,998             252,738
       Construction in process                                             326,937             678,796
                                                                      ------------       -------------

                                                                       12,488,271           11,561,958

       Less accumulated depreciation and amortization                  (3,266,552)          (2,748,532)
                                                                      -----------        -------------

                                                                      $ 9,221,719        $   8,813,426
                                                                      ===========        =============

Included in land and land improvements at March 31, 2005 and 2004, is $177,000 and $759,000, respectively, of land which is being held for future branch expansion.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


6. PREMISES AND EQUIPMENT (Cont'd.)
-----------------------------------

Rental expenses related to the occupancy of leased premises totaled approximately $111,000, $97,000 and $40,000 for the years ended March 31, 2005, 2004 and 2003, respectively. The minimum obligation under the lease agreements, which expire through January 31, 2008, for each of the years ended March 31 is as follows:

                              Amount
                           --------------

            2006             $  74,000
            2007                53,000
            2008                42,000
                             ---------

                             $ 169,000

7.    INTEREST RECEIVABLE
-------------------------

                                                                                   March 31,
                                                                     ------------------------------------
                                                                           2005               2004
                                                                     -----------------  -----------------
        Loans                                                            $  1,580,640        $ 1,101,722
        Mortgage-backed securities                                            984,110            835,016
        Investment securities                                               1,896,820          1,134,331
                                                                         ------------        -----------

                                                                            4,461,570          3,071,069

        Allowance for uncollected interest on loans                               (86)            (3,141)
                                                                         ------------        -----------

                                                                         $  4,461,484        $ 3,067,928
                                                                         ============        ===========


                                           CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                                             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                             ------------------------------------------

8.    DEPOSITS
--------------
                                                                                  March 31,
                                      ----------------------------------------------------------------------------------------------
                                                          2005                                            2004
                                      ----------------------------------------------  ----------------------------------------------
                                       Weighted                                           Weighted
                                        Average                                           Average
                                         Rate             Amount            Percent         Rate           Amount          Percent
                                      ------------   ------------------   ------------  -------------  ---------------   -----------
Demand accounts:
      Non-interest bearing                  0.00%       $    1,402,027        0.25          0.00%       $   1,437,574        0.26
      NOW                                   1.27%           33,746,208        6.07          0.74%          26,666,870        4.97
      Super NOW                             0.74%              182,836        0.03          0.74%             259,694        0.05
      Money Market                          0.98%            7,479,002        1.34          0.98%          10,707,285        2.00
                                                        --------------      -------                     -------------      ------

                                            1.18%           42,810,073        7.69          0.78%          39,071,423        7.28

Savings and club accounts                   1.33%          173,331,190       31.15          1.11%         178,891,500       33.31

Certificates of deposit                     2.73%          340,311,405       61.16          2.38%         319,039,174       59.41
                                                        --------------      ------                      -------------      ------

Total deposits                              2.17%       $ 556,452,668       100.00          1.84%       $ 537,002,097      100.00
                                                        =============       ======                      =============      ======



Certificates of deposit with balances of $100,000 or more at March 31, 2005 and 2004, totaled approximately $49,990,000 and $40,787,000, respectively.

The scheduled maturities of certificates of deposit are as follows:

                                                                                   March 31,
                                                                        --------------------------------
                                                                            2005              2004
                                                                        --------------   ---------------
                                                                                (In Thousands)
              One year or less                                            $  214,675         $  218,001
              After one to three years                                       112,422             89,450
              After three years                                               13,214             11,588
                                                                          ----------         ----------

                                                                          $  340,311         $  319,039
                                                                          ==========         ==========

Interest expense on deposits consists of the following:

                                                              Year Ended March 31,
                                             ---------------------------------------------------------
                                                   2005                2004                2003
                                             -----------------   -----------------   -----------------
       Demand                                  $     308,402      $     611,931        $    563,117
       Savings and club                            2,317,207          2,128,853           2,532,805
       Certificates of deposits                    8,176,783          8,975,105          11,760,192
                                               -------------      -------------        ------------

                                               $  10,802,392      $  11,715,889        $ 14,856,114
                                               =============      =============        ============

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



9.   ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")
--------------------------------------------------------------

At March 31, 2005, the maturities weighted average interest rates of FHLB advances were as follows:

                                         Weighted
          Maturing During Year            Average
            Ending March 31,           Interest Rate           Balance
       ---------------------------    ----------------    ------------------

               2006                          2.94%           $17,388,612
               2007                          3.37%            12,527,737
               2008                          3.64%            18,672,590
               2009                          3.94%            18,823,405
               2010                          4.09%             3,144,518
               Thereafter                    4.09%             4,705,968
                                                             -----------

                                             3.55%           $75,262,830
                                                             ===========

There were no advances outstanding at March 31, 2004.

At March 31, 2005, the carrying value of collateral pledged for the above advances was as follows (in thousands):



      U.S. Government Agency bonds:
         Available for sale                                    $  4,930
         Held to maturity                                        11,000
                                                               --------

                                                                 15,930
                                                               --------
      Mortgage-backed securities
         available for sale                                      68,131
                                                               --------

                                                               $ 84,061
                                                               ========

10.    REGULATORY CAPITAL
-------------------------

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.    REGULATORY CAPITAL  (Cont'd.)
------------------------------------

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2005, that the Savings Bank met all capital adequacy requirements to which it was subject.

The most recent notification from the Office of Thrift Supervision ("OTS"), as of September 30, 2004, categorized the Savings Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based and Tier 1 leverage ratios as set forth in the following table. In the opinion of management, no conditions or events have occurred since that notification that would have changed the Savings Bank's category.

The actual capital amounts and ratios of the Savings Bank are as follows:

                                                                                     March 31,
                                                              -----------------------------------------------------------
                                                                          2005                          2004
                                                              ----------------------------  -----------------------------
                                                                 Amount         Percent        Amount          Percent
                                                              --------------  ------------  --------------   ------------
                                                                               (Dollars in thousands)
      Savings Bank capital:
           Total Risk-based capital                               $ 139,483        50.83%       $ 133,744         57.71%
           Tier 1 Risk-based capital                                138,383        50.43%         132,904         57.35%
           (Leverage) Tier 1 capital                                138,383        17.56%         132,904         17.90%
           Tangible capital                                         137,929        17.52%         132,238         17.83%

      Minimum capital requirements:
           Total Risk-based capital                                  21,952         8.00%          18,540          8.00%
           Tier 1 Risk-based capital                                 10,976         4.00%           9,270          4.00%
           (Leverage) Tier 1 capital                                 31,513         4.00%          29,664          4.00%
           Tangible capital                                          11,811         1.50%          11,124          1.50%

      To  be well-capitalized under prompt corrective action provisions:
           Total Risk-based capital                                  27,441        10.00%          23,175         10.00%
           Tier 1 Risk-based capital                                 16,464         6.00%          13,905          6.00%
           (Leverage) Tier 1 capital                                 39,392         5.00%          37,081          5.00%

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


10.    REGULATORY CAPITAL  (Cont'd.)
------------------------------------

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:

                                                                                            March 31,
                                                                                 ---------------------------------
                                                                                     2005               2004
                                                                                 --------------    ---------------
                                                                                          (In thousands)

      GAAP capital                                                                 $ 137,574          $ 132,926
      Unrealized loss (gain) on securities
          available for sale                                                             809                (22)
                                                                                   ---------          ---------

      Tier 1 capital                                                                 138,383            132,904
      Add: general valuation allowance                                                 1,100                840
                                                                                   ---------          ---------

      Total risk-based capital                                                     $ 139,483          $ 133,744
                                                                                   =========          =========

11.    INCOME TAXES
-------------------

The components of income taxes are summarized as follows:

                                                                             Year Ended March 31,
                                                               -----------------------------------------------------
                                                                    2005              2004               2003
                                                               ----------------  ----------------   ----------------
Current tax expense:
     Federal income                                               $ 2,958,651       $ 2,107,568         $ 2,887,558
     State income                                                     788,198           641,155             958,278
                                                                  -----------       -----------         -----------

          Total current income taxes                                3,746,849         2,748,723           3,845,836
                                                                  -----------       -----------         -----------

Deferred tax (benefit):
     Federal income                                                  (172,922)         (171,518)           (204,535)
     State income                                                     (60,207)          (76,570)            (95,124)
                                                                  -----------       -----------         -----------

          Total deferred income tax (benefit)                        (233,129)         (248,088)           (299,659)
                                                                  -----------       -----------         -----------

                                                                  $ 3,513,720       $ 2,500,635         $ 3,546,177
                                                                  ===========       ===========         ===========

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11.    INCOME TAXES  (Cont'd.)
------------------------------

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                             Year Ended March 31,
                                                               -----------------------------------------------------
                                                                    2005              2004               2003
                                                               ----------------  ----------------   ----------------
Federal income tax at the statutory rate                          $2,989,836        $2,104,555         $2,980,696
Increase (decrease) in income taxes resulting from:
     New Jersey income tax, net
      of federal income tax effect                                   480,474           372,626            569,682
     Other, net                                                       43,410            23,454             (4,201)
                                                                  ----------        ----------         ----------

Total income tax expense                                          $3,513,720        $2,500,635         $3,546,177
                                                                  ==========        ==========         ==========

Effective income tax rate                                               40.0%             40.4%              40.5%
                                                                  ==========        ==========         ==========


Deferred tax assets and liabilities consisted of the following:

                                                                                           March 31,
                                                                                -----------------------------------
                                                                                     2005                2004
                                                                                ----------------    ---------------
Deferred income tax assets
--------------------------

Unrealized loss on securities available for sale                                   $   722,872        $      -
Pension costs                                                                          521,197            435,945
Allowance for loan losses                                                              439,340            335,496
Loan fees                                                                                7,394             12,338
Employee Stock Ownership Plan                                                           79,276             73,163
Supplemental Executive Retirement Plan                                                  31,624               -
Other                                                                                   19,207             19,627
                                                                                   -----------        -----------

   Total deferred tax assets                                                         1,820,910            876,569
                                                                                   -----------        -----------

Deferred income tax liabilities
-------------------------------

Depreciation                                                                            94,446            106,106
Unrealized gain on securities available for sale                                        -                  14,401
                                                                                   -----------        -----------

   Total deferred tax liabilities                                                       94,446            120,507
                                                                                   -----------        -----------

Net deferred tax asset included in other assets                                    $ 1,726,464        $   756,062
                                                                                   ============       ===========

Retained earnings at March 31, 2005 and 2004, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses will result in income for tax purposes only, and will be subject to income tax at the then current rate.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12.    EMPLOYEE BENEFIT PLANS
-----------------------------

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

         The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans", which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $865,000 and $248,000 for the years ended March 31, 2005 and 2004, respectively.

         The ESOP shares were as follows:

                                                                                   March 31,
                                                                      --------------------------------------
                                                                            2005                2004
                                                                      ------------------  ------------------
                Allocated shares                                                81,072              -
                Shares committed to be released                                 10,519              18,318
                Unearned shares                                              1,007,506           1,080,779
                                                                          ------------        ------------

                Total ESOP shares                                            1,099,097           1,099,097
                                                                          ============        ============

                Fair value of unearned shares                             $ 11,284,067        $ 14,536,478
                                                                          ============        ============

         Section 401(k) Plan
         -------------------

         The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code, for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2005, 2004, and 2003, was approximately $51,000, $45,000 and $42,000, respectively.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


12. EMPLOYEE BENEFIT PLANS (Cont'd.)
------------------------------------

Supplemental Executive Retirement Plan  ("SERP")
------------------------------------------------

Effective upon the consummation of the Savings Bank's reorganization, a SERP was established. The plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Savings
Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant's behalf. A participant's benefits generally become payable upon a change in control of the Savings Bank and the Company. The SERP expense for the years ended March 31, 2005 and 2004, was approximately $68,000 and $11,000, respectively. There was no expense recorded for the year ended March 31, 2003. At March 31, 2005 and 2004, accrued SERP liability was $79,000 and $11,000, respectively.



13.    DIRECTORS' RETIREMENT PLAN
---------------------------------

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The measurement dates used to value the plan were January 1, 2005 and 2004, respectively.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. DIRECTORS' RETIREMENT PLAN (Cont'd.)
----------------------------------------

The following table sets forth the funded status for the Directors' Retirement Plan and amounts recognized in the consolidated statements of financial condition.

                                                                                               March 31,
                                                                                   ------------------------------------
                                                                                        2005                2004
                                                                                   ----------------    ----------------
         Accumulated benefit obligation                                             $ 1,441,322          $ 1,359,722
                                                                                    ===========          ===========

         Change in projected benefit obligation
         --------------------------------------

         Benefit obligation - beginning                                             $ 1,767,468          $ 1,480,431
         Service cost                                                                    49,052               42,086
         Interest cost                                                                  112,296               98,504
         Actuarial (gain) loss                                                          (46,085)              62,817
         Benefits paid                                                                  (24,000)             (24,000)
         Plan amendments                                                                 -                   107,630
                                                                                    -----------          ----------

         Benefit obligation - ending                                                  1,858,731            1,767,468
                                                                                    -----------          -----------

         Changes in plan assets
         ----------------------

         Fair value of plan assets - beginning                                           -                     -
         Employer contribution                                                           24,000               24,000
         Benefits paid                                                                  (24,000)             (24,000)
                                                                                    -----------          -----------

         Fair value of plan assets - ending                                              -                     -
                                                                                    -----------          -----------

         Funded status                                                               (1,858,731)          (1,767,468)
         Unrecognized prior service cost                                                665,768              751,824
         Unrecognized net loss                                                          212,051              265,176
         Additional minimum pension liability                                          (454,410)            (603,254)
                                                                                    -----------          -----------

         (Accrued) pension cost included in other liabilities                       $(1,435,322)         $(1,353,722)
                                                                                    ===========          ===========

         Assumptions:
            Discount rate                                                                 6.125%              6.375%
            Rate of increase in compensation                                              4.000%              4.000%

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


13. DIRECTORS' RETIREMENT PLAN (Cont'd.)
----------------------------------------

At March 31, 2005 and 2004, an intangible pension asset of $454,410 and $603,254, respectively, which is the result of the recording of the additional minimum pension liability, is included in other assets.

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2006, totalling approximately $387,000. At March 31, 2005, benefit payments expected to be paid under the plan are as follows (in thousands):

                       Year Ending
                        March 31,                   Amount
                      ---------------             ------------

                        2006                          $ 387
                        2007                             86
                        2008                            174
                        2009                             88
                        2010                             87
                        2011-2015                       858

Net periodic pension cost for the plan included the following components:

                                                                                                  Year Ended March 31,
                                                                                   -------------------------------------------------
                                                                                       2005              2004             2003
                                                                                   --------------    --------------   --------------
         Service cost of benefits earned during the period                          $   49,052         $   42,086       $  46,133
         Interest cost on projected benefit obligation                                 112,296             98,504          67,610
         Net amortization and deferral                                                  93,096             89,615          57,203
                                                                                    ----------         ----------       ---------

         Net periodic pension cost included in Directors'
           compensation                                                             $  254,444         $  230,205       $ 170,946
                                                                                    ==========         ==========       =========

         Assumptions:
            Discount rate                                                                6.375%              6.25%           6.75%
            Rate of increase in compensation                                             4.000%              4.00%           4.00%



Net amortization and deferral consists of (i) amortization of the liability which existed at the date the plan was established, (ii) amortization of unrecognized net gains and losses, and (iii) deferral of subsequent net gains and losses.

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14.    FORMER PRESIDENT'S RETIREMENT PLAN
-----------------------------------------

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January 1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. Due to the death of the former president in February 2005, his surviving spouse has begun and will continue to receive annual payments of $35,000 through December 31, 2008. The plan shall also provide coverage under a health insurance plan for the former president's spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were January 1, 2005 and 2004, respectively.

The following table sets forth the funded status for the Former President's Retirement Plan and amounts recognized in the consolidated statements of financial condition:

                                                                                            March 31,
                                                                                  ---------------------------------
                                                                                       2005              2004
                                                                                  ---------------   ---------------
         Accumulated benefit obligation                                             $ 324,036          $ 404,217
                                                                                    ==========         =========

         Change in projected benefit obligations
         ---------------------------------------

         Benefit obligation at beginning of year                                    $ 404,217          $ 416,062
         Interest cost                                                                 25,076             24,678
         Actuarial (gain) loss                                                        (61,513)             6,295
         Benefits paid                                                                (43,744)           (42,818)
                                                                                    ---------          ---------

         Benefit obligation at end of year                                            324,036            404,217
                                                                                    ---------          ---------

         Changes in plan assets
         ----------------------

         Fair value of plan assets at beginning of year                                  -                 -
         Employer contribution                                                        (43,744)            42,818
         Benefits paid                                                                (43,744)           (42,818)
                                                                                    ---------          ---------

         Fair value of plan assets at end of year                                        -                 -
                                                                                    ---------          ---------

         Funded status                                                               (324,036)          (404,217)
         Unrecognized net loss                                                           -                63,185
         Additional minimum pension liability                                            -               (63,185)
                                                                                    ---------          ---------

         (Accrued) pension cost included in other liabilities                       $(324,036)         $(404,217)
                                                                                    =========          =========

         Assumed discount rate                                                          6.125%             6.375%
                                                                                    =========          =========


                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


14. FORMER PRESIDENT'S RETIREMENT PLAN (Cont'd.)
------------------------------------------------

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2006, totalling approximately $40,000.

At March 31, 2005, benefit payments expected to be paid under the Plan are as follows (in thousands):


                       Year Ending
                        March 31,                   Amount
                      ---------------             ------------

                        2006                             $ 40
                        2007                               39
                        2008                               39
                        2009                               38
                        2010                                5
                        2011-2015                          29


At March 31, 2005 and 2004, intangible assets of $ -0- and $63,185, respectively, which were the result of the recording of the additional minimum pension liability, are included in other assets.

Net periodic pension cost for the plan included the following components:

                                                                                 Year Ended March 31,
                                                                   -------------------------------------------------
                                                                        2005              2004             2003
                                                                   ---------------   ---------------   -------------
         Interest cost on projected benefit obligation                $ 25,076          $ 24,678        $ 27,005
         Net amortization and deferral                                   1,672             1,229            -
                                                                      --------          --------        --------

         Net periodic cost                                            $ 26,748          $ 25,907        $ 27,005
                                                                      ========          ========        ========

         Assumed discount rate                                           6.375%             6.25%           7.25%
                                                                      ========          ========        ========

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


15.    FAIR VALUE OF FINANCIAL INSTRUMENTS
------------------------------------------

The carrying amounts and fair values of financial instruments are as follows:

                                                                                   March 31,
                                                        ----------------------------------------------------------------
                                                                     2005                             2004
                                                        ------------------------------   -------------------------------
                                                          Carrying                         Carrying
                                                           Value         Fair Value          Value         Fair Value
                                                        -------------   --------------   --------------   --------------
                                                                                (In Thousands)
Financial assets
----------------

Cash and cash equivalents                                   $ 31,121         $ 31,212        $ 144,657        $ 144,657

Securities available for sale:
       Investment                                             59,015           59,015            5,028            5,028
       Mortgage-backed                                        68,201           68,201              138              138

Securities held to maturity:
       Investment                                            137,979          135,617          120,933          122,252
       Mortgage-backed                                       170,659          169,069          204,788          206,654

Loans receivable                                             354,162          352,893          249,459          254,792
Federal Home Loan Bank of New York stock                       4,371            4,371            3,639            3,639
Interest receivable                                            4,461            4,461            3,068            3,068

Financial liabilities
---------------------

Deposits                                                     556,453          556,731          537,002          539,666
FHLB advances                                                 75,263           73,690            -                 -


16.    COMMITMENTS AND CONTINGENCIES
------------------------------------

The Company, Savings Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Savings Bank's customers. These financial instruments include commitments to originate loans and purchase securities. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial statements.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16. COMMITMENTS AND CONTINGENCIES (Cont'd)
------------------------------------------

The Savings Bank, at March 31, 2005, had outstanding commitments to originate loans totaling approximately $12,413,000, which included $7,296,000 for fixed-rate mortgage loans with interest rates ranging from 4.625% to 5.625%, $4,980,000 for adjustable rate mortgage loans with initial rates ranging from 4.00% to 6.50%, $37,000 for fixed rate second mortgage loans with interest rates ranging from 5.25% to 6.75% and $100,000 for an adjustable rate home equity line of credit with an initial interest rate of 5.50%. Outstanding loan commitments at March 31, 2004, totaled $6,537,000. These commitments generally expire in three months or less. In addition, at March 31, 2005 the Savings Bank had outstanding commitments to purchase participations in loans totaling $564,000. The loans are at rates that are adjusted to 3% above the three month London Interbank Offering Rate (LIBOR) and 1.6% above the Federal Home Loan Bank of New York fifteen year amortizing advance rate.

At March 31, 2005 and 2004, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $2,209,000 and $2,440,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

At March 31, 2005 and 2004, the Company, Savings Bank and Botany had aggregate commitments to purchase $ -0- and $45,000,000, respectively, of securities.

At March 31, 2005 and 2004, the Savings Bank had commitments related to the construction of new branches and the renovation of existing branches totaling approximately $398,000 and $443,000, respectively.

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

On February 4, 2004, the OTS informed Mr. Seidman that he was prohibited from soliciting proxies for the Special Meeting without obtaining OTS approval and further stated that his failure to comply with OTS regulations may result in a referral of the matter to its Office of Enforcement. On February 13, 2004, the New Jersey Department of Banking and Insurance also denied Mr. Seidman's request to solicit proxies for the Special Meeting.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


16. COMMITMENTS AND CONTINGENCIES (Cont'd)
------------------------------------------

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

On May 24, 2004, the U.S. District Court (District of New Jersey) "administratively terminated" the action filed on January 14, 2003, as well as all additional complaints, by Lawrence B. Seidman, a depositor at the Bank. The Order of Termination is without prejudice to the rights of the parties to reopen the proceedings for good cause to obtain a final determination of the litigation. The Distinct Court took this action because Mr. Seidman's concurrent appeal of the New Jersey Banking and Insurance Commissioner's determinations:
(1) approving the Savings Bank's application to convert from a New Jersey state chartered mutual savings association to a capital stock savings association; and
(2) denying Mr. Seidman's application to communicate with the Savings Bank's members, may simplify or clarify some of the issues in this case.

On March 2, 2005, the Appellate Division of the Superior Court of New Jersey unanimously dismissed an appeal by Lawrence Seidman from a decision of the Department of Banking and Insurance denying Mr. Seidman's request that the Department schedule a hearing to consider whether the Savings Bank should be compelled to grant Mr. Seidman's request that it mail to its members a communication from Mr. Seidman. The communication Mr. Seidman wished to mail to the Savings Bank's members included the names of two individuals Mr. Seidman wished to nominate to serve as directors of the Savings Bank. Mr. Seidman petitioned the Supreme Court of New Jersey to review the Appellate Division's unanimous dismissal of his appeal.

On May 11, 2005, the Supreme Court of New Jersey denied Mr. Seidman's petition with costs.

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

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17.   PARENT ONLY FINANCIAL INFORMATION
---------------------------------------

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) as of March 31, 2005 and 2004, and for the periods then ended.

                                     STATEMENTS OF CONDITION
                                     -----------------------

                                                                                            March 31,
                                                                               -----------------------------------------
                                                                                      2005                  2004
                                                                               -------------------   -------------------
Assets:
       Cash and due from banks                                                      $   9,952,167        $  55,991,614
       Investment securities:
          Available for sale                                                           24,537,600               -
          Held to maturity                                                             19,981,732               -
       Loans receivable                                                                10,524,542           10,990,970
       Investment in subsidiary                                                       137,574,184          132,925,789
       Interest receivable                                                                591,594               33,726
       Other assets                                                                       267,912               -
                                                                                    -------------        -------------

              Total assets                                                          $ 203,429,731        $ 199,942,099
                                                                                    =============        =============

Other liabilities                                                                   $     256,520        $      35,500

Stockholders' equity                                                                  203,173,211          199,906,599
                                                                                    -------------        -------------

              Total liabilities and stockholders' equity                            $ 203,429,731        $ 199,942,099
                                                                                    =============        =============

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
-----------------------------------------------

                              STATEMENTS OF INCOME
                              --------------------

                                                                                                      From Inception
                                                                                   Year Ended         (March 3, 2004)
                                                                                   March 31,            to March 31,
                                                                                      2005                  2004
                                                                               -------------------   -------------------
Interest income:
       Loans                                                                      $      432,572         $    33,726
       Securities                                                                      1,117,362                -
       Other                                                                             159,926                -
                                                                                  --------------         -----------
                                                                                       1,709,860              33,726

Non-interest expenses                                                                    599,175              55,405
                                                                                  --------------         -----------

Income (loss) before income tax expense (benefit)
   and equity in undistributed earnings of subsidiary                                  1,110,685             (21,679)
Income tax expense (benefit)                                                             445,205              (9,000)
                                                                                  --------------         -----------

Income (loss) before equity in undistributed
  earnings of subsidiary                                                                 665,480             (12,679)
Equity in undistributed
  earnings of subsidiary                                                               4,614,434             135,913
                                                                                  --------------         -----------

Net income                                                                        $    5,279,914         $   123,234
                                                                                  ==============         ===========

                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------


17. PARENT ONLY FINANCIAL INFORMATION (Cont'd.)
-----------------------------------------------


                            STATEMENTS OF CASH FLOWS
                            ------------------------

                                                                                                             From Inception
                                                                                          Year Ended         (March 3, 2004)
                                                                                          March 31,           to March 31,
                                                                                             2005                 2004
                                                                                      -------------------  --------------------
Cash flows from operating activities:
      Net income                                                                          $  5,279,914          $    123,234
      Adjustments to reconcile net income to net cash
        provided by (used in) operating activities:
           Accretion of discounts                                                               (3,607)             -
           (Increase) in interest receivable                                                  (557,868)              (33,726)
           (Increase) in other assets                                                          (83,229)             -
           Increase in other liabilities                                                       221,020                35,500
           Equity in undistributed earnings of subsidiary                                   (4,614,434)             (135,913)
                                                                                          ------------          ------------

                    Net cash provided by (used in) operating activities                        241,796               (10,905)
                                                                                          ------------          ------------

Cash flows from investing activities:
      Purchase of Savings Bank stock                                                           -                 (67,043,752)
      Purchases of investment securities:
           Available for sale                                                              (25,000,000)              -
           Held to maturity                                                                (19,978,125)              -
      Loan to Savings Bank                                                                     -                 (10,990,970)
      Loan to Clifton MHC                                                                     (250,000)              -
      Repayment of loan receivable from Savings Bank                                           716,428               -
                                                                                          ------------          ------------

                    Net cash (used in) investing activities                                (44,511,697)          (78,034,722)
                                                                                          ------------          ------------

Cash flows from financing activities:
      Cash dividends paid                                                                   (1,769,546)              -
      Net proceeds from issuance of common stock                                              -                  134,037,241
                                                                                          ------------          ------------

                    Net cash (used in) provided by financing activities                     (1,769,546)          134,037,241
                                                                                          ------------          ------------

Net (decrease) increase in cash and cash equivalents                                       (46,039,447)           55,991,614

Cash and cash equivalents - beginning                                                       55,991,614               -
                                                                                          ------------          ------------

Cash and cash equivalents - ending                                                        $  9,952,167          $ 55,991,614
                                                                                          ============          =============


                 CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------

18.   QUARTERLY FINANCIAL DATA (UNAUDITED)
------------------------------------------

                                                                               Quarter Ended
                                                  -------------------------------------------------------------------------
                                                     June 30,       September 30,        December 31,          March 31,
                                                       2004               2004                 2004              2005
                                                  ---------------  --------------------  -----------------   --------------
                                                                 (In thousands, except for per share amounts)
Total interest income                                $ 6,896            $ 7,567              $ 8,291           $ 8,615
Total interest expense                                 2,576              2,844                3,460             3,517
                                                     -------            -------              -------           -------

Net interest income                                    4,320              4,723                4,831             5,098

Provision for loan losses                                 75                125                   35                25
Non-interest income                                       78                 73                  139                71
Non-interest expenses                                  2,644              2,420                2,546             2,669
Income taxes                                             688                909                  970               947
                                                     -------            ------               -------           -------

Net income                                           $   991            $ 1,342              $ 1,419           $ 1,528
                                                     =======            =======              =======           =======
Net income per share - basic
   and diluted                                       $  0.03            $  0.05              $  0.05           $  0.05
                                                     =======            =======              =======           =======

Dividends per common share                           $  0.03            $  0.03              $  0.03           $  0.05
                                                     =======            =======              =======           =======

Weighted average number of
  common shares outstanding -
   basic and diluted                                  29,459             29,477               29,495            29,514

                                                                               Quarter Ended
                                                  -------------------------------------------------------------------------
                                                     June 30,       September 30,        December 31,          March 31,
                                                       2003               2003                 2003              2004
                                                  ---------------  --------------------  -----------------   --------------
                                                                (In thousands, except for per share amounts)
Total interest income                                $ 6,538            $ 6,269              $ 6,073           $ 6,818
Total interest expense                                 3,056              2,876                2,877             2,907
                                                     -------            -------              -------           -------

Net interest income                                    3,482              3,393                3,196             3,911

(Recovery of) loan losses                               (100)              -                    -                 -
Non-interest income                                       76                 72                   71                72
Non-interest expenses                                  1,851              1,870                1,922             2,540
Income taxes                                             720                638                  537               606
                                                     -------            -------              -------           -------

Net income                                           $ 1,087            $   957              $   808           $   837
                                                     =======            =======              =======           =======
Net income per share - basic
   and diluted                                        N/A (1)            N/A (1)              N/A (1)          $  0.03
                                                                                                               =======

Dividends per common share                            N/A (1)            N/A (1)              N/A (1)          $  0.00
                                                                                                               =======

Weighted average number of
  common shares outstanding -
   basic and diluted                                  N/A (1)            N/A (1)              N/A (1)           29,441

(1) Converted to stock form on March 3, 2004.

                     [Beard Miller Company LLP Letterhead]



             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to in the second preceding paragraph present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries at March 31, 2005 and 2004, and the consolidated results of their operations and cash flows for each of the years in the three-year period ended March 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Clifton Savings Bancorp, Inc. and Subsidiaries internal control over financial reporting as of March 31, 2005, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 3, 2005 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting because of the effects of material weaknesses identified in management's assessment process.


                                        /s/ Beard Miller Company LLP

Pine Brook, New Jersey
June 3, 2005

                EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

         The Company's Chief Executive Officer and Chief Financial Officer, after evaluating the effectiveness of the Company's disclosure controls and procedures (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as of March 31, 2005, have concluded that, based on such evaluation, the Company's disclosure controls and procedures were not effective due to the material weaknesses in internal control over financial reporting as of March 31, 2005 as described in "MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING," which appears in this Annual Report.

                             MANAGEMENT'S REPORT ON
                    INTERNAL CONTROL OVER FINANCIAL REPORTING

         The Company's management is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of its financial reporting and of the preparation of its consolidated financial statements for external purposes, in accordance with U.S. generally accepted accounting principles.

         A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

         Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

         A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

         As of March 31, 2005, management conducted an assessment of the effectiveness of the Company's internal control over financial reporting using the criteria established in Internal Control-Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). Based on this assessment, management has concluded that, as of March 31, 2005, the Company's internal control over financial reporting was not effective due to the existence of the material weaknesses described below:

         o As of March 31, 2005, the Company's internal audit program was not sufficient to provide management a basis to assess the quality of the Company's internal control performance over time. Accordingly, management concluded that the monitoring component of the Company's internal control over financial reporting was not effective. Internal control monitoring involves assessing the design and operation of internal control on a timely basis and taking necessary corrective actions.

         o The Company's policies and procedures manuals that pertain to maintenance of records in reasonable detail were not updated and/or completed.

         The Company's independent registered public accountants, Beard Miller Company LLP, have audited and issued a report on management's assessment of the Company's internal control over financial reporting, which appears in this Annual Report.

                     [Beard Miller Company LLP Letterhead]


   Report of Independent Registered Public Accounting Firm on Internal Control
                            over Financial Reporting



Board of Directors and Stockholders
Clifton Savings Bancorp, Inc.

We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that Clifton Savings Bancorp, Inc. (the "Company") and Subsidiaries did not maintain effective internal control over financial reporting as of March 31, 2005, because of the effect of the material weaknesses identified in management's assessment, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

                      [Beard Miller Company LLP Letterhead]


   Report of Independent Registered Public Accounting Firm on Internal Control
                            over Financial Reporting



A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weaknesses have been identified and included in management's assessment:

     o As of March 31, 2005, the Company's internal audit program was not sufficient to provide management a basis to assess the quality of the Company's internal control performance over time. Accordingly, management concluded that the monitoring component of the Company's internal control over financial reporting was not effective. Internal control monitoring involves assessing the design and operation of internal control on a timely basis and taking necessary corrective actions.

     o The Company's policies and procedures manuals that pertain to maintenance of records in reasonable detail were not updated and/or completed.


These material weaknesses were considered in determining the nature, timing, and extent of audit tests applied in our audit of the March 31, 2005, consolidated financial statements, and do not affect our report dated June 3, 2005, on those consolidated financial statements.

In our opinion, management's assessment that Clifton Savings Bancorp., Inc. and Subsidiaries did not maintain effective internal control over financial reporting as of March 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, because of the effect of the material weaknesses described above on the achievement of the objectives of the control criteria, Clifton Savings Bancorp., Inc. and Subsidiaries has not maintained effective internal control over financial reporting as of March 31, 2005, based on the COSO criteria.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2005 and 2004, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2005, and our report dated June 3, 2005, expressed an unqualified opinion thereon.

                                        /s/ Beard Miller Company LLP


Pine Brook, New Jersey
June 3, 2005

              CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

         There were no changes in our internal control over financial reporting during the quarter ended March 31, 2005 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

         Prior to the enactment of the Sarbanes-Oxley Act of 2002, the Company already had maintained a significant program of internal controls, including internal controls over financial reporting and controls that apply primarily to our principal banking subsidiary that were designed in compliance with federal and state banking laws. In addressing the internal control deficiencies over financial reporting relating to the Company's internal control monitoring and the Company's policies and procedures manuals that pertain to maintenance of records, during fiscal 2006, we have implemented or intend to implement various modifications to our internal controls and procedures in the internal control monitoring and policies and procedures areas, including the following, which we believe will improve our internal control over financial reporting in future periods:

         o We will request guidance from our independent registered public accounting firm regarding our procedures and will request guidance from our attorneys regarding compliance with the Sarbanes-Oxley Act of 2002.

         o We will require certifications from department heads on the adequacy of effectiveness of internal control over financial reporting.

         o We will review the need for additional compliance/internal audit personnel.

         o We will request testing reports from our internal auditor on a regular basis.

         o We are in the process of reviewing and updating our policies and procedures manuals.

         o We will give additional training to our employees and officers for all the updates of our policies and procedures manuals.

         We believe that these efforts address the internal control weaknesses identified by management, as described in "MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING," which appears in this Annual Report, during its review of internal controls that affected, or could have affected, our internal controls over financial reporting as of March 31, 2005. Management will continue to closely monitor the changes implemented to ensure their effectiveness.

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., on July 14, 2005 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

STOCK LISTING

         Clifton Savings Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

                                     2005                                 2004
                        --------------------------------    --------------------------------
                                             DIVIDEND                             DIVIDEND
QUARTER ENDED             HIGH       LOW     DECLARED        HIGH       LOW       DECLARED
-------------             ----       ---     --------        ----       ---       --------
June 30                  $13.45     $11.61     $0.03        $  N/A    $  N/A      $ N/A
September 30              12.02      11.22      0.03           N/A       N/A        N/A
December 31               12.90      11.31      0.03           N/A       N/A        N/A
March 31                  12.15      11.00      0.05         14.25     12.01        N/A

         At April 30, 2005, there were 1,815 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

         Bart D'Ambra
         Clifton Savings Bancorp, Inc.
         1433 Van Houten Avenue
         Clifton, New Jersey 07015
         (973) 473-2200

ANNUAL AND OTHER REPORTS

         A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2005, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

INDEPENDENT AUDITORS

         Beard Miller Company LLP
         55 U.S.  Highway 46
         Pine Brook, New Jersey 07058

CORPORATE COUNSEL

         Muldoon Murphy & Aguggia LLP
         5101 Wisconsin Avenue, NW
         Washington, DC 20016

TRANSFER AGENT

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016

                                             DIRECTORS AND OFFICERS

            DIRECTORS OF
   CLIFTON SAVINGS BANCORP, INC.,              EXECUTIVE OFFICERS OF
          CLIFTON MHC AND                  CLIFTON SAVINGS BANCORP, INC.                    OFFICERS OF
    CLIFTON SAVINGS BANK S.L.A.                   AND CLIFTON MHC                  CLIFTON SAVINGS BANK, S.L.A.
-------------------------------------    ----------------------------------    --------------------------------------

JOHN A. CELENTANO, JR.                   JOHN A. CELENTANO, JR.                JOHN A. CELENTANO, JR.
     CHAIRMAN OF THE BOARD AND                CHAIRMAN OF THE BOARD AND             CHAIRMAN OF THE BOARD
     CHIEF EXECUTIVE OFFICER -                CHIEF EXECUTIVE OFFICER
     CLIFTON SAVINGS BANCORP, INC.
     AND CLIFTON MHC                     WALTER CELUCH                         WALTER CELUCH
     CHAIRMAN OF THE BOARD -                  PRESIDENT AND CORPORATE               PRESIDENT, CHIEF EXECUTIVE
     CLIFTON SAVINGS BANK, S.L.A.             SECRETARY                             OFFICER AND SECRETARY

FRANK J. HAHOFER                         CHRISTINE R. PIANO, CPA               BART D'AMBRA
     PRIVATE INVESTOR                         CHIEF FINANCIAL OFFICER AND           EXECUTIVE VICE PRESIDENT AND
                                              TREASURER                             CHIEF OPERATING OFFICER

THOMAS A. MILLER                                                               STEPHEN A. HOOGERHYDE
     OWNER - THE T.A.  MILLER &                                                     EXECUTIVE VICE PRESIDENT AND
     CO., INC.                                                                      CHIEF LENDING OFFICER

JOHN H. PETO                                                                   CHRISTINE R. PIANO, CPA
     REAL ESTATE INVESTOR                                                           EXECUTIVE VICE PRESIDENT AND
                                                                                    CHIEF FINANCIAL OFFICER

RAYMOND L. SISCO                                                               SUSAN L. HORANT
     VICE CHAIRMAN OF THE BOARD -                                                   VICE PRESIDENT AND TREASURER
     CLIFTON SAVINGS BANCORP, INC.,
     CLIFTON MHC AND CLIFTON                                                   ELEANOR BAKELAAR-MENNITI
     SAVINGS BANK, S.L.A.                                                           VICE PRESIDENT AND N.O.W.
     PRESIDENT - CIN RAY REALTY,                                                    ADMINISTRATOR
     INC.
                                                                               JOSEPHINE T. SCAVONE
JOSEPH C. SMITH                                                                     VICE PRESIDENT AND HUMAN
     PRESIDENT - SMITH-SONDY                                                        RESOURCE ADMINISTRATOR
     ASPHALT CONSTRUCTION CO.
                                                                               LINDA FISHER
JOHN STOKES                                                                         VICE PRESIDENT AND LOAN
     GENERAL PARTNER - O.I.R.                                                       OFFICER
     REALTY CO.
                                                                               COLEEN KELLEY
                                                                                    VICE PRESIDENT AND IRA
                                                                                    ADMINISTRATOR

                                                                               TED MUNLEY
                                                                                    VICE PRESIDENT AND BRANCH
                                                                                    COORDINATOR

                                                                               NANCY NA
                                                                                    ASSISTANT VICE PRESIDENT AND
                                                                                    CONTROLLER

                                                                               WILLIAM MCMILLIAN
                                                                                    INTERNAL AUDITOR

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