Form 10-K, Exhibit 13
period 2006-03-31
CLIFTON SAVINGS BANCORP INC
filed 2006-06-14
CIK 1240581

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

                                                                            AT MARCH 31,
                                                  -----------------------------------------------------------------
                                                      2006         2005         2004         2003         2002
                                                  ------------ ------------ ------------ ------------- ------------
                                                                       (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets..................................    $    834,880  $   841,877  $   742,308  $   576,055   $  543,917
Loans receivable, net.........................         403,682      354,162      249,459      214,219      251,021
Cash and cash equivalents.....................          22,623       31,121      144,657       76,251       55,028
Securities....................................         387,850      435,854      330,887      271,362      225,515
Deposits......................................         571,962      556,453      537,002      497,495      471,318
FHLB advances.................................          57,874       75,263            -            -            -
Total equity..................................         197,748      203,173      199,907       73,020       67,804

                                                                       YEAR ENDED MARCH 31,
                                                 -----------------------------------------------------------------
                                                    2006         2005         2004         2003          2002
                                                 ------------ ------------ ------------ ------------- ------------
                                                                      (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income...............................    $     35,352  $    31,369  $    25,698  $    29,253   $    31,290
Interest expense..............................          17,572       12,397       11,716       14,856        19,136
                                                        ------       ------       ------       ------        ------
Net interest income...........................          17,780       18,972       13,982       14,397        12,154
Provision for (recovery of) loan losses.......             160          260         (100)           -            55
                                                        ------       ------       ------       ------        ------
Net interest income after
   provision for (recovery of) loan losses...           17,620       18,712       14,082       14,397        12,099
Noninterest income...........................              265          361          291          296           284
Noninterest expense..........................           12,094       10,279        8,183        5,926         5,478
                                                        ------       ------       ------       ------        ------
Earnings before income taxes.................            5,791        8,794        6,190        8,767         6,905
Total income taxes...........................            2,124        3,514        2,501        3,546         2,476
                                                        ------       ------       ------       ------        ------
Net earnings.................................     $      3,667  $     5,280  $     3,689  $     5,221   $     4,429
                                                        ======       ======       ======       ======        ======
Basic and diluted earnings per share (1).....     $       0.13  $      0.18  $      0.13          N/A           N/A
                                                        ======       ======       ======       ======        ======

-------------------
(1) Prior to March 3, 2004, Clifton Savings operated as a mutual institution and, accordingly, had no per share data.


                                                               AT OR FOR THE YEAR ENDED MARCH 31,
                                           ---------------------------------------------------------------------------
                                               2006             2005           2004          2003           2002
                                           --------------  --------------- ------------- -------------  --------------
PERFORMANCE RATIOS:
Return on average assets................        0.43%           0.67%           0.57%         0.94%          0.86%
Return on average equity................        1.83%           2.62%           4.37%         7.41%          6.75%
Interest rate spread (1)................        1.52%           1.96%           2.01%         2.34%          1.94%
Net interest margin (2).................        2.16%           2.48%           2.23%         2.67%          2.41%
Noninterest expense to average assets...        1.43%           1.30%           1.25%         1.07%          1.06%
Efficiency ratio (3)....................       67.02%          53.35%          57.33%        40.33%         43.98%
Average interest-earning assets to
   average interest-bearing liabilities.        1.30x           1.32x           1.11x         1.12x          1.13x
Average equity to average assets........       23.76%          25.48%          12.94%        12.68%         12.67%
Earnings per share......................   $    0.13       $    0.18        $   0.13           N/A            N/A
Dividends per share.....................   $    0.20       $    0.14             N/A           N/A            N/A
Dividend payout ratio...................       67.96%          33.52%            N/A           N/A            N/A

CAPITAL RATIOS:
Tangible capital........................       17.28%          17.52%          17.83%        12.69%         12.47%
Core capital............................       17.34%          17.56%          17.90%        12.69%         12.47%
Risk-based capital......................       47.02%          50.83%          57.71%        40.47%         35.64%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans....................        0.31%           0.31%           0.34%         0.44%          0.37%
Allowance for loan losses as a percent of
   nonperforming loans..................    12600.00%      110000.00%         688.52%       537.14%        186.51%
Net charge-offs to average outstanding
   loans during the period..............        0.00%           0.00%           0.00%         0.00%          0.00%
Nonperforming loans as a percent of
   total loans..........................        0.00%           0.00%           0.05%         0.08%          0.20%
Nonperforming assets as a percent of
   total assets.........................        0.00%           0.00%           0.02%         0.03%          0.09%

OTHER DATA:
Number of:
   Real estate loans outstanding........       2,266           2,173           1,886         1,905          2,263
   Deposit accounts.....................      35,658          34,709          34,916        35,171         37,005
   Full service customer service
facilities..............................          10              10              10             8              8

---------------------------------
(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of assets.

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

OVERVIEW

         INCOME. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

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

         Directors' compensation expense includes restricted stock expense, retirement benefits and directors' fees.

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

         ALLOWANCE FOR LOAN LOSSES. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectibility of the loan portfolio.

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

         DEFERRED INCOME TAXES. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

         OTHER-THAN-TEMPORARY IMPAIRMENT. Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and Staff Accounting Bulletin 59, "Noncurrent Marketable Equity Securities," require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company's intent and ability to hold the security. Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines.

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

         CONTINUING TO USE CONSERVATIVE UNDERWRITING PRACTICES TO MAINTAIN THE HIGH QUALITY OF OUR LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2006, our nonperforming loans (loans which are 90 or more days delinquent) were 0.0% of our total loan portfolio and 0.0% of our total assets. Although we intend to increase our multi-family and commercial real estate lending, we intend to continue our philosophy of managing large loan exposures through our conservative approach to lending.

         MANAGING OUR INVESTMENT AND BORROWINGS PORTFOLIOS

         Our liquidity, income and interest rate risk are affected by the management of our investment and borrowings portfolios. During the year ended March 31, 2006, we purchased short term callable agency securities in an effort to increase yield while managing our interest rate sensitivity. The majority of these securities have one time call options that generally range from one to three years with final maturities of no longer than five years. We will continue to monitor market conditions to determine the best method of generating a favorable return without incurring additional risk. During the year, market conditions were not favorable for implementing our leverage strategy, but we will continue to look for leveraging opportunities as market conditions improve.

         INCREASING DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits increased $15.5 million, or 2.8%, since March 31, 2005 primarily due to competitive interest rates. We intend to continue to increase our deposits by continuing to offer exceptional customer service, as well as enhancing and expanding products and services offered to our customers.


RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2006, 2005 AND 2004


         OVERVIEW.

                                                                                            % CHANGE        % CHANGE
                                               2006            2005           2004          2006/2005       2005/2004
                                          --------------  -------------- --------------  --------------  ---------------
                                                     (DOLLARS IN THOUSANDS)
Net earnings.......................         $3,667          $5,280          $3,689          (30.55)%          43.13%
Return on average assets...........           0.43%           0.67 %          0.57%         (35.82)%          17.54%
Return on average equity...........           1.83%           2.62 %          4.37%         (30.15)%         (40.05)%

         2006 V. 2005. Net earnings decreased primarily due to the effects of the increasing short-term interest rate environment on the Company's net interest margin and spread, and the expense associated with the granting of stock awards in December 2005, of which 20% were immediately vested.

         2005 V. 2004. Net earnings increased primarily due to a significant increase in net interest income. During the year, cash received in our initial stock offering was redeployed into higher yielding securities and loans, which accounted for the increase in interest income, offset by a modest increase in interest expense.

         NET INTEREST INCOME.

         2006 V. 2005. Net interest income decreased $1.2 million, or 6.3%, to $17.8 million for 2006. The decrease in net interest income for 2006 was attributable to a significant decrease in the net interest spread which was due to a substantial increase in the cost of interest bearing liabilities.

         Total interest income increased $4.0 million, or 12.7%, to $35.4 million for 2006, resulting from an increase in both the average volume and rate earned on interest earning assets. During 2006, the average yield on interest-earning assets increased 20 basis points to 4.29%, while average interest-earning assets increased by $56.8 million, or 7.4%, to $823.1 million. The composition of interest-earning assets generally consists of loans, securities and interest-bearing deposits. The increase in average interest-earning assets was primarily due to increases of $79.4 million in loans and $31.8 million in investment securities partially offset by decreases of $29.7 million in mortgage-backed securities and $24.7 million in other interest-earning assets. Interest on loans, investment securities and other interest-earning assets increased due primarily to increases in volume. Interest income on mortgage-backed securities decreased by 9.9% due to a decrease in volume which more than offset the 12 basis point increase in yield to 4.01%.

         Total interest expense increased $5.2 million, or 41.7%, to $17.6 million for 2006 due primarily to a 66 basis point increase in the cost of interest-bearing deposit accounts to 2.66%. Overall, the average interest rate paid on interest-bearing liabilities increased 64 basis points to 2.77%, while the average balances increased only 9.0%.

         2005 V. 2004. Net interest income increased $5.0 million, or 35.7%, to $19.0 million for 2005. The increase in net interest income for 2005 was attributable to a substantial increase in average interest earning assets partially offset by a marginal decrease in the net interest income margin.

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

         AVERAGE BALANCES AND YIELDS. The following table presents information regarding average balances of assets and liabilities, as well as the total dollar amounts of interest income and dividends from average interest-earning assets and interest expense on average interest-bearing liabilities and the resulting average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. For purposes of this table, average balances have been calculated using the average of month-end balances, and nonaccrual loans are included in average balances; however, accrued interest income has been excluded from these loans. Loan fees (costs) are included in interest income on loans and are insignificant. Yields are not presented on a tax-equivalent basis. Any adjustments necessary to present yields on a tax equivalent basis are insignificant.

                                                                      YEAR ENDED MARCH 31,
                                   -------------------------------------------------------------------------------------------
                                                2006                         2005                           2004
                                   -----------------------------  ----------------------------  ------------------------------
                                               INTEREST                      INTEREST                       INTEREST
                                    AVERAGE      AND      YIELD/   AVERAGE     AND      YIELD/   AVERAGE       AND      YIELD/
                                    BALANCE   DIVIDENDS    COST    BALANCE   DIVIDENDS   COST    BALANCE    DIVIDENDS    COST
                                   --------- ----------- -------  --------- ----------- ------  ---------  ----------- -------
                                                                    (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans receivable............... $   388,915 $  19,874    5.11% $ 309,548  $ 16,280    5.26%  $ 217,098   $ 12,580    5.79%
   Mortgage-backed securities.....     207,500     8,315    4.01%   237,177     9,225    3.89%    198,677      7,695    3.87%
   Investment securities..........     207,670     6,370    3.07%   175,860     5,215    2.97%    138,652      4,768    3.44%
   Other interest-earning assets..      19,023       793    4.17%    43,703       649    1.49%     73,342        655    0.89%
                                   ----------- ---------          ---------  --------           ---------   --------
      Total interest-earning
        assets....................     823,108    35,352    4.29%   766,288    31,369    4.09%    627,769     25,698    4.09%
                                               ---------                     --------                       --------
Noninterest-earning assets........      20,577                       24,964                        25,135
                                   -----------                    ---------                     ---------
      Total assets................ $   843,685                    $ 791,252                     $ 652,904
                                   ===========                    =========                     =========
Liabilities and equity:
Interest-bearing liabilities:
   Demand accounts................ $    43,405       708    1.63% $  36,774       308    0.84%  $  74,150        612    0.83%
   Savings and Club accounts......     146,583     1,859    1.27%   176,895     2,317    1.31%    155,902      2,129    1.37%
   Certificates of deposit........     376,185    12,505    3.32%   326,202     8,177    2.51%    333,487      8,975    2.69%
                                   ----------- ---------          ---------  --------           ---------   --------
      Total interest-bearing
       deposits...................     566,173    15,072    2.66%   539,871    10,802    2.00%    563,539     11,716    2.08%
                                   ----------- ---------          ---------  --------           ---------   --------
   FHLB Advances..................      68,533     2,500    3.65%    42,600     1,595    3.74%          -          -    0.00%
                                   ----------- ---------          ---------  --------           ---------   --------
      Total interest-bearing
       liabilities................     634,706    17,572    2.77%   582,471    12,397    2.13%    563,539     11,716    2.08%
                                   ----------- ---------          ---------  --------           ---------   --------
Noninterest-bearing liabilities:
   Noninterest-bearing deposits...       2,142                        1,292                           283
   Other noninterest-bearing
     liabilities..................       6,370                        5,889                         4,618
                                   -----------                    ---------                     ---------
      Total noninterest-bearing
       liabilities................       8,512                        7,181                         4,901
                                   -----------                    ---------                     ---------
     Total liabilities............     643,218                      589,652                       568,440
     Stockholders' equity.........     200,467                      201,600                        84,464
                                   -----------                    ---------                     ---------
      Total liabilities and
       equity..................... $   843,685                    $ 791,252                     $ 652,904
                                   ===========                    =========                     =========
Net interest income...............             $  17,780                     $ 18,972                       $ 13,982
                                               =========                     ========                       ========
Interest rate spread..............                          1.52%                        1.96%                          2.01%
Net interest margin...............                          2.16%                        2.48%                          2.23%
Average interest-earning assets
   to average interest-bearing
    liabilities....................       1.30x                        1.32x                         1.11x


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

                                             2006 COMPARED TO 2005              2005 COMPARED TO 2004
                                       ---------------------------------- ----------------------------------
                                          INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                       ---------------------------------- ----------------------------------
                                         VOLUME      RATE        NET        VOLUME       RATE       NET
                                       ----------  --------  ------------ ----------  --------  ------------
                                                                  (IN THOUSANDS)
      Interest income:
        Loans receivable............... $   4,070  $  (476)   $  3,594      $ 4,939   $ (1,239)    $ 3,700
        Mortgage-backed securities.....    (1,187)     277        (910)       1,490         40       1,530
        Investment securities..........       974      181       1,155        1,160       (713)        447
        Other interest-earning assets..      (525)     669         144         (332)       326          (6)
                                        ---------  -------    --------      -------   --------     -------
               Total interest income...     3,332      651       3,983        7,257     (1,586)      5,671
                                        ---------  -------    --------      -------   --------     -------
      Interest expense:
         Demand deposits...............        64      336         400         (311)        (7)       (304)
         Savings and Club accounts.....      (389)     (69)       (458)         283        (95)        188
         Certificates of deposit.......     1,393    2,935       4,328         (196)      (602)       (798)
                                        ---------  -------    --------      -------   --------     -------
            Total deposit expense......     1,068    3,202       4,270         (224)      (690)       (914)
                                        ---------  -------    --------      -------   --------     -------
         FHLB advances.................       944      (39)        905        1,595          -       1,595
                                        ---------  -------    --------      -------   --------     -------
               Total interest expense..     2,012    3,163       5,175        1,371       (690)        681
                                        ---------  -------    --------      -------   --------     -------
         Net interest income........... $   1,320  $(2,512)   $ (1,192)     $ 5,886   $   (896)    $ 4,990
                                        =========  =======    ========      =======   ========     =======

         PROVISION FOR LOAN LOSSES.

         2006 V.2005. We recorded a provision for loan losses of $160,000 during the year ended March 31, 2006. The need for this provision was due to an increase in the loan portfolio balance. Gross loans increased 14.3% during the period. The additional provision needed was not the result of a decline in the quality of the portfolio as nonperforming loans increased from one loan totaling approximately $1,000, to two loans totaling approximately $10,000 during the period.

         2005 V.2004. We recorded a provision for loan losses of $260,000 during the year ended March 31, 2005. The need for an increase in the allowance for loan losses was the result of a substantial increase in the loan portfolio balance. Gross loans increased 41.5% during the period. The additional provision needed was not the result of a decline in the quality of the portfolio as nonperforming loans decreased 99.2% during the period.

         An analysis of the changes in the allowance for loan losses is presented under "ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY."

         NON-INTEREST INCOME. The following table shows the components of noninterest income and the percentage changes from 2006 to 2005 and from 2005 to 2004.

                                                                                           % CHANGE     % CHANGE
                                                     2006         2005         2004        2006/2005    2005/2004
                                                  ----------   -----------  ----------  -------------- ------------
                                                           (DOLLARS IN THOUSANDS)
Fees and service charges.....................       $231         $245         $239           (5.71)%        2.51%
Loss on sale of mortgage-backed
  securities held to maturity................          -          (26)           -         (100.00)           ND
Gain on sale of premises and
  equipment..................................          -           93            -         (100.00)           ND
Other........................................         34           49           52          (30.61)        (5.77)
                                                    ----         ----         ----         --------        ------
     Total...................................       $265         $361         $291          (26.59)%       24.05%
                                                    ====         ====         ====         ========        =====

-------------------
ND - Not determinable.

         2006 V.2005. Non-interest income decreased primarily due to the effect of not recording a net gain on the sale of assets during the period.

         2005 V.2004. Non-interest income increased due to the effect of a net gain on the sale of assets of approximately $67,000.

         NON-INTEREST EXPENSE. The following table shows the components of noninterest expense and the percentage changes from 2006 to 2005 and from 2005 to 2004.

                                                                                          % CHANGE       %CHANGE
                                                     2006         2005         2004       2006/2005     2005/2004
                                                  ----------   -----------  ----------  -------------- ------------
                                                          (DOLLARS IN THOUSANDS)
Salaries and employee benefits.........           $ 6,704      $ 5,502         $4,208         21.85%       30.75%
Net occupancy expense of premises......               987          947            785          4.22        20.64
Equipment..............................               978          905            836          8.07         8.25
Directors' compensation................             1,021          555            474         83.96        17.09
Advertising............................               335          406            372        (17.49)        9.14
Legal..................................               268          363            271        (26.17)       33.95
Federal insurance premium..............                76           82             79         (7.32)        3.80
Other..................................             1,725        1,519          1,158         13.56        31.17
                                                  -------      -------         ------         -----        -----
      Total............................           $12,094      $10,279         $8,183         17.66%       25.61%
                                                  =======      =======         ======         =====        =====

         2006 V.2005. Salaries and employee benefits and directors' compensation increased mainly due to the granting of stock awards in December 2005, of which 20% were immediately vested. The expense for these awards totaled $1.1 million and $489,000 respectively. Expenses related to advertising decreased due to the additional expenses related to branch openings and promotions during the year ended March 31, 2005. Legal fees decreased as a result of decreased litigation expense in 2006 as compared to the previous year. Most costs related to any continuing litigation are being paid by the Company's insurance company. Other expenses increased primarily from the expensing of previously capitalized costs relating to potential branch sites, and expenses related to the internal control evaluation and testing required to comply with the Sarbanes-Oxley Act.

         2005 V.2004. Salaries and employee benefits increased due to the cost of stock compensation plans implemented following the Company's initial stock offering, along with the additional personnel added to staff new and expanded branch locations and the newly created controller and internal auditor positions. Net occupancy expenses increased due to the additional costs associated with the expanded branch network. Legal fees increased due to the continuation of the litigation brought against Clifton Savings in connection with the reorganization and legal fees associated with being a public company. Other expenses increased due to the additional miscellaneous costs associated with being a public entity.

         INCOME TAXES.

         2006 V. 2005. Income taxes decreased due to a decrease in pre-tax income coupled with a decrease in the effective tax rate, primarily due to the Bank's investment company, Botany, Inc., which commenced operations in January 2005, being taxed at a lower state income tax rate than the Bank and Bancorp. The overall effective tax rate for 2006 was 36.7%, compared to 40.0% for 2005.

         2005 V. 2004. Income taxes increased due to a higher level of pre-tax income. The effective tax rate for 2005 was 40.0% compared to 40.4% for 2004.

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2006, real estate loans totaled $395.1 million, or 97.5% of total loans compared to $346.7 million, or 97.8% of total loans at March 31, 2005, and $244.6 million, or 97.6% of total loans, at March 31, 2004. Loans increased in the year ended March 31, 2006 due to strong origination volume, which more than offset repayment levels. Loans increased in the year ended March 31, 2005 due to continued strong original volume as pricing of loan products continued to be competitive, along with the purchase of $46.9 million in loans. The loans purchased were primarily related to New Jersey properties with $14.1 million representing properties in several other eastern states.

         The largest segment of our mortgage loans is one- to four-family loans. At March 31, 2006, one- to four-family loans totaled $378.5 million and represented 95.8% of mortgage loans and 93.4% of total loans. One- to four-family loans increased $43.6 million, or 13.0%, in the year ended March 31, 2006 as a result of a large volume of originations due to our continued competitive rates, coupled with an expansion of the variety of products offered. One-to four-family mortgage loans increased $100.9 million, or 43.1%, in the year ended March 31, 2005 as a result of the aforementioned origination volume and purchases.

       Multi-family and commercial real estate loans are the second largest segment of our mortgage loan portfolio. This portfolio was $12.9 million, and represented 3.2% of total loans as of March 31, 2006. Multi-family and commercial real estate loans increased $2.0 million, or 18.3%, in the year ended March 31, 2006 and increased $1.4 million, or 14.7%, in the year ended March 31, 2005.

         We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $10.3 million and represented 2.5% of total loans at March 31, 2006, compared to $8.0 million, or 2.2% of total loans, at March 31, 2005.


         The following table sets forth the composition of our loan portfolio at the dates indicated.
                                                                   AT MARCH 31,
                                       ----------------------------------------------------------------------
                                                2006                  2005                   2004
                                       ---------------------- ----------------------- -----------------------
                                         AMOUNT     PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                       ----------  ---------- ----------  ----------- ----------  -----------
                                                              (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family................. $ 378,500     93.36%   $ 334,902     94.43%   $ 233,977       93.34%
   Multi-family and commercial.........    12,877      3.17       10,932      3.08        9,521        3.80
   Construction........................     3,769      0.93          845      0.24        1,148        0.46
                                        ---------    ------    ---------    ------    ---------      ------
         Total real estate loans.......   395,146     97.46      346,679     97.75      244,646       97.60
                                        ---------    ------    ---------    ------    ---------      ------
Consumer loans:
   Second mortgage loans...............     7,567      1.87        4,874      1.38        3,464        1.38
   Passbook or certificate loans.......       996      0.25          894      0.25        1,086        0.43
   Equity lines of credit..............     1,430      0.35        1,912      0.54        1,443        0.58

   Other consumer loans................       290      0.07          290      0.08           35        0.01
                                        ---------    ------    ---------    ------    ---------      ------
         Total consumer loans..........    10,283      2.54        7,970      2.25        6,028        2.40
                                        ---------    ------    ---------    ------    ---------      ------
         Total gross loans.............   405,429    100.00%     354,649    100.00%     250,674      100.00%
                                                     ======                 ======                   ======
Loans in process.......................    (1,512)                  (159)                  (354)
Net premiums (discounts) and
   deferred loan costs (fees)..........     1,025                    772                    (21)

Allowance for loan losses..............    (1,260)                (1,100)                  (840)
                                        ---------              ---------              ---------
         Total loans receivable, net... $ 403,682              $ 354,162              $ 249,459
                                        =========              =========              =========

                                                              AT MARCH 31,
                                         -----------------------------------------------------
                                                    2003                       2002
                                         --------------------------- -------------------------
                                           AMOUNT        PERCENT       AMOUNT       PERCENT
                                         ------------  ------------- ------------ ------------
                                                     (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.................  $  198,884        92.25%     $ 236,887      93.93%
   Multi-family and commercial.........      10,127         4.70          8,753       3.47
   Construction........................         382         0.18            450       0.18
                                         ----------       ------      ---------     ------
         Total real estate loans.......     209,393        97.13        246,090      97.58
                                         ----------       ------      ---------     ------
Consumer loans:
   Second mortgage loans...............       3,319         1.54          3,828       1.52
   Passbook or certificate loans.......       1,188         0.55            976       0.39
   Equity lines of credit..............       1,639         0.76          1,256       0.50

   Other consumer loans................          35         0.02             35       0.01
                                         ----------       ------      ---------     ------
         Total consumer loans..........       6,181         2.87          6,095       2.42
                                         ----------       ------      ---------     ------
         Total gross loans.............     215,574       100.00%       252,185     100.00%
                                                          ======                    ======
Loans in process.......................        (252)                        (80)
Net premiums (discounts) and
   deferred loan costs (fees)..........        (163)                       (144)
Allowance for loan losses..............        (940)                       (940)
                                         ----------                   ---------
         Total loans receivable, net...  $  214,219                   $ 251,021
                                         ==========                   =========

         The following table sets forth certain information at March 31, 2006 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                           ONE- TO
                                            FOUR-        MULTI-FAMILY
                                           FAMILY       AND COMMERCIAL                   CONSUMER     TOTAL
                                         REAL ESTATE     REAL ESTATE     CONSTRUCTION     LOANS       LOANS
                                         ------------   --------------   ------------    --------    ----------
                                                                (IN THOUSANDS)
Amounts due in:
   One year or less.....................   $     53        $     -          $3,769       $ 1,279    $  5,101
   More than one to three years.........      2,377             96               -           153       2,626
   More than three to five years........      1,820             56               -           404       2,280
   More than five to ten years..........     11,017            306               -         2,135      13,458
   More than ten to fifteen years.......    124,798          1,761               -         2,544     129,103
   More than fifteen years..............    238,435         10,658               -         3,768     252,861
                                           --------        -------          ------       -------    --------
      Total.............................   $378,500        $12,877          $3,769       $10,283    $405,429
                                           ========        =======          ======       =======    ========

         The following table sets forth the dollar amount of all loans at March 31, 2006 that are due after March 31, 2007 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums (discounts) and deferred loan costs
(fees), and includes $10,000 of nonperforming loans.

                                                         FIXED-       FLOATING OR
                                                         RATES      ADJUSTABLE-RATES       TOTAL
                                                      -----------  ------------------   ----------
                                                                    (IN THOUSANDS)
Real estate loans:
   One- to four-family..............................    $229,095           $149,352       $378,447
   Multi-family and commercial......................       1,242             11,635         12,877
   Construction.....................................           -                  -              -
Consumer loans......................................       7,559              1,445          9,004
                                                        --------           --------       --------
      Total.........................................    $237,896           $162,432       $400,328
                                                        ========           ========       ========

The following table shows loan origination activity during the periods indicated.

                                                           YEAR ENDED MARCH 31,
                                                  ---------------------------------------
                                                      2006         2005         2004
                                                  -----------  ------------  ------------
                                                              (IN THOUSANDS)
Total loans at beginning of period...............  $  354,649  $   250,674   $  215,574
                                                   ----------  -----------   ----------
Loans originated:
   Real estate...................................      92,887       99,006      114,149
   Consumer......................................       5,787        4,597        4,186
                                                   ----------  -----------   ----------
         Total loans originated..................      98,674      103,603      118,335
                                                   ----------  -----------   ----------
Loans purchased..................................       5,018       46,933        4,635
                                                   ----------  -----------   ----------
Deduct:
    Principal payments:
    Real estate..................................     (49,545)     (43,906)     (83,531)
    Consumer.....................................      (3,367)      (2,655)      (4,339)
                                                   ----------  -----------   ----------
    Total principal payments.....................     (52,912)     (46,561)     (87,870)
                                                   ----------  -----------   ----------
    Transfers to foreclosed real estate..........           -            -            -
                                                   ----------  -----------   ----------
Net loan activity................................      50,780      103,975       35,100
                                                   ----------  -----------   ----------
Total gross loans at end of period...............  $  405,429  $   354,649   $  250,674
                                                   ==========  ===========   ==========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of five years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities decreased $48.0 million, or 11.0%, in the year ended March 31, 2006 mainly as a result of redeploying repayments on mortgage-backed securities into higher yielding loans. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the carrying values (fair value for available for sale issues and amortized cost for held to maturity issues) of our securities portfolio at the dates indicated. We had no trading securities at such dates.

                                                                               AT MARCH 31,
                                                      ----------------------------------------------------------------
                                                               2006                 2005                 2004
                                                      --------------------- -------------------- ---------------------
                                                       AMORTIZED    FAIR     AMORTIZED   FAIR     AMORTIZED    FAIR
                                                         COST      VALUE       COST      VALUE      COST       VALUE
                                                      ---------- ---------- ---------- --------- ----------  ---------
                                                                              (IN THOUSANDS)
Securities available-for-sale:
   Federal agency debt securities.................... $   39,993 $   39,555 $   59,987 $  59,015 $    5,000  $   5,028
   Federal National Mortgage Association (1).........     25,475     24,500     31,465    30,846          -          -
   Federal Home Loan Mortgage Corporation (1)........     30,912     29,901     37,575    37,355        130        138
                                                      ---------- ---------- ---------- --------- ----------  ---------
                                                          96,380     93,956    129,027   127,216      5,130      5,166
                                                      ---------- ---------- ---------- --------- ----------  ---------

Securities held-to-maturity:
   Federal agency debt securities....................    169,985    166,762    137,979   135,617    120,933    122,252
   Federal National Mortgage Association (1).........     36,539     35,958     52,952    52,661     76,010     76,823
   Federal Home Loan Mortgage Corporation (1)........     68,003     65,911     88,565    87,616     98,556     99,681
   Governmental National Mortgage Association (1)....     19,367     18,876     29,142    28,792     30,222     30,150
                                                      ---------- ---------- ---------- --------- ----------  ---------
                                                         293,894    287,507    308,638   304,686    325,721    328,906
                                                      ---------- ---------- ---------- --------- ----------  ---------
                      Total.......................... $  390,274 $  381,463 $  437,665 $ 431,902 $  330,851  $ 334,072
                                                      ========== ========== ========== ========= ==========  =========

------------------------
(1) Mortgage-backed securities.

         At March 31, 2006, we did not own any securities, other than U.S. Government and agency securities that had an aggregate book value in excess of 10% of our total capital at that date.

         The following table sets forth the maturities and weighted average yields of securities at March 31, 2006. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2006, the amortized cost of mortgage-backed securities with adjustable rates totaled $74.4 million. We had no tax-exempt securities at March 31, 2006.

                                               MORE THAN            MORE THAN
                              LESS THAN        ONE YEAR TO         FIVE YEARS TO       MORE THAN
                              ONE YEAR         FIVE YEARS            TEN YEARS         TEN YEARS                   TOTAL
                       ---------------------------------------- ---------------------------------------- --------------------------
                                   WEIGHTED           WEIGHTED              WEIGHTED           WEIGHTED                  WEIGHTED
                        AMORTIZED  AVERAGE  AMORTIZED AVERAGE    AMORTIZED  AVERAGE  AMORTIZED AVERAGE     AMORTIZED     AVERAGE
                          COST      YIELD     COST     YIELD       COST      YIELD     COST     YIELD        COST         YIELD
                       ---------- -------- --------- ---------- ---------- -------- ---------- --------- -----------  --------------
                                                         (DOLLARS IN THOUSANDS)
Securities
available for sale:
  Federal agency
    securities (1)..... $35,000     2.42%   $  4,993    3.44%    $     -         -% $      -       -%     $  39,993        2.54%
  Fannie Mae (1)(2)....       -        -           -       -           -         -    25,475    4.34         25,475        4.34
  Freddie Mac(1)(2)....       -        -          27    8.63           -         -    30,885    4.98         30,912        4.98
                        -------             --------             -------            --------              ---------
                         35,000     2.42       5,020    3.46           -         -    56,360    4.69         96,380        3.80
                        -------             --------             -------            --------              ---------

Securities held to
maturity:
  Federal agency
    securities.........  45,000     2.37     124,985    4.05           -         -         -       -        169,985        3.60
  Fannie Mae (2).......      50     6.00       3,891    4.65         318      6.77    32,280    3.60         36,539        3.74
  Freddie Mac (2)......      77     6.00       2,519    5.28         499      6.19    64,908    4.03         68,003        4.10
  Ginnie Mae (2).......       5     7.55         141    6.64           -         -              3.72         19,367        3.75
                        -------             --------             -------            --------              ---------
                         45,132     2.38     131,536    4.09         817      6.54   116,409    3.86        293,894        3.75
                        -------             --------             -------            --------              ---------
Total.................. $80,132     2.40%   $136,556    4.07%    $   817      6.54% $172,769    4.13%     $ 390,274        3.76%
                        =======             ========             =======            ========              =========

(1) Weighted average yield for available for sale securities based upon amortized cost. The weighted average yield based upon the portfolio's carrying value of $94.0 million was 3.90%.
(2)  Mortgage-backed securities.


         PREMISES AND EQUIPMENT. Premises and equipment decreased approximately $389,000 in the year ended March 31, 2006.

         OTHER ASSETS. Other assets increased approximately $903,000 in the year ended March 31, 2006. The increase in other assets is primarily due to increases of $665,000 in deferred taxes, $180,000 in refundable state income taxes, and $108,000 in the balance of intangible pension assets partially offset by a decrease of $98,000 in miscellaneous prepaid expenses.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest bearing demand, NOW accounts, which include high yield (Crystal) checking, passbook and statement savings, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $15.5 million, or 2.8%, in the year ended March 31, 2006.

         The following table sets forth the balances of our deposit products at the dates indicated.

                                                      AT MARCH 31,
                                         ---------------------------------------
                                             2006         2005         2004
                                         ------------- ----------- -------------
                                                     (IN THOUSANDS)

Non-interest bearing demand accounts........ $     2,132   $   1,402  $   1,437
NOW accounts................................      30,375      33,747     26,667
Super NOW accounts..........................         214         183        260
Money market deposit accounts...............      17,679       7,479     10,707
Savings and club accounts...................     126,143     173,331    178,892
Certificates of deposit.....................     395,419     340,311    319,039
                                             -----------   ---------  ---------
      Total................................. $   571,962   $ 556,453  $ 537,002
                                             ===========   =========  =========

         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2006. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                CERTIFICATES
                       MATURITY PERIOD                           OF DEPOSIT
   -----------------------------------------------------------------------------
                                                               (IN THOUSANDS)

   Three months or less ..................................        $  9,288
   Over three through six months..........................          25,702
   Over six through twelve months.........................          13,941
   Over twelve months.....................................          20,236
                                                                  --------
        Total.............................................        $ 69,167
                                                                  ========
         The following table sets forth the time deposits classified by rates at the dates indicated.
                                                       AT MARCH 31,
                                           ------------------------------------
                                              2006        2005         2004
                                           ----------  -----------  -----------
                                                          (IN THOUSANDS)

  1.00 - 1.99%............................  $  3,243     $ 63,362    $136,618
  2.00 - 2.99%............................    38,217      152,961      90,117
  3.00 - 3.99%............................   192,274       99,474      73,021
  4.00 - 4.99%............................   161,671       21,042      14,517
  5.00 - 5.99%............................        14        3,456       3,708
  6.00 - 6.99%............................         -           16       1,058
                                            --------     --------    --------
       Total..............................  $395,419     $340,311    $319,039
                                            ========     ========    ========

         The following table sets forth the amounts and maturities of time deposits at March 31, 2006.

                                                         AMOUNT DUE
                                   --------------------------------------------------------
                                                                                                       PERCENT OF
                                                                                                          TOTAL
                                    ONE YEAR     AFTER 1-2  AFTER 2-3  AFTER 3-4   AFTER 4             CERTIFICATE
                                    OR LESS        YEARS       YEARS     YEARS      YEARS     TOTAL      ACCOUNTS
                                   -----------  ----------- ---------- ---------- --------- ---------- -------------
                                                                  (DOLLARS IN THOUSANDS)

1.00 - 1.99%.....................   $   3,243      $     -    $     -     $    -    $  -    $  3,243         0.82%
2.00 - 2.99%.....................      35,130        3,087          -          -       -      38,217         9.66%
3.00 - 3.99%.....................     156,537       30,431      5,306          -       -     192,274        48.63%
4.00 - 4.99%.....................      83,988       58,662     14,152      4,669     200     161,671        40.89%
5.00 - 5.99%.....................          14            -          -          -       -          14            -%
                                    ---------      -------    -------     ------    ----    --------       ------
     Total.......................   $ 278,912      $92,180    $19,458     $4,669    $200    $395,419       100.00%
                                    =========      =======    =======     ======    ====    ========       ======

         The following table sets forth the savings activities for the periods indicated.

                                                 YEAR ENDED MARCH 31,
                                       -----------------------------------------
                                           2006          2005          2004
                                       ------------- ------------- -------------
                                                      (IN THOUSANDS)

Beginning balance.....................     $556,453      $537,002      $497,495
                                           --------      --------      --------
Increase before interest credited.....          454         8,652        27,773
Interest credited.....................       15,055        10,799        11,734
                                           --------      --------      --------
Net increase in savings deposits......       15,509        19,451        39,507
                                           --------      --------      --------
Ending balance........................     $571,962      $556,453      $537,002
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

         The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated. We had no other borrowing arrangements at March 31, 2006.

                                                                          YEAR ENDED MARCH 31,
                                                           ---------------------------------------------------
                                                              2006               2005               2004
                                                           ------------      --------------     --------------
                                                                         (DOLLARS IN THOUSANDS)
Maximum amount of advances outstanding at any
   month end during the period.......................       $ 80,617             $ 75,539          $     -
Average advances outstanding during the period.......         68,533               42,600                -

Weighted average interest rate during the period.....           3.65%                3.74%               -%
Balance outstanding at end of period.................       $ 57,874             $ 75,263          $     -

Weighted average interest rate at end of period......           3.74%                3.55%               -%


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

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system, loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectibility, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2006, 2005 and 2004.

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

         At March 31, 2006, our allowance for loan losses represented 0.31% of total gross loans and 12600.00% of nonperforming loans. The allowance for loan losses increased to $1.26 million at March 31, 2006 from $1.1 million at March 31, 2005. We recorded a provision of $160,000 to the allowance for loan losses for the year ended March 31, 2006 primarily due to an increase in the overall balance of the loan portfolio.

         At March 31, 2005, our allowance for loan losses represented 0.31% of total gross loans and 110,000.0% of nonperforming loans. The allowance for loan losses increased to $1.10 million at March 31, 2005 from $840,000 at March 31, 2004. We recorded a provision of $260,000 to the allowance for loan losses for the year ended March 31, 2005 primarily due to a significant increase in the balance of loans receivable.

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

                                                                     YEAR ENDED MARCH 31,
                                                -------------------------------------------------------------
                                                   2006        2005         2004         2003         2002
                                                ---------   ---------    ---------    ---------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Allowance at beginning of period............    $   1,100   $      840   $     940    $     940     $   885
                                                ---------   ----------   ---------    ---------     -------
Provision for (recovery of) loan losses.....          160          260        (100)           -          55
                                                ---------   ----------   ---------    ---------     -------
Recoveries..................................            -            -           -            -           -
Charge-offs.................................            -            -           -            -           -
                                                ---------   ----------   ---------    ---------     -------
Net charge-offs.............................            -            -           -            -           -
                                                ---------   ----------   ---------    ---------     -------
   Allowance at end of period...............    $   1,260   $    1,100   $     840    $     940     $   940
                                                =========   ==========   =========    =========     =======

Allowance to nonperforming loans............     12600.00%   110000.00%     688.52%      537.14%     186.51%
Allowance to total gross loans
   outstanding at the end of the period.....         0.31%        0.31%       0.34         0.44%       0.37%

         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                             AT MARCH 31,
                                  -------------------------------------------------------------------------------------------------
                                              2006                            2005                                2004
                                  -------------------------------  ------------------------------   -------------------------------
                                                          % OF                            % OF                            % OF
                                              % OF       LOANS IN              % OF      LOANS IN             % OF       LOANS IN
                                            ALLOWANCE    CATEGORY            ALLOWANCE   CATEGORY           ALLOWANCE    CATEGORY
                                            TO TOTAL     TO TOTAL             TO TOTAL   TO TOTAL            TO TOTAL    TO TOTAL
                                   AMOUNT   ALLOWANCE     LOANS     AMOUNT   ALLOWANCE    LOANS     AMOUNT  ALLOWANCE      LOANS
                                  -------  ----------- ----------  -------- ----------  ---------   ------- ---------- -------------
                                                                      (DOLLARS IN THOUSANDS)
One- to four-family.............. $1,152     91.43%      93.36%    $1,007      91.55%     94.43%     $764      90.95%      93.34%
Multi-family and commercial
   real estate...................     61      4.84        3.17         56       5.09       3.08        50       5.95        3.80
Construction.....................      7      0.56        0.93          2       0.18       0.24         2       0.24        0.46
Consumer.........................     40      3.17        2.54         35       3.18       2.25        24       2.86        2.40
Unallocated......................      -         -           -          -          -          -         -          -           -
                                  ------    ------      ------     ------     ------     ------      ----     ------      ------
    Total allowance for loan
      losses..................... $1,260    100.00%     100.00%    $1,100     100.00%    100.00%     $840     100.00%     100.00%
                                  ======    ======      ======     ======     ======     ======      ====     ======      ======


                                                                AT MARCH 31,
                                       -----------------------------------------------------------------
                                                    2003                            2002
                                       -------------------------------  --------------------------------
                                                               % OF                             % OF
                                                    % OF      LOANS IN              % OF       LOANS IN
                                                  ALLOWANCE   CATEGORY             ALLOWANCE   CATEGORY
                                                  TO TOTAL   TO TOTAL              TO TOTAL    TO TOTAL
                                        AMOUNT    ALLOWANCE    LOANS     AMOUNT    ALLOWANCE    LOANS
                                       --------  ----------- ---------  --------  ----------- ----------
                                                           (DOLLARS IN THOUSANDS)
One- to four-family.................    $737        78.40%      92.25%       $818     87.02%    93.93%
Multi-family and commercial
   real estate......................      58         6.17        4.70          93      9.89      3.47
Construction........................       1         0.11        0.18           1      0.11      0.18
Consumer............................      31         3.30        2.87          27      2.87      2.42

Unallocated.........................     113        12.02           -           1      0.11         -
                                        ----       ------      ------        ----    ------    ------
      Total allowance for loan
        losses......................    $940       100.00%     100.00%       $940    100.00%   100.00%
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

         Nonperforming assets totaled $10,000, or 0.0% of total assets, at March 31, 2006, which is an increase of $9,000 , or 900.0%, from March 31, 2005. Nonaccrual loans accounted for all the total nonperforming assets at March 31, 2006. At March 31, 2006, nonaccrual loans were comprised of two one-to-four family residential real estate loans. At March 31, 2006, $2,000 of the allowance for loan losses related to these nonaccrual loans.

         Nonperforming assets totaled $1,000, or 0.0% of total assets, at March 31, 2005, which is a decrease of $121,000, or 99.2%, from March 31, 2004.
Nonaccrual loans accounted for all the total nonperforming assets at March 31, 2005. At March 31, 2005, nonaccrual loans were comprised solely of one residential mortgage loan. At March 31, 2005, less than $1,000 of the allowance for loan losses related to this nonaccrual real estate loan.

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At March 31, 2006 and 2005, we had no loans that were considered impaired.

       The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

                                                               AT MARCH 31,
                                          -------------------------------------------------------
                                            2006       2005       2004       2003        2002
                                          -------------------------------------------------------
                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate.............................. $  10     $   1      $ 122      $ 175       $ 504
                                            -----     -----      -----      -----       -----
         Total.............................    10         1        122        175         504
                                            -----     -----      -----      -----       -----
Accruing loans past due 90 days or more:
  Consumer.................................     -         -         -           -           -
                                            -----     -----      -----      -----       -----
         Total.............................     -         -         -           -           -
                                            -----     -----      -----      -----       -----
         Total of nonaccrual and 90 days
            or more past due loans.........    10         1        122        175         504
                                            -----     -----      -----      -----       -----
Real estate owned..........................     -         -          -          -           -
                                            -----     -----      -----      -----       -----
         Total nonperforming assets........ $  10     $   1      $ 122      $ 175       $ 504
                                            =====     =====      =====      =====       =====
Total nonperforming loans to total loans...  0.00%     0.00%      0.05%      0.08%       0.20%

Total nonperforming loans to total assets..  0.00%     0.00%      0.02%      0.03%       0.09%

Total nonperforming assets to total
  assets...................................  0.00%     0.00%      0.02%      0.03%       0.09%


         Interest income that would have been recorded for the years ended March 31, 2006 and 2005 had nonaccruing loans been current according to their original terms amounted to $1,000 and $-0-, respectively. The amount of interest related to these loans included in interest income was $1,000 for the year ended March 31, 2006 and $-0- for the year ended March 31, 2005.

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

         The following table shows the aggregate amounts of our classified assets at the dates indicated.

                                                        AT MARCH 31,
                                              ---------------------------------
                                                   2006              2005
                                              ---------------   ---------------
                                                       (IN THOUSANDS)

    Special mention assets...................      $2,541            $1,657
    Substandard assets ......................          13                 2
    Doubtful assets..........................           -                 -
    Loss assets..............................           -                 -
                                                   ------            ------
       Total classified assets...............      $2,554            $1,659
                                                   ======            ======

         At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2006, we had nine current loans totaling $738,000 included in the $2.54 million in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                AT MARCH 31,
                               ------------------------------------------------
                                        2006                    2005
                               ------------------------ -----------------------
                                                           30-59      60-89
                               30-59 DAYS  60-89 DAYS      DAYS        DAYS
                                PAST DUE    PAST DUE     PAST DUE    PAST DUE
                               ----------  -----------  ----------  -----------
                                               (IN THOUSANDS)

Real estate loans.............    $659        $137        $ 986        $ 3
Consumer loans................      98          74          226         34
                                  ----        ----       ------        ---
    Total.....................    $757        $211       $1,212        $37
                                  ====        ====       ======        ===

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

         QUANTITATIVE ASPECTS OF MARKET RISK. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at December 31, 2005, the most recent date Clifton Savings' net portfolio value was calculated by the Office of Thrift Supervision, that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change. Clifton Savings expects that its net portfolio value at March 31, 2006 is consistent with the table below.

BASIS POINT ("BP")                                                                    NET PORTFOLIO VALUE AS % OF
CHANGE IN RATES                                     NET PORTFOLIO VALUE                 PRESENT VALUE OF ASSETS
--------------------------------------  ------------------------------------------  ---------------------------------
                                          $ AMOUNT        $ CHANGE       % CHANGE      NPV RATIO          CHANGE
                                        -------------- --------------  -----------  ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS)

         300 bp                          $  96,188       $(52,093)         -35%          13.12%           -540bp
         200                               114,379        (33,901)         -23           15.13            -339
         100                               131,981        (16,300)         -11           16.94            -158
           0                               148,280                                       18.52
        (100)                              160,315         12,035           +8           19.59            +107
        (200)                              164,239         15,959          +11           19.83            +131


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

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2006, cash and cash equivalents totaled $22.6 million, including interest-bearing deposits of $18.1 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $94.0 million at March 31, 2006. On March 31, 2006, we had $57.9 million in Federal Home Loan Bank advances outstanding. In addition, we had arranged the ability to borrow a total of approximately $78.6 million under an overnight line of credit from the Federal Home Loan Bank of New York.

         At March 31, 2006, we had $9.2 million in loan origination commitments outstanding. In addition to commitments to originate loans, we had $2.4 million in unused lines of credit. Certificates of deposit due within one year of March 31, 2006 totaled $278.9 million, or 48.8% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2007. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

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

         The following table presents certain of our contractual obligations as of March 31, 2006.

                                                                    PAYMENTS DUE BY PERIOD
                                           -------------------------------------------------------------------------
                                                             LESS THAN                                    MORE THAN
        CONTRACTUAL OBLIGATIONS                 TOTAL         1 YEAR       1-3 YEARS      3-5 YEARS        5 YEARS
------------------------------------------ -------------- -------------  ------------- -------------- --------------
                                                                        (IN THOUSANDS)
Equity line of credit....................   $   2,400      $       -      $       -       $      -         $ 2,400
Operating lease obligations (1)..........         233             76             97             56               4
Certificates of deposit..................     251,752        135,245        111,638          4,869               -
FHLB advances............................      57,874         12,528         37,496          6,136           1,714
                                            ---------      ---------      ---------       --------         -------
       Total.............................   $ 312,259      $ 147,849      $ 149,231       $ 11,061         $ 4,118
                                            =========      =========      =========       ========         =======

------------------------
(1) Payments are for lease of real property.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2006, we originated $98.7 million of loans, purchased $5.0 million of loans, and purchased $45.0 million of securities. In fiscal 2005, we originated $103.6 million of loans, purchased $46.9 million of loans and purchased $237.3 million of securities. In fiscal 2004, we originated $118.3 million of loans, purchased $4.6 million of loans, and purchased $239.3 million of securities.

         Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $15.5 million, $19.5 million and $39.5 million for the years ended March 31, 2006, 2005 and 2004, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional rates on certain deposit products in order to attract deposits. We experienced a decrease in Federal Home Loan Bank advances of $17.4 million for the year ended March 31, 2006. We had $57.9 million and $75.3 million in Federal Home Loan Bank advances outstanding at March 31, 2006 and 2005, respectively, and had no Federal Home Loan Bank advances outstanding at March 31, 2004.

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2006, we exceeded all of our regulatory capital requirements. We are considered "well capitalized" under regulatory guidelines.

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

         We do not have any off-balance sheet arrangements, as defined by Securities and Exchange Commission rules, and have not had any such arrangements during the year ended March 31, 2006.

         In June 2005, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 154, "Accounting Changes and Error Corrections," a replacement of Accounting Principles Board ("APB") Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 applies to all voluntary changes in the Company's accounting principles, and changes the requirements that pertain to accounting for, and reporting, a change in its accounting principles. SFAS No. 154 requires retrospective application to prior periods' financial statements of a voluntary change in an accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes," previously required that most voluntary changes in an accounting principle be recognized by including in net income for the period of the change the cumulative effect of changing to the new accounting principle. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

         In December 2004, the FASB issued SFAS No. 123R. SFAS No. 123R requires that the compensation cost relating to share-based payment transactions, including employee stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans, be recognized as an expense in the Company's consolidated financial statements. Under SFAS No. 123R, the related compensation cost will be measured based on the fair value of the award at the date of grant. In March 2005, the SEC released Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment," which expresses views of the SEC staff about the application of SFAS No. 123R. While SFAS No. 123R was originally to have been effective for interim and annual reporting periods beginning after June 15, 2005, the SEC, in April 2005, deferred the compliance date to the first annual reporting period beginning after June 15, 2005.

         Effective February 2006, our Board of Directors accelerated by five months the vesting of certain stock options granted under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan (the "Acceleration"). A total of 296,702 stock options had their vesting date accelerated to March 31, 2006 from August 31, 2006 (the original vesting date). All other terms and conditions of the accelerated options remained unchanged. In accordance with FASB Interpretation No. 44, we did not record any compensation expense as of the date of the Acceleration. In addition, as a result of the Acceleration, we were able to avoid recognizing after-tax employee and directors' compensation expense of approximately $209,000 that we otherwise would have had to have recognized in 2006 and 2007 in connection with SFAS No. 123R.

         On November 3, 2005, the FASB issued the final version of FASB Staff Position ("FSP") 115-1, which addresses the determination of when an investment is considered impaired; whether the impairment is other than temporary; and how to measure an impairment loss. FSP 115-1 also addresses accounting considerations subsequent to the recognition of an other-than-temporary impairment loss on a debt security, and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. FSP 115-1 replaces the impairment guidance in FASB Emerging Issues Task Force Issue 03-1 with references to existing authoritative literature concerning other-than-temporary determinations (principally SFAS No. 115 and SAB No. 59). Under FSP 115-1, impairment losses must be recognized in earnings equal to the entire difference between the security's cost and its fair value at the financial statement date, without considering partial recoveries subsequent to that date. FSP 115-1 also requires that an investor recognize an other-than-temporary impairment loss when a decision to sell a security has been made and the investor does not expect the fair value of the security to fully recover prior to the expected time of sale. FSP 115-1 is effective for reporting periods beginning after December 15, 2005. We do not expect that the application of FSP 115-1 will have a material impact on our consolidated financial statements or on our financial statement disclosures.

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

         MANAGEMENT REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. The Company's internal control system is a process designed to provide reasonable assurance to the management and board of directors regarding the preparation and fair presentation of published consolidated financial statements.

The Company's internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles, and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on our consolidated financial statements.

All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to consolidated financial statement preparation and presentation. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company's management assessed the effectiveness of internal control over financial reporting as of March 31, 2006. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in INTERNAL CONTROL-INTEGRATED FRAMEWORK. Based on its assessment, management believes that, as of March 31, 2006, the Company's internal control over financial reporting is effective based on those criteria.

The Company's independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on our assessment of, and the effective operation of, the Company's internal control over financial reporting as of March 31, 2006, a copy of which is included in this annual report.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

            We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that Clifton Savings Bancorp, Inc. (the "Company") and Subsidiaries maintained effective internal control over financial reporting as of March 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

            A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
(2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc.



            Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

            In our opinion, management's assessment that Clifton Savings Bancorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of March 31, 2006, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2006, based on the COSO criteria.

            We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows of the Company for each of the years in the three-year period ended March 31, 2006, and our report dated May 26, 2006, expressed an unqualified opinion thereon.



                                           /s/ Beard Miller Company, LLP


Beard Miller Company, LLP
Pine Brook, New Jersey
May 26, 2006

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries
Clifton, New Jersey


         We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") as of March 31, 2006 and 2005, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

         We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2006 and 2005, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Clifton Savings Bancorp, Inc. and Subsidiaries internal control over financial reporting as of March 31, 2006, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 26, 2006 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.


                                        /s/ Beard Miller Company LLP


Beard Miller Company LLP
Pine Brook, New Jersey
May 26, 2006


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                                                      MARCH 31,
                                                                                       -------------------------------------
                                                                                               2006                 2005
                                                                                       ----------------     ----------------
                                     ASSETS
     Cash and due from banks                                                           $      4,561,894     $      7,777,760
     Interest-bearing deposits in other banks                                                12,511,134           13,472,798
     Federal funds sold                                                                       5,550,000            9,870,000
                                                                                       ----------------     ----------------

       Cash and Cash Equivalents                                                             22,623,028           31,120,558

     Securities available for sale:
         Investment                                                                          39,554,500           59,015,350
         Mortgage-backed                                                                     54,401,020           68,201,115
     Securities held to maturity:
         Investment                                                                         169,985,390          137,978,660
         Mortgage-backed                                                                    123,908,717          170,659,368

     Loans receivable                                                                       404,941,556          355,261,611
     Allowance for loan losses                                                               (1,260,000)          (1,100,000)
                                                                                       ----------------     ----------------

       Net Loans                                                                            403,681,556          354,161,611

     Premises and equipment                                                                   8,833,150            9,221,719
     Federal Home Loan Bank of New York stock                                                 3,780,200            4,370,800
     Interest receivable                                                                      4,523,789            4,461,484
     Other assets                                                                             3,588,946            2,686,246
                                                                                       ----------------     ----------------

         TOTAL ASSETS                                                                  $    834,880,296     $    841,876,911
                                                                                       ================     ================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposits                                                                          $    571,962,103     $    556,452,668
     Advances from Federal Home Loan Bank of New York                                        57,874,218           75,262,830
     Advance payments by borrower for taxes and insurance                                     3,833,311            3,359,354
     Other liabilities and accrued expenses                                                   3,462,338            3,628,848
                                                                                       ----------------     ----------------

       TOTAL LIABILITIES                                                                    637,131,970          638,703,700
                                                                                       ----------------     ----------------

STOCKHOLDERS' EQUITY
     Preferred stock, ($0.01 par value); 1,000,000 shares authorized; shares issued or
         outstanding - none                                                                           -                    -
     Common stock, ($0.01 par value); 75,000,000 shares authorized; 30,530,470 shares issued; 30,284,480 shares outstanding at March 31, 2006; 30,530,470 shares
         outstanding at March 31, 2005                                                          305,305              305,305
     Paid-in capital                                                                        133,859,581          133,928,604
     Deferred compensation obligation under Rabbi Trust                                         105,860                    -
     Retained earnings - substantially restricted                                            81,275,666           80,101,378
     Treasury stock, at cost, 245,990 shares at March 31, 2006                               (2,559,207)                   -
     Common stock acquired by Employee Stock Ownership Plan ("ESOP")                         (9,342,322)         (10,075,054)
     Unearned common stock held by the Equity Incentive Plan                                 (4,386,114)                   -
     Accumulated other comprehensive loss                                                    (1,456,072)          (1,087,022)
     Stock held by Rabbi Trust                                                                  (54,371)                   -
                                                                                       ----------------     ----------------

       TOTAL STOCKHOLDERS' EQUITY                                                           197,748,326          203,173,211
                                                                                       ----------------     ----------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                      $    834,880,296     $    841,876,911
                                                                                       ================     ================


SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================


CONSOLIDATED STATEMENTS OF INCOME

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                           2006               2005                2004
                                                                      ----------------   ----------------    ---------------
INTEREST INCOME
----------------------------------------------------------------------------------------------------------------------------
   Loans                                                              $    19,874,182    $    16,279,495     $    12,580,122
   Mortgage-backed securities                                               8,315,185          9,224,911           7,694,210
   Investment securities                                                    6,369,469          5,215,201           4,768,150
   Other interest-earning assets                                              793,357            649,380             654,974
                                                                      ----------------   ----------------    ---------------

       TOTAL INTEREST INCOME                                               35,352,193         31,368,987          25,697,456
                                                                      ----------------   ----------------    ---------------

INTEREST EXPENSE
   Deposits                                                                15,072,441         10,802,392          11,715,889
   Advances                                                                 2,499,894          1,595,101                   -
                                                                      ----------------   ----------------    ---------------

       TOTAL INTEREST EXPENSE                                              17,572,335         12,397,493          11,715,889
                                                                      ----------------   ----------------    ---------------

       NET INTEREST INCOME                                                 17,779,858         18,971,494          13,981,567

PROVISION FOR (RECOVERY OF) LOAN LOSSES                                       160,000            260,000            (100,000)
                                                                      ----------------   ----------------    ---------------

       NET INTEREST INCOME AFTER PROVISION FOR (RECOVERY OF)
         LOAN LOSSES                                                       17,619,858         18,711,494          14,081,567
                                                                      ----------------   ----------------    ---------------

NON-INTEREST  INCOME
   Fees and service charges                                                   231,213            245,438             238,585
   Loss on sale of mortgage-backed securities held to maturity                      -            (26,322)                  -
   Other                                                                       33,817            142,194              52,293
                                                                      ----------------   ----------------    ---------------

       TOTAL NON-INTEREST INCOME                                              265,030            361,310             290,878
                                                                      ----------------   ----------------    ---------------

NON-INTEREST EXPENSES
   Salaries and employee benefits                                           6,704,259          5,502,217           4,208,338
   Net occupancy expense of premises                                          987,108            947,379             784,842
   Equipment                                                                  977,741            904,830             836,215
   Directors' compensation                                                  1,021,542            555,276             473,474
   Advertising                                                                334,932            405,561             371,745
   Legal                                                                      268,225            363,038             270,687
   Federal insurance premium                                                   76,021             81,866              79,026
   Other                                                                    1,724,655          1,519,003           1,158,250
                                                                      ----------------   ----------------    ---------------

       TOTAL NON-INTEREST EXPENSES                                         12,094,483         10,279,170           8,182,577
                                                                      ----------------   ----------------    ---------------

       INCOME BEFORE INCOME TAXES                                           5,790,405          8,793,634           6,189,868

INCOME TAXES                                                                2,123,633          3,513,720           2,500,635
                                                                      ----------------   ----------------    ---------------

       NET INCOME                                                     $     3,666,772    $     5,279,914     $     3,689,233
                                                                      ================   ================    ===============

NET INCOME PER COMMON SHARE
   Basic                                                              $          0.13    $          0.18     $          0.13
                                                                      ================   ================    ===============

   Diluted                                                            $          0.13    $          0.18     $          0.13
                                                                      ================   ================    ===============

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
   Basic                                                                   29,151,942         29,486,327          29,440,532
                                                                      ================   ================    ===============

   Diluted                                                                 29,157,274         29,486,327          29,440,532
                                                                      ================   ================    ===============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2006, 2005 AND 2004



                                                           DEFERRED                                                      UNEARNED
                                                         COMPENSATION      RETAINED                                   COMMON STOCK
                                                          OBLIGATION       EARNINGS -                  COMMON STOCK     HELD BY THE
                               COMMON       PAID-IN      UNDER RABBI     SUBSTANTIALLY     TREASURY     ACQUIRED BY       EQUITY
                               STOCK        CAPITAL         TRUST         RESTRICTED        STOCK          ESOP       INCENTIVE PLAN
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------
BALANCE - MARCH 31, 2003   $          -   $          -  $         -      $ 73,001,777    $        -   $          -   $            -

   Comprehensive income:
      Net income                      -              -            -         3,689,233             -              -                -
      Unrealized gain on
       securities available
       for sale, net of
       income taxes of $2,503         -              -            -                 -             -              -                -

    TOTAL COMPREHENSIVE INCOME

   Net proceeds of initial
      public stock offering     305,305    133,731,936             -                -             -              -                -
   Common stock acquired
      by ESOP                         -              -             -                -             -    (10,990,970)               -
   ESOP shares committed to
      be released                     -         64,480             -                -             -        183,183                -
   Initial capitalization of
      mutual holding company          -              -             -         (100,000)            -              -                -
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------

BALANCE - MARCH 31, 2004        305,305    133,796,416             -       76,591,010             -    (10,807,787)               -

   Comprehensive income:
      Net income                      -              -             -        5,279,914             -              -                -
      Unrealized loss on
       securities available for
       sale, net of income
       taxes of $737,272              -              -             -                -             -              -                -

    TOTAL COMPREHENSIVE INCOME

   ESOP shares committed to
      be released                     -        132,188             -                -             -        732,733                -
   Cash dividends declared            -              -             -       (1,769,546)            -              -                -
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------

BALANCE - MARCH 31, 2005        305,305    133,928,604             -       80,101,378             -    (10,075,054)               -

   Comprehensive income:
      Net income                      -              -             -        3,666,772             -              -                -
      Unrealized loss on
       securities available for
       sale, net of income
       taxes of $245,418              -              -             -                -             -              -                -

    TOTAL COMPREHENSIVE INCOME

   ESOP shares committed to
      be released                     -         26,280             -                -              -       732,732                -
   Purchase of treasury
      stock - 835,696 shares          -              -             -                -     (8,689,942)            -                -
   Funding of Restricted
      Stock Awards                    -       (104,285)            -                -      6,085,346             -       (5,981,061)
   Vesting of Restricted
      Stock Awards                    -              -             -                -              -             -        1,594,947
   Funding of Supplemental
      Executive Retirement Plan       -          8,982       105,860                -         45,389             -                -
   Cash dividends declared            -              -             -       (2,492,484)             -             -                -
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------

BALANCE - MARCH 31, 2006   $    305,305   $133,859,581  $    105,860     $ 81,275,666    $(2,559,207) $ (9,342,322)  $   (4,386,114)
                           =============  ============  =============    =============   ===========  =============  ===============

                                                    ACCUMULATED
                                                       OTHER         STOCK HELD
                                                   COMPREHENSIVE      BY RABBI
                                                     INCOME (LOSS)     TRUST          TOTAL
                                                 -----------------  ------------  -------------
BALANCE - MARCH 31, 2003                         $         17,847   $         -   $ 73,019,624
                                                                                  -------------
   Comprehensive income:
      Net income                                                -             -      3,689,233
      Unrealized gain on
       securities available
       for sale, net of
       income taxes of $2,503                               3,808             -          3,808
                                                                                  -------------
    TOTAL COMPREHENSIVE INCOME                                                       3,693,041
                                                                                  -------------
   Net proceeds of initial
      public stock offering                                     -             -    134,037,241
   Common stock acquired
      by ESOP                                                   -             -    (10,990,970)
   ESOP shares committed to
      be released                                               -             -        247,663
   Initial capitalization of
      mutual holding company                                    -             -       (100,000)
                                                 -----------------  ------------  -------------

BALANCE - MARCH 31, 2004                                   21,655             -    199,906,599
                                                                                  -------------
   Comprehensive income:
      Net income                                                -             -      5,279,914
      Unrealized loss on
       securities available for
       sale, net of income
       taxes of $737,272                               (1,108,677)            -     (1,108,677)
                                                                                  -------------
    TOTAL COMPREHENSIVE INCOME                                                       4,171,237
                                                                                  -------------
   ESOP shares committed to
      be released                                               -             -        864,921
   Cash dividends declared                                      -             -     (1,769,546)
                                                 -----------------  ------------  -------------

BALANCE - MARCH 31, 2005                               (1,087,022)            -    203,173,211
                                                                                  -------------
   Comprehensive income:
      Net income                                                -             -      3,666,772
      Unrealized loss on
       securities available for
       sale, net of income
       taxes of $245,418                                 (369,050)            -       (369,050)
                                                                                  -------------
    TOTAL COMPREHENSIVE INCOME                                                       3,297,722
                                                                                  -------------
   ESOP shares committed to
      be released                                               -             -        759,012
   Purchase of treasury
      stock - 835,696 shares                                    -             -     (8,689,942)
   Funding of Restricted
      Stock Awards                                              -             -              -
   Vesting of Restricted
      Stock Awards                                              -             -      1,594,947
   Funding of Supplemental
      Executive Retirement Plan                                 -       (54,371)       105,860
   Cash dividends declared                                      -             -     (2,492,484)
                                                 -----------------  ------------  -------------

BALANCE - MARCH 31, 2006                         $     (1,456,072)  $   (54,371)  $197,748,326
                                                 =================  ============  =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    YEARS ENDED MARCH 31,
                                                                  ----------------------------------------------------------
                                                                       2006                  2005                 2004
                                                                  ----------------      ---------------      ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                     $     3,666,772       $     5,279,914      $     3,689,233
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization of premises and equipment             708,816               635,465              467,323
      Net amortization of deferred fees, premiums and discounts           666,159               527,311              435,037
      Provision for (recovery of) loan losses                             160,000               260,000             (100,000)
      Loss on sale of mortgage-backed securities held to maturity               -                26,322                    -
      Gain on sale of premises and equipment                                    -               (92,834)                   -
      Loss on disposal of premises and equipment                            7,527                     -                    -
      Deferred income taxes                                              (419,465)             (233,129)            (248,088)
      ESOP shares committed to be released                                759,012               864,921              247,663
      Stock incentive plan expense                                      1,594,947                     -                    -
      Increase in deferred compensation obligation under Rabbi
      Trust                                                                34,203                     -                    -
      (Increase) decrease in assets:
         Interest receivable                                              (62,305)           (1,393,556)             (57,026)
         Other assets                                                     (35,994)               68,097             (245,850)
      Increase (decrease) in liabilities:
         Accrued interest payable                                         (28,210)              231,450              (18,218)
         Other liabilities                                                (66,643)              863,024             (315,720)
                                                                  ----------------      ---------------      ---------------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                 6,984,819             7,036,985            3,854,354
                                                                  ----------------      ---------------      ---------------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from calls, maturities, and repayments of:
      Investment securities available for sale                         20,000,000                     -            5,000,000
      Mortgage-backed securities available for sale                    12,638,803             5,908,061              116,722
      Investment securities held to maturity                           13,000,000            58,000,000           95,000,000
      Mortgage-backed securities held to maturity                      46,105,338            63,601,238           79,161,181
   Proceeds from sales of:
      Mortgage-backed securities held to maturity                               -             2,357,517                    -
      Premises and equipment                                                    -               209,625                    -
   Redemptions of Federal Home Loan Bank of New York stock              2,250,100                     -                    -
   Purchases of:
      Investment securities available for sale                                  -           (54,985,000)          (5,000,000)
      Mortgage-backed securities available for sale                             -           (74,819,627)                   -
      Investment securities held to maturity                          (45,000,000)          (74,978,125)         (95,000,000)
      Mortgage-backed securities held to maturity                               -           (32,486,996)        (139,319,899)
      Loans receivable                                                 (5,017,827)          (46,933,211)          (4,635,228)
      Premises and equipment                                             (529,596)           (1,160,549)          (2,744,325)
      Federal Home Loan Bank of New York stock                         (1,659,500)             (731,400)            (256,500)
   Net change in loans receivable                                     (44,682,021)          (57,993,338)         (30,416,872)
                                                                  ----------------      ---------------      ---------------

              NET CASH USED IN INVESTING ACTIVITIES                    (2,894,703)         (214,011,805)         (98,094,921)
                                                                  ----------------      ---------------      ---------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
-----------------------------------------------------------------------------------------------------------------------------


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                    YEARS ENDED MARCH 31,
                                                                  ----------------------------------------------------------
                                                                       2006                  2005                 2004
                                                                  ----------------      ---------------      ---------------
CASH FLOWS FROM FINANCING ACTIVITIES
   Net increase in deposits                                       $    15,509,435       $    19,450,571      $    39,506,870
   Net decrease in short-term borrowed funds                           (5,000,000)                    -                    -
   Proceeds from advances from Federal Home Loan Bank of New York               -            80,000,000                    -
   Principal repayments on advances from Federal Home Loan Bank
      of New York                                                     (12,388,612)           (4,737,170)                   -
   Net increase in payments by borrowers for taxes and insurance          473,957               494,491              193,395
   Net proceeds from initial public stock offering                              -                     -          134,037,241
   Common stock acquired by ESOP                                                -                     -          (10,990,970)
   Initial capitalization of mutual holding company                             -                     -             (100,000)
   Dividends paid                                                      (2,492,484)           (1,769,546)                   -
   Purchase of treasury stock                                          (8,689,942)                    -                    -
                                                                  ----------------      ---------------      ---------------

              NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES     (12,587,646)           93,438,346          162,646,536
                                                                  ----------------      ---------------      ---------------

              NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS     (8,497,530)         (113,536,474)          68,405,969

CASH AND CASH EQUIVALENTS - BEGINNING                                  31,120,558           144,657,032           76,251,063
                                                                  ----------------      ---------------      ---------------

CASH AND CASH EQUIVALENTS - ENDING                                $    22,623,028       $    31,120,558      $   144,657,032
                                                                  ================      ===============      ===============

SUPPLEMENTARY CASH FLOWS INFORMATION
   Interest on deposits and borrowings                            $    17,600,545       $    12,166,042      $    11,734,107
                                                                  ================      ===============      ===============

   Income taxes paid                                              $     3,133,133       $     2,891,469      $     3,315,000
                                                                  ================      ===============      ===============






SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
-----------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

     Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders' equity.

     On a quarterly basis, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors including the severity and duration of the impairment; the intent and ability of the Company to hold the security for a period of time sufficient for a recovery in value; recent events specific to the issuer or industry; and for debt securities, external credit ratings and recent downgrades. Securities on which there is an unrealized loss that is deemed to be other-than-temporary are written down to fair value with the write-down recorded as a realized loss.

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

LOANS RECEIVABLE

     Loans receivable are stated at unpaid principal balances, plus premiums and net deferred loan costs, less an allowance for loan losses. Interest is calculated by use of the simple interest method.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

     Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

                                                         YEARS
                                                      ------------
          Land improvements                              5 - 20
          Buildings and improvements                     5 - 40
          Furnishings and equipment                      2 - 10
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

     The asset and liability method is used to account for deferred income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying the applicable tax rate to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date of any such tax law change.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE (EPS)

     Basic EPS is based on the weighted average number of common shares actually outstanding adjusted for Employee Stock Ownership Plan ("ESOP") shares not yet committed to be released, unvested restricted stock awards and deferred compensation obligations required to be settled in shares of Company stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as unvested restricted stock awards and outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the year ended March 31, 2006, includes incremental shares related to outstanding stock options and unvested restricted stock awards of 4,187 and 1,146, respectively. There were no contracts or securities exercisable or which could be converted into common stock at or prior to March 31, 2005. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. For the year ended March 31, 2004, such amounts were calculated based upon income for the entire year, although the Savings Bank converted to stock form on March 3, 2004, and the weighted average number of shares outstanding since March 3, 2004, as if such shares were outstanding during the entire year.

STOCK-BASED COMPENSATION

     At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. See Note 13 for additional information regarding grants of stock options and restricted stock under this plan. Through March 31, 2006, the Company has accounted for compensation expense related to stock options using the intrinsic value method in accordance with Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, no stock-based compensation cost related to stock options is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if stock option expense was measured using the fair value recognition provisions of Financial Accounting Standards Board ("FASB") Statement No. 123, "Share-Based Payment":

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                           2006               2005                2004
                                                                      ----------------   ----------------    ---------------
                                                                           (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
          Net income, as reported                                          $    3,667         $    5,280          $    3,689
          Add:  Expense recognized for the Equity Incentive
               Plan, net of related tax effect of $637,000                        958                  -                   -
          Deduct:  Equity Incentive Plan expense determined
               under fair value based method, net of related tax
               effect of $1,173,000                                            (2,279)                 -                   -
                                                                      ----------------   ----------------    ---------------

          Pro forma net income                                             $    2,346         $    5,280          $    3,689
                                                                      ================   ================    ===============

          Basic/diluted earnings per share as reported                     $     0.13         $     0.18          $     0.13
                                                                      ================   ================    ===============

          Pro forma basic/diluted earnings per share                       $     0.08         $     0.18          $     0.13
                                                                      ================   ================    ===============

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used in estimating the fair value of financial instruments:

         CASH AND CASH EQUIVALENTS AND INTEREST RECEIVABLE

              The carrying amounts reported in the statements of financial condition for cash and cash equivalents and interest receivable approximates their fair value.

         SECURITIES

              The fair value of all securities, whether classified as trading, available for sale or held to maturity, is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         COMMITMENTS TO EXTEND CREDIT

              The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

              As of March 31, 2006 and 2005, the fair value of the commitments to extend credit were not considered to be material.

RECLASSIFICATION

     Certain amounts for prior periods have been restated to conform to the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     Accounting for Stock-Based Payments: In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123(R), "Share-Based Payment." Statement No. 123(R) replaces Statement No. 123 and supercedes APB Opinion No. 25. Statement No. 123(R) requires compensation costs related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. Public companies are required to adopt the new standard using a modified prospective method and may elect to restate prior periods using the modified retrospective method. Under the modified prospective method, companies are required to record compensation cost for new and modified awards over the related vesting period of such awards prospectively and record compensation cost prospectively for the unvested portion, at the date of adoption, of previously issued and outstanding awards over the remaining vesting period of such awards. No change to prior periods presented is permitted under the modified prospective method. Under the modified retrospective method, companies record compensation costs for prior periods retroactively through restatement of such periods using the exact pro forma amounts disclosed in the companies' footnotes. Also, in the period of adoption and after, companies record compensation cost based on the modified prospective method.

     On April 14, 2005, the Securities and Exchange Commission (the "SEC") adopted a new rule that amends the compliance dates for Statement No. 123(R). Under the new rule, we are required to adopt Statement No. 123(R) in the first annual period beginning after September 15, 2005. Early application of Statement No. 123(R) is encouraged, but not required. Accordingly, we are required to record compensation expense for all new awards granted and any awards modified on or after April 1, 2006. In addition, the transition rules under SFAS No. 123(R) will require that, for all awards outstanding at April 1, 2006, for which the requisite service has not yet been rendered, compensation cost be recorded as such service is rendered after April 1, 2006. The pronouncement related to stock-based payments will not have any effect on our existing historical consolidated financial statements as restatements of previously reported periods will not be required.

     Effective April 1, 2006, the Company adopted SFAS No. 123(R) using the modified-prospective transition method and, therefore, began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the adoption date and instituted a procedure to expense the fair value of all options granted subsequent to March 31, 2006, over their requisite service periods. In regard to non-vested options outstanding on April 1, 2006, we presently expect to record expenses, net of taxes, during the years ending March 31, 2007 through 2010, totaling $541,000, $395,000, $194,000 and $52,000, respectively.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 2 - REORGANIZATION AND STOCKHOLDERS' EQUITY

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

In addition to the 75,000,000 authorized shares of Common Stock, the Company authorized 1,000,000 shares of preferred stock with a par value of $0.01 per share (the "Preferred Stock"). The Board of Directors is authorized, subject to any limitations by law, to provide for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restriction thereof. As of March 31, 2006 and 2005, there were no shares of Preferred Stock issued.

On March 10, 2005, the Company's Board of Directors authorized the repurchase of up to 686,936 shares of the Company's outstanding stock, representing 5% of the outstanding shares owned by entities other than MHC. On February 1, 2006, the Board authorized an additional repurchase of up to 680,000 shares. During the year ended March 31, 2006, 831,707 shares were repurchased under the repurchase plans at a total cost of $8,649,000, or $10.40 per share. No shares had been repurchased prior to March 31, 2005. Additionally, in December 2005, 3,989 shares were purchased at a total cost of $41,000 or $10.22 per share, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards.

During the years ended March 31, 2006 and 2005, the MHC waived its right to receive cash dividends of approximately $3,358,000 and $2,351,000, respectively, on the shares of Company common stock it owns. The cumulative amount of dividends waived by the MHC through March 31, 2006 was $5,709,000.


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES
                                                                                MARCH 31, 2006
                                                   -------------------------------------------------------------------------
                                                                           GROSS             GROSS             ESTIMATED
                                                      AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                        COST               GAINS             LOSSES              VALUE
                                                   ---------------    ----------------   ----------------    ---------------
AVAILABLE FOR SALE:
    Debt securities:
       U.S. Government (including
          agencies) maturing:
          Within one year                          $    35,000,000    $            -     $       348,650     $    34,651,350
          After one year but within five years           4,992,617                 -              89,467           4,903,150
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $    39,992,617    $            -     $       438,117     $    39,554,500
                                                   ===============    ================   ================    ===============
HELD TO MATURITY:
    Debt securities:
       U.S. Government (including
          agencies) maturing:
          Within one year                          $    45,000,000    $            -     $       523,850     $    44,476,150
          After one year but within five years         124,985,390                 -           2,699,290         122,286,100
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $   169,985,390    $            -     $     3,223,140     $   166,762,250
                                                   ===============    ================   ================    ===============

                                                                                MARCH 31, 2005
                                                   -------------------------------------------------------------------------
                                                                           GROSS             GROSS             ESTIMATED
                                                      AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                        COST               GAINS             LOSSES              VALUE
                                                   ---------------    ----------------   ----------------    ---------------
AVAILABLE FOR SALE:
    Debt securities:
       U.S. Government (including
          agencies) maturing:
          Within one year                          $    20,000,000    $             -    $       254,450     $    19,745,550
          After one year but within five years          39,986,714                  -            716,914          39,269,800
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $    59,986,714    $             -    $       971,364     $    59,015,350
                                                   ===============    ================   ================    ===============

HELD TO MATURITY:
    Debt securities:
       U.S. Government (including
          agencies) maturing:
          Within one year                          $    12,996,928    $        19,962    $       125,000     $    12,891,890
          After one year but within five years         124,981,732                  -          2,256,682         122,725,050
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $   137,978,660    $        19,962    $     2,381,682     $   135,616,940
                                                   ===============    ================   ================    ===============



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

The age of unrealized losses and the fair value of related investment securities were as follows:

                                    LESS THAN 12 MONTHS             MORE THAN 12 MONTHS                   TOTAL
                               ------------------------------  ------------------------------  -----------------------------
                                                   GROSS                           GROSS                          GROSS
                                   FAIR         UNREALIZED         FAIR         UNREALIZED         FAIR        UNREALIZED
                                   VALUE          LOSSES           VALUE          LOSSES           VALUE         LOSSES
                               --------------  --------------  --------------  --------------  -------------- --------------
MARCH 31, 2006:
    U.S. Government
      (including agencies):
      Available for sale       $            -  $            -  $   39,554,500  $      438,117  $   39,554,500  $     438,117
      Held to maturity             44,436,300         563,700     122,325,950       2,659,440     166,762,250      3,223,140
                               --------------  --------------  --------------  --------------  --------------  -------------

                               $   44,436,300  $      563,700  $  161,880,450  $    3,097,557  $  206,316,750  $   3,661,257
                               ==============  ==============  ==============  ==============  ==============  =============
MARCH 31, 2005:
    U.S. Government
      (including agencies):
      Available for sale       $  59,015,350   $      971,364  $            -  $            -  $   59,015,350  $     971,364
      Held to maturity           122,904,800        2,076,932       9,695,250         304,750     132,600,050      2,381,682
                               -------------   --------------  --------------  --------------  --------------  -------------

                               $ 181,920,150   $    3,048,296  $    9,695,250  $      304,750  $  191,615,400  $   3,353,046
                               ==============  ==============  ==============  ==============  ==============  =============

Management does not believe that any of the unrealized losses at March 31, 2006 and 2005, represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2006, 2005, and 2004.



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES

                                                                                MARCH 31, 2006
                                                   -------------------------------------------------------------------------
                                                                           GROSS             GROSS             ESTIMATED
                                                      AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                        COST               GAINS             LOSSES              VALUE
                                                   ---------------    ----------------   ----------------    ---------------
AVAILABLE FOR SALE:
     Federal Home Loan Mortgage Corporation        $    30,911,968    $        1,061     $     1,012,399     $    29,900,630
     Federal National Mortgage Association              25,475,297                 -             974,907          24,500,390
                                                   ---------------    --------------     ---------------     ---------------

                                                   $    56,387,265    $        1,061     $     1,987,306     $    54,401,020
                                                   ===============    ==============     ===============     ===============
HELD TO MATURITY:
     Federal Home Loan Mortgage Corporation        $    68,002,523    $      103,734     $     2,195,126     $    65,911,131
     Federal National Mortgage Association              36,539,465           100,847             682,197          35,958,115
     Governmental National Mortgage Association         19,366,729             5,598             496,152          18,876,175
                                                   ---------------    --------------     ---------------     ---------------

                                                   $   123,908,717    $      210,179     $     3,373,475     $   120,745,421
                                                   ===============    ==============     ===============     ===============

                                                                                MARCH 31, 2005
                                                   -------------------------------------------------------------------------
                                                                           GROSS             GROSS             ESTIMATED
                                                      AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                        COST               GAINS             LOSSES              VALUE
                                                   ---------------    ---------------    ---------------     ---------------
AVAILABLE FOR SALE:
     Federal Home Loan Mortgage Corporation        $    37,574,425    $        61,497    $       280,712     $   37,355,210
     Federal National Mortgage Association              31,465,219                  -            619,314         30,845,905
                                                   ---------------    ---------------    ---------------     --------------

                                                   $    69,039,644    $        61,497    $       900,026     $   68,201,115
                                                   ===============    ===============    ===============     ==============
HELD TO MATURITY:
     Federal Home Loan Mortgage Corporation        $    88,565,295           $307,552    $     1,256,504     $   87,616,343
     Federal National Mortgage Association              52,952,151            272,325            563,926         52,660,550
     Governmental National Mortgage
         Association                                    29,141,922             28,894            378,717         28,792,099
                                                   ---------------    ---------------    ---------------     --------------

                                                   $   170,659,368    $       608,771    $     2,199,147     $  169,068,992
                                                   ===============    ===============    ===============     ==============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Contractual maturity data for mortgage-backed securities held to maturity is as follows:
                                                                                  MARCH 31,
                                                   -------------------------------------------------------------------------
                                                                  2006                                  2005
                                                   -----------------------------------   -----------------------------------
                                                      AMORTIZED        ESTIMATED FAIR       AMORTIZED           ESTIMATED
                                                        COST               VALUE              COST              FAIR VALUE
                                                   ---------------    ----------------   ----------------    ---------------
                                                                                (IN THOUSANDS)
AVAILABLE FOR SALE:
     Due after one through five years              $            27    $             28   $             67    $           70
     Due after ten years                                    56,360              54,373             68,973             68,131
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $        56,387    $         54,401   $         69,040    $        68,201
                                                   ===============    ================   ================    ===============
HELD TO MATURITY:
     Due within one year                           $           132    $            133   $              -    $             -
     Due after one through five years                        6,551               6,423              9,436              9,424
     Due after five through ten years                          817                 832              1,501              1,552
     Due after ten years                                   116,409             113,357            159,722            158,093
                                                   ---------------    ----------------   ----------------    ---------------

                                                   $       123,909    $        120,745   $        170,659    $       169,069
                                                   ===============    ================   ================    ===============

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties.

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:

                                    LESS THAN 12 MONTHS             MORE THAN 12 MONTHS                   TOTAL
                               ------------------------------  ------------------------------  -----------------------------
                                                   GROSS                           GROSS                          GROSS
                                   FAIR         UNREALIZED         FAIR         UNREALIZED         FAIR        UNREALIZED
                                   VALUE          LOSSES           VALUE          LOSSES           VALUE         LOSSES
                               --------------  --------------  --------------  --------------  -------------- --------------
MARCH 31, 2006:
     Available for sale        $   16,090,257  $      376,626  $   38,282,401  $    1,610,679  $   54,372,658 $    1,987,305
     Held to maturity               6,023,270          49,528     104,151,153       3,323,948     110,174,423      3,373,476
                               --------------  --------------  --------------  --------------  -------------- --------------

                               $   22,113,527  $      426,154  $  142,433,554  $    4,934,627  $  164,547,081 $    5,360,781
                               ==============  ==============  ==============  ==============  ============== ==============

MARCH 31, 2005:
     Available for sale        $   47,001,622  $      900,026  $            -  $            -  $   47,001,622 $      900,026
     Held to maturity              89,838,272       1,398,289      53,744,319         800,858     143,582,591      2,199,147
                               --------------  --------------  --------------  --------------  -------------- --------------

                                $ 136,839,894  $    2,298,315  $   53,744,319  $      800,858  $  190,584,213 $    3,099,173
                               ==============  ==============  ==============  ==============  ============== ==============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2006 and 2005, represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

During the year ended March 31, 2005, proceeds from the sale of mortgage-backed securities held to maturity totaled $2,358,000 resulting in gross gains of $27,879 and gross losses of $54,201. The remaining principal balance for each of the mortgage-backed securities held to maturity sold was less than 15% of the original principal purchased. There were no sales of mortgage-backed securities available for sale during the years ended March 31, 2006, 2005, and 2004 and no sales of mortgage-backed securities held to maturity during the years ended
March 31, 2006 and 2004.

NOTE 5 - LOANS RECEIVABLE

                                                                                                      MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
          Real estate mortgage:
               One-to-four family                                                        $   378,500,437     $   334,901,925
               Multi-family and commercial                                                    12,876,988          10,932,238
                                                                                         ----------------    ---------------

                                                                                             391,377,425         345,834,163
                                                                                         ----------------    ---------------

          Real estate construction                                                             3,769,119             845,115
                                                                                         ----------------    ---------------
          Consumer:
               Second mortgage                                                                 7,567,174           4,873,608
               Passbook or certificate                                                           996,191             894,272
               Equity line of credit                                                           1,429,549           1,912,014
               Other                                                                             290,000             290,000
                                                                                         ----------------    ---------------

                                                                                              10,282,914           7,969,894
                                                                                         ----------------    ---------------

                 TOTAL LOANS                                                                 405,429,458         354,649,172
                                                                                         ----------------    ---------------

          Less:
               Loans in process                                                               (1,512,122)           (159,000)
               Net premiums and deferred loan costs                                            1,024,220             771,439
                                                                                         ----------------    ---------------

                                                                                                (487,902)            612,439
                                                                                         ----------------    ---------------

                                                                                         $   404,941,556     $   355,261,611
                                                                                         ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

At March 31, 2006, 2005, and 2004, nonaccrual loans for which interest has been discontinued totaled approximately $10,000, $1,000, and $122,000, respectively.
During the years ended March 31, 2006, 2005, and 2004, interest income of approximately $1,000, $ -0-, and $9,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $1,000, $ -0-, and $11,000, for the years ended March 31, 2006, 2005, and 2004, respectively.

As of March 31, 2006 and 2005, and during each of the years in the three-year period ended March 31, 2006, there were no impaired loans as defined by Statement of Financial Accounting Standards No. 114.

The Savings Bank has granted loans to certain officers and directors of the
Company and Savings Bank and to their associates. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The activity with respect to loans to directors, officers and associates of such persons, is as follows:
                                                                                                YEARS ENDED MARCH 31,
                                                                                         -----------------------------------
                                                                                               2006                2005
                                                                                         ----------------    ---------------
          Balance, beginning                                                             $     1,575,000     $     1,453,000
               Loans originated                                                                  256,000             783,000
               Persons no longer associated                                                     (645,000)                  -
               Collection of principal                                                          (129,000)           (661,000)
                                                                                         ----------------    ---------------

          Balance, ending                                                                $     1,057,000     $     1,575,000
                                                                                         ================    ===============

The following is an analysis of the allowance for loan losses:

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                            2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Balance - beginning                                         $     1,100,000    $       840,000     $       940,000
               Provision charged (recovery credited) to operations            160,000            260,000            (100,000)
                                                                      ----------------   ----------------    ---------------

          Balance - ending                                            $     1,260,000    $     1,100,000     $       840,000
                                                                      ================   ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - PREMISES AND EQUIPMENT
                                                                                                      MARCH 31,
                                                                                         -----------------------------------
                                                                                               2006                2005
                                                                                         ----------------    ---------------
          Land and land improvements                                                        $  3,216,225        $  3,180,426
          Buildings and improvements                                                           6,892,732           6,432,374
          Furnishings and equipment                                                            2,415,602           2,286,536
          Leasehold improvements                                                                 261,998             261,998
          Construction in progress                                                                 4,250             326,937
                                                                                         ----------------    ---------------
                                                                                              12,790,807          12,488,271

          Accumulated depreciation and amortization                                           (3,957,657)         (3,266,552)
                                                                                         ----------------    ---------------
                                                                                         $     8,833,150     $     9,221,719
                                                                                         ================    ===============

Included in land and land improvements at March 31, 2006 and 2005 is $177,000 of land which is being held for future branch expansion.

Rental expenses related to the occupancy of leased premises totaled approximately $77,000, $111,000 and $97,000 for the years ended March 31, 2006, 2005 and 2004, respectively. The minimum obligation under the lease agreements, which expire through May 31, 2011, for each of the years ended March 31 is as follows:

               2007                                 $   76,000
               2008                                     69,000
               2009                                     28,000
               2010                                     28,000
               2011                                     28,000
               Thereafter                                4,000
                                                    ----------
                                                    $  233,000
                                                    ==========

NOTE 7 - INTEREST RECEIVABLE

                                                                                                      MARCH 31,
                                                                                         -----------------------------------
                                                                                               2006                2005
                                                                                         ---------------     ---------------
          Loans                                                                          $     1,784,830     $     1,580,640
          Mortgage-backed securities                                                             753,684             984,110
          Investment securities                                                                1,985,518           1,896,820
                                                                                         ---------------     ---------------
                                                                                               4,524,032           4,461,570

          Allowance for uncollected interest on loans                                               (243)                (86)
                                                                                         ---------------     ---------------
                                                                                         $     4,523,789     $     4,461,484
                                                                                         ===============     ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS
                                                                        MARCH 31,
                              ----------------------------------------------------------------------------------------------
                                                  2006                                             2005
                              ---------------------------------------------   ----------------------------------------------
                               WEIGHTED                                         WEIGHTED
                                AVERAGE                                          AVERAGE
                                 RATE            AMOUNT          PERCENT          RATE             AMOUNT         PERCENT
                              -----------    ----------------  ------------   -----------      ---------------  ------------
Demand accounts:
     Non-interest bearing          0.00   %  $    2,132,281         0.37  %         0.00  %    $    1,402,027       0.25  %
     NOW                           1.45          30,375,205         5.31            1.27           33,746,208       6.07
     Super NOW                     0.74             213,925         0.04            0.74              182,836       0.03
     Money market                  3.39          17,678,893         3.09            0.98            7,479,002       1.34
                                             ----------------  ------------                    ---------------  ------------

                                   2.07          50,400,304         8.81            1.18           42,810,073       7.69
Savings and club accounts          1.19         126,142,941        22.06            1.33          173,331,190      31.15
Certificates of deposit            3.65         395,418,858        69.13            2.73          340,311,405      61.16
                                             ----------------  ------------                    ---------------  ------------

       TOTAL DEPOSITS              2.96   %  $  571,962,103       100.00  %         2.17  %    $  556,452,668     100.00  %
                                             ================  ============                    ===============  ============

Certificates of deposit with balances of $100,000 or more at March 31, 2006 and 2005 totaled approximately $69,167,000 and $49,990,000, respectively.

The scheduled maturities of certificates of deposit are as follows:

                                                                                                     MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
                                                                                                   (IN THOUSANDS)
          One year or less                                                                    $  278,912          $  214,675
          After one to two years                                                                  92,180              88,721
          After two to three years                                                                19,458              23,701
          After three to four years                                                                4,669              11,359
          After four years                                                                           200               1,855
                                                                                         ----------------    ---------------

                                                                                              $  395,419          $  340,311
                                                                                         ================    ===============

Interest expense on deposits consists of the following:

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                           2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Demand                                                      $       708,164    $       308,402     $       611,931
          Savings and club                                                  1,858,750          2,317,207           2,128,853
          Certificates of deposits                                         12,505,527          8,176,783           8,975,105
                                                                      ----------------   ----------------    ---------------

                                                                      $    15,072,441    $    10,802,392     $    11,715,889
                                                                      ================   ================    ===============



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

The maturities weighted average interest rates of FHLB advances were as follows:

                                                                                  MARCH 31,
                                                   -------------------------------------------------------------------------
                                                                  2006                                  2005
                                                   -----------------------------------   -----------------------------------
                                                                         WEIGHTED                               WEIGHTED
                                                                          AVERAGE                               AVERAGE
                     MATURING DURING                                     INTEREST                               INTEREST
                  YEAR ENDING MARCH 31,               BALANCE              RATE              BALANCE              RATE
               --------------------------          ---------------    ----------------   ----------------    ---------------
                    2006                           $             -                 -  %  $    17,388,612               2.94 %
                    2007                                12,527,737              3.37          12,527,737               3.37
                    2008                                18,672,590              3.64          18,672,590               3.64
                    2009                                18,823,405              3.94          18,823,405               3.94
                    2010                                 3,144,518              4.09           3,144,518               4.09
                    2011                                 2,991,416              4.11           2,991,416               4.11
                    Thereafter                           1,714,552              4.05           1,714,552               4.05
                                                   ---------------    ----------------   ----------------    ---------------
                                                   $    57,874,218              3.74  %  $    75,262,830               3.55 %
                                                   ===============    ================   ================    ===============

The carrying value of collateral pledged for the above advances was as follows:

                                                                                                     MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
                                                                                                   (IN THOUSANDS)
          U.S. Government Agency bonds:
               Available for sale                                                        $             -     $         4,930
               Held to maturity                                                                    5,000              11,000
                                                                                         ----------------    ---------------
                                                                                                   5,000              15,930
                                                                                         ----------------    ---------------
          Mortgage-backed securities:
               Available for sale                                                                 56,360              68,131
               Held to maturity                                                                      329                   -
                                                                                         ----------------    ---------------
                                                                                                  56,689              68,131
                                                                                         ----------------    ---------------
                                                                                         $        61,689     $        84,061
                                                                                         ================    ===============



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - REGULATORY CAPITAL

The Savings Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices must be met. Capital amounts and classification are also subject to qualitative judgment by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined).
Management believes, as of March 31, 2006, that the Savings Bank met all capital adequacy requirements to which it was subject.

The most recent notification from the Office of Thrift Supervision, as of September 30, 2004, categorized the Savings Bank as "Well Capitalized" under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based and Tier 1 leverage ratios as set forth in the following table. In the opinion of management, no conditions or events have occurred since that notification that would have changed the Savings Bank's category.

The actual capital amounts and ratios of the Savings Bank are as follows:

                                                                                                        TO BE WELL
                                                                                                    CAPITALIZED UNDER
                                                                         FOR CAPITAL ADEQUACY    PROMPT CORRECTIVE ACTION
                                                     ACTUAL                    PURPOSES                 PROVISIONS
                                             -----------------------   -----------------------  --------------------------
                                                AMOUNT      RATIO         AMOUNT       RATIO       AMOUNT       RATIO
                                             -----------  ----------   -----------  ----------  -----------  -------------
                                                                       (DOLLARS IN THOUSANDS)
AS OF MARCH 31, 2006:
     Total capital (to risk-weighted assets)    $139,243       47.02%     $>23,689     >8.00%     $>29,611     >10.00%
     Tier 1 capital (to risk-weighted                                      -           -           -           -
         assets)                                 137,983       46.60       >11,844     >4.00       >17,767     > 6.00
     Tier 1 capital (to adjusted total                                     -           -           -           -
         assets)                                 137,983       17.34       >31,839     >4.00       >39,798     > 5.00
     Tangible capital (to adjusted total                                   -           -           -           -
         assets)                                 137,420       17.28       >11,931     >1.50       >     -     >    -
                                                                           -           -           -           -
AS OF MARCH 31, 2005:
     Total capital (to risk-weighted assets)    $139,483       50.83%     $>21,952     >8.00%     $>27,441     >10.00%
     Tier 1 capital (to risk-weighted                                      -           -           -           -
         assets)                                 138,383       50.43       >10,976     >4.00       >16,464     > 6.00
     Tier 1 capital (to adjusted total                                     -           -           -           -
         assets)                                 138,383       17.56       >31,513     >4.00       >39,392     > 5.00
     Tangible capital (to adjusted total                                   -           -           -           -
         assets)                                 137,929       17.52       >11,811     >1.50       >     -     >    -
                                                                           -           -           -           -


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - REGULATORY CAPITAL (CONTINUED)

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:

                                                                                                     MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
                                                                                                   (IN THOUSANDS)
          GAAP capital                                                                   $       136,616     $       137,574
          Unrealized loss on securities available for sale                                         1,367                 809
                                                                                         ----------------    ---------------
                                                                                                 137,983             138,383

          General valuation allowance                                                              1,260               1,100
                                                                                         ----------------    ---------------
                 TOTAL RISK-BASED CAPITAL                                                $       139,243     $       139,483
                                                                                         ================    ===============

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                           2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Current tax expense:
               Federal income                                         $     2,236,829    $     2,958,651     $     2,107,568
               State income                                                   306,269            788,198             641,155
                                                                      ----------------   ----------------    ---------------

                 TOTAL CURRENT INCOME TAXES                                 2,543,098          3,746,849           2,748,723
                                                                      ----------------   ----------------    ---------------

          Deferred tax (benefit):
               Federal income                                                (325,702)          (172,922)           (171,518)
               State income                                                   (93,763)           (60,207)            (76,570)
                                                                      ----------------   ----------------    ---------------
                 TOTAL DEFERRED INCOME TAX (BENEFIT)                         (419,465)          (233,129)           (248,088)
                                                                      ----------------   ----------------    ---------------
                                                                      $     2,123,633    $     3,513,720     $     2,500,635
                                                                      ================   ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                           2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Federal income tax at the statutory rate                    $     1,968,738    $     2,989,836     $    2,104,555
          Increase in income taxes resulting from:
               New Jersey income tax, net of federal income
                   tax effect                                                 140,254            480,474            372,626
               Other, net                                                      14,641             43,410             23,454
                                                                      ----------------   ----------------    ---------------

                 TOTAL INCOME TAX EXPENSE                             $     2,123,633    $     3,513,720     $    2,500,635
                                                                      ================   ================    ===============

          Effective income tax rate                                             36.7%               40.0%              40.4%
                                                                      ================   ================    ===============

Botany commenced operations in January 2005. As a New Jersey Investment Company, Botany is subject to a 3.6% state income tax rate as compared to the 9.0% rate to which the Company and Savings Bank are subject. By virtue of the lower tax rate to which Botany is subject, income tax expenses were reduced during the years ended March 31, 2006 and 2005, by approximately $204,000 and $49,000, respectively. Absent these reductions, the Company's consolidated effective income tax rates for the years ended March 31, 2006 and 2005, would have been approximately 40.2% and 40.5%, respectively.

Deferred tax assets and liabilities consisted of the following:

                                                                                                     MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
          Deferred income tax assets:
               Unrealized loss on securities available for sale                          $       968,290     $       722,872
               Pension costs                                                                     577,321             521,197
               Allowance for loan losses                                                         503,244             439,340
               Benefit plans                                                                     159,255                   -
               Loan fees                                                                           5,066               7,394
               Employee Stock Ownership Plan                                                     136,349              79,276
               Supplemental Executive Retirement Plan                                             47,106              31,624
               Other                                                                              13,518              19,207
                                                                                         ----------------    ---------------

                 TOTAL DEFERRED TAX ASSETS                                                     2,410,149           1,820,910

          Deferred income tax liabilities - depreciation                                          18,802              94,446
                                                                                         ----------------    ---------------

                 NET DEFERRED TAX ASSET INCLUDED IN OTHER ASSETS                         $     2,391,347     $     1,726,464
                                                                                         ================    ===============

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

Retained earnings at March 31, 2006 and 2005, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses will result in income for tax purposes only, and will be subject to income tax at the then current rate.


NOTE 12 - EMPLOYEE BENEFIT PLANS

ESOP

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

     The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $759,000, $865,000, and $248,000 for the years ended March 31, 2006, 2005, and 2004, respectively.

     The ESOP shares were as follows:
                                                            MARCH 31,
                                             -----------------------------------
                                                  2006                2005
                                             ----------------    ---------------

       Allocated shares                              153,546              81,072
       Shares committed to be released                10,154              10,519
       Unearned shares                               934,235           1,007,506
                                             ----------------    ---------------

              TOTAL ESOP SHARES                    1,097,935           1,099,097
                                             ================    ===============

       Fair value of unearned shares         $     9,986,972     $    11,284,067
                                             ================    ===============

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

SECTION 401(K) PLAN

     The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code ("IRC"), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2006, 2005, and 2004, was approximately $63,000, $51,000 and $45,000, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     Effective upon the consummation of the Savings Bank's reorganization, a SERP was established. The plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Savings Bank) that cannot be provided under the
     Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant's behalf. A participant's benefits generally become payable upon a change in control of the Savings Bank and the Company. The SERP expense for the years ended March 31, 2006, 2005, and 2004, was approximately $39,000, $68,000 and
     $11,000, respectively. At March 31, 2006 and 2005, the accrued SERP liability was $118,000 and $79,000, respectively.


NOTE 13 - STOCK-BASED COMPENSATION

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. 20% of the shares awarded were immediately vested, with an additional 20% becoming vested annually thereafter. During the year ended March 31, 2006, $1,595,000 in expense was recognized in regard to these restricted stock awards.


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded. Immediately upon grant, 20% of the options awarded were vested, with an additional 20% becoming vested annually thereafter.
In February 2006, the Company's Board of Directors approved the acceleration of the second 20% of the option grants so that those options became fully vested as of March 31, 2006. A summary of stock option activity follows:


                                                          NUMBER OF OPTION SHARES                      EXERCISE PRICE
                                             ---------------------------------------------------  --------------------------
                                               VESTED AND                                                         WEIGHTED
                                               EXERCISABLE         NON-VESTED        TOTAL            RANGE       AVERAGE
                                             ----------------  ---------------- ----------------  ------------  ------------
          Granted August 31, 2005                    296,702         1,186,808        1,483,510       $10.24        $10.24
          Vesting during the period                  296,702          (296,702)               -       $10.24        $10.24
                                             ----------------  ---------------- ----------------

          Outstanding at March 31, 2006              593,404           890,106        1,483,510       $10.24        $10.24
                                             ================  ================ ================

During the year ended March 31, 2006, no options were exercised or forfeited and no options expired. At March 31, 2006, the weighted average remaining contractual life of all outstanding options, both vested and non-vested, was 9.4 years.

The fair value of the options granted on August 31, 2005, as computed using the Black-Scholes option-pricing model, was determined to be $2.38 per option based upon the following underlying assumptions: a risk-free interest rate, expected option life, expected stock price volatility, and dividend yield of 4.11%, 6.0 years, 21.56%, and 1.95%, respectively.


NOTE 14 - DIRECTORS' RETIREMENT PLAN

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The measurement dates used to value the plan were January 1, 2006 and 2005, respectively.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DIRECTORS' RETIREMENT PLAN (CONTINUED)

The following table sets forth the funded status for the Directors' Retirement
Plan and amounts recognized in the consolidated statements of financial condition.
                                                                                                      MARCH 31,
                                                                                         -----------------------------------
                                                                                               2006                2005
                                                                                         ---------------     ---------------
          Accumulated benefit obligation                                                 $     1,731,776     $     1,441,322
                                                                                         ===============     ===============

          Change in projected benefit obligation
               Benefit obligation - beginning                                            $     1,858,731     $     1,767,468
                   Service cost                                                                   15,492              49,052
                   Interest cost                                                                 102,368             112,296
                   Actuarial (gain) loss                                                         257,558             (46,085)
                   Benefits paid                                                                 (24,000)            (24,000)
                   Plan amendments                                                                     -                   -
                                                                                         ---------------     ---------------

               Benefit obligation - ending                                                     2,210,149           1,858,731
                                                                                         ---------------     ---------------
          Changes in plan assets
               Fair value of plan assets - beginning                                                   -                   -
                   Employer contribution                                                          24,000              24,000
                   Benefits paid                                                                 (24,000)            (24,000)
                                                                                         ---------------     ---------------

               Fair value of plan assets - ending                                                      -                   -
                                                                                         ---------------     ---------------

          Funded status                                                                       (2,210,149)         (1,858,731)
          Unrecognized prior service cost                                                        579,712             665,768
          Unrecognized net loss                                                                  467,401             212,051
          Additional minimum pension liability                                                  (562,740)           (454,410)
                                                                                         ---------------     ---------------

          (Accrued) pension cost included in other liabilities                           $    (1,725,776)    $    (1,435,322)
                                                                                         ===============     ===============

          Assumptions:
               Discount rate                                                                       5.875%              6.125%
               Rate of increase in compensation                                                    4.000%              4.000%


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DIRECTORS' RETIREMENT PLAN (CONTINUED)

At March 31, 2006 and 2005, an intangible pension asset of $562,740 and $454,410, respectively, which is the result of the recording of the additional minimum pension liability, is included in other assets.

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2007, totaling approximately $67,000. At March 31, 2006, benefit payments expected to be paid under the plan are as follows (in thousands):

         Year ending March 31:
              2007                                 $       67
              2008                                         57
              2009                                         60
              2010                                         62
              2011                                         84
              2012 - 2016                                 623
                                                   ----------
                                                   $      953
                                                   ==========

Net periodic pension cost for the plan included the following components:

                                                                                      YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                            2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Service cost of benefits earned during the period           $        15,492    $         49,052    $        42,086
          Interest cost on projected benefit obligation                       102,368             112,296             98,504
          Net amortization and deferral                                        88,264              93,096             89,615
                                                                      ----------------   ----------------    ---------------

                 NET PERIODIC PENSION COST INCLUDED IN
                     DIRECTORS' COMPENSATION                          $       206,124    $        254,444    $       230,205
                                                                      ================   ================    ===============
          Assumptions:
               Discount rate                                                    6.125%              6.375%              6.25%
               Rate of increase in compensation                                 4.000%              4.000%              4.00%

Net amortization and deferral consists of (i) amortization of the liability which existed at the date the plan was established, (ii) amortization of unrecognized net gains and losses, and (iii) deferral of subsequent net gains and losses.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FORMER PRESIDENT'S RETIREMENT PLAN

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January
1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. Due to the death of the former president in February 2005, his surviving spouse has begun and will continue to receive annual payments of $35,000 through December 31, 2008. The plan shall also provide coverage under a health insurance plan for the former president's spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were January 1, 2006 and 2005, respectively.

The following table sets forth the funded status for the Former President's
Retirement Plan and amounts recognized in the consolidated statements of financial condition:
                                                                                                      MARCH 31,
                                                                                         -----------------------------------
                                                                                               2006                2005
                                                                                         ----------------    ---------------
          Accumulated benefit obligation                                                 $        161,885    $       188,752
                                                                                         ================    ===============

          Change in projected benefit obligation
               Benefit obligation - beginning                                            $        188,752    $       404,217
                   Interest cost                                                                   11,024             25,076
                   Actuarial (gain) loss                                                            1,938           (196,797)
                   Benefits paid                                                                  (39,829)           (43,744)
                                                                                         ----------------    ---------------

               Benefit obligation - ending                                                        161,885            188,752
                                                                                         ----------------    ---------------
          Changes in plan assets
               Fair value of plan assets - beginning                                                    -                  -
                   Employer contributions                                                          39,829            (43,744)
                   Benefits paid                                                                  (39,829)           (43,744)
                                                                                         ----------------    ---------------

               Fair value of plan assets - ending                                                       -                  -
                                                                                         ----------------    ---------------

          Funded status                                                                          (161,885)          (188,752)
          Unrecognized net gain                                                                  (120,550)          (135,284)
                                                                                         ----------------    ---------------

          (Accrued) pension cost included in other liabilities                           $       (282,435)   $      (324,036)
                                                                                         ================    ===============

          Assumed discount rate                                                                     5.875%             6.125%
                                                                                         ================    ===============

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FORMER PRESIDENT'S RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the Plan during the year ending March 31, 2007, totaling approximately $40,000. At March 31, 2006, benefit payments expected to be paid under the Plan are as follows (in thousands):

         Year ending March 31:
              2007                                          $     40
              2008                                                39
              2009                                                30
              2010                                                 6
              2011                                                 6
              2012 - 2016                                         30
                                                            --------
                                                            $    151
                                                            ========

Net periodic pension cost for the Plan included the following components:
                                                                                       YEARS ENDED MARCH 31,
                                                                      ------------------------------------------------------
                                                                            2006               2005                2004
                                                                      ----------------   ----------------    ---------------
          Interest cost on projected benefit obligation                $       11,024    $        25,076     $        24,678
          Net amortization and deferral                                       (12,796)             1,672               1,229
                                                                      ----------------   ----------------    ---------------

                 NET PERIODIC COST (BENEFIT)                           $       (1,772)   $        26,748     $        25,907
                                                                      ================   ================    ===============

          Assumed discount rate                                                 6.125%             6.375%               6.25%
                                                                      ================   ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of financial instruments are as follows:

                                                                                   MARCH 31,
                                                        --------------------------------------------------------------------
                                                                     2006                                  2005
                                                        ------------------------------     ---------------------------------
                                                           CARRYING            FAIR             CARRYING             FAIR
                                                            VALUE              VALUE             VALUE               VALUE
                                                        -------------     ------------     ---------------       -----------
                                                                                 (IN THOUSANDS)
Financial assets:
     Cash and cash equivalents                           $  22,623          $  22,623         $   31,121          $   31,121
     Securities available for sale:
         Investment                                         39,555             39,555             59,015              59,015
         Mortgage-backed                                    54,401             54,401             68,201              68,201
     Securities held to maturity:
         Investment                                        169,985            166,762            137,979             135,617
         Mortgage-backed                                   123,909            120,745            170,659             169,069
     Loans receivable                                      403,682            395,626            354,162             352,893
     Federal Home Loan Bank of New York
         stock                                               3,780              3,780              4,371               4,371
     Interest receivable                                     4,524              4,524              4,461               4,461

Financial liabilities:
     Deposits                                              571,962            572,539            556,453             556,731
     FHLB advances                                          57,874             56,268             75,263              73,690

NOTE 17 - COMMITMENTS AND CONTINGENCIES

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

The Savings Bank, at March 31, 2006, had outstanding commitments to originate loans totaling approximately $9,216,000, which included $3,652,000 for fixed-rate mortgage loans with interest rates ranging from 5.375% to 6.75%, $5,564,000 for adjustable rate mortgage loans with initial rates ranging from 4.375% to 7.125%, and $427,000 for fixed rate second mortgage loans with interest rates ranging from 5.75% to 6.25%. Outstanding loan commitments at March 31, 2005 totaled $12,413,000. These commitments generally expire in three months or less.


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
=============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

At March 31, 2006 and 2005, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $2,400,000 and $2,209,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

At March 31, 2006 and 2005, the Savings Bank had commitments related to the construction of new branches and the renovation of existing branches totaling approximately $-0- and $398,000, respectively.

Management does not anticipate losses on any of the foregoing transactions.

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

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings
Bancorp, Inc. (Parent company only) as of March 31, 2006 and 2005 and for the periods then ended.

                                                  STATEMENTS OF CONDITION
                                                                                                     MARCH 31,
                                                                                         -----------------------------------
                                                                                              2006                2005
                                                                                         ----------------    ---------------
                                            ASSETS
          Cash and due from banks                                                        $    15,954,672     $     9,952,167
          Investment securities:
               Available for sale                                                             14,851,300          24,537,600
               Held to maturity                                                               19,985,390          19,981,732
          Loans receivable                                                                     9,953,316          10,524,542
          Investment in subsidiary                                                           136,616,230         137,574,184
          Interest receivable                                                                    529,591             591,594
          Other assets                                                                           136,167             267,912
                                                                                         ----------------    ---------------

                 TOTAL ASSETS                                                            $   198,026,666     $   203,429,731
                                                                                         ================    ===============

                             LIABILITIES AND STOCKHOLDERS' EQUITY
          Other liabilities                                                              $       278,340     $       256,520

          Stockholders' equity                                                               197,748,326         203,173,211
                                                                                         ----------------    ---------------

                 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $   198,026,666     $   203,429,731
                                                                                         ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                                     STATEMENTS OF INCOME

                                                                                                                 FROM INCEPTION
                                                                                                                 (MARCH 3, 2004)
                                                                              YEARS ENDED MARCH 31,               TO MARCH 31,
                                                                            2006                 2005                 2004
                                                                      ----------------     ----------------     -----------------
           Interest income:
                Loans                                                 $       405,348      $       432,572      $        33,726
                Securities                                                  1,171,977            1,117,362                    -
                Other                                                         191,184              159,926                    -
                                                                      -----------------    ---------------      -----------------
                                                                            1,768,509            1,709,860               33,726

           Non-interest expenses                                              597,455              599,175               55,405
                                                                      -----------------    ---------------      -----------------

                  INCOME (LOSS) BEFORE INCOME TAX EXPENSE
                      (BENEFIT) AND EQUITY IN UNDISTRIBUTED
                      EARNINGS OF SUBSIDIARY                                1,171,054            1,110,685              (21,679)

           Income tax expense (benefit)                                       466,813              445,205               (9,000)
                                                                      -----------------    ---------------      -----------------

                  INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
                      EARNINGS OF SUBSIDIARY                                  704,241              665,480              (12,679)

           Equity in undistributed earnings of subsidiary                   2,962,531            4,614,434              135,913
                                                                      -----------------    ---------------      -----------------

                  NET INCOME                                          $     3,666,772      $     5,279,914      $       123,234
                                                                      =================    ===============      =================


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                                     STATEMENTS OF CASH FLOW

                                                                              YEARS ENDED MARCH 31,            FROM INCEPTION
                                                                      ------------------------------------   (MARCH 3, 2004) TO
                                                                            2006                2005           MARCH 31, 2004
                                                                      ----------------    ----------------    -----------------
        CASH FLOWS FROM OPERATING ACTIVITIES
              Net income                                              $     3,666,772     $     5,279,914     $       123,234
              Adjustments to reconcile net income to net
                 cash provided by (used in) operating activities:
                 Accretion of discounts                                        (3,658)             (3,607)                  -
                 (Increase) decrease in interest receivable                    62,003            (557,868)            (33,726)
                 (Increase) decrease in other assets                            6,454             (83,229)                  -
                 Increase in other liabilities                                 21,821             221,020              35,500
                 Increase in deferred compensation obligation
                      under Rabbi Trust                                        45,389                   -                   -
                 Equity in undistributed earnings of subsidiary            (2,962,531)         (4,614,434)           (135,913)
                                                                      ----------------    ----------------    -----------------

                 NET CASH PROVIDED BY (USED IN) OPERATING
                    ACTIVITIES                                                836,250             241,796             (10,905)
                                                                      ----------------    ----------------    -----------------

        CASH FLOWS FROM INVESTING ACTIVITIES
              Purchase of Savings Bank stock                                        -                   -         (67,043,752)
              Proceeds of repayment of investment securities
                  available for sale                                       10,000,000                   -                   -
              Purchases of investment securities:
                 Available for sale                                                 -         (25,000,000)                  -
                 Held to maturity                                                   -         (19,978,125)                  -
              Loan to Clifton MHC                                                   -            (250,000)                  -
              Loan to Savings Bank                                                  -                   -         (10,990,970)
              Repayment of loan receivable from Savings Bank                  571,226             716,428                   -
              Cash dividends paid on unallocated ESOP shares
              used
                 to repay loan receivable from Savings Bank                  (203,605)                  -                   -
                                                                      ----------------    ----------------    -----------------

                 NET CASH PROVIDED BY (USED IN) INVESTING
                    ACTIVITIES                                             10,367,621         (44,511,697)        (78,034,722)
                                                                      ----------------    ----------------    -----------------

        CASH FLOWS FROM FINANCING ACTIVITIES
              Cash dividends paid                                          (2,492,484)         (1,769,546)                  -
              Net proceeds from issuance of common stock                            -                   -         134,037,241
              Purchase of treasury stock                                   (8,689,942)                  -                   -
              Sale of treasury stock to Savings Bank to fund
                 Restricted Stock Awards                                    5,981,060                   -                   -
                                                                      ----------------    ----------------    -----------------

                 NET CASH PROVIDED BY (USED IN) FINANCING
                    ACTIVITIES                                             (5,201,366)         (1,769,546)        134,037,241
                                                                      ----------------    ----------------    -----------------

                 NET INCREASE (DECREASE) IN CASH AND CASH                   6,002,505         (46,039,447)         55,991,614
                    EQUIVALENTS

        CASH AND CASH EQUIVALENTS - BEGINNING                               9,952,167          55,991,614                   -
                                                                      ----------------    ----------------    -----------------

        CASH AND CASH EQUIVALENTS - ENDING                            $    15,954,672     $     9,952,167     $    55,991,614
                                                                      ================    ================    =================


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                               QUARTER ENDED
                                                 ---------------------------------------------------------------------------
                                                    JUNE 30,         SEPTEMBER 30,         DECEMBER 31,         MARCH 31,
                                                      2005               2005                  2005               2006
                                                 ----------------   ----------------     ----------------    ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                  $         8,627    $         8,885      $         8,804     $         9,036
Interest expense                                           3,874              4,376                4,623               4,699
                                                 ----------------   ----------------     ----------------    ---------------

       NET INTEREST INCOME                                 4,753              4,509                4,181               4,337

Provision for loan losses                                    100                 50                   10                   -
Non-interest income                                           78                 62                   60                  65
Non-interest expenses                                      2,682              2,564                3,846               3,002
Income taxes                                                 771                734                  101                 518
                                                 ----------------   ----------------     ----------------    ---------------

       NET INCOME                                $         1,278    $         1,223      $           284     $           882
                                                 ================   ================     ================    ===============

Net income per common share - basic and diluted  $          0.04    $          0.04      $          0.01     $          0.03
                                                 ================   ================     ================    ===============

Dividends per common share                       $          0.05    $          0.05      $          0.05     $          0.05
                                                 ================   ================     ================    ===============

Weighted average number of common shares
     outstanding - basic                                  29,477             29,247               28,932              28,972
                                                 ================   ================     ================    ===============

Weighted average number of common shares
     outstanding - diluted                                29,477             29,248               28,936              28,990
                                                 ================   ================     ================    ===============


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
============================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

                                                                               QUARTER ENDED
                                                 ---------------------------------------------------------------------------
                                                    JUNE 30,         SEPTEMBER 30,         DECEMBER 31,         MARCH 31,
                                                      2004               2004                 2004                2005
                                                 ----------------   ----------------     ----------------    ---------------
                                                                (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                  $         6,896    $         7,567      $         8,291     $        8,615
Interest expense                                           2,576              2,844                3,460              3,517
                                                 ----------------   ----------------     ----------------    ---------------

       NET INTEREST INCOME                                 4,320              4,723                4,831              5,098

Provision for loan losses                                     75                125                   35                 25
Non-interest income                                           78                 73                  139                 71
Non-interest expenses                                      2,644              2,420                2,546              2,669
Income taxes                                                 688                909                  970                947
                                                 ----------------   ----------------     ----------------    ---------------

       NET INCOME                                $           991    $         1,342      $         1,419     $        1,528
                                                 ================   ================     ================    ===============

Net income per common share,
     basic and diluted                           $          0.03    $          0.05      $          0.05     $         0.05
                                                 ================   ================     ================    ===============

Dividends per common share                       $          0.03    $          0.03      $          0.03     $         0.05
                                                 ================   ================     ================    ===============

Weighted average number of common shares
     outstanding - basic and diluted                      29,459             29,477               29,495             29,514
                                                 ================   ================     ================    ===============

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., on August 17, 2006 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

STOCK LISTING

         Clifton Savings Bancorp, Inc. common stock is listed on the Nasdaq National Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

                                     2006                                 2005
                        --------------------------------    ---------------------------------
                                              DIVIDEND                             DIVIDEND
QUARTER ENDED              HIGH       LOW     DECLARED         HIGH       LOW      DECLARED
-------------              ----       ---     --------         ----       ---      --------
June 30                   $11.10     $10.01     $0.05         $13.45     $11.61      $0.03
September 30               10.82      10.18      0.05          12.02      11.22       0.03
December 31                10.45      10.06      0.05          12.90      11.31       0.03
March 31                   10.69      10.06      0.05          12.15      11.00       0.05

         At April 30, 2006 there were 1,742 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

         Bart D'Ambra
         Clifton Savings Bancorp, Inc.
         1433 Van Houten Avenue
         Clifton, New Jersey 07015
         (973) 473-2200

ANNUAL AND OTHER REPORTS

         A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2006, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

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

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016


                                                DIRECTORS AND OFFICERS

            DIRECTORS OF
   CLIFTON SAVINGS BANCORP, INC.,              EXECUTIVE OFFICERS OF
          CLIFTON MHC AND                  CLIFTON SAVINGS BANCORP, INC.                    OFFICERS OF
    CLIFTON SAVINGS BANK S.L.A.                   AND CLIFTON MHC                  CLIFTON SAVINGS BANK, S.L.A.
-------------------------------------    ----------------------------------    --------------------------------------

JOHN A. CELENTANO, JR.                   JOHN A. CELENTANO, JR.                JOHN A. CELENTANO, JR.
     CHAIRMAN OF THE BOARD AND                CHAIRMAN OF THE BOARD AND             CHAIRMAN OF THE BOARD
     CHIEF EXECUTIVE OFFICER -                CHIEF EXECUTIVE OFFICER
     CLIFTON SAVINGS BANCORP, INC.                                             WALTER CELUCH
     AND CLIFTON MHC                     WALTER CELUCH                              PRESIDENT, CHIEF EXECUTIVE
     CHAIRMAN OF THE BOARD -                  PRESIDENT AND CORPORATE               OFFICER AND SECRETARY
     CLIFTON SAVINGS BANK, S.L.A.             SECRETARY

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

THOMAS A. MILLER                                                               STEPHEN A. HOOGERHYDE
     OWNER - THE T.A.  MILLER &                                                     EXECUTIVE VICE PRESIDENT AND
     CO., INC.                                                                      CHIEF LENDING OFFICER

JOHN H. PETO                                                                   CHRISTINE R.  PIANO, CPA
     REAL ESTATE INVESTOR                                                           EXECUTIVE VICE PRESIDENT AND
                                                                                    CHIEF FINANCIAL OFFICER

RAYMOND L. SISCO                                                               SUSAN L. HORANT
     VICE CHAIRMAN OF THE BOARD -                                                   VICE PRESIDENT AND SECURITY
     CLIFTON SAVINGS BANCORP, INC.,                                                 OFFICER
     CLIFTON MHC AND CLIFTON
     SAVINGS BANK, S.L.A.                                                      ELEANOR BAKELAAR-MENNITI
     PRESIDENT - CIN RAY REALTY,                                                    VICE PRESIDENT AND N.O.W.
     INC.                                                                           ADMINISTRATOR

JOSEPH C. SMITH                                                                JOSEPHINE T. SCAVONE
     PRESIDENT - SMITH-SONDY                                                        VICE PRESIDENT AND HUMAN
     ASPHALT CONSTRUCTION CO.                                                       RESOURCE ADMINISTRATOR

JOHN STOKES                                                                    LINDA FISHER
     GENERAL PARTNER - O.I.R.                                                       VICE PRESIDENT AND LOAN
     REALTY CO.                                                                     OFFICER

                                                                               COLEEN KELLEY
                                                                                    VICE PRESIDENT AND IRA
                                                                                    ADMINISTRATOR

                                                                               TED MUNLEY
                                                                                    VICE PRESIDENT AND BRANCH
                                                                                    COORDINATOR

                                                                               NANCY NA
                                                                                    ASSISTANT VICE PRESIDENT AND
                                                                                    CONTROLLER

                                                                               BERNADETTE MCDONALD
                                                                                    ASSISTANT VICE PRESIDENT AND
                                                                               TREASURER


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
