Form 10-K, Exhibit 13
period 2007-03-31
CLIFTON SAVINGS BANCORP INC
filed 2007-06-13
CIK 1240581

                                  EXHIBIT 13.0

                          ANNUAL REPORT TO SHAREHOLDERS

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
                                                                                  AT MARCH 31,
                                              --------------------------------------------------------------------------------------
                                                   2007              2006             2005              2004             2003
                                              ----------------  ---------------  ----------------  ---------------  ----------------
                                                                             (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets............................             $805,042         $834,880          $841,877         $742,308          $576,055
Loans receivable, net...................              418,616          403,682           354,162          249,459           214,219
Cash and cash equivalents...............               41,105           22,623            31,121          144,657            76,251
Securities..............................              305,860          387,850           435,854          330,887           271,362
Deposits................................              567,459          571,962           556,453          537,002           497,495
FHLB advances...........................               45,346           57,874            75,263                -                 -
Total equity............................              184,598          197,748           203,173          199,907            73,020

                                                                              YEAR ENDED MARCH 31,
                                             ---------------------------------------------------------------------------------------
                                                  2007              2006              2005             2004              2003
                                             ----------------  ----------------  ---------------  ----------------  ----------------
                                                                             (DOLLARS IN THOUSANDS)
OPERATING DATA:
Interest income.........................             $37,520           $35,352          $31,369           $25,698           $29,253
Interest expense........................              21,600            17,572           12,397            11,716            14,856
                                                     -------           -------          -------           -------           -------
Net interest income.....................              15,920            17,780           18,972            13,982            14,397
Provision for (recovery of) loan losses.                  90               160             260               (100)                -
                                                     -------           -------          -------           -------           -------
Net interest income after provision for
    (recovery of) loan losses...........              15,830            17,620           18,712            14,082            14,397
Noninterest income......................                 373               265              361               291               296
Noninterest expense.....................              12,380            12,094           10,279             8,183             5,926
                                                     -------           -------          -------           -------           -------
Earnings before income taxes............               3,823             5,791            8,794             6,190             8,767
Total income taxes......................               1,351             2,124            3,514             2,501             3,546
                                                     -------           -------          -------           -------           -------
Net earnings............................             $ 2,472           $ 3,667          $ 5,280           $ 3,689           $ 5,221
                                                     =======           =======          =======           =======           =======
Basic and diluted earnings per share (1)             $  0.09           $  0.13          $  0.18           $  0.13               N/A
                                                     =======           =======          =======           =======           =======

------------------------------
(1) Prior to March 3, 2004, Clifton Savings operated as a mutual institution and, accordingly, had no per share data.

                                                                         AT OR FOR THE YEAR ENDED MARCH 31,
                                               -------------------------------------------------------------------------------------
                                                    2007               2006             2005            2004             2003
                                               ----------------  ----------------  ---------------  --------------  ----------------
PERFORMANCE RATIOS:
Return on average assets................            0.30%             0.43%              0.67%          0.57%           0.94%
Return on average equity................            1.29%             1.83%              2.62%          4.37%           7.41%
Interest rate spread (1)................            1.23%             1.52%              1.96%          2.01%           2.34%
Net interest margin (2).................            2.01%             2.16%              2.48%          2.23%           2.67%
Noninterest expense to average assets...            1.51%             1.43%              1.30%          1.25%           1.07%
Efficiency ratio (3)....................           75.98%            67.02%             53.35%         57.33%          40.33%
Average interest-earning assets to
   average interest-bearing liabilities.            1.29x             1.30x              1.32x          1.11x           1.12x
Average equity to average assets........           23.49%            23.76%             25.48%         12.94%          12.68%
Earnings per share......................           $0.09             $0.13              $0.18          $0.13             N/A
Dividends per share.....................           $0.20             $0.20              $0.14            N/A             N/A
Dividend payout ratio...................           96.48%            67.96%             33.52%           N/A             N/A

CAPITAL RATIOS:
Tangible capital........................           18.27%            17.28%             17.52%         17.83%          12.69%
Core capital............................           18.27%            17.34%             17.56%         17.90%          12.69%
Risk-based capital......................           46.70%            47.02%             50.83%         57.71%          40.47%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans....................            0.32%             0.31%              0.31%          0.34%           0.44%
Allowance for loan losses as a percent of
   nonperforming loans..................          523.26%         12600.00%         110000.00%        688.52%         537.14%
Net charge-offs to average outstanding
   loans during the period..............            0.00%             0.00%              0.00%          0.00%           0.00%
Nonperforming loans as a percent of
   total loans..........................            0.06%             0.00%              0.00%          0.05%           0.08%
Nonperforming assets as a percent of
   total assets.........................            0.03%             0.00%              0.00%          0.02%           0.03%

OTHER DATA:
Number of:
   Real estate loans outstanding........           2,284             2,266              2,173          1,886           1,905
   Deposit accounts.....................          34,410            35,658             34,709         34,916          35,171
   Full service customer service facilities           10                10                 10             10               8

____________________________________
(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of assets.

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

         To a much lesser extent, we also recognize pre-tax income from fee and service charge income - the compensation we receive from providing products and services, and the increase in the cash surrender value of life insurance. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM charges and other fees and charges. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

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

         Directors' compensation expense includes stock option and restricted stock expense, retirement benefits and directors' fees.

         Advertising expenses include costs relating to marketing, promotional items and related expenses.

         Legal expense includes attorneys' fees related to litigation, corporate, securities, regulatory and other legal matters.

         Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.

         Other expenses include expenses for accountants and consultants, charitable contributions, insurance, office supplies, printing, postage and other miscellaneous operating expenses.

CRITICAL ACCOUNTING POLICIES

         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities, the determination of the amount of deferred tax assets which are more likely than not to be realized, and the assessment of other-than-temporary impairment on investment securities.

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

         DEFERRED INCOME TAXES. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

         OTHER-THAN-TEMPORARY IMPAIRMENT. Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and Staff Accounting Bulletin 59, "Noncurrent Marketable Equity Securities," require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company's intent and ability to hold the security. Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines of a short-term nature.

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

         CONTINUING TO USE CONSERVATIVE UNDERWRITING PRACTICES TO MAINTAIN THE HIGH QUALITY OF OUR LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2007, our nonperforming loans (loans which are 90 or more days delinquent) were 0.06% of our total loan portfolio and 0.03% of our total assets. We intend to continue our philosophy of managing large loan exposures on all loan types through our conservative approach to lending.

         MANAGING OUR INVESTMENT AND BORROWINGS PORTFOLIOS

         Our liquidity, income and interest rate risk are affected by the management of our investment and borrowings portfolios. During the year ended March 31, 2007, we purchased short term callable agency securities in an effort to increase yield while managing our interest rate sensitivity. The majority of these securities have one time call options that generally range from one to two years with final maturities of no longer than five years. We will continue to monitor market conditions to determine the best method of generating a favorable return without incurring additional risk. During the year, market conditions were not favorable for implementing our leverage strategy, but we will continue to look for leveraging opportunities as market conditions improve.

         INCREASING DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits only decreased $4.5 million, or 0.79%, since March 31, 2006 even though local competition has significantly increased. We intend to increase our future deposits by continuing to offer exceptional customer service, as well as enhancing and expanding products and services offered to our customers. During the year, we introduced a business checking product which we feel will be attractive to those who are not currently customers of Clifton Savings.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2007, 2006 AND 2005

         OVERVIEW.

                                                                                                 % CHANGE          % CHANGE
                                             2007              2006              2005            2007/2006          2006/2005
                                        ---------------   ---------------  ----------------  ----------------- ------------------
                                                       (DOLLARS IN THOUSANDS)
Net earnings.........................         $2,472           $3,667           $5,280            (32.59)%            (30.55)%
Return on average assets.............           0.30%            0.43%            0.67%           (30.23)%            (35.82)%
Return on average equity.............           1.29%            1.83%            2.62%           (29.51)%            (30.15)%

         2007 V. 2006. Net earnings decreased primarily due to the continuing effects of the flat yield curve on our net interest margin and spread.

         2006 V. 2005. Net earnings decreased primarily due to the effects of the increasing short-term interest rate environment on the Company's net interest margin and spread, and the expense associated with the granting of stock awards in December 2005, of which 20% were immediately vested.

         NET INTEREST INCOME.

         2007 V. 2006. Net interest income decreased $1.9 million, or 10.7%, to $15.9 million for 2007. The decrease in net interest income for 2007 was attributable to a 29 basis points decrease in the net interest spread which was due to a substantial increase in the cost of interest bearing liabilities.

         Total interest income increased $2.2 million, or 6.1%, to $37.5 million for 2007, resulting from an increase in the rate earned on average interest earning assets. During 2007, the average yield on interest-earning assets increased 44 basis points to 4.73%, partially offset by a decrease of $29.1 million, or 3.5%, in the balance of average interest-earning assets to $794.0 million. The composition of interest-earning assets generally consists of loans, securities and interest-bearing deposits. The decrease in average interest-earning assets was primarily due to decreases of $51.8 million in mortgage-backed securities and $16.7 million in investment securities, partially offset by increases of $32.0 million in loans and $7.4 million in other interest-earning assets. Interest on loans and other interest-earning assets increased by 11.8% due to redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Interest on investments increased by 18.6% due to the significant increase in yield, partially offset by the decrease in balance.

         Total interest expense increased $ 4.0 million, or 22.5%, to $ 21.6 million for 2007 due primarily to the increase in yield on average interest bearing liabilities. Overall, the average interest rate paid on interest-bearing liabilities increased 73 basis points to 3.50%, while the average balance decreased $18.3 million, or only 2.9%.

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

                                                                      YEAR ENDED MARCH 31,
                                   -------------------------------------------------------------------------------------------
                                                2007                         2006                           2005
                                   -----------------------------  ----------------------------  ------------------------------
                                               INTEREST                      INTEREST                       INTEREST
                                    AVERAGE      AND      YIELD/   AVERAGE     AND      YIELD/   AVERAGE       AND      YIELD/
                                    BALANCE   DIVIDENDS    COST    BALANCE   DIVIDENDS   COST    BALANCE    DIVIDENDS    COST
                                   --------- ----------- -------  --------- ----------- ------  ---------  ----------- -------
                                                                    (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans receivable...............   $420,924    $21,725     5.16%  $388,915  $19,874    5.11%     $309,548    $16,280    5.26%
   Mortgage-backed securities.....    155,720      6,851     4.40%   207,500    8,315    4.01%      237,177      9,225    3.89%
   Investment securities..........    190,971      7,556     3.96%   207,670    6,370    3.07%      175,860      5,215    2.97%
   Other interest-earning assets       26,393      1,388     5.26%    19,023      793    4.17%       43,703        649    1.49%
                                     --------    -------            --------  -------              --------    -------
      Total interest-earning
       assets.....................    794,008     37,520     4.73%   823,108   35,352    4.29%      766,288     31,369    4.09%
                                                 -------                      -------                          -------
Noninterest-earning assets........     24,110                         20,577                         24,964
                                     --------                       --------                       --------
Total assets......................   $818,118                       $843,685                       $791,252
                                     ========                       ========                       ========
Liabilities and equity:
Interest-bearing liabilities:
   Demand accounts................   $ 47,756      1,044     2.19%  $ 43,405      708    1.63%     $ 36,774        308    0.84%
   Savings and Club accounts......    110,860      1,294     1.17%   146,583    1,859    1.27%      176,895      2,317    1.31%
   Certificates of deposit........    405,311     17,248     4.26%   376,185   12,505    3.32%      326,202      8,177    2.51%
                                     --------    -------            --------  -------              --------    -------
      Total interest-bearing
       deposits...................    563,927     19,586     3.47%   566,173   15,072    2.66%      539,871     10,802    2.00%
   FHLB Advances..................     52,429      2,014     3.84%    68,533    2,500    3.65%       42,600      1,595    3.74%
                                     --------    -------            --------  -------              --------    -------
      Total interest-bearing
       liabilities................    616,356     21,600     3.50%   634,706   17,572    2.77%      582,471     12,397    2.13%
                                     --------    -------            --------  -------              --------    -------
Noninterest-bearing liabilities:
   Noninterest-bearing deposits...      2,836                          2,142                          1,292
   Other noninterest-bearing
    liabilities...................      6,727                          6,370                          5,889
                                     --------                       --------                       --------
      Total noninterest-bearing
       liabilities................      9,563                          8,512                          7,181
                                     --------                       --------                       --------
     Total liabilities............    625,919                        643,218                        589,652
     Stockholders' equity.........    192,199                        200,467                        201,600
                                     --------                       --------                       --------
      Total liabilities and
       equity.....................   $818,118                       $843,685                       $791,252
                                     ========                       ========                       ========
Net interest income...............               $15,920                      $17,780                          $18,972
                                                 =======                      =======                          =======
Interest rate spread..............                           1.23%                       1.52%                            1.96%
Net interest margin...............                           2.01%                       2.16%                            2.48%
Average interest-earning assets
   to average interest-bearing
   liabilities....................      1.29x                          1.30x                          1.32x

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

                                             2007 COMPARED TO 2006              2006 COMPARED TO 2005
                                       ---------------------------------- ----------------------------------
                                          INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                       ---------------------------------- ----------------------------------
                                         VOLUME      RATE        NET        VOLUME       RATE       NET
                                       ----------  --------  ------------ ----------  --------  ------------
                                                                  (IN THOUSANDS)
      Interest income:
        Loans receivable............... $ 1,654    $   197     $ 1,851        $ 4,070  $  (476)    $ 3,594
        Mortgage-backed securities.....  (2,218)       754      (1,464)        (1,187)     277        (910)
        Investment securities..........    (545)     1,731       1,186            974      181       1,155
        Other interest-earning assets..     355        240         595           (525)     669         144
                                        -------    -------     --------       -------  -------     -------
               Total interest income...    (754)     2,922       2,168          3,332      651       3,983
                                        -------    -------     --------       -------  -------     -------
      Interest expense:
         Demand deposits...............      76        260         336             64      336         400
         Savings and Club accounts.....    (427)      (138)       (565)          (389)     (69)       (458)
         Certificates of deposit.......   1,018      3,725       4,743          1,393    2,935       4,328
                                        -------    -------     --------       -------  -------     -------
            Total deposit expense......     667      3,847       4,514          1,068    3,202       4,270
                                        -------    -------     --------       -------  -------     -------
         FHLB advances.................    (611)       125        (486)           944      (39)        905
                                        -------    -------     --------       -------  -------     -------
               Total interest expense..      56      3,972       4,028          2,012    3,163       5,175
                                        -------    -------     --------       -------  -------     -------
         Net interest income........... $  (810)   $(1,050)    $(1,860)       $ 1,320  $(2,512)    $(1,192)
                                        =======    =======     =======        =======  =======     =======

         PROVISION FOR LOAN LOSSES.

         2007 V. 2006. We recorded a provision for loan losses of $90,000 during the year ended March 31, 2007. The need for this provision was due to an increase in the loan portfolio balance coupled with an increase in delinquent loans. Gross loans increased 3.4% during the period. Non-performing loans increased from $90,000 to $258,000, or 186.7% from March 31, 2006 to 2007.

         2006 V. 2005. We recorded a provision for loan losses of $160,000 during the year ended March 31, 2006. The need for this provision was due to an increase in the loan portfolio balance. Gross loans increased 14.3% during the period. The additional provision needed was not the result of a decline in the quality of the portfolio as nonperforming loans increased from one loan totaling approximately $1,000, to two loans totaling approximately $10,000 during the period.

         An analysis of the changes in the allowance for loan losses is presented under "ALLOWANCE FOR LOAN LOSSES AND ASSET QUALITY."

         NON-INTEREST INCOME. The following table shows the components of non-interest income and the percentage changes from 2007 versus 2006 and from 2006 versus 2005.

                                                                                           % CHANGE     % CHANGE
                                                     2007         2006         2005        2007/2006    2006/2005
                                                  ----------   -----------  ----------  -------------- ------------
                                                           (DOLLARS IN THOUSANDS)
Fees and service charges...............             $220         $231         $245         (4.76)%           (5.71)%
Bank owned life insurance..............              129            -            -             -                 -
Loss on sale of mortgage-backed
  securities held to maturity..........                -            -          (26)            -           (100.00)
Gain on sale of premises and
  equipment............................                -            -           93             -           (100.00)
Other..................................               24           34           49        (29.41)           (30.61)
                                                    ----         ----         ----        -------          --------
     Total.............................             $373         $265         $361         40.75%           (26.59)%
                                                    ====         ====         ====        ======           ========

         2007 V. 2006. Non-interest income increased primarily due to the addition of $129,000 from the increase in the cash surrender value of bank owned life insurance purchased during the year ended March 31, 2007.

         2006 V.2005. Non-interest income decreased primarily due to the effect of not recording a net gain on the sale of assets during the period.

         NON-INTEREST EXPENSE. The following table shows the components of non-interest expense and the percentage changes from 2007 versus 2006 and from 2006 versus 2005.

                                                                                           % CHANGE     % CHANGE
                                                     2007         2006         2005        2007/2006    2006/2005
                                                  ----------   -----------  ----------  -------------- ------------
                                                           (DOLLARS IN THOUSANDS)
Salaries and employee benefits.........            $ 7,132        $ 6,704      $ 5,502        6.38%        21.85%
Net occupancy expense of premises......                978            987          947       (0.91)         4.22
Equipment..............................                935            978          905        4.40          8.07
Directors' compensation................              1,351          1,021          555       32.32         83.96
Advertising............................                285            335          406      (14.93)       (17.49)
Legal..................................                243            268          363       (9.33)       (26.17)
Federal insurance premium..............                 73             76           82       (3.95)        (7.32)
Other..................................              1,383          1,725        1,519      (19.83)        13.56
                                                   -------        -------      -------      ------         -----
      Total............................            $12,380        $12,094      $10,279        2.36%        17.66%
                                                   =======        =======      =======      ======         =====

          2007 V. 2006. Directors' compensation increased mainly due to the expensing of stock options granted in December 2005. The expense of these options for the year ended March 31, 2007 totaled $254,000 for outside directors. Options were not required to be expensed in the same period for 2006. Expenses related to advertising decreased mainly due to prior year's promotional expenses related to new deposit products. The decrease in other expenses was primarily attributable to the prior period expensing of previously capitalized costs relating to potential branch sites.

          2006 V. 2005. Salaries and employee benefits and directors' compensation increased mainly due to the granting of stock awards in December 2005, of which 20% were immediately vested. The expense for these awards totaled $1.1 million and $489,000 respectively. Expenses related to advertising decreased due to the additional expenses related to branch openings and promotions during the year ended March 31, 2005. Legal fees decreased as a result of decreased litigation expense in 2006 as compared to the previous year. Most costs related to any continuing litigation are being paid by the Company's insurance company. Other expenses increased primarily from the expensing of previously capitalized costs relating to potential branch sites, and expenses related to the internal control evaluation and testing required to comply with the Sarbanes-Oxley Act.

         INCOME TAXES.

         2007 V. 2006. Income taxes decreased due to a decrease in pre-tax income coupled with an increase in non-taxable income as a result of the purchase of bank owned life insurance. A decrease in the effective tax rate for 2007 was also attributable to an increase in the percentage of total pre-tax income contributed by our investment company, Botany Inc., which is taxed at a lower state tax rate. The overall effective tax rate for 2007 was 35.3%, compared to 36.7% for 2006.

         2006 V. 2005. Income taxes decreased due to a decrease in pre-tax income coupled with a decrease in the effective tax rate, primarily due to our investment company, Botany Inc., which commenced operations in January 2005, being taxed at a lower state income tax rate than the Bank and Bancorp. The overall effective tax rate for 2006 was 36.7%, compared to 40.0% for 2005.

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2007, real estate loans totaled $404.5 million, or 96.5% of total loans compared to $395.1 million, or 97.5% of total loans at March 31, 2006, and $346.7 million, or 97.8% of total loans, at March 31, 2005. Loans increased in the year ended March 31, 2007 due to consistent origination volume along with the purchase of $3.9 million in loans, which all related to New Jersey properties, which more than offset repayment levels. Loans increased in the year ended March 31, 2006 due to strong origination volume, which more than offset repayment levels.

         The largest segment of our mortgage loans is one- to four-family loans. At March 31, 2007, one- to four-family loans totaled $388.6 million and represented 96.1% of mortgage loans and 92.7% of total loans. One- to four-family loans increased $10.1 million, or 2.7%, in the year ended March 31, 2007 as a result of consistent origination volume, which more than offset repayment levels. One-to four-family mortgage loans increased $43.6 million, or 13.0%, in the year ended March 31, 2006 as a result of a large volume of originations due to our continued competitive rates, coupled with an expansion of the variety of products offered.

       Multi-family and commercial real estate loans are the second largest segment of our mortgage loan portfolio. This portfolio was $13.9 million, and represented 3.3% of total loans as of March 31, 2007. Multi-family and commercial real estate loans increased $1.0 million, or 7.9%, in the year ended March 31, 2007 and increased $2.0 million, or 18.3%, in the year ended March 31, 2006.

         We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $14.6 million and represented 3.5% of total loans at March 31, 2007, compared to $10.3 million, or 2.5% of total loans, at March 31, 2006.

         The following table sets forth the composition of our loan portfolio at the dates indicated.

                                                                    AT MARCH 31,
                                       ----------------------------------------------------------------------
                                                2007                  2006                   2005
                                       ---------------------- ----------------------- -----------------------
                                         AMOUNT     PERCENT     AMOUNT      PERCENT     AMOUNT      PERCENT
                                       ----------  ---------- ----------  ----------- ----------  -----------
                                                              (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family..............    $388,603     92.73%    $378,500      93.36%   $334,902        94.43%
   Multi-family and commercial......      13,890      3.31       12,877       3.17      10,932         3.08
   Construction.....................       1,994      0.48        3,769       0.93         845         0.24
                                        --------     -----     --------      -----    --------        -----
         Total real estate loans....     404,487     96.52      395,146      97.46     346,679        97.75
                                        --------     -----     --------      -----    --------        -----
Consumer loans:
   Second mortgage loans............      12,187      2.91        7,567       1.87       4,874         1.38
   Passbook or certificate loans....       1,251      0.30          996       0.25         894         0.25
   Equity lines of credit...........         859      0.20        1,430       0.35       1,912         0.54
   Other consumer loans.............         290      0.07          290       0.07         290         0.08
                                        --------     -----     --------      -----    --------        -----
         Total consumer loans.......      14,587      3.48       10,283       2.54       7,970         2.25
                                        --------     -----     --------      -----    --------        -----

         Total gross loans..........     419,074    100.00%     405,429     100.00%    354,649       100.00%
                                                    =======                 =======                  =======
Loans in process....................        (227)                (1,512)                  (159)
Net premiums (discounts) and
   deferred loan costs (fees).......       1,119                  1,025                    772
Allowance for loan losses...........      (1,350)                (1,260)                (1,100)
                                        --------               --------               --------
         Total loans receivable, net    $418,616               $403,682               $354,162
                                        ========               ========               ========

                                                              AT MARCH 31,
                                         -----------------------------------------------------
                                                    2004                       2003
                                         --------------------------- -------------------------
                                           AMOUNT        PERCENT       AMOUNT       PERCENT
                                         ------------  ------------- ------------ ------------
                                                       (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family..............     $233,977         93.34%      $198,884       92.25%
   Multi-family and commercial......        9,521          3.80         10,127        4.70
   Construction.....................        1,148          0.46            382        0.18
                                         --------         -----       --------       -----
         Total real estate loans....      244,646         97.60        209,393       97.13
                                         --------         -----       --------       -----
Consumer loans:
   Second mortgage loans............        3,464          1.38          3,319        1.54
   Passbook or certificate loans....        1,086          0.43          1,188        0.55
   Equity lines of credit...........        1,443          0.58          1,639        0.76
   Other consumer loans.............           35          0.01             35        0.02
                                         --------         -----       --------       -----
         Total consumer loans.......        6,028          2.40          6,181        2.87
                                         --------         -----       --------       -----
         Total gross loans..........      250,674        100.00%       215,574      100.00%
                                                         ======                     ======
Loans in process....................         (354)                        (252)
Net premiums (discounts) and
   deferred loan costs (fees).......          (21)                        (163)
Allowance for loan losses...........         (840)                        (940)
                                         --------                     --------
         Total loans receivable, net     $249,459                     $214,219
                                         ========                     ========

         The following table sets forth certain information at March 31, 2007 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                           ONE- TO
                                            FOUR-        MULTI-FAMILY
                                           FAMILY       AND COMMERCIAL                   CONSUMER     TOTAL
                                         REAL ESTATE     REAL ESTATE     CONSTRUCTION     LOANS       LOANS
                                         ------------   --------------   ------------    --------    ----------
                                                                (IN THOUSANDS)
Amounts due in:
   One year or less.....................   $       89      $      -         $1,994       $  1,526   $   3,609
   More than one to three years.........        1,746            57              -            125       1,928
   More than three to five years........        1,658            44              -            560       2,262
   More than five to ten years..........       15,208           153              -          3,546      18,907
   More than ten to fifteen years.......      110,849         2,659              -          3,223     116,731
   More than fifteen years..............      259,053        10,977              -          5,607     275,637
                                           ----------      --------         ------       --------   ---------
      Total.............................   $  388,603      $ 13,890         $1,994       $ 14,587   $ 419,074
                                           ==========      ========         ======       ========   =========

         The following table sets forth the dollar amount of all loans at March 31, 2007 that are due after March 31, 2008 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums (discounts) and deferred loan costs
(fees), and includes $258,000 of nonperforming loans.

                                                                                   FLOATING OR
                                                             FIXED-RATES         ADJUSTABLE-RATES              TOTAL
                                                          ------------------ -------------------------  --------------------
                                                                                   (IN THOUSANDS)
Real estate loans:
   One- to four-family..............................          $223,496               $165,018                $388,514
   Multi-family and commercial......................             1,018                 12,872                  13,890
   Construction.....................................                 -                      -                       -
Consumer loans......................................            12,188                    873                  13,061
                                                              --------               --------                --------
      Total.........................................          $236,702               $178,763                $415,465
                                                              ========               ========                ========

         The following table shows loan origination activity during the periods indicated.

                                                                                   YEAR ENDED MARCH 31,
                                                                  ----------------------------------------------------
                                                                        2007             2006              2005
                                                                  --------------  ------------------ -----------------
                                                                                    (IN THOUSANDS)
Total loans at beginning of period...............                    $405,429         $354,649          $250,674
                                                                     --------         --------          --------
Loans originated:
   Real estate...................................                      49,981           92,887            99,006
   Consumer......................................                       8,146            5,787             4,597
                                                                     --------         --------          --------
         Total loans originated..................                      58,127           98,674           103,603
Loans purchased..................................                       3,930            5,018            46,933
Deduct:
    Principal payments:
    Real estate..................................                     (44,570)         (49,545)          (43,906)
    Consumer.....................................                      (3,842)          (3,367)           (2,655)
                                                                     --------         --------          --------
    Total principal payments.....................                     (48,412)         (52,912)          (46,561)
    Transfers to foreclosed real estate..........                           -                -                 -
                                                                     --------         --------          --------
Net loan activity................................                      13,645           50,780           103,975
                                                                     --------         --------          --------
Total gross loans at end of period...............                    $419,074         $405,429          $354,649
                                                                     ========         ========          ========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of five years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities decreased $82.0 million, or 21.1%, in the year ended March 31, 2007 mainly as a result of funds received from repayments, which were redeployed into higher yielding cash equivalents and loans. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

                                                                               AT MARCH 31,
                                                      ----------------------------------------------------------------
                                                               2007                 2006                 2005
                                                      --------------------- -------------------- ---------------------
                                                       AMORTIZED    FAIR     AMORTIZED   FAIR     AMORTIZED    FAIR
                                                         COST      VALUE       COST      VALUE      COST       VALUE
                                                      ---------- ---------- ---------- --------- ----------  ---------
                                                                              (IN THOUSANDS)
Securities available-for-sale:
   Federal agency debt securities.................... $    4,999  $  4,981   $  39,993  $  39,555  $ 59,987  $ 59,015
   Federal National Mortgage Association (1).........     20,804    20,330      25,475     24,500    31,465    30,846
   Federal Home Loan Mortgage Corporation (1)........     25,978    25,460      30,912     29,901    37,575    37,355
                                                      ----------  --------   ---------  ---------  --------  --------
                                                          51,781    50,771      96,380     93,956   129,027   127,216
                                                      ----------  --------   ---------  ---------  --------  --------

Securities held-to-maturity:
   Federal agency debt securities....................    164,989   164,084     169,985    166,762   137,979   135,617
   Federal National Mortgage Association (1).........     25,127    24,919      36,539     35,958    52,952    52,661
   Federal Home Loan Mortgage Corporation (1)........     52,005    51,100      68,003     65,911    88,565    87,616
   Governmental National Mortgage Association (1)....     12,968    12,783      19,367     18,876    29,142    28,792
                                                      ----------  --------   ---------  ---------  --------  --------
                                                         255,089   252,886     293,894    287,507   308,638   304,686
                                                      ----------  --------   ---------  ---------  --------  --------
                      Total.......................... $  306,870  $303,657   $ 390,274  $ 381,463  $437,665  $431,902
                                                      ==========  ========   =========  =========  ========  ========

---------------------------
(1) Mortgage-backed securities.

         At March 31, 2007, we did not own any securities, other than U.S. Government and agency securities that had an aggregate book value in excess of 10% of our total capital at that date.

         The following table sets forth the maturities and weighted average yields of securities at March 31, 2007. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2007, the amortized cost of mortgage-backed securities with adjustable rates totaled $47.9 million. We had no tax-exempt securities at March 31, 2007.

                                               MORE THAN            MORE THAN
                              LESS THAN        ONE YEAR TO         FIVE YEARS TO       MORE THAN
                              ONE YEAR         FIVE YEARS            TEN YEARS         TEN YEARS                   TOTAL
                       ---------------------------------------- ---------------------------------------- --------------------------
                                   WEIGHTED           WEIGHTED              WEIGHTED           WEIGHTED                  WEIGHTED
                        AMORTIZED  AVERAGE  AMORTIZED AVERAGE    AMORTIZED  AVERAGE  AMORTIZED AVERAGE     AMORTIZED     AVERAGE
                          COST      YIELD     COST     YIELD       COST      YIELD     COST     YIELD        COST         YIELD
                       ---------- -------- --------- ---------- ---------- -------- ---------- --------- -----------  --------------
                                                         (DOLLARS IN THOUSANDS)
Securities available
for sale:
  Federal agency
    securities (1)..... $ 4,999     3.43%  $      -          -%   $  -         -%    $      -       -%     $  4,999       3.43%
  Fannie Mae (1)(2)....       -        -          -          -       -         -       20,804    4.35        20,804       4.35
  Freddie Mac (1)(2)...       -        -         11       8.60       -         -       25,967    4.97        25,978       4.97
                        -------            --------               ----               --------              --------
                          4,999     3.43         11       8.60       -         -       46,771    4.69        51,781       4.57
                        -------            --------               ----               --------              --------
Securities held to
maturity:
  Federal agency
    securities.........  45,000     3.39    119,989       4.77       -         -            -       -       164,989       4.39
  Fannie Mae (2).......       9     7.00      2,891       4.62     281      6.40       21,946    5.24        25,127       5.18
  Freddie Mac (2)......      49     6.74      1,612       5.08     365      6.78       49,979    4.54        52,005       4.58
  Ginnie Mae (2).......       -        -         95       6.48       -         -       12,873    4.26        12,968       4.28
                        -------            --------               ----               --------              --------
                         45,058     3.39    124,587       4.77     646      6.61       84,798    4.68       255,089       4.50
                        -------            --------               ----               --------              --------
         Total......... $50,057     3.40%  $124,598       4.77%   $646      6.61%    $131,569    4.69%     $306,870       4.51%
                        =======            ========               ====               ========              ========

---------------------------
(1) Weighted average yield for available for sale securities based upon amortized cost. The weighted average yield based upon the portfolio's carrying value of $50.7 million was 4.66%.
(2)  Mortgage-backed securities.

         BANK OWNED LIFE INSURANCE. Bank owned life insurance increased $20.1 million in the year ended March 31, 2007 as a result of the purchase of $20.0 million of insurance during the year.

         PREMISES AND EQUIPMENT. Premises and equipment decreased approximately $450,000 in the year ended March 31, 2007 primarily due to depreciation of $629,000 partially offset by purchases of $183,000.

         OTHER ASSETS. Other assets decreased approximately $297,000 in the year ended March 31, 2007. The decrease in other assets is primarily due to decreases in the balance of intangible pension assets of $563,000, $108,000 in miscellaneous prepaid expenses, and $129,000 in refundable state income taxes, partially offset by an increase of $420,000 in deferred taxes.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest bearing demand, NOW accounts, which include high yield (Crystal) checking, passbook and statement savings, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits decreased $4.5 million, or 0.79%, in the year ended March 31, 2007.

         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2007. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                             CERTIFICATES
                          MATURITY PERIOD                                     OF DEPOSIT
        -----------------------------------------------------------   ----------------------------
                                                                             (IN THOUSANDS)
        Three months or less ..................................                 $20,940
        Over three through six months..........................                  25,326
        Over six through twelve months.........................                  19,949
        Over twelve months.....................................                  17,590
                                                                                -------
                         Total.................................                 $83,805
                                                                                =======

         BORROWINGS. Historically, we have not relied upon advances from the Federal Home Loan Bank of New York to supplement our supply of lendable funds or to meet deposit withdrawal requirements; however, as part of our leveraging strategy implemented during the year ended March 31, 2005, we began to borrow from the Federal Home Loan Bank.

         The following table presents certain information regarding our Federal Home Loan Bank advances during the periods and at the dates indicated. We had no other borrowing arrangements at March 31, 2007.

                                                                                       YEAR ENDED MARCH 31,
                                                                   ----------------------------------------------------------
                                                                         2007                2006                 2005
                                                                   ------------------  -----------------    -----------------
                                                                                    (DOLLARS IN THOUSANDS)
Maximum amount of advances outstanding at any
   month end during the period.......................                  $66,422             $80,617               $75,539
Average advances outstanding during the period.......                   52,429              68,533                42,600
Weighted average interest rate during the period.....                     3.84%               3.65%                 3.74%
Balance outstanding at end of period.................                   45,346              57,874                75,263
Weighted average interest rate at end of period......                     3.84%               3.74%                 3.55%

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

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system, loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectibility, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2007, 2006 and 2005.

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

                                                                     YEAR ENDED MARCH 31,
                                                -------------------------------------------------------------
                                                   2007        2006         2005         2004         2003
                                                ---------   ---------    ---------    ---------    ----------
                                                                    (DOLLARS IN THOUSANDS)
Allowance at beginning of period..........      $ 1,260     $  1,100    $      840    $     940     $    940
                                                -------     --------    ----------    ---------     --------
Provision for (recovery of) loan losses...           90          160           260         (100)           -
Recoveries................................            -            -             -            -            -
Charge-offs...............................            -            -             -            -            -
                                                -------     --------    ----------    ---------     --------
Net charge-offs...........................            -            -             -            -            -
                                                -------     --------    ----------    ---------     --------
   Allowance at end of period.............      $ 1,350     $  1,260    $    1,100    $     840     $    940
                                                =======     ========    ==========    =========     ========
Allowance to nonperforming loans..........       523.26%    12600.00%    110000.00%      688.52%      537.14%
Allowance to total gross loans
   outstanding at the end of the period...         0.32%        0.31%         0.31%        0.34%        0.44%


         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                             AT MARCH 31,
                                  -------------------------------------------------------------------------------------------------
                                              2007                            2006                                2005
                                  -------------------------------  ------------------------------   -------------------------------
                                                          % OF                            % OF                            % OF
                                              % OF       LOANS IN              % OF      LOANS IN             % OF       LOANS IN
                                            ALLOWANCE    CATEGORY            ALLOWANCE   CATEGORY           ALLOWANCE    CATEGORY
                                            TO TOTAL     TO TOTAL             TO TOTAL   TO TOTAL            TO TOTAL    TO TOTAL
                                   AMOUNT   ALLOWANCE     LOANS     AMOUNT   ALLOWANCE    LOANS     AMOUNT  ALLOWANCE      LOANS
                                  -------  ----------- ----------  -------- ----------  ---------   ------- ---------- -------------
                                                                      (DOLLARS IN THOUSANDS)
One- to four-family.............  $1,185      87.78%      92.73%    $1,152     91.43%     93.36%    $1,007    91.55%      94.43%
Multi-family and commercial
   real estate..................     103       7.63        3.31         61      4.84       3.17         56     5.09        3.08
Construction....................       5       0.37        0.48          7      0.56       0.93          2     0.18        0.24
Consumer........................      57       4.22        3.48         40      3.17       2.54         35     3.18        2.25
Unallocated.....................       -          -           -          -         -          -          -        -           -
                                  ------     ------      ------     ------    ------     ------     ------   ------      ------
    Total allowance for loan
     losses.....................  $1,350     100.00%     100.00%    $1,260    100.00%    100.00%    $1,100   100.00%     100.00%
                                  ======     ======      ======     ======    ======     ======     ======   ======      ======

                                                                AT MARCH 31,
                                       -----------------------------------------------------------------
                                                    2004                            2003
                                       -------------------------------  --------------------------------
                                                               % OF                             % OF
                                                    % OF      LOANS IN              % OF       LOANS IN
                                                  ALLOWANCE   CATEGORY             ALLOWANCE   CATEGORY
                                                  TO TOTAL   TO TOTAL              TO TOTAL    TO TOTAL
                                        AMOUNT    ALLOWANCE    LOANS     AMOUNT    ALLOWANCE    LOANS
                                       --------  ----------- ---------  --------  ----------- ----------
                                                           (DOLLARS IN THOUSANDS)
One- to four-family.................    $764        90.95%      93.34%    $737     78.40%       92.25%
Multi-family and commercial
   real estate......................      50         5.95        3.80       58      6.17         4.70
Construction........................       2         0.24        0.46        1      0.11         0.18
Consumer............................      24         2.86        2.40       31      3.30         2.87
Unallocated.........................       -            -           -      113     12.02            -
                                        ----       ------      ------     ----    ------       ------
      Total allowance for loan
       losses.......................    $840       100.00%     100.00%    $940    100.00%      100.00%
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

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At March 31, 2007 and 2006, we had no loans that were considered impaired.

       The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

                                                                                      AT MARCH 31,
                                                        ----------------------------------------------------------------------
                                                           2007           2006           2005           2004           2003
                                                        ------------  -----------    -----------    -----------    -----------
                                                                                 (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate................................             $ 258         $  10          $    1           $ 122          $ 175
                                                          -----         -----          ------           -----          -----
         Total...............................               258            10               1             122            175
                                                          -----         -----          ------           -----          -----
Accruing loans past due 90 days or more:
  Consumer...................................                 -             -               -               -              -
                                                          -----         -----          ------           -----          -----
         Total...............................                 -             -               -               -              -
                                                          -----         -----          ------           -----          -----
         Total of nonaccrual and 90 days
            or more past due loans...........               258            10               1             122            175
                                                          -----         -----          ------           -----          -----
Real estate owned............................                 -             -               -               -              -
                                                          -----         -----          ------           -----          -----
         Total nonperforming assets..........             $ 258         $  10          $    1           $ 122          $ 175
                                                          =====         =====          ======           =====          =====
Total nonperforming loans to total loans.....              0.06%         0.00%           0.00%           0.05%          0.08%

Total nonperforming loans to total assets....              0.03%         0.00%           0.00%           0.02%          0.03%

Total nonperforming assets to total assets...              0.03%         0.00%           0.00%           0.02%          0.03%

         Interest income that would have been recorded for the years ended March 31, 2007, 2006 and 2005, had nonaccruing loans been current according to their original terms amounted to $12,000, $1,000 and $0, respectively. The amount of interest related to these loans included in interest income was $16,000, $1,000, and $0, respectively, for the years ended March 31, 2007, 2006 and 2005.

         Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. "Substandard assets" must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. "Doubtful assets" have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified "loss" is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a "special mention" category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard, doubtful, or as a loss, we establish specific allowances, if necessary, for loan losses in the amount of the portion of the asset classified loss or charge off such amount.

         The following table shows the aggregate amounts of our classified assets at the dates indicated.

                                                       AT MARCH 31,
                                              --------------------------------
                                                   2007             2006
                                              ----------------  --------------
                                                      (IN THOUSANDS)
  Special mention assets...................      $2,968            $2,541
  Substandard assets ......................         260                13
  Doubtful assets..........................           -                 -
  Loss assets..............................           -                 -
                                                 ------            ------
     Total classified assets...............      $3,228            $2,554
                                                 ======            ======

         At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2007, we had eleven current loans totaling $1.1 million included in the $3.0 million in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                AT MARCH 31,
                               ------------------------------------------------
                                        2007                    2006
                               ------------------------ -----------------------
                                                           30-59      60-89
                               30-59 DAYS  60-89 DAYS      DAYS        DAYS
                                PAST DUE    PAST DUE     PAST DUE    PAST DUE
                               ----------  -----------  ----------  -----------
                                               (IN THOUSANDS)
Real estate loans.............   $1,234       $256         $659        $137
Consumer loans................       58        171          130          74
                                 ------       ----         ----        ----
    Total.....................   $1,292       $427         $789        $211
                                 ======       ====         ====        ====

       At each of the dates in the above table, delinquent real estate loans consisted solely of loans secured by residential real estate.

MARKET RISK ANALYSIS

         QUALITATIVE ASPECTS OF MARKET RISK. Our most significant form of market risk is interest rate risk. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, we originate adjustable-rate mortgage loans for retention in our loan portfolio. The ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers' preferences. As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years or less. This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. In recent years we have used investment securities with terms of three years or less and adjustable-rate mortgage-backed securities to help manage interest rate risk. We currently do not participate in hedging programs such as interest rate swaps or other activities involving the use of derivative financial instruments.

         We have a Risk Management Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

         QUANTITATIVE ASPECTS OF MARKET RISK. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 to 200 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2007 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.


BASIS POINT ("bp")                                                                    NET PORTFOLIO VALUE AS % OF
CHANGE IN RATES                                     NET PORTFOLIO VALUE                 PRESENT VALUE OF ASSETS
--------------------------------------  ------------------------------------------  ---------------------------------
                                          $ AMOUNT        $ CHANGE       % CHANGE      NPV RATIO          CHANGE
                                        -------------- --------------  -----------  ----------------- ---------------
                                                   (DOLLARS IN THOUSANDS)

         300 bp                          $ 97,715        $(52,422)         (35)%         13.42%           (557) bp
         200                              116,130         (34,007)         (23)          15.48            (350)
         100                              133,918         (16,218)         (11)          17.37            (162)
           0                              150,136               -            -           18.99               -
        (100)                             161,899          11,762          + 8           20.08            +109
        (200)                             168,426          18,290          +12           20.62            +163

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

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2007, cash and cash equivalents totaled $41.1 million, including interest-bearing deposits of $36.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $50.8 million at March 31, 2007. On March 31, 2007, we had $45.3 million in Federal Home Loan Bank advances outstanding. In addition, if the Bank requires funds beyond its ability to generate them internally, the Bank can borrow funds up to approximately $79.4 million under an overnight line of credit, and $79.4 million under a one-month overnight repricing line of credit agreement with the Federal Home Loan Bank of New York.

         At March 31, 2007, we had $3.8 million in loan origination commitments outstanding, and a $5.6 million commitment to purchase loans. In addition to commitments to originate and purchase loans, we had $2.5 million in customers' unused equity lines of credit, and $950,000 in a commitment related to the purchase of property. Certificates of deposit due within one year of March 31, 2007 totaled $329.7 million, or 58.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2008. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

         We have historically remained highly liquid, with our liquidity position remaining stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than set forth below. Consequently, the Board intends to make additional investments in intermediate-term mortgage-backed securities and government agency securities to decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our line of credit with the Federal Home Loan Bank of New York.

         The following table presents certain of our contractual obligations as of March 31, 2007.

                                                                    PAYMENTS DUE BY PERIOD
                                           -------------------------------------------------------------------------
                                                             LESS THAN                                    MORE THAN
        CONTRACTUAL OBLIGATIONS                 TOTAL         1 YEAR       1-3 YEARS      3-5 YEARS        5 YEARS
------------------------------------------ -------------- -------------  ------------- -------------- --------------
                                                                        (IN THOUSANDS)
Equity line of credit....................     $  2,505     $       -     $         -     $      25         $2,480
Operating lease obligations (1)..........          158            70              56            32              -
Certificates of deposit (2)..............      264,703       179,640          71,518        13,545              -
FHLB advances............................       45,346        18,672          21,968         4,706              -
Purchase property........................          950           950               -             -              -
                                              --------     ---------     -----------     ---------         ------
       Total.............................     $313,662     $ 199,332     $    93,542     $  18,308         $2,480
                                              ========     =========     ===========     =========         ======

__________________________
(1) Payments are for lease of real property.
(2) Includes certificates with original maturities of greater than one year.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2007, we originated $58.1 million of loans, purchased $3.9 million of loans, and purchased $40.0 million of securities. In fiscal 2006, we originated $98.7 million of loans, purchased $5.0 million of loans and purchased $45.0 million of securities. In fiscal 2005, we originated $103.6 million of loans, purchased $46.9 million of loans, and purchased $237.3 million of securities.

         Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $4.5 million for the year ended March 31, 2007, and net increases in total deposits of $15.5 million and $19.5 million for the years ended March 31, 2006 and 2005, respectively. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional rates on certain deposit products in order to attract deposits. We experienced a decrease in Federal Home Loan Bank advances of $12.6 million for the year ended March 31, 2007. We had $45.3 million and $57.9 million in advances outstanding at March 31, 2007 and 2006, respectively, and $75.3 million in advances outstanding at March 31, 2005.

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2007, we exceeded all of our regulatory capital requirements and are considered "well capitalized" under regulatory guidelines.

OFF-BALANCE SHEET ARRANGEMENTS

         In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments, lines of credit and letters of credit. See note 16 of the notes to the consolidated financial statements included in this annual report.

         For the years ended March 31, 2007 and 2006, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

RECENT ACCOUNTING PRONOUNCEMENTS

         For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements included in this annual report.

EFFECT OF INFLATION AND CHANGING PRICES

       The consolidated financial statements and related consolidated financial data presented in this report have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services because such prices are affected by inflation to a larger extent than interest rates.

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

         The Company's management assessed the effectiveness of internal control over financial reporting as of March 31, 2007. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in INTERNAL CONTROL-INTEGRATED FRAMEWORK. Based on its assessment, management believes that, as of March 31, 2007, the Company's internal control over financial reporting is effective based on those criteria.

         The Company's independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on our assessment of, and the effective operation of, the Company's internal control over financial reporting as of March 31, 2007, a copy of which is included in this annual report.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

         We have audited management's assessment, included in the accompanying Management Report on Internal Control Over Financial Reporting, that Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") maintained effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Management of the Company is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

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

To the Board of Directors and Stockholders                                    2.
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

         In our opinion, management's assessment that Clifton Savings Bancorp, Inc. and Subsidiaries maintained effective internal control over financial reporting as of March 31, 2007, is fairly stated, in all material respects, based on the criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also, in our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition of the Company as of March 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity, and cash flows of the Company for each of the years in the three-year period ended March 31, 2007, and our report dated May 31, 2007, expressed an unqualified opinion thereon.


                                                /s/ Beard Miller Company LLP



Beard Miller Company, LLP
Pine Brook, New Jersey
May 31, 2007

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries
Clifton, New Jersey

         We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") as of March 31, 2007 and 2006, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2007 and 2006, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1, the Company changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans and its method of accounting for share-based payments in 2007.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Clifton Savings Bancorp, Inc. and Subsidiaries internal control over financial reporting as of March 31, 2007, based on the criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated May 31, 2007 expressed an unqualified opinion on management's assessment of internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.


                                                /s/ Beard Miller Company LLP


Beard Miller Company LLP
Pine Brook, New Jersey
May 31, 2007


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                                  MARCH 31,
                                                                            -----------------------------------------------------
                                                                                      2007                        2006
                                                                            -------------------------    ------------------------
                                                      ASSETS
Cash and due from banks                                                      $             4,332,311      $            4,561,894
Interest-bearing deposits in other banks                                                  36,772,918                  12,511,134
Federal funds sold                                                                                 -                   5,550,000
                                                                            -------------------------    ------------------------
            Cash and Cash Equivalents                                                     41,105,229                  22,623,028
Securities available for sale:
       Investment                                                                          4,981,250                  39,554,500
       Mortgage-backed                                                                    45,789,515                  54,401,020
Securities held to maturity:
       Investment                                                                        164,989,209                 169,985,390
       Mortgage-backed                                                                    90,100,052                 123,908,717
Loans receivable:
       Loans receivable                                                                  419,966,120                 404,941,556
       Allowance for loan losses                                                          (1,350,000)                 (1,260,000)
                                                                            -------------------------    ------------------------
            Net Loans                                                                    418,616,120                 403,681,556
                                                                            -------------------------    ------------------------

Bank owned life insurance                                                                 20,128,676                           -
Premises and equipment                                                                     8,383,499                   8,833,150
Federal Home Loan Bank of New York stock                                                   3,217,200                   3,780,200
Interest receivable                                                                        4,439,300                   4,523,789
Other assets                                                                               3,291,825                   3,588,946
                                                                            -------------------------    ------------------------
            TOTAL ASSETS                                                     $           805,041,875      $          834,880,296
                                                                            =========================    ========================

                                               LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
       Deposits                                                              $           567,458,772      $          571,962,103
       Advances from Federal Home Loan Bank of New York                                   45,346,481                  57,874,218
       Advance payments by borrowers for taxes and insurance                               4,109,109                   3,833,311
       Other liabilities and accrued expenses                                              3,529,869                   3,462,338
                                                                            -------------------------    ------------------------
            TOTAL LIABILITIES                                                            620,444,231                 637,131,970
                                                                            -------------------------    ------------------------

STOCKHOLDERS' EQUITY
       Preferred stock ($.01 par value), 1,000,000 shares
            authorized; shares issued or outstanding - none                                        -                           -
       Common stock ($.01 par value), 75,000,000 shares
            authorized; 30,530,470 shares issued, 28,791,491 shares outstanding at
            March 31, 2007; 30,284,480 shares outstanding at March 31, 2006                  305,305                     305,305
       Paid-in capital                                                                   132,070,502                 133,859,581
       Deferred compensation obligation under Rabbi Trust                                    145,845                     105,860
       Retained earnings- substantially restricted                                        81,362,878                  81,275,666
       Treasury stock, at cost; 1,738,979 shares at March 31, 2007;
            245,990 shares at March 31, 2006                                             (19,639,198)                 (2,559,207)
       Common stock acquired by Employee Stock Ownership
            Plan ("ESOP")                                                                 (8,609,590)                 (9,342,322)
       Unearned common stock held by the Equity Incentive Plan                                     -                  (4,386,114)
       Accumulated other comprehensive loss                                                 (949,509)                 (1,456,072)
       Stock held by Rabbi Trust                                                             (88,589)                    (54,371)
                                                                            -------------------------    ------------------------
            TOTAL STOCKHOLDERS' EQUITY                                                   184,597,644                 197,748,326
                                                                            -------------------------    ------------------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                       $           805,041,875      $          834,880,296
                                                                            =========================    ========================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF INCOME

                                                                                     YEARS ENDED MARCH 31
                                                             --------------------------------------------------------------------
                                                                     2007                   2006                    2005
                                                             --------------------   --------------------   ----------------------
INTEREST INCOME
       Loans                                                  $       21,725,537     $       19,874,182     $         16,279,495
       Mortgage-backed securities                                      6,851,196              8,315,185                9,224,911
       Investments securities                                          7,555,878              6,369,469                5,215,201
       Other interest-earning assets                                   1,387,886                793,357                  649,380
                                                             --------------------   --------------------   ----------------------
                  TOTAL INTEREST INCOME                               37,520,497             35,352,193               31,368,987
                                                             --------------------   --------------------   ----------------------
INTEREST EXPENSE
       Deposits                                                       19,586,646             15,072,441               10,802,392
       Advances                                                        2,013,868              2,499,894                1,595,101
                                                             --------------------   --------------------   ----------------------
                  TOTAL INTEREST EXPENSE                              21,600,514             17,572,335               12,397,493
                                                             --------------------   --------------------   ----------------------

                 NET INTEREST INCOME                                  15,919,983             17,779,858               18,971,494

PROVISION FOR LOAN LOSSES                                                 90,000                160,000                  260,000
                                                             --------------------   --------------------   ----------------------

                 NET INTEREST INCOME AFTER PROVISION
                   FOR LOAN LOSSES                                    15,829,983             17,619,858               18,711,494
                                                             --------------------   --------------------   ----------------------

NON-INTEREST INCOME
       Fees and service charges                                          219,535                231,213                  245,438
       Bank owned life insurance                                         128,676                      -                        -
       Loss on sale of mortgage-backed securities
            held to maturity                                                   -                      -                  (26,322)
       Other                                                              24,517                 33,817                  142,194
                                                             --------------------   --------------------   ----------------------
                  TOTAL NON-INTEREST INCOME                              372,728                265,030                  361,310
                                                             --------------------   --------------------   ----------------------

NON-INTEREST EXPENSES
       Salaries and employee benefits                                  7,132,251              6,704,259                5,502,217
       Net occupancy expense of premises                                 978,380                987,108                  947,379
       Equipment                                                         934,715                977,741                  904,830
       Directors' compensation                                         1,350,767              1,021,542                  555,276
       Advertising                                                       284,610                334,932                  405,561
       Legal                                                             243,290                268,225                  363,038
       Federal insurance premium                                          72,544                 76,021                   81,866
       Other                                                           1,383,020              1,724,655                1,519,003
                                                             --------------------   --------------------   ----------------------
                  TOTAL NON-INTEREST EXPENSES                         12,379,577             12,094,483               10,279,170
                                                             --------------------   --------------------   ----------------------

                 INCOME BEFORE INCOME TAXES                            3,823,134              5,790,405                8,793,634
INCOME TAXES                                                           1,351,283              2,123,633                3,513,720

                                                             --------------------   --------------------   ----------------------
                 NET INCOME                                   $        2,471,851     $        3,666,772     $          5,279,914
                                                             ====================   ====================   ======================

NET INCOME PER COMMON SHARE
       Basic                                                  $             0.09     $             0.13     $               0.18
                                                             ====================   ====================   ======================
       Diluted                                                $             0.09     $             0.13     $               0.18
                                                             ====================   ====================   ======================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON
  STOCK EQUIVALENTS OUTSTANDING:
       Basic                                                          28,284,890             29,151,942               29,486,327
                                                             ====================   ====================   ======================
       Diluted                                                        28,433,541             29,157,274               29,486,327
                                                             ====================   ====================   ======================
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2007, 2006 AND 2005


                                                           DEFERRED                                                      UNEARNED
                                                         COMPENSATION      RETAINED                                   COMMON STOCK
                                                          OBLIGATION       EARNINGS -                  COMMON STOCK     HELD BY THE
                               COMMON       PAID-IN      UNDER RABBI     SUBSTANTIALLY     TREASURY     ACQUIRED BY       EQUITY
                               STOCK        CAPITAL         TRUST         RESTRICTED        STOCK          ESOP       INCENTIVE PLAN
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------
Balance - March 31, 2004   $ 305,305     $ 133,796,416   $       -        $ 76,591,010   $       -    $(10,807,787)  $        -

     Comprehensive income:
       Net income               -                -               -           5,279,914           -            -               -
       Unrealized (loss)
        on securities
        available for sale,
        net of income taxes
        of $737,272             -                -               -              -                -            -               -

     TOTAL COMPREHENSIVE INCOME

     ESOP shares committed to
      be released               -              132,188           -              -                -         732,733            -
     Cash dividends declared
      ($0.14 per share)         -                -               -          (1,769,546)          -            -               -
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------
BALANCE - MARCH 31, 2005     305,305       133,928,604           -          80,101,378           -     (10,075,054)           -

     Comprehensive income:
       Net income               -               -                -           3,666,772           -            -               -
       Unrealized (loss) on
        securities available
        for sale, net of income
        taxes of $245,418       -               -                -              -                -            -               -

     TOTAL COMPREHENSIVE INCOME


     ESOP shares committed to
      be released               -               26,280           -              -                -         732,732            -
     Purchase of treasury
      stock - 835,696 shares    -               -                -              -          (8,689,942)        -               -
     Funding of Restricted
      Stock Awards              -             (104,285)          -              -           6,085,346         -         (5,981,061)
     Vesting of Restricted
      Stock Awards              -               -                -              -                -            -          1,594,947
     Funding of Supplemental
      Executive Retirement Plan -                8,982        105,860           -              45,389         -               -
     Cash dividends declared
      ($0.20 per share)         -               -                -          (2,492,484)          -            -               -
                           -------------  ------------  -------------    -------------   -----------  -------------  ---------------
BALANCE - MARCH 31, 2006     305,305       133,859,581        105,860       81,275,666     (2,559,207)  (9,342,322)     (4,386,114)

     Comprehensive income:
       Net income               -               -                -           2,471,851           -            -               -
       Unrealized gain on
        securities available
        for sale, net of
        income taxes of
        $564,895                -               -                -              -                -            -               -

     TOTAL COMPREHENSIVE INCOME

     Adoption of SFAS No.123 (R)                           (4,386,114)                                                   4,386,114
     Adjustment upon initial
      adoption of SFAS No. 158,
      net of income taxes of
      $228,031                  -               -                -              -                -            -               -
     ESOP shares committed to
      be released               -               97,756           -              -                -         732,732            -
     Purchase of treasury
     stock - 1,477,538 shares   -               -                -              -         (16,890,512)        -               -
     Stock option expense       -              784,493           -              -                -            -               -
     Vesting of Restricted
      Stock Awards              -            1,331,569           -              -                -            -               -
     Forfeiture of Restricted
      Stock Awards              -              247,173           -              -            (247,173)        -               -
     Funding of Supplemental
      Executive Retirement Plan -                1,128         39,985           -              33,090         -               -
     Exercise of stock options  -                 (110)          -              -              24,604         -               -
     Tax benefit from stock
      based compensation        -              135,026           -              -                -            -               -
     Cash dividends declared
      ($0.20 per share)         -               -                -          (2,384,639)          -            -               -
                           ----------    -------------  -------------    -------------  -------------   -----------   --------------
BALANCE - MARCH 31, 2007   $ 305,305     $ 132,070,502  $     145,845     $ 81,362,878  $ (19,639,198)  $(8,609,590)  $       -
                           ==========    =============  =============    ============== =============   ===========   ==============


                                                   ACCUMULATED
                                                      OTHER        STOCK HELD
                                                  COMPREHENSIVE    BY RABBI
                                                  INCOME (LOSS)      TRUST          TOTAL
                                                ----------------  -----------    -----------
Balance - March 31, 2004                        $     21,655      $      -      $199,906,599
                                                                                ------------
     Comprehensive income:
       Net income                                        -               -         5,279,914
       Unrealized (loss)
        on securities
        available for sale,
        net of income taxes
        of $737,272                               (1,108,677)            -        (1,108,677)
                                                                                ------------
     TOTAL COMPREHENSIVE INCOME                                                    4,171,237
                                                                                ------------
     ESOP shares committed to
      be released                                        -               -           864,921
     Cash dividends declared
      ($0.14 per share)                                  -               -        (1,769,546)
                                                -------------     -----------   ------------
BALANCE - MARCH 31, 2005                          (1,087,022)            -       203,173,211
                                                                                ------------
     Comprehensive income:
       Net income                                        -               -         3,666,772
       Unrealized (loss) on
        securities available
        for sale, net of income
        taxes of $245,418                           (369,050)            -          (369,050)
                                                                                ------------
     TOTAL COMPREHENSIVE INCOME                                                    3,297,722
                                                                                ------------

     ESOP shares committed to
      be released                                        -               -           759,012
     Purchase of treasury
      stock - 835,696 shares                             -               -        (8,689,942)
     Funding of Restricted
      Stock Awards                                       -               -              -
     Vesting of Restricted
      Stock Awards                                       -                         1,594,947
     Funding of Supplemental
      Executive Retirement Plan                          -           (54,371)        105,860
     Cash dividends declared
      ($0.20 per share)                                  -               -        (2,492,484)
                                                -------------     -----------   ------------
BALANCE - MARCH 31, 2006                          (1,456,072)        (54,371)    197,748,326
                                                                                ------------
     Comprehensive income:
       Net income                                        -               -         2,471,851
       Unrealized gain on
        securities available
        for sale, net of
        income taxes of
        $564,895                                     849,465             -           849,465
                                                                                ------------
     TOTAL COMPREHENSIVE INCOME                                                    3,321,316
                                                                               -------------
     Adoption of SFAS No.123 (R)
     Adjustment upon initial
      adoption of SFAS No. 158,
      net of income taxes of
      $228,031                                      (342,902)            -         (342,902)
     ESOP shares committed to
      be released                                        -               -          830,488
     Purchase of treasury
     stock - 1,477,538 shares                            -               -      (16,890,512)
     Stock option expense                                -               -          784,493
     Vesting of Restricted
      Stock Awards                                       -               -        1,331,569
     Forfeiture of Restricted
      Stock Awards                                       -               -             -
     Funding of Supplemental
      Executive Retirement Plan                          -           (34,218)        39,985
     Exercise of stock options                           -               -           24,494
     Tax benefit from stock
      based compensation                                 -               -          135,026
     Cash dividends declared
      ($0.20 per share)                                  -               -       (2,384,639)
                                                -------------     -----------  -------------
BALANCE - MARCH 31, 2007                        $    (949,509)    $  (88,589)  $184,597,644
                                                =============     ===========  =============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                             YEARS ENDED MARCH 31,
                                                                              ------------------------------------------------------
                                                                                    2007               2006                2005
                                                                              ---------------    ---------------     ---------------
Cash Flows From Operating Activities
      Net income                                                               $    2,471,851      $ 3,666,772        $ 5,279,914
      Adjustments to reconcile net income to net cash provided by operating activities:
           Depreciation and amortization of premises and equipment                    628,637          708,816            635,465
           Net amortization of deferred fees and costs, premiums and discounts        518,015          666,159            527,311
           Provision for loan losses                                                   90,000          160,000            260,000
           Loss on sale of mortgage-backed securities held to maturity                      -                -             26,322
           Gain on sale of premises and equipment                                           -                -            (92,834)
           Loss on disposal of premises and equipment                                       -            7,527                  -
           Decrease (increase) in interest receivable                                  84,489          (62,305)        (1,393,556)
           Deferred income tax benefit                                               (756,540)        (419,465)          (233,129)
           Decrease (increase) in other assets                                        158,307          (35,994)            68,097
           (Decrease) increase in accrued interest payable                            (36,652)         (28,210)           231,450
           Increase (decrease) in other liabilities                                    95,990          (66,643)           863,024
           (Increase) in cash surrender value of bank owned life insurance           (128,676)               -                  -
           ESOP shares committed to be released                                       830,488          759,012            864,921
           Restricted stock expense                                                 1,331,569        1,594,947                  -
           Stock option expense                                                       784,493                -                  -
           Increase in deferred compensation obligation under Rabbi Trust              39,985           34,203                  -
                                                                               ---------------   --------------   ----------------

              NET CASH PROVIDED BY OPERATING ACTIVITIES                             6,111,956        6,984,819          7,036,985
                                                                               ---------------   --------------   ----------------

CASH  FLOWS FROM INVESTING ACTIVITIES Proceeds from calls, maturities and repayments of:
           Investment securities available for sale                                35,000,000       20,000,000                  -
           Mortgage-backed securities available for sale                            9,593,466       12,638,803          5,908,061
           Investment securities held to maturity                                  45,000,000       13,000,000         58,000,000
           Mortgage-backed securities held to maturity                             33,334,391       46,105,338         63,601,238
      Proceeds from sale of :
           Mortgage-backed securities held to maturity                                      -                -          2,357,517
           Premises and equipment                                                           -                -            209,625
      Redemptions of Federal Home Loan Bank of New York stock                       1,205,100        2,250,100                  -
      Purchases of:
           Investment securities available for sale                                         -                -        (54,985,000)
           Mortgage-backed securities available for sale                                    -                -        (74,819,627)
           Investment securities held to maturity                                 (40,000,000)     (45,000,000)       (74,978,125)
           Mortgage-backed securities held to maturity                                      -                -        (32,486,996)
           Loans receivable                                                        (3,930,382)      (5,017,827)       (46,933,211)
           Premises and equipment                                                    (183,236)        (529,596)        (1,160,549)
           Federal Home Loan Bank of New York stock                                  (642,100)      (1,659,500)          (731,400)
           Bank owned life insurance                                              (20,000,000)               -                  -
      Net change in loans receivable                                              (11,136,093)     (44,682,021)       (57,993,338)
                                                                               ---------------   --------------   ----------------

               NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                 48,241,146       (2,894,703)      (214,011,805)
                                                                               ---------------   --------------   ----------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                              YEARS ENDED MARCH 31,
                                                                          ----------------------------------------------------------
                                                                                 2007                 2006               2005
                                                                          ------------------   ------------------   ----------------
CASH FLOWS FROM FINANCING ACTIVITIES
      Net (decrease) increase in deposits                                  $  (4,503,331)       $    15,509,435      $ 19,450,571
      Net (decrease) in short-term borrowed funds                                      -             (5,000,000)                -
      Proceeds from advances from Federal Home Loan Bank of New York                   -                      -        80,000,000
      Principal payments on advances from Federal Home Loan Bank of
       New York                                                              (12,527,737)           (12,388,612)       (4,737,170)
      Net increase in payments by borrowers for taxes and insurance              275,798                473,957           494,491
      Dividends paid                                                          (2,384,639)            (2,492,484)       (1,769,546)
      Purchase of treasury stock                                             (16,890,512)            (8,689,942)                -
      Exercise of stock options                                                   24,494                      -                 -
      Tax benefit from stock based compensation                                  135,026                      -                 -
                                                                          ------------------   ------------------   ----------------

               NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES           (35,870,901)           (12,587,646)       93,438,346
                                                                          ------------------   ------------------   ----------------

               NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           18,482,201             (8,497,530)     (113,536,474)

CASH AND CASH EQUIVALENTS - BEGINNING                                         22,623,028             31,120,558       144,657,032
                                                                          ------------------   ------------------   ----------------

CASH AND CASH EQUIVALENTS - ENDING                                         $  41,105,229        $    22,623,028      $ 31,120,558
                                                                          ==================   ==================   ================

SUPPLEMENTARY CASH FLOWS INFORMATION:

      CASH PAID DURING THE PERIOD FOR:
      Interest on deposits and borrowings                                  $  21,637,166        $    17,600,545      $ 12,166,042
                                                                          ==================   ==================   ================

      Income taxes paid, net of refunds                                    $   2,209,607        $     3,133,133      $  2,891,469
                                                                          ==================   ==================   ================

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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

     The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the "Company"), the Company's wholly-owned subsidiary, Clifton Savings Bank, S.L.A. (the "Savings Bank"), and the Savings Bank's wholly-owned subsidiary, Botany Inc. ("Botany"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

     Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities, and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, prepayment risks associated with mortgage-backed securities are properly recognized, and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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

--------------------------------------------------------------------------------
                                       34

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

     Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders' equity.

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

LOANS RECEIVABLE

     Loans receivable are stated at unpaid principal balances, plus premiums and net deferred loan origination costs. Interest is calculated by use of the simple interest method.

     Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectibility no longer exist.

--------------------------------------------------------------------------------
                                       35

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

     Such a system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Savings Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

     General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. An unallocated allowance is maintained to recognize the existence of these exposures. These other risk factors are continuously reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

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

BANK OWNED LIFE INSURANCE

     Bank owned life insurance ("BOLI) is accounted for in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin No. 85-4, "Accounting for Purchases of Life Insurance" and Emerging Issues Task Force ("EITF") No. 06-04, "Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split -Dollar Life Insurance Agreements." The cash surrender value of BOLI is recorded on our consolidated statement of financial condition as an asset and the change in the cash surrender value is recorded as non-interest income.

--------------------------------------------------------------------------------

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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

     Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

                                                            YEARS
                                                      -----------------
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
          Leasehold improvements                          Shorter of
                                                        useful life or
                                                        term of lease

     Significant renovations and additions are charged to the premises and equipment account. Maintenance and repairs are charged to operations in the year incurred.

INCOME TAXES

     The Company, Savings Bank and Botany file a consolidated federal income tax return. Income taxes are allocated based on their respective contribution of income or loss to the consolidated federal income tax return. Separate state income tax returns are filed.

     Federal and state income taxes have been provided on the basis of reported income. The amounts reflected on the Company's and subsidiaries' tax returns differ from these provisions due principally to temporary differences in the reporting of certain items for financial reporting and income tax reporting purposes.

     Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for the portion of the asset which is not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

INTEREST RATE RISK

     The potential for interest-rate risk exists as a result of the generally shorter duration of interest-sensitive liabilities compared to the generally longer duration of interest-sensitive assets. In a rising rate environment, liabilities will reprice faster than assets, thereby reducing net interest income. For this reason, management regularly monitors the maturity structure of assets and liabilities in order to measure its level of interest-rate risk and to plan for future volatility.

--------------------------------------------------------------------------------
                                       37

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

EARNINGS PER SHARE (EPS)

     Basic EPS is based on the weighted average number of common shares actually outstanding, and is adjusted for Employee Stock Ownership Plan ("ESOP") shares not yet committed to be released, unvested restricted stock awards and deferred compensation obligations required to be settled in shares of Company stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as unvested restricted stock awards and outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock awards and options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the year ended March 31, 2007, include incremental shares related to outstanding stock options and unvested restricted stock awards of 58,539 and 90,112, respectively. The calculation of diluted EPS for the year ended March 31, 2006, include incremental shares related to outstanding stock options and unvested restricted stock awards of 4,187 and 1,146, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding.

STOCK-BASED COMPENSATION

     At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. See Note 13 for additional information regarding grants of stock options and restricted stock under this plan.

     The Company adopted FASB Statement of Financial Accounting Standard ("SFAS") No.123 (R) using the modified-prospective transition method, beginning April 1, 2006, and therefore, began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the date of adoption, and instituted a procedure to expense the fair value of all options granted subsequent to March 31, 2006 over their requisite service periods. Prior to April 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of Accounting Principal Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by SFAS Statement No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the consolidated Statements of Income for the years ended March 31, 2006 and 2005, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

     The following table illustrates the effect on net income and earnings per share as if the company had applied the fair value recognition provisions of SFAS No. 123 to options granted under the Company's stock option plans in all periods presented. For purposes of this pro forma disclosure, the value of the options is estimated using a Black-Scholes option-pricing model and amortized to expense over the options' vesting periods.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

                                                                                        YEARS ENDED MARCH 31,
                                                                     -------------------------------------------------------------
                                                                                2006                             2005
                                                                     ----------------------------    -----------------------------
                                                                             (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

Net income as reported                                                   $       3,667                     $       5,280
Add: Expense recognized for the Equity
  Incentive Plan, net of related tax effect of $637,000                            958                                 -
Deduct: Equity Incentive Plan expense
  determined under fair value based method, net of
  related tax effect of $1,173,000                                              (2,279)                                -
                                                                     ------------------                 -------------------

                                      PRO FORMA NET INCOME               $       2,346                     $       5,280
                                                                     ==================                 ==================

BASIC/DILUTED EARNINGS PER SHARE AS REPORTED                             $        0.13                     $        0.18
                                                                     ==================                 ==================

PRO FORMA BASIC/DILUTED EARNINGS PER SHARE                               $        0.08                    $         0.18
                                                                     ==================                 ==================

The following table illustrates the impact of share-based compensation recorded during the year ended March 31, 2007, on reported amounts (in thousands, except per share data):
                                                                                                              IMPACT OF
                                                                                                             SHARE-BASED
                                                                             AS REPORTED                     COMPENSATION
                                                                     ----------------------------    -----------------------------

Non-interest expenses                                                   $         12,380                 $            784
Income before income taxes                                              $          3,823                 $           (784)
Income taxes                                                            $          1,351                 $           (230)
Net income                                                                         2,472                             (554)

Net income per common share
           Basic                                                        $           0.09                 $          (0.02)
                                                                     ========================    =============================
           Diluted                                                      $           0.09                 $          (0.02)
                                                                     ========================    =============================

DEFINED BENEFIT PLANS

     In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" -an Amendment of FASB Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires two major changes to accounting for defined benefit and postretirement plans, with two different effective dates. The first requirement of SFAS No. 158, which the Company adopted as of March 31, 2007, requires the recognition of the over-funded and under-funded status of a defined benefit postretirement plan as an asset or liability in the consolidated statement of financial condition, with changes in the funded status recorded through other comprehensive income in the year in which those changes occur. The impact of adoption of SFAS No. 158 on the defined benefit plans is more fully discussed in Note 14 to consolidated financial statements.

     The second requirement of SFAS No. 158, which is effective for the Company as of March 31, 2008, requires that the funded status be measured as of the entity's fiscal year-end rather than as of an earlier date currently permitted. The Company currently uses a measurement date of January 1 for its defined benefit pension plans.

--------------------------------------------------------------------------------
                                       39

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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used in estimating the fair value of financial instruments:

         CASH AND CASH EQUIVALENTS, INTEREST RECEIVABLE AND INTEREST PAYABLE

              The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable and interest payable approximate their fair values.

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

         DEPOSITS

              The fair value of non-interest-bearing demand, NOW, Super NOW, Money Market, Crystal Checking and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

         ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK

              The fair value is estimated by discounting future cash flows using rates currently offered for liabilities of similar remaining maturities, or when available, quoted market prices.

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

              As of March 31, 2007 and 2006, the fair value of the commitments to extend credit were not considered to be material.

--------------------------------------------------------------------------------
                                       40

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION

     Certain amounts for prior periods have been restated to conform to the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The new guidance is effective for financial statements issued for fiscal years beginning after November 15, 2007, and for interim periods within those fiscal years. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 157 on our consolidated financial position, results of operations, and cash flows.

     In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of SFAS No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with the opportunity to early adopt SFAS No. 159 as of the beginning of a fiscal year that begins on or before November 15, 2007, as long as certain additional conditions are met. We are currently evaluating the potential impact, if any, of the adoption of SFAS No. 159 on our consolidated financial position, results of operations, and cash flows.

     In March 2007, the FASB ratified EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The Company does not expect EITF 06-11 will have a material impact on its consolidated financial position, results of operations and cash flows.

     In March 2007, the FASB ratified EITF No. 06-10 "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements". EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The Company does not expect EITF 06-10 will have a material impact on its consolidated financial position, results of operations and cash flows.


--------------------------------------------------------------------------------
                                       41

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

     On September 7, 2006, the Task Force reached a conclusion on EITF Issue No. 06-5, "Accounting for Purchases of Life Insurance - Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance". The scope of EITF 06-5 consists of six separate issues relating to accounting for life insurance policies purchased by entities protecting against the loss of "key persons." The six issues are clarifications of previously issued guidance on FASB Technical Bulletin No. 85-4. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The application of EITF 06-5 did not have a material impact on our consolidated financial position, results of operations and cash flows.


NOTE 2 - STOCK REPURCHASE PROGRAM AND DIVIDEND WAIVER

The Company announced several stock repurchase programs. The repurchased shares are held as treasury stock or for general corporate use. During the years ended March 31, 2007 and 2006, 1,459,632 and 831,707 shares were repurchased at an aggregate cost of $16,673,000 and $8,649,000, respectively under these programs. At March 31, 2007, 329,313 shares are remaining to be repurchased under the existing authorized repurchase program. Additionally, during the years ended March 31, 2007 and 2006, 17,906 and 3,989 shares were purchased at a total cost of $218,000 or $12.17 per share, and $41,000 or $10.22 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards.

During the years ended March 31, 2007 and 2006, Clifton MHC ("MHC"), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Office of Thrift Supervision ("OTS") to receive cash dividends of approximately $3,358,000 and $3,358,000, respectively, on the shares of Company common stock it owns. The cumulative amount of dividends waived by the MHC through March 31, 2007 was $9,067,000.


--------------------------------------------------------------------------------
                                       42


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3- INVESTMENT SECURITIES
                                                                                   MARCH 31, 2007
                                                       -----------------------------------------------------------------------------
                                                                                  GROSS               GROSS          ESTIMATED
                                                             AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                                COST              GAINS              LOSSES            VALUE
                                                       -------------------  ------------------  -----------------  ----------------
Available for sale:
   Debt securities:
       U.S. Government (including agencies) maturing:
                  Within one year                         $     4,998,733     $            -     $        17,483     $   4,981,250
                                                       -------------------  -----------------  ------------------  ----------------
                                                          $     4,998,733     $            -     $        17,483     $   4,981,250
                                                       ===================  =================  ==================  ================
HELD TO MATURITY:
   Debt securities:
       U.S. Government (including agencies) maturing:
                  Within one year                         $    45,000,000     $            -     $       206,050     $  44,793,950
                  After one but within five years             119,989,209            189,100             888,609       119,289,700
                                                       -------------------  -----------------  ------------------  ----------------
                                                          $   164,989,209     $      189,100     $     1,094,659     $ 164,083,650
                                                       ===================  =================  ==================  ================

                                                                                     MARCH 31, 2006
                                                       -----------------------------------------------------------------------------
                                                                                  GROSS               GROSS          ESTIMATED
                                                             AMORTIZED          UNREALIZED         UNREALIZED          FAIR
                                                                COST              GAINS              LOSSES            VALUE
                                                       -------------------  ------------------  -----------------  ----------------
Available for sale:
   Debt securities:
       U.S. Government (including agencies) maturing:
                  Within one year                         $    35,000,000     $           -      $      348,650      $  34,651,350
                  After one year but within five years          4,992,617                 -              89,467          4,903,150
                                                       -------------------  -----------------  ------------------  ----------------
                                                          $    39,992,617     $           -      $      438,117      $  39,554,500
                                                       ===================  =================  ==================  ================
HELD TO MATURITY:
   Debt securities:
       U.S. Government (including agencies) maturing:
                  Within one year                         $    45,000,000     $           -      $      523,850      $  44,476,150
                  After one but within five years             124,985,390                             2,699,290        122,286,100
                                                       -------------------  -----------------  ------------------  ----------------
                                                          $   169,985,390     $           -      $    3,223,140      $ 166,762,250
                                                       ===================  =================  ==================  ================

------------------------------------------------------------------------------------------------------------------------------------
                                                                43



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3- INVESTMENT SECURITIES (CONTINUED)

The age of unrealized losses and the fair value of related investment securities were as follows:

                                            LESS THAN 12 MONTHS             MORE THAN 12 MONTHS                   TOTAL
                                       ------------------------------  ------------------------------  -----------------------------
                                                          GROSS                           GROSS                          GROSS
                                           FAIR         UNREALIZED         FAIR         UNREALIZED         FAIR        UNREALIZED
                                           VALUE          LOSSES           VALUE          LOSSES           VALUE         LOSSES
                                       --------------  --------------  --------------  --------------  -------------- --------------
March 31, 2007:
  U.S. Government (including agencies):
      Available for sale               $         -     $         -     $  4,981,250    $   17,483      $  4,981,250    $   17,483
      Held to maturity                  19,970,000          30,000      103,924,550     1,064,659       123,894,550     1,094,659
                                       -----------     -----------     ------------    ----------      ------------    ----------
                                       $19,970,000     $    30,000     $108,905,800    $1,082,142      $128,875,800    $1,112,142
                                       ===========     ===========     ============    ==========      ============    ==========

MARCH 31, 2006:
  U.S. Government (including agencies):
      Available for sale               $         -     $         -     $ 39,554,500    $  438,117      $ 39,554,500    $  438,117
      Held to maturity                  44,436,300         563,700      122,325,950     2,659,440       166,762,250     3,223,140
                                       -----------     -----------     ------------    ----------      ------------    ----------
                                       $44,436,300     $   563,700     $161,880,450    $3,097,557      $206,316,750    $3,661,257
                                       ===========     ===========     ============    ==========      ============    ==========

Management does not believe that any of the unrealized losses at March 31, 2007 (twenty-five agencies) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover the amortized cost.

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2007, 2006, and 2005.


--------------------------------------------------------------------------------
                                       44


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES

                                                                                MARCH 31, 2007
                                               ----------------------------------------------------------------------------------
                                                                           GROSS             GROSS               ESTIMATED
                                                    AMORTIZED           UNREALIZED         UNREALIZED               FAIR
                                                      COST                 GAINS             LOSSES                VALUE
                                               --------------------  ----------------- ------------------    --------------------
AVAILABLE FOR SALE:
     Federal Home Loan Mortgage
            Corporation                           $   25,977,609        $       267       $    518,217         $   25,459,659
     Federal National Mortgage Association            20,804,426                  -            474,570             20,329,856
                                               --------------------  ----------------- ------------------    --------------------
                                                  $   46,782,035        $       267       $    992,787         $   45,789,515
                                               ====================  ================= ==================    ====================

HELD TO MATURITY:
     Federal Home Loan Mortgage
            Corporation                           $   52,005,605        $   108,167       $  1,013,838         $   51,099,934
     Federal National Mortgage Association            25,126,607             96,351            303,582             24,919,376
     Governmental National Mortgage
            Association                               12,967,840              8,411            193,672             12,782,579
                                               --------------------  ----------------- ------------------    --------------------
                                                  $   90,100,052        $   212,929       $  1,511,092         $   88,801,889
                                               ====================  ================= ==================    ====================

                                                                                MARCH 31, 2006
                                               ----------------------------------------------------------------------------------
                                                                           GROSS             GROSS               ESTIMATED
                                                    AMORTIZED           UNREALIZED         UNREALIZED               FAIR
                                                      COST                 GAINS             LOSSES                VALUE
                                               --------------------  ----------------- ------------------    --------------------
AVAILABLE FOR SALE:
     Federal Home Loan Mortgage
            Corporation                           $   30,911,968        $     1,061       $  1,012,399         $   29,900,630
     Federal National Mortgage Association            25,475,297                  -            974,907             24,500,390
                                               --------------------  ----------------- ------------------    --------------------
                                                  $   56,387,265        $     1,061       $  1,987,306         $   54,401,020
                                               ====================  ================= ==================    ====================

HELD TO MATURITY:
     Federal Home Loan Mortgage
            Corporation                           $   68,002,523        $   103,734       $  2,195,126         $   65,911,131
     Federal National Mortgage Association            36,539,465            100,847            682,197             35,958,115
     Governmental National Mortgage
            Association                               19,366,729              5,598            496,152             18,876,175
                                               --------------------  ----------------- ------------------    --------------------
                                                  $  123,908,717        $   210,179       $  3,373,475         $  120,745,421
                                               ====================  ================= ==================    ====================

------------------------------------------------------------------------------------------------------------------------------------
                                                               45


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Contractual maturity data for mortgage-backed securities is as follows:

                                                                           MARCH 31,
                                      ------------------------------------------------------------------------------------------
                                                       2007                                         2006
                                      ----------------------------------------- ------------------------------------------------
                                          AMORTIZED            ESTIMATED           AMORTIZED                   ESTIMATED
                                             COST             FAIR VALUE              COST                     FAIR VALUE
                                      ------------------  ----------------     ----------------------    -----------------------
AVAILABLE FOR SALE:                                                     (IN THOUSANDS)
     Due after one through five years   $            11      $         11        $              27          $              28
     Due after ten years                         46,771            45,779                   56,360                     54,373
                                      ------------------  ----------------     ----------------------     ----------------------
                                        $        46,782      $     45,790        $          56,387          $          54,401
                                      ==================  ================     ======================     ======================

HELD TO MATURITY:
     Due within one year                $            58      $         58        $             132          $             133
     Due after one through five years             4,598             4,517                    6,551                      6,423
     Due after five through ten years               646               664                      817                        832
     Due after ten years                         84,798            83,563                  116,409                    113,357
                                      ------------------- ----------------      ---------------------     ----------------------
                                        $        90,100      $     88,802        $         123,909          $         120,745
                                      =================== ================      =====================     ======================

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties.

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:

                                    LESS THAN 12 MONTHS             MORE THAN 12 MONTHS                   TOTAL
                               ------------------------------  ------------------------------  -----------------------------
                                                   GROSS                           GROSS                          GROSS
                                   FAIR         UNREALIZED         FAIR         UNREALIZED         FAIR        UNREALIZED
                                   VALUE          LOSSES           VALUE          LOSSES           VALUE         LOSSES
                               --------------  --------------  --------------  --------------  -------------- --------------
March 31, 2007:
        Available for sale     $         -     $      -        $ 45,778,432    $  992,787      $ 45,778,432   $    992,787
        Held to maturity         9,577,236       69,289          68,285,892     1,441,803      $ 77,863,128      1,511,092
                               ------------    ---------       -------------   -----------     -------------  -------------
                               $ 9,577,236     $ 69,289        $114,064,324    $2,434,590      $123,641,560   $  2,503,879
                               ============    =========       =============   ===========     =============  =============

MARCH 31, 2006:
        Available for sale     $16,090,257     $376,626        $ 38,282,401    $1,610,680      $ 54,372,658   $  1,987,306
        Held to maturity         6,023,270       49,528         104,151,153     3,323,947       110,174,423      3,373,475
                               ------------    ---------       -------------   -----------     -------------  -------------

                               $22,113,527     $426,154        $142,433,554    $4,934,627      $164,547,081   $  5,360,781
                               ============    =========       =============   ===========     =============  =============

------------------------------------------------------------------------------------------------------------------------------------
                                                            46


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2007
(sixty mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

During the year ended March 31, 2005, proceeds from the sale of mortgage-backed securities held to maturity totaled $2,358,000 resulting in gross gains of $27,879 and gross losses of $54,201. The remaining principal balance for each of the mortgage-backed securities held to maturity sold was less than 15% of the original principal purchased. There were no sales of mortgage-backed securities available for sale during the years ended March 31, 2007, 2006 and 2005, and no sales of mortgage-backed securities held to maturity during the years ended
March 31, 2007 and 2006.

NOTE 5 - LOANS RECEIVABLE

                                                                         MARCH 31,
                                                 --------------------------------------------------------
                                                           2007                          2006
                                                 --------------------------   ---------------------------
Real estate mortgage:
        One- to four-family                                   $388,603,395                  $378,500,437
        Multi-family and commercial                             13,890,087                    12,876,988
                                                 --------------------------   ---------------------------

                                                               402,493,482                   391,377,425
                                                 --------------------------   ---------------------------

Real estate construction                                         1,994,015                     3,769,119
                                                 --------------------------   ---------------------------

Consumer:
        Second mortgage                                         12,186,604                     7,567,174
        Passbook or certificate                                  1,251,073                       996,191
        Equity line of credit                                      859,311                     1,429,549
        Other                                                      290,000                       290,000
                                                 --------------------------   ---------------------------

                                                                14,586,988                    10,282,914
                                                 --------------------------   ---------------------------

                TOTAL LOANS                                    419,074,485                   405,429,458

Less:
        Loans in process                                          (227,270)                   (1,512,122)
        Net premiums and deferred loan costs                     1,118,905                     1,024,220
                                                 --------------------------   ---------------------------

                                                                   891,635                      (487,902)
                                                 --------------------------   ---------------------------

                                                              $419,966,120                  $404,941,556
                                                 ==========================   ===========================

------------------------------------------------------------------------------------------------------------------------------------
                                                              47


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

At March 31, 2007, 2006, and 2005, nonaccrual loans for which interest has been discontinued totaled approximately $258,000, $10,000, and $1,000, respectively.
During the years ended March 31, 2007, 2006, and 2005, interest income of approximately $12,000, $1,000, and $ -0-, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $16,000, $1,000, and $ -0-, for the years ended March 31, 2007, 2006, and 2005, respectively.

As of March 31, 2007 and 2006, and during each of the years in the three-year period ended March 31, 2007, there were no impaired loans as defined by SFAS No.
114.

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

                                                                                   YEARS ENDED MARCH 31,
                                                                   ------------------------------------------------------
                                                                             2007                         2006
                                                                   -------------------------    -------------------------

            Balance, beginning                                       $         1,057,000            $       1,575,000
                    Loans originated                                              60,000                      256,000
                    Loans to newly associated parties                            125,000                            -
                    Persons no longer associated                                (187,000)                    (645,000)
                    Collection of principal                                     (317,000)                    (129,000)
                                                                   -------------------------    -------------------------
            Balance, ending                                          $           738,000            $       1,057,000
                                                                   =========================    =========================
The following is an analysis of the allowance for loan losses:

                                                                                       YEARS ENDED MARCH 31,
                                                    ------------------------------------------------------------------------------
                                                          2007                        2006                         2005
                                                    -------------------     -------------------------    -------------------------

            Balance - beginning                         $ 1,260,000                   $ 1,100,000                  $   840,000
                    Provision charged to operations          90,000                       160,000                      260,000
                                                   --------------------     -------------------------    -------------------------
            Balance - ending                            $ 1,350,000                   $ 1,260,000                  $ 1,100,000
                                                   ====================     =========================    =========================

------------------------------------------------------------------------------------------------------------------------------------
                                                        48


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - PREMISES AND EQUIPMENT

                                                                                              MARCH 31,
                                                                    -------------------------------------------------------------
                                                                                2007                            2006
                                                                    ------------------------------   ----------------------------
             Land and land improvements                                               $ 3,248,705                    $ 3,216,225
             Buildings and improvements                                                 6,940,691                      6,892,732
             Furnishings and equipment                                                  2,183,692                      2,415,602
             Leasehold improvements                                                       270,781                        261,998
             Construction in process                                                            -                          4,250
                                                                    ------------------------------   ----------------------------
                                                                                       12,643,869                     12,790,807

             Accumulated depreciation and amortization                                 (4,260,370)                    (3,957,657)
                                                                    ------------------------------   ----------------------------
                                                                                      $ 8,383,499                    $ 8,833,150
                                                                    ==============================   ============================

Included in land and land improvements at March 31, 2007 and 2006 is $0 and $177,000 of land which is being held for future branch expansion.

Rental expenses related to the occupancy of leased premises totaled approximately $75,000, $77,000 and $111,000 for the years ended March 31, 2007, 2006 and 2005, respectively. The minimum obligation under the lease agreements, which expire through May 31, 2011, for each of the years ended March 31 is as follows:

          2008                                  $  70,000
          2009                                     28,000
          2010                                     28,000
          2011                                     28,000
          2012                                      4,000
                                                -----------
                                                $ 158,000
                                                ===========

NOTE 7 - INTEREST RECEIVABLE
                                                                                    MARCH 31,
                                                           -----------------------------------------------------------
                                                                     2007                            2006
                                                           ----------------------------   ----------------------------

             Loans                                            $           1,901,590          $           1,784,830
             Mortgage-backed securities                                     611,290                        753,684
             Investment securities                                        1,930,548                      1,985,518
                                                           ----------------------------   ----------------------------
                                                                          4,443,428                      4,524,032

             Allowance for uncollected interest on loans                     (4,128)                          (243)
                                                           ----------------------------   ----------------------------

                                                              $           4,439,300          $           4,523,789
                                                           ============================   ============================

------------------------------------------------------------------------------------------------------------------------------------
                                                     49



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS
                                                                        MARCH 31,
                              ----------------------------------------------------------------------------------------------
                                                  2007                                             2006
                              ---------------------------------------------   ----------------------------------------------
                               WEIGHTED                                         WEIGHTED
                                AVERAGE                                          AVERAGE
                                 RATE            AMOUNT          PERCENT          RATE             AMOUNT         PERCENT
                              -----------    ----------------  ------------   -----------      ---------------  ------------
Demand accounts:
       Non-interest bearing        0.00 %    $  3,744,659           0.66 %        0.00 %         $   2,132,281      0.37 %
       Crystal Checking            2.68         7,751,031           1.37          2.68              11,112,662      1.94
       NOW                         0.74        19,421,221           3.42          0.74              19,262,543      3.37
       Super NOW                   0.74           177,900           0.03          0.74                 213,925      0.04
       Money Market                3.39        20,966,657           3.69          3.39              17,678,893      3.09
                                             -------------       -------                         --------------   -------

                                   2.04        52,061,468           9.17          2.07              50,400,304      8.81

       Savings and club accounts   1.12       100,666,359          17.74          1.19             126,142,941     22.06

       Certificates of deposit     4.58       414,730,945          73.09          3.65             395,418,858     69.13
                                             -------------       -------                         --------------   ------

                   TOTAL DEPOSITS  3.73 %    $567,458,772         100.00 %        2.96 %         $ 571,962,103    100.00 %
                                             =============       =======                         ==============   ======

Certificates of deposit with balances of $100,000 or more at March 31, 2007 and 2006 totaled approximately $83,805,000 and $69,167,000, respectively.

The scheduled maturities of certificates of deposit are as follows:

                                                  MARCH 31,
                               -----------------------------------------------
                                      2007                      2006
                               ---------------------   -----------------------
                                              (IN THOUSANDS)

One year or less                     $329,668                  $278,912
After one to two years                 53,308                    92,180
After two to three years               18,210                    19,458
After three to four years              12,049                     4,669
After four years to five years          1,496                       200
                               ---------------------     ---------------------
                                     $414,731                  $395,419
                               =====================     =====================

------------------------------------------------------------------------------------------------------------------------------------
                                                50


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:


Interest expense on deposits consists of the following:
                                                                    YEARS ENDED MARCH 31,
                                       ----------------------------------------------------------------------------
                                                2007                       2006                      2005
                                       -----------------------    -----------------------   -----------------------

          Demand                                  $ 1,044,257                  $ 708,164                 $ 308,402
          Savings and club                          1,293,873                  1,858,750                 2,317,207
          Certificates of deposits                 17,248,516                 12,505,527                 8,176,783
                                       -----------------------    -----------------------   -----------------------

                                                  $19,586,646               $ 15,072,441              $ 10,802,392
                                       =======================    =======================   =======================

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

The maturities and weighted average fixed interest rates of FHLB advances were as follows:
                                                                               MARCH 31,
                                       ---------------------------------------------------------------------------------------------
                                                     2007                                               2006
                                       -------------------------------------------     ---------------------------------------------
                                                                    WEIGHTED                                           WEIGHTED
            MATURING DURING                                         AVERAGE                                            AVERAGE
              YEAR ENDING                   BALANCE               INTEREST RATE              BALANCE                INTEREST RATE
------------------------------------   -------------------     -------------------     ---------------------     -------------------

                  2007                  $          -                       - %             $ 12,527,737                    3.37 %
                  2008                    18,672,590                    3.64                 18,672,590                    3.64
                  2009                    18,823,405                    3.94                 18,823,405                    3.94
                  2010                     3,144,518                    4.09                  3,144,518                    4.09
                  2011                     2,991,416                    4.11                  2,991,416                    4.11
                  2012                     1,714,552                    4.05                  1,714,552                    4.05
                                       ----------------     -------------------     ----------------------     -------------------

                                        $ 45,346,481                    3.84 %             $ 57,874,218                    3.74 %
                                       ================     ===================     ======================     ===================

The carrying value of collateral pledged for the above advances was as follows:

                                                                            MARCH 31,
                                                          ----------------------------------------------
                                                                  2007                      2006
                                                          ----------------------     -------------------
        U.S. Government Agency bonds:                                     (IN THOUSANDS)
           Held to maturity                                  $         5,000           $       5,000
                                                          ----------------------     -------------------
                                                                       5,000                   5,000
                                                          ----------------------     -------------------
        Mortgage-backed securities:
           Available for sale                                         43,461                  56,360
           Held to maturity                                                -                     329
                                                          ----------------------     -------------------
                                                                      43,461                  56,689
                                                          ----------------------     -------------------
                                                             $        48,461           $      61,689
                                                          ======================     ===================
------------------------------------------------------------------------------------------------------------------------------------
                                                       51


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB") (CONTINUED)

At March 31, 2007, the Company also had available to it $79.4 million under a revolving overnight line of credit, and $79.4 million under a one-month overnight repricing line of credit agreement with the FHLB. These credits expire on July 31, 2007. At March 31, 2006, the Company had available to it $78.6 million under a revolving overnight line of credit, and $78.6 million under a one-month overnight repricing line of credit agreement with the FHLB which expired on July 31, 2006.

NOTE 10 - REGULATORY CAPITAL

The Savings Bank is subject to various regulatory capital requirements administered by the federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, specific capital guidelines that involve quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices must be met. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined).
Management believes, as of March 31, 2007 and 2006, that the Savings Bank met all capital adequacy requirements to which it was subject.

As of February 27, 2006, the most recent notification from the State of New
Jersey Department of Banking and Insurance, the Savings Bank, based on its actual capital amount as of December 31, 2005, was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Savings Bank must maintain minimum total, risk-based and Tier 1 leverage ratios as set forth in the following table. In the opinion of management, no conditions or events have occurred since that notification that would have changed the Savings Bank's category.

The actual capital amounts and ratios of the Savings Bank are as follows:

                                                                                                OTS REQUIREMENTS
                                                                                ---------------------------------------------------
                                                                                    MINIMUM CAPITAL       FOR CLASSIFICATION AS
                                                               ACTUAL                  ADEQUACY              WELL-CAPITALIZED
                                                      -----------------------   -----------------------  --------------------------
                                                         AMOUNT      RATIO         AMOUNT       RATIO      AMOUNT        RATIO
                                                      -----------  ----------   -----------  ----------  -----------  -------------
                                                                                (DOLLARS IN THOUSANDS)
AS OF MARCH 31, 2007:
      Total capital (to risk-weighted assets)            $144,903       46.70 %    $24,822       8.00 %    $31,027       10.00 %
      Tier 1 capital (to risk-weighted assets)            143,553       46.27       12,411       4.00       18,616        6.00
      Core (tier 1) capital (to adjusted total assets)    143,553       18.27       31,435       4.00       39,293        5.00
      Tangible capital (to adjusted tangible assets)      143,553       18.27       11,788       1.50           -            -

AS OF MARCH 31, 2006:
      Total capital (to risk-weighted assets)            $139,243       47.02 %    $23,689       8.00 %    $29,611        10.00 %
      Tier 1 capital (to risk-weighted assets)            137,983       46.60       11,844       4.00       17,767         6.00
      Core (tier 1) capital (to adjusted total assets)    137,983       17.34       31,839       4.00       39,798         5.00
      Tangible capital (to adjusted tangible assets)      137,420       17.28       11,931       1.50            -            -

------------------------------------------------------------------------------------------------------------------------------------
                                                            52


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - REGULATORY CAPITAL (CONTINUED)

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:

                                                                                            MARCH 31,
                                                                         -------------------------------------------------
                                                                                  2007                      2006
                                                                         -----------------------   -----------------------
                                                                                          (IN THOUSANDS)

       GAAP capital                                                           $         142,603         $         136,616
       Net unrealized losses on securities available for sale                               607                     1,367
       SFAS No. 158 adjustment                                                              343                         -
                                                                         -----------------------   -----------------------
                                                                                        143,553                   137,983
       General valuation allowance                                                        1,350                     1,260
                                                                         -----------------------   -----------------------
       TOTAL RISK-BASED CAPITAL                                               $         144,903         $         139,243
                                                                         =======================   =======================

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:
                                                                                YEARS ENDED MARCH 31,
                                                      --------------------------------------------------------------------------
                                                               2007                     2006                      2005
                                                      -----------------------  -----------------------   -----------------------
Current tax expense:
       Federal income                                     $        1,719,377       $        2,236,829        $        2,958,651
       State income                                                  388,446                  306,269                   788,198
                                                      -----------------------  -----------------------   -----------------------

               TOTAL CURRENT INCOME TAXES                          2,107,823                2,543,098                 3,746,849
                                                      -----------------------  -----------------------   -----------------------
Deferred tax (benefit):
       Federal income                                               (372,286)                (325,702)                 (172,922)
       State income                                                 (384,254)                 (93,763)                  (60,207)
                                                      -----------------------  -----------------------   -----------------------

               TOTAL DEFERRED INCOME TAX (BENEFIT)                  (756,540)                (419,465)                 (233,129)
                                                      -----------------------  -----------------------   -----------------------

                                                          $        1,351,283       $        2,123,633        $        3,513,720
                                                      =======================  =======================   =======================

------------------------------------------------------------------------------------------------------------------------------------
                                                         53


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


NOTE 11 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                YEARS ENDED MARCH 31,
                                                     -------------------------------------------------------------------------
                                                             2007                     2006                      2005
                                                     ----------------------  -----------------------   -----------------------
Federal income tax at the statutory rate                 $       1,299,866        $       1,968,738         $       2,989,836
Increase (decrease) in income taxes resulting from:
    New Jersey income tax, net
        of federal income tax effect                                 2,767                  140,254                   480,474
    Bank owned life insurance income                               (43,750)                       -                         -
    Incentive stock option expense                                  71,049                        -                         -
    Other, net                                                      21,351                   14,641                    43,410
                                                     ----------------------  -----------------------   -----------------------

        TOTAL INCOME TAX EXPENSE                         $       1,351,283        $       2,123,633         $       3,513,720
                                                     ======================  =======================   =======================

Effective income tax rate                                            35.3%                    36.7%                     40.0%
                                                     ======================  =======================   =======================

Deferred tax assets and liabilities consisted of the following:
                                                                                                MARCH 31,
                                                                            -----------------------------------------------
                                                                                    2007                      2006
                                                                            ---------------------   -----------------------
Deferred income tax assets:
       Net unrealized losses on securities available for sale                  $         403,395        $          968,290
       Pension costs                                                                     654,097                   577,321
       Allowance for loan losses                                                         539,190                   503,244
       Benefit plans                                                                     215,027                   159,255
       Depreciation                                                                       90,706                         -
       Post-retirement benefit obligation                                                228,031                         -
       Non-qualified benefit plans                                                       229,864                         -
       Loan fees                                                                           3,292                     5,066
       Employee Stock Ownership Plan                                                     199,560                   136,349
       Supplemental Executive Retirement Plan                                             65,420                    47,106
       NJ net operating loss carryforwards                                               134,829                         -
       NJ AMA carryover                                                                   33,257                         -
       Other                                                                              14,355                    13,518
                                                                            ---------------------   -----------------------
               TOTAL DEFERRED TAX ASSETS                                               2,811,023                 2,410,149

Deferred income tax liabilities - depreciation                                                 -                    18,802
                                                                            ---------------------   -----------------------

               NET DEFERRED TAX ASSET INCLUDED IN OTHER ASSETS                 $       2,811,023        $        2,391,347
                                                                            =====================   =======================

------------------------------------------------------------------------------------------------------------------------------------
                                                        54

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The Savings Bank has New Jersey net operating loss carryforwards in the amount of approximately $2,270,000, which expire through 2014.

Retained earnings at March 31, 2007 and 2006, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses will result in income for tax purposes only, and will be subject to income tax at the then current rate.

NOTE 12 - EMPLOYEE BENEFIT PLANS

ESOP

     Effective upon the consummation of the Savings Bank's reorganization in March 2004, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Savings Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $10,990,970 in proceeds from a term loan obtained from the Company to purchase 1,099,097 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%. Each year, the Savings Bank intends to make discretionary contributions to the ESOP which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

     Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

     The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $802,000, $759,000 and $865,000 for the years ended March 31, 2007, 2006 and 2005, respectively.

     The ESOP shares were as follows:

                                                       MARCH 31,
                                    --------------------------------------------
                                             2007                    2006
                                    --------------------    --------------------
Allocated shares                           218,622                  153,546
Shares committed to be released              9,791                   10,154
Unearned shares                            860,962                  934,235
                                   ---------------------    --------------------

       TOTAL ESOP SHARES                 1,089,375                1,097,935
                                   =====================    ====================

Fair value of unearned shares          $10,279,886               $9,986,972
                                   =====================    ====================

--------------------------------------------------------------------------------
                                       55

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

SECTION 401(K) PLAN

     The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code ("IRC"), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2007, 2006, and 2005, was approximately $63,000, $63,000 and $51,000, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

     Effective upon the consummation of the Savings Bank's reorganization in March 2004, a SERP was established. The plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Savings Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant's behalf. A participant's benefits generally become payable upon a change in control of the Savings Bank and the Company. The SERP expense for the years ended March 31, 2007, 2006, and 2005, was approximately $46,000, $39,000 and $68,000, respectively. At March 31, 2007 and 2006, the accrued SERP liability was $164,000 and $118,000, respectively.


NOTE 13 - STOCK-BASED COMPENSATION

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. 20% of the shares awarded were immediately vested, with an additional 20% becoming vested annually thereafter. During the years ended March 31, 2007 and 2006, approximately $1,332,000 and $1,595,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $532,000 and $637,000 of income tax benefits resulting from this expense for the years ended March 31, 2007 and 2006, respectively.


--------------------------------------------------------------------------------
                                       56

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

The following is a summary of the status of the Company's restricted shares for the years ended March 31, 2007 and 2006:

                                                         Weighted Average
                                       Restricted           Grant Date
                                         Shares             Fair Value
                               -------------------    ---------------------
Granted December 7, 2005                  585,231               $10.22
       Vesting                           (117,046)               10.22
                               -------------------    ---------------------
Non-vested at March 31, 2006              468,185                10.22
       Vesting                           (134,579)               10.22
       Granted                                  -                    -
       Forfeited                          (21,065)               10.22
                               -------------------    ---------------------
Non-vested at March 31, 2007              312,541               $10.22
                               ===================    =====================

For the year ended March 31, 2007, 3,113 shares of restricted stock were forfeited by participants due to the participants' discontinued employment with the Savings Bank. In addition, 17,952 shares of restricted stock that had been previous awarded were forfeited by a participant due to the participant's retirement. No shares were forfeited during the year ended March 31, 2006. The Company may consider awarding these such shares at a later day.

Expected future compensation expense relating to the 313,000 non-vested restricted shares outstanding at March 31, 2007 is $2,839,000 over a weighted average period of 2.7 years.

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, 20% of the options awarded were vested, with an additional 20% becoming vested annually thereafter. In February 2006, the Company's Board of Directors approved the acceleration of the second 20% of the option grants so that those options became fully vested as of March 31, 2006. During the year ended March 31, 2007, approximately $784,000, in stock option expense was recorded net of income tax benefit of $230,000.

--------------------------------------------------------------------------------
                                       57


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:
                                                                                           Weighted Average          Aggregate
                                          Number of             Weighted Average              Remaining              Intrinsic
                                        Stock Options            Exercise Price           Contractual Term             Value
                                    ----------------------   -----------------------  ------------------------ ---------------------
Balance at March 31, 2005                           -
Granted                                     1,483,510              $        10.24
                                    ----------------------   -----------------------
Balance at March 31, 2006                   1,483,510              $        10.24
                                    ----------------------   -----------------------
Exercised                                      (2,392)                      10.24                                     $       742
Forfeited or cancelled                        (48,465)                      10.24

                                    ----------------------   -----------------------
Outstanding at March 31, 2007               1,432,653              $        10.24              8.42 Years               2,435,510
                                    ======================   =======================
Exercisable at March 31, 2007                 635,889              $        10.24              8.42 Years               1,081,011
                                    ======================   =======================

No options expired during the years ended March 31, 2007 and 2006. Shares issued upon the exercise of stock options are issued from treasury stock. The Company has an adequate number of treasury shares available for future stock option exercises. Expected future compensation expense relating to the 797,000 non-vested options outstanding at March 31, 2007 is $811,000 over a weighted average period of 2.4 years.

The fair value of the options granted on August 31, 2005, as computed using the Black-Scholes option-pricing model, was determined to be $2.38 per option based upon the following underlying assumptions: a risk-free interest rate, expected option life, expected stock price volatility, and dividend yield of 4.11%, 6.0 years, 21.56%, and 1.95%, respectively.

NOTE 14 - DEFINED BENEFIT PLANS

The following table summarizes the impact of the adoption of SFAS No. 158 on individual line items in the consolidated statement of financial condition as of
March 31, 2007:
                                                                            IMPACT OF SFAS
                                                                            NO. 158 ADOPTION
                                                BEFORE ADOPTION                 INCREASE                  AFTER ADOPTION
                                                OF SFAS NO. 158                (DECREASE)                OF SFAS NO. 158
                                           --------------------------  ---------------------------   -------------------------
Other assets                                     $    3,626,534             $       (334,709)           $      3,291,825
Total assets                                        805,376,584                     (334,709)                805,041,875
Other liabilities and accrued expenses                3,521,676                        8,193                   3,529,869
Total liabilities                                   620,436,038                        8,193                 620,444,231
Accumulated other comprehensive (loss)                 (606,607)                    (342,902)                   (949,509)
Total stockholders' equity                          184,940,546                     (342,902)                184,597,644

------------------------------------------------------------------------------------------------------------------------------------
                                                        58


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The measurement dates used to value the plan were January 1, 2007 and 2006, respectively.

The following table sets forth the funded status for the Directors' Retirement
Plan and amounts recognized in the consolidated statements of financial condition.
                                                                                        MARCH 31,
                                                                  --------------------------  ---------------------------
                                                                            2007                         2006
                                                                  --------------------------  ---------------------------
Change in projected benefit obligations:
           Benefit obligation - beginning                             $           2,210,149       $            1,858,731
                  Service cost                                                       19,124                       15,492
                  Interest cost                                                     128,240                      102,368
                  Actuarial (gain) loss                                            (257,606)                     257,558
                  Benefits paid                                                     (21,416)                     (24,000)
                  Plan amendments                                                         -                            -
                                                                  --------------------------  ---------------------------

           Benefit obligation - ending                                            2,078,491                    2,210,149
                                                                  --------------------------  ---------------------------

Change in plan assets:
           Fair value of plan assets - beginning                                          -                            -
                  Employer contribution                                              21,416                       24,000
                  Benefits paid                                                     (21,416)                     (24,000)
                                                                  --------------------------  ---------------------------

           Fair value of plan assets - ending                                             -                            -
                                                                  --------------------------  ---------------------------

Funded status                                                                    (2,078,491)                  (2,210,149)
Unrecognized prior service cost                                                           -                      579,712
Unrecognized net loss                                                                     -                      467,401
Additional minimum pension liability                                                      -                     (562,740)
                                                                  --------------------------  ---------------------------

(Accrued) pension cost included in other liabilities                  $          (2,078,491)      $           (1,725,776)
                                                                  ==========================  ===========================

Assumptions:
           Discount rate                                                              6.25%                       5.875%
           Rate of increase in compensation                                           4.00%                       4.000%


------------------------------------------------------------------------------------------------------------------------------------
                                                        59


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN (CONTINUED)

At March 31, 2007 and 2006, an intangible pension asset of $ - and $562,740, respectively, which is the result of the recording of the additional minimum pension liability, is included in other assets.

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2008, totaling approximately $94,000. At March 31, 2007, benefit payments expected to be paid under the plan are as follows (in thousands):

   Year ending March 31:
           2008                              $    94
           2009                                  102
           2010                                  110
           2011                                  136
           2012                                  149
        2013-2016                              1,051
                                             -------
                                             $ 1,642
                                             =======

Net periodic pension cost for the plan included the following components:

                                                                                YEARS ENDED MARCH 31,
                                                   --------------------------------------------------------------------------------
                                                            2007                       2006                         2005
                                                   -----------------------  ---------------------------   -------------------------

 Service cost                                         $            19,124          $            15,492         $            49,052
 Interest cost                                                    128,240                      102,368                     112,296
 Net amortization and deferral                                    108,836                       88,264                      93,096
                                                   -----------------------  ---------------------------   -------------------------

        NET PERIODIC PENSION COST  INCLUDED IN
           DIRECTORS' COMPENSATION                    $           256,200          $           206,124         $           254,444
                                                   =======================  ===========================   =========================

 Assumption:
        Discount rate                                              5.875%                       6.125%                      6.375%
        Rate of increase in compensation                           4.000%                       4.000%                      4.000%

At March 31, 2007, unrecognized net loss of $187,012 and unrecognized prior service cost of $493,656 were included in accumulated other comprehensive loss in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2008, $86,052 of prior service cost is expected to be recognized as a component of net periodic pension cost.

------------------------------------------------------------------------------------------------------------------------------------
                                                        60


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January
1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. Due to the death of the former president in February 2005, his surviving spouse has begun and will continue to receive annual payments of $35,000 through December 31, 2008. The plan shall also provide coverage under a health insurance plan for the former president's spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were January 1, 2007 and 2006, respectively.

The following table sets forth the funded status for the Former President's
Retirement Plan and amounts recognized in the consolidated statements of financial condition:
                                                                                        MARCH 31,
                                                                    -----------------------------------------------
                                                                            2007                     2006
                                                                    ----------------------   ----------------------
         Change in projected benefit obligations:
              Benefit obligation - beginning                           $          161,885        $         188,752
                   Interest cost                                                    8,924                   11,024
                   Actuarial loss (gain)                                             (548)                   1,938
                   Benefits paid                                                  (40,120)                 (39,829)
                                                                    ----------------------   ----------------------

         Benefit obligation - ending                                              130,141                  161,885
                                                                    ----------------------   ----------------------
         Change in plan assets:
              Fair value of plan assets - beginning                                     0                        0
                   Employer contribution                                           40,120                   39,829
                   Benefits paid                                                  (40,120)                 (39,829)
                                                                    ----------------------   ----------------------

              Fair value of plan assets - ending                                        0                        0
                                                                    ----------------------   ----------------------

         Funded status                                                           (130,141)                (161,885)
         Unrecognized net (gain)                                                        -                 (120,550)
                                                                    ----------------------   ----------------------

         (Accrued) pension cost included in other liabilities          $         (130,141)       $        (282,435)
                                                                    ======================   ======================

         Assumed discount rate                                                       6.25%                   5.875%
                                                                    ======================   ======================


------------------------------------------------------------------------------------------------------------------------------------
                                                       61


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the Plan during the year ending March 31, 2008, totaling approximately $40,000. At March 31, 2007, benefit payments expected to be paid under the Plan are as follows (in thousands):

             Year ending March 31:
                     2008                          $         40
                     2009                                    31
                     2010                                     6
                     2011                                     6
                     2012                                     6
                   2013-2016                                 31
                                                  --------------
                                                   $        120
                                                  ==============

Net periodic pension cost for the Plan included the following components:

                                                                       YEARS ENDED MARCH 31,
                                                 ----------------------------------------------------------------------
                                                         2007                    2006                     2005
                                                 ---------------------  ----------------------   ----------------------
         Interest cost                              $           8,924      $           11,024       $           25,076
         Net amortization and deferral                        (11,360)                (12,796)                   1,672
                                                 ---------------------  ----------------------   ----------------------
                   NET PERIODIC COST (BENEFIT)      $          (2,436)     $           (1,772)      $           26,748
                                                 =====================  ======================   ======================

         Assumed discount rate                                 5.875%                  6.125%                   6.375%
                                                 =====================  ======================   ======================

At March 31, 2007, unrecognized net (gain) of ($109,735) was included in accumulated other comprehensive loss in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2008, $10,188 of the net (gain) is expected to be recognized as a component of net periodic pension cost (benefit).

--------------------------------------------------------------------------------
                                       62


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of financial instruments are as follows:

                                                                                 MARCH 31,
                                                   ---------------------------------------------------------------------------------
                                                                     2007                                        2006
                                                   ------------------------------------------- -------------------------------------
                                                        CARRYING                                    CARRYING
                                                         VALUE                FAIR VALUE              VALUE             FAIR VALUE
                                                   --------------------  --------------------- -------------------- ----------------
                                                                                     (IN THOUSANDS)
Financial assets:

          Cash and cash equivalents                       $ 41,105            $ 41,105             $ 22,623            $ 22,623
          Securities available for sale:
                     Investment                              4,981               4,981               39,555              39,555
                     Mortgage-backed                        45,790              45,790               54,401              54,401
          Securities held to maturity:
                     Investment                            164,989             164,084              169,985             166,762
                     Mortgage-backed                        90,100              88,802              123,909             120,745
          Loans receivable                                 418,616             409,976              403,682             395,626
          Federal Home Loan Bank of New York stock           3,217               3,217                3,780               3,780
          Interest receivable                                4,439               4,439                4,524               4,524

Financial liabilities:
          Deposits                                         567,459             569,003              571,962             572,539
          FHLB advances                                     45,346              44,634               57,874              56,268
          Interest payable                                     195                 195                  232                 232


NOTE 16 - COMMITMENTS AND CONTINGENCIES

The Company, Savings Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Savings Bank's customers. These financial instruments primarily include commitments to originate and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial statements.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Savings Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Savings Bank, upon extension of credit, is based on management's credit evaluation of the counterparty.

The Savings Bank, at March 31, 2007, had outstanding commitments to originate loans totaling approximately $3,819,000, which included $1,015,000 for fixed-rate mortgage loans with interest rates of 6.125%, $2,626,000 for an adjustable rate commercial mortgage loan with an initial rate of 6.15%, and $178,000 for fixed rate second mortgage loans with interest rates ranging from 6.00% to 6.25%. Outstanding loan commitments at March 31, 2006 totaled
$9,643,000. These commitments generally expire in three months or less.

------------------------------------------------------------------------------------------------------------------------------------
                                                       63


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

At March 31, 2007, the Savings Bank had an outstanding commitment of $5,598,000 to purchase fixed rate mortgage loans at a weighted average rate of 6.08 %, and an outstanding commitment to purchase a $117,000 participation in a $1.2 million loan with an initial rate to be fixed at a margin of 3.25% over the current US.
Treasury Securities 10 years constant maturity rate. There were no such commitments outstanding at March 31, 2006.

At March 31, 2007 and 2006, undisbursed funds from approved lines of credit under a homeowners' equity lending program amounted to approximately $2,505,000 and $2,400,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

At March 31, 2007, the Savings Bank had a contract outstanding to purchase land and a building for $950,000 that will be the future site of a new branch office.
There was no such commitment outstanding at March 31, 2006.

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


NOTE 17 - COMPREHENSIVE INCOME

The components of accumulated other comprehensive (loss) included in stockholders' equity are as follows:
                                                                                   YEARS ENDED MARCH 31,
                                                                    ----------------------------------------------------
                                                                              2007                        2006
                                                                    -------------------------    -----------------------
Net unrealized (loss) on securities available for sale                  $         (1,010,002)       $        (2,424,362)

           Tax effect                                                                403,395                    968,290
                                                                    -------------------------    -----------------------
                   Net of tax amount                                                (606,607)                (1,456,072)
                                                                    -------------------------    -----------------------

Adjustments to initially apply SFAS No. 158                                         (570,933)                         -
           Tax effect                                                                228,031                          -
                                                                    -------------------------    -----------------------
                   Net of tax amount                                                (342,902)                         -
                                                                    -------------------------    -----------------------
Accumulated other comprehensive (loss)                                  $           (949,509)       $        (1,456,072)
                                                                    =========================    =======================

------------------------------------------------------------------------------------------------------------------------------------
                                                        64


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings
Bancorp, Inc. (Parent company only) as of March 31, 2007 and 2006 and for the periods then ended.

                                        STATEMENTS OF CONDITION

                                                                                           MARCH 31,
                                                                 ------------------------------------------------------------
                                                                             2007                           2006
                                                                 ------------------------------ -----------------------------
                                              ASSETS
Cash and due from banks                                             $               12,727,888      $             15,954,672
Investment securities:
       Available for sale                                                                    -                    14,851,300
       Held to maturity                                                             19,989,209                    19,985,390
Loan receivable from Savings Bank                                                    9,359,240                     9,953,316
Investment in subsidiary                                                           142,603,213                   136,616,230
Interest receivable                                                                    372,084                       529,591
Other assets                                                                            71,663                       136,167
                                                                 ------------------------------ -----------------------------

       TOTAL ASSETS                                                 $              185,123,297      $            198,026,666
                                                                 ============================== =============================

                LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                   $                  525,653      $                278,340

Stockholders' equity                                                               184,597,644                   197,748,326
                                                                 ------------------------------ -----------------------------

       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $              185,123,297      $            198,026,666
                                                                 ============================== =============================


------------------------------------------------------------------------------------------------------------------------------------
                                                        65



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)


                                          STATEMENTS OF INCOME

                                                                                        YEARS ENDED MARCH 31,
                                                                ------------------------------------------------------------------
                                                                         2007               2006                   2005
                                                                -------------------- -------------------- ------------------------
Interest income:
       Loans                                                      $         382,273      $        405,348     $        432,572
       Securities                                                           826,989             1,171,977            1,117,362
       Other                                                                 41,149               191,184              159,926
                                                                -------------------- --------------------- --------------------

       TOTAL INTEREST INCOME                                              1,250,411             1,768,509            1,709,860

Non-interest expenses                                                       536,965               597,455              599,175
                                                                -------------------- --------------------- --------------------

       INCOME BEFORE INCOME TAX EXPENSE AND
                EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY              713,446             1,171,054            1,110,685

Income tax expense                                                          286,802               466,813              445,205
                                                                -------------------- --------------------- --------------------

       INCOME BEFORE EQUITY IN UNDISTRIBUTED
                EARNINGS OF SUBSIDIARY                                      426,644               704,241              665,480

Equity in undistributed earnings of subsidiary                            2,045,207             2,962,531            4,614,434
                                                                -------------------- --------------------- --------------------

       NET INCOME                                                 $       2,471,851      $      3,666,772     $      5,279,914
                                                                ==================== ===================== ====================


------------------------------------------------------------------------------------------------------------------------------------
                                                        66


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)


                                        STATEMENTS OF CASH FLOW

                                                                                              YEARS ENDED MARCH 31,
                                                                               -----------------------------------------------------
                                                                                      2007             2006              2005
                                                                               ---------------- ----------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES
       Net income                                                                   $ 2,471,851         $ 3,666,772    $ 5,279,914
       Adjustments to reconcile net income to net cash provided by operating activities:
                Accretion of discounts                                                   (3,819)             (3,658)        (3,607)
                Decrease (increase) in interest receivable                              157,507              62,003       (557,868)
                Decrease (increase) in other assets                                       5,114               6,454        (83,229)
                Increase in other liabilities                                           247,312              21,821        221,020
                Increase in deferred compensation obligation under Rabbi Trust           33,090              45,389              -
                Equity in undistributed earnings of subsidiary                       (2,045,207)         (2,962,531)    (4,614,434)
                                                                               ----------------- ------------------- --------------

       NET CASH PROVIDED BY OPERATING ACTIVITIES                                        865,848             836,250        241,796
                                                                               ----------------- ------------------- --------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Proceeds of repayment of investment securities available for sale             15,000,000          10,000,000              -
       Purchase of investment securities:
                Available for sale                                                            -                   -    (25,000,000)
                Held to maturity                                                              -                   -    (19,978,125)
       Loan to Clifton MHC                                                                    -                   -       (250,000)
       Repayment of loan receivable from Savings Bank                                   594,076             571,226        716,428
       Cash dividends paid on unallocated ESOP shares used to repay
         loan receivable from Savings Bank                                             (188,878)           (203,605)             -
                                                                               ----------------- ------------------- --------------

       NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES                           15,405,198          10,367,621    (44,511,697)
                                                                               ----------------- ------------------- --------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Cash dividends paid                                                           (2,384,639)         (2,492,484)    (1,769,546)
       Purchase of treasury stock                                                   (16,890,512)         (8,689,942)             -
       Sale of treasury stock to Savings Bank to fund restricted
          stock awards                                                                        -           5,981,060              -
       Exercise of stock option                                                          24,494                   -              -
       Purchase of forfeited restricted stock awards                                   (247,173)                  -              -
                                                                               ----------------- ------------------- --------------

       NET CASH (USED IN) FINANCING ACTIVITIES                                      (19,497,830)         (5,201,366)    (1,769,546)
                                                                               ----------------- ------------------- --------------

       NET CASH (DECREASE) INCREASE) IN CASH AND CASH EQUIVALENTS                    (3,226,784)          6,002,505    (46,039,447)

CASH AND CASH EQUIVALENTS - BEGINNING                                                15,954,672           9,952,167     55,991,614
                                                                               ----------------- ------------------- --------------

CASH AND CASH EQUIVALENTS - ENDING                                                 $ 12,727,888        $ 15,954,672  $   9,952,167
                                                                               ================= =================== ==============


------------------------------------------------------------------------------------------------------------------------------------
                                                        67


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)
                                                                                              QUARTER ENDED
                                                                      --------------------------------------------------------------
                                                                         JUNE 30,     SEPTEMBER 30,   DECEMBER 31,      MARCH 31,
                                                                           2006           2006            2006            2007
                                                                      -------------- --------------- --------------- ---------------
                                                                               (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                                         $     9,195    $   9,398       $   9,513       $   9,414
Interest expense                                                              4,917        5,299           5,688           5,696
                                                                      -------------- --------------- --------------- ---------------

            NET INTEREST INCOME                                               4,278        4,099           3,825           3,718

Provision for loan losses                                                        50           20              10              10
Non-interest income                                                              64           69              54             186
Non-interest expenses                                                         3,061        3,061           2,985           3,273
Income taxes                                                                    460          401             325             165
                                                                      -------------- --------------- --------------- ---------------

            NET INCOME                                                  $       771    $     686       $     559       $     456
                                                                      ============== =============== =============== ===============

Net income per common share - basic and diluted                         $      0.03    $    0.02       $    0.02       $    0.02
                                                                      ============== =============== =============== ===============

Dividends per common share                                              $      0.05    $    0.05       $    0.05       $    0.05
                                                                      ============== =============== =============== ===============

Weighted average number of common shares and common stock equivalents outstanding:
               Basic                                                         28,663       28,374          28,200          27,902
                                                                      ============== =============== =============== ===============

               Diluted                                                       28,700       28,460          28,430          28,111
                                                                      ============== =============== =============== ===============

------------------------------------------------------------------------------------------------------------------------------------
                                                        68



CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)
                                                                                              QUARTER ENDED
                                                                      --------------------------------------------------------------
                                                                         JUNE 30,     SEPTEMBER 30,   DECEMBER 31,      MARCH 31,
                                                                           2005          2005            2005            2006
                                                                      -------------- --------------- --------------- ---------------
                                                                               (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

Interest income                                                         $ 8,627        $ 8,885         $ 8,804         $ 9,036
Interest expense                                                          3,874          4,376           4,623           4,699
                                                                      -------------- --------------- --------------- ---------------

            NET INTEREST INCOME                                           4,753          4,509           4,181           4,337

Provision for loan losses                                                   100             50              10               0
Non-interest income                                                          78             62              60              65
Non-interest expenses                                                     2,682          2,564           3,846           3,002
Income taxes                                                                771            734             101             518
                                                                      -------------- --------------- --------------- ---------------

            NET INCOME                                                  $ 1,278        $ 1,223         $   284         $   882
                                                                      ============== =============== =============== ===============

Net Income per common share - basic and diluted                         $  0.04        $  0.04         $  0.01         $  0.03
                                                                      ============== =============== =============== ===============

Dividends per common share                                              $  0.05        $  0.05         $  0.05         $  0.05
                                                                      ============== =============== =============== ===============

Weighted average number of common shares and common stock equivalents outstanding:
               Basic                                                     29,477         29,247          28,932          28,972
                                                                      ============== =============== =============== ===============

               Diluted                                                   29,477         29,248          28,936          28,990
                                                                      ============== =============== =============== ===============


------------------------------------------------------------------------------------------------------------------------------------
                                                       69

                             STOCK PERFORMANCE GRAPH

                          CLIFTON SAVINGS BANCORP, INC






                             [GRAPHIC APPEARS HERE]



                                                                            PERIOD ENDING
                                       ----------------------------------------------------------------------------------------
    INDEX                                    03/04/04      03/31/05       09/30/05      03/31/06       09/30/06       03/31/07
   ----------------------------------------------------------------------------------------------------------------------------
    Clifton Savings Bancorp, Inc.              100.00         92.54          85.94         90.06          95.40         102.36
    NASDAQ Composite                           100.00         97.28         104.70        113.85         109.89         117.84
    SNL Thrift Index                           100.00         97.34          99.34        109.64         115.63         115.92
    SNL MHC Thrift Index                       100.00        100.94         103.83        115.83         131.89         142.76


                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., on August 9, 2007 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

STOCK LISTING

         Clifton Savings Bancorp, Inc. common stock is listed on the Nasdaq Global Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

                                     2007                                 2006
                        --------------------------------    ---------------------------------
                                              DIVIDEND                             DIVIDEND
QUARTER ENDED              HIGH       LOW     DECLARED         HIGH       LOW      DECLARED
-------------              ----       ---     --------         ----       ---      --------
June 30                   $10.83     $10.26     $0.05         $11.10     $10.01       $0.05
September 30               11.35      10.58      0.05          10.82      10.18        0.05
December 31                12.23      11.20      0.05          10.45      10.06        0.05
March 31                   12.33      11.15      0.05          10.69      10.06        0.05

         At May 31, 2007 there were 1,608 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

         Bart D'Ambra
         Clifton Savings Bancorp, Inc.
         1433 Van Houten Avenue
         Clifton, New Jersey 07015
         (973) 473-2200

ANNUAL AND OTHER REPORTS

         A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2007, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

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

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016


                                                DIRECTORS AND OFFICERS

            DIRECTORS OF
   CLIFTON SAVINGS BANCORP, INC.,              EXECUTIVE OFFICERS OF
          CLIFTON MHC AND                  CLIFTON SAVINGS BANCORP, INC.                    OFFICERS OF
    CLIFTON SAVINGS BANK S.L.A.                   AND CLIFTON MHC                  CLIFTON SAVINGS BANK, S.L.A.
-------------------------------------    ----------------------------------    --------------------------------------

JOHN A. CELENTANO, JR.                   JOHN A. CELENTANO, JR.                JOHN A. CELENTANO, JR.
     CHAIRMAN OF THE BOARD AND                CHAIRMAN OF THE BOARD AND             CHAIRMAN OF THE BOARD
     CHIEF EXECUTIVE OFFICER -                CHIEF EXECUTIVE OFFICER
     CLIFTON SAVINGS BANCORP, INC.                                             WALTER CELUCH
     AND CLIFTON MHC                     WALTER CELUCH                              PRESIDENT, CHIEF EXECUTIVE
     CHAIRMAN OF THE BOARD -                  PRESIDENT - CLIFTON SAVINGS           OFFICER AND SECRETARY
     CLIFTON SAVINGS BANK, S.L.A.             BANCORP, INC. AND CLIFTON
                                              MHC AND CORPORATE                BART D'AMBRA
THOMAS A. MILLER                              SECRETARY (CLIFTON SAVINGS            EXECUTIVE VICE PRESIDENT AND CHIEF
     OWNER - THE T.A.  MILLER &               BANCORP, INC.)                        OPERATING OFFICER
     CO., INC.
                                         CHRISTINE R. PIANO, CPA               STEPHEN A. HOOGERHYDE
CYNTHIA SISCO PARACHINI                       CHIEF FINANCIAL OFFICER AND           EXECUTIVE VICE PRESIDENT AND CHIEF LENDING
     PROPERTY MANAGEMENT                      TREASURER                             OFFICER

JOHN H. PETO                             BART D'AMBRA                          CHRISTINE R.  PIANO, CPA
     REAL ESTATE INVESTOR                     CORPORATE SECRETARY -                 EXECUTIVE VICE PRESIDENT AND CHIEF
                                              CLIFTON MHC                           FINANCIAL OFFICER
CHARLES J. PIVIROTTO
     MANAGING SHAREHOLDER-                                                     SUSAN L. HORANT
     PIVIROTTO &                                                                    VICE PRESIDENT AND SECURITY OFFICER
     FOSTER,CPA'S PA
                                                                               ELEANOR BAKELAAR-MENNITI
JOSEPH C. SMITH                                                                     VICE PRESIDENT AND N.O.W.
     PRESIDENT - SMITH-SONDY ASPHALT                                                ADMINISTRATOR
     CONSTRUCTION CO.
                                                                               JOSEPHINE T. SCAVONE
JOHN STOKES                                                                         VICE PRESIDENT AND HUMAN
     GENERAL PARTNER - O.I.R.                                                       RESOURCE ADMINISTRATOR
     REALTY CO.
                                                                               LINDA FISHER
                                                                                    VICE PRESIDENT AND LOAN
                                                                                    OFFICER

                                                                               COLEEN KELLEY
                                                                                    VICE PRESIDENT AND IRA
                                                                                    ADMINISTRATOR

                                                                               TED MUNLEY
                                                                                    VICE PRESIDENT AND BRANCH
                                                                                    COORDINATOR

                                                                               NANCY NA
                                                                                    VICE PRESIDENT AND
                                                                                    CONTROLLER

                                                                               BERNADETTE MCDONALD
                                                                                    VICE PRESIDENT AND TREASURER





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