Form 10-K, Exhibit 13
period 2008-03-31
CLIFTON SAVINGS BANCORP INC
filed 2008-06-13
CIK 1240581


                 Selected Consolidated Financial and Other Data

         The following table sets forth certain consolidated summary historical financial information concerning the financial position of Clifton Savings
Bancorp, Inc. including its subsidiaries, Clifton Savings Bank and Botany Inc., for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc. appearing later in this annual report.

                                                                      At March 31,
                                               -------------------------------------------------------------
                                                 2008         2007         2006         2005         2004
                                               ---------    ---------    ---------    ---------    ---------
                                                                 (Dollars in thousands)
FINANCIAL CONDITION DATA:
Total assets............................        $899,056     $805,042     $834,880     $841,877     $742,308
Loans receivable, net...................         420,619      418,616      403,682      354,162      249,459
Cash and cash equivalents...............          52,231       41,105       22,623       31,121      144,657
Securities..............................         380,878      305,860      387,850      435,854      330,887
Deposits................................         576,722      567,459      571,962      556,453      537,002
FHLB advances...........................         142,306       45,346       57,874       75,263            -
Total equity............................         172,355      184,598      197,748      203,173      199,907

                                                                  Year Ended March 31,
                                               -------------------------------------------------------------
                                                 2008         2007         2006         2005          2004
                                               ---------    ---------    ---------    ---------    ---------
                                                     (Dollars in thousands, except per share data)
OPERATING DATA:
Interest income.........................        $ 38,570     $ 37,520     $ 35,352     $ 31,369     $ 25,698
Interest expense........................          24,485       21,600       17,572       12,397       11,716
                                               ---------    ---------    ---------    ---------    ---------
Net interest income.....................          14,085       15,920       17,780       18,972       13,982
                                                      90           90          160          260         (100)
                                               ---------    ---------    ---------    ---------    ---------
Provision for (recovery of) loan losses.
Net interest income after
   provision for (recovery of) loan losses        13,995       15,830       17,620       18,712        14,082
Noninterest income......................           1,138          373          265          361           291
Noninterest expense.....................          12,125       12,380       12,094       10,279         8,183
                                               ---------    ---------    ---------    ---------    ---------
Earnings before income taxes............           3,008        3,823        5,791        8,794         6,190
Total income taxes......................             636        1,351        2,124        3,514         2,501
                                               ---------    ---------    ---------    ---------    ---------
Net earnings............................        $  2,372     $  2,472     $  3,667     $  5,280     $   3,689
                                               =========    =========    =========     ========     =========
Basic and diluted earnings per share ..         $   0.09     $   0.09     $   0.13     $   0.18     $    0.13
                                               =========    =========    =========     ========     =========


                                                               At or For the Year Ended March 31,
                                           ---------------------------------------------------------------------------
                                               2008             2007           2006          2005           2004
                                           --------------  --------------- ------------- -------------  --------------
PERFORMANCE RATIOS:
Return on average assets................        0.29%           0.30%           0.43%         0.67%          0.57%
Return on average equity................        1.34%           1.29%           1.83%         2.62%          4.37%
Interest rate spread (1)................        1.09%           1.23%           1.52%         1.96%          2.01%
Net interest margin (2).................        1.82%           2.01%           2.16%         2.48%          2.23%
Noninterest expense to average assets...        1.49%           1.51%           1.43%         1.30%          1.25%
Efficiency ratio (3)....................       79.65%          75.98%          67.02%        53.35%         57.33%
Average interest-earning assets to
   average interest-bearing liabilities.        1.23x           1.29x           1.30x         1.32x          1.11x
Average equity to average assets........       21.65%          23.49%          23.76%        25.48%         12.94%
Earnings per share......................       $0.09           $0.09           $0.13         $0.18          $0.13
Dividends per share.....................       $0.20           $0.20           $0.20         $0.14           N/A
Dividend payout ratio (4)...............       86.97%          96.48%          67.96%        33.52%          N/A

CAPITAL RATIOS (5):
Tangible capital........................       16.71%          18.27%          17.28%        17.52%         17.83%
Core capital............................       16.71%          18.27%          17.34%        17.56%         17.90%
Risk-based capital......................       45.02%          46.70%          47.02%        50.83%         57.71%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans....................        0.34%           0.32%           0.31%         0.31%          0.34%
Allowance for loan losses as a percent of
   nonperforming loans..................      543.40%         523.26%       12600.00%    110000.00%        688.52%
Net charge-offs to average outstanding
   loans during the period..............        0.00%           0.00%           0.00%         0.00%          0.00%
Nonperforming loans as a percent of
   total loans..........................        0.06%           0.06%           0.00%         0.00%          0.05%
Nonperforming assets as a percent of
   total assets.........................        0.03%           0.03%           0.00%         0.00%          0.02%

OTHER DATA:
Number of:
   Real estate loans outstanding........       2,250           2,284           2,266         2,173          1,886
   Deposit accounts.....................      32,633          34,410          35,658        34,709         34,916
   Full service customer service
        facilities......................          10              10              10            10             10

------------------------------------
(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of assets.
(4) Clifton Savings operated as a mutual institution prior to March 3, 2004 and did not pay any dividends as a public company through March 31, 2004.
(5)  Bank only.

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

         This section contains certain "forward-looking statements" within the meaning of the federal securities laws. These statements are not historical facts, but, rather are statements based on Clifton Savings Bancorp, Inc.'s current expectations regarding its business strategies, intended results and future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

         Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could affect actual results include interest rate trends, the general economic climate in the market area in which Clifton Savings Bancorp operates, as well as nationwide, Clifton Savings Bancorp's ability to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state legislation and regulation. These factors should be considered in evaluating the forward-looking statements and undue reliance should not be placed on such statements. Clifton Savings Bancorp assumes no obligation to update any forward-looking statements.

OVERVIEW

         INCOME. We have two primary sources of pre-tax income. The first is net interest income. Net interest income is the difference between interest income (which is the income that we earn on our loans and investments) and interest expense (which is the interest that we pay on our deposits and borrowings).

         To a much lesser extent, we also recognize pre-tax income from fee and service charge income - the compensation we receive from providing products and services, and the increase in the cash surrender value of bank owned life insurance. Most of our fee and service charge income comes from service charges on deposit accounts and fees for late loan payments. We also earn fee and service charge income from ATM charges and other fees and charges. The cash surrender value of bank owned life insurance is recorded in the consolidated statement of financial condition as an asset and the change in cash surrender value is recorded as non-interest income.

         EXPENSES. The expenses we incur in operating our business consist of salary and employee benefits expenses, occupancy expenses, equipment expenses, directors' compensation, advertising expenses, legal expenses, federal insurance premiums, and other miscellaneous expenses.

         Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits.

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

         Legal expenses include attorneys' fees related to litigation, corporate, securities, regulatory and other legal matters.

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

         ALLOWANCE FOR LOAN LOSSES. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Management reviews the level of the allowance on a monthly basis and establishes the provision for loan losses based on the composition of the loan portfolio, delinquency levels, loss experience, economic conditions, and other factors related to the collectability of the loan portfolio.

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

         DEFERRED INCOME TAXES. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

         Effective April 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company's evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended March 31, 2008.

         OTHER-THAN-TEMPORARY IMPAIRMENT. SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and Staff Accounting Bulletin 59, "Noncurrent Marketable Equity Securities," require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company's intent and ability to hold the security. Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines of a short-term nature.

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

         o continuing to use conservative underwriting practices to maintain the high quality of our loan ortfolio;

         o    managing our investment and borrowing portfolios; and

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

         PURSUING OPPORTUNITIES TO INCREASE OUR LOAN PORTFOLIO BY PURCHASING NEW JERSEY AND OUT-OF-STATE LOANS

         We will pursue the purchase of New Jersey and out-of-state (in particular states on the Eastern Seaboard) loans originated by third parties while continuing to originate any such loans in accordance with our conservative underwriting guidelines. Purchased loan packages are subject to the same guidelines established for our own origination process. By purchasing loans we supplement loan demand in our lending areas while minimizing overhead costs.

         CONTINUING TO USE CONSERVATIVE UNDERWRITING PRACTICES TO MAINTAIN THE HIGH QUALITY OF OUR LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2008, our nonperforming loans (loans which are 90 or more days delinquent) were 0.06% of our total loan portfolio and 0.03% of our total assets. We intend to continue our philosophy of managing large loan exposures on all loan types through our conservative approach to lending.

         MANAGING OUR INVESTMENT AND BORROWING PORTFOLIOS

         Our liquidity, income and interest rate risk are affected by the management of our investment and borrowings portfolios. During the year ended March 31, 2008, we purchased mortgage-backed securities in an effort to increase yield while managing our interest rate sensitivity. The majority of these securities generally range from fifteen years to thirty years but have substantially higher yields than agency securities. We will continue to monitor market conditions to determine the best method of generating a favorable return without incurring additional risk. During the year, we reimplemented our leverage strategy and we will continue to look for additional leveraging opportunities as market conditions improve.

         INCREASING DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits increased $9.2 million, or 1.6%, since March 31, 2007 even though local competition has significantly increased. We intend to increase our future deposits by continuing to offer exceptional customer service, as well as enhancing and expanding products and services offered to our customers. During the year, we introduced an overdraft privilege program to enhance the range of products and flexibility we offer our customers as well as increase fee income.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2008, 2007 AND 2006

         OVERVIEW.

                                                                                         % CHANGE        % CHANGE
                                             2008            2007           2006         2008/2007       2007/2006
                                           ---------       --------       ---------      ----------     ----------
                                                 (DOLLARS IN THOUSANDS)
Net earnings.......................        $2,372          $2,472         $3,667          (4.05)%        (32.59)%
Return on average assets...........          0.29%           0.30%          0.43%         (3.33)%        (30.23)%
Return on average equity...........          1.34%           1.29%          1.83%          3.88%         (29.51)%

         2008 V. 2007. Net earnings decreased primarily due to the continued increase in interest expense as a result of the competitive pricing environment for deposits, coupled with the unfavorable yield curve experienced throughout much of the period.

         2007 V. 2006. Net earnings decreased primarily due to the continuing effects of the flat yield curve on our net interest margin and spread.

         NET INTEREST INCOME.

         2008 V. 2007. Net interest income decreased $1.8 million, or 11.3%, to $14.1 million for 2008. The decrease in net interest income for 2008 was attributable to a 14 basis point decrease in the net interest spread which was due to an increase in cost of interest-bearing liabilities in excess of the increase in yield of interest-earning assets.

         Total interest income increased $1.1 million, or 2.9%, to $38.6 million for 2008, resulting from an increase in the rate earned on average interest-earning assets. During 2008, the average yield on interest-earning assets increased 26 basis points to 4.99%, partially offset by a decrease of $21.4 million, or 2.7%, in the balance of average interest-earning assets to $772.6 million. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to a decrease of $54.1 million in investment securities, partially offset by increases of $2.6 million in loans, $20.1 million in mortgage-backed securities and $10.0 million in other interest-earning assets. Interest on loans, mortgage-backed securities and other interest-earning assets increased by 7.4% due to redeployment of calls and maturities in investments into higher yielding assets. Interest on investment securities decreased by 15.3% due to the significant decrease in balance.

         Total interest expense increased $2.9 million, or 13.4%, to $ 24.5 million for 2008 due primarily to the increase in yield on average interest-bearing liabilities, and to a lesser extent, the increase in balance. Overall, the average interest rate paid on interest-bearing liabilities increased 40 basis points to 3.90%, while the average balance increased $11.5 million, or only 1.9%.

         2007 V. 2006. Net interest income decreased $1.9 million, or 10.7%, to $15.9 million for 2007. The decrease in net interest income for 2007 was attributable to a 29 basis points decrease in the net interest spread which was due to a substantial increase in the cost of interest-bearing liabilities.

         Total interest income increased $2.2 million, or 6.1%, to $37.5 million for 2007, resulting from an increase in the rate earned on average interest-earning assets. During 2007, the average yield on interest-earning assets increased 44 basis points to 4.73%, partially offset by a decrease of $29.1 million, or 3.5%, in the balance of average interest-earning assets to $794.0 million. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $51.8 million in mortgage-backed securities and $16.7 million in investment securities, partially offset by increases of $32.0 million in loans and $7.4 million in other interest-earning assets. Interest on loans and other interest-earning assets increased by 11.8% due to redeployment of repayments of mortgage-backed securities and investment securities into higher yielding assets. Interest on investments increased by 18.6% due to the significant increase in yield, partially offset by the decrease in balance.

         Total interest expense increased $4.0 million, or 22.5%, to $21.6 million for 2007 due primarily to the increase in yield on average interest-bearing liabilities. Overall, the average interest rate paid on interest-bearing liabilities increased 73 basis points to 3.50%, while the average balance decreased $18.3 million, or only 2.9%.

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

                                                                  YEAR ENDED MARCH 31,
                                  ------------------------------------------------------------------------------------
                                              2008                         2007                        2006
                                  ---------------------------- ---------------------------  --------------------------
                                            INTEREST                       INTEREST                    INTEREST
                                  AVERAGE     AND       YIELD/  AVERAGE      AND    YIELD/  AVERAGE      AND     YIELD/
                                  BALANCE   DIVIDENDS    COST   BALANCE   DIVIDENDS COST    BALANCE   DIVIDENDS  COST
                                  --------  ---------   ------  -------   --------- -----   -------   ---------  -----
                                                                 (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans receivable...............  $423,477   $22,148    5.23%  $420,924   $21,725    5.16%  $388,915   $19,874   5.11%
   Mortgage-backed securities.....   175,826     8,521    4.85%   155,720     6,851    4.40%   207,500     8,315   4.01%
   Investment securities..........   136,912     6,403    4.68%   190,971     7,556    3.96%   207,670     6,370   3.07%
   Other interest-earning assets..    36,389     1,498    4.12     26,393     1,388    5.26%    19,023       793   4.12%
                                    --------   -------           --------   -------           --------   -------
      Total interest-earning......   772,604    38,570    4.99%   794,008    37,520    4.73%   823,108    35,352   4.29%
                                               -------                      -------                      -------
Noninterest-earning assets........    42,110                       24,110                       20,577
                                    --------                     --------                     --------
      Total assets................  $814,714                     $818,118                     $843,685
                                    ========                     ========                     ========

Liabilities and equity:
Interest-bearing liabilities:
   Demand accounts................  $ 48,818     1,199    2.46%  $ 47,756     1,044    2.19%  $ 43,405       708   1.63%
   Savings and Club accounts......    94,570     1,076    1.14%   110,860     1,294    1.17%   146,583     1,859   1.27%
   Certificates of deposit........   419,967    19,791    4.71%   405,311    17,248    4.26%   376,185    12,505   3.32%
                                    --------   -------           --------   -------           --------   -------
      Total interest-bearing
          deposits................   563,355    22,066    3.92%   563,927    19,586    3.47%   566,173    15,072   2.66%
   FHLB Advances..................    64,527     2,419    3.75%    52,429     2,014    3.84%    68,533     2,500   3.65%
                                    --------   -------           --------   -------           --------   -------
      Total interest-bearing
          liabilities.............   627,882    24,485    3.90%   616,356    21,600    3.50%   634,706    17,572   2.77%
                                    --------   -------           --------   -------           --------   -------

Noninterest-bearing liabilities:
   Noninterest-bearing deposits...     3,478                        2,836                        2,142
   Other noninterest-bearing
      liabilities.................     6,947                        6,727                        6,370
                                    --------                     --------                     --------
      Total noninterest-bearing
          liabilities.............    10,425                        9,563                        8,512
                                    --------                     --------                     --------
     Total liabilities............   638,307                      625,919                      643,218
     Stockholders' equity.........   176,407                      192,199                      200,467
                                    --------                     --------                     --------
      Total liabilities and
        stockholders' equity......  $814,714                     $818,118                     $843,685
                                    ========                     ========                     ========

Net interest income.............               $14,085                     $15,920                       $17,780
                                               =======                     =======                       =======
Interest rate spread............                          1.09%                        1.23%                       1.52%
Net interest margin.............                          1.82%                        2.01%                       2.16%
Average interest-earning assets
   to average interest-bearing
   liabilities..................        1.23x                        1.29x                        1.30x

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

                                             2008 COMPARED TO 2007              2007 COMPARED TO 2006
                                       --------------------------------    --------------------------------
                                          INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                       --------------------------------    --------------------------------
                                         VOLUME      RATE        NET        VOLUME       RATE        NET
                                       ----------  --------   --------      -------     -------    --------
                                                                  (IN THOUSANDS)
      Interest income:
        Loans receivable..............   $   130     $  292    $   422      $ 1,654     $   197    $ 1,851
        Mortgage-backed securities....       932        738      1,670       (2,218)        754     (1,464)
        Investment securities.........    (2,376)     1,224     (1,152)        (545)      1,731      1,186
        Other interest-earning assets.       453       (343)       110          355         240        595
                                        --------   --------   --------     --------    --------   --------
               Total interest income..      (861)     1,911      1,050         (754)      2,922      2,168
                                        --------   --------   --------     --------    --------   --------

      Interest expense:
         Demand deposits..............        24        131        155           76         260        336
         Savings and Club accounts....      (186)       (32)      (218)        (427)       (138)      (565)
         Certificates of deposit......       649      1,894      2,543        1,018       3,725      4,743
                                        --------   --------   --------     --------    --------   --------
            Total deposit expense.....       487      1,993      2,480          667       3,847      4,514
                                        --------   --------   --------     --------    --------   --------
         FHLB advances................       453        (48)       405         (611)        125       (486)
                                        --------   --------   --------     --------    --------   --------
               Total interest expense.       940      1,945      2,885           56       3,972      4,028
                                        --------   --------   --------     --------    --------   --------
         Net interest income..........   $(1,801)    $  (34)   $(1,835)     $  (810)    $(1,050)   $(1,860)
                                        ========   ========   ========     ========    ========   ========

         PROVISION FOR LOAN LOSSES.

         2008 V. 2007. We recorded a provision for loan losses of $90,000 during the year ended March 31, 2008, consistent with 2007. The need for this provision was due to an increase in the loan portfolio balance coupled with an increase in delinquent loans. Gross loans increased 0.6% during the period. Non-performing loans increased from $258,000 to $265,000, or 2.7%, from March 31, 2007 to 2008.

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

         NON-INTEREST INCOME. The following table shows the components of non-interest income and the percentage changes from 2008 versus 2007 and from 2007 versus 2006.

                                                                                   % CHANGE       %CHANGE
                                             2008         2007         2006        2008/2007     2007/2006
                                          --------      --------     --------     ----------     ----------
                                                  (DOLLARS IN THOUSANDS)
Fees and service charges...............     $  210         $220         $231          (4.55)%       (4.76)%
Bank owned life insurance..............        905          129            -         601.55             -
Other..................................         23           24           34          (4.17)       (29.41)
                                            ------        -----        -----         -------       -------
     Total.............................     $1,138         $373         $265         205.09%        40.75%
                                            ======        =====        =====         =======       =======

         2008 V. 2007. Non-interest income increased primarily due to the $776,000 increase in the cash surrender value of bank owned life insurance that was purchased during the year ended March 31, 2007.

         2007 V. 2006. Non-interest income increased primarily due to the addition of $129,000 from the increase in the cash surrender value of bank owned life insurance purchased during the year ended March 31, 2007.

         NON-INTEREST EXPENSE. The following table shows the components of non-interest expense and the percentage changes from 2008 versus 2007 versus and from 2007 versus 2006.

                                                                                     % CHANGE     %CHANGE
                                            2008         2007          2006          2008/2007    2007/2006
                                        -----------   ---------    -----------      ----------  -----------
                                                   (DOLLARS IN THOUSANDS)
Salaries and employee benefits.........    $ 6,957      $ 7,132       $ 6,704          (2.45)%      6.38%
Net occupancy expense of premises......      1,032          978           987           5.52       (0.91)
Equipment..............................        886          935           978          (5.24)      (4.40)
Directors' compensation................      1,000        1,351         1,021         (25.98)      32.32
Advertising............................        316          285           335          10.88      (14.93)
Legal..................................        307          243           268          26.34       (9.33)
Federal insurance premium..............         68           73            76          (6.85)      (3.95)
Other..................................      1,559        1,383         1,725          12.73      (19.83)
                                           -------      -------       -------          -------     -------
      Total............................    $12,125      $12,380       $12,094          (2.06)%      2.36%
                                           =======      =======       =======          =======     =======

           2008 V. 2007. Salaries and employee benefits decreased due to a decrease in stock option, ESOP and health insurance expenses. Directors' compensation decreased mostly due to the immediate vesting and recognition in 2007 of expense of previously granted restricted stock awards and stock options to a Company director, following his resignation due to health problems. Legal fees increased as a result of an increase in litigation costs. The increase in other expenses was primarily attributable to the prior period including a refund of previously expensed costs relating to a potential branch site.

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

         INCOME TAXES.

         2008 V. 2007. Income taxes decreased due to a decrease in pre-tax income coupled with an increase in non-taxable income as a result of income from bank owned life insurance. A decrease in the effective tax rate for 2008 was also attributable to an increase in the percentage of total pre-tax income contributed by our investment company, Botany Inc., which is taxed at a lower state tax rate. The overall effective tax rate for 2008 was 21.2%, compared to 35.3% for 2007.

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

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2008, real estate loans totaled $406.0 million, or 96.3% of total loans compared to $404.5 million, or 96.5% at March 31, 2007, and $395.1 million, or 97.5% of total loans at March 31, 2006. Loans increased in the year ended March 31, 2008 due to continued competitive pricing and consistent loan origination volume, along with the purchase of $10.9 million in loans, which all related to residential real estate properties located within fifteen states on the Eastern Seaboard. Origination and purchase volume slightly offset repayment levels. Loans increased in the year ended March 31, 2007 due to consistent origination volume along with the purchase of $3.9 million in loans, which all related to New Jersey properties, which more than offset repayment levels.

         The largest segment of our mortgage loans is one- to four-family loans. At March 31, 2008, one- to four-family loans totaled $388.4 million and represented 95.7% of real estate loans and 92.2% of total loans. One- to four-family mortgage loans decreased only $225,000, or 0.06%, in the year ended March 31, 2008. One- to four-family mortgage loans increased $10.1 million, or 2.7%, in the year ended March 31, 2007 as a result of consistent origination volume, which more than offset repayment levels.

       Multi-family and commercial real estate loans are the second largest segment of our mortgage loan portfolio. This portfolio was $16.0 million, and represented 3.8% of total loans as of March 31, 2008. Multi-family and commercial real estate loans increased $2.1 million, or 15.1%, in the year ended March 31, 2008 and increased $1.0 million, or 7.9%, in the year ended March 31, 2007.

         We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $15.5 million and represented 3.7% of total loans at March 31, 2008, compared to $14.6 million, or 3.5% of total loans, at March 31, 2007.

         The following table sets forth the composition of our loan portfolio at the dates indicated.


                                                                AT MARCH 31,
                                    --------------------------------------------------------------------
                                             2008                  2007                   2006
                                    --------------------------------------------------------------------
                                      AMOUNT     PERCENT     AMOUNT      PERCENT    AMOUNT      PERCENT
                                     --------    -------     -------     -------    ------      --------
                                                           (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.............. $388,378      92.15%   $388,603       92.73%   $378,500      93.36%
   Multi-family and commercial......   15,993       3.79      13,890        3.31      12,877       3.17
   Construction.....................    1,630       0.39       1,994        0.48       3,769       0.93
                                     --------     ------    --------      ------    ---------    ------
         Total real estate loans....  406,001      96.33     404,487       96.52     395,146      97.46
                                     --------     ------    --------      ------    ---------    ------

Consumer loans:
   Second mortgage loans............   13,458       3.19      12,187        2.91       7,567       1.87
   Passbook or certificate loans....    1,110       0.26       1,251        0.30         996       0.25
   Equity lines of credit...........      617       0.15         859        0.20       1,430       0.35
   Other consumer loans.............      295       0.07         290        0.07         290       0.07
                                     --------     ------    --------      ------    ---------    ------
         Total consumer loans.......   15,480       3.67      14,587        3.48      10,283       2.54
                                     --------     ------    --------      ------    ---------    ------

         Total gross loans..........  421,481     100.00%    419,074      100.00%    405,429     100.00%
                                                  ======                  ======                 ======

Loans in process....................     (349)                  (227)                 (1,512)
Net premiums (discounts) and
   deferred loan costs (fees).......      927                  1,119                   1,025
Allowance for loan losses...........   (1,440)                (1,350)                 (1,260)
       Total loans receivable, net.. $420,619               $418,616                $403,682
                                     ========               ========                ========

                                                        AT MARCH 31,
                                    -----------------------------------------------------
                                               2005                       2004
                                    --------------------------- -------------------------
                                      AMOUNT        PERCENT       AMOUNT       PERCENT
                                    ----------    ------------- ------------ ------------
                                                   (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.............. $334,902       94.43%         $233,977       93.34%
   Multi-family and commercial......   10,932        3.08             9,521        3.80
   Construction.....................      845        0.24             1,148        0.46
                                     --------      ------          --------      ------
         Total real estate loans....  346,679       97.75           244,646       97.60
                                     --------      ------          --------      ------

Consumer loans:
   Second mortgage loans............    4,874        1.38             3,464        1.38
   Passbook or certificate loans....      894        0.25             1,086        0.43
   Equity lines of credit...........    1,912        0.54             1,443        0.58
   Other consumer loans.............      290        0.08                35        0.01
                                     --------      ------          --------      ------
         Total consumer loans.......    7,970        2.25             6,028        2.40
                                     --------      ------          --------      ------
         Total gross loans..........  354,649      100.00%          250,674      100.00%
                                                   ======                        ======

Loans in process....................     (159)                         (354)
Net premiums (discounts) and
   deferred loan costs (fees).......      772                           (21)
Allowance for loan losses...........   (1,100)                         (840)

       Total loans receivable, net.. $354,162                      $249,459
                                     ========                      ========

         The following table sets forth certain information at March 31, 2008 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.


                                             ONE- TO
                                              FOUR-       MULTI-FAMILY
                                             FAMILY      AND COMMERCIAL                   CONSUMER     TOTAL
                                           REAL ESTATE    REAL ESTATE     CONSTRUCTION      LOANS      LOANS
                                         -------------   --------------   ------------    --------    -------
                                                                    (IN THOUSANDS)
Amounts due in:
   One year or less.....................   $    342         $    --      $    1,630       $ 1,371   $  3,343
   More than one to three years.........        786              31              --           196      1,013
   More than three to five years........      1,639              33              --           656      2,328
   More than five to ten years..........     26,127             161              --         3,961     30,249
   More than ten to fifteen years.......     90,234           3,517              --         3,704     97,455
   More than fifteen years..............    269,250          12,251              --         5,592    287,093
                                           --------         -------      ----------       -------   --------
      Total.............................   $388,378         $15,993      $    1,630       $15,480   $421,481
                                           ========         =======      ==========       =======   ========

         The following table sets forth the dollar amount of all loans at March 31, 2008 that are due after March 31, 2009 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums (discounts) and deferred loan costs
(fees), and includes $265,000 of nonperforming loans.

                                                                       FLOATING OR
                                                                       ADJUSTABLE-
                                                       FIXED-RATES        RATES             TOTAL
                                                       ------------    ------------        --------
                                                                       (IN THOUSANDS)
Real estate loans:
   One- to four-family..............................    $231,197           $156,839        $388,036
   Multi-family and commercial......................       1,621             14,372          15,993
   Construction.....................................          --                 --              --
Consumer loans......................................      13,492                617          14,109
                                                        --------           --------        --------
      Total.........................................    $246,310           $171,828        $418,138
                                                        ========           ========        ========

         The following table shows loan origination activity during the periods indicated.


                                                           YEAR ENDED MARCH 31,
                                                     ----------------------------------
                                                       2008         2007         2006
                                                     --------     --------     --------
                                                               (IN THOUSANDS)
Total loans at beginning of period...............    $419,074     $405,429     $354,649
                                                     --------     --------     --------
Loans originated:
   Real estate...................................      42,108       49,981       92,887
   Consumer......................................       5,118        8,146        5,787
                                                     --------     --------     --------
         Total loans originated..................      47,226       58,127       98,674
Principal balance of loans purchased.............      11,091        3,884        5,005

Principal payments:
    Real estate..................................     (51,686)     (44,524)     (49,532)
    Consumer.....................................      (4,224)      (3,842)      (3,367)
                                                     --------     --------     --------
    Total principal payments.....................     (55,910)     (48,412)     (52,912)
    Transfers to foreclosed real estate..........           -            -            -
                                                     --------     --------     --------
Net loan activity................................       2,407       13,645       50,780
                                                     --------     --------     --------
Total gross loans at end of period...............    $421,481     $419,074     $405,429
                                                     ========     ========     ========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of five years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities increased $75.0 million, or 24.5%, in the year ended March 31, 2008 mainly as a result of purchases of mortgage-backed securities with proceeds from maturities and calls of agency debt securities and repayments on existing mortgage-backed securities. In addition, as part of an income enhancement strategy, management implemented a leverage strategy in November 2007, under which funds were borrowed from the Federal Home Loan Bank of New York and simultaneously invested into higher yielding mortgage-backed securities. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.


                                                                             AT MARCH 31,
                                                    ---------------------------------------------------------------
                                                           2008                 2007                 2006
                                                    ------------------    -----------------    --------------------
                                                    AMORTIZED    FAIR     AMORTIZED    FAIR     AMORTIZED    FAIR
                                                      COST       VALUE      COST       VALUE      COST       VALUE
                                                    ----------  ------    ---------   -----     ---------   -------
                                                                            (IN THOUSANDS)
Securities available-for-sale:
   Federal agency debt securities...................  $     --  $     --   $  4,999  $  4,981   $ 39,993  $ 39,555
   Federal National Mortgage Association (1).........   49,215    49,940     20,804    20,330     25,475    24,500
   Federal Home Loan Mortgage Corporation (1)........   39,667    40,279     25,978    25,460     30,912    29,901
                                                      --------  --------   --------  --------   --------  --------
                                                        88,882    90,219     51,781    50,771     96,380    93,956
                                                      --------  --------   --------  --------   --------  --------

Securities held-to-maturity:
   Federal agency debt securities....................  109,993   112,086    164,989   164,084    169,985   166,762
   Federal National Mortgage Association (1).........   35,201    35,872     25,127    24,919     36,539    35,958
   Federal Home Loan Mortgage Corporation (1)........  136,366   137,819     52,005    51,100     68,003    65,911
   Governmental National Mortgage Association (1)....    9,099     8,995     12,968    12,783     19,367    18,876
                                                      --------  --------   --------  --------   --------  --------
                                                       290,659   294,772    255,089   252,886    293,894   287,507
                                                      --------  --------   --------  --------   --------  --------
                      Total.......................... $379,541  $384,991   $306,870  $303,657   $390,274  $381,463
                                                      ========  ========   ========  ========   ========  ========

-----------------------
(1) Mortgage-backed securities.

         At March 31, 2008, we did not own any securities, other than U.S. Government and agency securities that had an aggregate book value in excess of 10% of our total capital at that date.

         The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2008. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. At March 31, 2008, the amortized cost of mortgage-backed securities with adjustable rates totaled $28.4 million. We had no tax-exempt securities at March 31, 2008.


                                                   MORE THAN             MORE THAN
                                LESS THAN         ONE YEAR TO          FIVE YEARS TO             MORE THAN
                                ONE YEAR           FIVE YEARS            TEN YEARS               TEN YEARS              TOTAL
                        ---------------------  -------------------   -------------------    -------------------  -------------------
                                     WEIGHTED             WEIGHTED              WEIGHTED               WEIGHTED             WEIGHTED
                         AMORTIZED   AVERAGE   AMORTIZED  AVERAGE    AMORTIZED  AVERAGE     AMORTIZED  AVERAGE   AMORTIZED   AVERAGE
                           COST       YIELD      COST       YIELD      COST       YIELD       COST      YIELD      COST       YIELD
                        ----------  ---------  ---------  --------   ---------  --------    ---------  --------  ---------- --------
                                                                    (DOLLARS IN THOUSANDS)

Securities available
for sale:
  Fannie Mae (1)......   $    --        --%      $    --       --%     $   --        --%    $ 49,215     5.13%   $ 49,215     5.13%
  Freddie Mac (1).....         1      8.56            --       --          --        --       39,666     5.29      39,667     5.29
                         -------                  ------               ------               --------             --------
                               1      8.56            --       --          --        --       88,881     5.20      88,882     5.20
                         -------                  ------               ------               --------             --------

Securities held
to maturity:
  Federal agency
    securities........    30,000      4.24        79,993     4.91          --        --          --        --     109,993      4.73
  Fannie Mae (1)......       403      5.29         1,751     4.37         489      6.46       32,558     5.75      35,201      5.68
  Freddie Mac (1).....        78      6.23         1,100     4.83         754      6.43      134,434     5.18     136,366      5.18
  Ginnie Mae (1)......         9      7.50            43     6.25         174      6.38        8,873     4.49       9,099      4.54
                         -------                  ------               ------               --------             --------
                          30,490      4.26        82,887     4.90       1,417      6.43      175,865     5.25     290,659      5.05
                         -------                  ------               ------               --------             --------

         Total.......    $30,491      4.26%      $82,887     4.90%     $1,417      6.43%    $264,746     5.23%   $379,541      5.09%
                         =======                 =======               ======               ========             ========

------------------
(1) Mortgage-backed securities.

         BANK OWNED LIFE INSURANCE. Bank owned life insurance increased $905,000 in the year ended March 31, 2008 as a result of an increase in the cash surrender value.

         PREMISES AND EQUIPMENT. Premises and equipment increased approximately $617,000 in the year ended March 31, 2008 primarily due to the purchase, for $1.0 million, of land to be used for future branch expansion partially offset by depreciation of $565,000.

         OTHER ASSETS. Other assets decreased approximately $111,000 in the year ended March 31, 2008 primarily due to a decrease of $382,000 in deferred taxes partially offset by an increase of $231,000 in accrued and refundable income taxes.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high yield (Crystal) checking, passbook and statement savings, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $9.2 million, or 1.6%, in the year ended March 31, 2008.

         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2008. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                     JUMBO
                                                                  CERTIFICATES
                         MATURITY PERIOD                           OF DEPOSIT
       -------------------------------------------------------- ---------------
                                                                 (IN THOUSANDS)

       Three months or less ..................................      $19,948
       Over three through six months..........................       15,651
       Over six through twelve months.........................       25,791
       Over twelve months.....................................       35,633
                                                                    -------
            Total.............................................      $97,023
                                                                    =======

         BORROWINGS. To supplement deposits as a source for lending and investment activities, the Bank may borrow funds from the Federal Home Loan Bank of New York. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short term basis from our established lines of credit with the Federal Home Loan Bank. However, as part of our leveraging strategy, which was originally implemented during the year ended March 31, 2005, we again began to borrow from the Federal Home Loan Bank in November 2007 to use those funds to simultaneously invest into higher yielding mortgage-backed securities.

         The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other borrowing arrangements at March 31, 2008.

                                                                      YEAR ENDED MARCH 31,
                                                          -------------------------------------------
                                                              2008           2007            2006
                                                          ----------      ----------      -----------
                                                                    (DOLLARS IN THOUSANDS)
Maximum amount of advances outstanding at any
   month end during the period.......................      $142,306        $66,422         $80,617
Average advances outstanding during the period.......        64,527         52,429          68,533
Weighted average interest rate during the period.....          3.75%          3.84%           3.65%
Balance outstanding at end of period.................       142,306         45,346          57,874
Weighted average interest rate at end of period......          3.89%          3.84%           3.74%

         EQUITY. Total equity decreased by $12.2 million, or 6.6%, to $172.4 million at March 31, 2008 from $184.6 million at March 31, 2007. The decrease in 2008 resulted from the repurchase of Company stock for $16.5 million and cash dividends paid of $2.1 million, partially offset by net income of $2.4 million, a net decrease in unrealized losses of $1.4 million on the available for sale portfolios, ESOP shares committed to be released of $793,000, and $1.6 million for stock options and awards earned under the Company's 2005 Equity Incentive Plan and related tax benefits. Our average equity to average assets ratio was 21.7% at March 31, 2008, compared to 23.5% at March 31, 2007.

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

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system; loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectability, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2008, 2007 and 2006.

         The general valuation allowance represents a loss allowance which has been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. Risk factors are based on our historical loss experience and may be adjusted for significant factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.

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

                                                                        YEAR ENDED MARCH 31,
                                               -----------------------------------------------------------------------
                                                    2008          2007          2006           2005           2004
                                               -----------     ----------     ---------      ---------     -----------
                                                                       (DOLLARS IN THOUSANDS)
Allowance at beginning of period............       $1,350        $1,260        $1,100        $    840         $ 940
                                                   ------        ------        ------        --------         -----
Provision for (recovery of) loan losses.....           90            90           160             260          (100)
Recoveries..................................            -             -             -               -             -
Charge-offs.................................            -             -             -               -             -
                                                   ------        ------        ------        --------         -----
Net charge-offs.............................            -             -             -               -             -
                                                   ------        ------        ------        --------         -----

   Allowance at end of period...............       $1,440        $1,350        $1,260          $1,100         $ 840
                                                   ======        ======        ======          ======         =====

Allowance to nonperforming loans............       543.40%       523.26%     12600.00%      110000.00%       688.52%
Allowance to total gross loans
   outstanding at the end of the period.....         0.34%         0.32%         0.31%           0.31%         0.34

         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.


                                                                            AT MARCH 31,
                                  -------------------------------------------------------------------------------------------------
                                              2008                            2007                               2006
                                  -----------------------------  --------------------------------   -------------------------------
                                                        % OF                               % OF                              % OF
                                             % OF      LOANS IN               % OF       LOANS IN                % OF      LOANS IN
                                           ALLOWANCE   CATEGORY             ALLOWANCE    CATEGORY             ALLOWANCE    CATEGORY
                                           TO TOTAL    TO TOTAL             TO TOTAL     TO TOTAL              TO TOTAL    TO TOTAL
                                  AMOUNT  ALLOWANCE     LOANS    AMOUNT    ALLOWANCE      LOANS      AMOUNT   ALLOWANCE     LOANS
                                  ------- ---------    --------  ------    ----------    --------   -------   ---------     -------
                                                                  (DOLLARS IN THOUSANDS)
One- to four-family.............. $1,295     89.93%    92.15%    $1,185      87.78%     92.73%      $1,152     91.43%        93.36%
Multi-family and commercial
   real estate...................     80     5.55       3.79        103       7.63       3.31           61      4.84          3.17
Construction.....................     61     4.24       0.39          5       0.37       0.48            7      0.56          0.93
Consumer.........................      4     0.28       3.67         57       4.22       3.48           40      3.17          2.54
Unallocated......................      -        -          -          -          -          -            -         -            -
                                  ------   ------     ------     ------     ------     ------       ------    ------        ------
    Total allowance for loan
       losses.................... $1,440   100.00%    100.00%    $1,350     100.00%    100.00%      $1,260    100.00%       100.00%
                                  ======   ======     ======     ======     ======     ======       ======    ======        ======

                                                                AT MARCH 31,
                                     ----------------------------------------------------------------
                                                     2005                            2004
                                     -----------------------------  ---------------------------------
                                                           % OF                               % OF
                                                % OF      LOANS IN               % OF       LOANS IN
                                              ALLOWANCE   CATEGORY             ALLOWANCE    CATEGORY
                                              TO TOTAL    TO TOTAL             TO TOTAL     TO TOTAL
                                     AMOUNT  ALLOWANCE     LOANS    AMOUNT    ALLOWANCE      LOANS
                                     ------- ---------    --------  ------    ----------    --------
                                                          (DOLLARS IN THOUSANDS)
One- to four-family.................  $1,007     91.55%      94.43%        $764       90.95%    93.34%
Multi-family and commercial
   real estate......................      56      5.09        3.08           50        5.95      3.80
Construction........................       2      0.18        0.24            2        0.24      0.46
Consumer............................      35      3.18        2.25           24        2.86      2.40
Unallocated.........................       -         -           -            -           -         -
                                      ------    ------      ------         ----      ------    ------
    Total allowance for loan
         losses....................   $1,100    100.00%     100.00%        $840      100.00%   100.00%
                                      ======    ======      ======         ====      ======    ======

         NONPERFORMING AND CLASSIFIED ASSETS. When a loan becomes 90 days delinquent, the loan is placed on nonaccrual status at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectability no longer exist.

         We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2008 and 2007, we had no real estate owned.

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment. All other loans are evaluated for impairment on an individual basis. At March 31, 2008 and 2007, we had no loans that were considered impaired.

       The following table provides information with respect to our nonperforming assets at the dates indicated. We did not have any troubled debt restructurings at the dates presented.

                                                                AT MARCH 31,
                                             ----------------------------------------------------
                                              2008       2007       2006       2005        2004
                                             ------     ------     ------     ------     --------
                                                          (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate..............................    $265      $258      $  10      $    1        $122
                                               ----      ----      -----      ------        ----
         Total.............................     265       258         10           1         122
                                               ----      ----      -----      ------        ----
Accruing loans past due 90 days or more:
  Consumer.................................       -         -                      -           -
                                               ----      ----      -----      ------        ----
         Total.............................       -         -          -           -           -
                                               ----      ----      -----      ------        ----
         Total of nonaccrual and 90 days
            or more past due loans.........     265       258         10           1         122
                                               ----      ----      -----      ------        ----

Real estate owned..........................       -         -          -           -           -
                                               ----      ----      -----      ------        ----
         Total nonperforming assets........    $265      $258      $  10      $    1        $122
                                               ====      ====      =====      ======        ====

Total nonperforming loans to total loans...    0.06%     0.06%      0.00%       0.00%       0.05%

Total nonperforming loans to total assets..    0.03%     0.03%      0.00%       0.00%       0.02%

Total nonperforming assets to total
      assets...............................    0.03%     0.03%      0.00%       0.00%       0.02%

         Interest income that would have been recorded for the years ended March 31, 2008, 2007 and 2006, had nonaccruing loans been current according to their original terms amounted to $15,000, $16,000 and $1,000, respectively. The amount of interest related to these loans included in interest income was $12,000, $12,000 and $1,000, respectively, for the years ended March 31, 2008, 2007 and 2006.

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

         The following table shows the aggregate amounts of our classified assets at the dates indicated.

                                                              AT MARCH 31,
                                                         --------------------
                                                          2008          2007
                                                         -------      -------
                                                           (IN THOUSANDS)

         Special mention assets...................       $2,776       $2,968
         Substandard assets ......................          276          260
         Doubtful assets..........................            -            -
         Loss assets..............................            -            -
                                                         ------       ------
            Total classified assets...............       $3,052       $3,228
                                                         ======       ======

         At each of the dates in the above table, substandard assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2008, we had five current loans totaling $985,000 included in the $2.8 million in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                           AT MARCH 31,
                                        ------------------------------------------------
                                                 2008                      2007
                                        ----------------------   -----------------------
                                        30-59 DAYS  60-89 DAYS   30-59 DAYS   60-89 DAYS
                                         PAST DUE    PAST DUE     PAST DUE     PAST DUE
                                        ----------  ----------   ----------   ----------
                                                           (IN THOUSANDS)
Real estate loans......................  $1,280       $182        $1,234          $256
Consumer loans.........................     111        138            58           171
                                         ------       ----        ------          ----
    Total..............................  $1,391       $320        $1,292          $427
                                         ======       ====        ======          ====

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

         QUANTITATIVE ASPECTS OF MARKET RISK. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 200 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2008 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

                                                                           NET PORTFOLIO VALUE AS %
                                                                                     OF
                                           NET PORTFOLIO VALUE              PRESENT VALUE OF ASSETS
BASIS POINT ("BP")            ----------------------------------------     -------------------------
CHANGE IN RATES                $ AMOUNT        $ CHANGE      % CHANGE       NPV RATIO       CHANGE
------------------------      ----------       --------       --------     ----------      ---------
                                         (DOLLARS IN THOUSANDS)
    300 bp                    $106,341       $(44,225)          (29) %        12.69 %      (392) bp
    200                        123,313        (27,254)          (18)          14.30        (231)
    100                        138,672        (11,895)           (8)          15.65         (96)
     50                        145,564         (5,002)           (3)          16.22         (38)
      0                        150,567             --            --           16.61          --
    (50)                       153,828          3,261             2           16.82          21
   (100)                       155,228          4,661             3           16.86          25

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

LIQUIDITY AND CAPITAL RESOURCES

         Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and intermediate-term U.S. Government agency obligations.

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2008, cash and cash equivalents totaled $52.2 million, including interest-bearing deposits of $45.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $90.2 million at March 31, 2008. On March 31, 2008, we had $142.3 million in Federal Home Loan Bank advances outstanding. In addition, if the Bank requires funds beyond its ability to generate them internally, the Bank can borrow funds up to approximately $78.5 million under an overnight line of credit, and $78.5 million under a one-month overnight repricing line of credit agreement with the Federal Home Loan Bank of New York.

         At March 31, 2008, we had $10.7 million in loan origination commitments outstanding, and $1.5 million in commitments to purchase participations in loans. In addition to commitments to originate and purchase loans, we had $2.6 million in customers' approved unused equity lines of credit. Certificates of deposit due within one year of March 31, 2008 totaled $307.1 million, or 53.3% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2009. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

       We have historically remained highly liquid, with our liquidity position remaining stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than set forth below. Consequently, the Board intends to make additional investments in long-term mortgage-backed securities which will decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we would access our line of credit with the Federal Home Loan Bank of New York.

         The following table presents certain of our contractual obligations as of March 31, 2008.

                                                                        PAYMENTS DUE BY PERIOD
                                                -------------------------------------------------------------
                                                            LESS THAN                              MORE THAN
        CONTRACTUAL OBLIGATIONS                   TOTAL      1 YEAR        1-3 YEARS   3-5 YEARS    5 YEARS
-----------------------------------------       ---------  ------------   ----------   ----------  ----------
                                                                           (IN THOUSANDS)
Operating lease obligations (1)..........        $    339     $    79     $    164      $    96     $    --
Certificates of deposit (2)..............         193,389      70,055      107,895       15,439          --
FHLB advances............................         142,306      23,034       48,605       33,459      37,208
                                                 --------     -------     --------      -------     -------
       Total.............................        $336,034     $93,168     $156,664      $48,994     $37,208
                                                 ========     =======     ========      =======     =======

--------------------------
(1) Payments are for lease of real property.
(2) Includes certificates with original maturities of greater than one year.

         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2008, we originated $47.2 million of loans, purchased $10.9 million of loans, and purchased $175.1 million of securities. In fiscal 2007, we originated $58.1 million of loans, purchased $3.9 million of loans, and purchased $40.0 million of securities. In fiscal 2006, we originated $98.7 million of loans, purchased $5.0 million of loans and purchased $45.0 million of securities.

         Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $9.2 million for the year ended March 31, 2008, a net decrease in total deposits of $4.5 million for the year ended March 31, 2007 and a net increase in total deposits of $15.5 million for the year ended March 31, 2006. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be highly competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional rates on certain deposit products in order to attract deposits. We experienced a significant increase in Federal Home Loan Bank advances of $97.0 million for the year ended March 31, 2008 as a result of the reimplementation of our leverage strategy. We had $142.3 million and $45.3 million in advances outstanding at March 31, 2008 and 2007, respectively, and $57.9 million in advances outstanding at March 31, 2006.

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2008, we exceeded all of our regulatory capital requirements and are considered "well capitalized" under regulatory guidelines.

OFF-BALANCE SHEET ARRANGEMENTS

         In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements. These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk. Such transactions are used primarily to manage customers' requests for funding and take the form of loan commitments and lines of credit. See note 16 of the notes to the consolidated financial statements included in this annual report.

         For the years ended March 31, 2008 and 2007, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

         The Company's management assessed the effectiveness of internal control over financial reporting as of March 31, 2008. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in INTERNAL CONTROL-INTEGRATED FRAMEWORK. Based on its assessment, management believes that, as of March 31, 2008, the Company's internal control over financial reporting is effective based on those criteria.

         The Company's independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on the effective operation of the Company's internal control over financial reporting as of March 31, 2008, a copy of which is included in this annual report.

                                   [BMC LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

            We have audited Clifton Savings Bancorp, Inc. and Subsidiaries' (collectively the "Company") internal control over financial reporting as of March 31, 2008, based on criteria established in INTERNAL CONTROL - INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

            We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

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

[BMC LOGO]

            In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2008, based on criteria established in INTERNAL CONTROL-INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

            We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries, and our report dated June 3, 2008, expressed an unqualified opinion.

                                        /s/ Beard Miller Company, LLP


Beard Miller Company, LLP
Pine Brook, New Jersey
June 3, 2008

                                   [BMC LOGO]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries
Clifton, New Jersey

         We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") as of March 31, 2008 and 2007, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2008. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1, the Company changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans and its method of accounting for share-based payments in 2007.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries' internal control over financial reporting as of March 31, 2008, based on the criteria established in INTERNAL CONTROL - INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 3, 2008 expressed an unqualified opinion.


                                        /s/ Beard Miller Company, LLP


Beard Miller Company, LLP
Pine Brook, New Jersey
June 3, 2008

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                                                 MARCH 31,
                                                                                    -------------------------------
                                                                                          2008               2007
                                                                                    -------------     -------------
                                     ASSETS
Cash and due from banks                                                             $   6,499,339     $   4,332,311
Interest-bearing deposits in other banks                                               45,731,351        36,772,918
                                                                                    -------------     -------------
         Cash and Cash Equivalents                                                     52,230,690        41,105,229
Securities available for sale:
     Investment                                                                                 -         4,981,250
     Mortgage-backed                                                                   90,218,624        45,789,515
Securities held to maturity:
     Investment                                                                       109,993,194       164,989,209
     Mortgage-backed                                                                  180,666,236        90,100,052
Loans receivable:
     Loans receivable                                                                 422,059,272       419,966,120
     Allowance for loan losses                                                         (1,440,000)       (1,350,000)
                                                                                    -------------     -------------
         Net Loans                                                                    420,619,272       418,616,120
                                                                                    -------------     -------------

Bank owned life insurance                                                              21,033,212        20,128,676
Premises and equipment                                                                  9,000,367         8,383,499
Federal Home Loan Bank of New York stock                                                7,536,600         3,217,200
Interest receivable                                                                     4,577,398         4,439,300
Other assets                                                                            3,180,650         3,291,825
                                                                                    -------------     -------------
         TOTAL ASSETS                                                               $ 899,056,243     $ 805,041,875
                                                                                    =============     =============

                      LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposits                                                                       $ 576,721,811     $ 567,458,772
     Advances from Federal Home Loan Bank of New York                                 142,306,370        45,346,481
     Advance payments by borrowers for taxes and insurance                              4,269,117         4,109,109
     Other liabilities and accrued expenses                                             3,404,141         3,529,869
                                                                                    -------------     -------------
         TOTAL LIABILITIES                                                            726,701,439       620,444,231
                                                                                    -------------     -------------

STOCKHOLDERS' EQUITY
     Preferred stock ($.01 par value), 1,000,000 shares
         authorized; shares issued or outstanding - none                                        -                 -
     Common stock ($.01 par value), 75,000,000 shares
         authorized; 30,530,470 shares issued, 27,307,385 shares outstanding at
         March 31, 2008; 28,791,491 shares outstanding at March 31, 2007                  305,305           305,305
     Paid-in capital                                                                  133,747,349       132,070,502
     Deferred compensation obligation under Rabbi Trust                                   179,055           145,845
     Retained earnings                                                                 81,671,543        81,362,878
     Treasury stock, at cost; 3,223,085 shares at March 31, 2008;
         1,738,979 shares at March 31, 2007                                           (36,079,647)      (19,639,198)
     Common stock acquired by Employee Stock Ownership
         Plan ("ESOP")                                                                 (7,876,858)       (8,609,590)
     Accumulated other comprehensive income (loss)                                        532,496          (949,509)
     Stock held by Rabbi Trust                                                           (124,439)          (88,589)
                                                                                    -------------     -------------
         TOTAL STOCKHOLDERS' EQUITY                                                   172,354,804       184,597,644
                                                                                    -------------     -------------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                 $ 899,056,243     $ 805,041,875
                                                                                    =============     =============
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
-------------------------------------------------------------------------------------------------------------------
                                       30


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
                                                                                              YEARS ENDED MARCH 31
                                                                                --------------------------------------------------
INTEREST INCOME                                                                       2008            2007              2006
                                                                                ---------------  --------------   ----------------
     Loans                                                                         $22,147,547     $21,725,537       $ 19,874,182
     Mortgage-backed securities                                                      8,521,018       6,851,196          8,315,185
     Investments securities                                                          6,403,280       7,555,878          6,369,469
     Other interest-earning assets                                                   1,498,221       1,387,886            793,357
                                                                                --------------    -------------    --------------
              TOTAL INTEREST INCOME                                                 38,570,066      37,520,497         35,352,193
                                                                                --------------    -------------    --------------
INTEREST EXPENSE
     Deposits                                                                       22,065,744      19,586,646         15,072,441
     Advances                                                                        2,419,037       2,013,868          2,499,894
                                                                                --------------    -------------    --------------
              TOTAL INTEREST EXPENSE                                                24,484,781      21,600,514         17,572,335
                                                                                --------------    -------------    --------------
             NET INTEREST INCOME                                                    14,085,285      15,919,983         17,779,858
PROVISION FOR LOAN LOSSES                                                               90,000          90,000            160,000
                                                                                --------------    -------------    --------------
             NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                                                      13,995,285      15,829,983         17,619,858
                                                                                --------------    -------------    --------------
NON-INTEREST INCOME
     Fees and service charges                                                          210,498         219,535            231,213
     Bank owned life insurance                                                         904,536         128,676                  -
     Other                                                                              22,647          24,517             33,817
                                                                                --------------    -------------    --------------
              TOTAL NON-INTEREST INCOME                                              1,137,681         372,728            265,030
                                                                                --------------    -------------    --------------
NON-INTEREST EXPENSES
     Salaries and employee benefits                                                  6,957,098       7,132,251          6,704,259
     Net occupancy expense of premises                                               1,032,058         978,380            987,108
     Equipment                                                                         886,169         934,715            977,741
     Directors' compensation                                                           999,468       1,350,767          1,021,542
     Advertising                                                                       315,886         284,610            334,932
     Legal                                                                             307,128         243,290            268,225
     Federal insurance premium                                                          68,124          72,544             76,021
     Other                                                                           1,559,113       1,383,020          1,724,655
                                                                                --------------    -------------    --------------
              TOTAL NON-INTEREST EXPENSES                                           12,125,044      12,379,577         12,094,483
                                                                                --------------    -------------    --------------

             INCOME BEFORE INCOME TAXES                                              3,007,922       3,823,134          5,790,405
INCOME TAXES                                                                           636,288       1,351,283          2,123,633
                                                                                --------------    -------------    --------------
             NET INCOME                                                            $ 2,371,634     $ 2,471,851        $ 3,666,772
                                                                                ==============    =============    ==============
NET INCOME PER COMMON SHARE
     Basic                                                                              $ 0.09          $ 0.09             $ 0.13
                                                                                ==============    =============    ==============
     Diluted                                                                            $ 0.09          $ 0.09             $ 0.13
                                                                                ==============    =============    ==============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON
  STOCK EQUIVALENTS OUTSTANDING:
     Basic                                                                          26,824,729      28,284,890         29,151,942
                                                                                ==============    =============    ==============
     Diluted                                                                        26,864,492      28,433,541         29,157,274
                                                                                ==============    =============    ==============
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------------
                                       31

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2008, 2007 AND 2006
                                                                                                                        UNEARNED
                                                           DEFERRED                                                   COMMON STOCK
                                                         COMPENSATION                                                  HELD BY THE
                               COMMON       PAID-IN      UNDER RABBI        RETAINED       TREASURY    ACQUIRED BY       EQUITY
                                STOCK       CAPITAL         TRUST           EARNINGS        STOCK         ESOP       INCENTIVE PLAN
                              ----------   ------------  -------------    ------------    ----------   -------------  --------------
BALANCE - MARCH 31, 2005      $  305,305   $133,928,604  $        -       $ 80,101,378    $        -   $ (10,075,054) $           -

  Comprehensive income:
      Net income                       -              -           -          3,666,772             -               -              -
      Unrealized (loss) on
       securities available
       for sale, net of
       income taxes of $245,418        -              -           -                  -             -               -              -
  TOTAL COMPREHENSIVE INCOME

  ESOP shares committed to
     be released                       -         26,280           -                  -             -         732,732              -
  Purchase of treasury stock
         835,696 shares                -              -           -                  -    (8,689,942)              -              -
  Funding of Restricted Stock
        Awards                         -       (104,285)          -                  -     6,085,346               -     (5,981,061)
  Vesting of Restricted Stock
        Awards                         -              -           -                  -             -               -      1,594,947
  Funding of Supplemental
        Executive Retirement Plan      -          8,982     105,860                  -        45,389               -              -
  Cash dividends declared
        ($0.20 per shares)             -              -           -         (2,492,484)            -               -              -
                              ----------   ------------  -------------    ------------    ----------   -------------  --------------
BALANCE - MARCH 31, 2006         305,305    133,859,581     105,860         81,275,666    (2,559,207)     (9,342,322)    (4,386,114)
   Comprehensive income:
      Net income                       -              -           -          2,471,851             -               -              -
      Unrealized gain on
       securities available for
       sale, net of income
       taxes of $564,895               -              -           -                  -             -               -              -

   TOTAL COMPREHENSIVE INCOME

   Adoption of SFAS No. 123(R)         -     (4,386,114)          -                  -             -               -      4,386,114
   Adjustment upon initial adoption
      of SFAS No. 158, net of
      income taxes of $228,031         -              -           -                  -             -               -              -
   ESOP shares committed to be
      released                         -         97,756           -                  -             -         732,732              -
   Purchase of treasury stock -
      1,477,538 shares                 -              -           -                  -   (16,890,512)              -              -
   Stock option expense                -        784,493           -                  -             -               -              -
   Vesting of Restricted Stock
      Awards                           -      1,331,569           -                  -             -               -              -
   Forfeiture of Restricted Stock
      Awards                           -        247,173           -                  -      (247,173)              -              -
   Funding of Supplemental
      Executive Retirement Plan        -          1,128      39,985                  -        33,090               -              -
   Exercise of stock options           -           (110)          -                  -        24,604               -              -
   Tax benefit from stock based
      compensation                     -        135,026           -                  -             -               -              -
   Cash dividends declared
      ($0.20 per share)                -              -           -         (2,384,639)            -               -              -
                              ----------   ------------  -------------    ------------    ----------   -------------  --------------
BALANCE - MARCH 31, 2007         305,305    133,070,502     145,845         81,362,878   (19,639,198)     (8,609,590)             -

   Comprehensive income:
      Net income                       -              -           -          2,371,634             -               -              -
      Unrealized gain on
       securities available for
       sale, net of income
       taxes of $937,095               -              -           -                  -             -               -              -
   Pension benefits adjustment,
       net of income taxes of
       $48,442                         -              -           -                  -             -               -              -
   TOTAL COMPREHENSIVE INCOME

   ESOP shares committed to
       be released                     -         60,143           -                  -             -         732,732              -
   Purchase of treasury
       stock - 1,486,673 shares        -              -           -                  -   (16,466,079)              -              -
   Stock option expense                -        499,992           -                  -             -               -              -
   Vesting of Restricted
       Stock Awards                    -      1,061,453           -                  -             -               -              -
   Forfeiture of Restricted
       Stock Awards                    -          8,182           -                  -        (8,182)              -              -
   Funding of Supplemental
       Executive Retirement Plan       -          2,038      33,210                  -        33,812               -              -
   Tax benefit from stock based
       compensation                    -         45,039           -                  -             -               -              -
   Cash dividends declared
       ($0.20 per share)               -              -           -         (2,062,969)            -               -              -
                              ----------   ------------  -------------    ------------    ----------   -------------  --------------
BALANCE - MARCH 31, 2008      $  305,305   $133,747,349  $  179,055       $ 81,671,543  $(36,079,647)   $ (7,876,858)  $          -
                              ==========   ============  =============    ============  ============   =============  ==============

                                                    ACCUMULATED
                                                       OTHER         STOCK HELD
                                                   COMPREHENSIVE      BY RABBI
                                                     INCOME (LOSS)     TRUST          TOTAL
                                                 -----------------  ------------  -------------
BALANCE - MARCH 31, 2005                         $ (1,087,022)    $        -      $203,173,211
                                                                                  ------------
  Comprehensive income:
      Net income                                            -              -         3,666,772
      Unrealized (loss) on
       securities available
       for sale, net of
       income taxes of $245,418                      (369,050)             -         ( 369,050)
                                                                                  ------------
                                                                                     3,297,722
  TOTAL COMPREHENSIVE INCOME                                                      ------------


  ESOP shares committed to
         be released                                        -              -           759,012
  Purchase of treasury stock
         835,696 shares                                     -              -        (8,689,942)
  Funding of Restricted Stock
        Awards                                              -              -                 -
  Vesting of Restricted Stock
        Awards                                              -              -         1,594,947
  Funding of Supplemental
        Executive Retirement Plan                           -        (54,371)          105,860
  Cash dividends declared
        ($0.20 per shares)                                  -              -        (2,492,484)
                                                 ------------     ----------      ------------
BALANCE - MARCH 31, 2006                           (1,456,072)       (54,371)      197,748,326
                                                                                  ------------
   Comprehensive income:
      Net income                                            -              -         2,471,851
      Unrealized gain on
       securities available for
       sale, net of income
       taxes of $564,895                              849,465              -           849,465
                                                                                  ------------
                                                                                     3,321,316
   TOTAL COMPREHENSIVE INCOME                                                     ------------

   Adoption of SFAS No. 123(R)                              -              -                 -
   Adjustment upon initial adoption
      of SFAS No. 158, net of
      income taxes of $228,031                       (342,902)             -          (342,902)
   ESOP shares committed to be
      released                                              -              -           830,488
   Purchase of treasury stock -
      1,477,538 shares                                      -              -       (16,890,512)
   Stock option expense                                     -              -           784,493
   Vesting of Restricted Stock
      Awards                                                -              -         1,331,569
   Forfeiture of Restricted Stock
      Awards                                                -              -                 -
   Funding of Supplemental
      Executive Retirement Plan                             -        (34,218)          39,9858
   Exercise of stock options                                -              -            24,494
   Tax benefit from stock based
      compensation                                          -              -           135,026
   Cash dividends declared
      ($0.20 per share)                                     -              -        (2,384,639)
                                                 ------------     ----------      ------------
BALANCE - MARCH 31, 2007                              949,509        (88,589)      184,597,644
                                                                                  ------------

   Comprehensive income:
      Net income                                            -              -         2,371,634
      Unrealized gain on
        securities available for
        sale, net of income
        taxes of $937,095                           1,409,161              -         1,409,161
      Pension benefits adjustment,
        net of income taxes of
        $48,442                                        72,844              -            72,844
                                                                                  ------------
                                                                                     3,853,639
   TOTAL COMPREHENSIVE INCOME                                                     ------------

   ESOP shares committed to
       be released                                          -              -           792,875
   Purchase of treasury
       stock - 1,486,673 shares                             -              -       (16,466,079)
   Stock option expense                                     -              -           499,992
   Vesting of Restricted
       Stock Awards                                         -              -         1,061,453
   Forfeiture of Restricted
       Stock Awards                                         -              -                 -
   Funding of Supplemental
       Executive Retirement Plan                            -        (35,850)           33,210
   Tax benefit from stock based
       compensation                                         -              -            45,039
   Cash dividends declared
       ($0.20 per share)                                    -              -        (2,062,969)
                                                 ------------     ----------      ------------
BALANCE - MARCH 31, 2008                         $    532,496     $ (124,439)     $172,354,804
                                                 ============     ==========      ============



SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
--------------------------------------------------------------------------------
                                       32

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                   YEARS ENDED MARCH 31,
                                                                                      ----------------------------------------------
                                                                                         2008              2007             2006
                                                                                      -----------       -----------       ----------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                       $ 2,371,634       $ 2,471,851     $ 3,666,772
     Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of premises and equipment                           565,094           628,637         708,816
        Net amortization of deferred fees and costs, premiums and discounts               392,367           518,015         666,159
        Amortization of component of net periodic benefit costs                           121,286                 -               -
        Provision for loan losses                                                          90,000            90,000         160,000
        Loss on disposal of premises and equipment                                              -                 -           7,527
        (Increase) decrease in interest receivable                                       (138,098)           84,489         (62,305)
        Deferred income tax benefit                                                      (603,009)         (756,540)       (419,465)
        (Increase) decrease in other assets                                              (271,353)          158,307         (35,994)
        Increase (decrease) in accrued interest payable                                   385,277           (36,652)        (28,210)
        (Decrease) increase in other liabilities                                         (511,005)           95,990         (66,643)
        (Increase) in cash surrender value of bank owned life insurance                  (904,536)         (128,676)              -
        ESOP shares committed to be released                                              792,875           830,488         759,012
        Restricted stock expense                                                        1,061,453         1,331,569       1,594,947
        Stock option expense                                                              499,992           784,493               -
        Increase in deferred compensation obligation under Rabbi Trust                     33,210            39,985          34,203
                                                                                      -----------       -----------       ----------

           NET CASH PROVIDED BY OPERATING ACTIVITIES                                    3,885,187         6,111,956       6,984,819
                                                                                      -----------       -----------       ----------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from calls, maturities and repayments of:
        Investment securities available for sale                                        5,000,000        35,000,000      20,000,000
        Mortgage-backed securities available for sale                                   7,158,935         9,593,466      12,638,803
        Investment securities held to maturity                                         60,000,000        45,000,000      13,000,000
        Mortgage-backed securities held to maturity                                    29,962,884        33,334,391      46,105,338
     Redemptions of Federal Home Loan Bank of New York stock                              864,300         1,205,100       2,250,100
     Purchases of:
        Mortgage-backed securities available for sale                                 (49,269,526)                -               -
        Investment securities held to maturity                                         (5,000,000)      (40,000,000)    (45,000,000)
        Mortgage-backed securities held to maturity                                  (120,850,445)                -               -
        Loans receivable                                                              (10,934,919)       (3,930,382)     (5,017,827)
        Premises and equipment                                                         (1,181,962)         (183,236)       (529,596)
        Federal Home Loan Bank of New York stock                                       (5,183,700)         (642,100)     (1,659,500)
        Bank owned life insurance                                                               -       (20,000,000)              -
     Net change in loans receivable                                                     8,775,780       (11,136,093)    (44,682,021)
                                                                                      -----------       -----------       ----------

           NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                        (80,658,653)       48,241,146      (2,894,703)
                                                                                      -----------       -----------       ----------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
----------------------------------------------------------------------------------------------------------------------------------
                                       33

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                  YEARS ENDED MARCH 31,
                                                                                  --------------------------------------------------
                                                                                         2008              2007             2006
                                                                                  ----------------  ----------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net (decrease) increase in deposits                                             $  9,263,039      $ (4,503,331)   $ 15,509,435
     Net (decrease) in short-term borrowed funds                                                -                 -      (5,000,000)
     Proceeds from advances from Federal Home Loan Bank of New York                   116,193,754                 -               -
     Principal payments on advances from Federal Home Loan Bank of New York           (19,233,865)      (12,527,737)    (12,388,612)
     Net increase in payments by borrowers for taxes and insurance                        160,008           275,798         473,957
     Dividends paid                                                                    (2,062,969)       (2,384,639)     (2,492,484)
     Purchase of treasury stock                                                       (16,466,079)      (16,890,512)     (8,689,942)
     Exercise of stock options                                                                  -            24,494               -
     Tax benefit from stock based compensation                                             45,039           135,026               -
                                                                                  ----------------  ----------------  --------------

           NET CASH  PROVIDED BY (USED IN) FINANCING ACTIVITIES                        87,898,927       (35,870,901)    (12,587,646)
                                                                                  ----------------  ----------------  --------------

           NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        11,125,461        18,482,201      (8,497,530)

CASH AND CASH EQUIVALENTS - BEGINNING                                                  41,105,229        22,623,028      31,120,558
                                                                                  ----------------  ----------------  --------------

CASH AND CASH EQUIVALENTS - ENDING                                                   $ 52,230,690      $ 41,105,229    $ 22,623,028
                                                                                  ================  ================  ==============

SUPPLEMENTARY CASH FLOWS INFORMATION:

     CASH PAID DURING THE PERIOD FOR:
     Interest on deposits and borrowings                                             $ 23,708,507      $ 21,637,166    $ 17,600,545
                                                                                  ================  ================  ==============

     Income taxes paid, net of refunds                                               $  1,673,607      $  2,209,607    $  3,133,133
                                                                                  ================  ================  ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------
                                       34

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the "Company"), the Company's wholly-owned subsidiary, Clifton Savings Bank (formerly known as "Clifton Savings Bank, S.L.A." and referred to herein as the "Savings Bank") and the Savings Bank's wholly-owned subsidiary, Botany Inc. ("Botany"). All significant intercompany accounts and transactions have been eliminated in consolidation.

On September 12, 2007, the Bank converted from a New Jersey chartered savings and loan association to a federally chartered savings bank. In connection with the charter conversion, the Bank changed its name to "Clifton Savings Bank." Clifton MHC, the Company and the Bank will continue to be subject to supervision and examination by the Office of Thrift Supervision ("OTS"). The Bank's deposits are insured by the Federal Deposit Insurance Corporation ("FDIC").

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

--------------------------------------------------------------------------------
                                       35

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

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

Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectability no longer exist.

--------------------------------------------------------------------------------
                                       36

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

BANK OWNED LIFE INSURANCE

Bank owned life insurance ("BOLI") is accounted for in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin No. 85-4, "Accounting for Purchases of Life Insurance." The cash surrender value of BOLI is recorded on our consolidated statement of financial condition as an asset and the change in the cash surrender value is recorded as non-interest income.

--------------------------------------------------------------------------------
                                       37

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

PREMISES AND EQUIPMENT

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

                                                               YEARS
                                                               -----

      Land improvements                                        5 - 20
      Buildings and improvements                               5 - 40
      Furnishings and equipment                                2 - 10
      Leasehold improvements                                  Shorter of
                                                             useful life
                                                             or term of
                                                               lease
                                                              (2 - 5)

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

Effective April 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes"("FIN48"). The Interpretation provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification,

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company's evaluation of the implementation of FIN 48, no significant income tax uncertainties were identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the year ended March 31, 2008. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the year ended March 31, 2008. The tax years subject to examination by the taxing authorities are the years ended December 31, 2007, 2006, 2005, and 2004.

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

EARNINGS PER SHARE (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding, and is adjusted for Employee Stock Ownership Plan ("ESOP") shares not yet committed to be released, unvested restricted stock awards and deferred compensation obligations required to be settled in shares of Company stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as unvested restricted stock awards and outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock awards and options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the year ended March 31, 2008, include incremental shares related to outstanding stock options and unvested restricted stock awards of 39,763 and -0-, respectively. The calculation of diluted EPS for the year ended March 31, 2007, include incremental shares related to outstanding stock options and unvested restricted stock awards of 58,539 and 90,112, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding.

STOCK-BASED COMPENSATION

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. See Note 13 for additional information regarding grants of stock options and restricted stock under this plan.

The Company adopted SFAS No.123 (R) using the modified-prospective transition method, beginning April 1, 2006, and therefore, began to expense the fair value of all outstanding options over their remaining vesting periods to the extent the options were not fully vested as of the date of adoption, and instituted a procedure to expense the fair value of all options granted subsequent to March 31, 2006 over their requisite service periods. Prior to April 1, 2006, the Company accounted for those plans under the recognition and measurement provisions of Accounting Principal Board Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations, as permitted by SFAS No. 123, Accounting for Stock-Based Compensation. No stock-based employee compensation cost was recognized in the consolidated Statement of Income for the year ended March 31, 2006, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

                                                                              Year Ended
                                                                              March 31,
                                                                         ---------------------
                                                                                 2006
                                                                         ---------------------
                                                                         (Dollars In Thousands
                                                                         Except per Share Data)
        Net income as reported                                              $           3,667
        Add: Expense recognized for the Equity
          Incentive Plan, net of related tax effect of $637,000                           958
        Deduct: Equity Incentive Plan expense
          determined under fair value based method, net of
          related tax effect of $1,173,000                                             (2,279)
                                                                         ---------------------

                                  PRO FORMA NET INCOME                      $           2,346
                                                                         =====================

        BASIC/DILUTED EARNINGS PER SHARE AS REPORTED                        $            0.13
                                                                         =====================

        PRO FORMA BASIC/DILUTED EARNINGS PER SHARE                          $            0.08
                                                                         =====================

DEFINED BENEFIT PLANS

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" -an Amendment of FASB Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires two major changes to accounting for defined benefit and postretirement plans, with two different effective dates. The first requirement of SFAS No. 158, which the Company adopted as of March 31, 2007, requires the recognition of the over-funded and under-funded status of a defined benefit postretirement plan as an asset or liability in the consolidated statement of financial condition, with changes in the funded status recorded through other comprehensive income in the year in which those changes occur. The adoption of this requirement had no material impact on the Company's consolidated financial position, results of operations, and cash flows.

The second requirement of SFAS No. 158, which is effective for the Company as of April 1, 2008, requires that the funded status be measured as of the entity's fiscal year-end rather than as of an earlier date currently permitted. The Company currently uses a measurement date of January 1 for its defined benefit pension plans. The adoption of this requirement had no material impact on the Company's consolidated financial position, results of operations, and cash flows.

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

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

         DEPOSITS

         The fair value of non-interest-bearing demand, Crystal Checking, NOW, Super NOW, Money Market and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

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

         As of March 31, 2008 and 2007, the fair value of the commitments to extend credit were not considered to be material.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECLASSIFICATION

Certain amounts for prior periods have been restated to conform to the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements", which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The standard is effective for fiscal years beginning after November 15, 2007, and had no material impact on the Company's consolidated financial position, results of operations, and cash flows when adopted on April 1, 2008.

In February 2008, the FASB issued FASB Staff Position (FSP) 157-2, "Effective Date of FASB Statement No. 157," that permits a one-year deferral in applying the measurement provisions of SFAS No. 157 to non-financial assets and non-financial liabilities (non-financial items) that are not recognized or disclosed at fair value in an entity's financial statements on a recurring basis (at least annually). Therefore, if the change in fair value of a non-financial item is not required to be recognized or disclosed in the financial statements on an annual basis or more frequently, the effective date of application of SFAS No. 157 to that item is deferred until fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. This deferral does not apply, however, to an entity that applied SFAS No. 157 in interim or annual financial statements prior to the issuance of FSP 157-2. The Company does not expect the adoption of FSP 157-2 will have a material impact on its consolidated financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities-Including an amendment of SFAS No. 115." SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. Unrealized gains and losses on items for which the fair value option has been elected will be recognized in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007, with the opportunity to early adopt SFAS No. 159 as of the beginning of a fiscal year that begins on or before November 15, 2007. Early adoption was permitted; however, we did not early adopt SFAS No. 159 and, therefore, adopted the standard as of April 1, 2008. Upon adoption, we did not elect the fair value option for eligible items that existed as of April 1, 2008.

In March 2007, the FASB ratified EITF Issue No. 06-11, "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." EITF 06-11 requires companies to recognize the income tax benefit realized from dividends or dividend equivalents that are charged to retained earnings and paid to employees for nonvested equity-classified employee share-based payment awards as an increase to additional paid-in capital. EITF 06-11 is effective for fiscal years beginning after September 15, 2007. The adoption of EITF 06-11 did not have a material impact on the Company's consolidated financial position, results of operations and cash flows.

In March 2007, the FASB ratified EITF No. 06-10 "Accounting for Collateral Assignment Split-Dollar Life Insurance Agreements". EITF 06-10 provides guidance for determining a liability for the postretirement benefit obligation as well as recognition and measurement of the associated asset on the basis of the terms of the collateral assignment agreement. EITF 06-10 is effective for fiscal years beginning after December 15, 2007. The adoption of EITF 06-10 did not have a material impact on the Company's consolidated financial position, results of operations and cash flows.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS

Staff Accounting Bulletin No. 110 (SAB 110) amends and replaces Question 6 of Section D.2 of Topic 14, "Share-Based Payment," of the Staff Accounting Bulletin series. Question 6 of Section D.2 of Topic 14 expresses the views of the staff regarding the use of the "simplified" method in developing an estimate of the expected term of "plain vanilla" share options and allows usage of the "simplified" method for share option grants prior to December 31, 2007. SAB 110 allows public companies which do not have historically sufficient experience to provide a reasonable estimate to continue use of the "simplified" method for estimating the expected term of "plain vanilla" share option grants after December 31, 2007. SAB 110 was effective January 1, 2008. The adoption of SAB 110 did not have a material impact on the Company's consolidated financial position, results of operations and cash flows.

NOTE 2 - STOCK REPURCHASE PROGRAM AND DIVIDEND WAIVER

The Company has announced several stock repurchase programs. The repurchased shares are held as treasury stock or for general corporate use. During the years ended March 31, 2008 and 2007, 1,468,313 and 1,459,632 shares were repurchased at an aggregate cost of $16,275,000 and $16,673,000, respectively under these programs. Additionally, during the years ended March 31, 2008 and 2007, 18,360 and 17,906 shares were purchased at a total cost of $191,000 or $10.40 per share, and $218,000 or $12.17 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards.

During the years ended March 31, 2008 and 2007, Clifton MHC ("MHC"), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Office of Thrift Supervision ("OTS") to receive cash dividends of approximately $3,358,000 on the shares of Company common stock it owns. The cumulative amount of dividends waived by the MHC through March 31, 2008 was $12,426,000.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3- INVESTMENT SECURITIES

                                                                                MARCH 31, 2008
                                                        ----------------------------------------------------------------
                                                                             GROSS          GROSS          ESTIMATED
                                                          AMORTIZED       UNREALIZED      UNREALIZED         FAIR
                                                             COST            GAINS          LOSSES           VALUE
                                                        ---------------  -------------- --------------- ----------------
HELD TO MATURITY:
   Debt securities:
     U.S. Government (including agencies) maturing:
             Within one year                              $ 30,000,000      $  307,650      $        -     $ 30,307,650
             After one but within five years                79,993,194       1,784,806               -       81,778,000
                                                          ------------      -----------    -----------     ------------
                                                          $109,993,194      $2,092,456      $        -     $112,085,650
                                                          ============      ===========    ===========     ============


                                                                                MARCH 31, 2007
                                                        ----------------------------------------------------------------
                                                                             GROSS          GROSS          ESTIMATED
                                                          AMORTIZED       UNREALIZED      UNREALIZED         FAIR
                                                             COST            GAINS          LOSSES           VALUE
                                                        ---------------  -------------- --------------- ----------------
AVAILABLE FOR SALE:
   Debt securities:
     U.S. Government (including agencies) maturing:
             Within one year                              $  4,998,733      $        -      $   17,483     $  4,981,250
                                                          ------------      -----------    -----------     ------------
                                                          $  4,998,733      $        -      $   17,483     $  4,981,250
                                                          ============      ===========    ===========     ============

HELD TO MATURITY:
   Debt securities:
     U.S. Government (including agencies) maturing:
             Within one year                              $ 45,000,000      $        -      $  206,050     $ 44,793,950
             After one but within five years               119,989,209         189,100         888,609      119,289,700
                                                          ------------      -----------    -----------     ------------
                                                          $164,989,209      $  189,100      $1,094,659     $164,083,650
                                                          ============      ===========    ===========     ============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

There were no unrealized losses for investment securities at March 31, 2008. The age of unrealized losses and the fair value of related investment securities at
March 31, 2007 were as follows:
                                               LESS THAN 12 MONTHS            12 MONTHS OR MORE                      TOTAL
                                          ---------------------------   ----------------------------     --------------------------
                                                            GROSS                          GROSS                         GROSS
                                                          UNREALIZED                     UNREALIZED                    UNREALIZED
                                            FAIR VALUE      LOSSES      FAIR VALUE         LOSSES         FAIR VALUE     LOSSES
                                          ------------    -----------   ----------        ----------      -----------   -----------
MARCH 31, 2007:
  U.S. Government (including agencies):
     Available for sale                   $          -     $      -     $  4,981,250      $    17,483     $  4,981,250   $   17,483
     Held to maturity                       19,970,000       30,000      103,924,550        1,064,659      123,894,550    1,094,659
                                          ------------     --------     ------------       ----------     ------------   ----------

                                          $ 19,970,000     $ 30,000     $108,905,800      $ 1,082,142     $128,875,800   $1,112,142
                                          ============     ========     ============      ===========     ============   ==========

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2008, 2007, and 2006.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-BACKED SECURITIES

                                                                          MARCH 31, 2008
                                               --------------------------------------------------------------------
                                                                      GROSS            GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                                    COST              GAINS           LOSSES            VALUE
                                                 --------------    -------------    -------------    -------------
AVAILABLE FOR SALE:
    Federal Home Loan Mortgage
         Corporation                              $  39,666,795      $   611,899      $         -     $ 40,278,694
    Federal National Mortgage Association            49,215,575          731,734            7,379       49,939,930
                                                 --------------    -------------    -------------    -------------
                                                  $  88,882,370      $ 1,343,633      $     7,379     $ 90,218,624
                                                 ==============    =============    =============    =============

HELD TO MATURITY:
    Federal Home Loan Mortgage
         Corporation                              $ 136,366,153      $ 1,756,940      $   303,867     $137,819,226
    Federal National Mortgage Association            35,201,481          695,313           25,181       35,871,613
    Governmental National Mortgage
         Association                                  9,098,602            9,295          112,828        8,995,069
                                                 --------------    -------------    -------------    -------------
                                                  $ 180,666,236      $ 2,461,548      $   441,876     $182,685,908
                                                 ==============    =============    =============    =============


                                                                          MARCH 31, 2007
                                               --------------------------------------------------------------------
                                                                      GROSS            GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED          FAIR
AVAILABLE FOR SALE:                                  COST             GAINS           LOSSES            VALUE
                                                 --------------    -------------    -------------    -------------
    Federal Home Loan Mortgage
         Corporation                              $  25,977,609      $       267      $   518,217      $25,459,659
    Federal National Mortgage Association            20,804,426                -          474,570       20,329,856
                                                 --------------    -------------    -------------    -------------
                                                  $  46,782,035      $       267      $   992,787     $ 45,789,515
                                                 ==============    =============    =============    =============
HELD TO MATURITY:
    Federal Home Loan Mortgage
         Corporation                              $  52,005,605      $   108,167      $ 1,013,838     $ 51,099,934
    Federal National Mortgage Association            25,126,607           96,351          303,582       24,919,376
    Governmental National Mortgage
         Association                                 12,967,840            8,411          193,672       12,782,579
                                                 --------------    -------------    -------------    -------------
                                                  $  90,100,052      $   212,929      $ 1,511,092     $ 88,801,889
                                                 ==============    =============    =============    =============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Contractual maturity data for mortgage-backed securities is as follows:
                                                                            MARCH 31,
                                                 --------------------------------------------------------------
                                                            2008                              2007
                                                 ----------------------------   --------------------------------
                                                  AMORTIZED        ESTIMATED        AMORTIZED         ESTIMATED
                                                    COST           FAIR VALUE         COST           FAIR VALUE
                                                 -----------       ----------       ----------       -----------
                                                                         (IN THOUSANDS)
AVAILABLE FOR SALE:
Due within one year                                $       1        $       1         $     11          $     11
Due after ten years                                   88,881           90,218           46,771            45,779
                                                 -----------       ----------       ----------        ----------
                                                   $  88,882        $  90,219         $ 46,782          $ 45,790
                                                 ============      ==========       ==========        ==========

HELD TO MATURITY:
Due within one year                                $     490        $     494         $     58          $     58
Due after one through five years                       2,894            2,896            4,598             4,517
Due after five through ten years                       1,417            1,465              646               664
Due after ten years                                  175,865          177,831           84,798            83,563
                                                 ------------      ----------       ----------        ----------
                                                   $ 180,666        $ 182,686         $ 90,100          $ 88,802
                                                 ============      ==========       ==========        ==========

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties.

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:
                                    LESS THAN 12 MONTHS               12 MONTHS OR MORE                        TOTAL
                              -------------------------------- --------------------------------- --------------------------------
                                                   GROSS                             GROSS                            GROSS
                                                 UNREALIZED                        UNREALIZED                      UNREALIZED
                                FAIR VALUE         LOSSES         FAIR VALUE         LOSSES        FAIR VALUE        LOSSES
                              ---------------- --------------- ----------------- --------------- --------------- ----------------
MARCH 31, 2008:
      Available for sale         $  8,214,856       $   7,379      $          -     $         -    $  8,214,856      $     7,379
      Held to maturity             39,749,443         274,490        15,091,871         167,386      54,841,314          441,876
                              ---------------- --------------- ----------------- --------------- --------------- ----------------

                                 $ 47,964,299       $ 281,869      $ 15,091,871     $   167,386    $ 63,056,170      $   449,255
                              ================ =============== ================= =============== =============== ================

MARCH 31, 2007:
      Available for sale         $          -       $       -      $ 45,778,432     $   992,787    $ 45,778,432      $   992,787
      Held to maturity              9,577,236          69,289        68,285,892       1,441,803      77,863,128        1,511,092
                              ---------------- --------------- ----------------- --------------- --------------- ----------------

                                 $  9,577,236       $  69,289      $114,064,324     $ 2,434,590    $123,641,560      $ 2,503,879
                              ================ =============== ================= =============== =============== ================

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2008
(forty-four mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities.
Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost.

There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended March 31, 2008, 2007 and 2006.

NOTE 5 - LOANS RECEIVABLE

The following is a summary of loans by type:

                                                                                       MARCH 31,
                                                                          -------------------------------------
                                                                                2008                  2007
                                                                          ----------------      ---------------
Real estate mortgage:
       One- to four-family                                                  $388,378,474          $388,603,395
       Multi-family and commercial                                            15,992,909            13,890,087
                                                                          --------------         -------------

                                                                             404,371,383           402,493,482
                                                                          --------------         -------------

Real estate construction                                                       1,629,648             1,994,015
                                                                          --------------         -------------

Consumer:
       Second mortgage                                                        13,458,090            12,186,604
       Passbook or certificate                                                 1,109,877             1,251,073
       Equity line of credit                                                     617,120               859,311
       Other                                                                     295,000               290,000
                                                                          --------------         -------------

                                                                              15,480,087            14,586,988
                                                                          --------------         -------------

            TOTAL LOANS                                                      421,481,118           419,074,485

Less:
       Loans in process                                                         (348,970)             (227,270)
       Net premiums and deferred loan costs                                      927,124             1,118,905
                                                                          --------------         -------------

                                                                                 578,154               891,635
                                                                          --------------         -------------

                                                                            $422,059,272          $419,966,120
                                                                          ==============        ==============

--------------------------------------------------------------------------------
                                       48

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE (CONTINUED)

At March 31, 2008, 2007, and 2006, nonaccrual loans for which interest has been discontinued totaled approximately $265,000, $258,000, and $10,000, respectively. During the years ended March 31, 2008, 2007, and 2006, interest income of approximately $12,000, $12,000, and $1,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $15,000, $16,000, and $1,000, for the years ended March 31, 2008, 2007, and 2006, respectively. There are no loans greater than ninety days past due that are still accruing interest.

As of March 31, 2008 and 2007, and during each of the years in the three-year period ended March 31, 2008, there were no impaired loans as defined by SFAS No. 114.

The Savings Bank has granted loans to certain officers and directors of the Company and Savings Bank and to their associates. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                                                                             YEARS ENDED MARCH 31,
                                                                                    -------------------------------------
                                                                                          2008                  2007
                                                                                    ---------------         -------------
         Balance, beginning                                                         $       738,000         $   1,057,000
               Loans originated                                                                   -                60,000
               Loans to newly associated parties                                                  -               125,000
               Persons no longer associated                                                       -              (187,000)
               Collection of principal                                                      (72,000)             (317,000)
                                                                                    ---------------         -------------
         Balance, ending                                                            $       666,000         $     738,000
                                                                                    ===============         =============

The following is an analysis of the allowance for loan losses:

                                                                                  YEARS ENDED MARCH 31,
                                                                ---------------------------------------------------------
                                                                     2008                  2007                  2006
                                                                -------------         -------------         -------------

         Balance - beginning                                      $ 1,350,000           $ 1,260,000           $ 1,100,000
               Provision charged to operations                         90,000                90,000               160,000
                                                                -------------         -------------         -------------
         Balance - ending                                         $ 1,440,000           $ 1,350,000           $ 1,260,000
                                                                =============         =============         =============

--------------------------------------------------------------------------------
                                       49

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

                                                                                 MARCH 31,
                                                                   -----------------------------------
                                                                         2008              2007
                                                                   -----------------  ----------------
         Land and land improvements                                     $ 4,288,567       $ 3,248,705
         Buildings and improvements                                       6,947,084         6,940,691
         Furnishings and equipment                                        2,261,753         2,183,692
         Leasehold improvements                                             270,781           270,781
         Construction in process                                             43,773                 -
                                                                   -----------------  ----------------
                                                                         13,811,958        12,643,869

         Accumulated depreciation and amortization                       (4,811,591)       (4,260,370)
                                                                   -----------------  ----------------
                                                                        $ 9,000,367       $ 8,383,499
                                                                   =================  ================

Included in land and land improvements at March 31, 2008 and 2007 is $1,039,000 and $ -0- of land which is being held for future branch expansion.

Rental expenses related to the occupancy of leased premises totaled approximately $78,000, $75,000 and $77,000 for the years ended March 31, 2008, 2007 and 2006, respectively. The minimum obligation under the lease agreements, which expire through January 31, 2013, for each of the years ended March 31 is as follows:

                                               AMOUNT
                                           -------------
                       2009                    $79,000
                       2010                     81,000
                       2011                     83,000
                       2012                     61,000
                       2013                     35,000
                 Thereafter                          -
                                           -----------
                                              $339,000
                                           ===========
NOTE 7 - INTEREST RECEIVABLE

                                                                              MARCH 31,
                                                                   -----------------------------
                                                                      2008              2007
                                                                   -----------       -----------
    Loans                                                          $ 1,904,684       $ 1,901,590
    Mortgage-backed securities                                       1,216,983           611,290
    Investment securities                                            1,461,076         1,930,548
                                                                   -----------       -----------
                                                                     4,582,743         4,443,428

    Allowance for uncollected interest on loans                         (5,345)           (4,128)
                                                                   -----------       -----------

                                                                   $ 4,577,398       $ 4,439,300
                                                                   ===========       ===========

--------------------------------------------------------------------------------
                                       50

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS


                                                                MARCH 31,
                              --------------------------------------------------------------------------
                                               2008                                   2007
                              ------------------------------------   -----------------------------------
                               WEIGHTED                               WEIGHTED
                               AVERAGE                                AVERAGE
                                RATE         AMOUNT      PERCENT       RATE         AMOUNT     PERCENT
                              ---------   -------------- ---------   ---------   ------------- ---------
Demand accounts:
      Non-interest bearing        0.00 %   $  4,528,978      0.79 %      0.00 %   $  3,744,659      0.66 %
      Crystal Checking            3.25       13,626,525      2.36        2.68        7,751,031      1.37
      NOW                         0.75       17,085,781      2.96        0.74       19,421,221      3.42
      Super NOW                   0.75          185,476      0.03        0.74          177,900      0.03
      Money Market                2.76       20,176,191      3.50        3.39       20,966,657      3.69
                                           ------------  --------                 ------------   -------

                                  2.03       55,602,951      9.64        2.04       52,061,468      9.17

      Savings and club accounts   1.10       90,640,312     15.72        1.12      100,666,359     17.74

      Certificates of deposit     4.46      430,478,548     74.64        4.58      414,730,945     73.09
                                           ------------  --------                 ------------   -------

          TOTAL DEPOSITS          3.70 %   $576,721,811    100.00 %      3.73 %   $567,458,772    100.00 %
                                           ============  ========                 ============   =======

Certificates of deposit with balances of $100,000 or more at March 31, 2008 and 2007 totaled approximately $97,023,000 and $83,805,000, respectively.

The scheduled maturities of certificates of deposit are as follows:

                                                                           MARCH 31,
                                                                    -----------------------
                                                                      2008            2007
                                                                    --------       --------
                                                                      (In Thousands)

      One year or less                                              $307,145       $329,668
      After one to two years                                          79,931         53,308
      After two to three years                                        27,964         18,210
      After three to four years                                       11,916         12,049
      After four years to five years                                   3,523          1,496
                                                                    --------       --------
                                                                    $430,479       $414,731
                                                                    ========       ========

--------------------------------------------------------------------------------
                                       51

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

                                                           YEARS ENDED MARCH 31,
                                               ---------------------------------------------
                                                   2008            2007            2006
                                               --------------  --------------  -------------
      Demand                                     $ 1,199,382     $ 1,044,257    $   708,164
      Savings and club                             1,076,468       1,293,873      1,858,750
      Certificates of deposits                    19,789,894      17,248,516     12,505,527
                                               --------------  --------------  -------------
                                                 $22,065,744     $19,586,646    $15,072,441
                                               ==============  ==============  =============

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

                                                                         MARCH 31,
                                         ---------------------------------------------------------------------
                                                        2008                                2007
                                         ---------------------------------    --------------------------------
                                                                WEIGHTED                            WEIGHTED
               MATURING DURING                                  AVERAGE                             AVERAGE
                 YEAR ENDING                  BALANCE          INTEREST RATE     BALANCE         INTEREST RATE
        ------------------------------   ------------------    -----------    ---------------    -------------
                    2008                     $           -              - %      $18,672,590           3.64 %
                    2009                        23,033,941           3.99         18,823,405           3.94
                    2010                        20,535,014           3.80          3,144,518           4.09
                    2011                        28,069,606           4.03          2,991,416           4.11
                    2012                        16,988,504           3.80          1,714,552           4.05
                    2013                        16,471,031           3.85                  -              -
                 Thereafter                     37,208,274           3.83                  -              -
                                         ------------------    -----------    ---------------    -----------
                                             $ 142,306,370           3.89 %      $45,346,481           3.84 %
                                         ==================    ===========    ===============    ===========

The carrying value of collateral pledged for the above advances was as follows:

                                                       MARCH 31,
                                               ------------------------
                                                 2008             2007
                                               ---------        -------
        U.S. Government Agency bonds:                 (IN THOUSANDS)
            Held to maturity                   $   5,000        $ 5,000
                                               ---------        -------
                                                   5,000          5,000
                                               ---------        -------
        Mortgage-backed securities:
            Available for sale                    90,218         42,640
            Held to maturity                      53,965              -
                                               ---------        -------
                                                 144,183         42,640
                                               ---------        -------
                                               $ 149,183        $47,640
                                               =========        =======

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB") (CONTINUED)

At March 31, 2008, the Company also had available to it $78.5 million under a revolving overnight line of credit, and $78.5 million under a one-month overnight repricing line of credit agreement with the FHLB. These credits expire on July 31, 2008. At March 31, 2007, the Company had available to it $79.4 million under a revolving overnight line of credit, and $79.4 million under a one-month overnight repricing line of credit agreement with the FHLB which expired on July 31, 2007.

NOTE 10 - REGULATORY CAPITAL

The Savings Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Savings Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Savings Bank must meet specific capital guidelines that involve quantitative measures of the Savings Bank's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting principals. The Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2008 and 2007, that the Savings Bank met all capital adequacy requirements to which it was subject.

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:


                                                                                               MARCH 31,
                                                                                     ---------------------------
                                                                                       2008               2007
                                                                                     --------           --------
                                                                                            (IN THOUSANDS)
     GAAP capital                                                                    $148,910           $142,603
     Net unrealized (gain) loss on securities available for sale                         (803)               607
     Net benefit plan change                                                              270                343
                                                                                     --------           --------
     Tier 1 capital                                                                   148,377            143,553
     General valuation allowance                                                        1,440              1,350
                                                                                     --------           --------
     TOTAL RISK-BASED CAPITAL                                                        $149,817           $144,903
                                                                                     ========           ========

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY CAPITAL (CONTINUED)

The following table sets forth the Savings Bank's capital position at March 31, 2008 and 2007 as compared to minimum regulatory capital requirements:

                                                                                         OTS Requirements
                                                                            -------------------------------------------
                                                                             MINIMUM CAPITAL     FOR CLASSIFICATION AS
                                                            ACTUAL               ADEQUACY           WELL-CAPITALIZED
                                                      ------------------    ------------------   ---------------------
                                                       AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT      RATIO
                                                      --------   -------    --------   -------   --------    -------
                                                                         (DOLLARS IN THOUSANDS)
AS OF MARCH 31, 2008:
     Total capital (to risk-weighted assets)          $149,817    45.02 %    $26,624     8.00 %   $33,280     10.00 %
     Tier 1 capital (to risk-weighted assets)          148,377    44.58       13,312     4.00      19,968      6.00
     Core (tier 1) capital (to adjusted total          148,377    16.71       35,517     4.00      44,396      5.00
     Tangible capital (to adjusted tangible assets)    148,377    16.71       13,319     1.50         -           -

AS OF MARCH 31, 2007:
     Total capital (to risk-weighted assets)          $144,903    46.70 %    $24,822     8.00 %   $31,027     10.00 %
     Tier 1 capital (to risk-weighted assets)          143,553    46.27       12,411     4.00      18,616      6.00
     Core (tier 1) capital (to adjusted total assets)  143,553    18.27       31,435     4.00      39,293      5.00
     Tangible capital (to adjusted tangible assets)    143,553    18.27       11,788     1.50         -           -


On March 27, 2007, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized as of December 31, 2006, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Savings Bank's category.

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:

                                                                                   YEARS ENDED MARCH 31,
                                                                 -------------------------------------------------------
                                                                       2008               2007               2006
                                                                 -----------------  -----------------  -----------------
Current tax expense:
     Federal income                                                     $ 911,714         $1,719,377         $2,236,829
     State income                                                         327,583            388,446            306,269
                                                                 -----------------  -----------------  -----------------

            TOTAL CURRENT INCOME TAXES                                  1,239,297          2,107,823          2,543,098
                                                                 -----------------  -----------------  -----------------
Deferred tax (benefit):
     Federal income                                                       (68,465)          (372,286)          (325,702)
     State income                                                        (534,544)          (384,254)           (93,763)
                                                                 -----------------  -----------------  -----------------

            TOTAL DEFERRED INCOME TAX (BENEFIT)                          (603,009)          (756,540)          (419,465)
                                                                 -----------------  -----------------  -----------------
                                                                        $ 636,288         $1,351,283         $2,123,633
                                                                 =================  =================  =================

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                     YEARS ENDED MARCH 31,
                                                                     --------------------------------------------------
                                                                         2008               2007               2006
                                                                     ------------        -----------        -----------
     Federal income tax at the statutory rate                         $ 1,022,693         $1,299,866         $1,968,738
     Increase (decrease) in income taxes resulting from:
         New Jersey income tax, net
            of federal income tax effect                                 (136,594)             2,767            140,254
         Bank owned life insurance income                                (307,542)           (43,750)                 -
         Incentive stock option expense                                    51,921             71,049                  -
         Other, net                                                         5,810             21,351             14,641
                                                                     ------------        -----------        -----------

            TOTAL INCOME TAX EXPENSE                                  $   636,288         $1,351,283         $2,123,633
                                                                     ============        ===========        ===========

     Effective income tax rate                                               21.2%              35.3%              36.7%
                                                                     ============        ===========        ===========

Deferred tax assets and liabilities consisted of the following:

                                                                                                   MARCH 31,
                                                                                        -------------------------------
                                                                                            2008               2007
                                                                                        ------------       ------------
Deferred income tax assets:
     Net unrealized loss on securities available for sale                                 $        -         $  403,395
     Pension costs                                                                           718,957            654,097
     Allowance for loan losses                                                               575,136            539,190
     Benefit plans                                                                           141,424            215,027
     Depreciation                                                                            186,644             90,706
     Post-retirement benefit obligation                                                      179,589            228,031
     Non-qualified benefit plans                                                             368,568            229,864
     Loan fees                                                                                 2,213              3,292
     Employee Stock Ownership Plan                                                           245,449            199,560
     Supplemental Executive Retirement Plan                                                   81,426             65,420
     NJ net operating loss carryforwards                                                     433,374            134,829
     NJ AMA carryover                                                                         33,258             33,257
     Other                                                                                    15,359             14,355
                                                                                        ------------       ------------
            TOTAL DEFERRED TAX ASSETS                                                      2,981,397          2,811,023

Deferred income tax liabilities:
     Net unrealized gain on securities available for sale                                   (533,700)                 -
     Other                                                                                   (19,202)                 -
                                                                                        ------------       ------------
            TOTAL DEFERRED TAX LIABILITIES                                                  (552,902)                 -
                                                                                        ------------       ------------
            NET DEFERRED TAX ASSET INCLUDED IN OTHER ASSETS                               $2,428,495         $2,811,023
                                                                                        ============       ============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

The Savings Bank has New Jersey net operating loss carryforwards in the amount of approximately $7,296,000, which expire through 2015.

Retained earnings at March 31, 2008 and 2007, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses will result in income for tax purposes only, and will be subject to income tax at the then current rate.

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

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $750,000, $802,000 and $759,000 for the years ended March 31, 2008, 2007 and 2006, respectively.

The ESOP shares were as follows:

                                                         MARCH 31,
                                              ------------------------------
                                                   2008               2007
                                              -----------       ------------
    Allocated shares                              287,039            218,622
    Shares committed to be released                 9,428              9,791
    Unearned shares                               787,689            860,962
                                              -----------       ------------

             TOTAL ESOP SHARES                  1,084,156          1,089,375
                                              ===========       ============

    Fair value of unearned shares             $ 7,939,905       $ 10,279,886
                                              ===========       ============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

SECTION 401(K) PLAN

The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code ("IRC"), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2008, 2007, and 2006, was approximately $66,000, $63,000 and $63,000, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

Effective upon the consummation of the Savings Bank's reorganization in March 2004, a SERP was established. The plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Savings Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant's behalf. A participant's benefits generally become payable upon a change in control of the Savings Bank and the Company. The SERP expense for the years ended March 31, 2008, 2007, and 2006, was approximately $40,000, $46,000 and $39,000, respectively. At March 31, 2008 and 2007, the accrued SERP liability was $204,000 and $164,000, respectively.


NOTE 13 - STOCK-BASED COMPENSATION

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At March 31, 2008, there were 165,661 shares remaining for future option grants, and 34,950 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. 20% of the shares awarded were immediately vested, with an additional 20% becoming vested annually thereafter. During the years ended March 31, 2008, 2007 and 2006, approximately $1,061,000, $1,332,000 and $1,595,000, respectively, in expense was recognized in regard to these restricted stock awards. The Company recognized approximately $424,000, $532,000 and $637,000 of income tax benefits resulting from this expense for the years ended March 31, 2008, 2007 and 2006, respectively. The total fair value of stock awards vested during the years ended March 31, 2008, 2007 and 2006 were approximately $1,081,000, $1,640,000 and
$1,196,000, respectively.

--------------------------------------------------------------------------------
                                       57

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

The following is a summary of the status of the Company's restricted shares:

                                                               Weighted Average
                                        Restricted                 Grant Date
                                          Shares                   Fair Value
                                        ----------             ----------------
Non-vested at March 31, 2006               468,185                   $10.22
      Vesting                             (134,579)                   10.22
      Granted                                    -                        -
      Forfeited                            (21,065)                   10.22
                                        ----------                 --------
Non-vested at March 31, 2007               312,541                    10.22
      Vesting                             (103,942)                   10.22
      Granted                                    -                        -
      Forfeited                               (719)                   10.22
                                        ----------                 --------
Non-vested at March 31, 2008               207,880                   $10.22
                                        ==========                 ========

Expected future compensation expense relating to the 208,000 non-vested restricted shares outstanding at March 31, 2008 is $1,770,000 over a weighted average period of 1.7 years.

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, 20% of the options awarded were vested, with an additional 20% becoming vested annually thereafter. In February 2006, the Company's Board of Directors approved the acceleration of the second 20% of the option grants so that those options became fully vested as of March 31, 2006. During the years ended March 31, 2008, 2007 and 2006, approximately $500,000, $784,000 and $-0-, respectively, in stock option expense, was recorded net of income tax benefits of $139,000, $230,000 and $-0-, respectively.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:

                                                                                            Weighted Average      Aggregate
                                               Number of              Weighted Average         Remaining          Intrinsic
                                              Stock Options            Exercise Price       Contractual Term        Value
                                              --------------          -----------------     -----------------    -------------
Balance at March 31, 2006                         1,483,510                     $10.24
Exercised                                            (2,392)                     10.24                              $ 742
Forfeited or cancelled                              (48,465)                     10.24
                                              -------------             --------------
Outstanding at March 31, 2007                     1,432,653                      10.24
Expired                                            (104,713)                     10.24
                                              -------------             --------------
Outstanding at March 31, 2008                     1,327,940                     $10.24         7.42 Years               -
                                              =============             ==============
Exercisable at March 31, 2008                       796,764                     $10.24         7.42 Years               -
                                              =============             ==============

Shares issued upon the exercise of stock options are issued from treasury stock. The Company has an adequate number of treasury shares available for future stock option exercises. Expected future compensation expense relating to the 531,000 non-vested options outstanding at March 31, 2008 is $311,000 over a weighted average period of 1.4 years.

The fair value of the options granted on August 31, 2005, as computed using the Black-Scholes option-pricing model, was determined to be $2.38 per option based upon the following underlying assumptions: a risk-free interest rate, expected option life, expected stock price volatility, and dividend yield of 4.11%, 6.0 years, 21.56%, and 1.95%, respectively.

NOTE 14 - DEFINED BENEFIT PLANS

DIRECTORS' RETIREMENT PLAN

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The measurement dates used to value the plan were January 1, 2008 and 2007, respectively.

The following table sets forth the funded status for the Directors' Retirement Plan and amounts recognized in the consolidated statements of financial condition.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN (CONTINUED)

                                                                                      March 31,
                                                                         ---------------------------------
                                                                                2008             2007
                                                                         ---------------- ----------------
Change in projected benefit obligations:
        Benefit obligation - beginning                                      $  2,078,491     $  2,210,149
             Service cost                                                         81,012           19,124
             Interest cost                                                       127,428          128,240
             Actuarial (gain) loss                                               (45,847)        (257,606)
             Benefits paid                                                       (89,000)         (21,416)
                                                                         ---------------- ----------------

        Benefit obligation - ending                                            2,152,084        2,078,491
                                                                         ---------------- ----------------

Change in plan assets:
        Fair value of plan assets - beginning                                          -                -
             Employer contribution                                                89,000           21,416
             Benefits paid                                                       (89,000)         (21,416)
                                                                         ---------------- ----------------

        Fair value of plan assets - ending                                             -                -
                                                                         ---------------- ----------------

Funded status and accrued pension cost included in other liabilities        $ (2,152,084)    $ (2,078,491)
                                                                         ================ ================

Assumptions:
        Discount rate                                                               6.50%            6.25%
        Rate of increase in compensation                                            4.50%            4.00%

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2009, totaling approximately $92,000. At March 31, 2008, benefit payments expected to be paid under the plan are as follows (in thousands):

        Years ending March 31:
              2009                                      $    92
              2010                                           99
              2011                                          123
              2012                                          146
              2013                                          158
           2014-2018                                      1,014
                                                        -------
                                                        $ 1,632
                                                        =======

Net periodic pension cost for the plan included the following components:


                                                                               YEARS ENDED MARCH 31,
                                                               -------------------------------------------------
                                                                    2008               2007              2006
                                                               -----------         ----------        -----------
        Service cost                                             $  81,012          $  19,124          $  15,492
        Interest cost                                              127,428            128,240            102,368
        Net amortization and deferral                               86,052            108,836             88,264
                                                               -----------         ----------        -----------
             NET PERIODIC PENSION COST  INCLUDED IN
                DIRECTORS' COMPENSATION                          $ 294,492          $ 256,200          $ 206,124
                                                                 =========         ==========         ==========
        Assumptions:
             Discount rate                                          6.250%             5.875%             6.125%
             Rate of increase in compensation                       4.000%             4.000%             4.000%

At March 31, 2008, unrecognized net loss of $141,165 and unrecognized prior service cost of $407,604 were included in accumulated other comprehensive income in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2009, $86,052 of prior service cost is expected to be recognized as a component of net periodic pension cost.

--------------------------------------------------------------------------------
                                       61

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January 1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. Due to the death of the former president in February 2005, his surviving spouse has begun and will continue to receive annual payments of $35,000 through December 31, 2008. The plan shall also provide coverage under a health insurance plan for the former president's spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were January 1, 2008 and 2007, respectively.

The following table sets forth the funded status for the Former President's Retirement Plan and amounts recognized in the consolidated statements of financial condition:

                                                                                            MARCH 31,
                                                                                -------------------------------
                                                                                     2008             2007
                                                                                --------------  ---------------
       Change in projected benefit obligations:
          Benefit obligation - beginning                                            $ 130,141       $  161,885
             Interest cost                                                              7,500            8,924
             Actuarial loss (gain)                                                        425             (548)
             Benefits paid                                                            (40,410)         (40,120)
                                                                                --------------  ---------------
       Benefit obligation - ending                                                     97,656          130,141
                                                                                --------------  ---------------
       Change in plan assets:
          Fair value of plan assets - beginning                                             -                -
             Employer contribution                                                     40,410           40,120
             Benefits paid                                                            (40,410)         (40,120)
                                                                                --------------  ---------------
          Fair value of plan assets - ending                                                -                -
                                                                                --------------  ---------------
       Funded status and accrued pension cost included in other liabilities         $ (97,656)      $ (130,141)
                                                                                ==============  ===============
       Assumed discount rate                                                            6.50%            6.25%
                                                                                ==============  ===============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the Plan during the year ending March 31, 2009, totaling approximately $32,000. At March 31, 2008, benefit payments expected to be paid under the Plan are as follows (in thousands):

     Years ending March 31:
            2009                                 $ 32
            2010                                    6
            2011                                    6
            2012                                    6
            2013                                    6
         2014-2018                                 32
                                              -------
                                                 $ 88
                                              =======

Net periodic pension cost for the Plan included the following components:


                                                                              YEARS ENDED MARCH 31,
                                                                  --------------------------------------------
                                                                      2008             2007             2006
                                                                  -----------     -----------      -----------
       Interest cost                                                 $  7,500        $  8,924         $ 11,024
       Net amortization and deferral                                  (10,188)        (11,360)         (12,796)
                                                                  -----------     -----------      -----------
             NET PERIODIC (BENEFIT)                                  $ (2,688)       $ (2,436)        $ (1,772)
                                                                  ===========     ===========      ===========

       Assumed discount rate                                           6.250%          5.875%           6.125%
                                                                  ===========     ===========      ===========

At March 31, 2008, unrecognized net gain of $99,122 was included in accumulated other comprehensive income in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2009, $8,388 of the net gain is expected to be recognized as a component of net periodic pension benefit.

--------------------------------------------------------------------------------
                                       63

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts and fair values of financial instruments are as follows:

                                                                                          MARCH 31,
                                                               --------------------------------------------------------
                                                                           2008                         2007
                                                               --------------------------------------------------------
                                                                CARRYING                       CARRYING
                                                                  VALUE        FAIR VALUE        VALUE      FAIR VALUE
                                                               ----------     ------------    ----------    -----------
                                                                                    (IN THOUSANDS)
Financial assets:
       Cash and cash equivalents                                 $ 52,231       $ 52,231      $ 41,105      $41,105
       Securities available for sale:
              Investment                                                -              -         4,981        4,981
              Mortgage-backed                                      90,219         90,219        45,790       45,790
       Securities held to maturity:
              Investment                                          109,993        112,086       164,989      164,084
              Mortgage-backed                                     180,666        182,686        90,100       88,802
       Loans receivable                                           420,619        416,321       418,616      409,976
       Federal Home Loan Bank of New York stock                     7,537          7,537         3,217        3,217
       Interest receivable                                          4,577          4,577         4,439        4,439

Financial liabilities:
       Deposits                                                   567,722        581,920       567,459      569,003
       FHLB advances                                              142,306        145,039        45,346       44,634
       Interest payable                                               581            581           195          195

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

The Savings Bank, at March 31, 2008, had outstanding commitments to originate loans totaling approximately $10,737,000, which included $8,280,000 for fixed-rate mortgage loans with interest rates ranging from 5.25% to 5.75%, $1,982,000 for adjustable rate commercial mortgage loans with initial rate ranging from 5.50% to 6.00%, and $475,000 for fixed rate second mortgage loans with an interest rates of 6.375%. Outstanding loan commitments at March 31, 2007 totaled $3,819,000. These commitments generally expire in three months or less.

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

At March 31, 2008, the Savings Bank had outstanding commitments to purchase a $750,000 participation in a $5.8 million construction loan, and a $750,000 participation in a $7.3 million construction loan with adjustable interest rates of 3.00% and 2.50%, respectively, over the one month London Interbank Offering Rate. The commitments outstanding at March 31, 2007 were to purchase both a $117,000 construction loan and $5,598,000 of mortgage loans.

At March 31, 2008 and 2007, undisbursed funds from customer approved unused lines of credit under a homeowners' equity lending program amounted to approximately $2,559,000 and $2,505,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

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

NOTE 17 - COMPREHENSIVE INCOME

The components of accumulated other comprehensive gain (loss) included in stockholders' equity are as follows:

                                                                                          MARCH 31,
                                                                              -------------------------------
                                                                                   2008               2007
                                                                              ------------      -------------
Net unrealized gain (loss) on securities available for sale                     $1,336,254        $(1,010,002)
Tax effect                                                                        (533,700)           403,395
                                                                              ------------      -------------
     Net of tax amount                                                             802,554           (606,607)
                                                                              ------------      -------------

Benefit plan adjustments                                                          (449,647)          (570,933)
Tax effect                                                                         179,589            228,031
                                                                              ------------      -------------
     Net of tax amount                                                            (270,058)          (342,902)
                                                                              ------------      -------------

Accumulated other comprehensive income (loss)                                   $  532,496        $  (949,509)
                                                                              ============      =============

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - COMPREHENSIVE INCOME (CONTINUED)

The components of other comprehensive income (loss) and related tax effects are presented in the following table:

                                                                                                YEARS ENDED MARCH 31,
                                                                              --------------------------------------------------
                                                                                 2008               2007                2006
                                                                              ------------       ------------        ------------
Unrealized holding gain (loss) on securities available for sale:
     Unrealized holding gain (loss) arising during the year                    $ 2,346,256        $ 1,414,360          $ (614,468)
                                                                              ------------       ------------        ------------

Defined benefit pension plan:
     Pension losses                                                                 35,234                  -                   -
     Prior service cost                                                             86,052                  -                   -
                                                                              ------------       ------------        ------------

     Net change in defined benefit pension plan accrued expense                    121,286                  -                   -
                                                                              ------------       ------------        ------------

Other comprehensive income (loss) before taxes                                   2,467,542          1,414,360            (614,468)
     Tax effect                                                                   (985,537)          (564,895)            245,418
                                                                              ------------       ------------        ------------

Other comprehensive income (loss)                                              $ 1,482,005        $   849,465          $ (369,050)
                                                                              ============       ============         ===========

--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) as of March 31, 2008 and 2007 and for the three years ended March 31, 2008.

                             STATEMENTS OF CONDITION

                                                                                          MARCH 31,
                                                                             ----------------------------------
                                                                                 2008                  2007
                                                                             -------------        -------------
                                     ASSETS
Cash and due from banks                                                      $   4,469,330        $  12,727,888
Investment securities held to maturity                                           9,993,194           19,989,209
Loan receivable from Savings Bank                                                8,741,402            9,359,240
Investment in subsidiary                                                       148,909,981          142,603,213
Interest receivable                                                                248,779              372,084
Other assets                                                                        67,981               71,663
                                                                             -------------        -------------

     TOTAL ASSETS                                                            $ 172,430,667        $ 185,123,297
                                                                             =============        =============

           LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                                 $ 75,863            $ 525,653

Stockholders' equity                                                           172,354,804          184,597,644
                                                                             -------------        -------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $ 172,430,667        $ 185,123,297
                                                                             =============        =============

--------------------------------------------------------------------------------
                                       67

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                         STATEMENTS OF INCOME

                                                                                               YEARS ENDED MARCH 31,
                                                                             -----------------------------------------------------
                                                                                 2008                  2007               2006
                                                                             --------------        ------------       ------------
Interest income:
     Loans                                                                     $   359,207          $   382,273        $   405,348
     Securities                                                                    445,218              826,989          1,171,977
     Other                                                                              48               41,149            191,184
                                                                             --------------        ------------       ------------

     TOTAL INTEREST INCOME                                                         804,473            1,250,411          1,768,509

Non-interest expenses                                                              589,037              536,965            597,455
                                                                             --------------        ------------       ------------

     INCOME BEFORE INCOME TAXES AND
           EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                          215,436              713,446          1,171,054

Income taxes                                                                        87,475              286,802            466,813
                                                                             --------------        ------------       ------------

     INCOME BEFORE EQUITY IN UNDISTRIBUTED
           EARNINGS OF SUBSIDIARY                                                  127,961              426,644            704,241

Equity in undistributed earnings of subsidiary                                   2,243,673            2,045,207          2,962,531
                                                                             --------------        ------------       ------------

     NET INCOME                                                                $ 2,371,634          $ 2,471,851        $ 3,666,772
                                                                             =============         ============       =============

--------------------------------------------------------------------------------
                                       68

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                             STATEMENTS OF CASH FLOW

                                                                                               YEARS ENDED MARCH 31,
                                                                              ----------------------------------------------------
                                                                                 2008                  2007               2006
                                                                              ------------         ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                $ 2,371,634         $  2,471,851       $  3,666,772
     Adjustments to reconcile net income to net cash provided by operating activities:
           Accretion of discounts                                                   (3,985)              (3,819)            (3,658)
           Decrease in interest receivable                                         123,305              157,507             62,003
           Decrease in other assets                                                  3,682                5,114              6,454
           (Decrease) increase in other liabilities                               (449,790)             247,312             21,821
           Increase in deferred compensation obligation under Rabbi Trust           33,812               33,090             45,389
           Equity in undistributed earnings of subsidiary                       (2,243,673)          (2,045,207)        (2,962,531)
                                                                              ------------         ------------       ------------

     NET CASH (USED IN) PROVIDED BY OPERATING ACTIVITIES                          (165,015)             865,848            836,250
                                                                              ------------         ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of investment securities available for sale                -           15,000,000         10,000,000
     Proceeds from maturities of investment securities held to maturity         10,000,000                    -                  -
     Repayment of loan receivable from Savings Bank                                617,838              594,076            571,226
     Cash dividends paid on unallocated ESOP shares used to repay
       loan receivable from Savings Bank                                          (174,151)            (188,878)          (203,605)
                                                                              ------------         ------------       ------------

     NET CASH PROVIDED BY INVESTING ACTIVITIES                                  10,443,687           15,405,198         10,367,621
                                                                              ------------         ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Cash dividends paid                                                        (2,062,969)          (2,384,639)        (2,492,484)
     Purchase of treasury stock                                                (16,466,079)         (16,890,512)        (8,689,942)
     Sale of treasury stock to Savings Bank to fund restricted
        stock awards                                                                     -                    -          5,981,060
     Exercise of stock options                                                           -               24,494                  -
     Purchase of forfeited restricted stock awards                                  (8,182)            (247,173)                 -
                                                                              ------------         ------------       ------------

     NET CASH (USED IN) FINANCING ACTIVITIES                                   (18,537,230)         (19,497,830)        (5,201,366)
                                                                              ------------         ------------       ------------

     NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                       (8,258,558)          (3,226,784)         6,002,505

CASH AND CASH EQUIVALENTS - BEGINNING                                           12,727,888           15,954,672          9,952,167
                                                                              ------------         ------------       ------------

CASH AND CASH EQUIVALENTS - ENDING                                             $ 4,469,330         $ 12,727,888       $ 15,954,672
                                                                              ============         ============       ============

--------------------------------------------------------------------------------
                                       69

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                              QUARTER ENDED
                                                        --------------------------------------------------------
                                                         JUNE 30,     SEPTEMBER 30,   DECEMBER 31,     MARCH 31,
                                                          2007            2007            2007           2008
                                                        ----------     ----------      ----------    -----------
                                                            (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                            $ 9,359        $ 9,447         $ 9,647       $ 10,117
Interest expense                                             5,796          6,001           6,173          6,515
                                                        ----------     ----------      ----------    -----------

         NET INTEREST INCOME                                 3,563          3,446           3,474          3,602

Provision for loan losses                                        0             90               0              0
Non-interest income                                            272            286             285            295
Non-interest expenses                                        3,095          3,049           2,870          3,111
Income taxes                                                   178            103             192            163
                                                        ----------     ----------      ----------    -----------

         NET INCOME                                        $   562        $   490         $   697       $    623
                                                        ==========     ==========      ==========     ==========

Net income per common share - basic and diluted            $  0.02        $  0.02         $  0.03       $   0.02
                                                        ==========     ==========      ==========     ==========

Dividends per common share                                 $  0.05        $  0.05         $  0.05       $   0.05
                                                        ==========     ==========      ==========     ==========

Weighted average number of common shares and
   common stock equivalents outstanding:
            Basic                                           27,427         27,062          26,505         26,304
                                                        ==========     ==========      ==========     ==========

            Diluted                                         27,645         27,189          26,616         26,323
                                                        ==========     ==========      ==========     ==========

--------------------------------------------------------------------------------
                                       70

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)


                                                                              QUARTER ENDED
                                                        ------------------------------------------------------------
                                                         JUNE 30,       SEPTEMBER 30,   DECEMBER 31,       MARCH 31,
                                                           2006             2006            2006             2007
                                                        ----------        ---------       ---------         --------
                                                                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                            $ 9,195          $ 9,398         $ 9,513          $ 9,414
Interest expense                                             4,917            5,299           5,688            5,696
                                                        ----------        ---------       ---------         --------

        NET INTEREST INCOME                                  4,278            4,099           3,825            3,718

Provision for loan losses                                       50               20              10               10
Non-interest income                                             64               69              54              186
Non-interest expenses                                        3,061            3,061           2,985            3,273
Income taxes                                                   460              401             325              165
                                                        ----------        ---------       ---------         --------

        NET INCOME                                         $   771          $   686         $   559          $   456
                                                        ==========        =========       =========         ========

Net Income per common share - basic and diluted            $  0.03          $  0.02         $  0.02          $  0.02
                                                        ==========        =========       =========         ========

Dividends per common share                                 $  0.05          $  0.05         $  0.05          $  0.05
                                                        ==========        =========       =========         ========

Weighted average number of common shares and
   common stock equivalents outstanding:
           Basic                                            28,663           28,374          28,200           27,902
                                                        ==========        =========       =========         ========

           Diluted                                          28,700           28,460          28,430           28,111
                                                        ==========        =========       =========         ========

--------------------------------------------------------------------------------
                                       71

                             STOCK PERFORMANCE GRAPH


                     [STOCK PERFORMANCE GRAPH APPEARS HERE]



                                                                     PERIOD ENDING
                              ---------------------------------------------------------------------------------------------

INDEX                         03/04/04    03/31/05     09/30/05    03/31/06    09/30/06    03/31/07    09/30/07    03/31/08
----------------------------------------------------------------------------------------------------------------------------
Clifton Savings Bancorp, Inc.  100.00       92.54        85.94       90.06       95.40      102.36      102.34       88.03
NASDAQ Composite               100.00       97.28       104.70      113.85      109.89      117.84      131.45      110.90
SNL Thrift Index               100.00       97.34        99.34      109.64      115.63      115.92      105.53       70.65
SNL MHC Thrift Index           100.00      100.94       103.83      115.83      131.89      142.76      141.81      136.59

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., on August 14, 2008 at the Valley Regency located at 1129 Valley Road, Clifton, NJ 07013.

STOCK LISTING

         Clifton Savings Bancorp, Inc.'s common stock is listed on the Nasdaq Global Select Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

                                     2008                                 2007
                        ------------------------------      --------------------------------
                                              DIVIDEND                             DIVIDEND
QUARTER ENDED              HIGH       LOW     DECLARED         HIGH        LOW     DECLARED
-------------              ----       ---     --------         ----        ---     --------
June 30                   $12.14     $10.84     $0.05         $10.83     $10.26      $0.05
September 30              $11.92      $8.94     $0.05          11.35      10.58       0.05
December 31               $11.92      $9.54     $0.05          12.23      11.20       0.05
March 31                  $10.33      $9.10     $0.05          12.33      11.15       0.05

         At May 30, 2008 there were 1,532 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

         Bart D'Ambra
         Clifton Savings Bancorp, Inc.
         1433 Van Houten Avenue
         Clifton, New Jersey 07015
         (973) 473-2200

ANNUAL AND OTHER REPORTS

         A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2008, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

INDEPENDENT AUDITORS

         Beard Miller Company LLP
         55 U.S.  Highway 46
         Pine Brook, New Jersey 07058

CORPORATE COUNSEL

         Kilpatrick Stockton LLP
         Suite 900
         607 14th Street, NW
         Washington, DC 20005

TRANSFER AGENT

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016


                             DIRECTORS AND OFFICERS

            DIRECTORS OF
   CLIFTON SAVINGS BANCORP, INC.,              EXECUTIVE OFFICERS OF
          CLIFTON MHC AND                  CLIFTON SAVINGS BANCORP, INC.                    OFFICERS OF
        CLIFTON SAVINGS BANK                      AND CLIFTON MHC                      CLIFTON SAVINGS BANK
-------------------------------------    ----------------------------------    --------------------------------------
JOHN A. CELENTANO, JR.                   JOHN A. CELENTANO, JR.                JOHN A. CELENTANO, JR.
     CHAIRMAN OF THE BOARD AND                CHAIRMAN OF THE BOARD AND             CHAIRMAN OF THE BOARD
     CHIEF EXECUTIVE OFFICER -                CHIEF EXECUTIVE OFFICER
     CLIFTON SAVINGS BANCORP, INC.                                             WALTER CELUCH
     AND CLIFTON MHC                     WALTER CELUCH                              PRESIDENT, CHIEF EXECUTIVE
     CHAIRMAN OF THE BOARD -                  PRESIDENT- CLIFTON SAVINGS            OFFICER AND SECRETARY
     CLIFTON SAVINGS BANK                     BANCORP, INC. AND CLIFTON
                                              MHC AND CORPORATE
                                              SECRETARY (CLIFTON SAVINGS
                                              BANCORP, INC.)

THOMAS A. MILLER                         CHRISTINE R. PIANO, CPA               BART D'AMBRA
     OWNER - THE T.A.  MILLER &               CHIEF FINANCIAL OFFICER AND           EXECUTIVE VICE PRESIDENT AND
     CO., INC.                                TREASURER                             CHIEF OPERATING OFFICER

CYNTHIA SISCO PARACHINI                  BART D'AMBRA                          STEPHEN A. HOOGERHYDE
     PROPERTY MANAGEMENT                      CORPORATE SECRETARY-                  EXECUTIVE VICE PRESIDENT AND
                                              CLIFTON MHC                           CHIEF LENDING OFFICER

JOHN H. PETO                                                                   CHRISTINE R.  PIANO, CPA
     REAL ESTATE INVESTOR                                                           EXECUTIVE VICE PRESIDENT AND
                                                                                    CHIEF FINANCIAL OFFICER

CHARLES J. PIVIROTTO                                                           SUSAN L. HORANT
     MANAGING SHAREHOLDER-                                                          VICE PRESIDENT AND SECURITY
     PIVIROTTO &                                                                    OFFICER
     FOSTER, CPA'S PA
                                                                               ELEANOR BAKELAAR-MENNITI
JOSEPH C. SMITH                                                                     VICE PRESIDENT AND N.O.W.
     PRESIDENT - SMITH-SONDY                                                        ADMINISTRATOR
     ASPHALT CONSTRUCTION CO.
                                                                               JOSEPHINE T. SCAVONE
JOHN STOKES                                                                         VICE PRESIDENT AND HUMAN
     GENERAL PARTNER - O.I.R.                                                       RESOURCE ADMINISTRATOR
     REALTY CO.
                                                                               LINDA FISHER
                                                                                    VICE PRESIDENT AND LOAN
                                                                                    OFFICER

                                                                               COLEEN KELLEY
                                                                                    VICE PRESIDENT AND IRA
                                                                                    ADMINISTRATOR

                                                                               TED MUNLEY
                                                                                    VICE PRESIDENT AND BRANCH
                                                                                    COORDINATOR

                                                                               NANCY NA
                                                                                    VICE PRESIDENT AND
                                                                                    CONTROLLER

                                                                               BERNADETTE MCDONALD
                                                                                    VICE PRESIDENT AND TREASURER

                                                                               CLAIRE GIANCOLA
                                                                                    VICE PRESIDENT AND TRAINING MANAGER

                                OFFICE LOCATIONS

MAIN OFFICE
-----------

     MONTCLAIR HEIGHTS
     1433 Van Houten Avenue
     Clifton, New Jersey 07015
     (973) 473-2200 / (973) 473-2020


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