Form 10-K, Exhibit 13
period 2009-03-31
CLIFTON SAVINGS BANCORP INC
filed 2009-06-12
CIK 1240581


                                                                                                       EXHIBIT 13.0


                                        TABLE OF CONTENTS


Letter to Our Shareholders........................................................................................2
Selected Consolidated Financial and Other Data....................................................................4
Management's Discussion and Analysis of Financial Condition and Results of Operations.............................5
Management's Report on Internal Control Over Financial Reporting.................................................28
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting.............29
Report of Independent Registered Public Accounting Firm..........................................................31
Consolidated Financial Statements................................................................................32
Notes to Consolidated Financial Statements.......................................................................37
Stock Performance Graph..........................................................................................74
Investor and Corporate Information...............................................................................75
Directors and Officers ..........................................................................................76


                          CLIFTON SAVINGS BANCORP, INC.

         Clifton Savings Bancorp, Inc., headquartered in Clifton, New Jersey, is the holding company for Clifton Savings Bank. A majority of the outstanding shares of Clifton Savings Bancorp's common stock is owned by Clifton MHC, the mutual holding company of Clifton Savings Bank. Clifton Savings Bank operates as a community-oriented financial institution, dedicated to serving the financial service needs of consumers and businesses with a variety of deposit and loan products from its 10 full-service banking offices in northeast New Jersey. Clifton Savings Bank has one wholly owned subsidiary, Botany Inc., a New Jersey corporation which serves as an investment company.

To Our Shareholders,

         In a fiscal year in which the global banking industry suffered huge losses, your Company's commonsense approach yielded extremely positive results. Net income increased by 116.9% to $5.14 million in the 2009 fiscal year. Total assets for the fiscal year grew 6.8% to $959.8 million. And earnings per share rose from $0.09 for the 2008 fiscal year to $0.20 for the 2009 fiscal year.

         In fiscal 2009, we also repurchased approximately 578,000 shares of Company common stock. We believe that the continuation of our repurchase programs, which we initiated in March 2005, is an effective use of our capital and will enhance shareholder value. At March 31, 2009, stockholders' equity totaled $173.2 million, with an average equity-to-assets ratio of 18.51%. Our dividend payout ratio was 36.45% for fiscal 2009.

         Despite the economic downturn, our stock price at March 31, 2009 was $10.00 per share, nearly identical to the $10.08 per share one year earlier, on March 31, 2008. This was in marked contrast to market indices for the same period. For example, the NASDAQ Composite Index recorded a decline of 32.93% from March 31, 2008 to March 31, 2009.

         We have paid 20 consecutive quarterly dividends since becoming a public company in March of 2004. For the year ended March 31, 2009, we paid cash dividends of $0.20 per share to shareholders other than Clifton MHC.

COMMON SENSE PAYS

         Unlike our national and international competitors, we don't have thousands of employees or rely on arcane computer models. Instead, we have just ten offices and a staff of slightly more than 100. And yet, while most of these major banks foundered, we made money during the past fiscal year. How? By exercising good risk management, doing business with creditworthy customers and using common sense.

         Our approach is - and always has been - simple. We believe it is irresponsible to accept blindly the opinion of value from a borrower or broker. We receive and review appraisals of all properties offered as security for a loan AND we spot check them. The proof of the pudding is in the eating. We have 2,373 loans in our portfolio. Only one loan, on a small, very well-secured modest home, is in foreclosure.

         At the same time, we ensure that the Bank maintains a growing base of residential loans within our community reinvestment assessment area, which extends to six New Jersey counties. Under our community reinvestment program, we offer reduced-interest mortgage rates to first-time home buyers.

         In spite of the slowdown in real estate sales regionally as well as nationally, we are pleased to report that our net loans actually increased by $47.9 million, or 11.4%, from $420.6 million as of March 31, 2008 to $468.5 million as of March 31, 2009. The majority of the increase was in one-to-four family residential real estate loans, which grew $42.7 million, or 11.0%, and multi-family and commercial mortgage loans, which increased $5.9 million, or 36.8%, for the period.

          We were organized in 1928 by 12 businessmen whose purpose was to "assist each other to acquire and improve real estate by the payment of periodic installments." They created a solid, reliable institution in which their depositors and employees could place their trust - an institution guided by "Dollars and Sense." Earning one dollar at a time. And consistently practicing common sense.

         We have never lost sight of their purpose.

         Our record of just one foreclosure in 2,373 loans is no accident. When we were offered double-digit returns on packaged securities consisting of different classes, or TRANCHES (a French word), which included pools of loans to unqualified borrowers, we said "no". Common sense, not computer models, dictated our decision.

         Competitors who risked their depositors' monies by accepting troubled assets are now rationalizing their poor financials by blaming them on the economy, the global financial crisis, tax rates and the national financial slump. They are forced to accept government bailout money to dress up those troubled assets on their balance sheets. Rather than admit that they accepted bailout money under the "Troubled Asset Relief Program," they call it a Capital Purchase Program. Our common sense tells us that a rose by any other name is still a rose and their troubled assets are still troubled.

         Our profitable loans remain profitable. That's why we didn't need the government's bailout money and said "No thanks" to the offer.

         Paying a fair competitive rate to depositors is another of our commonsense practices that is yielding favorable results. Deposits increased $56.9 million, or 9.9%, to $633.6 million as of March 31, 2009 from $576.7 million at March 31, 2008.

         At Clifton Savings, customer service is a priority. As a result, we offer depositors exceptional service as well as innovative customer products. Through our telephone banking system, our depositors can find out about balances, available funds and deposits; get information on posted checks, transfers, maturity and clearance dates; and also receive information on 1099s in various languages. We also provide small business checking accounts, specifically designed to give customers low-cost, unlimited check writing coupled with our friendly neighborhood service and convenience. And we provide Internet banking, which enables depositors to check their accounts 24 hours a day and make transactions when it's most convenient for them. In addition, we offer overdraft privileges to our checking depositors, giving them added flexibility with their money.

         Our plans for the future include a state-of-the-art office with drive-through and ATM facilities opening this spring in the Athenia section of Clifton. It will replace the busy, cramped old office that has outlived its usefulness. And we have plans to open a branch in 2010 in an adjacent town which we currently do not serve. With the opening of this office, we will have a network of 11 personally oriented, efficient branches throughout our banking area. In addition to standard conveniences such as ATMs and drive-up window service at many of our branches, we also offer extended hours.

         We believe our community-based focus is attractive to our customers and distinguishes us from the large regional banks that operate in our market area, and we intend to maintain this focus as we grow.

         We pride ourselves that at Clifton Savings, personal banking is still personal. Looking forward, we will continue to apply the same personal, commonsense approach that has made us worthy of the confidence placed in us by our shareholders, borrowers, depositors and employees.



/s/ John A. Celentano, Jr.                                /s/ Walter Celuch

John A. Celentano, Jr.                                    Walter Celuch
Chairman of the Board and Chief Executive Officer         President and Corporate Secretary



                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The following table sets forth certain consolidated summary historical financial information concerning the financial position of Clifton Savings
Bancorp, Inc. including its subsidiary, Clifton Savings Bank and Clifton Savings
Bank's subsidiary, Botany Inc., for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc.
appearing later in this annual report.

                                                                      AT MARCH 31,
                                            -----------------------------------------------------------------
                                                2009         2008         2007         2006         2005
                                            ------------- ------------------------- ------------ ------------
                                                                 (DOLLARS IN THOUSANDS)
FINANCIAL CONDITION DATA:
Total assets............................        $959,770     $899,056     $805,042     $834,880     $841,877
Loans receivable, net...................         468,500      420,619      418,616      403,682      354,162
Cash and cash equivalents...............          51,126       52,231       41,105       22,623       31,121
Securities..............................         394,375      380,878      305,860      387,850      435,854
Deposits................................         633,582      576,722      567,459      571,962      556,453
FHLB advances...........................         144,272      142,306       45,346       57,874       75,263
Total stockholders' equity..............         173,164      172,355      184,598      197,748      203,173

                                                                  YEAR ENDED MARCH 31,
                                            -----------------------------------------------------------------
                                               2009         2008         2007         2006          2005
                                            ------------ ------------ ------------ ------------  ------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
OPERATING DATA:
Interest income.........................        $44,401      $38,570      $37,520      $35,352       $31,369
Interest expense........................         25,939       24,485       21,600       17,572        12,397
                                                 ------       ------       ------       ------        ------
Net interest income.....................         18,462       14,085       15,920       17,780        18,972
Provision for loan losses...............            260           90           90          160           260
                                                 ------       ------       ------       ------        ------
Net interest income after
   provision for loan losses............         18,202       13,995       15,830       17,620        18,712
Noninterest income......................          1,150        1,138          373          265           361
Noninterest expenses....................         11,852       12,125       12,380       12,094        10,279
                                                 ------       ------       ------       ------        ------
Income before income taxes..............          7,500        3,008        3,823        5,791         8,794
Income taxes............................          2,364          636        1,351        2,124         3,514
                                                 ------       ------       ------       ------        ------
Net income..............................         $5,136       $2,372       $2,472       $3,667        $5,280
                                                 ======       ======       ======       ======        ======
Basic and diluted earnings per share ..          $ 0.20       $ 0.09       $ 0.09       $ 0.13        $ 0.18
                                                 ======       ======       ======       ======        ======

                                                               AT OR FOR THE YEAR ENDED MARCH 31,
                                           ---------------------------------------------------------------------------
                                               2009             2008           2007          2006           2005
                                           --------------  --------------- ------------- -------------  --------------
PERFORMANCE RATIOS:
Return on average assets................        0.56%           0.29%           0.30%         0.43%          0.67%
Return on average equity................        3.01%           1.34%           1.29%         1.83%          2.62%
Interest rate spread (1)................        1.59%           1.09%           1.23%         1.52%          1.96%
Net interest margin (2).................        2.12%           1.82%           2.01%         2.16%          2.48%
Noninterest expense to average assets...        1.29%           1.49%           1.51%         1.43%          1.30%
Efficiency ratio (3)....................       60.43%          79.65%          75.98%        67.02%         53.35%
Average interest-earning assets to
   average interest-bearing liabilities.        1.18x           1.23x           1.29x         1.30x          1.32x
Average equity to average assets........       18.51%          21.65%          23.49%        23.76%         25.48%
Basic and diluted earnings per share....       $0.20           $0.09           $0.09         $0.13          $0.18
Dividends per share (5).................       $0.20           $0.20           $0.20         $0.20          $0.14
Dividend payout ratio (5)...............       36.45%          86.97%          96.48%        67.96%         33.52%

CAPITAL RATIOS (4):
Tangible capital........................       15.61%          16.71%          18.27%        17.28%         17.52%
Core capital............................       15.61%          16.71%          18.27%        17.34%         17.56%
Risk-based capital......................       42.04%          45.02%          46.70%        47.02%         50.83%

ASSET QUALITY RATIOS:
Allowance for loan losses as a percent of
   total gross loans....................        0.36%           0.34%           0.32%         0.31%          0.31%
Allowance for loan losses as a percent of
   nonperforming loans..................      195.40%         543.40%         523.26%     12600.00%     110000.00%
Net charge-offs to average outstanding
   loans during the period..............        0.00%           0.00%           0.00%         0.00%          0.00%
Nonperforming loans as a percent of
   total loans..........................        0.19%           0.06%           0.06%         0.00%          0.00%
Nonperforming assets as a percent of
   total assets.........................        0.09%           0.03%           0.03%         0.00%          0.00%

OTHER DATA:
Number of:
   Real estate loans outstanding........       2,373           2,250           2,284         2,266          2,173
   Deposit accounts.....................      32,249          32,633          34,410        35,658         34,709
   Full service customer service
    facilities..........................          10              10              10            10             10
------------------------------------
(1)  Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)  Represents net interest income as a percent of average interest-earning assets.
(3)  Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains or losses on the sale of assets.
(4)  Bank only.
(5)  Reflects only shares of common stock held by stockholders other than
     Clifton MHC.

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

         Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities.

         Equipment expenses include fees paid to our third-party data processing service, telephone expense and expenses and depreciation charges related to premises and banking equipment. Depreciation of premises and banking equipment is computed using the straight-line method based on the useful lives of the related assets. Estimated lives are 5 to 40 years for building and improvements, 5 to 20 years for land improvements and 2 to 10 years for furniture and equipment. Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

         Directors' compensation expense includes stock option and restricted stock expense, retirement benefits and directors' fees.

         Advertising expenses include costs relating to marketing, promotional items and related expenses.

         Legal expenses include attorneys' fees related to litigation, corporate, securities, regulatory and other legal matters.

         Federal insurance premiums are payments we make to the Federal Deposit Insurance Corporation for the insurance of customer deposit accounts.

         Other expenses include expenses for accountants and consultants, charitable contributions, insurance, office supplies, printing, postage and other miscellaneous operating expenses.

CRITICAL ACCOUNTING POLICIES

         We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities, the identification of other-than-temporary impairment, determination of the liability and expense on our defined benefit plans, and the determination of the amount of deferred income tax assets which are more likely than not to be realized.

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

         DEFERRED INCOME TAXES. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period in which it is recognized, which would negatively affect earnings. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

         Effective April 1, 2007, Clifton Savings Bancorp adopted the provisions of Financial Accounting Standards Board ("FASB") Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 provides clarification on accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. We have evaluated our tax positions as of April 1, 2007, March 31, 2008 and March 31, 2009, respectively. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Under the "more-likely-than-not" threshold guidelines, we believe no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of April 1, 2007, March 31, 2008 and March 31, 2009, respectively, we had no material unrecognized tax benefits or accrued interest and penalties. Our policy is to recognize interest and penalties on unrecognized tax benefits in income tax expense in the consolidated statement of income. We did not recognize any interest and penalties from April 1, 2007 through March 31, 2009. The tax years subject to examination by the federal taxing authorities are the years ended December 31, 2008, 2007and 2006. The tax years subject to examination by the state taxing authorities are the years ended December 31, 2008, 2007, 2006 and 2005.

             DEFINED BENEFIT PLANS. The liability and expense for our defined benefit plans are based upon actuarial assumptions of future events, including interest rates, rates of increase in compensation and the length of time we will have to provide those benefits. Actual results may differ from these assumptions. These assumptions are reviewed and updated annually and management believes the estimates are reasonable.

         OTHER-THAN-TEMPORARY IMPAIRMENT. SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and Staff Accounting Bulletin 59, "Noncurrent Marketable Equity Securities," require companies to perform periodic reviews of individual securities in their investment portfolios to determine whether decline in the value of a security is other than temporary. A review of other-than-temporary impairment requires companies to make certain judgments regarding the materiality of the decline, its effect on the financial statements and the probability, extent and timing of a valuation recovery and the company's intent and ability to hold the security. Pursuant to these requirements, we assess valuation declines to determine the extent to which such changes are attributable to (1) fundamental factors specific to the issuer, such as financial condition, business prospects or other factors or (2) market-related factors, such as interest rates or equity market declines of a short-term nature. Management does not believe that any of the unrealized losses at March 31, 2009 on our investments and mortgage-backed securities represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, we have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and management does not have the intent to sell the securities, and it is more likely than not that we will not have to sell the securities before recovery of our amortized cost.

OPERATING STRATEGY

         Our mission is to continue to operate and grow a profitable community-oriented financial institution serving primarily retail customers in our market area. We plan to achieve this by:

         - operating as an independent community-oriented financial institution;

         - pursuing opportunities to increase our loan portfolio by purchasing New Jersey loans;

         - continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio;

         -    managing our investment and borrowing portfolios; and

         -    increasing deposits.

         OPERATING AS AN INDEPENDENT COMMUNITY-ORIENTED FINANCIAL INSTITUTION

         We have a long tradition of focusing on the needs of consumers in our community and being an active corporate citizen. Unlike some large banks, our decisions are made locally, we have many long time branch employees, and customers have access to senior management. In recent years, we have expanded our customer service initiatives. In addition to standard conveniences such as ATMs, we offer extended hours and telephone and internet banking. We deliver personalized service and respond with flexibility to customer needs. We believe our community orientation is attractive to our customers and distinguishes us from the large regional banks and other financial institutions that operate in our market area, and we intend to maintain this focus as we grow.

         PURSUING OPPORTUNITIES TO INCREASE OUR LOAN PORTFOLIO BY PURCHASING NEW JERSEY LOANS

         We will pursue the purchase of New Jersey loans originated by third parties while continuing to originate any such loans in accordance with our conservative underwriting guidelines. Purchased loan packages are subject to the same guidelines established for our own origination process. By purchasing loans we supplement loan demand in our lending areas while minimizing overhead costs.

         CONTINUING TO USE CONSERVATIVE UNDERWRITING PRACTICES TO MAINTAIN THE HIGH QUALITY OF OUR LOAN PORTFOLIO

         We believe that high asset quality is a key to long-term financial success. We have sought to maintain a high level of asset quality and moderate credit risk by using underwriting standards which we believe are conservative. At March 31, 2009, our nonperforming loans (loans which are 90 or more days delinquent) were 0.19% of our total loan portfolio and 0.09% of our total assets. We intend to continue our philosophy of managing large loan exposures of all loan types through our conservative approach to lending.

         MANAGING OUR INVESTMENT AND BORROWING PORTFOLIOS

         Our liquidity, income and interest rate risk are largely affected by the management of our investment and borrowings portfolios. During the year ended March 31, 2009, we purchased mortgage-backed securities in an effort to increase yield while managing our interest rate sensitivity. The majority of these securities generally mature within a range of fifteen years to thirty years but have substantially higher yields than agency securities. We also purchased short-term U.S. Government obligations to provide an additional source of liquidity during the next one to five years. We will continue to monitor market conditions to determine the best method of generating a favorable return without incurring undue additional risk. We have continued our leverage strategy and we will continue to look for additional leveraging opportunities as market conditions improve.

         INCREASING DEPOSITS

         Our primary source of funds is our deposit accounts. Deposits increased $56.9 million, or 9.9%, since March 31, 2008 as local competition has remained stable. We intend to increase our future deposits by continuing to offer exceptional customer service, as well as enhancing and expanding products and services offered to our customers.

RESULTS OF OPERATIONS FOR THE YEARS ENDED MARCH 31, 2009, 2008 AND 2007

         OVERVIEW.

                                                                                     % CHANGE        % CHANGE
                                        2009            2008           2007          2009/2008       2008/2007
                                    --------------  -------------- --------------  -------------- ---------------
                                               (DOLLARS IN THOUSANDS)
Net earnings.......................     $5,136          $2,372         $2,472          116.53%        (4.05)%
Return on average assets...........       0.56%           0.29%          0.30%          93.10%        (3.33)%
Return on average equity...........       3.01%           1.34%          1.29%         124.63%         3.88%

         2009 V. 2008. Net earnings increased primarily due to an increase in the interest rate spread from 1.09% in 2008 to 1.59% in 2009, partially offset by increases in the provision for loan losses and income taxes.

         2008 V. 2007. Net earnings decreased primarily due to the continued increase in interest expense as a result of the competitive pricing environment for deposits, coupled with the unfavorable yield curve experienced throughout much of the period.

         NET INTEREST INCOME.

         2009 V. 2008. Net interest income increased $4.4 million, or 31.2%, to $18.5 million for 2009. The increase in net interest income for 2009 was attributable to a 50 basis points increase in the interest rate spread which was due to an increase of 12 basis points in the yield earned on interest-earning assets coupled with a decrease of 38 basis points in the cost of interest-bearing liabilities.

         Total interest income increased $5.8 million or 15.0%, to $44.4 million for 2009, resulting from an increase in the rate earned on average interest-earning assets coupled with an increase in the balance of average interest-earning assets. During 2009, the average yield on interest-earning assets increased 12 basis points to 5.11%, coupled with an increase of $97.0 million, or 12.6%, in the balance of average interest-earning assets to $869.6 million. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to increases of $29.7 million in loans and $132.1 million in mortgage-backed securities, partially offset by decreases of $59.6 million in investment securities and $5.2 million in other interest-earning assets. Interest on loans and mortgage-backed securities increased by 31.1% due to the redeployment of calls and maturities of investment securities and the decrease in other interest-earning assets into higher yielding assets. Interest on investment securities and other interest-earning assets decreased by 46.9% due to the significant decreases in both the yield and average balances.

         Total interest expense increased $1.4 million, or 5.7%, to $25.9 million for 2009 due to an increase of $109.6 million, or 17.5% in the balance on average interest-bearing liabilities, partially offset by a decrease in the average interest rate paid on interest-bearing liabilities of 38 basis points to 3.52%.

         2008 V. 2007. Net interest income decreased $1.8 million, or 11.3%, to $14.1 million for 2008. The decrease in net interest income for 2008 was attributable to a 14 basis point decrease in the net interest rate spread which was due to an increase in the cost of interest-bearing liabilities in excess of the increase in the yield on interest-earning assets.

         Total interest income increased $1.1 million, or 2.9%, to $38.6 million for 2008, resulting from an increase in the yield earned on average interest-earning assets. During 2008, the average yield on interest-earning assets increased 26 basis points to 4.99%, partially offset by a decrease of $21.4 million, or 2.7%, in the balance of average interest-earning assets to $772.6 million. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to a decrease of $54.1 million in investment securities, partially offset by increases of $2.6 million in loans, $20.1 million in mortgage-backed securities and $10.0 million in other interest-earning assets. Interest on loans, mortgage-backed securities and other interest-earning assets increased by 7.4% due to the redeployment of calls and maturities in investments into higher yielding assets. Interest on investment securities decreased by 15.3% due to a $50.0 million decrease in the average balance.

         Total interest expense increased $2.9 million, or 13.4%, to $ 24.5 million for 2008 due primarily to the increase in the yield on average interest-bearing liabilities, and to a lesser extent, the increase in the average balance. Overall, the average interest rate paid on interest-bearing liabilities increased 40 basis points to 3.90%, while the average balance increased $11.5 million, or only 1.9%.


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

                                                                    YEAR ENDED MARCH 31,
                                    ------------------------------------------------------------------------------------------
                                                2009                         2008                        2007
                                    ------------------------------ ----------------------------- -----------------------------
                                                INTEREST                      INTEREST                      INTEREST
                                     AVERAGE      AND      YIELD/   AVERAGE      AND     YIELD/   AVERAGE      AND      YIELD/
                                     BALANCE   DIVIDENDS   COST     BALANCE   DIVIDENDS  COST     BALANCE   DIVIDENDS    COST
                                    --------- ----------- -------- --------- ---------- -------- --------- ----------- -------
                                                                 (DOLLARS IN THOUSANDS)
Assets:
Interest-earning assets:
   Loans receivable..............   $453,137   $23,966     5.29%   $423,477   $22,148    5.23%   $420,924    $21,725     5.16%
   Mortgage-backed securities....    307,941    16,240     5.27%    175,826     8,521    4.85%    155,720      6,851     4.40%
   Investment securities.........     77,306     3,515     4.55%    136,912     6,403    4.68%    190,971      7,556     3.96%
   Other interest-earning
    assets.......................     31,229       680     2.18%     36,389     1,498    4.12%     26,393      1,388     5.26%
                                    --------- -----------          --------- ----------          --------- -----------
      Total interest-earning
       assets....................    869,613    44,401     5.11%    772,604    38,570    4.99%    794,008     37,520     4.73%
                                              -----------                    ----------                    -----------
Noninterest-earning assets.......     51,406                         42,110                        24,110
                                    ---------                      ---------                     ---------
      Total assets...............   $921,019                       $814,714                      $818,118
                                    =========                      =========                     =========

Liabilities and equity:
Interest-bearing liabilities:
   Demand accounts...............   $ 49,952       835     1.67%   $ 48,818     1,199    2.46%   $ 47,756      1,044     2.19%
   Savings and Club accounts.....     90,258       996     1.10%     94,570     1,076    1.14%    110,860      1,294     1.17%
   Certificates of deposit.......    447,801    18,260     4.08%    419,967    19,791    4.71%    405,311     17,248     4.26%
                                    --------- -----------          --------- ----------          --------- -----------
      Total interest-bearing
       deposits..................    588,011    20,091     3.42%    563,355    22,066    3.92%    563,927     19,586     3.47%
   FHLB Advances.................    149,468     5,848     3.91%     64,527     2,419    3.75%     52,429      2,014     3.84%
                                    --------- -----------          --------- ----------          --------- -----------
      Total interest-bearing
       liabilities...............    737,479    25,939     3.52%    627,882    24,485    3.90%    616,356     21,600     3.50%
                                    --------- -----------          --------- ----------          --------- -----------
Noninterest-bearing liabilities:
   Noninterest-bearing deposits..      4,830                          3,478                         2,836
   Other noninterest-bearing
    liabilities..................      8,270                          6,947                         6,727
                                    ---------                      ---------                     ---------
     Total noninterest-bearing
       liabilities...............     13,100                         10,425                         9,563
                                    ---------                      ---------                     ---------

     Total liabilities..........     750,579                        638,307                       625,919
     Stockholders' equity.......     170,440                        176,407                       192,199
                                    ---------                      ---------                     ---------
      Total liabilities and
       stockholders' equity.....    $921,019                       $814,714                      $818,118
                                    =========                      =========                     =========

Net interest income.............               $18,462                        $14,085                        $15,920
                                              =========                      ==========                    ===========
Interest rate spread............                           1.59%                         1.09%                           1.23%
Net interest margin.............                           2.12%                         1.82%                           2.01%
Average interest-earning assets
  to average interest-bearing
  liabilities..................         1.18x                          1.23x                         1.29x


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

                                       2009 COMPARED TO 2008              2008 COMPARED TO 2007
                                 ---------------------------------- ----------------------------------
                                    INCREASE (DECREASE) DUE TO         INCREASE (DECREASE) DUE TO
                                 ---------------------------------- ----------------------------------
                                   VOLUME      RATE        NET        VOLUME       RATE       NET
                                 ---------- --------- ------------- ---------- ---------- ------------
                                                            (IN THOUSANDS)
Interest income:
  Loans receivable...............  $1,562     $  256      $1,818      $   130      $  293    $   423
  Mortgage-backed securities.....   6,921        798       7,719          932         738      1,670
  Investment securities..........  (2,715)      (173)     (2,888)      (2,376)      1,223     (1,153)
  Other interest-earning assets..    (189)      (629)       (818)         453        (343)       110
                                   -------    -------     -------     --------     --------  --------
         Total interest income...   5,579        252       5,831         (861)      1,911      1,050
                                   -------    -------     -------     --------     --------  --------

Interest expense:
   Demand deposits...............      27       (391)       (364)          24         131        155
   Savings and Club accounts.....     (45)       (35)        (80)        (186)        (32)      (218)
   Certificates of deposit.......   1,246     (2,777)     (1,531)         649       1,894      2,543
                                   -------    -------     -------     --------     --------  --------
      Total deposit expense......   1,228     (3,203)     (1,975)         487       1,993      2,480
                                   -------    -------     -------     --------     --------  --------
   FHLB advances.................   3,321        108       3,429          453         (48)       405
                                   -------    -------     -------     --------     --------  --------
         Total interest expense..   4,549     (3,095)      1,454          940       1,945      2,885
                                   -------    -------     -------     --------     --------  --------
   Net interest income...........  $1,030     $3,347      $4,377      $(1,801)     $  (34)   $(1,835)
                                   =======    =======     =======     ========     ========  ========

         PROVISION FOR LOAN LOSSES.

         2009 v. 2008. We recorded a provision for loan losses of $260,000 during the year ended March 31, 2009, compared to $90,000 during the year ended March 31, 2008. The increase in the provision for loan losses was a result of both increases in non-performing loans and the loan portfolio balance. Gross loans increased 11.4% during the period. Non-performing loans increased from $265,000 to $870,000, or 228.3%, from March 31, 2008 to 2009.

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

         An analysis of the changes in the allowance for loan losses is presented under "RISK MANAGEMENT-- ANALYSIS OF NONPERFORMING AND CLASSIFIED ASSETS."

         NON-INTEREST INCOME. The following table shows the components of non-interest income and the percentage changes from 2009 versus 2008 and from 2008 versus 2007.

                                                                                   % CHANGE       %CHANGE
                                             2009         2008         2007        2009/2008     2008/2007
                                          ---------   ----------- -----------  --------------- -------------
                                                  (DOLLARS IN THOUSANDS)
Fees and service charges...............     $  204       $  210         $220         (2.86)%       (4.55)%
Bank owned life insurance..............        914          905          129          0.99        601.55
Other..................................         32           23           24         39.13         (4.17)
                                            ------       ------         ----         -----        -------
     Total.............................     $1,150       $1,138         $373          1.05%       205.09%
                                            ======       ======         ====         =====        =======

         2009 v. 2008. Non-interest income increased primarily due to increases in income from the cash surrender value of bank owned life insurance and other non-interest income during the year ended March 31, 2009.

         2008 v. 2007. Non-interest income increased primarily due to the $776,000 increase in the cash surrender value of bank owned life insurance that was purchased during the year ended March 31, 2007.

         NON-INTEREST EXPENSE. The following table shows the components of non-interest expense and the percentage changes from 2009 versus 2008 and from 2008 versus 2007.

                                                                                     % CHANGE        %CHANGE
                                            2009         2008          2007         2009/2008       2008/2007
                                          ---------   ----------- -----------  --------------- -------------
                                                (DOLLARS IN THOUSANDS)
Salaries and employee benefits.........    $ 6,842      $ 6,957       $ 7,132         (1.65)%         (2.45)%
Net occupancy expense of premises......      1,052        1,032           978          1.94            5.52
Equipment..............................        863          886           935         (2.60)          (5.24)
Directors' compensation................        943        1,000         1,351         (5.70)         (25.98)
Advertising............................        269          316           285        (14.87)          10.88
Legal..................................         85          307           243        (72.31)          26.34
Federal insurance premium..............        328           68            73        382.35           (6.85)
Other..................................      1,470        1,559         1,383         (5.71)          12.73
                                           -------      -------       -------      ----------        --------
      Total............................    $11,852      $12,125       $12,380         (2.25)%         (2.06)%
                                           =======      =======       =======      ==========        ========

         2009 v. 2008. Salaries and employee benefits decreased due to a decrease in stock option and ESOP expenses. Directors' compensation decreased mostly due to a decrease in stock option expense. Advertising expenses decreased as a result of a reduction in the number of newspaper advertisements during the 2009 period. Legal fees decreased as a result of a $92,000 insurance recovery of previously expensed fees relating to litigation and a corresponding decrease in litigation costs. The increase of $260,000 in federal deposit insurance premiums was primarily attributable to an increase in assessment rates along with a new assessment on certain noninterest-bearing transaction accounts under the FDIC's Temporary Liquidity Guarantee Program. Other expenses decreased mainly due to a $49,000 recovery of previously expensed consulting fees relating to litigation and the elimination of $47,000 in State of New Jersey bank supervisory fees due to Clifton Savings Bank's charter conversion to a federal savings bank.

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

         INCOME TAXES.

         2009 v. 2008. Income taxes increased due to an increase in pre-tax income coupled with an increase in the overall income tax rate, as non-taxable income represents a smaller portion of overall income in 2009. The overall effective tax rate for 2009 was 31.5%, compared to 21.2% for 2008.

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

BALANCE SHEET

         LOANS. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2009, real estate mortgage and construction loans totaled $453.7 million, or 96.6% of total loans compared to $406.0 million, or 96.3% at March 31, 2008, and $404.5 million, or 96.5% of total loans at March 31, 2007. Loans increased during the year ended March 31, 2009 due to continued competitive pricing and consistent loan origination volume, along with the purchase of $4.6 million in loans, all of which are secured by residential real estate properties located within the State of New Jersey. Loans increased in the year ended March 31, 2008 due to continued competitive pricing and consistent loan origination volume, along with the purchase of $10.9 million in loans, all of which are secured by residential real estate properties located within fifteen states on the Eastern Seaboard. Origination and purchase volume slightly offset repayment levels during 2008.

         The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2009, one- to four-family loans totaled $431.1 million and represented 95.0% of total real estate loans and 91.8% of total loans. One- to four-family mortgage loans increased $42.7 million, or 11.0%, during the year ended March 31, 2009. One- to four-family mortgage loans decreased only $225,000, or 0.06%, during the year ended March 31, 2008.

       Multi-family and commercial real estate loans are the second largest segment of our mortgage loan portfolio. This portfolio was $21.9 million, and represented 4.7% of total loans as of March 31, 2009. Multi-family and commercial real estate loans increased $5.9 million, or 36.8%, during the year ended March 31, 2009 and increased $2.1 million, or 15.1%, in the year ended March 31, 2008.

         We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $15.8 million and represented 3.4% of total loans at March 31, 2009, compared to $15.5 million, or 3.7% of total loans, at March 31, 2008.

         The following table sets forth the composition of our loan portfolio at the dates indicated.

                                                                  AT MARCH 31,
                                    -------------------------------------------------------------------------
                                             2009                   2008                     2007
                                    -----------------------  -----------------------  -----------------------
                                      AMOUNT     PERCENT       AMOUNT     PERCENT       AMOUNT      PERCENT
                                    ---------- ------------ ----------- ------------ ------------ -----------
                                                             (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.............. $431,055       91.82%    $388,378     92.15%      $388,603      92.73%
   Multi-family and commercial......   21,886        4.66       15,993      3.79         13,890       3.31
   Construction.....................      750        0.16        1,630      0.39          1,994       0.48
                                     --------       -----     --------     -----       --------      -----
         Total real estate loans....  453,691       96.64      406,001     96.33        404,487      96.52
                                     --------       -----     --------     -----       --------      -----
Consumer loans:
   Second mortgage loans............   13,055        2.78       13,458      3.19         12,187       2.91
   Passbook or certificate loans....    1,148        0.25        1,110      0.26          1,251       0.30
   Equity lines of credit...........    1,260        0.27          617      0.15            859       0.20
   Other consumer loans.............      295        0.06          295      0.07            290       0.07
                                     --------       -----     --------     -----       --------      -----
         Total consumer loans.......   15,758        3.36       15,480      3.67         14,587       3.48
                                     --------       -----     --------     -----       --------      -----

         Total gross loans..........  469,449      100.00%     421,481    100.00%       419,074     100.00%
                                                   ======                 ======                    ======

Loans in process....................     (143)                    (349)                    (227)
Net premiums and
   deferred loan costs..............      894                      927                    1,119
Allowance for loan losses...........   (1,700)                  (1,440)                  (1,350)
                                     --------                 --------                 --------
         Total loans receivable,
          net....................... $468,500                 $420,619                 $418,616
                                     ========                 ========                 ========



                                               14


                                                         AT MARCH 31,
                                    -------------------------------------------------------
                                                2006                        2005
                                    ----------------------------- -------------------------
                                       AMOUNT         PERCENT       AMOUNT       PERCENT
                                    -------------- -------------- ------------  -----------
                                                    (DOLLARS IN THOUSANDS)
Real estate loans:
   One- to four-family.............. $378,500        93.36%        $334,902        94.43%
   Multi-family and commercial......   12,877         3.17           10,932         3.08
   Construction.....................    3,769         0.93              845         0.24
                                     --------       ------         --------       ------
         Total real estate loans....  395,146        97.46          346,679        97.75
                                     --------       ------        ---------       ------
Consumer loans:
   Second mortgage loans............    7,567         1.87            4,874         1.38
   Passbook or certificate loans....      996         0.25              894         0.25
   Equity lines of credit...........    1,430         0.35            1,912         0.54
   Other consumer loans.............      290         0.07              290         0.08
                                     --------       ------         --------       ------
         Total consumer loans.......   10,283         2.54            7,970         2.25
                                     --------       ------         --------       ------

         Total gross loans..........  405,429       100.00%         354,649       100.00%
                                                    ======                        ======
Loans in process....................   (1,512)                         (159)
Net premiums and
   deferred loan costs..............    1,025                           772
Allowance for loan losses...........   (1,260)                       (1,100)
         Total loans receivable,
          net....................... $403,682                      $354,162
                                     ========                      ========


         The following table sets forth certain information at March 31, 2009 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

                                            ONE- TO
                                             FOUR-       MULTI-FAMILY
                                            FAMILY      AND COMMERCIAL                   CONSUMER     TOTAL
                                          REAL ESTATE    REAL ESTATE     CONSTRUCTION     LOANS       LOANS
                                        -------------- --------------- --------------- ----------- ----------
                                                                    (IN THOUSANDS)
Amounts due in:
   One year or less.....................   $    126        $    --            $750       $ 1,427   $  2,303
   More than one to three years.........        740             --              --           192        932
   More than three to five years........      2,062              9              --           798      2,869
   More than five to ten years..........     48,997            757              --         3,762     53,516
   More than ten to fifteen years.......     77,466          7,535              --         3,661     88,662
   More than fifteen years..............    301,664         13,585              --         5,918    321,167
                                           --------        -------            ----       -------   --------
      Total.............................   $431,055        $21,886            $750       $15,758   $469,449
                                           ========        =======            ====       =======   ========


         The following table sets forth the dollar amount of all loans at March
31, 2009 that are due after March 31, 2010 and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and deferred loan costs, and includes $870,000 of nonperforming loans.
                                                                        FLOATING OR
                                                         FIXED-         ADJUSTABLE-
                                                         RATES            RATES            TOTAL
                                                     --------------  ----------------  --------------
                                                                      (IN THOUSANDS)
Real estate loans:
   One- to four-family..............................    $281,361           $149,568        $430,929
   Multi-family and commercial......................       6,514             15,372          21,886
Consumer loans......................................      13,072              1,259          14,331
                                                        --------           --------        --------
      Total.........................................    $300,947           $166,199        $467,146
                                                        ========           ========        ========

         SECURITIES. Our securities portfolio consists primarily of Federal agency debt securities with maturities of five years or less and mortgage-backed securities with stated final maturities of thirty years or less. Securities increased $13.5 million, or 3.5%, in the year ended March 31, 2009 mainly as a result of the purchase of mortgage-backed securities with proceeds from maturities and calls of agency debt securities and repayments on existing mortgage-backed securities. All of our mortgage-backed securities were issued by either Ginnie Mae, Fannie Mae or Freddie Mac.

       The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

                                                                             AT MARCH 31,
                                                    ---------------------------------------------------------------
                                                            2009                 2008                 2007
                                                    -------------------  -------------------  ---------------------
                                                     AMORTIZED   FAIR     AMORTIZED   FAIR     AMORTIZED    FAIR
                                                       COST      VALUE       COST     VALUE      COST      VALUE
                                                    ---------  --------- ----------- -------  ---------- ----------
                                                                            (IN THOUSANDS)
Securities available-for-sale:
   Federal agency debt securities.................... $ 10,000  $ 10,038   $     --  $     --   $  4,999  $  4,981
   Federal National Mortgage Association (1).........   41,695    43,299     49,215    49,940     20,804    20,330
   Federal Home Loan Mortgage Corporation (1)........   33,357    34,823     39,667    40,279     25,978    25,460
                                                      --------  --------   --------  --------   --------  --------
                                                        85,052    88,160     88,882    90,219     51,781    50,771
                                                      --------  --------   --------  --------   --------  --------

Securities held-to-maturity:
   Federal agency debt securities....................   74,997    75,754    109,993   112,086    164,989   164,084
   Federal National Mortgage Association (1).........   59,317    61,774     35,201    35,872     25,127    24,919
   Federal Home Loan Mortgage Corporation (1)........  136,570   141,970    136,366   137,819     52,005    51,100
   Governmental National Mortgage Association (1)....   35,331    36,429      9,099     8,995     12,968    12,783
                                                      --------  --------   --------  --------   --------  --------
                                                       306,215   315,927    290,659   294,772    255,089   252,886
                                                      --------  --------   --------  --------   --------  --------
                      Total.......................... $391,267  $404,087   $379,541  $384,991   $306,870  $303,657
                                                      ========  ========   ========  ========   ========  ========

---------------------------
(1) Mortgage-backed securities.

         At March 31, 2009, we did not own any securities, other than U.S. Government and agency securities, that had an aggregate book value in excess of 10% of our total capital at that date.


         The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2009. Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges. These annual repricings are not reflected in the table below. At March 31, 2009, the amortized cost of mortgage-backed securities with adjustable rates totaled $20.8 million. We had no tax-exempt securities at March 31, 2009.

                                              MORE THAN             MORE THAN
                         LESS THAN           ONE YEAR TO          FIVE YEARS TO             MORE THAN
                         ONE YEAR            FIVE YEARS            TEN YEARS                TEN YEARS              TOTAL
                   --------------------- -------------------- ---------------------- ---------------------- ---------------------
                                WEIGHTED             WEIGHTED               WEIGHTED              WEIGHTED              WEIGHTED
                    AMORTIZED   AVERAGE   AMORTIZED  AVERAGE    AMORTIZED   AVERAGE    AMORTIZED  AVERAGE   AMORTIZED   AVERAGE
                      COST       YIELD      COST      YIELD       COST       YIELD       COST      YIELD      COST       YIELD
                   ---------- ---------- ---------- --------- ---------- ----------- ---------- ----------- ---------- ----------
                                                             (DOLLARS IN THOUSANDS)
Securities available
for sale:
  Federal agency
    securities       $    --        --%  $10,000      2.19%    $    --         --%    $     --        --%    $ 10,000     2.19%
  Fannie Mae (1)....      --        --        --        --                              41,694      5.23       41,694     5.23
  Freddie Mac (1)...      --        --        --        --       8,980       5.01       24,378      5.46       33,358     5.33
                     -------             -------               -------                --------               --------
                          --        --    10,000      2.19       8,980       5.01       66,072      5.31       85,052     4.91
                     -------             -------               -------                --------               --------

Securities held
to maturity:
  Federal agency
    securities......  29,997      4.17    45,000      3.38          --         --           --        --       74,997     3.70
  Fannie Mae (1)....   1,133      4.45       124      6.02       2,828       4.81       55,232      5.55       59,317     5.49
  Freddie Mac (1)...     606      4.45       164      6.76      19,457       4.63      116,343      5.42      136,570     5.30
  Ginnie Mae (1)....      --        --        20      6.25         141       5.38       35,170      5.70       35,331     5.69
                          --                  --               -------                --------               --------
                      31,736      4.19    45,308      3.40      22,426       4.66      206,745      5.50      306,215     4.99
                     -------             -------               -------                --------               --------

         Total...... $31,736      4.19%  $55,308      3.18%    $31,406       4.76%    $272,817      5.45%    $391,267     4.97%
                     =======             =======               =======                ========               ========

----------------------
(1) Mortgage-backed securities.

         BANK OWNED LIFE INSURANCE. Bank owned life insurance increased $914,000 in the year ended March 31, 2009 as a result of an increase in the cash surrender value, which is recognized in non-interest income.

         PREMISES AND EQUIPMENT. Premises and equipment increased approximately $305,000 in the year ended March 31, 2009 primarily due to expenditures of $787,000 relating to a branch renovation partially offset by depreciation of $482,000.

         OTHER ASSETS. Other assets decreased approximately $718,000 in the year ended March 31, 2009 primarily due to a decrease of $381,000 in deferred taxes coupled with a decrease of $249,000 in accrued and refundable income taxes.

         DEPOSITS. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high yield (Crystal) checking, passbook and statement savings, club, money market and time deposits. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits increased $56.9, or 9.9%, in the year ended March 31, 2009.

         The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2009. Jumbo certificates of deposit require minimum deposits of $100,000.

                                                                 JUMBO
                                                             CERTIFICATES
                    MATURITY PERIOD                           OF DEPOSIT
-------------------------------------------------------- ----------------------
                                                            (IN THOUSANDS)

Three months or less ..................................         $ 26,220
Over three through six months..........................           27,687
Over six through twelve months.........................           47,461
Over twelve months.....................................           24,972
                                                                --------
     Total.............................................         $126,340
                                                                ========

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

         The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other borrowing arrangements at March 31, 2009.

                                                                     YEAR ENDED MARCH 31,
                                                          --------------------------------------------
                                                              2009           2008            2007
                                                          -------------  -------------   -------------
                                                                    (DOLLARS IN THOUSANDS)
Maximum amount of advances outstanding at any
   month end during the period.......................      $162,329        $142,306         $66,422
Average advances outstanding during the period.......      $149,468        $ 64,527         $52,429
Weighted average interest rate during the period.....          3.91%           3.75%           3.84%
Balance outstanding at end of period.................      $144,272        $142,306         $45,346
Weighted average interest rate at end of period......          3.85%           3.89%           3.84%

         EQUITY. Total equity increased by $800,000, or 0.5%, to $173.2 at March 31, 2009 from $172.4 million at March 31, 2008. The increase in 2009 resulted primarily from net income of $5.14 million, a net increase in unrealized gains of $1.1 million, net of taxes, on the available for sale securities portfolios, ESOP shares committed to be released of $777,000, and $1.4 million for stock option and restricted stock awards earned under our 2005 Equity Incentive Plan and related tax benefits, partially offset by the repurchase of approximately 578,000 shares of Clifton Savings Bancorp common stock for $5.9 million, and cash dividends paid of $1.9 million. Our average equity to average assets ratio was 18.5% at March 31, 2009, compared to 21.7% at March 31, 2008.

RISK MANAGEMENT

         OVERVIEW. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

         CREDIT RISK MANAGEMENT. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. Our strategy also emphasizes the origination of one- to four-family mortgage loans, which typically have lower default rates than most other types of loans and are secured by collateral that generally tends to appreciate in value.

         When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The following describes our general collection procedures. We mail a late charge notice when the loan becomes 15 days past due. We make initial contact with the borrower when the loan becomes 30 days past due. If payment is not then received by the 45th day of delinquency, additional letters and phone calls generally are made. After the 90th day of delinquency, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

         ANALYSIS OF NONPERFORMING AND CLASSIFIED ASSETS. When a loan becomes 90 days delinquent, or when other factors indicate that the collection of such amounts is doubtful, the loan is placed on nonaccrual status at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when interest or principal payments are no longer ninety days or more in arrears on a contractual basis and factors indicating doubtful collectability no longer exist.

         We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2009 and 2008, we had no real estate owned.

         Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment, unless they are considered troubled debt restructurings, as discussed below. All other loans are evaluated for impairment on an individual basis. At March 31, 2009 and 2008, we had $432,000 and $0, respectively in loans that were considered impaired, all of which were troubled debt restructurings.

         For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties, and will consider modifications to a borrower's existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. The Bank records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan's effective interest rate. The Bank will report the loan as a troubled debt restructuring until the borrower has performed for twelve consecutive months, in accordance with the terms of the restructuring.

       The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2009, 2008 and 2007 we had troubled debt restructurings of $432,000, $0 and $0, respectively. There were no restructured loans past due 90 days or more, or in a nonaccrual status at March 31, 2009.

                                                                 AT MARCH 31,
                                            -------------------------------------------------------
                                              2009       2008       2007       2006        2005
                                            --------  ---------  ---------  ---------  ------------
                                                            (DOLLARS IN THOUSANDS)
Nonaccrual loans:
  Real estate..............................    $870      $265       $258      $  10       $    1
                                               ----      ----       ----      -----       ------
         Total.............................     870       265        258         10            1
                                               ----      ----       ----      -----       ------

Accruing loans past due 90 days or more:
  Consumer.................................      --        --         --         --           --
                                               ----      ----       ----      -----       ------
         Total.............................      --        --         --         --           --
                                               ----      ----       ----      -----       ------

         Total of nonaccrual and 90 days
            or more past due loans.........     870       265        258         10            1
                                               ----      ----       ----      -----       ------

Real estate owned..........................      --        --         --         --           --
                                               ----      ----       ----      -----       ------
         Total nonperforming assets........    $870      $265       $258      $  10       $    1
                                               ====      ====       ====      =====       ======

Total nonperforming loans to total loans...    0.19%     0.06%      0.06%      0.00%        0.00%

Total nonperforming loans to total assets..    0.09%     0.03%      0.03%      0.00%        0.00%

Total nonperforming assets to total
 assets....................................    0.09%     0.03%      0.03%      0.00%        0.00%

         Interest income that would have been recorded for the years ended March 31, 2009, 2008 and 2007, had nonaccruing loans been current and accruing interest according to their original terms amounted to $56,000, $15,000 and $16,000, respectively. The amount of interest related to these loans included in interest income was $40,000, $12,000 and $12,000, respectively, for the years ended March 31, 2009, 2008 and 2007.

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

         The following table shows the aggregate amounts of our classified assets at the dates indicated.

                                                           AT MARCH 31,
                                                      ------------------------
                                                           2009       2008
                                                      ------------ -----------
                                                          (IN THOUSANDS)

         Special mention assets...................       $4,747       $2,776
         Substandard assets ......................          668          276
         Doubtful assets..........................          225           --
         Loss assets..............................           --           --
                                                         ------       ------
            Total classified assets...............       $5,640       $3,052
                                                         ======       ======

         At each of the dates in the above table, substandard and doubtful assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2009, we had two current loans totaling $420,000 included in the $4.7 million in special mention assets.

         DELINQUENCIES. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

                                                                       AT MARCH 31,
                                       ------------------------------------------------------------------------------
                                                       2009                                    2008
                                       -------------------------------------- ---------------------------------------
                                                                 90 DAYS OR                              90 DAYS OR
                                        30-59 DAYS  60-89 DAYS     GREATER     30-59 DAYS   60-89 DAYS     GREATER
                                         PAST DUE    PAST DUE     PAST DUE      PAST DUE     PAST DUE     PAST DUE
                                       ----------- ------------ ------------- -----------  ------------- ------------
                                                                       (IN THOUSANDS)
Real estate loans......................    $1,732      $1,030      $858        $1,280         $182          $265
Consumer loans.........................       120          49        12           111          138            --
                                           ------      ------      ----        ------         ----          ----
    Total..............................    $1,852      $1,079      $870        $1,391         $320          $265
                                           ======      ======      ====        ======         ====          ====

         At March 31, 2009 and 2008, delinquent real estate loans in the above table included $207,000 and $0 in commercial real estate loans. All other loans were secured by residential real estate.

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

         Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred. Clifton Savings identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings' internal grading system; loans classified as substandard, doubtful, loss, or special mention by Clifton Savings' internal classification system, and other loans which management may have concerns about collectability, such as loans in a particular industry. For individually reviewed loans, a borrower's inability to service a credit according to the contractual terms based on the borrower's cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance. Clifton Savings did not have any specific allowances at March 31, 2009, 2008 and 2007.

         The general valuation allowance represents a loss allowance which has been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem assets. Risk factors are based on our historical loss experience and may be adjusted for significant current factors that, in management's judgment, affect the collectability of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.

         The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses. The Office of Thrift Supervision may require us to make additional provisions for loan losses based on judgments different from ours.

         Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

         SUMMARY OF LOAN LOSS EXPERIENCE. The following table sets forth an analysis of the allowance for loan losses for the periods indicated. Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

                                                                         YEAR ENDED MARCH 31,
                                               -------------------------------------------------------------------------
                                                   2009          2008          2007           2006            2005
                                               -----------  -------------- -----------   -------------  ----------------
                                                                        (DOLLARS IN THOUSANDS)
Allowance at beginning of period............      $ 1,440       $ 1,350        $1,260        $ 1,100        $   840
                                                  -------       -------        ------        -------        -------
Provision for loan losses...................          260            90            90            160            260
Recoveries..................................           --            --            --             --             --
                                                  -------       -------        -------       -------        -------
Charge-offs.................................           --            --            --             --             --
                                                  -------       -------        -------       -------        -------
Net charge-offs.............................           --            --            --             --            --
                                                  -------       -------        -------       -------        -------

   Allowance at end of period...............      $ 1,700       $ 1,440        $1,350        $1,260         $ 1,100
                                                  =======       =======        ======        ======         =======

Allowance to nonperforming loans............       195.40%       543.40%       523.26%     12600.00%      110000.00%
Allowance to total gross loans
   outstanding at the end of the period.....         0.36%         0.34%         0.32%         0.31%           0.31%


         The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

                                                                               AT MARCH 31,
                                    ------------------------------------------------------------------------------------------------
                                                  2009                            2008                            2007
                                    ---------------------------------  -----------------------------  ------------------------------
                                                            % OF                           % OF                            % OF
                                                 % OF      LOANS IN             % OF      LOANS IN              % OF     LOANS IN
                                               ALLOWANCE   CATEGORY            ALLOWANCE  CATEGORY            ALLOWANCE  CATEGORY
                                               TO TOTAL   TO TOTAL             TO TOTAL   TO TOTAL            TO TOTAL   TO TOTAL
                                     AMOUNT    ALLOWANCE    LOANS     AMOUNT   ALLOWANCE   LOANS     AMOUNT   ALLOWANCE    LOANS
                                    --------  ----------- ---------  -------- ----------- --------  -------- ----------- ----------
                                                                   (DOLLARS IN THOUSANDS)
One- to four-family..............    $1,525     89.71%     91.82%    $1,295      89.93%    92.15%    $1,185     87.78%     92.73%
Multi-family and commercial
   real estate...................       110      6.47%      4.66%        80       5.55      3.79        103      7.63       3.31
Construction.....................         1      0.06%      0.16%        61       4.24      0.39          5      0.37       0.48
Consumer.........................        64      3.76%      3.36          4       0.28      3.67         57      4.22       3.48
Unallocated......................        --        --         --         --         --        --         --        --         --
                                     ------    ------     ------     ------     ------    ------     ------    ------     ------
    Total allowance for loan
     losses......................    $1,700    100.00%    100.00%    $1,440     100.00%   100.00%    $1,350    100.00%    100.00%
                                     ======    ======     ======     ======     ======    ======     ======    ======     ======

                                                                AT MARCH 31,
                                    ------------------------------------------------------------------
                                                  2006                            2005
                                    -------------------------------- ---------------------------------
                                                            % OF                             % OF
                                                 % OF      LOANS IN              % OF       LOANS IN
                                               ALLOWANCE   CATEGORY             ALLOWANCE   CATEGORY
                                               TO TOTAL   TO TOTAL              TO TOTAL    TO TOTAL
                                     AMOUNT    ALLOWANCE    LOANS     AMOUNT    ALLOWANCE    LOANS
                                    --------  ----------- ---------  --------  ----------- ----------
                                                        (DOLLARS IN THOUSANDS)
One- to four-family................. $1,152      91.43%      93.36%  $ 1,007       91.55%    94.43%
Multi-family and commercial
   real estate......................     61       4.84        3.17        56        5.09      3.08
Construction........................      7       0.56        0.93         2        0.18      0.24
Consumer............................     40       3.17        2.54        35        3.18      2.25
Unallocated.........................     --         --          --        --          --        --
                                     ------     ------       -----   -------       ------   ------
      Total allowance for loan
       losses....................... $1,260     100.00%     100.00%  $100.00%     100.00%   100.00%
                                     ======     ======      ======   =======      ======    ======


         INTEREST RATE RISK MANAGEMENT. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Pursuant to this strategy, we originate adjustable-rate mortgage loans for retention in our loan portfolio. The ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers' preferences. As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years or less. This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity. Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans. In recent years we have used investment securities with terms of three years or less and adjustable-rate mortgage-backed securities to help manage interest rate risk. We currently do not participate in hedging programs such as interest rate swaps or other activities involving the use of derivative financial instruments.

         We have a Risk Management Committee to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

         NET PORTFOLIO VALUE ANALYSIS. We use an interest rate sensitivity analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by computing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. This analysis assesses the risk of loss in market risk sensitive instruments in the event of a sudden and sustained 50 to 300 basis point increase or 50 to 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement. Because of the low level of market interest rates, this analysis is not performed for decreases of more than 100 basis points. We measure interest rate risk by modeling the changes in net portfolio value over a variety of interest rate scenarios. The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at March 31, 2009 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.


                                                                                      NET PORTFOLIO VALUE AS %
                                                                                                OF
                                                  NET PORTFOLIO VALUE                PRESENT VALUE OF ASSETS
BASIS POINT ("BP")                      ------------------------------------------- -----------------------------
CHANGE IN RATES                            $ AMOUNT       $ CHANGE      % CHANGE      NPV RATIO       CHANGE
--------------------------------------- -------------- ------------- -------------- -------------- --------------
                                                 (DOLLARS IN THOUSANDS)
         300 bp                           $119,256      $(41,672)          (26)%         12.97 %      (338)bp
         200                               138,976       (21,952)          (14)          14.68        (166)
         100                               153,808        (7,121)           (4)          15.87         (47)
          50                               158,113        (2,816)           (2)          16.18         (17)
           0                               160,929            --            --           16.35          --
         (50)                              162,171         1,243             1           16.37           3
        (100)                              161,167           239            --           16.23         (12)


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

         LIQUIDITY MANAGEMENT. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan and mortgage-backed securities amortization and repayments and maturities and calls of investment securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage and mortgage-backed securities prepayments are greatly influenced by general interest rates, economic conditions and competition.

         We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities, (4) repayment of borrowings and (5) the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits and short to intermediate-term U.S. Government agency obligations.

         Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2009, cash and cash equivalents totaled $51.1 million, including interest-bearing deposits of $11.5 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $88.2 million at March 31, 2009. On March 31, 2009, we had $144.3 million in Federal Home Loan Bank advances outstanding. In addition, if the Bank requires funds beyond its ability to generate them internally, the Bank can borrow funds up to approximately $88.9 million under an overnight line of credit, and $88.9 million under a one-month overnight repricing line of credit agreement with the Federal Home Loan Bank of New York. The Bank's membership in the Federal Home Loan Bank of New York also provides access to additional sources of borrowed funds based on the Bank's ability to collateralize such borrowings.

         At March 31, 2009, we had $15.6 million in loan origination commitments outstanding, $929,000 of outstanding commitments to purchase first mortgage loans, and $2.0 million in commitments to purchase participations in loans. In addition to commitments to originate and purchase loans and participations, we had $2.4 million in customer approved unused equity lines of credit. Certificates of deposit due within one year of March 31, 2009 totaled $393.6 million, or 62.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2010. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

         We have historically remained highly liquid, with our liquidity position remaining stable over the past two fiscal years. We have no material commitments or demands that are likely to affect our liquidity other than set forth below. Consequently, the Board of Directors intends to make additional investments in long-term loans and mortgage-backed securities which will decrease liquidity and increase interest income. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we would access our line of credit with the Federal Home Loan Bank of New York.

         The following table presents certain of our contractual obligations as of March 31, 2009.

                                                                          PAYMENTS DUE BY PERIOD
                                           -------------------------------------------------------------------------------
                                                                   LESS THAN                                    MORE THAN
        CONTRACTUAL OBLIGATIONS                   TOTAL             1 YEAR        1-3 YEARS       3-5 YEARS      5 YEARS
-----------------------------------------  ----------------   --------------- ---------------- -------------- ------------
                                                                      (IN THOUSANDS)
Operating lease obligations (1)..........      $    270         $      80       $     142          $     48     $    --
Certificates of deposit..................       486,703           383,876          94,403             8,424          --
FHLB advances............................       144,272            20,535          45,058            33,779      44,900
                                               --------         ---------       ---------          --------     -------
       Total.............................      $631,245         $ 404,491       $ 139,603          $ 42,251     $44,900
                                               ========         =========       =========          ========     =======

--------------------------
(1)      Payments are for lease of real property.


         Our primary investing activities are the origination of loans and the purchase of securities. In fiscal 2009, we originated $106.7 million of loans, purchased $4.6 million of loans, and purchased $127.5 million of securities. In fiscal 2008, we originated $47.2 million of loans, purchased $10.9 million of loans, and purchased $175.1 million of securities.

         Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net increase in total deposits of $56.9 million for the year ended March 31, 2009, a net increase in total deposits of $9.2 million for the year ended March 31, 2008 and a net decrease in total deposits of $4.5 million for the year ended March 31, 2007. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be highly competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional rates on certain deposit products in order to attract deposits. We experienced a slight increase in Federal Home Loan Bank advances of $2.0 million for the year ended March 31, 2009 as a result of the continued implementation of our leverage strategy. We had $144.3 million and $142.3 million in advances outstanding at March 31, 2009 and 2008, respectively, and $45.3 million in advances outstanding at March 31, 2007.

CAPITAL MANAGEMENT

         We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory, and possibly additional discretionary, actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain "well-capitalized" risk-based capital levels. Clifton Savings Bank's capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings, and other factors. At March 31, 2009, we exceeded all of our regulatory capital requirements. As of May 12, 2008, the most recent notification from the OTS, we are considered "well capitalized" under regulatory guidelines.

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

         For the years ended March 31, 2009 and 2008, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

         The Company's management assessed the effectiveness of internal control over financial reporting as of March 31, 2009. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in INTERNAL CONTROL-INTEGRATED FRAMEWORK. Based on its assessment, management believes that, as of March 31, 2009, the Company's internal control over financial reporting is effective based on those criteria.

         The Company's independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on the effective operation of the Company's internal control over financial reporting as of March 31, 2009, a copy of which is included in this annual report.

                        [Beard Miller Company LLP Logo]

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders of Clifton Savings Bancorp, Inc. and Subsidiaries
Clifton, New Jersey


            We have audited Clifton Savings Bancorp, Inc. and Subsidiaries' (collectively the "Company") internal control over financial reporting as of March 31, 2009, based on criteria established in INTERNAL CONTROL - INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

            In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2009, based on criteria established in INTERNAL CONTROL-INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

            We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries, and our report dated June 4, 2009, expressed an unqualified opinion.


                                            /s/ Beard Miller Company LLP

Beard Miller Company LLP
Clark, New Jersey
June 4, 2009

                        [Beard Miller Company LLP Logo]


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



To the Board of Directors and Stockholders of Clifton Savings Bancorp, Inc. and Subsidiaries
Clifton, New Jersey


         We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the "Company") as of March 31, 2009 and 2008, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2009. The Company's management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2009 and 2008, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

         As discussed in Note 1, the Company changed its method of accounting for Defined Benefit Pension and Other Postretirement Plans in 2007.

         We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries' internal control over financial reporting as of March 31, 2009, based on the criteria established in INTERNAL CONTROL - INTEGRATED FRAMEWORK issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 4, 2009 expressed an unqualified opinion.


                                             /s/ Beard Miller Company LLP


Beard Miller Company LLP
Clark, New Jersey
June 4, 2009


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                                      MARCH 31,
                                                                          ---------------------------------
                                                                               2009             2008
                                                                          ---------------  ----------------
                                                      ASSETS
Cash and due from banks                                                   $   39,668,796   $     6,499,339
Interest-bearing deposits in other banks                                      11,457,314        45,731,351
                                                                          ---------------  ----------------
            Cash and Cash Equivalents                                         51,126,110        52,230,690
Securities available for sale:
     Investment                                                               10,037,500                 -
     Mortgage-backed                                                          78,122,207        90,218,624
Securities held to maturity:
     Investment                                                               74,997,356       109,993,194
     Mortgage-backed                                                         231,217,782       180,666,236
Loans receivable:
     Loans receivable                                                        470,200,116       422,059,272
     Allowance for loan losses                                                (1,700,000)       (1,440,000)
                                                                          ---------------  ----------------
            Net Loans                                                        468,500,116       420,619,272
                                                                          ---------------  ----------------

Bank owned life insurance                                                     21,947,708        21,033,212
Premises and equipment                                                         9,305,554         9,000,367
Federal Home Loan Bank of New York stock                                       7,740,500         7,536,600
Interest receivable                                                            4,312,562         4,577,398
Other assets                                                                   2,462,586         3,180,650
                                                                          ---------------  ----------------
            TOTAL ASSETS                                                  $  959,769,981   $   899,056,243
                                                                          ===============  ================

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
     Deposits:
         Non-interest bearing                                             $    5,263,003   $     4,528,978
         Interest bearing                                                    628,319,384       572,192,833
                                                                          ---------------  ----------------
            Total Deposits                                                   633,582,387       576,721,811

     Advances from Federal Home Loan Bank of New York                        144,272,429       142,306,370
     Advance payments by borrowers for taxes and insurance                     4,824,515         4,269,117
     Other liabilities and accrued expenses                                    3,926,421         3,404,141
                                                                          ---------------  ----------------
            TOTAL LIABILITIES                                                786,605,752       726,701,439
                                                                          ---------------  ----------------
STOCKHOLDERS' EQUITY
     Preferred stock ($.01 par value), 1,000,000 shares
            authorized; shares issued or outstanding - none                            -                 -
     Common stock ($.01 par value), 75,000,000 shares
            authorized; 30,530,470 shares issued, 26,732,607 shares
            outstanding at March 31, 2009; 27,307,385 shares outstanding
            at March 31, 2008                                                    305,305           305,305
     Paid-in capital                                                         135,180,160       133,747,349
     Deferred compensation obligation under Rabbi Trust                          208,933           179,055
     Retained earnings                                                        84,889,237        81,671,543
     Treasury stock, at cost; 3,797,863 shares at March 31, 2009;
            3,223,085 shares at March 31, 2008                               (41,925,523)      (36,079,647)
     Common stock acquired by Employee Stock Ownership
            Plan ("ESOP")                                                     (7,144,126)       (7,876,858)
     Accumulated other comprehensive income                                    1,809,337           532,496
     Common stock held by Rabbi Trust                                           (159,094)         (124,439)
                                                                          ---------------  ----------------
            TOTAL STOCKHOLDERS' EQUITY                                       173,164,229       172,354,804
                                                                          ---------------  ----------------
            TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $  959,769,981   $   899,056,243
                                                                          ===============  ================
SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME

                                                                                     YEARS ENDED MARCH 31,
                                                                      --------------------------------------------------
                                                                           2009             2008              2007
                                                                      --------------  ---------------   ----------------
Interest Income
     Loans                                                              $23,965,761      $22,147,547       $ 21,725,537
     Mortgage-backed securities                                          16,240,172        8,521,018          6,851,196
     Investments securities                                               3,514,636        6,403,280          7,555,878
     Other interest-earning assets                                          680,300        1,498,221          1,387,886
                                                                      --------------  ---------------   ----------------
              TOTAL INTEREST INCOME                                      44,400,869       38,570,066         37,520,497
                                                                      --------------  ---------------   ----------------
INTEREST EXPENSE
     Deposits                                                            20,091,391       22,065,744         19,586,646
     Advances                                                             5,847,403        2,419,037          2,013,868
                                                                      --------------  ---------------   ----------------
              TOTAL INTEREST EXPENSE                                     25,938,794       24,484,781         21,600,514
                                                                      --------------  ---------------   ----------------

             NET INTEREST INCOME                                         18,462,075       14,085,285         15,919,983

PROVISION FOR LOAN LOSSES                                                   260,000           90,000             90,000
                                                                      --------------  ---------------   ----------------

             NET INTEREST INCOME AFTER PROVISION
               FOR LOAN LOSSES                                           18,202,075       13,995,285         15,829,983
                                                                      --------------  ---------------   ----------------

NON-INTEREST INCOME
     Fees and service charges                                               203,665          210,498            219,535
     Bank owned life insurance                                              914,496          904,536            128,676
     Other                                                                   32,088           22,647             24,517
                                                                      --------------  ---------------   ----------------
              TOTAL NON-INTEREST INCOME                                   1,150,249        1,137,681            372,728
                                                                      --------------  ---------------   ----------------

NON-INTEREST EXPENSES
     Salaries and employee benefits                                       6,841,942        6,957,098          7,132,251
     Net occupancy expense of premises                                    1,051,611        1,032,058            978,380
     Equipment                                                              863,366          886,169            934,715
     Directors' compensation                                                943,284          999,468          1,350,767
     Advertising                                                            268,948          315,886            284,610
     Legal                                                                   84,671          307,128            243,290
     Federal insurance premium                                              327,725           68,124             72,544
     Other                                                                1,470,271        1,559,113          1,383,020
                                                                      --------------  ---------------   ----------------
              TOTAL NON-INTEREST EXPENSES                                11,851,818       12,125,044         12,379,577
                                                                      --------------  ---------------   ----------------

             INCOME BEFORE INCOME TAXES                                   7,500,506        3,007,922          3,823,134
INCOME TAXES                                                              2,364,132          636,288          1,351,283
                                                                      --------------  ---------------   ----------------
             NET INCOME                                                 $ 5,136,374      $ 2,371,634       $  2,471,851
                                                                      ==============  ===============   ================

NET INCOME PER COMMON SHARE
     Basic                                                              $      0.20      $      0.09       $       0.09
                                                                      ==============  ===============   ================
     Diluted                                                            $      0.20      $      0.09       $       0.09
                                                                      ==============  ===============   ================

WEIGHTED AVERAGE NUMBER OF COMMON SHARES AND COMMON
  STOCK EQUIVALENTS OUTSTANDING:
     Basic                                                               25,959,390       26,824,729         28,284,890
                                                                      ==============  ===============   ================
     Diluted                                                             26,062,109       26,864,492         28,433,541
                                                                      ==============  ===============   ================

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

                                                33


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED MARCH 31, 2009, 2008 AND 2007


                                                                            DEFERRED
                                                                           COMPENSATION                             COMMON STOCK
                                                    COMMON     PAID-IN   OBLIGATION UNDER   RETAINED     TREASURY     ACQUIRED
                                                     STOCK     CAPITAL     RABBI TRUST      EARNINGS      STOCK       BY ESOP
                                                  ---------- ------------ --------------- ------------ ------------- ------------
BALANCE - MARCH 31, 2006                           $305,305  $133,859,581    $ 105,860    $ 81,275,666 $ (2,559,207) $(9,342,322)

    Comprehensive income:
      Net income                                          -             -            -       2,471,851            -            -
      Unrealized gain on securities available
        for sale, net of income taxes of $564,895         -             -            -               -            -            -

    TOTAL COMPREHENSIVE INCOME

    Adoption of SFAS No.123 (R)                           -    (4,386,114)           -               -            -            -
    Adjustment upon initial adoption of SFAS No. 158,
      net of income taxes of $228,031                     -             -            -               -            -            -
    ESOP shares committed to be released                  -        97,756            -               -            -      732,732
    Purchase of treasury stock - 1,477,538 shares         -             -            -     (16,890,512)           -            -
    Stock option expense                                  -       784,493            -               -            -            -
    Vesting of Restricted Stock Awards                    -     1,331,569            -               -            -            -
    Forfeiture of Restricted Stock Awards                 -       247,173            -               -     (247,173)           -
    Funding of Supplemental Executive Retirement
     Plan                                                 -         1,128       39,985               -       33,090            -
    Exercise of stock options                             -          (110)           -               -       24,604            -
    Tax benefit from stock based compensation             -       135,026            -               -            -            -
    Cash dividends declared ($0.20 per share)             -             -            -      (2,384,639)           -            -
                                                  ---------- -------------  ------------ -------------- ------------ ------------
BALANCE - MARCH 31, 2007                            305,305   132,070,502      145,845      81,362,878  (19,639,198)  (8,609,590)

    Comprehensive income:
      Net income                                          -             -            -       2,371,634            -            -
      Unrealized gain on securities available
        for sale, net of income taxes of $937,095         -             -            -               -            -            -
      Pension benefits adjustment, net of income
        taxes of $48,442                                  -             -            -

    TOTAL COMPREHENSIVE INCOME

    ESOP shares committed to be released                  -        60,143            -               -            -      732,732
    Purchase of treasury stock - 1,486,673 shares         -             -            -               -  (16,466,079)           -
    Stock option expense                                  -       499,992            -               -            -            -
    Vesting of Restricted Stock Awards                    -     1,061,453            -               -            -            -
    Forfeiture of Restricted Stock Awards                 -         8,182            -               -       (8,182)           -
    Funding of Supplemental Executive Retirement
     Plan                                                 -         2,038       33,210               -       33,812            -
    Tax benefit from stock based compensation             -        45,039            -               -            -            -
    Cash dividends declared ($0.20 per share)             -             -            -      (2,062,969)           -            -
                                                  ---------- -------------  ------------ -------------- ------------ ------------
BALANCE - MARCH 31, 2008                            305,305   133,747,349      179,055      81,671,543  (36,079,647)  (7,876,858)

    Comprehensive income:
      Net income                                          -             -            -       5,136,374            -            -
      Unrealized gain on securities available
        for sale, net of income taxes of $707,691         -             -            -               -            -            -
      Pension benefits adjustment, net of income taxes
        of $133,656                                       -             -            -               -            -            -

    TOTAL COMPREHENSIVE INCOME

    Adjustment for change of measurement date required
      under SFAS No. 158, net of income tax of $7,755     -             -            -         (46,573)           -            -
    ESOP shares committed to be released                  -        44,084            -               -            -      732,732
    Purchase of treasury stock - 577,834 share            -             -            -               -   (5,877,322)           -
    Stock option expense                                  -       245,610            -               -            -            -
    Vesting of Restricted Stock Awards                    -     1,062,269            -               -            -            -
    Funding of Supplemental Executive Retirement
     Plan                                                 -         3,209       29,878               -       31,446            -
    Tax benefit from stock based compensation             -        77,639            -               -            -            -
    Cash dividends declared ($0.20 per share)             -             -            -      (1,872,107)           -            -
                                                  ---------- -------------  ------------ -------------- ------------ -------------
BALANCE - MARCH 31, 2009                           $305,305  $135,180,160    $ 208,933    $ 84,889,237  $(41,925,523)$ (7,144,126)
                                                  ========== =============  ============ ============== ============ =============

                                                                       UNEARNED          ACCUMULATED
                                                                     COMMON STOCK          OTHER        STOCK HELD
                                                                   HELD BY THE EQUITY   COMPREHENSIVE    BY RABBI
                                                                     INCENTIVE PLAN     INCOME (LOSS)     TRUST          TOTAL
                                                                   ------------------ ----------------- ------------  ------------
BALANCE - MARCH 31, 2006                                             $ (4,386,114)      $ (1,456,072)    $(54,371)    $197,748,326
                                                                                                                      ------------
    Comprehensive income:
      Net income                                                                -                  -            -        2,471,851
      Unrealized gain on securities available
        for sale, net of income taxes of $564,895                               -            849,465            -          849,465
                                                                                                                      ------------
    TOTAL COMPREHENSIVE INCOME                                                                                           3,321,316
                                                                                                                      ------------
    Adoption of SFAS No.123 (R)                                         4,386,114                  -            -                -
    Adjustment upon initial adoption of SFAS No. 158,
      net of income taxes of $228,031                                           -           (342,902)           -         (342,902)
    ESOP shares committed to be released                                        -                  -            -          830,488
    Purchase of treasury stock - 1,477,538 shares                               -                  -            -      (16,890,512)
    Stock option expense                                                        -                  -            -          784,493
    Vesting of Restricted Stock Awards                                          -                  -            -        1,331,569
    Forfeiture of Restricted Stock Awards                                       -                  -            -                -
    Funding of Supplemental Executive Retirement
     Plan                                                                       -                  -      (34,218)          39,985
    Exercise of stock options                                                   -                  -            -           24,494
    Tax benefit from stock based compensation                                   -                  -            -          135,026
    Cash dividends declared ($0.20 per share)                                   -                  -            -       (2,384,639)
                                                                     -------------      -------------    ------------ ------------
BALANCE - MARCH 31, 2007                                                        -           (949,509)     (88,589)     184,597,644

    Comprehensive income:
      Net income                                                                -                  -            -        2,371,634
      Unrealized gain on securities available
        for sale, net of income taxes of $937,095                               -          1,409,161            -        1,409,161
      Pension benefits adjustment, net of income
        taxes of $48,442                                                                      72,844                        72,844
                                                                                                                      ------------
    TOTAL COMPREHENSIVE INCOME                                                                                           3,853,639
                                                                                                                      ------------
    ESOP shares committed to be released                                        -                  -             -         792,875
    Purchase of treasury stock - 1,486,673 shares                               -                  -             -     (16,466,079)
    Stock option expense                                                        -                  -             -         499,992
    Vesting of Restricted Stock Awards                                          -                  -             -       1,061,453
    Forfeiture of Restricted Stock Awards                                       -                  -             -               -
    Funding of Supplemental Executive Retirement
     Plan                                                                       -                  -       (35,850)         33,210
    Tax benefit from stock based compensation                                   -                  -             -          45,039
    Cash dividends declared ($0.20 per share)                                   -                  -             -      (2,062,969)
                                                                     -------------      -------------    ------------ ------------
BALANCE - MARCH 31, 2008                                                        -            532,496      (124,439)    172,354,804

    Comprehensive income:
      Net income                                                                -                  -              -      5,136,374
      Unrealized gain on securities available
        for sale, net of income taxes of $707,691                               -          1,064,194              -      1,064,194
      Pension benefits adjustment, net of income taxes
        of $133,656                                                             -            200,986              -        200,986
                                                                                                                      ------------
    TOTAL COMPREHENSIVE INCOME                                                                                           6,401,554
                                                                                                                      ------------
    Adjustment for change of measurement date required
      under SFAS No. 158, net of income tax of $7,755                            -            11,661              -        (34,912)
    ESOP shares committed to be released                                         -                 -              -        776,816
    Purchase of treasury stock - 577,834 share                                   -                 -              -     (5,877,322)
    Stock option expense                                                         -                 -              -        245,610
    Vesting of Restricted Stock Awards                                           -                 -              -      1,062,269
    Funding of Supplemental Executive Retirement
     Plan                                                                        -                 -        (34,655)        29,878
    Tax benefit from stock based compensation                                    -                 -              -         77,639
    Cash dividends declared ($0.20 per share)                                    -                 -              -     (1,872,107)
                                                                     -------------      -------------    ------------ ------------
BALANCE - MARCH 31, 2009                                             $           -      $  1,809,337     $ (159,094)  $173,164,229
                                                                     ==============     =============    ============ ============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

                                                34


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 YEARS ENDED MARCH 31,
                                                                                  --------------------------------------------------
                                                                                       2009              2008             2007
                                                                                  ----------------  ----------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                                       $ 5,136,374       $ 2,371,634     $ 2,471,851
     Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization of premises and equipment                           481,692           565,094         628,637
        Net amortization of deferred fees and costs, premiums and discounts                39,608           392,367         518,015
        Amortization of component of net periodic benefit costs                           307,485           121,286               -
        Provision for loan losses                                                         260,000            90,000          90,000
        Decrease (increase) in interest receivable                                        264,836          (138,098)         84,489
        Deferred income tax benefit                                                      (468,214)         (603,009)       (756,540)
        Decrease (increase) in other assets                                               337,176          (271,353)        158,307
        (Decrease) increase in accrued interest payable                                   (27,030)          385,277         (36,652)
        Increase (decrease) in other liabilities                                          549,310          (511,005)         95,990
        (Increase) in cash surrender value of bank owned life insurance                  (914,496)         (904,536)       (128,676)
        ESOP shares committed to be released                                              776,816           792,875         830,488
        Restricted stock expense                                                        1,062,269         1,061,453       1,331,569
        Stock option expense                                                              245,610           499,992         784,493
        Increase in deferred compensation obligation under Rabbi Trust                     29,878            33,210          39,985
                                                                                  ----------------  ----------------  --------------

           NET CASH PROVIDED BY OPERATING ACTIVITIES                                    8,081,314         3,885,187       6,111,956
                                                                                  ----------------  ----------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES Proceeds from calls, maturities and repayments of:
        Investment securities available for sale                                                -         5,000,000      35,000,000
        Mortgage-backed securities available for sale                                  13,876,078         7,158,935       9,593,466
        Investment securities held to maturity                                         65,000,000        60,000,000      45,000,000
        Mortgage-backed securities held to maturity                                    37,005,621        29,962,884      33,334,391
     Redemptions of Federal Home Loan Bank of New York stock                            1,051,400           864,300       1,205,100
     Purchases of:
        Investment securities available for sale                                      (10,000,000)                -               -
        Mortgage-backed securities available for sale                                           -       (49,269,526)              -
        Investment securities held to maturity                                        (30,000,000)       (5,000,000)    (40,000,000)
        Mortgage-backed securities held to maturity                                   (87,539,091)     (120,850,445)              -
        Loans receivable                                                               (4,635,755)      (10,934,919)     (3,930,382)
        Premises and equipment                                                           (786,879)       (1,181,962)       (183,236)
        Federal Home Loan Bank of New York stock                                       (1,255,300)       (5,183,700)       (642,100)
        Bank owned life insurance                                                               -                 -     (20,000,000)
     Net change in loans receivable                                                   (43,612,211)        8,775,780     (11,136,093)
                                                                                  ----------------  ----------------  --------------

           NET CASH  (USED IN) PROVIDED BY INVESTING ACTIVITIES                       (60,896,137)      (80,658,653)     48,241,146
                                                                                  ----------------  ----------------  --------------

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

                                                35


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                                                                 YEARS ENDED MARCH 31,
                                                                                  --------------------------------------------------
                                                                                       2009              2008             2007
                                                                                  ----------------  ----------------  --------------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net increase (decrease) in deposits                                              $56,860,576       $ 9,263,039     $(4,503,331)
     Proceeds from advances from Federal Home Loan Bank of New York                    25,000,000       116,193,754               -
     Principal payments on advances from Federal Home Loan Bank of New York           (23,033,941)      (19,233,865)    (12,527,737)
     Net increase in payments by borrowers for taxes and insurance                        555,398           160,008         275,798
     Dividends paid                                                                    (1,872,107)       (2,062,969)     (2,384,639)
     Purchase of treasury stock                                                        (5,877,322)      (16,466,079)    (16,890,512)
     Exercise of stock options                                                                  -                 -          24,494
     Tax benefit from stock based compensation                                             77,639            45,039         135,026
                                                                                  ----------------  ----------------  --------------

           NET CASH  PROVIDED BY (USED IN) FINANCING ACTIVITIES                        51,710,243        87,898,927     (35,870,901)
                                                                                  ----------------  ----------------  --------------

           NET  (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                       (1,104,580)       11,125,461      18,482,201

CASH AND CASH EQUIVALENTS - BEGINNING                                                  52,230,690        41,105,229      22,623,028
                                                                                  ----------------  ----------------  --------------

CASH AND CASH EQUIVALENTS - ENDING                                                    $51,126,110       $52,230,690     $41,105,229
                                                                                  ================  ================  ==============

SUPPLEMENTARY CASH FLOWS INFORMATION:

     CASH PAID DURING THE PERIOD FOR:
     Interest on deposits and borrowings                                              $25,965,824       $24,099,504     $21,637,166
                                                                                  ================  ================  ==============

     Income taxes paid, net of refunds                                                $ 1,902,244       $ 1,673,607     $ 2,209,607
                                                                                  ================  ================  ==============

SEE NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
------------------------------------------------------------------------------------------------------------------------------------

                                                36

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF CONSOLIDATED FINANCIAL STATEMENT PRESENTATION

The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the "Company"), the Company's wholly-owned subsidiary, Clifton Savings Bank (the "Savings Bank") and the Savings Bank's wholly-owned subsidiary, Botany Inc. ("Botany"). All significant intercompany accounts and transactions have been eliminated in consolidation.

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

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the assessment of prepayment risks associated with mortgage-backed securities, the identification of other-than-temporary impairment of securities, the determination of the liability and expense on our defined benefit plans and the determination of the amount of deferred tax assets which are more likely than not to be realized. Management believes that the allowance for loan losses is adequate, prepayment risks associated with mortgage-backed securities are properly recognized, the evaluation for other-than-temporary impairment of securities are done in accordance with GAAP, the liability and expense for defined benefit plans are based upon reasonable actuarial assumptions of future events and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. Additionally, assessments of prepayment risks related to mortgage-backed securities are based upon current market conditions, which are subject to frequent change. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SECURITIES

Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains and losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gains or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income (loss) component of stockholders' equity. The Company had no trading securities at March 31, 2009 and 2008.

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

LOANS RECEIVABLE

Loans receivable are stated at unpaid principal balances, plus purchase premiums and net deferred loan origination costs. Interest is calculated by use of the simple interest method.

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

--------------------------------------------------------------------------------
                                       38

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

ALLOWANCE FOR LOAN LOSSES

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Savings Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Savings Bank utilizes a two-tier approach: (1) identification of impaired loans and establishment of specific loss allowances on such loans; and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not separately evaluate them for impairment, unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, we modify the borrowers existing loan terms and conditions in response to financial difficulties experienced by the borrower.

The system takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Savings Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are applied first to accrued interest receivable and then to principal.

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management's judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer's financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continuously reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

LOAN ORIGINATION FEES AND COSTS

The Savings Bank defers loan origination fees and certain direct loan origination costs and initially amortizes such amounts, using the interest method, as an adjustment of yield over the contractual lives of the related loans. The Savings Bank anticipates prepayments within its loan portfolio and adjusts the amortization of origination fees and costs accordingly using an annually adjusted prepayment factor.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK

As a member of the Federal Home Loan Bank of New York ("FHLB"), we are required to acquire and hold shares of FHLB Class B stock. Our holding requirement varies based on our activities, primarily our outstanding borrowings, with the FHLB. Our investment in FHLB stock is carried at cost. We conduct a periodic review and evaluation of our FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment exists.

--------------------------------------------------------------------------------
                                       39

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

BANK OWNED LIFE INSURANCE

Bank owned life insurance ("BOLI) is accounted for in accordance with Financial Accounting Standards Board ("FASB") Technical Bulletin No. 85-4, "Accounting for Purchases of Life Insurance." The cash surrender value of BOLI is recorded on the consolidated statements of financial condition as an asset and the change in the cash surrender value is recorded as non-interest income.

PREMISES AND EQUIPMENT

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization. Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

                                                YEARS
                                            --------------
            Land improvements                   5 - 20
            Buildings and improvements          5 - 40
            Furnishings and equipment           2 - 10
            Leasehold improvements           Shorter of
                                             useful life
                                             or term or
                                               lease
                                              (2 - 5)

Significant renovations and additions are capitalized as part of premises and equipment. Maintenance and repairs are charged to operations as incurred.

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

Deferred income tax expense or benefit is determined by recognizing deferred tax assets and liabilities for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. The realization of deferred tax assets is assessed and a valuation allowance provided, when necessary, for the portion of any assets which are not likely to be realized. Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Effective April 1, 2007, the Company adopted the provisions of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). The Interpretation provides clarification on accounting for uncertainty

--------------------------------------------------------------------------------
                                       40

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INCOME TAXES (CONTINUED)

in income taxes recognized in an enterprise's financial statements in accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." The Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognizing, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company has evaluated its tax positions as of April 1, 2007, March 31, 2008 and March 31, 2009, respectively. A tax position is recognized as a benefit only if it is "more likely than not" that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that has a likelihood of being realized on examination of more than 50 percent. For tax positions not meeting the "more likely than not" test, no tax benefit is recorded. Under the "more-likely-than-not" threshold guidelines, the Company believes no significant uncertain tax positions exist, either individually or in the aggregate, that would give rise to the non-recognition of an existing tax benefit. As of April 1, 2007, March 31, 2008 and March 31, 2009, respectively, the Company had no material unrecognized tax benefits or accrued interest and penalties. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties from April 1, 2007 through March 31, 2009. The tax years subject to examination by the federal taxing authorities are the years ended December 31, 2008, 2007 and 2006. The tax years subject to examination by the state taxing authorities are the years ended December 31, 2008, 2007, 2006, and 2005.

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

EARNINGS PER SHARE (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding, and is adjusted for Employee Stock Ownership Plan ("ESOP") shares not yet committed to be released, unvested restricted stock awards and deferred compensation obligations required to be settled in shares of Company stock. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as unvested restricted stock awards and outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock awards and options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the year ended March 31, 2009, includes incremental shares related to outstanding stock options and unvested restricted stock awards of 46,452 and 56,267, respectively. The calculation of diluted EPS for the year ended March 31, 2008, includes incremental shares related to outstanding stock options and unvested restricted stock awards of 39,763 and -0-, respectively. The calculation of diluted EPS for the year ended March 31, 2007, includes incremental shares related to outstanding stock options and unvested restricted stock awards of 58,539 and 90,122, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding.


--------------------------------------------------------------------------------
                                       41

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

STOCK-BASED COMPENSATION

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. See Note 13 for additional information regarding grants of stock options and restricted stock under this plan. The Company expenses the fair value of all options and restricted stock granted over their requisite service periods in accordance with SFAS No. 123(R).

DEFINED BENEFIT PLANS

In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" -an Amendment of FASB Nos. 87, 88, 106 and 132(R). SFAS No. 158 requires two major changes to accounting for defined benefit and postretirement plans, with two different effective dates. The first requirement of SFAS No. 158, which the Company adopted as of March 31, 2007, required the recognition of the funded status of a defined benefit postretirement plan as either an asset or liability in the consolidated statement of financial condition, with changes in the funded status recorded through other comprehensive income in the year in which those changes occur. The adoption of this requirement had no material impact on the Company's consolidated financial position, results of operations, and cash flows.

The second requirement of SFAS No. 158, which was adopted by the Company as of April 1, 2008, required that the funded status be measured as of the entity's fiscal year-end (March 31) rather than as of the Plan's fiscal year end as previously permitted. The Company previously used a measurement date of January 1 for its defined benefit pension plans. The adoption of this requirement had no material impact on the Company's consolidated financial position, results of operations, and cash flows.

RECLASSIFICATION

Certain amounts for prior periods have been restated to conform to the current year's presentation.

RECENT ACCOUNTING PRONOUNCEMENTS

In May 2008, FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles." This Statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements. This Statement is effective 60 days following the SEC's approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles." The adoption of this new pronouncement did not have a material effect on the Company's consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position (FSP) Emerging Issues Task Force (EITF) 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities." This FSP clarifies that all outstanding unvested share-based payment awards that contain rights to non-forfeitable dividends participate in undistributed earnings with common shareholders. Awards of this nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. This FSP is effective for fiscal years beginning after December 15, 2008. The adoption of this new pronouncement is not expected to have a material effect on the Company's consolidated financial statements.

In November 2008, the SEC released a proposed roadmap regarding the potential use by U.S. issuers of financial statements prepared in accordance with International Financial Reporting Standards (IFRS). IFRS is a comprehensive series of accounting standards published by the International Accounting Standards Board (IASB). Under the proposed roadmap, the Company may be required to prepare financial statements in accordance with IFRS as early as 2014. The SEC will make a determination in 2011 regarding the mandatory adoption of IFRS. The Company is currently assessing the impact that this potential change would have on its

--------------------------------------------------------------------------------
                                       42

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)

consolidated financial statements and it will continue to monitor the development of the potential implementation of IFRS.

In December 2008, the FASB issued FSP FAS 132(R)-1, "Employers' Disclosures about Postretirement Benefit Plan Assets". This FSP amends SFAS 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits", to provide guidance on an employer's disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosures about plan assets required by this FSP shall be provided for fiscal years ending after December 15, 2009. The Company does not expect this new pronouncement will have a material effect on its consolidated financial statements.

In January 2009, the FASB issued FSP EITF 99-20-1, "Amendments to the Impairment of Guidance of EITF Issue No. 99-20". FSP EITF 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets", to achieve more consistent determination of whether an other-than-temporary impairment has occurred. FSP EITF 99-20-1 also retains and emphasizes the objective of an other-than-temporary impairment assessment and the related disclosure requirements in SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities", and other related guidance. FSP EITF 99-20-1 is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. Retrospective application to a prior interim or annual reporting period is not permitted. The application of the provisions of FSP EITF 99-20-1 did not materially affect the Company's consolidated financial condition, results of operations, and cash flows.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments." FSP FAS 115-2 and FAS 124-2 clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These steps are done before assessing whether the entity will recover the cost basis of the investment. Previously, this assessment required management to assert it has both the intent and the ability to hold a security for a period of time sufficient to allow for an anticipated recovery in fair value to avoid recognizing an other-than-temporary impairment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price.

In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FSP FAS 115-2 and FAS 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and
(b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment related to all other factors is recognized in other comprehensive income.

This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 115-2 and FAS 124-2 must also early adopt FSP FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly." The adoption of FSP FAS 115-2 and FAS 124-2 on March 31, 2009 did not have a material impact on the Company's consolidated financial condition, results of operations, and cash flows.

--------------------------------------------------------------------------------
                                       43

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RECENT ACCOUNTING PRONOUNCEMENTS (CONTINUED)


In April 2009, the FASB issued FSP. FAS 107-1 and Accounting Principles Board
(APB) 28-1, "Interim Disclosures about Fair Value of Financial Instruments" (FSP FAS 107-1 and APB 28-1). FSP FAS 107-1 and APB 28-1 amends FASB Statement No. 107, "Disclosures about Fair Value of Financial Instruments", to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB Opinion No. 28, "Interim Financial Reporting", to require those disclosures in summarized financial information at interim reporting periods.

This FSP is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 107-1 and APB 28-1 must also early adopt FSP FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly" and FSP FAS 115-2 and FAS 124-2, "Recognition and Presentation of Other-Than-Temporary Impairments". The adoption of this FSP on March 31, 2009 only requires the Company to provide additional disclosures and did not have a material impact on the Company's consolidated financial condition, results of operations and cash flows.


NOTE 2 - STOCK REPURCHASE PROGRAM AND DIVIDEND WAIVER

The Company has completed several stock repurchase programs. The repurchased shares are held as treasury stock or for general corporate use. During the years ended March 31, 2009 and 2008, 558,835 and 1,468,313 shares were repurchased at an aggregate cost of $5,654,000 and $16,275,000, respectively under these programs. Additionally, during the years ended March 31, 2009 and 2008, 18,999 and 18,360 shares were purchased at a total cost of $223,000 or $11.74 per share, and $191,000 or $10.40 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards.

During the years ended March 31, 2009 and 2008, Clifton MHC ("MHC"), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Office of Thrift Supervision ("OTS"), to receive cash dividends of approximately $3,358,000 on the shares of Company common stock it owns. The cumulative amount of dividends waived by the MHC through March 31, 2009 was $15,784,000. The dividends waived are considered as a restriction on the retained earnings of the Company.


--------------------------------------------------------------------------------
                                       44


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

                                                                                 MARCH 31, 2009
                                                        ----------------------------------------------------------------
                                                                            GROSS            GROSS         ESTIMATED
                                                          AMORTIZED       UNREALIZED      UNREALIZED          FAIR
                                                             COST           GAINS           LOSSES           VALUE
                                                        --------------- --------------- ---------------- ---------------
Available for sale:
   Debt securities:
     U.S. Government (including agencies) maturing:
             After one but within five years              $ 10,000,000     $    37,500      $         -    $ 10,037,500
                                                        --------------- --------------- ---------------- ---------------
                                                          $ 10,000,000     $    37,500      $         -    $ 10,037,500
                                                        =============== =============== ================ ===============
HELD TO MATURITY:
   Debt securities:
     U.S. Government (including agencies) maturing:
             Within one year                              $ 29,997,356     $   592,794      $         -    $ 30,590,150
             After one but within five years                45,000,000         237,500           73,450      45,164,050
                                                        --------------- --------------- ---------------- ---------------
                                                          $ 74,997,356     $   830,294      $    73,450    $ 75,754,200
                                                        =============== =============== ================ ===============


                                                                                MARCH 31, 2008
                                                        ----------------------------------------------------------------
                                                                            GROSS            GROSS         ESTIMATED
                                                          AMORTIZED       UNREALIZED      UNREALIZED          FAIR
                                                             COST           GAINS           LOSSES           VALUE
                                                        --------------- --------------- ---------------- ---------------
Held to maturity:
   Debt securities:
     U.S. Government (including agencies) maturing:
             Within one year                              $ 30,000,000     $   307,650      $         -    $ 30,307,650
             After one but within five years                79,993,194       1,784,806                -      81,778,000
                                                        --------------- --------------- ---------------- ---------------
                                                          $109,993,194     $ 2,092,456      $         -    $112,085,650
                                                        =============== =============== ================ ===============

The age of unrealized losses and the fair value of related investment securities at March 31, 2009 were as follows. There were no unrealized losses for investment securities at March 31, 2008.

                                                  LESS THAN 12 MONTHS          12 MONTHS OR MORE                 TOTAL
                                          -------------------------------- ---------------------------  -------------------------
                                                                GROSS                        GROSS                       GROSS
                                                             UNREALIZED                    UNREALIZED                  UNREALIZED
                                            FAIR VALUE         LOSSES        FAIR VALUE     LOSSES       FAIR VALUE     LOSSES
                                          -------------- ----------------- ------------- ------------- ------------- -------------

MARCH 31, 2009:
  U.S. Government (including agencies):
     Held to maturity                      $ 4,926,550       $ 73,450         $   -         $   -      $ 4,926,550     $ 73,450
                                          --------------- ---------------  -------------- ------------ -------------  -----------

                                           $ 4,926,550       $ 73,450         $   -         $   -      $ 4,926,550     $ 73,450
                                          =============== ===============  ============== ============ =============  ===========

------------------------------------------------------------------------------------------------------------------------------------

                                                  45

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2009
(one U.S. Government agency) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of their amortized cost.

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2009, 2008, and 2007.


NOTE 4 - MORTGAGE-BACKED SECURITIES

                                                                      MARCH 31, 2009
                                               --------------------------------------------------------------------
                                                                      GROSS            GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                                     COST             GAINS           LOSSES            VALUE
                                               ----------------- ---------------- ---------------- ----------------
Available for sale:
    Federal Home Loan Mortgage Corporation        $  33,357,068      $ 1,466,179        $       -    $  34,823,247
    Federal National Mortgage Association            41,694,500        1,647,194           42,734       43,298,960
                                               ----------------- ---------------- ---------------- ----------------
                                                  $  75,051,568      $ 3,113,373        $  42,734    $  78,122,207
                                               ================= ================ ================ ================

HELD TO MATURITY:
    Federal Home Loan Mortgage Corporation        $ 136,570,025      $ 5,478,501        $  79,084    $ 141,969,442
    Federal National Mortgage Association            59,317,382        2,491,789           35,043       61,774,128
    Governmental National Mortgage
         Association                                 35,330,375        1,231,015          132,297       36,429,093
                                               ----------------- ---------------- ---------------- ----------------
                                                  $ 231,217,782      $ 9,201,305        $ 246,424    $ 240,172,663
                                               ================= ================ ================ ================

                                                                         MARCH 31, 2008
                                               --------------------------------------------------------------------
                                                                      GROSS            GROSS          ESTIMATED
                                                  AMORTIZED        UNREALIZED       UNREALIZED          FAIR
                                                     COST             GAINS           LOSSES            VALUE
                                               ----------------- ---------------- ---------------- ----------------
Available for sale:
    Federal Home Loan Mortgage Corporation        $  39,666,795      $   611,899        $       -    $  40,278,694
    Federal National Mortgage Association            49,215,575          731,734            7,379       49,939,930
                                               ----------------- ---------------- ---------------- ----------------
                                                  $  88,882,370      $ 1,343,633        $   7,379    $  90,218,624
                                               ================= ================ ================ ================

HELD TO MATURITY:
    Federal Home Loan Mortgage Corporation        $ 136,366,153      $ 1,756,940        $ 303,867    $ 137,819,226
    Federal National Mortgage Association            35,201,481          695,313           25,181       35,871,613
    Governmental National Mortgage
         Association                                  9,098,602            9,295          112,828        8,995,069
                                               ----------------- ---------------- ---------------- ----------------
                                                  $ 180,666,236      $ 2,461,548        $ 441,876    $ 182,685,908
                                               ================= ================ ================ ================

------------------------------------------------------------------------------------------------------------------------------------

                                                      46


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Contractual maturity data for mortgage-backed securities is as follows:

                                                                           MARCH 31,
                                               --------------------------------------------------------------------
                                                             2009                              2008
                                               ---------------------------------- ---------------------------------
                                                  AMORTIZED         ESTIMATED        AMORTIZED        ESTIMATED
                                                     COST          FAIR VALUE          COST          FAIR VALUE
                                               ----------------- ---------------- ---------------- ----------------
                                                                         (IN THOUSANDS)
AVAILABLE FOR SALE:
    Due within one year                           $           -     $          -     $          1     $          1
    Due after five through ten years                      8,980            9,378                -                -
    Due after ten years                                  66,072           68,744           88,881           90,218
                                               ----------------- ---------------- ---------------- ----------------
                                                  $      75,052     $     78,122     $     88,882         $ 90,219
                                               ================= ================ ================ ================

HELD TO MATURITY:
    Due within one year                           $       1,739     $      1,728     $        490     $        494
    Due after one through five years                        308              322            2,894            2,896
    Due after five through ten years                     22,426           23,320            1,417            1,465
    Due after ten years                                 206,745          214,803          175,865          177,831
                                               ----------------- ---------------- ---------------- ----------------
                                                  $     231,218     $    240,173     $    180,666     $    182,686
                                               ================= ================ ================ ================

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
                                FAIR VALUE         LOSSES         FAIR VALUE         LOSSES        FAIR VALUE        LOSSES
                              ---------------- --------------- ----------------- --------------- --------------- ----------------
March 31, 2009:
      Available for sale         $  4,059,305       $  42,734      $          -       $       -     $ 4,059,305        $  42,734
      Held to maturity              8,676,571          68,008         9,505,694         178,416      18,182,265          246,424
                              ---------------- --------------- ----------------- --------------- --------------- ----------------

                                 $ 12,735,876       $ 110,742      $  9,505,694       $ 178,416     $22,241,570        $ 289,158
                              ================ =============== ================= =============== =============== ================

MARCH 31, 2008:
      Available for sale         $  8,214,856       $   7,379      $          -       $       -     $ 8,214,856        $   7,379
      Held to maturity             39,749,443         274,490        15,091,871         167,386      54,841,314          441,876
                              ---------------- --------------- ----------------- --------------- --------------- ----------------

                                 $ 47,964,299       $ 281,869      $ 15,091,871       $ 167,386     $63,056,170        $ 449,255
                              ================ =============== ================= =============== =============== ================

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2009
(thirty-six mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities.
Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of their amortized cost.

There were no sales of mortgage-backed securities available for sale or held to maturity during the years ended March 31, 2009, 2008 and 2007.


NOTE 5 - LOANS RECEIVABLE

The following is a summary of loans by type:

                                                                                      MARCH 31,
                                                                     ----------------------------------------
                                                                            2009                 2008
                                                                     -------------------  -------------------
Real estate mortgage:
       One- to four-family                                                 $431,055,210         $388,378,474
       Multi-family and commercial                                           21,885,881           15,992,909
                                                                     -------------------  -------------------

                                                                            452,941,091          404,371,383
                                                                     -------------------  -------------------

Real estate construction                                                        750,000            1,629,648
                                                                     -------------------  -------------------

Consumer:
       Second mortgage                                                       13,055,222           13,458,090
       Passbook or certificate                                                1,148,278            1,109,877
       Equity line of credit                                                  1,259,245              617,120
       Other                                                                    295,000              295,000
                                                                     -------------------  -------------------

                                                                             15,757,745           15,480,087
                                                                     -------------------  -------------------

            TOTAL LOANS                                                     469,448,836          421,481,118

Less:
       Loans in process                                                        (142,500)            (348,970)
       Net purchase premiums and deferred loan costs                            893,780              927,124
                                                                     -------------------  -------------------

                                                                                751,280              578,154
                                                                     -------------------  -------------------

                                                                           $470,200,116         $422,059,272
                                                                     ===================  ===================

------------------------------------------------------------------------------------------------------------------------------------

                                                   48

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS RECEIVABLE (CONTINUED)

At March 31, 2009, 2008, and 2007, nonaccrual loans for which interest has been discontinued totaled approximately $870,000, $265,000, and $258,000, respectively. During the years ended March 31, 2009, 2008, and 2007, interest income of approximately $40,000, $12,000, and $12,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $56,000, $15,000, and $16,000, for the years ended March 31, 2009, 2008, and 2007, respectively. There are no loans greater than ninety days past due that are still accruing interest.

At March 31, 2009, 2008 and 2007, impaired loans, all of which are troubled debt restructurings, totaled approximately $432,000, $-0- and $-0-, respectively. There is no specific allowance designated for impaired loans during the years ended March 31 2009, 2008 and 2007. The average balance of impaired loans was $33,000, $-0- and $-0-, respectively, and interest income recognized during the period of impairment totaled approximately $1,000, $-0- and $-0-, respectively.

The Savings Bank has granted loans to certain officers and directors of the Company and Savings Bank and to their associates. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

                                                       YEARS ENDED MARCH 31,
                                              ----------------------------------
                                                   2009               2008
                                              ----------------   ---------------

         Balance, beginning                     $     666,000      $    738,000
         Collection of principal                     (116,000)          (72,000)
                                              ----------------   ---------------
         Balance, ending                        $     550,000      $    666,000
                                              ================   ===============



The following is an analysis of the allowance for loan losses:

                                                             YEARS ENDED MARCH 31,
                                              ----------------------------------------------------
                                                  2009               2008               2007
                                              --------------    ----------------   ---------------
         Balance - beginning                   $1,440,000        $ 1,350,000         $1,260,000
         Provision charged to operations          260,000             90,000             90,000
                                              --------------    ----------------   ---------------
         Balance - ending                      $1,700,000        $ 1,440,000         $1,350,000
                                              ==============    ================   ===============


--------------------------------------------------------------------------------
                                       49

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - PREMISES AND EQUIPMENT

                                                            MARCH 31,
                                                  ------------------------------
                                                      2009            2008
                                                  --------------  --------------
     Land and land improvements                     $ 4,288,567     $ 4,288,567
     Buildings and improvements                       6,949,080       6,947,084
     Furnishings and equipment                        2,170,775       2,261,753
     Leasehold improvements                             270,781         270,781
     Construction in process                            743,997          43,773
                                                  --------------  --------------
                                                     14,423,200      13,811,958

     Accumulated depreciation and amortization       (5,117,646)     (4,811,591)
                                                  --------------  --------------
                                                    $ 9,305,554     $ 9,000,367
                                                  ==============  ==============


Included in land and land improvements at March 31, 2009 and 2008 is $1,039,000 of land which is being held for future branch expansion.

Rental expenses related to the occupancy of leased premises totaled approximately $79,000, $78,000 and $75,000 for the years ended March 31, 2009, 2008 and 2007, respectively. The minimum obligation under the lease agreements, which expire through January 31, 2013, for each of the years ended March 31 is as follows:

                                                           AMOUNT
                                                       --------------

                                      2010                   $80,000
                                      2011                    82,000
                                      2012                    60,000
                                      2013                    48,000
                                                       --------------
                                                            $270,000
                                                       ==============



NOTE 7 - INTEREST RECEIVABLE
                                                            MARCH 31,
                                                  ------------------------------
                                                      2009            2008
                                                  --------------  --------------

     Loans                                          $ 2,109,122     $ 1,904,684
     Mortgage-backed securities                       1,386,577       1,216,983
     Investment securities                              840,440       1,461,076
                                                  --------------  --------------
                                                      4,336,139       4,582,743

     Allowance for uncollected interest on loans        (23,577)         (5,345)
                                                  --------------  --------------

                                                    $ 4,312,562     $ 4,577,398
                                                  ==============  ==============

--------------------------------------------------------------------------------
                                       50


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS
                                                               MARCH 31,
                              --------------------------------------------------------------------------
                                               2009                                   2008
                              ------------------------------------   -----------------------------------
                               Weighted                               Weighted
                               Average                                Average
                                Rate         Amount      Percent       Rate         Amount      Percent
                              ---------   -------------- ---------   ---------   -------------  --------
Demand accounts:
      Non-interest bearing        0.00 %   $  5,263,003      0.83 %      0.00 %  $  4,528,978      0.79 %
      Crystal Checking            1.50       11,665,918      1.84        3.25      13,626,525      2.36
      NOW                         0.65       17,362,901      2.74        0.75      17,085,781      2.96
      Super NOW                   0.75           98,493      0.02        0.75         185,476      0.03
      Money Market                1.34       20,541,204      3.24        2.76      20,176,191      3.50
                                          -------------- ---------               -------------  --------

                                  1.03       54,931,519      8.67        2.03      55,602,951      9.64

      Savings and club accounts   1.04       91,948,342     14.51        1.10      90,640,312     15.72

      Certificates of deposit     3.77      486,702,526     76.82        4.46     430,478,548     74.64
                                          -------------- ---------               -------------  --------

          TOTAL DEPOSITS          3.09 %   $633,582,387    100.00 %      3.70 %  $576,721,811    100.00 %
                                          ============== =========               =============  ========

Certificates of deposit with balances of $100,000 or more at March 31, 2009 and 2008 totaled approximately $126,340,000 and $97,023,000, respectively.

The scheduled maturities of certificates of deposit are as follows:

                                                            MARCH 31,
                                                  -----------------------------
                                                      2009            2008
                                                  --------------  -------------
                                                         (IN THOUSANDS)

      One year or less                                $ 393,589      $ 307,145
      After one to two years                             65,980         79,931
      After two to three years                           19,954         27,964
      After three to four years                           5,855         11,916
      After four years to five years                      1,325          3,523
                                                  --------------  -------------
                                                      $ 486,703      $ 430,479
                                                  ==============  =============

------------------------------------------------------------------------------------------------------------------------------------


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEPOSITS (CONTINUED)

Interest expense on deposits consists of the following:

                                                           YEARS ENDED MARCH 31,
                                               ---------------------------------------------
                                                   2009            2008            2007
                                               --------------  --------------  -------------

      Demand                                     $   834,746     $ 1,199,382    $ 1,044,257
      Savings and club                               995,685       1,076,468      1,293,873
      Certificates of deposits                    18,260,960      19,789,894     17,248,516
                                               --------------  --------------  -------------

                                                 $20,091,391     $22,065,744    $19,586,646
                                               ==============  ==============  =============

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB")

The maturities and weighted average fixed interest rates of FHLB advances were as follows:
                                                                MARCH 31,
                                         ---------------------------------------------------------------------
                                                     2009                               2008
                                         --------------------------------    ---------------------------------
                                                              WEIGHTED                            WEIGHTED
               MATURING DURING                                 AVERAGE                             AVERAGE
                 YEAR ENDING                 BALANCE        INTEREST RATE        BALANCE        INTEREST RATE
        ------------------------------   -----------------   ------------    ----------------  ---------------

                    2009                    $           -              - %     $  23,033,941           3.99 %
                    2010                       20,535,014           3.80          20,535,014           3.80
                    2011                       28,069,606           4.03          28,069,606           4.03
                    2012                       16,988,504           3.80          16,988,504           3.80
                    2013                       21,471,031           3.92          16,471,031           3.85
                    2014                       12,308,538           3.43                   -              -
                 Thereafter                    44,899,736           3.87          37,208,274           3.83
                                         -----------------   ------------    ----------------   ------------
                                            $ 144,272,429           3.85 %     $ 142,306,370           3.89 %
                                         =================   ============    ================   ============


The carrying value of collateral pledged for the above advances was as follows:
                                                                                      MARCH 31,
                                                                       ------------------------------------
                                                                             2009               2008
                                                                       -----------------  -----------------
                                                                                 (IN THOUSANDS)

     GAAP capital                                                        $      149,525      $     148,910
     Net unrealized (gain) on securities available for sale                      (1,867)              (803)
     Net benefit plan change                                                         58                270
                                                                       -----------------  -----------------
     Tier 1 capital                                                             147,716            148,377
     General valuation allowance                                                  1,700              1,440
                                                                       -----------------  -----------------
     TOTAL RISK-BASED CAPITAL                                            $      149,416      $     149,817
                                                                       =================  =================
------------------------------------------------------------------------------------------------------------------------------------

                                                 52


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK ("FHLB") (CONTINUED)

At March 31, 2009, the Company also had available to it $88.9 million under a overnight line of credit, and $88.9 million under a one-month overnight repricing line of credit agreement with the FHLB. These lines expire on July 31, 2009. The Bank's membership in FHLB also provides access to additional sources of borrowed funds based on the Bank's ability to collateralize such borrowings.
At March 31, 2008, the Company had available to it $78.5 million under a overnight line of credit, and $78.5 million under a one-month overnight repricing line of credit agreement with the FHLB which expired on July 31, 2008.
There were no drawings on these lines at March 31, 2009 and 2008.


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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined).
Management believes, as of March 31, 2009 and 2008, that the Savings Bank met all capital adequacy requirements to which it was subject.

The following table presents a reconciliation of the Savings Bank's capital per GAAP to regulatory capital:

                                                                            MARCH 31,
                                                                ------------------------------------
                                                                      2009               2008
                                                                -----------------  -----------------
                                                                         (IN THOUSANDS)

     GAAP capital                                                  $     149,525      $     148,910
     Net unrealized (gain) on securities available for sale               (1,867)              (803)
     Net benefit plan change                                                  58                270
                                                                -----------------  -----------------
     Tier 1 capital                                                      147,716            148,377
     General valuation allowance                                           1,700              1,440
                                                                -----------------  -----------------
     TOTAL RISK-BASED CAPITAL                                      $     149,416      $     149,817
                                                                =================  =================

------------------------------------------------------------------------------------------------------------------------------------

                                                       53


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY CAPITAL (CONTINUED)

The following table sets forth the Savings Bank's capital position at March 31, 2009 and 2008 as compared to minimum regulatory capital requirements:

                                                                                          OTS REQUIREMENTS
                                                                             ------------------------------------------
                                                                               MINIMUM CAPITAL   FOR CLASSIFICATION AS
                                                               ACTUAL              ADEQUACY          WELL-CAPITALIZED
                                                        -------------------  --------------------  --------------------
                                                          AMOUNT     RATIO      AMOUNT     RATIO     AMOUNT      RATIO
                                                        ---------- --------  ----------- --------  ----------  --------
                                                                             (DOLLARS IN THOUSANDS)
AS OF MARCH 31, 2009:
     Total capital (to risk-weighted assets)             $149,416    42.04 %    $28,434     8.00 %   $35,543     10.00 %
     Tier 1 capital (to risk-weighted assets)             147,716    41.56       14,217     4.00      21,326      6.00
     Core (tier 1) capital (to adjusted total assets)     147,716    15.61       37,853     4.00      47,317      5.00
     Tangible capital (to adjusted tangible assets)       147,716    15.61       14,195     1.50           -         -
AS OF MARCH 31, 2008:
     Total capital (to risk-weighted assets)             $149,817    45.02 %    $26,624     8.00 %   $33,280     10.00 %
     Tier 1 capital (to risk-weighted assets)             148,377    44.58       13,312     4.00      19,968      6.00
     Core (tier 1) capital (to adjusted total assets)     148,377    16.71       35,517     4.00      44,396      5.00
     Tangible capital (to adjusted tangible assets)       148,377    16.71       13,319     1.50           -        -

On May 12, 2008, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized as of March 31, 2008, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Savings Bank's category.

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:
                                                                                 YEARS ENDED MARCH 31,
                                                                 -------------------------------------------------------
                                                                       2009               2008               2007
                                                                 -----------------  -----------------  -----------------
Current tax expense:
     Federal income                                                   $ 2,486,220         $  911,714         $1,719,377
     State income                                                         346,126            327,583            388,446
                                                                 -----------------  -----------------  -----------------

            TOTAL CURRENT INCOME TAXES                                  2,832,346          1,239,297          2,107,823
                                                                 -----------------  -----------------  -----------------

Deferred tax benefit:
     Federal income                                                      (272,604)           (68,465)          (372,286)
     State income                                                        (195,610)          (534,544)          (384,254)
                                                                 -----------------  -----------------  -----------------

            TOTAL DEFERRED INCOME TAX BENEFIT                            (468,214)          (603,009)          (756,540)
                                                                 -----------------  -----------------  -----------------

                                                                      $ 2,364,132         $  636,288         $1,351,283
                                                                 =================  =================  =================

------------------------------------------------------------------------------------------------------------------------------------

                                                         54


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

                                                                                 YEARS ENDED MARCH 31,
                                                                 -------------------------------------------------------
                                                                       2009               2008               2007
                                                                 -----------------  -----------------  -----------------
     Federal income tax at the statutory rate                         $ 2,550,172        $ 1,022,693        $ 1,299,866
     Increase (decrease) in income taxes resulting from:
         New Jersey income tax, net
            of federal income tax effect                                   99,341           (136,594)             2,767
         Bank owned life insurance income                                (310,929)          (307,542)           (43,750)
         Incentive stock option expense                                    25,506             51,921             71,049
         Other, net                                                            42              5,810             21,351
                                                                 -----------------  -----------------  -----------------

            TOTAL INCOME TAX EXPENSE                                  $ 2,364,132        $   636,288        $ 1,351,283
                                                                 =================  =================  =================

     Effective income tax rate                                               31.5%              21.2%              35.3%
                                                                 =================  =================  =================

Deferred tax assets and liabilities consisted of the following:

                                                                                                  MARCH 31,
                                                                                    ------------------------------------
                                                                                          2009               2008
                                                                                    -----------------  -----------------
Deferred income tax assets:
     Pension costs                                                                      $    825,465       $    718,957
     Allowance for loan losses                                                               678,980            575,136
     Benefit plans                                                                           141,423            141,424
     Depreciation                                                                            247,012            186,644
     Post-retirement benefit obligation                                                       38,178            179,589
     Non-qualified benefit plans                                                             436,704            368,568
     Loan fees                                                                                 1,675              2,213
     Employee Stock Ownership Plan                                                           281,838            245,449
     Supplemental Executive Retirement Plan                                                   96,224             81,426
     NJ net operating loss carryforwards                                                     501,005            433,374
     NJ AMA carryover                                                                         33,257             33,258
     Other                                                                                    26,438             15,359
                                                                                    -----------------  -----------------
            TOTAL DEFERRED TAX ASSETS                                                      3,308,199          2,981,397

Deferred income tax liabilities:
     Net unrealized gain on securities available for sale                                 (1,241,391)          (533,700)
     Other                                                                                   (19,201)           (19,202)
                                                                                    -----------------  -----------------
            TOTAL DEFERRED TAX LIABILITIES                                                (1,260,592)          (552,902)

                                                                                    -----------------  -----------------
            NET DEFERRED TAX ASSET INCLUDED IN OTHER ASSETS                             $  2,047,607       $  2,428,495
                                                                                    =================  =================

------------------------------------------------------------------------------------------------------------------------------------

                                                55

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 11 - INCOME TAXES (CONTINUED)

At March 31, 2009, the Savings Bank has New Jersey net operating loss carryforwards in the amount of approximately $8,674,000, which expire through 2016.

Retained earnings at March 31, 2009 and 2008, includes approximately $6,378,000 of tax bad debt deductions for which no provision for income tax has been made. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.


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

The ESOP is accounted for in accordance with Statement of Position 93-6 "Accounting for Employee Stock Ownership Plans," which was issued by the American Institute of Certified Public Accountants. Accordingly, the ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $722,000, $750,000 and $802,000 for the years ended March 31, 2009, 2008 and 2007, respectively.

The ESOP shares were as follows:
                                                          MARCH 31,
                                            -----------------------------------
                                                  2009              2008
                                            ----------------  -----------------
 Allocated shares                                   348,544            287,039
 Shares committed to be released                      9,065              9,428
 Unearned shares                                    714,416            787,689
                                            ----------------  -----------------

              TOTAL ESOP SHARES                   1,072,025          1,084,156
                                            ================  =================

 Fair value of unearned shares                   $7,144,160        $ 7,939,905
                                            ================  =================


--------------------------------------------------------------------------------
                                       56

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

SECTION 401(K) PLAN ("PLAN")

The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code ("IRC"), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee's contribution. The Plan expense for the years ended March 31, 2009, 2008, and 2007, was approximately $69,000, $66,000 and $63,000, respectively.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN ("SERP")

Effective upon the consummation of the Savings Bank's reorganization in March 2004, a SERP was established. The plan provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan provides benefits to eligible officers (those designated by the Board of Directors of the Savings Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant's behalf. A participant's benefits generally become payable upon a change in control of the Savings Bank and the Company. The SERP expense for the years ended March 31, 2009, 2008, and 2007, was approximately $37,000, $40,000 and $46,000, respectively. At March 31, 2009 and 2008, the accrued SERP liability was $241,000 and $204,000, respectively.


NOTE 13 - EQUITY INCENTIVE PLAN

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At March 31, 2009, there were 165,661 shares remaining for future option grants, and 34,950 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. 20% of the shares awarded were immediately vested, with an additional 20% becoming vested annually thereafter. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2009, 2008 and 2007, approximately $1,062,000, $1,061,000 and $1,332,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $424,000, $424,000 and $532,000 of income tax benefits resulting from this expense for the years ended March 31, 2009, 2008 and 2007, respectively. The total fair value of stock awards vested during the years ended March 31, 2009, 2008 and 2007 were approximately $1,220,000, $1,081,000, and $1,640,000, respectively.

--------------------------------------------------------------------------------
                                       57

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

The following is a summary of the status of the Company's restricted shares:

                                                           Weighted Average
                                         Restricted          Grant Date
                                           Shares            Fair Value
                                      -----------------   -----------------
Non-vested at March 31, 2007                   312,541              $10.22
      Vesting                                 (103,942)              10.22
      Forfeited                                   (719)              10.22
                                      -----------------   -----------------
Non-vested at March 31, 2008                   207,880               10.22
      Vesting                                 (103,942)              10.22
                                      -----------------   -----------------
Non-vested at March 31, 2009                   103,938              $10.22
                                      =================   =================

Expected future compensation expense relating to the 104,000 non-vested restricted shares outstanding at March 31, 2009 is $708,000 over a weighted average period of 0.7 years.

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, 20% of the options awarded were vested, with an additional 20% becoming vested annually thereafter. In February 2006, the Company's Board of Directors approved the acceleration of the second 20% of the option grants so that those options became fully vested as of March 31, 2006. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the years ended March 31, 2009, 2008 and 2007, approximately $246,000, $500,000 and $784,000, respectively, in stock option expense, was recorded net of income tax benefits of $68,000, $139,000 and $230,000, respectively.



--------------------------------------------------------------------------------
                                       58


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:
                                                                                              Weighted Average      Aggregate
                                                 Number of            Weighted Average           Remaining          Intrinsic
                                               Stock Options           Exercise Price        Contractual Term         Value
                                             -------------------  ------------------------- -------------------- -----------------
Outstanding at March 31, 2007                         1,432,653                     $10.24
Expired                                                (104,713)                     10.24
                                             -------------------
Outstanding at March 31, 2008                         1,327,940                     $10.24
                                             ===================       ====================
Outstanding at March 31, 2009                         1,327,940                     $10.24       6.42 Years               -
                                             ===================       ====================
Exercisable at March 31, 2009                         1,062,352                     $10.24       6.42 Years               -
                                             ===================       ====================

Shares issued upon the exercise of stock options are issued from treasury stock.
The Company has an adequate number of treasury shares available for future stock option exercises. Expected future compensation expense relating to the 266,000 non-vested options outstanding at March 31, 2009 is $66,000 over a weighted average period of 0.4 years.

The fair value of the options granted on August 31, 2005, as computed using the Black-Scholes option-pricing model, was determined to be $2.38 per option based upon the following underlying assumptions: a risk-free interest rate, expected option life, expected stock price volatility, and dividend yield of 4.11%, 6.0 years, 21.56%, and 1.95%, respectively.


NOTE 14 - DEFINED BENEFIT PLANS

DIRECTORS' RETIREMENT PLAN

The Directors' Retirement Plan is a nonqualified, unfunded pension plan with benefits based on fees paid to directors while still active. The funding policy is to pay directors on a pay-as-you-go basis. The measurement dates used to value the plan were March 31, 2009 and January 1, 2008, respectively.

The following table sets forth the funded status for the Directors' Retirement
Plan and amounts recognized in the consolidated statements of financial condition.

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN (CONTINUED)
                                                                                     MARCH 31,
                                                                         ---------------------------------
                                                                              2009             2008
                                                                         ---------------- ----------------
Change in projected benefit obligations:
        Benefit obligation - beginning                                       $ 2,152,084      $ 2,078,491
             Service cost                                                         88,200           81,012
             Interest cost                                                       138,336          127,428
             Actuarial (gain)                                                   (256,056)         (45,847)
             Benefits paid                                                       (89,000)         (89,000)
             Adjustment for measurement date change                               56,634                -
                                                                         ---------------- ----------------

        Benefit obligation - ending                                            2,090,198        2,152,084
                                                                         ---------------- ----------------

Change in plan assets:
        Fair value of plan assets - beginning                                          -                -
             Employer contribution                                                89,000           89,000
             Benefits paid                                                       (89,000)         (89,000)
                                                                         ---------------- ----------------

        Fair value of plan assets - ending                                             -                -
                                                                         ---------------- ----------------

Funded status and accrued pension cost included in other liabilities         $(2,090,198)     $(2,152,084)
                                                                         ================ ================

Assumptions:
        Discount rate                                                               7.25%            6.50%
        Rate of increase in compensation                                            4.50%            4.50%

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

DIRECTORS' RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2010, totaling approximately $110,000. At March 31, 2009, benefit payments expected to be paid under the plan are as follows (in thousands):

         Years ending March 31:
                  2010                       $    110
                  2011                            120
                  2012                            143
                  2013                            154
                  2014                            179
                2015-2019                         990
                                             ---------
                                             $  1,696
                                             =========

Net periodic pension cost for the plan included the following components:
                                                                                       YEARS ENDED MARCH 31,
                                                                         --------------------------------------------------
                                                                              2009             2008             2007
                                                                         ---------------- ---------------- ----------------
        Service cost                                                           $  88,200        $  81,012        $  19,124
        Interest cost                                                            138,336          127,428          128,240
        Net amortization and deferral                                             86,052           86,052          108,836
                                                                         ---------------- ---------------- ----------------
             NET PERIODIC PENSION COST  INCLUDED IN
                DIRECTORS' COMPENSATION                                        $ 312,588        $ 294,492        $ 256,200
                                                                         ================ ================ ================
        Assumptions:
             Discount rate                                                         6.500%           6.250%           5.875%
             Rate of increase in compensation                                      4.500%           4.000%           4.000%


At March 31, 2009, unrecognized net (gain) of ($115,000) and unrecognized prior service cost of $300,000 were included in accumulated other comprehensive income in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2010, $50,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.


------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN

The Former President's Retirement Plan is a nonqualified, unfunded pension plan with the only participant the former president of the Savings Bank.

The plan was established on July 24, 1996, with a commencement date of January
1, 1999. The funding policy is to pay the former president $35,000 annually for his life or for a ten year minimum payment period commencing October 1, 1998, to his surviving spouse. Due to the death of the former president in February 2005, his surviving spouse received annual payments of $35,000 through December 31, 2008. The plan also provides coverage under a health insurance plan for the former president's spouse for life. The annual costs associated with these benefits are accrued on the basis of actuarial assumptions and included in salaries and employee benefits. The measurement dates used to value the plan were March 31, 2009 and January 1, 2008, respectively.

The following table sets forth the funded status for the Former President's
Retirement Plan and amounts recognized in the consolidated statements of financial condition:
                                                                                          MARCH 31,
                                                                                -------------------------------
                                                                                    2009             2008
                                                                                --------------  ---------------
       Change in projected benefit obligations:
          Benefit obligation - beginning                                            $  97,656       $  130,141
             Interest cost                                                              5,976            7,500
             Actuarial (gain) loss                                                       (922)             425
             Benefits paid                                                            (32,050)         (40,410)
             Adjustment for measurement date change                                     1,494                -
                                                                                --------------  ---------------

       Benefit obligation - ending                                                     72,154           97,656
                                                                                --------------  ---------------

       Change in plan assets:
          Fair value of plan assets - beginning                                             -                -
             Employer contribution                                                     32,050           40,410
             Benefits paid                                                            (32,050)         (40,410)
                                                                                --------------  ---------------

          Fair value of plan assets - ending                                                -                -
                                                                                --------------  ---------------

       Funded status and accrued pension cost included in other liabilities         $ (72,154)      $  (97,656)
                                                                                ==============  ===============

       Assumed discount rate                                                             7.25%            6.50%
                                                                                ==============  ===============

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

FORMER PRESIDENT'S RETIREMENT PLAN (CONTINUED)

The Savings Bank expects to make contributions to the Plan during the year ending March 31, 2010, totaling approximately $6,000. At March 31, 2009, benefit payments expected to be paid under the Plan are as follows (in thousands):

               Years ending March 31:
                        2010                                  $       6
                        2011                                          6
                        2012                                          6
                        2013                                          6
                        2014                                          7
                     2015-2019                                       34
                                                          --------------
                                                              $      65
                                                          ==============

Net periodic pension cost for the Plan included the following components:

                                                                            YEARS ENDED MARCH 31,
                                                              -------------------------------------------------
                                                                   2009             2008             2007
                                                              ----------------  --------------  ---------------
       Interest cost                                            $       5,976     $     7,500       $    8,924
       Net amortization and deferral                                   (8,388)        (10,188)         (11,360)
                                                              ----------------  --------------  ---------------
             NET PERIODIC (BENEFIT)                             $      (2,412)    $    (2,688)      $   (2,436)
                                                              ================  ==============  ===============

       Assumed discount rate                                            6.500%          6.250%           5.875%
                                                              ================  ==============  ===============

At March 31, 2009, unrecognized net gain of $90,000 was included in accumulated other comprehensive income in accordance with SFAS No. 158. As required under SFAS No. 158, for the fiscal year ending March 31, 2010, $6,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.


------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Management uses its best judgment in estimating the fair value of the Company's financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective year-ends and have not been re-evaluated or updated for purposes of these consolidated financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each year-end.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurements. SFAS No. 157 applies to other accounting pronouncements that require or permit fair value measurements. The Company adopted SFAS No. 157 effective for its fiscal year beginning April 1, 2008.

In December 2007, the FASB issued FSP FAS 157-2, "Effective Date of FASB Statement No. 157". FSP FAS 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and liabilities, except those that are recognized or disclosed at fair value on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. In October 2008, the FASB issued FSP FAS 157-3, "Determining the Fair Value of a Financial Asset When the Market for that Asset is Not Active," to clarify the application of the provisions of SFAS No.157 in an inactive market and how an entity would determine fair value in an inactive market. FSP FAS 157-3 was effective immediately and adopted by the Company during the period ended December 31, 2008. The adoption of SFAS No.157 and FSP FAS 157-3 had no impact on the amounts reported in the consolidated financial statements.

In April 2009, the FASB issued FSP FAS 157-4, "Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly". FASB SFAS No.157, "Fair Value Measurements", defines fair value as the price that would be received to sell the asset or transfer the liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. FSP FAS 157-4 provides additional guidance on determining when the volume and level of activity for the asset or liability has significantly decreased. The FSP also includes guidance on identifying circumstances when a transaction may not be considered orderly.

FSP FAS 157-4 provides a list of factors that a reporting entity should evaluate to determine whether there has been a significant decrease in the volume and level of activity for the asset or liability in relation to normal market activity for the asset or liability. When the reporting entity concludes there has been a significant decrease in the volume and level of activity for the asset or liability, further analysis of the information from that market is needed and significant adjustments to the related prices may be necessary to estimate fair value in accordance with SFAS No.157.

FSP FAS 157-4 clarifies that when there has been a significant decrease in the volume and level of activity for the asset or liability, some transactions may not be orderly. In those situations, the entity must evaluate the weight of the evidence to determine whether the transaction is orderly. The FSP provides a list of circumstances that may indicate that a transaction is not orderly. A transaction price that is not associated with an orderly transaction is given little, if any, weight when estimating fair value.


--------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


FSP FAS 157-4 is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. An entity early adopting FSP FAS 157-4 must also early adopt FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments.
The adoption of FSP FAS 157-4 on March 31, 2009 did not have a material impact on the Company's consolidated financial condition, results of operations, and cash flows.

SFAS No.157 establishes a fair value hierarchy that prioritizes the inputs to valuation methods used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy under SFAS No.157 are as follow:

Basis of Fair Value Measurement:

         Level 1: Unadjusted quoted prices in active markets that are accessible at the measurement date for identical unrestricted assets or liabilities;

         Level 2: Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the same term of the asset or liability;

         Level 3: Price or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e.
         supported with little or no market activity).

An asset's or liability's level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2009 are as follows:

                                                                      (LEVEL 1)            (LEVEL 2)
                                                   MARCH 31,        QUOTED PRICES         SIGNIFICANT         (LEVEL 3)
                                                      2009            IN ACTIVE              OTHER           SIGNIFICANT
                                                    CARRYING         MARKETS FOR          OBSERVABLE         UNOBSERVABLE
Description                                          VALUE         IDENTICAL ASSETS         INPUTS              INPUTS
-----------------------------------------------   -------------    -----------------    ----------------    ---------------
                                                                         (IN THOUSANDS)
Securities available for sale:
     Mortgage-backed securities                    $    78,122       $            -       $      78,122        $         -
     Investment                                         10,038                    -              10,038                  -
                                                  -------------    -----------------    ----------------    ---------------
        Total securities available for sale        $    88,160       $            -       $      88,160        $         -
                                                  =============    =================    ================    ===============

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments at March 31, 2009 and 2008.

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

CASH AND CASH EQUIVALENTS, INTEREST RECEIVABLE AND INTEREST PAYABLE (CARRIED AT COST)

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable and interest payable approximate their fair values.

SECURITIES

The fair value of all securities, whether classified as, available for sale (carried at fair value) or held to maturity (carried at cost), is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Securities that we measure on a recurring basis are limited to our available-for-sale portfolio. The fair values of these securities are obtained from quotes received from an independent broker. Our broker provides us with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available. Their various modeling techniques used to determine pricing for our investment securities, include option pricing and discounted cash flow models. The inputs to these models include benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers and reference data.

LOANS RECEIVABLE (CARRIED AT COST)

Fair value is estimated by discounting the future cash flows, using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities, of such loans.

FEDERAL HOME LOAN BANK OF NEW YORK STOCK (CARRIED AT COST)

Fair value approximates cost basis as these instruments are redeemable only with the issuing agency at face value.

DEPOSITS (CARRIED AT COST)

The fair value of non-interest-bearing demand, Crystal Checking, NOW, Super NOW, Money Market and Savings and Club accounts is the amount payable on demand at the reporting date. For fixed-maturity certificates of deposit, fair value is estimated by discounting future cash flows using the rates currently offered for deposits of similar remaining maturities.

ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (CARRIED AT COST)

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

As of March 31, 2009 and 2008, the fair value of the commitments to extend credit were not considered to be material.

--------------------------------------------------------------------------------
                                       66


CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The carrying amounts and fair values of financial instruments are as follows:
                                                                                    MARCH 31,
                                                           ---------------------------------------------------------
                                                                       2009                         2008
                                                           --------------------------- -----------------------------
                                                              CARRYING      ESTIMATED      CARRYING      ESTIMATED
                                                           ------------- ------------- --------------- -------------
                                                                                (IN THOUSANDS)
Financial assets:
       Cash and cash equivalents                             $     51,126    $    51,126    $   52,231   $   52,231
       Securities available for sale:
              Investment                                           10,038         10,038             -            -
              Mortgage-backed                                      78,122         78,122        90,219       90,219
       Securities held to maturity:
              Investment                                           74,997         75,754       109,993      112,086
              Mortgage-backed                                     231,218        240,173       180,666      182,686
       Net loans receivable                                       468,500        475,209       420,619      416,321
       Federal Home Loan Bank of New York stock                     7,741          7,741         7,537        7,537
       Interest receivable                                          4,313          4,313         4,577        4,577

Financial liabilities:
       Deposits                                                   633,582        639,086       576,722      581,920
       FHLB advances                                              144,272        148,256       142,306      145,039
       Interest payable                                               554            554           581          581

NOTE 16 - COMMITMENTS AND CONTINGENCIES

The Company, Savings Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Savings Bank's customers. These financial instruments primarily include commitments to originate and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments.

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

The Savings Bank, at March 31, 2009, had outstanding commitments to originate loans totaling approximately $15,626,000, which included $11,747,000 for fixed-rate mortgage loans with interest rates ranging from 3.75% to 6.125%, $3,249,000 for adjustable rate commercial mortgage loans with initial rate ranging from 5.00% to 6.375%, $290,000 for fixed rate second mortgage loans with interest rates of 6.25%, and $340,000 for adjustable

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

rate home equity lines of credit with initial rates of 4.50%. Outstanding loan commitments at March 31, 2008 totaled $10,737,000. Outstanding loan commitments at March 31, 2008 totaled $10,737,000. These commitments generally expire in three months or less.

At March 31, 2009, the Savings Bank had outstanding commitments to purchase
$414,000 in fixed-rate first mortgage loans with rates of 5.50%, and $515,000 in an adjustable rate loan with an initial rate of 5.375%. In addition , outstanding commitments to purchase included a $750,000 participation in a $5.8 million construction loan, a $750,000 participation in a $7.3 million construction loan, and a $500,000 participation in a $3.0 million construction loan with adjustable interest rates of 3.00%, 2.50% and 2.75%, respectively, over the one month London Interbank Offering Rate. The commitments outstanding at March 31, 2008 were to purchase $1.5 million in construction loans.

At March 31, 2009, Botany also had a commitment outstanding to purchase a $5.0 million Federal National Mortgage Association bond with a fixed interest rate of 2.00%. In addition, at March 31, 2009, the Savings Bank had commitments outstanding related to the renovation of an existing branch totaling approximately $292,000.

At March 31, 2009 and 2008, undisbursed funds from customer approved unused lines of credit under a homeowners' equity lending program amounted to approximately $2,426,000 and $2,559,000, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

Management does not anticipate losses on any of the foregoing transactions.

Periodically, there have been various claims and lawsuits against the Company and the Savings Bank, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business.
We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our consolidated financial condition, results of operations or cash flows.


NOTE 17 - COMPREHENSIVE INCOME

The components of accumulated other comprehensive gains included in stockholders' equity are as follows:
                                                                                      MARCH 31,
                                                                          ----------------------------------
                                                                               2009              2008
                                                                          ----------------  ----------------
Net unrealized gain on securities available for sale                          $ 3,108,139        $1,336,254
Tax effect                                                                     (1,241,391)         (533,700)
                                                                          ----------------  ----------------
     Net of tax amount                                                          1,866,748           802,554
                                                                          ----------------  ----------------

Benefit plan adjustments                                                          (95,589)         (449,647)
Tax effect                                                                         38,178           179,589
                                                                          ----------------  ----------------
     Net of tax amount                                                            (57,411)         (270,058)
                                                                          ----------------  ----------------

Accumulated other comprehensive income                                        $ 1,809,337         $ 532,496
                                                                          ================  ================

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - COMPREHENSIVE INCOME (CONTINUED)

The components of other comprehensive income and related tax effects are presented in the following table:

                                                                                         YEARS ENDED MARCH 31,
                                                                          -----------------------------------------------------
                                                                               2009              2008               2007
                                                                          ----------------  ----------------  -----------------
Unrealized holding gain on securities available for sale:
     Unrealized holding gain arising during the year                          $ 1,771,885        $2,346,256        $ 1,414,360
                                                                          ----------------  ----------------  -----------------
Defined benefit pension plan:
     Pension losses                                                               248,590            35,234                  -
     Prior service cost                                                            86,052            86,052                  -
                                                                          ----------------  ----------------  -----------------
     Net change in defined benefit pension plan accrued expense                   334,642           121,286                  -
                                                                          ----------------  ----------------  -----------------
Other comprehensive income before taxes                                         2,106,527         2,467,542          1,414,360
     Tax effect                                                                  (841,347)         (985,537)          (564,895)
                                                                          ----------------  ----------------  -----------------
Other comprehensive income                                                    $ 1,265,180        $1,482,005        $   849,465
                                                                          ================  ================  =================

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) as of March 31, 2009 and 2008 and for the three years ended March 31, 2009.

                                    STATEMENTS OF CONDITION

                                                                                     MARCH 31,
                                                                       -------------------------------------
                                                                             2009               2008
                                                                       ------------------ ------------------
                                     ASSETS
Cash and due from banks                                                     $  5,336,052       $  4,469,330
Investment securities held to maturity                                         9,997,356          9,993,194
Loan receivable from Savings Bank                                              8,099,780          8,741,402
Investment in subsidiary                                                     149,525,244        148,909,981
Interest receivable                                                              241,520            248,779
Other assets                                                                      64,299             67,981
                                                                       ------------------ ------------------

     TOTAL ASSETS                                                           $173,264,251       $172,430,667
                                                                       ================== ==================

           LIABILITIES AND STOCKHOLDERS' EQUITY
Other liabilities                                                           $    100,022       $     75,863

Stockholders' equity                                                         173,164,229        172,354,804
                                                                       ------------------ ------------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $173,264,251       $172,430,667
                                                                       ================== ==================

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                         STATEMENTS OF INCOME

                                                                                       YEARS ENDED MARCH 31,
                                                                       ------------------------------------------------------
                                                                             2009               2008              2007
                                                                       ------------------ ------------------ ----------------
Income:
     Dividends from subsidiary                                               $ 7,950,000        $         -      $         -
     Interest on loans                                                           333,327            359,207          382,273
     Interest on securities                                                      429,161            445,218          826,989
     Other interest income                                                             -                 48           41,149
                                                                       ------------------ ------------------ ----------------

     TOTAL INCOME                                                              8,712,488            804,473        1,250,411

Non-interest expenses                                                            560,140            589,037          536,965
                                                                       ------------------ ------------------ ----------------

     INCOME BEFORE INCOME TAXES AND
           EQUITY IN UNDISTRIBUTED EARNINGS OF SUBSIDIARY                      8,152,348            215,436          713,446

Income taxes                                                                      80,781             87,475          286,802
                                                                       ------------------ ------------------ ----------------

     INCOME BEFORE EQUITY IN UNDISTRIBUTED
           EARNINGS OF SUBSIDIARY                                              8,071,567            127,961          426,644

Equity in (overdistributed) undistributed earnings of subsidiary              (2,935,193)         2,243,673        2,045,207
                                                                       ------------------ ------------------ ----------------

     NET INCOME                                                              $ 5,136,374        $ 2,371,634      $ 2,471,851
                                                                       ================== ================== ================

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

                                    STATEMENTS OF CASH FLOW

                                                                                      YEARS ENDED MARCH 31,
                                                                       ------------------------------------------------------
                                                                             2009               2008              2007
                                                                       ------------------ ------------------ ----------------
Cash Flows From Operating Activities
     Net income                                                              $ 5,136,374       $  2,371,634     $  2,471,851
     Adjustments to reconcile net income to net cash provided by operating activities:
           Accretion of discounts                                                 (4,162)            (3,985)          (3,819)
           Decrease in interest receivable                                         7,259            123,305          157,507
           Decrease in other assets                                                3,682              3,682            5,114
           Increase (decrease) in other liabilities                               24,159           (449,790)         247,312
           Increase in deferred compensation obligation under Rabbi Trust         31,446             33,812           33,090
           Equity in overdistributed (undistributed) earnings of subsidiary    2,935,193         (2,243,673)      (2,045,207)
                                                                       ------------------ ------------------ ----------------

     NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                       8,133,951           (165,015)         865,848
                                                                       ------------------ ------------------ ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
     Proceeds from maturities of investment securities available for sale              -                  -       15,000,000
     Proceeds from maturities of investment securities held to maturity                -         10,000,000                -
     Repayment of loan receivable from Savings Bank                              641,622            617,838          594,076
     Cash dividends paid on unallocated ESOP shares used to repay
       loan receivable from Savings Bank                                        (159,422)          (174,151)        (188,878)
                                                                       ------------------ ------------------ ----------------

     NET CASH PROVIDED BY INVESTING ACTIVITIES                                   482,200         10,443,687       15,405,198
                                                                       ------------------ ------------------ ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Cash dividends paid                                                      (1,872,107)        (2,062,969)      (2,384,639)
     Purchase of treasury stock                                               (5,877,322)       (16,466,079)     (16,890,512)
     Exercise of stock options                                                         -                  -           24,494
     Purchase of forfeited restricted stock awards                                     -             (8,182)        (247,173)
                                                                       ------------------ ------------------ ----------------

     NET CASH (USED IN) FINANCING ACTIVITIES                                  (7,749,429)       (18,537,230)     (19,497,830)
                                                                       ------------------ ------------------ ----------------

     NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        866,722         (8,258,558)      (3,226,784)

CASH AND CASH EQUIVALENTS - BEGINNING                                          4,469,330         12,727,888       15,954,672
                                                                       ------------------ ------------------ ----------------

CASH AND CASH EQUIVALENTS - ENDING                                           $ 5,336,052       $  4,469,330     $ 12,727,888
                                                                       ================== ================== ================

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                             QUARTER ENDED
                                                     -------------------------------------------------------------
                                                        JUNE 30,     SEPTEMBER 30,   DECEMBER 31,     MARCH 31,
                                                          2008           2008            2008           2009
                                                     -------------- --------------- --------------- --------------
                                                              (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

Interest income                                            $ 10,767       $ 11,157        $ 11,382       $ 11,095
Interest expense                                              6,571          6,488           6,506          6,374
                                                     -------------- --------------- --------------- --------------

         NET INTEREST INCOME                                  4,196          4,669           4,876          4,721

Provision for loan losses                                         -            115               -            145
Non-interest income                                             290            285             288            287
Non-interest expenses                                         2,854          2,818           2,895          3,285
Income taxes                                                    500            657             724            483
                                                     -------------- --------------- --------------- --------------

         NET INCOME                                        $  1,132       $  1,364        $  1,545       $  1,095
                                                     ============== =============== =============== ==============

Net income per common share - basic and diluted            $   0.04       $   0.05        $   0.06       $   0.04
                                                     ============== =============== =============== ==============

Dividends per common share                                 $   0.05       $   0.05        $   0.05       $   0.05
                                                     ============== =============== =============== ==============

Weighted average number of common shares
   and common stock equivalents outstanding:
            Basic                                            26,137         25,898          25,872         25,930
                                                     ============== =============== =============== ==============

            Diluted                                          26,184         26,054          26,034         26,000
                                                     ============== =============== =============== ==============

------------------------------------------------------------------------------------------------------------------------------------

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)
                                                                           QUARTER ENDED
                                                     -------------------------------------------------------------
                                                        JUNE 30,     SEPTEMBER 30,   DECEMBER 31,     MARCH 31,
                                                          2007           2007            2007           2008
                                                     --------------- -------------- --------------- --------------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Interest income                                          $    9,359      $   9,447       $   9,647       $ 10,117
Interest expense                                              5,796          6,001           6,173          6,515
                                                     --------------- -------------- --------------- --------------

         NET INTEREST INCOME                                  3,563          3,446           3,474          3,602

Provision for loan losses                                         -             90               -              -
Non-interest income                                             272            286             285            295
Non-interest expenses                                         3,095          3,049           2,870          3,111
Income taxes                                                    178            103             192            163
                                                     --------------- -------------- --------------- --------------

         NET INCOME                                      $      562      $     490       $     697       $    623
                                                     =============== ============== =============== ==============

Net income per common share - basic and diluted          $     0.02      $    0.02       $    0.03       $   0.02
                                                     =============== ============== =============== ==============

Dividends per common share                               $     0.05      $    0.05       $    0.05       $   0.05
                                                     =============== ============== =============== ==============

Weighted average number of common shares
   and common stock equivalents outstanding:
            Basic                                            27,427         27,062          26,505         26,304
                                                     =============== ============== =============== ==============

            Diluted                                          27,645         27,189          26,616         26,323
                                                     =============== ============== =============== ==============

------------------------------------------------------------------------------------------------------------------------------------

                             STOCK PERFORMANCE GRAPH

            The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on the Nasdaq Stock Market Index (U.S. Companies) and the SNL All Thrifts Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2004.


                     [STOCK PERFORMANCE GRAPH APPEARS HERE]

                                                                             PERIOD ENDING
                                                ---------------------------------------------------------------------------
INDEX                                            03/31/04     03/31/05     03/31/06     03/31/07     03/31/08     03/31/09
--------------------------------------------- ------------ ------------ ------------ ------------ ------------ ------------
Clifton Savings Bancorp, Inc. (MHC)                100.00        84.28        82.02        93.23        80.18        81.11
NASDAQ Composite                                   100.00       100.25       117.33       121.43       114.29        76.65
SNL Thrift Index                                   100.00        98.30       110.72       117.07        71.35        39.90

                       INVESTOR AND CORPORATE INFORMATION

ANNUAL MEETING

         The annual meeting of stockholders will be held at 9:00 a.m., on August 13, 2009 at the Valley Regency located at 1129 Valley Road, Clifton, NJ 07013.

STOCK LISTING

         Clifton Savings Bancorp, Inc.'s common stock is listed on the Nasdaq Global Select Market under the symbol "CSBK."

PRICE RANGE OF COMMON STOCK

         The following table sets forth the high and low sales prices of Clifton Savings Bancorp, Inc.'s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter. Clifton MHC, our majority stockholder, has waived its right to receive these dividends.

                                     2009                                 2008
                        --------------------------------    ---------------------------------
                                              DIVIDEND                             DIVIDEND
QUARTER ENDED             HIGH        LOW     DECLARED         HIGH        LOW     DECLARED
-------------             ----        ---     --------         ----        ---     --------
June 30                   $10.62      $9.74     $0.05         $12.14     $10.84      $0.05
September 30              $11.99      $9.76     $0.05         $11.92      $8.94      $0.05
December 31               $11.86      $9.56     $0.05         $11.92      $9.54      $0.05
March 31                  $11.92      $8.05     $0.05         $10.33      $9.10      $0.05

         At May 29, 2009 there were 1,441 holders of record of Clifton Savings Bancorp common stock.

STOCKHOLDERS AND GENERAL INQUIRIES

         Bart D'Ambra
         Clifton Savings Bancorp, Inc.
         1433 Van Houten Avenue
         Clifton, New Jersey 07015
         (973) 473-2200

ANNUAL AND OTHER REPORTS

         A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2009, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D'Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07015.

INDEPENDENT AUDITORS

         Beard Miller Company LLP
         100 Walnut  Avenue, Suite 200
         Clark, New Jersey 07066

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

TRANSFER AGENT

         Registrar and Transfer Company
         10 Commerce Drive
         Cranford, New Jersey 07016


                                            DIRECTORS AND OFFICERS

            DIRECTORS OF
   CLIFTON SAVINGS BANCORP, INC.,              EXECUTIVE OFFICERS OF
          CLIFTON MHC AND                  CLIFTON SAVINGS BANCORP, INC.                    OFFICERS OF
        CLIFTON SAVINGS BANK                      AND CLIFTON MHC                      CLIFTON SAVINGS BANK
-------------------------------------    ----------------------------------    --------------------------------------
JOHN A. CELENTANO, JR.                   JOHN A. CELENTANO, JR.                JOHN A. CELENTANO, JR.
     CHAIRMAN OF THE BOARD AND                CHAIRMAN OF THE BOARD AND             CHAIRMAN OF THE BOARD
     CHIEF EXECUTIVE OFFICER -                CHIEF EXECUTIVE OFFICER
     CLIFTON SAVINGS BANCORP, INC.                                             WALTER CELUCH
     AND CLIFTON MHC                     WALTER CELUCH                              PRESIDENT, CHIEF EXECUTIVE
     CHAIRMAN OF THE BOARD -                  PRESIDENT (CLIFTON SAVINGS            OFFICER AND SECRETARY
     CLIFTON SAVINGS BANK                     BANCORP, INC. AND CLIFTON
                                              MHC) AND CORPORATE               BART D'AMBRA
THOMAS A. MILLER                              SECRETARY (CLIFTON SAVINGS            EXECUTIVE VICE PRESIDENT AND
     OWNER - THE T.A. MILLER &                BANCORP, INC.)                        CHIEF OPERATING OFFICER
     CO., INC.
                                                                               STEPHEN A. HOOGERHYDE
CYNTHIA SISCO PARACHINI                  CHRISTINE R. PIANO, CPA                    EXECUTIVE VICE PRESIDENT AND
     PROPERTY MANAGEMENT                      CHIEF FINANCIAL OFFICER AND           CHIEF LENDING OFFICER
                                              TREASURER
JOHN H. PETO                                                                   CHRISTINE R.  PIANO, CPA
     REAL ESTATE INVESTOR                BART D'AMBRA                               EXECUTIVE VICE PRESIDENT AND
                                              CORPORATE SECRETARY-                  CHIEF FINANCIAL OFFICER
CHARLES J. PIVIROTTO                          CLIFTON MHC
     MANAGING SHAREHOLDER-                                                     SUSAN L. HORANT
     PIVIROTTO &                                                                    VICE PRESIDENT AND SECURITY
     FOSTER, CPA'S, PA                                                              OFFICER

JOSEPH C. SMITH                                                                ELEANOR BAKELAAR-MENNITI
     PRESIDENT - SMITH-SONDY                                                        VICE PRESIDENT AND N.O.W.
     ASPHALT CONSTRUCTION CO.                                                       ADMINISTRATOR

JOHN STOKES                                                                    JOSEPHINE T. SCAVONE
     GENERAL PARTNER - O.I.R.                                                       VICE PRESIDENT AND HUMAN
     REALTY CO.                                                                     RESOURCE ADMINISTRATOR

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

