Form 10-K, Exhibit 13
period 2011-03-31
CLIFTON SAVINGS BANCORP INC
filed 2011-06-09
CIK 1240581

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

	At March 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,122,633	$1,067,707	$959,770	$899,056	$805,042
Loans receivable, net	441,746	477,516	468,500	420,619	418,616
Cash and cash equivalents	58,069	33,461	51,126	52,231	41,105
Securities	571,059	507,913	394,374	380,878	305,860
Deposits	837,385	758,152	633,582	576,722	567,459
FHLB advances	95,668	123,737	144,272	142,306	45,346
Total stockholders’ equity	179,966	175,992	173,164	172,355	184,598

	Year Ended March 31,
	2011	2010	2009	2008	2007
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$44,940	$44,956	$44,401	$38,570	$37,520
Interest expense	19,245	22,966	25,939	24,485	21,600
Net interest income	25,695	21,990	18,462	14,085	15,920
Provision for loan losses	102	433	260	90	90
Net interest income after
provision for loan losses	25,593	21,557	18,202	13,995	15,830
Noninterest income (excluding gains and losses)	1,107	1,136	1,150	1,138	373
Net gain on sale and disposal of premises and equipment	327	-	-	-	-
Loss on write-down of land for sale	(397)	-	-	-	-
Gain on sale of securities	872	-	-	-	-
Noninterest expenses	13,814	13,250	11,852	12,125	12,380
Income before income taxes	13,688	9,443	7,500	3,008	3,823
Income taxes	4,876	3,146	2,364	636	1,351
Net income	$8,812	$6,297	$5,136	$2,372	$2,472
Basic and diluted earnings per share	$0.34	$0.24	$0.20	$0.09	$0.09

At or For the Year Ended March 31,
2011	2010	2009	2008	2007
Performance Ratios:
Return on average assets	0.79%	0.62%	0.56%	0.29%	0.30%
Return on average equity	4.97%	3.60%	3.01%	1.34%	1.29%
Interest rate spread (1)	2.20%	1.96%	1.59%	1.09%	1.23%
Net interest margin (2)	2.46%	2.31%	2.12%	1.82%	2.01%
Noninterest expense to average assets	1.24%	1.30%	1.29%	1.49%	1.51%
Efficiency ratio (3)	50.04%	57.29%	60.43%	79.65%	75.98%
Average interest-earning assets to
average interest-bearing liabilities	1.14	x	1.14	x	1.18	x	1.23	x	1.29	x
Average equity to average assets	15.96%	17.10%	18.51%	21.65%	23.49%
Basic and diluted earnings per share	$0.34	$0.24	$0.20	$0.09	$0.09
Dividends per share (4)	$0.24	$0.20	$0.20	$0.20	$0.20
Dividend payout ratio (4)	23.90%	28.98%	36.45%	86.97%	96.48%

Capital Ratios (5):
Core (tier 1) capital	14.12%	14.52%	15.61%	16.71%	18.27%
Tier 1 risk-based capital	41.37%	40.91%	41.56%	44.58%	46.27%
Total risk-based capital	41.86%	41.45%	42.04%	45.02%	46.70%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.42%	0.43%	0.36%	0.34%	0.32%
Allowance for loan losses as a percent of
nonperforming loans	58.55%	83.27%	195.40%	543.40%	523.26%
Net charge-offs to average outstanding
loans during the period	0.06%	0.02%	0.00%	0.00%	0.00%
Nonperforming loans as a percent of
total gross loans	0.72%	0.51%	0.19%	0.06%	0.06%
Nonperforming assets as a percent of
total assets	0.30%	0.23%	0.09%	0.03%	0.03%

Other Data:
Number of:
Real estate loans outstanding	2,248	2,376	2,373	2,250	2,284
Deposit accounts	33,368	33,277	32,249	32,633	34,410
Full service customer service facilities	12	11	10	10	10
____________________________________
(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale of assets.
(4)   Reflects only shares of common stock held by stockholders other than Clifton MHC.
(5)   Ratios are for Clifton Savings Bank only.

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

Operating Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our primary market area.  We have a long tradition of focusing on the needs of consumers in our community and being an active corporate citizen.  We deliver personalized service and respond with flexibility to customer needs, and we believe our community orientation is attractive to our customers and distinguishes us from the large regional banks and other financial institutions that operate in our market area.  We intend to maintain this focus as we grow.

Retail Products.  We seek deposits primarily from our customers in Passaic and Bergen Counties, New Jersey, where our branch offices are located.  Our retail deposit products include savings accounts, non-interest and interest bearing checking accounts, money market accounts and certificates of deposit.  We intend to increase our future deposits by continuing to offer exceptional customer service, competitive rates, as well as by enhancing and expanding our branch network.

Lending Products.  We primarily originate owner occupied one- to four-family mortgage loans in our market area, which consists of Passaic, Bergen, Essex, Morris, Hudson and Union Counties in New Jersey.  To a much lesser extent, we also originate multi-family and commercial real estate loans, second mortgage and home equity loans, construction to permanent loans and passbook consumer loans.  We utilize conservative underwriting strategies for all of our lending products.  We originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate.  To a limited extent, we also purchase loans for our portfolio.  We review each loan we purchase using the same conservative underwriting procedures we rely on when originating  own loans.

Cost Control.  We are very effective at managing our costs of operations.  For the year ended  March 31, 2011, our efficiency ratio was 50.0%, meaning that it costs $0.50 in overhead to produce one dollar of revenue.  We have efficiently staffed our branch offices and carefully monitor our operating expenses.  In addition, our one- to four-family lending strategy and our effective management of credit risk in our enterprise allows us to service our loan portfolio at efficient levels because it costs less to service a portfolio of performing loans.

Asset Quality.  We use underwriting standards that are designed to limit our exposure to credit risk, and we have a loan portfolio that primarily consists of owner-occupied, one- to four-family loans.  At March 31, 2011, our nonperforming loans as a percentage of total assets were 0.29%.

Capital. Our capital ratios are well in excess of the well-capitalized standards set by the Office of Thrift Supervision.  We believe that maintaining a strong capital position safeguards the long-term interests of Clifton Savings Bank and our stockholders.

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

Salary and employee benefits expenses consist primarily of the salaries and wages paid to our employees, payroll taxes and expenses for retirement and other employee benefits.  Occupancy expenses, which are the fixed and variable costs of building and related equipment, consist primarily of lease payments, real estate taxes, depreciation charges, maintenance and costs of utilities.  Equipment expenses include fees paid to our third-party data processing service, telephone expense and expenses and depreciation charges related to premises and banking equipment.  Depreciation of premises and banking equipment is computed using the straight-line method based on the useful lives of the related assets.  Estimated lives are 5 to 40 years for building and improvements, 5 to 20 years for land improvements and 2 to 10 years for furnishings and equipment.  Leasehold improvements are amortized over the shorter of the useful life of the asset or term of the lease.

Other miscellaneous expenses include expenses for accountants and consultants, charitable contributions, insurance, office supplies, printing, postage and other miscellaneous operating expenses.

Critical Accounting Policies

In reviewing and understanding financial information for Clifton Savings Bancorp, you are encouraged to read and understand the significant accounting policies used in preparing our consolidated financial statements included elsewhere in this annual report. These policies are described in Note 1 of the notes to our consolidated financial statements. The accounting and financial reporting policies of Clifton Savings Bancorp conform to accounting principles generally accepted in the United States of America and to general practices within the banking industry. Accordingly, the consolidated financial statements require certain estimates, judgments, and assumptions, which we believe to be reasonable, based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the periods presented.

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies.  Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the determination of the liabilities and expenses on our defined benefit plans, and the determination of the amount of deferred income tax assets which are more likely than not to be realized.

Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio.  We evaluate the need to establish allowances against losses on loans on a monthly basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings. Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements:  specific allowances for identified problem loans and a general valuation allowance on the remainder of the loan portfolio.

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

Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors.  In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses.  That agency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

Deferred Income Taxes.  We use the asset and liability method of accounting for income taxes.  Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  If currently available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax assets and liabilities.  These judgments require us to make projections of future taxable income.  The judgments and estimates we make in determining our deferred tax assets are inherently subjective and are reviewed on a continual basis as regulatory and business factors change.  Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets.  A valuation allowance that results in additional income tax expense in the period in which it is recognized would negatively affect earnings.  Management believes, based upon current facts, that it is more likely than not that there will be sufficient taxable income in future years to realize the deferred tax assets.

Defined Benefit Plans.  The liabilities and expenses for our defined benefit plans are based upon actuarial assumptions of future events, including interest rates, rates of increase in compensation and the length of time we will have to provide those benefits.  Actual results may differ from these assumptions.  These assumptions are reviewed and updated annually and management believes the estimates are reasonable.

Balance Sheet Analysis

General.  Total assets increased $54.9 million, or 5.1%, to $1.12 billion at March 31, 2011 from $1.07 billion at March 31, 2010.  Loans receivable, net, decreased $35.8 million, or 7.5%, from $477.5 million at March 31, 2010 to $441.7 million at March 31, 2011.  The decrease during the year ended March 31, 2011 resulted primarily from repayment levels on loans exceeding origination volume.  The largest decrease in the loan portfolio was in one-to four-family real estate loans which decreased $35.4 million, or 8.0%.  Securities increased $63.2 million, or 12.4%, to $571.1 million at March 31, 2011 from $507.9 million at March 31, 2010 due to the funds generated from the increase in deposits being primarily invested into these types of products.  Bank owned life insurance increased by $3.9 million to $26.7 million at March 31, 2011 from $22.8 million at March 31, 2010.  Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance would be an effective vehicle to accomplish such cost recoveries.  The  benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses.  Management projected the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases.  There are regulatory limitations on the amount of bank owned life insurance that can be purchased.  Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2011, Clifton Savings Bank’s ownership of $26.7 million of bank owned life insurance did not exceed its regulatory maximum of $39.9 million.  Other assets increased approximately $1.3 million for the year ended March 31, 2011 primarily due to the transfer from premises and equipment of land held for sale which totaled $760,000 at March 31, 2011.  Deposits increased $79.2 million, or 10.5%, to $837.4 million at March 31, 2011 from $758.2 million at March 31, 2010.

Total assets increased $107.9 million, or 11.2%, to $1.07 billion at March 31, 2010 from $959.8 million at March 31, 2009.  Loans receivable, net, increased $9.0 million, or 1.9%, from $468.5 million at March 31, 2009 to $477.5 million at March 31, 2010.  Securities increased $113.5 million to $507.9 million at March 31, 2010 from $394.4 million at March 31, 2009 due to purchases of securities totaling $276.8 million¸ partially offset by maturities, calls and repayments totaling $163.7 million.  Asset growth was funded through increases in deposits of $124.6 million, or 19.7%, to $758.2 million at March 31, 2010 from $633.6 million at March 31, 2009.  Other assets increased approximately $2.4 million for the year ended March 31, 2010 primarily due to an increase of $2.3 million in prepaid FDIC insurance.

Clifton Savings Bancorp has repurchased 4.9 million shares of its stock in conjunction with its repurchase programs since its initial public offering.  All repurchased stock is carried on Clifton Savings Bancorp’s balance sheet as treasury stock.  Clifton Savings Bancorp has repurchased stock because it has had the capital to do so and believed it was a good investment given the price at which Clifton Savings Bancorp’s stock has traded.

Loans. Our primary lending activity is the origination of loans secured by real estate.  We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans.  At March 31, 2011, real estate mortgage and construction loans totaled $432.9 million, or 97.3% of total loans, compared to $466.5 million, or 97.2% of total loans, at March 31, 2010.  The decrease  in these loans during the year ended March 31, 2011 was due to repayment levels on loans exceeding origination volume.

At March 31, 2010, real estate mortgage and construction loans totaled $466.5 million, or 97.2% of total loans compared to $453.7 million, or 96.6% of total loans at March 31, 2009, and $406.0 million, or 96.3% of total loans at March 31, 2008.  The increase in these loans during the year ended March 31, 2010 was due to continued competitive pricing and consistent loan origination volume, along with the purchase of $2.9 million in loans, all of which are secured by residential real estate properties located within the State of New Jersey.

At March 31, 2011, the outstanding balance of loans which were purchased and are serviced by other institutions totaled $29.2 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans.  At March 31, 2011 and 2010, one- to four-family loans totaled $405.6 and $441.0 million, respectively, and represented 93.7% and 94.5% of total real estate loans and 91.2% and 91.9% of total loans, respectively.  One- to four-family mortgage loans decreased $35.4 million, or 8.0%, during the year ended March 31, 2011 and increased $10.0 million, or 2.3%, during the year ended March 31, 2010.

To a much lesser extent, we originate multi-family and commercial real estate loans, which totaled $24.8 million and $24.6 million, and represented 5.6% and 5.1% of total loans as of March 31, 2011 and March 31, 2010, respectively.  Multi-family and commercial real estate loans increased $259,000, or 1.1%, during the year ended March 31, 2011 and increased $2.7 million, or 12.3%, during the year ended March 31, 2010.

We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit.  Consumer loans totaled $11.5 million and $13.1 million and represented 2.6% and 2.7% of total loans at March 31, 2011 and 2010, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2011		2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$405,595	91.16%	$441,018	91.90%	$431,055	91.82%
Multi-family and commercial	24,834	5.58	24,575	5.12	21,886	4.66
Construction	2,454	0.55	863	0.18	750	0.16
Total real estate loans	432,883	97.29	466,456	97.20	453,691	96.64

Consumer loans:
Second mortgage loans	8,602	1.93	10,454	2.18	13,055	2.78
Passbook or certificate loans	967	0.22	1,004	0.21	1,149	0.25
Equity lines of credit	1,949	0.44	1,684	0.35	1,259	0.27
Total consumer loans	11,518	2.59	13,142	2.74	15,463	3.30

Other loans	555	0.12	300	0.06	295	0.06

Total gross loans	444,956	100.00%	479,898	100.00%	469,449	100.00%

Loans in process	(931)		(537)		(143)
Net premiums and discounts and deferred loan fees (costs)	(399)		205		894
Allowance for loan losses	(1,880)		(2,050)		(1,700)
Total loans receivable, net	$441,746		$477,516		$468,500

	At March 31,
	2008		2007
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$388,378	92.15%	$388,603	92.73%
Multi-family and commercial	15,993	3.79	13,890	3.31
Construction	1,630	0.39	1,994	0.48
Total real estate loans	406,001	96.33	404,487	96.52

Consumer loans:
Second mortgage loans	13,458	3.19	12,187	2.91
Passbook or certificate loans	1,110	0.26	1,251	0.30
Equity lines of credit	617	0.15	859	0.20
Total consumer loans	15,185	3.60	14,297	3.41

Other loans	295	0.07	290	0.07

Total gross loans	421,481	100.00%	419,074	100.00%

Loans in process	(349)		(227)
Net premiums and discounts and deferred loan fees (costs)	927		1,119
Allowance for loan losses	(1,440)		(1,350)
Total loans receivable, net	$420,619		$418,616

The following tables set forth certain information at March 31, 2011 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans.  The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below.  Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At March 31, 2011
(In thousands)	One- to Four- Family Real Estate	Multi-Family and Commercial Real Estate	Construction	Consumer Loans	Other Loans	Total Loans
Amounts due in:
One year or less	$215	$-	$2,025	$981	$500	$3,721
More than one to three years	822	-	429	220	25	1,496
More than three to five years	1,547	-	-	460	30	2,037
More than five to ten years	51,786	683	-	2,925	-	55,394
More than ten to fifteen years	75,796	9,648	-	2,941	-	88,385
More than fifteen years	275,429	14,503	-	3,991	-	293,923
Total	$405,595	$24,834	$2,454	$11,518	$555	$444,956

The following table sets forth the dollar amount of all loans at March 31, 2011 that are due after March 31, 2012, respectively, and have either fixed interest rates or floating or adjustable interest rates.  The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and includes $3.2 million of nonperforming loans at March 31, 2011.

(In thousands)	Fixed-Rates	Floating or Adjustable-Rates	Total at March 31, 2011
Real estate loans:
One- to four-family	$325,641	$79,739	$405,380
Multi-family and commercial	8,226	16,608	24,834
Construction	429	-	429
Consumer loans	8,588	1,949	10,537
Other loans	55	-	55
Total	$342,939	$98,296	$441,235

The following table sets forth loan origination and purchase and sale activity. There was a transfer of $186,000 to real estate owned during the year ended March 31, 2011.  There were no transfers to real estate owned during any of the other periods presented.

	Year Ended March 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Total gross loans at beginning of period	$479,898	$469,449	$421,481	$419,074	$405,429
Originations:
Real estate loans:
One- to four-family	54,571	95,119	93,976	37,212	46,780
Multi-family	1,025	2,650	2,758	3,076	1,430
Commercial	550	1,718	5,281	670	1,310
Construction	1,985	2,373	750	1,150	461
Total real estate loans	58,131	101,860	102,765	42,108	49,981

Consumer loans:
Home equity lines of credit	975	1,028	1,115	578	574
Second mortgage loans	1,025	1,144	2,705	3,776	6,823
Passbook or certificate loans	293	491	307	759	749
Total consumer loans	2,293	2,663	4,127	5,113	8,146

Other loans	275	30	—	5	—

Total loans originated	60,699	104,553	106,892	47,226	58,127

Loans purchased	1,774	2,916	4,592	11,091	3,884

Principal payments and repayments	(97,415)	(97,020)	(63,516)	(55,910)	(48,366)
Total gross loans at end of period	$444,956	$479,898	$469,449	$421,481	$419,074

Securities. Our securities portfolio consists primarily of Federal agency debt securities with maturities of fifteen years or less and mortgage-backed securities with stated final maturities of thirty years or less.  At March 31, 2011, securities increased $63.2 million, or 12.4%, to $571.1 million from $507.9 million at March 31, 2010.  Securities increased $113.5 million, or 28.8%, in the year ended March 31, 2010. The increase for both years was the result of the funds generated from the increase in deposits being mainly invested into these types of securities.    All of our mortgage-backed securities were issued by either the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Governmental National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2011		2010		2009
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Federal agency debt securities:
Federal National Mortgage Association	$5,000	$4,996	$15,000	$15,062	$10,000	$10,037
Federal Home Loan Mortgage Corporation	5,000	5,006	—	—	—	—

	10,000	10,002	15,000	15,062	10,000	10,037

Mortgage-backed securities:
Federal National Mortgage Association	16,069	17,108	30,378	32,121	41,695	43,299
Federal Home Loan Mortgage Corporation	10,151	10,829	23,561	24,960	33,357	34,823
	26,220	27,937	53,939	57,081	75,052	78,122

Total securities available-for-sale	$36,220	$37,939	$68,939	$72,143	$85,052	$88,159

Securities held-to-maturity:
Federal agency debt securities:
Federal National Mortgage Association	$114,949	$112,856	$76,209	$76,079	$20,000	$20,136
Federal Home Loan Mortgage Corporation	39,905	39,258	40,000	39,988	24,997	25,380
Federal Home Loan Banks	68,574	66,543	43,760	43,444	30,000	30,238
Federal Farm Credit Banks	10,000	10,050	—	—	—	—
	233,428	228,707	159,969	159,511	74,997	75,754
Mortgage-backed securities:
Federal National Mortgage Association	120,439	123,977	104,023	107,229	59,317	61,774
Federal Home Loan Mortgage Corporation	130,980	135,059	112,501	118,054	136,570	141,969
Governmental National Mortgage Association	48,273	49,925	59,277	60,253	35,331	36,430
	299,692	308,961	275,801	285,536	231,218	240,173

Total securities held-to-maturity	$533,120	$537,668	$435,770	$445,047	$306,215	$315,927

Total	$569,340	$575,607	$504,709	$517,190	$391,267	$404,086

At March 31, 2011, we did not own any securities, other than U.S. Government and agency securities, that had an aggregate book value in excess of 10% of our total capital on that date.

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2011.  Certain mortgage-backed securities have interest rates that are adjustable and will reprice annually within the various maturity ranges.  These annual repricings are not reflected in the table below.  At March 31, 2011, the amortized cost of mortgage-backed securities with adjustable rates totaled $13.9 million.  We had no tax-exempt securities at March 31, 2011.  In addition, at March 31, 2011, we did not have any securities with maturities of less than one year.

	More Than One Year to Five Years	More Than Five Years to Ten Years		More Than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
Federal agency debt securities: Federal National Mortgage Association	$ 5,000	1.50%	$ -	- %	$ -	- %	$ 5,000	1.50%
Federal Home Loan Banks	5,000	2.15	-	-	-	-	5,000	2.15
Mortgage-backed securities:
Federal National Mortgage Association	-	-	4,708	4.51	11,361	5.09	16,069	4.92
Federal Home Loan Mortgage Corporation	-	-	5,138	5.01	5,013	5.58	10,151	5.29
	10,000	1.83	9,846	4.77	16,374	5.24	36,220	4.17
Securities held to maturity:
Federal agency debt securities:
Federal National Mortgage Association	40,000	2.52	24,985	2.59	49,964	2.70	114,949	2.62
Federal Home Loan Mortgage Corporation	5,000	3.05	14,979	3.00	19,926	2.64	39,905	2.83
Federal Home Loan Banks	29,750	1.73	15,000	3.45	23,824	3.11	68,574	2.59
Federal Farm Credit Banks	10,000	2.31	-	-	-	-	10,000	2.31
Mortgage-backed securities:
Federal National Mortgage Association	48	6.01	1,871	5.27	118,520	4.54	120,439	4.55
Federal Home Loan Mortgage Corporation	78	7.12	10,655	4.67	120,247	4.52	130,980	4.54
Governmental National Mortgage Association	-	-	98	3.38	48,175	4.45	48,273	4.45
	84,876	2.26	67,588	3.27	380,656	4.09	533,120	3.70
Total	$94,876	2.12%	$77,434	3.46%	$397,030	4.14%	$569,340	3.73%

Deposits. Our primary source of funds is our deposit accounts.  The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high yield (Crystal) checking, passbook and statement savings, club, money market and certificates of deposit.  These deposits are provided primarily by individuals within our market area.  We do not use brokered deposits as a source of funding.  Deposits increased $79.2 million, or 10.5%, to $837.4 million at March 31, 2011 from $758.2 million at March 31, 2010.  Deposits increased $124.6 million, or 19.7%, in the year ended March 31, 2010.  The increase in deposits during the year ended March 31, 2011 was primarily the result of competitive pricing and the opening of two new branches in Lyndhurst and Woodland Park, New Jersey during the past year.  The increase in deposits during the year ended March 31, 2010 was primarily the result of competitive pricing and the opening of our Fair Lawn, New Jersey branch.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2011		2010		2009
(In thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts:
Non-interest-bearing	$8,249	0.00%	$6,828	0.00%	$5,263	0.00%
Crystal Checking	14,881	0.65	12,273	1.15	11,666	1.50
NOW	19,728	0.40	18,591	0.50	17,363	0.65
Super NOW	191	0.50	93	0.60	98	0.75
Money market	20,941	0.50	21,755	1.05	20,541	1.34

	63,990	0.44	59,540	0.78	54,931	1.03

Savings and club accounts	119,318	0.51	102,771	1.01	91,948	1.04

Certificates of deposit	654,077	1.88	595,841	2.31	486,703	3.77

Total Deposits	$837,385	1.57%	$758,152	2.01%	$633,582	3.14%

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31,
(Dollars in thousands)	2011	2010	2009
0.00 — 1.00%	$143,634	$—	$—
1.01 — 2.00%	202,227	260,010	3,090
2.01 — 3.00%	233,629	213,888	92,072
3.01 — 4.00%	56,482	81,247	191,614
4.01 — 5.00%	15,543	23,627	139,991
5.01 — 6.00%	2,562	17,069	59,936
Total	$654,077	$595,841	$486,703

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2011.

	Amount Due
(Dollars in thousands)	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
0.00 — 1.00%	$141,454	$2,180	$-	$-	$143,634	21.96%
1.01 — 2.00%	106,237	88,459	7,531	-	202,227	30.92
2.01 — 3.00%	79,732	68,824	49,925	35,148	233,629	35.72
3.01 — 4.00%	4,565	35,663	6,749	9,505	56,482	8.63
4.01 — 5.00%	12,074	3,469	-	-	15,543	2.38
5.01 — 6.00%	2,562	-	-	-	2,562	0.39
Total	$346,624	$198,595	$64,205	$44,653	$654,077	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
(In thousands)	2011	2010	2009
Beginning balance	$758,152	$633,582	$576,722
Increase before interest credited	64,450	106,880	36,754
Interest credited	14,783	17,690	20,106
Net increase in deposits	79,233	124,570	56,860
Ending balance	$837,385	$758,152	$633,582

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2011.  Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2011	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$38,922
Over three through six months	28,401
Over six through twelve months	38,607
Over twelve months	124,091
Total	$230,021

Borrowings. To supplement deposits as a source for lending and investment activities, Clifton Savings Bank may borrow funds from the Federal Home Loan Bank of New York, Bank of America or PNC Capital Markets.  Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short- term basis from our overnight advance program with the Federal Home Loan Bank.  However, as part of our leveraging strategy originally implemented during the year ended March 31, 2005, we again began to borrow from the Federal Home Loan Bank in November 2007 through June 2008 to simultaneously invest into higher yielding mortgage-backed securities.  All of the outstanding borrowings as of March 31, 2011were made in connection with those previous leverage strategies,  except a $5.0 million borrowing which was restructured during the year ended March 31, 2011.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated.  We had no other outstanding borrowings at any of the dates indicated.  For additional information regarding borrowing maturities, see Note 9 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
(Dollars in thousands)	2011	2010	2009
Maximum amount of advances outstanding at any month end during the period	$123,119	$143,588	$162,329
Average advances outstanding during the period	$113,746	$137,965	$149,468
Weighted average interest rate during the period	3.85%	3.83%	3.91%
Balance outstanding at end of period	$95,668	$123,737	$144,272
Weighted average interest rate at end of period	3.82%	3.86%	3.85%

Results of Operations for the Years Ended March 31, 2011, 2010 and 2009

Overview.

2011 v. 2010.  Net income increased primarily due to an increase in net interest income of $3.7 million, a gain of $872,000 on the sale of securities, a $327,000 net gain on the sale and disposal of premises and equipment, coupled with a decrease of $331,000 in provision for loan losses, which was partially offset by a $397,000 loss on the write-down of land held for sale, an increase of $564,000 in noninterest expenses and an increase of $1.7 million in income tax expense.

2010 v. 2009.  Net income increased primarily due to an increase in net interest income as a result of an increase in the interest rate spread from 1.59% in 2009 to 1.96% in 2010, partially offset by increases in provision for loan losses, non-interest expenses and income tax expense.

Net Interest Income.

2011 v. 2010.  Net interest income increased $3.7 million, or 16.8%, to $25.7 million for 2011.  The increase in net interest income for 2011 was attributable to a 24 basis point increase in the interest rate spread which was due to a decrease of 66 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 42 basis points in the yield earned on interest-earning assets.

Total interest income decreased $16,000, or 0.04%, to $44.9 million for 2011, resulting from the decrease in the average yield on these assets partially offset by an increase in the average balance of interest-earning assets.  During 2011, the balance of average interest-earning assets increased $93.0 million, or 9.8%, while the average yield on interest-earning assets decreased 42 basis points to 4.30%.  The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits.  The increase in average interest-earning assets was primarily due to increases of $4.5 million in mortgage-backed securities, and $110.2 million in investment securities, partially offset by a decrease of $20.3 million in loans, and $1.4 million in other interest-earning assets.  Interest on investment securities increased by 95.8% primarily due to the redeployment of funds from the growth in deposits into these types of interest-earning assets. Interest on loans, mortgage-backed securities and other interest-earning assets decreased by 7.0%. Interest on loans and other interest-earning assets decreased as both the average balances and yields earned on these types of assets decreased. The average balance of mortgage-backed securities increased slightly but interest income decreased as the increase in balance was outweighed by the decrease in the average yield earned on these types of assets.

Total interest expense decreased $3.7 million, or 16.2%, to $19.2 million for 2011 due to a decrease in the average interest rate paid on interest-bearing liabilities of 66 basis points to 2.10%, partially offset by an increase of $84.4 million, or 10.1%, in the balance of average interest-bearing liabilities.

2010 v. 2009.  Net interest income increased $3.5 million, or 18.9%, to $22.0 million for 2010.  The increase in net interest income for 2010 was attributable to a 37 basis point increase in the interest rate spread which was due to a decrease of 76 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 39 basis points in the yield earned on interest-earning assets.

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

Provision for Loan Losses.

We review the adequacy of the allowance for loan losses on a monthly basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to the collectability of the loan portfolios.  Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment.  Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2011 as nonperforming loans have increased from the prior year while loan portfolio balances have decreased.  The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity.  For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.”  Clifton Savings Bank continues to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2011 v. 2010.  We recorded a provision for loan losses of $102,000 during the year ended March 31, 2011, compared to $433,000 during the year ended March 31, 2010.  The decrease in the provision for loan losses was a result of the loan portfolio decreasing while nonperforming loans only increased $749,000 from March 31, 2010 to 2011.  Gross loans decreased 7.3% during the year ended March 31, 2011.

At March 31, 2011 Clifton Savings Bank’s nonperforming loans, all of which were delinquent ninety days or more, and all of which were in a nonaccrual status, totaled $3.2 million, representing 0.72% of total gross loans, and 0.29% of total assets.  During the year ended March 31, 2011, the Bank charged off loans totaling $272,000, which represented a partial loss from a multi-family real estate loan which was transferred to real estate owned during the period, and a partial loss on a troubled debt restructuring of a one-to four- family real estate loan. At March 31, 2011, nonperforming loans consisted of fourteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.6 million at March 31, 2011. The allowance for loan losses amounted to $1.9 million at March 31, 2011, representing 0.42% of total gross loans.

2010 v. 2009.  We recorded a provision for loan losses of $433,000 during the year ended March 31, 2010, compared to $260,000 during the year ended March 31, 2009.  The increase in the provision for loan losses was a result of both increases in nonperforming loans and, to a much lesser extent, the loan portfolio balance.  Gross loans increased 2.2% during the period.  Nonperforming loans increased from $870,000 to $2.5 million, or 183.0%, from March 31, 2009 to 2010.

At March 31, 2010, Clifton Savings Bank’s nonperforming loans, all of which were delinquent ninety days or more, and all of which were in a nonaccrual status, totaled $2.5 million, representing 0.51% of total gross loans, and 0.23% of total assets.  During the year ended March 31, 2010, the Bank charged off $83,000, which represented a partial loss from the restructuring of a one-to four- family real estate loan. At March 31, 2010, nonperforming loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $2.2 million at March 31, 2010. The allowance for loan losses amounted to $2.1 million at March 31, 2010, representing 0.43% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income.  The following table shows the components of non-interest income and the percentage changes from 2011 versus 2010 and from 2010 versus 2009.

(Dollars in thousands)	2011	2010	2009	% Change 2011/2010	%Change 2010/2009
Fees and service charges	$212	$223	$204	(4.93)%	9.31%
Bank owned life insurance	879	887	914	(0.90)	(2.95)
Gain on sale of securities	872	-	-	100.00	-
Net gain on sale and disposal of premises and equipment	327	-	-	100.00	-
Loss on write-down of land held for sale	(397)	-	-	100.00	-
Other	16	26	32	38.46	(18.75)
Total	$1,909	$1,136	$1,150	68.05%	(1.22)%

2011 v. 2010. Non-interest income increased primarily due to a gain of $872,000 on the sale of securities and a $327,000 net gain on the sale and disposal of premises and equipment, partially offset by a decrease in fees and service charges on loans and deposits, and a $397,000 loss on the write-down of land held for sale during the year ended March 31, 2011. There were no realized gains or losses on assets during the year ended March 31, 2010.

2010 v. 2009. Non-interest income decreased primarily due to decreases in income from the cash surrender value of bank owned life insurance and other non-interest income, partially offset by an increase in fees and service charges on loans and deposits during the year ended March 31, 2010.

Non-interest Expense.  The following table shows the components of non-interest expense and the percentage changes from 2011 versus 2010 and from 2010 versus 2009.

(Dollars in thousands)	2011	2010	2009	% Change 2011/2010	%Change 2010/2009
Salaries and employee benefits	$6,773	$6,810	$6,842	(0.54)%	(0.47)%
Occupancy expense of premises	1,643	1,249	1,052	31.55	18.73
Equipment	1,051	952	863	10.40	10.31
Directors’ compensation	760	796	943	(4.52)	(15.59)
Advertising	279	253	269	10.28	(5.95)
Legal	494	254	85	94.49	198.82
Federal insurance premium	884	1,183	328	(25.27)	260.67
Other	1,930	1,753	1,470	10.10	19.25
Total	$13,814	$13,250	$11,852	4.26%	11.80%

2011 v. 2010.  The components of non-interest expense which experienced the most significant change in fiscal 2011were occupancy expense of premises, legal expenses, federal insurance premiums and other expenses. Occupancy expense of premises increased due to costs associated with the Company’s new Fair Lawn, Lyndhurst and Woodland Park branch locations, along with the renovation and repairs of other branch premises.  Legal and other expenses increased mainly due to the expensing of $248,000 and $141,000, respectively, in costs incurred in connection with the postponement of the Company’s second step conversion and related stock offering.   The decrease in the federal deposit insurance premiums in the 2011 period was due to increased Federal Deposit Insurance Corporation’s assessments in the fiscal 2010 period that resulted from a special emergency assessment imposed to increase the Deposit Insurance Fund in order to cover losses incurred from failed financial institutions, as well as anticipated future losses.
2010 v. 2009.  Occupancy expense of premises increased due to expenses associated with the opening of an additional branch during the year and the renovation and repairs of other branch premises.  Federal deposit insurance premiums increased due to an increase in the quarterly assessment rates for all financial institutions, along with a special emergency assessment imposed by the Federal Deposit Insurance Corporation in order to cover the losses of the Deposit Insurance Fund that were incurred from failed financial institutions, as well as anticipated future losses.  Legal expenses increased mainly due to a $92,000 insurance recovery in fiscal 2009 which caused that year’s expense to decrease, coupled with additional expenses in fiscal 2010 related to several matters including the leasing of new branch locations.  The increase in other expenses was mainly due to an increase of $153,000 in consulting fees, as $49,000 of previously expensed consulting fees relating to litigation reimbursement were recovered in fiscal 2009, coupled with an increase of $84,000 in consulting fees in fiscal 2010 due to costs associated with information systems testing, an insurance coverage adequacy review, financial advisory fees, a compensation review, and branch feasibility studies.  Other expenses also increased due to a $38,000 increase in correspondent bank service fees, increases of $32,000 in stationary, printing and supplies and $21,000 in federal supervisory fees.

Income Taxes.

2011 v. 2010. Income taxes increased due to an increase in pre-tax income coupled with an increase in the effective income tax rate.  The overall effective tax rate for 2011 was 35.6%, compared to 33.3% for 2010.

2010 v. 2009. Income taxes increased due to an increase in pre-tax income coupled with a slight increase in the effective income tax rate.  The overall effective tax rate for 2010 was 33.3%, compared to 31.5% for 2009.

Average Balances and Yields

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

	Year Ended March 31,
	2011			2010			2009
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$ 458,455	$22,725	4.96%	$ 478,740	$24,550	5.13%	$453,137	$23,966	5.29%
Mortgage-backed securities	340,492	15,873	4.66%	336,039	16,905	5.03%	307,941	16,240	5.27%
Investment securities	222,617	5,946	2.67%	112,398	3,037	2.70%	77,306	3,515	4.55%
Other interest-earning assets	24,439	396	1.62%	25,854	464	1.79%	31,229	680	2.18%
Total interest-earning assets	1,046,003	44,940	4.30%	953,031	44,956	4.72%	869,613	44,401	5.11%

Noninterest-earning assets	66,035			69,143			51,406
Total assets	$1,112,038			$1,022,174			$921,019

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$ 54,259	375	0.69%	$50,713	481	0.95%	$49,952	835	1.67%
Savings and club accounts	110,690	874	0.79%	96,761	1,009	1.04%	90,258	996	1.10%
Certificates of deposit	638,291	13,616	2.13%	547,159	16,188	2.96%	447,801	18,260	4.08%
Total interest-bearing deposits	803,240	14,865	1.85%	694,633	17,678	2.54%	588,011	20,091	3.42%
FHLB advances	113,746	4,380	3.85%	137,965	5,288	3.83%	149,468	5,848	3.91%
Total interest-bearing liabilities	916,986	19,245	2.10%	832,598	22,966	2.76%	737,479	25,939	3.52%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	6,690			5,818			4,830
Other noninterest-bearing liabilities	10,918			9,012			8,270
Total noninterest-bearing liabilities	17,608			14,830			13,100

Total liabilities	934,594			847,428			750,579
Stockholders’ equity	177,444			174,746			170,440
Total liabilities and stockholders’ equity	$1,112,038			$1,022,174			$921,019

Net interest income		$25,695			$21,990			$18,462
Interest rate spread			2.20%			1.96%			1.59%
Net interest margin			2.46%			2.31%			2.12%
Average interest-earning assets to average interest-bearing liabilities	1.14x			1.14x			1.18x

Rate/Volume Analysis

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

	Year Ended March 31, 2011 Compared to 2010			Year Ended March 31, 2010 Compared to 2009
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$(1,024)	$(801)	$(1,825)	$1,325	$(741)	$584
Mortgage-backed securities	222	(1,254)	(1,032)	1,430	(765)	665
Investment securities	2,943	(34)	2,909	1,257	(1,735)	(478)
Other interest-earning assets	(25)	(43)	(68)	(106)	(110)	(216)
Total interest income	2,116	(2,132)	(16)	3,906	(3,351)	555

Interest expense:
Demand deposit	32	(138)	(106)	12	(366)	(354)
Savings and club accounts	131	(266)	(135)	69	(56)	13
Certificates of deposit	2,426	(4,998)	(2,572)	3,557	(5,629)	(2,072)
Total deposit expense	2,589	(5,402)	(2,813)	3,638	(6,051)	(2,413)
FHLB advances	(935)	27	(908)	(442)	(118)	(560)
Total interest expense	1,654	(5,375)	(3,721)	3,196	(6,169)	(2,973)
Net interest income	$462	$3,243	$3,705	$710	$2,818	$3,528

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution.  Our most prominent risk exposures are credit risk, interest rate risk and market risk.  Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due.  Interest rate risk is the potential reduction of interest income as a result of changes in interest rates.  Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value.  Other risks that we face are operational risks, liquidity risks and reputation risk.  Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery.  Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers.  Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

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

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience is higher on our purchased loans than on loans we have originated for our portfolio.  At March 31, 2011, nonperforming loans included ten loans we originated totaling $1.7 million and six loans we purchased totaling $1.5 million.

We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets.  Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold.  When property is acquired, it is recorded at its fair market value less costs to sell at the date of foreclosure.  Holding costs and declines in fair value after acquisition of the property result in charges against income.  At March 31, 2011 and 2010, we had $136,000 and $0, respectively in real estate owned.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.  We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not individually evaluate them for impairment unless they are considered troubled debt restructurings, as discussed below.  All other loans are evaluated for impairment on an individual basis.  At March 31, 2011, 2010 and 2009, we had $1.6 million, $2.2 million and $432,000, respectively, in loans that were considered impaired.

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties. We consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings.  We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate.  We report the loan as a troubled debt restructuring until the borrower has performed for twelve consecutive months, in accordance with the terms of the restructuring.

The following table provides information with respect to our nonperforming assets at the dates indicated.  At March 31, 2011, 2010 and 2009 we had impaired loans of $1.6 million, $2.2 million and $432,000, respectively.  There was one troubled debt restructured loan with a balance of approximately $37,000 which was past due 90 days or more and in a nonaccrual status at March 31, 2011.  Additionally, we had five accruing troubled debt restructured loans totaling $1.1 million at March 31, 2011.  A troubled debt restructured loan must be performing for twelve months from the date it is restructured and be at a market interest rate in order to no longer be considered a troubled debt restructured loan.  Interest income recognized on impaired loans during the period of impairment totaled approximately $61,000, $62,000 and $1,000, respectively, for the years ended March 31, 2011, 2010 and 2009.

	At March 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Nonaccrual loans:
Real estate loans:
One-to four-family	$2,802	$1,890	$858	$265	$36
Multi-family and commercial	385	537	—	—	222
Consumer loans	24	35	12	—	—
Total nonaccrual loans	3,211	2,462	870	265	258

Accruing loans past due 90 days or more	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	3,211	2,462	870	265	258
Real estate owned	136	—	—	—	—
Total nonperforming assets	3,347	2,462	870	265	258
Accruing troubled debt restructurings	1,138	1,676	432	—	—
Nonaccrual troubled debt restructurings	37	11	—	—	—
Total troubled debt restructurings	1,175	1,687	432	—	—
Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(37)	(11)	—	—	—
Total nonperforming assets and troubled debt restructurings	$4,485	$4,138	$1,302	$265	$258

Total nonperforming loans to total gross loans	0.72%	0.51%	0.19%	0.06%	0.06%

Total nonperforming loans to total assets	0.29%	0.23%	0.09%	0.03%	0.03%

Total nonperforming assets and troubled debt restructurings to total assets	0.40%	0.39%	0.14%	0.03%	0.03%

Nonperforming loans increased from $2.5 million at March 31, 2010 to $3.2 million at March 31, 2011.  At March 31, 2011, nonperforming loans consisted of fourteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate, while at March 31, 2010, nonperforming loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling.  The percentage of nonperforming loans to total gross loans totaled 0.72% at March 31, 2011 as compared to 0.51% at March 31, 2010.  The gross loan portfolio decreased $34.9 million, or 7.3%, to $445.0 million at March 31, 2011, from $479.9 million at March 31, 2010.  Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2011 are estimated to equal or exceed outstanding balances due on these loans at that date.  There were six one- to four-family real estate loans and two construction loans purchased from other institutions during the year ended March 31, 2011. Of the increase in nonaccrual loans, seven new loans were included, three loans reported as nonaccrual at March 31, 2010 were classified as troubled debt restructurings and one was classified as real estate owned at March 31, 2011. Four new loans were restructured during the year ended March 31, 2011, and six reported at March 31, 2010 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Nonperforming loans increased from $870,000 at March 31, 2009 to $2.5 million at March 31, 2010.  At March 31, 2010, nonperforming loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling, while at March 31, 2009, nonperforming loans consisted of seven one- to four-family residential real estate loans.  During the year ended March 31, 2010 there was an $83,000 charge-off which represented a partial loss from the restructuring of one residential real estate loan.  This was the first loan charge-off recorded by Clifton Savings Bank in more than ten years.  The percentage of nonperforming loans to total gross loans has been consistently low, even though it rose from 0.19% at March 31, 2009 to 0.51% at March 31, 2010.  The gross loan portfolio increased $10.5 million, or 2.2%, to $479.9 million at March 31, 2010 from $469.4 million at March 31, 2009.  Nonaccrual loans are in various stages of collection, workout or foreclosure and are mainly secured by New Jersey properties whose values at March 31, 2010 are estimated to equal or exceed outstanding balances due on these loans at that date.  Five one-to-four family real estate loans were purchased during the year ended March 31, 2010 from other institutions and continue to be serviced by others.  Of the increase in nonaccrual loans, five loans were reported as nonaccrual at March 31, 2009 that were either reinstated or paid off during the year ended March 31, 2010.

Interest income that would have been recorded for the years ended March 31, 2011, 2010 and 2009, had nonaccruing loans been current and accruing interest according to their original terms amounted to $167,000, $148,000, and $56,000, respectively.  The amount of interest related to these loans included in interest income was $71,000, $58,000 and $40,000, respectively, for the years ended March 31, 2011, 2010 and 2009.

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

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
(In thousands)	2011	2010	2009
Special mention assets	$1,257	$1,652	$4,747
Substandard assets	3,450	2,283	668
Doubtful assets	-	225	225
Loss assets	-	-	-
Total classified assets	$4,707	$4,160	$5,640

At each of the dates in the above table, substandard and doubtful assets consisted of all nonperforming assets and included negative escrow amounts.  At March 31, 2011, we had no current loans in special mention assets and at March 31, 2010, we had one current loan totaling $23,000 included in the $1.7 million in special mention assets.  Total classified assets increased approximately $547,000, or 13.2%, from March 31, 2010 to March 31, 2011 and decreased approximately $1.5 million, or 26.2%, from March 31, 2009 to March 31, 2010.

Delinquencies.  The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2011			2010			2009
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
Real estate loans	$2,511	$137	$3,187	$1,413	$165	$2,427	$1,732	$1,030	$858
Consumer loans	139	-	24	373	45	35	120	49	12
Total	$2,650	$137	$3,211	$1,786	$210	$2,462	$1,852	$1,079	$870

At March 31, 2011, 2010 and 2009, delinquent real estate loans in the above table included $0 and $709,000; $331,000 and $664,000; and $0 and $0 in multi-family and commercial real estate loans, respectively.  All other loans were secured by residential real estate.  There were three loans delinquent 60 to 89 days at March 31, 2011 as compared to two loans at March 31, 2010 and seven loans at March 31, 2009.  There were sixteen loans delinquent 90 days or greater at March 31, 2011, thirteen loans delinquent 90 days or greater at March 31, 2010 and seven loans delinquent 90 days or greater at March 31, 2009.  There were eleven loans in the process of foreclosure with a total balance of $2.3 million at March 31, 2011 as compared to four loans with a total balance of $1.0 million at March 31, 2010 and one loan with a balance of $34,000 at March 31, 2009.

Allowance for Loan Losses.  The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio.  We evaluate the need to establish allowances against losses on loans on a monthly basis.  When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of two key elements:  specific allowances for identified problem loans and a general valuation allowance on the remainder of the loan portfolio and an unallocated component.

Specific allowances are established in cases where management has identified significant conditions or circumstances related to a credit that management believes indicate the probability that a loss has been incurred.  Clifton Savings Bank identifies loans which may require a specific allowance by reviewing all delinquent loans, significant credits, problem loans as identified by Clifton Savings Bank’s internal grading system; loans classified as substandard, doubtful, loss, or special mention by Clifton Savings Bank’s internal classification system, and other loans which management may have concerns about collectability, such as loans in a particular industry.  For individually reviewed loans, a borrower’s inability to service a credit according to the contractual terms based on the borrower’s cash flow and/or a shortfall in collateral value would result in the recording of a specific allowance.  Clifton Savings Bank did not have any specific allowances at March 31, 2011, 2010, and 2009.

The general valuation allowance represents a loss allowance which has been established to recognize the inherent losses associated with lending activities, but which, unlike specific allowances, has not been allocated to particular problem loans.  Risk factors are based on our historical loss experience and may be adjusted for significant current factors that, in management’s judgment, affect the collectability of the portfolio as of the evaluation date.  These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, specific industry conditions within portfolio segments, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results.

               An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Office of Thrift Supervision, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses.  The Office of Thrift Supervision may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations.  Furthermore, while we believe we have established our allowance for loan losses in conformity with accounting principles generally accepted in the United States of America, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to increase our allowance for loan losses.  In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above.  Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Summary of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.  Where specific loan loss allowances have been established, any difference between the loss allowance and the amount of loss realized has been charged or credited to current income.

	At of For the Year Ended March 31,
(Dollars in thousands)	2011	2010	2009	2008	2007
Allowance at beginning of period	$2,050	$1,700	$1,440	$1,350	$1,260
Provision for loan losses	102	433	260	90	90
Recoveries	-	-	-	-	-
Charge-offs:
One-to four family real estate	(112)	(83)	-	-	-
Multi-family real estate	(160)	-	-	-	-
Net charge-offs	(272)	(83)	-	-	-

Allowance at end of period	$1,880	$2,050	$1,700	$1,440	$1,350

Allowance to nonperforming loans	58.55%	83.27%	195.40%	543.40%	523.26%
Allowance to total gross loans outstanding at the end of the period	0.42%	0.43%	0.36%	0.34%	0.32%
Net charge-offs to average outstanding loans during the period	0.06%	0.02%	0.00%	0.00%	0.00%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2011			2010			2009
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,601	85.16%	91.16%	$1,746	85.17%	91.90%	$1,525	89.71%	91.82%
Multi-family and commercial real estate	196	10.43	5.58	236	11.51	5.12	110	6.47	4.66
Construction	11	0.59	0.55	1	0.05	0.18	1	0.06	0.16
Consumer and other Unallocated	49 23	2.60 1.22	2.71 -	67 -	3.27 -	2.80 -	64 -	3.76 -	3.36 -
Total allowance for loan losses	$1,880	100.00%	100.00%	$2,050	100.00%	100.00%	$1,700	100.00%	100.00%

	At March 31,
	2008			2007
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,295	89.93%	92.15%	$1,185	87.78%	92.73%
Multi-family and commercial real estate	80	5.55	3.79	103	7.63	3.31
Construction	61	4.24	0.39	5	0.37	0.48
Consumer and other Unallocated	4 -	0.28 -	3.67 -	57 -	4.22 -	3.48 -
Total allowance for loan losses	$1,440	100.00%	100.00%	$1,305	100.00%	100.00%

Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment.  Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits.  As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings.  To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread.  Pursuant to this strategy, we originate adjustable-rate mortgage loans for retention in our loan portfolio.  The ability to originate adjustable-rate loans depends to a great extent on market interest rates and borrowers’ preferences.  As an alternative to adjustable-rate mortgage loans, we offer fixed-rate mortgage loans with maturities of fifteen years or less.  This product enables us to compete in the fixed-rate mortgage market while maintaining a shorter maturity.  Fixed-rate mortgage loans typically have an adverse effect on interest rate sensitivity compared to adjustable-rate loans.  In recent years we have used investment securities with terms of three years or less to help manage interest rate risk.  We currently do not participate in hedging programs such as interest rate swaps or other activities involving the use of derivative financial instruments.

We have an Interest Rate Risk Management Committee to communicate, coordinate and control all aspects involving asset/liability management.  The committee establishes and monitors the volume and mix of assets and funding sources with the objective of managing assets and funding sources.

Net Portfolio Value Analysis. We use a combination of internal and external analyses to quantitatively model, measure and monitor Clifton Savings Bank’s exposure to interest rate risk.   The internal quantitative analysis utilized by management measures interest rate risk from both a capital and earnings perspective.  Our internal interest rate risk analysis calculates sensitivity of Clifton Savings Bank’s net portfolio value (“NPV”) ratio to movements in interest rates and measures our NPV ratio in a “base case” scenario that assumes no change in interest rates as of the measurement date.  NPV represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items.  The model measures the change in the NPV ratio throughout a series of interest rate scenarios representing immediate and permanent, parallel shifts in the yield curve up 100, 200 and 300 basis points and down 100 basis points.  The model generally requires that interest rates remain positive for all points along the yield curve for each rate scenario which may preclude the modeling of certain “down rate” scenarios during periods of lower market interest rates.  Clifton Savings Bank’s interest rate risk policy, as approved by the board of directors, establishes acceptable change levels in the NPV ratio throughout the scenarios modeled.

The following table presents the results of our internal NPV analysis as of March 31, 2011:

Bp Change in Rates (1)	Net Portfolio Value			Net Portfolio Value as % of Present Value of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change
	(Dollars in thousands)
300bp	$ 78,600	$(88,385)	(53)%	7.88%	(691	) bp
200	111,473	(55,511)	(33)	10.67	(411)
100	138,961	(28,024)	(17)	12.79	(199)
0	166,985	-	-	14.78	-
-100	179,045	12,061	7	15.50	71
(1)      The -200 bp and -300 bp scenarios are not shown due to the low prevailing interest rate environment.

The table above illustrates that Clifton Savings Bank’s NPV would be negatively impacted by an increase in interest rates.  Because Clifton Savings Bank’s interest-bearing liabilities which mature or reprice within short periods exceed its interest-earning assets with similar characteristics, material and prolonged increases in interest rates generally would adversely affect net interest income, while material and prolonged decreases in interest rates generally would have a positive effect on net interest income.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurements.  Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates.  In this regard, the NPV model presented assumes that the composition of Clifton Savings Bank’s interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities.  Accordingly, although the NPV measurements and net interest income models provide an indication of Clifton Savings Bank’s interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Clifton Savings Bank’s net interest income and will differ from actual results.

The external interest rate sensitivity analysis is prepared by the Office of Thrift Supervision to review our level of interest rate risk.  This analysis measures interest rate risk by computing changes in NPV of our cash flows from assets, liabilities and off-balance sheet items in the event of a range of assumed changes in market interest rates.  The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations.  These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.  As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented.  For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates.  Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates.  Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset.  Further, in the event of a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed.

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

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks.  The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period.  At March 31, 2011, cash and cash equivalents totaled $58.1 million, including interest-bearing deposits of $23.4 million.  Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $37.9 million at March 31, 2011.  On March 31, 2011, we had $95.7 million in Federal Home Loan Bank advances outstanding.  In addition, if Clifton Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Clifton Savings Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings.  Additionally, Clifton Savings Bancorp has the ability to borrow funds at Bank of America and PNC Capital Markets under established unsecured overnight lines of credit.

At March 31, 2011, we had $9.6 million in loan origination commitments outstanding and $700,000 in commitments to purchase participations in loans.  In addition to commitments to originate and purchase loans and participations, at March 31, 2011 we had $4.3 million in customer approved unused equity lines of credit.  Certificates of deposit due within one year of March 31, 2011 totaled $329.5 million, or 39.4% of total deposits.  If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit.  Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2012.  We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

We have historically remained highly liquid and our liquidity position has remained stable over the past two fiscal years.  We have no material commitments or demands that are likely to affect our liquidity other than as set forth in this annual report.  Consequently, the board of directors intends to make additional investments in long-term loans and mortgage-backed securities which will decrease liquidity and increase interest income.  In the event loan demand were to increase at a pace greater than expected, or any unforeseen demands or commitments were to occur, we could access our lines of credit with the Federal Home Loan Bank of New York, Bank of America or PNC Capital Markets.

Clifton Savings Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity.  In addition to its operating expenses, Clifton Savings Bancorp alone, is responsible for paying any dividends declared to its shareholders.  Clifton Savings Bancorp also has repurchased shares of its common stock.  Its primary source of income is dividends received from Clifton Savings Bank.  The amount of dividends that Clifton Savings may declare and pay to Clifton Savings Bancorp in any calendar year, without the receipt of prior approval from the Office of Thrift Supervision but with prior notice to the Office of Thrift Supervision, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years.  On a stand-alone basis, Clifton Savings Bancorp had liquid assets of $11.2 million at March 31, 2011.

The following table presents certain of our contractual obligations as of March 31, 2011.

	Payments Due by Period at March 31, 2011
Contractual Obligations	Total at March 31, 2011	Less Than 1 year	1-3 years	3-5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$ 1,843	$ 322	$ 696	$ 400	$ 425
Certificates of deposit	654,077	329,543	272,138	42,170	10,226
FHLB advances	95,668	16,988	28,780	7,400	42,500
Benefit plan obligations	1,796	119	298	391	988
Undisbursed funds from approved lines of credit (2)	4,266	25	50	25	4,166
Other commitments to extend credit (2)	10,300	9,600	700	-	-
Total	$767,950	$356,597	$302,662	$50,386	$58,305
____________________
(1) Payments are for lease of real property.
(2) Represents amounts committed to customers.

Our primary investing activities are the origination of loans and the purchase of securities.  During the year ended March 31, 2011, we originated $60.7 million of loans and purchased $305.6 million of securities.  We purchased $1.8 million of loans during the year ended March 31, 2011.  In fiscal 2010, we originated $104.6 million of loans, purchased $2.9 million of loans, and purchased $276.8 million of securities.  In fiscal 2009, we originated $106.9 million of loans, purchased $4.6 million of loans, and purchased $127.5 million of securities.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances.  We experienced a net increase in total deposits of $79.2 million for the year ended March 31, 2011, a net increase in total deposits of $124.6 million for the year ended March 31, 2010 and a net increase in total deposits of $56.9 million for the year ended March 31, 2009.  Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors.  We price our deposits to be highly competitive and to increase core deposit relationships.  Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits.  Federal Home Loan Bank advances decreased $28.1 million for the year ended March 31, 2011 as a result of the repayment of long-term borrowings in accordance with their original terms.  We had $95.7 million, $123.7 million and $144.3 million in advances outstanding at March 31, 2011, 2010 and 2009, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure.  The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories.  Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained.  Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position.  Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices.  It is our intention to maintain “well-capitalized” risk-based capital levels.  Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors.  At March 31, 2011, we exceeded all of our regulatory capital requirements. As of September 27, 2010, the date of the most recent notification from the Office of Thrift Supervision, we are considered “well capitalized” under regulatory guidelines as of June 30, 2010.

Off-Balance Sheet Arrangements

In the normal course of operations, we engage in a variety of financial transactions that, in accordance with accounting principles generally accepted in the United States of America, are not recorded in our consolidated financial statements.  These transactions involve, to varying degrees, elements of credit, interest rate, and liquidity risk.  Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit.  For additional information see Note 16 of the notes to the consolidated financial statements included in this annual report.

For the years ended March 31, 2011 and 2010, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see Note 1 in the notes to the consolidated financial statements included in this annual report.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2011.  In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework.  Based on its assessment, management believes that, as of March 31, 2011, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2011, a copy of which is included in this annual report.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

We have audited Clifton Savings Bancorp, Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

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

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America and financial statements for regulatory purposes in accordance with Thrift Financial Report Instructions. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with accounting principles generally accepted in the United States of America and financial statements for regulatory purposes in accordance with Thrift Financial Report Instructions, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, changes in stockholders' equity, and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries, and our report dated June 9, 2011 expressed an unqualified opinion.

              /s/ ParenteBeard LLC

Clark, New Jersey
June 9, 2011

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Clifton Savings Bancorp, Inc. and Subsidiaries

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2011 and 2010, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2011 These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2011 and 2010, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2011, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2011, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 9, 2011 expressed an unqualified opinion.

        /s/ ParenteBeard LLC

Clark, New Jersey
June 9, 2011

Clifton Savings Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition

	March 31,
	2011	2010
	(In Thousands, Except Share
ASSETS	and Per Share Data)

Cash and due from banks	$34,719	$21,671
Interest-bearing deposits in other banks	23,350	11,790
Cash and Cash Equivalents	58,069	33,461
Securities available for sale, at fair value:
Investment	10,002	15,062
Mortgage-backed	27,937	57,081
Securities held to maturity, at cost:
Investment, fair value of $228,707 and $159,511, respectively	233,428	159,969
Mortgage-backed, fair value of $308,961 and $285,536, respectively	299,692	275,801

Loans receivable	443,626	479,566
Allowance for loan losses	(1,880)	(2,050)
Net Loans	441,746	477,516

Bank owned life insurance	26,715	22,835
Premises and equipment	8,275	9,612
Federal Home Loan Bank of New York stock	5,974	7,157
Interest receivable	4,551	4,377
Real estate owned	136	-
Other assets	6,108	4,836
Total Assets	$1,122,633	$1,067,707

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Deposits:
Non-interest bearing	$8,249	$6,828
Interest bearing	829,136	751,324
Total Deposits	837,385	758,152

Advances from Federal Home Loan Bank of New York	95,668	123,737
Advance payments by borrowers for taxes and insurance	5,023	5,193
Other liabilities and accrued expenses	4,591	4,633
Total Liabilities	942,667	891,715

Commitments and Contingencies	-	-

Stockholders' Equity
Preferred stock ($.01 par value), 1,000,000 shares
authorized; shares issued or outstanding - none	-	-
Common stock ($.01 par value), 75,000,000 shares authorized;
30,530,470 shares issued, 26,137,248 shares outstanding at
March 31, 2011; 26,398,079 shares outstanding at March 31, 2010	305	305
Paid-in capital	135,752	135,921
Deferred compensation obligation under Rabbi Trust	252	233
Retained earnings	96,067	89,361
Treasury stock, at cost; 4,393,222 shares at March 31, 2011;
4,132,391 shares at March 31, 2010	(47,372)	(45,050)
Common stock acquired by Employee Stock Ownership
Plan ("ESOP")	(5,678)	(6,411)
Accumulated other comprehensive income	850	1,820
Stock held by Rabbi Trust	(210)	(187)
Total Stockholders' Equity	179,966	175,992
Total Liabilities and Stockholders' Equity	$1,122,633	$1,067,707

See notes to consolidated financial statements.

Clifton Savings Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
	Years Ended March 31,
	2011	2010	2009
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$ 22,725	$ 24,550	$ 23,966
Mortgage-backed securities	15,873	16,905	16,240
Investments securities	5,946	3,037	3,515
Other interest-earning assets	396	464	680
Total Interest Income	44,940	44,956	44,401

Interest Expense
Deposits	14,865	17,678	20,091
Advances	4,380	5,288	5,848
Total Interest Expense	19,245	22,966	25,939

Net Interest Income	25,695	21,990	18,462
Provision for Loan Losses	102	433	260
Net Interest Income after Provision for Loan Losses	25,593	21,557	18,202

Non-Interest Income
Fees and service charges	212	223	204
Bank owned life insurance	879	887	914
Gain on sale of securities	872	-	-
Net gain on sale and disposal of premises and equipment	327	-	-
Loss on write-down of land held for sale	(397)	-	-
Other	16	26	32
Total Non-Interest Income	1,909	1,136	1,150

Non-Interest Expenses
Salaries and employee benefits	6,773	6,810	6,842
Occupancy expense of premises	1,643	1,249	1,052
Equipment	1,051	952	863
Directors' compensation	760	796	943
Advertising	279	253	269
Legal	494	254	85
Federal deposit insurance premium	884	1,183	328
Other	1,930	1,753	1,470
Total Non-Interest Expenses	13,814	13,250	11,852

Income before Income Taxes	13,688	9,443	7,500
Income Taxes	4,876	3,146	2,364
Net Income	$ 8,812	$ 6,297	$ 5,136

Net Income per Common Share
Basic	$ 0.34	$ 0.24	$ 0.20
Diluted	$ 0.34	$ 0.24	$ 0.20

Dividends per common share	$ 0.24	$ 0.20	$ 0.20

Weighted Average Number of Common Shares and Common
Stock Equivalents Outstanding:
Basic	25,579,989	25,947,037	26,134,756
Diluted	25,587,316	25,947,037	26,178,692

See notes to consolidated financial statements.

Clifton Savings Bancorp, Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders’ Equity
Years Ended March 31, 2011, 2010 and 2009

	Common Stock	Paid-In Capital	Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income	Stock Held by Rabbi Trust	Total
	(In Thousands, Except Share and Per Share Data)
Balance - April 1, 2008	$ 305	$ 133,747	$ 179	$ 81,672	$ (36,079)	$ (7,877)	$ 532	$ (124)	$ 172,355

Comprehensive income:
Net income	-	-	-	5,136	-	-	-	-	5,136
Unrealized gain on securities available
for sale, net of income taxes of $708	-	-	-	-	-	-	1,064	-	1,064
Pension benefits adjustment, net of income taxes
of $134	-	-	-	-	-	-	201	-	201
Total Comprehensive Income									6,401

Pension benefits adjustment for change of measurement
date, net of income tax of $8	-	-	-	(47)	-	-	12	-	(35)
ESOP shares committed to be released	-	44	-	-	-	733	-	-	777
Purchase of treasury stock - 577,834 shares	-	-	-	-	(5,877)	-	-	-	(5,877)
Stock option expense	-	246	-	-	-	-	-	-	246
Restricted Stock Awards Earned	-	1,062	-	-	-	-	-	-	1,062
Funding of Supplemental Executive Retirement Plan	-	3	30	-	31	-	-	(35)	29
Tax benefit from stock based compensation	-	78	-	-	-	-	-	-	78
Cash dividends declared ($0.20 per share)	-	-	-	(1,872)	-	-	-	-	(1,872)
Balance - March 31, 2009	305	135,180	209	84,889	(41,925)	(7,144)	1,809	(159)	173,164

Comprehensive income:
Net income	-	-	-	6,297	-	-	-	-	6,297
Unrealized gain on securities available
for sale, net of income taxes of $39	-	-	-	-	-	-	58	-	58
Pension benefits adjustment, net of income tax
(benefit) of ($32)	-	-	-	-	-	-	(47)	-	(47)
Total Comprehensive Income									6,308

ESOP shares committed to be released	-	(3)	-	-	-	733	-	-	730
Purchase of treasury stock - 337,002 shares	-	-	-	-	(3,150)	-	-	-	(3,150)
Stock option expense	-	66	-	-	-	-	-	-	66
Restricted Stock Awards Earned	-	706	-	-	-	-	-	-	706
Forfeiture of Restricted Stock Awards	-	3	-	-	(3)	-	-	-	-
Funding of Supplemental Executive Retirement Plan	-	-	24	-	28	-	-	(28)	24
Tax cost from stock based compensation	-	(31)	-	-	-	-	-	-	(31)
Cash dividends declared ($0.20 per share)	-	-	-	(1,825)	-	-	-	-	(1,825)
Balance - March 31, 2010	305	135,921	233	89,361	(45,050)	(6,411)	1,820	(187)	175,992

Comprehensive income:
Net income	-	-	-	8,812	-	-	-	-	8,812
Realized gain on securities available for sale,
net of income tax of $348							(524)		(524)
Unrealized loss on securities available for
sale, net of income tax (benefit) of $(245)	-	-	-	-	-	-	(368)	-	(368)
Pension benefits adjustment, net of income tax
(benefit) of ($52)	-	-	-	-	-	-	(78)	-	(78)
Total Comprehensive Income									7,842

ESOP shares committed to be released	-	(27)	-	-	-	733	-	-	706
Purchase of treasury stock - 298,000 shares	-	-	-	-	(2,707)	-	-	-	(2,707)
Stock option expense	-	166	-	-	-	-	-	-	166
Restricted Stock Awards Earned	-	52	-	-	-	-	-	-	52
Funding of Restricted Stock Awards	-	(362)	-	-	362	-	-	-	-
Funding of Supplemental Executive Retirement Plan	-	-	19	-	23	-	-	(23)	19
Tax benefit from stock based compensation	-	2	-	-	-	-	-	-	2
Cash dividends declared ($0.24 per share)	-	-	-	(2,106)	-	-	-	-	(2,106)
Balance - March 31, 2011	$ 305	$ 135,752	$ 252	$ 96,067	$ (47,372)	$ (5,678)	$ 850	$ (210)	$ 179,966

See notes to consolidated financial statements.

Clifton Savings Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Cash Flows From Operating Activities
Net income	$8,812	$6,297	$5,136
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	528	482	482
Net (accretion) amortization of deferred fees and costs, premiums and discounts	(202)	(178)	40
Amortization of component of net periodic pension (benefit) costs	(130)	(79)	307
Provision for loan losses	102	433	260
Net (gain) on sale and disposal of premises and equipment	(327)	-	-
Realized gain on sale of securities available for sale	(872)	-	-
Loss on write-down of land held for sale	397	-	-
Loss on write-down of real estate owned	50	-	-
(Increase) decrease in interest receivable	(174)	(64)	265
Deferred income tax (benefit)	13	(76)	(468)
Decrease (increase) in other assets	119	(2,304)	337
(Decrease) in accrued interest payable	(122)	(83)	(27)
Increase in other liabilities	80	789	549
(Increase) in cash surrender value of bank owned life insurance	(879)	(887)	(914)
ESOP shares committed to be released	706	730	777
Restricted stock expense	52	706	1,062
Stock option expense	166	66	246
Increase in deferred compensation obligation under Rabbi Trust	19	24	29

Net Cash Provided by Operating Activities	8,338	5,856	8,081

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Investment securities available for sale	20,000	-	-
Mortgage-backed securities available for sale	17,586	21,209	13,876
Investment securities held to maturity	121,275	70,000	65,000
Mortgage-backed securities held to maturity	72,217	72,484	37,006
Proceeds from sale of mortgage-backed securities available for sale	11,070	-	-
Proceeds from sale of premises and equipment	493	-	-
Redemptions of Federal Home Loan Bank of New York stock	1,263	1,239	1,051
Purchases of:
Investment securities available for sale	(15,000)	(5,000)	(10,000)
Investment securities held to maturity	(194,658)	(154,967)	(30,000)
Mortgage-backed securities held to maturity	(95,960)	(116,834)	(87,539)
Loans receivable	(1,817)	(2,943)	(4,636)
Bank owned life insurance	(3,000)	-	-
Premises and equipment	(515)	(788)	(787)
Federal Home Loan Bank of New York stock	(80)	(656)	(1,255)
Net decrease (increase) in loans receivable	37,213	(6,662)	(43,612)

Net Cash Used in Investing Activities	(29,913)	(122,918)	(60,896)

See notes to consolidated financial statements.

Clifton Savings Bancorp, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Cash Flows From Financing Activities
Net increase in deposits	$79,233	$124,570	$56,860
Proceeds from long-term advances from Federal Home Loan Bank of New York	-	-	25,000
Principal payments on advances from Federal Home Loan Bank of New York	(28,069)	(20,535)	(23,034)
Net (decrease) increase in payments by borrowers for taxes and insurance	(170)	368	555
Minority dividends paid	(2,106)	(1,825)	(1,872)
Purchase of treasury stock	(2,707)	(3,150)	(5,877)
Income tax benefit (expense) from stock based compensation	2	(31)	78

Net Cash Provided by Financing Activities	46,183	99,397	51,710

Net Increase (Decrease) in Cash and Cash Equivalents	24,608	(17,665)	(1,105)

Cash and Cash Equivalents - Beginning	33,461	51,126	52,231

Cash and Cash Equivalents - Ending	$58,069	$33,461	$51,126

Supplementary Cash Flows Information:
Cash Paid During the Period for:
Interest on deposits and borrowings	$19,367	$23,049	$25,966
Income taxes paid, net of refunds	$4,909	$2,715	$1,902

Non cash activities:
Reclass property from premises and equipment to land held
for sale included in other assets	$1,157	$-	$-
Transfer from loans receivable to real estate owned	$186	$-	$-

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events”, the Company has evaluated events and transactions occurring subsequent to March 31, 2011 for items that should potentially be recognized or disclosed in these consolidated financial statements.  The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses on the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities are done in accordance with GAAP, the liabilities and expenses for the defined benefit plans are based upon actuarial assumptions of future events that are reasonable, and all deferred tax assets are more likely than not to be recognized.  While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area.  In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Savings Bank’s allowance for loan losses.  Such agencies may require the Savings Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. The determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change. Finally, management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique.  Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates.  As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Business of the Company and Subsidiaries

The Company’s primary business is the ownership and operation of the Savings Bank.  The Savings Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans.  The Savings

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Business of the Company and Subsidiaries (Continued)

Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

Securities

Investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost.  Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2011 and 2010.

An individual security is considered impaired when the fair value of such security is less than its amortized cost. Management evaluates all securities with unrealized losses quarterly to determine if such impairments are temporary or “other-than-temporary” in accordance with applicable accounting guidance. The Company accounts for temporary impairments based upon security classification as either available for sale or held to maturity. Temporary impairments on available for sale securities are recognized on a tax-effected basis, through other comprehensive income with offsetting entries adjusting the carrying value of the securities and the balance of deferred income taxes. Temporary impairments of held to maturity securities are not recognized in the consolidated financial statements.  Information concerning the amount and duration of impairments on securities is disclosed in the notes to the consolidated financial statements.

Other-than-temporary impairments on debt securities that the Company has decided to sell or will more likely than not be required to sell prior to the full recovery of their fair value to a level to, or exceeding, amortized cost are recognized in earnings. Otherwise, the other-than-temporary impairment is bifurcated into credit related and noncredit-related components. The credit related impairment generally represents the amount by which the present value of the cash flows expected to be collected on a debt security falls below its amortized cost. The noncredit-related component represents the remaining portion of the impairment not otherwise designated as credit-related. Credit related other-than-temporary impairments are recognized in earnings while noncredit-related other-than-temporary impairments are recognized, net of deferred income taxes, in other comprehensive income.

Discounts and premiums on all securities are accreted or amortized to maturity by use of the level-yield method.  Gain or loss on sales of securities is based on the specific identification method.

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Savings Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans.  Cash and cash equivalents include amounts placed with highly rated financial institutions.  Investment securities include securities backed by the U.S.  Government and other highly rated instruments.  The Savings Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey.  As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

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

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Savings Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions.  The Savings Bank utilizes a two-tier approach:  (1) identification of impaired loans and establishment of specific loss allowances on such loans as necessary and (2) establishment of a general valuation allowance on the remainder of its loan portfolio.  The Savings Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Company considers one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, does not separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

Management takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers when determining impairment.  A loan is deemed to be impaired when, based on current information and events, it is probable that the Savings Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement.  All loans identified as impaired are evaluated individually to measure the amount of impairment, if any. The Savings Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized first as interest income.

General valuation allowances are based upon a combination of factors including, but not limited to, actual loan loss experience, composition of the loan portfolio, current economic conditions and management’s judgment.  Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio.  This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management where conditions indicate that the estimates initially applied are different from actual results.

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

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Savings Bank is required to acquire and hold shares of FHLB Class B stock. The holding requirement varies based on certain activities, primarily outstanding borrowings, with the FHLB. The investment in FHLB stock is carried at cost. The Savings Bank conducts a periodic review and evaluation of FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed as of, and for the years ended March 31, 2011 and 2010.

Bank Owned Life Insurance

Bank owned life insurance (“BOLI”) is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is recorded as non-interest income.

Premises and Equipment

Premises and equipment are comprised of land, at cost, and land improvements, buildings and improvements, furnishings and equipment and leasehold improvements, at cost, less accumulated depreciation and amortization.  Depreciation and amortization charges are computed on the straight-line method over the following estimated useful lives:

Years

Land improvements	5 - 20
Buildings and improvements	5 - 40
Furnishings and equipment	2 - 10
Leasehold improvements	Shorter of useful life or term of lease (2 - 10)

Significant renovations and additions are capitalized as part of premises and equipment account.  Maintenance and repairs are charged to operations as incurred.

Real Estate Owned

Real estate acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the fair market value at the date of foreclosure less estimated selling costs. After acquisition, foreclosed properties are held for sale and carried at lower of initial fair value at acquisition and the fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2011, 2010 and 2009. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income.  The Company did not recognize any interest and penalties for the years ended March 31, 2011, 2010, and 2009. The tax years subject to examination by the taxing authorities are the years ended December 31, 2010, 2009, and 2008 for federal purposes and the years ended December 31, 2010, 2009, 2008 and 2007 for state purposes.

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

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for Employee Stock Ownership Plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.  Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Earnings Per Share (EPS) (Continued)

of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method.  The calculation of diluted EPS for the years ended March 31, 2011, 2010 and 2009 includes incremental shares related to outstanding stock options of 7,327, -0- and 43,936, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2011, 2010 and 2009, the average number of options which were antidilutive totaled 1,342,272, 1,327,940 and -0-, respectively, and were therefore, excluded from the diluted earnings per share calculation.

Stock-Based Compensation

The Company expenses the fair value of all options and restricted stock granted over their requisite service periods.

Defined Benefit Plans

The Company maintains a nonqualified, unfunded pension plan for the directors of the Company. The Company also maintains a post-retirement healthcare plan for the former president’s spouse. The expected costs of benefits provided for both plans are actuarially determined and accrued.

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

Recent Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820)”. The amendments with ASU 2010-06 require new disclosures as follows: (1) A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers; (2) In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarify existing disclosures as follows: (1) A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. (2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. This update also includes conforming amendments to the guidance on employers' disclosures about postretirement benefit plan assets

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements (Continued)

(Subtopic 715-20). The conforming amendments to Subtopic 715-20 change the terminology from major categories of assets to classes of assets and provide a cross reference to the guidance in Subtopic  820-10  on how to determine appropriate classes to present fair value disclosures. The new disclosures and clarifications of existing disclosures were effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The adoption of the applicable portion of this standard did not have a material impact on the consolidated financial statements. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In July 2010, the FASB issued ASU 2010-20, “Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses”. These amendments will help investors assess the credit risk of a company’s receivables portfolio and the adequacy of its allowance for credit losses held against the portfolios by expanding credit risk disclosures.  This ASU requires more information about the credit quality of financing receivables in the disclosures to financial statements, such as aging information and credit quality indicators.  Both new and existing disclosures must be disaggregated by portfolio segment or class.  The disaggregation of information is based on how a company develops its allowance for credit losses and how it manages its credit exposure. The amendments that require disclosures as of the end of a reporting period are effective for periods ending on or after December 15, 2010.  The amendments that require disclosures about activity that occurs during a reporting period are effective for periods beginning on or after December 15, 2010.  The adoption of the applicable portion of this standard did not have a material impact on the consolidated financial statements. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In January 2011, FASB issued ASU 2011-01 “Receivables (Topic 310): Deferral of the Effective Date of Disclosures about Trouble Debt Restructurings in Update No 2010-20”. This amendment temporarily delays  the effective date of the disclosures about troubled debt restructurings in ASU No. 2010-20, “Receivables (Topic310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses” for public entities. The delay is intended to allow the Board time to complete its deliberations on what constitutes a troubled debt restructuring. The effective date of the new disclosures about troubled debt restructurings for public entities and the guidance for determining what constitutes a troubled debt restructuring will then be coordinated. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In April 2011, FASB issued ASU 2011-02, “Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring”. This amendment explains which modifications constitute troubled debt restructurings (“TDR”). Under the new guidance, the definition of a troubled debt restructuring remains essentially unchanged, and for a loan modification to be considered a TDR, certain basic criteria must still be met. For public companies, the new guidance is effective for interim and annual periods beginning on or after June 15, 2011, and applies retrospectively to restructuring occurring on or after the beginning of the fiscal year of adoption. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

In May 2011, FASB issued ASU 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board does not intend for the amendments in this update to result in a change in the application of the requirements in Topic 820. Some of the amendments clarify the Board’s intend about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, the new guideline is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 – Stock Repurchase Program and Dividend Waiver

The Company’s Board of Directors has announced several stock repurchase programs. The repurchased shares are held as treasury stock for general corporate use. During the years ended March 31, 2011, 2010 and 2009, 298,000, 318,165, and 558,835 shares were repurchased at an aggregate cost of approximately $2.7 million, or $9.08 per share, $3.0 million, or $9.35 per share, and $5.7 million, or $10.12 per share, respectively, under these programs. Additionally, during the years ended March 31, 2010 and 2009, 18,837 and 18,999 shares were purchased at a total cost of $176,000 or $9.33 per share, and $223,000 or $11.74 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards. There were no shares purchased representing the withholding of shares subject to restricted stock award payment of taxes during the year ended March 31, 2011.

During the years ended March 31, 2011 and 2010, Clifton MHC (“MHC”), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Office of Thrift Supervision (“OTS”) to receive cash dividends of approximately $4.0 million and $3.4 million, respectively, on the shares of Company common stock it owns.  The cumulative amount of dividends waived by the MHC through March 31, 2011 was approximately $23.2 million. The dividends waived are considered as a restriction on the retained earnings of the Company. Dividends paid to minority shareholders during the years ended March 31, 2011 and 2010, totaled $2.1 million and $1.8 million respectively. Total dividends that would have been paid for these periods if dividends were not waived by the MHC amounted to $6.1 million and $5.2 million, respectively. The cumulative amount of dividends paid to minority shareholders totaled $14.5 million through March 31, 2011, and the cumulative amount of dividends that would have been paid through March 31, 2011 if dividends were not waived by the MHC amounted to $37.7 million.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 - Investment Securities

The following is a comparative summary of investment securities at March 31, 2011 and 2010:

	March 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale:	(In Thousands)
Federal National Mortgage Association	$5,000	$-	$4	$4,996
Federal Home Loan Mortgage Corporation	5,000	6	-	5,006
	$10,000	$6	$4	$10,002
Held to maturity:
Federal Home Loan Mortgage Corporation	$39,905	$157	$804	$39,258
Federal Home Loan Banks	68,574	130	2,161	66,543
Federal National Mortgage Association	114,949	471	2,564	112,856
Federal Farm Credit Bank	10,000	50	-	10,050
	$233,428	$808	$5,529	$ 228,707

	March 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
Available for sale:	(In Thousands)
Federal National Mortgage Association	$15,000	$62	$-	$15,062
	$15,000	$62	$-	$15,062
Held to maturity:
Federal Home Loan Mortgage Corporation	$40,000	$166	$178	$39,988
Federal Home Loan Banks	43,760	65	381	43,444
Federal National Mortgage Association	76,209	115	245	76,079
	$159,969	$346	$804	$159,511

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 - Investment Securities (continued)

Contractual maturity data for investment securities is as follows:

	March 31,
	2011		2010
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
	(In Thousands)
Available for sale:
After one but within five years	$10,000	$10,002	$15,000	$15,062
	$10,000	$10,002	$15,000	$15,062
Held to maturity:
Within one year	$-	$-	$60,000	$60,283
After one through five years	84,750	85,380	64,983	64,634
After five through ten years	54,964	54,057	-	-
After ten years	93,714	89,270	34,986	34,594
	$233,428	$228,707	$159,969	$159,511

The age of gross unrealized losses and the fair value of related investment securities at March 31, 2011 and 2010 were as follows.

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
March 31, 2011:	(In Thousands)
Available for sale:
Federal National Mortgage Association	$4,996	$4	$-	$-	$4,996	$4
Held to maturity:
Federal Home Loan Mortgage Corporation	$34,102	$804			34,102	804
Federal National Mortgage Association	72,385	2,564			72,385	2,564
Federal Home Loan Banks	46,663	2,161	-	-	46,663	2,161
	$153,150	$5,529	$-	$-	$153,150	$5,529
March 31, 2010:
Held to maturity:
Federal Home Loan Mortgage Corporation	$19,838	$178	$-	$-	$19,838	$178
Federal National Mortgage Association	44,709	245	-	-	44,709	245
Federal Home Loan Banks	34,629	381	-	-	34,629	381
	$99,176	$804	$-	$-	$99,176	$804

Management does not believe that any of the unrealized losses at March 31, 2011 (thirteen FNMA, six FHLMC and nine FHLB investment securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities.

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

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 3 - Investment Securities (continued)

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2011, 2010, and 2009.

Note 4 - Mortgage-Backed Securities

The following is a comparative summary of mortgage-backed securities at March 31, 2011 and 2010:

	March 31, 2011
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Available for sale:
Federal Home Loan Mortgage Corporation	$10,151	$678	$-	$10,829
Federal National Mortgage Association	16,069	1,039	-	17,108
	$26,220	$1,717	$-	$27,937

Held to maturity:
Federal Home Loan Mortgage Corporation	$130,980	$4,909	$830	$135,059
Federal National Mortgage Association	120,439	3,685	147	$123,977
Governmental National Mortgage
Association	48,273	1,652	-	49,925
	$299,692	$10,246	$977	$308,961

	March 31, 2010
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(In Thousands)
Available for sale:
Federal Home Loan Mortgage Corporation	$23,561	$1,399	$-	$24,960
Federal National Mortgage Association	30,378	1,743	-	32,121
	$53,939	$3,142	$-	$57,081

Held to maturity:
Federal Home Loan Mortgage Corporation	$112,501	$5,622	$69	$118,054
Federal National Mortgage Association	104,023	3,375	169	107,229
Governmental National Mortgage
Association	59,277	980	4	60,253
	$275,801	$9,977	$242	$285,536

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 - Mortgage-Backed Securities (continued)

Contractual maturity data for mortgage-backed securities is as follows:

	March 31,
	2011		2010
	Amortized		Amortized
	Cost	Fair Value	Cost	Fair Value
Available for sale:	(In Thousands)
Due after five through ten years	$9,846	$10,498	$13,279	$14,083
Due after ten years	16,374	17,439	40,660	42,998
	$26,220	$27,937	$53,939	$57,081
Held to maturity:
Due within one year	$-	$-	$28	$28
Due after one through five years	126	137	149	160
Due after five through ten years	12,624	13,432	17,735	18,730
Due after ten years	286,942	295,392	257,889	266,618
	$299,692	$308,961	$275,801	$285,536

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

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:

	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
March 31, 2011:	(In Thousands)
Held to maturity:
Federal Home Loan Mortgage Corporation	$ 40,565	$ 830	$ -	$ -	$ 40,565	$ 830
Federal National Mortgage Association	15,712	146	21	1	15,733	147
	$ 56,277	$ 976	$ 21	$ 1	$ 56,298	$ 977
March 31, 2010:
Held to maturity:
Federal Home Loan Mortgage Corporation	$ 9,950	$ 69	$ -	$ -	$ 9,950	$ 69
Federal National Mortgage Association	24,460	168	90	1	24,550	169
Governmental National Mortgage Association	10,556	4	-	-	10,556	4
	$ 44,966	$ 241	$ 90	$ 1	$ 45,056	$ 242

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 - Mortgage-Backed Securities (continued)

Management does not believe that any of the unrealized losses at March 31, 2011 (ten FHLMC and ten FNMA mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities.  Additionally, the Company and Subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

The proceeds from sales of mortgage-backed securities available for sale totaled $11.1 million during the year ended March 31, 2011, and realized gain on the sale totaled approximately $872,000. There were no sales of mortgage-backed securities held to maturity for the years ended March 31, 2011, 2010 and 2009, and no sales of available for sale mortgage-backed securities for the years ended March 31, 2010, and 2009.

Note 5 - Loans Receivable and allowance for loan losses

The following is a summary of loans by type:

	March 31,
	2011	2010
	(In Thousands)
Real estate:
One- to four-family	$405,595	$441,018
Multi-family	12,708	12,387
Commercial	12,126	12,188
Construction	2,454	863
	432,883	466,456
Consumer:
Second mortgage	8,602	10,454
Passbook or certificate	967	1,004
Equity lines of credit	1,949	1,684
	11,518	13,142
Other loans	555	300
Total Loans	444,956	479,898
Less:
Loans in process	(931)	(537)
Net purchase premiums, discounts, and deferred loan costs	(399)	205
	(1,330)	(332)
	$443,626	$479,566

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable and allowance for loan losses (Continued)

The allowance for loan losses consists of specific, general and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one-to-four family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans.  These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors.  These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.
2.	National, regional, and local economic and business conditions including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.
4.	Experience, ability, and depth of lending management and staff and the quality of the Savings Bank’s loan review system.

5.	Volume and severity of past due, classified and nonaccrual loans.

6.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.
7.	Effect of external factors, such as competition and legal and regulatory requirements.

Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio is segmented into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

Real Estate:
            1.           One-to four-family Loans - consists of loans secured by first liens on either owned occupied or investment properties.  These loans can be affected by economic conditions and the value of the underlying properties The risk is considered relatively low as the Savings Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

            2.           Multi-family Loans - consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The Savings Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio. These loans are affected by economic conditions.

           3.           Commercial Loans - consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The Savings Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio. These loans are affected by economic conditions.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable and allowance for loan losses (Continued)

            4.           Construction Loans - consists primarily of the financing of construction of one- to four family properties or construction/permanent loans for the construction of one-to four-family homes to be occupied by the borrower. The construction only loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions.

Consumer and Other:
           1.           Second Mortgage and Equity Lines of Credit - consists of one-to four-family loans secured by first, second or third liens (when the Savings Bank has the two other lien positions)  or, in one instance, a commercial property.  These type loans are affected by economic conditions since they are dependent on the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one-to four-family first lien loans as these loans are also dependent on the value of underlying properties.

            2.           Passbook or certificate and Other Loans - consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. The unsecured loans, included in other loans, are between Clifton Savings Bancorp, Inc. and their parent company, so they also are considered a low credit risk.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss.  Loans classified special mention have potential weaknesses that deserve management’s close attention.  If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects.  Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt.  They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any.  Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable.   Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses.  Loans are rated pass-watch if the Savings Bank is waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status. Loans not classified are rated pass.

The following is an analysis of the activity in the allowance for loan losses:

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)

Balance - beginning	$2,050	$1,700	$1,440
Losses charged to allowance	(272)	(83)	-
Provision charged to operations	102	433	260
Balance - ending	$1,880	$2,050	$1,700

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable and allowance for loan losses (Continued)

The following table presents the allocation of the allowance for loan losses by loan class at March 31, 2011.

	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Unallocated	Total Loans
Allowance for loan losses:	(In Thousands)
Individually evaluated
for impairment	$-	$-	$-	$-	$-	$-	$-	$-
Collectively evaluated
for impairment	1,601	103	93	11	46	3	23	1,880
Total	$1,601	$103	$93	$11	$46	$3	$23	$1,880
Loans:
Individually evaluated
for impairment	$1,175	$-	$385	$-	$-	$-	$-	$1,560
Collectively evaluated
for impairment	404,420	12,708	11,741	2,454	10,551	1,522		443,396
Total	$405,595	$12,708	$12,126	$2,454	$10,551	$1,522	$-	$444,956

The aggregate amount of our classified loan balances are as follows at March 31, 2011:

					Second	Passbook or
	One-to-four				Mortgage and	certificate
	Family	Multi-family	Commercial	Real Estate	Equity Lines	and Other	Total
	Real Estate	Real Estate	Real Estate	Construction	of Credit	Loans	Loans
	(In Thousands)
Pass	$394,475	$12,708	$10,804	$1,792	$10,361	$1,522	$431,662
Pass-watch	7,455	-	676	662	33	-	8,826
Special mention	863	-	261	-	133	-	1,257
Substandard	2,802	-	385	-	24	-	3,211
Doubtful	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-
Total classified loans	$405,595	$12,708	$12,126	$2,454	$10,551	$1,522	$444,956

At March 31, 2011, 2010, and 2009, nonaccrual loans for which interest has been discontinued totaled approximately $3.2 million, $2.5 million and $870,000, respectively.  During the years ended March 31, 2011, 2010, and 2009, interest income of approximately $71,000, $58,000, and $40,000, respectively, was recognized on these loans.  Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $167,000, $148,000, and $56,000,  for the years ended March 31, 2011, 2010, and 2009, respectively. We had no loans greater than ninety days past due that were still accruing interest at March 31, 2011, 2010, or 2009.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable and allowance for loan losses (Continued)

The following table provides information with respect to our nonaccrual loans at the date indicated.

	March 31,
	2011	2010
Nonaccrual loans:	(In Thousands)
Real estate loans:
One-to four-family	$2,802	$1,890
Multi-family	-	331
Commercial	385	206
Consumer and other loans:
Second mortgage	24	35
Total nonaccrual loans	$3,211	$2,462

The following table provides information about delinquencies in our loan portfolio at March 31, 2011.

	30-59	60-89	>90			Total
	Days	Days	Days	Total		Gross
	Past Due	Past Due	Past Due	Past Due	Current	Loans
	(In Thousands)
Real estate loans:
One-to four-family	$2,250	$74	$2,802	$5,126	$400,469	$405,595
Multi-family	-	-	-	-	12,708	12,708
Commercial	261	63	385	709	11,417	12,126
Construction	-	-	-	-	2,454	2,454
Consumer and other loans:
Second mortgage and equity
lines of credit	103	-	24	127	10,424	10,551
Passbook or certificate
and other loans	36	-	-	36	1,486	1,522
Total	$2,650	$137	$3,211	$5,998	$438,958	$444,956

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

At March 31, 2011, 2010 and 2009, impaired loans, which include troubled debt restructurings, totaled approximately $1.6 million, $2.2 million and $432,000, respectively. There were no specific allowances designated for impaired loans at March 31 2011, 2010, and 2009. The average balance of impaired loans was $1.8 million, $1.7 million and $33,000, respectively, and interest income recognized during the period of impairment totaled approximately $61,000, $62,000 and $1,000, respectively.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 5 - Loans Receivable and allowance for loan losses (Continued)

Impaired loans none of which had a related allowance at March 31, 2011, were as follows:

		Unpaid		Average	Interest
	Recorded	Principal	Related	Recorded	Income
	Investment	Balance	Allowance	Investment	Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$1,175	$1,175	$-	$1,250	$58
Multi-family	-	-	-	229	-
Commercial	385	385	-	261	-
Consumer and other loans:
Second mortgage	-	-	-	53	3
Total impaired loans	$1,560	$1,560	$-	$1,793	$61

The Savings Bank has granted loans to certain officers and directors of the Company and Savings Bank and to their associates. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	Years Ended March 31,
	2011	2010
	(In Thousands)

Balance, beginning	$742	$550
Loans originated	555	230
Collection of principal	(49)	(38)
Balance, ending	$1,248	$742

The Company has two unsecured loans with the MHC which had balances of $500,000 and $250,000 at March 31, 2011 and 2010, respectively.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 6 - Premises and Equipment

	March 31,
	2011	2010
	(In Thousands)
Land and land improvements	$3,530	$4,577
Buildings and improvements	7,014	7,453
Furnishings and equipment	2,752	2,529
Leasehold improvements	581	398
Construction in process	-	119
	13,877	15,076

Accumulated depreciation and amortization	(5,602)	(5,464)
	$8,275	$9,612

Included in land and land improvements at March 31, 2010 was approximately $1.04 million of land which was being held for future branch expansion. During the year ended March 31, 2011, $1.16 million of land and land improvements were reclassified to land held for sale and subsequently a $397,000 write down to fair value was recorded. At March 31, 2011, the balance of $760,000 is included in other assets.

During the year ended March 31, 2011, the Company recognized a net gain of $329,000 on the sale of premises and equipment, as the Savings Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, building and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment. A $2,000 loss was also recognized on the disposal of other net furnishings and equipment during the year.

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $430,000, $189,000 and $79,000 for the years ended March 31, 2011, 2010 and 2009, respectively. The Savings Bank leases five building spaces. Some operating leases contain renewal options and provisions requiring the Savings Bank to pay property taxes and operating expenses over base amounts. The minimum obligation under all non-cancellable lease agreements, which expire through May 31, 2020, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2012	$322
2013	365
2014	331
2015	261
2016	139
2017 & After	425
$1,843

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 - Interest Receivable

	March 31,
	2011	2010
	(In Thousands)

Loans	$1,940	$2,172
Mortgage-backed securities	1,239	1,360
Investment securities	1,515	950
	4,694	4,482
Allowance for uncollected interest on loans	(143)	(105)
	$4,551	$4,377

Note 8 – Deposits

	March 31,
	2011			2010
	Weighted			Weighted
	Average			Average
	Rate	Amount	Percent	Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$8,249	0.99%	0.00%	$6,828	0.90%
Crystal Checking	0.65	14,881	1.78	1.15	12,273	1.62
NOW	0.40	19,728	2.35	0.50	18,591	2.45
Super NOW	0.50	191	0.02	0.60	93	0.01
Money Market	0.50	20,941	2.50	1.05	21,755	2.87

	0.44	63,990	7.64	0.78	59,540	7.85

Savings and club accounts	0.51	119,318	14.25	1.01	102,771	13.56

Certificates of deposit	1.88	654,077	78.11	2.31	595,841	78.59

Total Deposits	1.57%	$837,385	100.00%	2.01%	$758,152	100.00%

Certificates of deposit with balances of $100,000 or more at March 31, 2011 and 2010 totaled approximately $230.0 million and $187.5 million, respectively.  The Savings Bank’s deposits are insurable to applicable limits by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount has been increased from $100,000 to $250,000.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 8 – Deposits (Continued)

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2011	2010
	(In Thousands)

One year or less	$346,624	$396,209
After one to two years	198,595	119,862
After two to three years	64,205	67,590
After three to four years	32,453	9,671
After four years to five years	1,974	2,509
Thereafter	10,226	-
	$654,077	$595,841

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)

Demand	$375	$481	$835
Savings and club	874	1,009	995
Certificates of deposits	13,616	16,188	18,261

	$14,865	$17,678	$20,091

Note 9 - Advances from Federal Home Loan Bank of New York (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2011		2010
		Weighted		Weighted
Maturing During		Average		Average
Year Ending	Balance	Interest Rate	Balance	Interest Rate
	(Dollars In Thousands)

2011	$-	-%	$28,070	4.03%
2012	16,988	3.80	16,988	3.80
2013	21,471	3.92	21,471	3.92
2014	7,309	3.36	12,308	3.43
2015	2,400	3.88	2,400	3.88
2016	5,000	3.74	-	-
Thereafter	42,500	3.87	42,500	3.87
	$95,668	3.82%	$123,737	3.86%

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 - Advances from Federal Home Loan Bank of New York (“FHLB”) (Continued)

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2011	2010
	(In Thousands)
U.S. Government Agency bonds:
Available for sale	$-	$5,056
Held to maturity	10,000	5,000
	10,000	10,056
Mortgage-backed securities:
Available for sale	27,937	57,081
Held to maturity	62,866	63,324
	90,803	120,405
	$100,803	$130,461

At March 31, 2011, the Company can borrow overnight funds from the FHLB under a redesigned overnight advance program up to the Savings Bank’s maximum borrowing capacity based on the Savings Bank’s ability to collateralize such borrowings. Under a previous borrowing program, the Company had available to it $94.9 million under an overnight line of credit, and $94.9 million under a one-month adjustable-rate line of credit agreement with the FHLB at March 31, 2010 which expired on August 9, 2010. The Savings Bank’s membership in FHLB also provided access to additional sources of borrowed funds based on the Savings Bank’s ability to collateralize such borrowings. There were no drawings on these lines at March 31, 2011 and 2010.  Additionally, the Company has the ability to borrow funds up to $88.0 million at two financial institutions under unsecured overnight lines of credit at a daily adjustable rate. There were no borrowings on these lines at March 31, 2011 or 2010.

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

Quantitative measures established by regulation to ensure capital adequacy require the Savings Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined).  Management believes, as of March 31, 2011 and 2010, that the Savings Bank met all capital adequacy requirements to which it was subject.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 - Regulatory Capital (Continued)

The following table presents a reconciliation of the Savings Bank’s capital per GAAP to regulatory capital:

	March 31,
	2011	2010
	(In Thousands)

GAAP capital	$158,574	$155,760
Net unrealized (gain) on securities available for sale	(1,033)	(1,924)
Net benefit plan change	183	104
Tier 1 capital	157,724	153,940
Allowance for loan losses	1,880	2,050
Total Risk-based Capital	$159,604	$155,990

The following table sets forth the Savings Bank’s capital position at March 31, 2011 and 2010 as compared to minimum regulatory capital requirements:

			OTS Requirements
			Minimum Capital		For Classification as
	Actual		Adequacy		Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of March 31, 2011:
Total risk-based capital (to risk-weighted assets)	$159,604	41.86%	$30,503	8.00%	$38,129	10.00%
Tier 1 capital (to risk-weighted assets)	157,724	41.37	15,252	4.00	22,878	6.00
Core (tier 1) capital (to adjusted total assets)	157,724	14.12	44,692	4.00	55,865	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	157,724	14.12	16,759	1.50	-	-
As of March 31, 2010:
Total risk-based capital (to risk-weighted assets)	$155,990	41.45%	$30,103	8.00%	$37,629	10.00%
Tier 1 capital (to risk-weighted assets)	153,940	40.91	15,052	4.00	22,577	6.00
Core (tier 1) capital (to adjusted total assets)	153,940	14.52	42,411	4.00	53,014	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	153,940	14.52	15,904	1.50	-	-

On September 27, 2010, the most recent notification from the OTS, the Savings Bank was categorized as well capitalized as of June 30, 2010, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since the notification that management believes has changed the Savings Bank’s category.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 - Income Taxes

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Current tax expense:
Federal income	$4,592	$2,918	$2,486
State income	271	304	346
Total Current Income Tax Expense	4,863	3,222	2,832
Deferred tax expense (benefit):
Federal income	(501)	(160)	(272)
State income	514	84	(196)
Total Deferred Income Tax Expense(Benefit)	13	(76)	(468)
Total Income Tax Expense	$4,876	$3,146	$2,364

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2011	2010	2009
	(Dollars In Thousands)

Federal income tax at the statutory rate	$4,654	$3,211	$2,550
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net
of federal income tax effect	518	256	99
Bank owned life insurance income	(299)	(302)	(311)
Incentive stock option expense	6	7	26
Other, net	(3)	(26)	-
Total Income Tax Expense	$4,876	$3,146	$2,364

Effective income tax rate	35.6%	33.3%	31.5%

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 - Income Taxes (Continued)

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2011	2010
	(In Thousands)
Deferred income tax assets:
Pension costs	$957	$898
Allowance for loan losses	751	819
Benefit plans	21	-
Depreciation	188	183
Post-retirement benefits and healthcare obligations	122	70
Non-qualified benefit plans	515	455
Employee Stock Ownership Plan	323	308
Supplemental Executive Retirement Plan	119	108
NJ net operating loss carryforwards	41	422
NJ AMA carryover	33	33
Writedown on land held for sale	159	-
Other	207	101
Total Deferred Tax Assets	3,436	3,397
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(687)	(1,280)
Net Deferred Tax Asset Included in Other Assets	$2,749	$2,117

At March 31, 2011, the Savings Bank has New Jersey net operating loss carryforwards in the amount of approximately $691,000, which expire through 2016.

Retained earnings at March 31, 2011 and 2010, includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have been provided.  Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

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

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition.  As shares are committed to be released from collateral, the Savings Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations.  ESOP compensation expense was approximately $612,000, $661,000 and $722,000 for the years ended March 31, 2011, 2010 and 2009, respectively.

The ESOP shares were as follows:

	March 31,
	2011	2010
	(Dollars In Thousands)
Allocated shares	480	417
Shares committed to be released	8	9
Unearned shares	568	641
Total ESOP Shares	1,056	1,067

Fair value of unearned shares	$6,741	$5,943

Section 401(k) Plan (“Plan”)

The Savings Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and one year of service) employees.  Employees may elect to save up to 25% of their compensation, subject to IRC limits.  For each dollar up to 4.5% of compensation, the Savings Bank will match 50% of the employee’s contribution.  The Plan’s expense for the years ended March 31, 2011, 2010, and 2009, was approximately $79,000, $72,000 and $69,000, respectively.

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

Supplemental Executive Retirement Plan (“SERP”) (Continued)

providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the new plan also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan.  Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf.  A participant’s benefits generally become payable upon a change in control of the Savings Bank and the Company.  The SERP expense for the years ended March 31, 2011, 2010, and 2009, was approximately $27,000, $31,000 and $37,000, respectively.  At March 31, 2011 and 2010, the accrued SERP liability was $299,000 and $271,000, respectively.

Note 13 - Stock-Based Compensation

At the Company's annual stockholders' meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan.  Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At March 31, 2011, there were 786 shares remaining for future option grants, and 191 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded.  The restricted shares awarded had a grant date fair value of $10.22 per share.  Twenty percent of the shares awarded were immediately vested, with an additional 20% becoming vested annually thereafter. On May 26, 2010, 35,000 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $8.84 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2011, 2010 and 2009, approximately $52,000, $706,000 and $1.1 million, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $21,000, $282,000 and $424,000 of income tax benefits resulting from this expense for the years ended March 31, 2011, 2010 and 2009, respectively. The total fair value of stock awards vested during the years ended March 31, 2011, 2010 and 2009 were approximately $0, $967,000, and $1.2 million, respectively. The expected future compensation expense relating to the 35,000 non-vested restricted shares outstanding at March 31, 2011 is $258,000 over a weighted average period of 4.2 years.

The following is a summary of the status of the Company’s restricted shares:

		Weighted Average
	Restricted	Grant Date
	Shares	Fair Value
Non-vested at March 31, 2009	103,938	$10.22
Forfeited	(241)	10.22
Vesting	(103,697)	10.22
Non-vested at March 31, 2010	-
Granted May 26, 2010	35,000	8.84
Non-vested at March 31, 2011	35,000	$8.84

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 13 - Stock-Based Compensation (Continued)

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date.  Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter.  In February 2006, the Company's Board of Directors approved the acceleration of the second twenty percent of the option grants so that those options became fully vested as of March 31, 2006.

On May 26, 2010, options to purchase 164,875 shares of common stock at an exercise price of $8.84 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the years ended March 31, 2011, 2010 and 2009, approximately $166,000, $66,000 and $246,000, respectively, in stock option expense, was recorded net of income tax benefits of $60,000, $18,000 and $68,000, respectively. The expected future compensation expense relating to the 164,875 non-vested options outstanding at March 31, 2011 is $271,000 over the weighted average period of 4.2 years.

A summary of stock option activity follows:

		Weighted	Weighted Average	Aggregate
	Number of	Average	Remaining	Intrinsic
	Stock Options	Exercise Price	Contractual Term	Value
Outstanding at March 31, 2009	1,327,940	$10.24
Outstanding at March 31, 2010	1,327,940	$10.24

Outstanding at March 31, 2010	1,327,940	$10.24
Granted	164,875	8.84
Outstanding at March 31, 2011	1,492,815	$10.09	4.94 Years	2,664,113

Exercisable at March 31, 2011	1,327,940	$10.24	4.42 Years	2,164,542

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

The fair value of the options granted on May 26, 2010 as computed using the Black-Scholes option-pricing model, was determined to be $2.65 per option based upon the following assumptions as of the grant date: the risk free interest rate, expected option life, expected stock price volatility, and dividend yield of 2.68%, 6.5 years, 36.55%, and 2.71%, respectively.

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

	March 31,
	2011	2010
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$2,369	$2,090
Service cost	59	81
Interest cost	145	148
Actuarial loss	159	139
Benefits paid	(89)	(89)
Benefit obligation - ending	2,643	2,369

Change in plan assets:
Fair value of plan assets - beginning	-	-
Employer contribution	89	89
Benefits paid	(89)	(89)
Fair value of plan assets - ending	-	-

Funded status and accrued pension cost included in other liabilities	$(2,643)	$(2,369)

Assumptions:
Discount rate	5.75%	6.25%
Rate of increase in compensation	4.50%	4.50%

The Savings Bank expects to make contributions to the plan during the year ending March 31, 2012, totaling approximately $114,000.  At March 31, 2011, benefit payments expected to be paid under the plan are as follows:

Amount
Years ending March 31:	(In Thousands)
2012	$114
2013	130
2014	158
2015	175
2016	206
2017-2021	963
$1,746

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 – Defined benefit plans (continued)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2011	2010	2009
	(Dollars In Thousands)

Service cost	$59	$81	$88
Interest cost	145	148	138
Net amortization and deferral	40	50	86
Net Periodic Pension Cost Included in
Directors' Compensation	$244	$279	$312
Assumptions:
Discount rate	6.25%	7.25%	6.50%
Rate of increase in compensation	4.50%	4.50%	4.50%

At March 31, 2011 and 2010 unrecognized net loss of $210,000 and $24,000 and unrecognized prior service cost of $183,000 and $250,000, respectively, were included in accumulated other comprehensive income. For the fiscal year ending March 31, 2012, $40,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

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
Notes to Consolidated Financial Statements

Note 14 - Defined benefit plans (Continued)

Former President’s Post-retirement Healthcare Plan (Continued)

The following table sets forth the funded status for the Former President’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2011	2010
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$55	$72
Interest cost	3	5
Actuarial loss (gain)	4	(16)
Benefits paid	(4)	(6)
Benefit obligation - ending	58	55
Change in plan assets:
Fair value of plan assets - beginning	-	-
Employer contribution	5	6
Benefits paid	(5)	(6)
Fair value of plan assets - ending	-	-
Funded status and accrued pension cost included in other liabilities	$(58)	$(55)
Assumed discount rate	5.75%	6.25%

The Savings Bank expects to make contributions to the Plan during the year ending March 31, 2012, totaling approximately $5,000.  At March 31, 2011, benefit payments expected to be paid under the Plan are as follows:

Amount
Years ending March 31:	(In Thousands)
2012	$5
2013	5
2014	5
2015	5
2016	5
2017-2021	25
$50

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 - Defined benefit plans (Continued)

Former President’s Post-retirement Healthcare Plan (Continued)

Net periodic pension cost (benefit) for the Plan included the following components:

	Years Ended March 31,
	2011	2010	2009
	(Dollars In Thousands)

Interest cost	$3	$5	$6
Net amortization and deferral	(7)	(6)	(8)
Net Periodic (Benefit)	$(4)	$(1)	$(2)

Assumed discount rate	6.25%	7.25%	6.50%
Current medical trend	5.25%	5.25%	5.25%
Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2011 and 2010, unrecognized net (gain) of ($89,000) and ($100,000) was included in accumulated other comprehensive income. For the fiscal year ending March 31, 2012, ($7,000) of the net (gain) is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2011:

	1%
	Increase	Decrease
	(In Thousands)

Effect on total service and interest costs	$4	$3
Effect on post-retirement benefit obligation	$62	$54

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

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2011 and 2010 are as follows:

		(Level 1)	(Level 2)
		Quoted Prices	Significant	(Level 3)
		in Active	Other	Significant
	Carrying	Markets for	Observable	Unobservable
Description	Value	Identical Assets	Inputs	Inputs
March 31, 2011:	(In Thousands)
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$10,829	$-	$10,829	$-
Federal National Mortgage Association	17,108	-	17,108	-
U.S. Government agencies:
Federal Home Loan Mortgage Corporation	5,006	-	5,006	-
Federal National Mortgage Association	4,996	-	4,996	-
Total securities available for sale	$37,939	$-	$37,939	$-
March 31, 2010:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$24,960	$-	$24,960	$-
Federal National Mortgage Association	32,121	-	32,121	-
U.S. Government agencies:
Federal National Mortgage Association	15,062	-	15,062	-
Total securities available for sale	$72,143	$-	$72,143	$-

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2011 and 2010 are as follows:

		(Level 1)	(Level 2)
		Quoted Prices	Significant	(Level 3)
		in Active	Other	Significant
	Carrying	Markets for	Observable	Unobservable
Description	Value	Identical Assets	Inputs	Inputs
(In Thousands)
March 31, 2011
Real estate owned	$136	$-	$-	$136
March 31, 2010
Impaired Loans	$436	$-	$436	$-

There are no liabilities measured at fair value on a recurring and non-recurring basis at March 31, 2011 and 2010.

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

Impaired Loans (Carried based on Discounted Cash Flows)

Impaired loans are those accounted for under ASC Topic 310 “Accounting by Creditors for Impairment of a Loan” in which the Company has measured impairment generally based on either the fair value of the loan’s collateral or discounted cash flows. These assets are included as Level 2 or Level 3 fair values since they are based on either observable inputs that are significant to the discounted cash flow measurement or the fair value of the loan’s collateral. The carrying value at March 31, 2010 consists of one residential real estate loan with a balance of $517,000 less a partial charge-off of $81,000 which represented a loss due to the troubled debt restructuring of this loan.

Real Estate Owned

Real estate owned, acquired through foreclosure or deed-in-lieu of foreclosure, is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals by a licensed appraiser and as such, foreclosed real estate properties are classified as Level 3. At March 31, 2011, real estate owned consisted of one multi-family property with balance of $136,000. During the year ended March 31, 2011, the loan was transferred to real estate owned at a balance of $186,000 followed by a subsequent write down of $50,000 which was charged to non-interest expense. There was no real estate owned at March 31, 2010.

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

As of March 31, 2011 and March 31, 2010, the fair value of the commitments to extend credit was not considered to be material.

The carrying amounts and fair values of financial instruments are as follows:

	March 31,
	2011		2010
	Carrying	Estimated	Carrying	Estimated
	Value	Fair Value	Value	Fair Value
Financial assets:	(In Thousands)
Cash and cash equivalents	$58,069	$58,069	$33,461	$33,461
Securities available for sale:
Investment	10,002	10,002	15,062	15,062
Mortgage-backed	27,937	27,937	57,081	57,081
Securities held to maturity:
Investment	233,428	228,707	159,969	159,511
Mortgage-backed	299,692	308,961	275,801	285,536
Net loans receivable	441,746	455,132	477,516	485,068
Federal Home Loan Bank of New York stock	5,974	5,974	7,157	7,157
Interest receivable	4,551	4,551	4,377	4,377

Financial liabilities:
Deposits	837,385	842,960	758,152	762,521
FHLB advances	95,668	106,436	123,737	132,070
Interest payable	349	349	471	471

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

At March 31, 2011, the Savings Bank had outstanding commitments to originate loans totaling approximately $9.6 million which included $2.7 million for fixed-rate one-to four-family mortgage loans with interest rates ranging from 4.00% to 4.875%, $4.9 million in adjustable interest rate one-to four-family mortgage loans with initial rates of 3.875% to 4.00%, a $500,000 fixed-rate multi-family mortgage loan with a rate of 5.75%, and a $1.5 million adjustable interest rate multi-family mortgage loan with an initial rate of 5.625%. Outstanding loan commitments at March 31, 2010 totaled $3.7 million.  These commitments generally expire in three months or less.

At March 31, 2011, the Savings Bank had an outstanding commitment to purchase a $700,000 participation in a $2.8 million construction loan with an adjustable interest rate at the Prime Rate with a floor of 7.00%. At March 31, 2010, adjustable rate construction loan participation commitments totaled $1.6 million.

At March 31, 2011 and 2010, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $4.3 million and $3.9 million, respectively. Unless they are specifically cancelled by notice from the Savings Bank, these funds represent firm commitments available to the respective borrowers on demand.

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

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17 – Comprehensive Income

The components of accumulated other comprehensive income included in stockholders’ equity are as follows:

	March 31,
	2011	2010
	(In Thousands)

Net unrealized gain on securities available for sale	$1,719	$3,204
Tax effect	(687)	(1,280)
Net of tax amount	1,032	1,924

Benefit plan adjustments	(304)	(174)
Tax effect	122	70
Net of tax amount	(182)	(104)
Accumulated other comprehensive income	$850	$1,820

The components of other comprehensive income and related tax effects are presented in the following table:

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Securities available for sale:
Unrealized holding (loss) gain arising during the year	$(613)	$97	$1,771
Less: reclassification adjustment for net realized gains	(872)	-	-
	(1,485)	97	1,771
Defined benefit pension plan:
Pension (gain) loss	(197)	(129)	249
Prior service cost	67	50	86
Net change in defined benefit pension plan liability	(130)	(79)	335
Other comprehensive (loss) income before taxes	(1,615)	18	2,106
Tax effect	645	(7)	(841)
Other comprehensive (loss) income	$(970)	$11	$1,265

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 18 - Parent Only Financial Information

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) at March 31, 2011 and 2010 and for the years ended March 31, 2011, 2010 and 2009.

STATEMENTS OF CONDITION

	March 31,
	2011	2010
ASSETS	(In Thousands)

Cash and due from banks	$11,165	$8,814
Mortgage-backed securities held to maturity, at cost:	3,118	3,923
Loan receivable from Savings Bank	6,987	7,432
Investment in subsidiary	158,574	155,760
Interest receivable	74	84
Other assets	63	63

Total Assets	$179,981	$176,076

LIABILITIES AND STOCKHOLDERS' EQUITY

Other liabilities	$15	$84

Stockholders' equity	179,966	175,992

Total Liabilities and Stockholders' Equity	$179,981	$176,076

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 18 - Parent Only Financial Information (Continued)

STATEMENTS OF INCOME

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Income:
Dividends from subsidiary	$6,000	$1,700	$7,950
Interest on loans	280	307	333
Interest on securities	142	269	429

Total Income	6,422	2,276	8,712

Non-interest expenses	737	589	560

Income before Income Taxes and
Equity in Undistributed Earnings of Subsidiary	5,685	1,687	8,152

Income tax (benefit) expense	(106)	1	81

Income before Equity in Undistributed
Earnings of Subsidiary	5,791	1,686	8,071

Equity in undistributed (overdistributed) earnings of subsidiary	3,021	4,611	(2,935)

Net Income	$8,812	$6,297	$5,136

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 18 - Parent Only Financial Information (Continued)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2011	2010	2009
	(In Thousands)
Cash Flows From Operating Activities
Net income	$8,812	$6,297	$5,136
Adjustments to reconcile net income to net cash provided by
operating activities:
Accretion of discounts	(1)	(3)	(4)
Decrease in interest receivable	10	158	7
Decrease in other assets	-	1	5
(Decrease) increase in other liabilities	(69)	(16)	24
Increase in deferred compensation obligation under Rabbi Trust	23	28	31
Equity in (undistributed) overdistributed earnings of subsidiary	(3,021)	(4,611)	2,935

Net Cash Provided by Operating Activities	5,754	1,854	8,134

Cash Flows From Investing Activities
Proceeds from maturities and repayment of:
Investment securities held to maturity	-	10,000	-
Mortgage-backed security held to maturity	806	-	-
Purchase of mortgage-backed securities held to maturity	-	(3,923)	-
Repayment of loan receivable from Savings Bank	695	668	642
Loan to Clifton MHC	(250)	-	-
Cash dividends paid on unallocated ESOP shares
used to repay loan receivable from Savings Bank	(150)	(143)	(160)

Net Cash Provided by Investing Activities	1,101	6,602	482

Cash Flows From Financing Activities
Minority dividends paid	(2,106)	(1,825)	(1,872)
Purchase of treasury stock	(2,707)	(3,150)	(5,877)
Funding restricted stock awards	309	-	-
Purchase of forfeited restricted stock awards	-	(3)	-

Net Cash (Used in) Financing Activities	(4,504)	(4,978)	(7,749)

Net Increase in Cash and Cash Equivalents	2,351	3,478	867

Cash and Cash Equivalents - Beginning	8,814	5,336	4,469

Cash and Cash Equivalents - Ending	$11,165	$8,814	$5,336

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 19 - Quarterly Financial Data (Unaudited)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2010	2010	2010	2011
	(In Thousands, Except Share and Per Share Data)

Interest income	$11,454	$11,337	$11,175	$10,974
Interest expense	5,009	5,077	4,795	4,364

Net Interest Income	6,445	6,260	6,380	6,610

Provision for (recovery of )loan losses	-	160	90	(148)
Non-interest income (expense)	273	618	(120)	1,138
Non-interest expenses	3,345	3,344	3,177	3,948
Income taxes	1,203	1,191	991	1,491

Net Income	$2,170	$2,183	$2,002	$2,457

Net income per common share - basic and diluted	$0.08	$0.09	$0.08	$0.10

Dividends per common share	$0.06	$0.06	$0.06	$0.06

Weighted average number of common shares
and common stock equivalents outstanding:
Basic	25,693	25,524	25,542	25,561

Diluted	25,693	25,524	25,542	25,723

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

Note 20 – postponement of plan of conversion and reorganization

On November 8, 2010, the Company, the Savings Bank and Clifton MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Savings Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion: (1) Clifton MHC will merge with and into the Company, with the Company being the surviving entity (the “MHC Merger”); (2) the Company will merge with and into a newly formed corporation named Clifton Savings Bancorp, Inc. (the “Holding Company”); (3) the shares of common stock of the Company held by persons other than Clifton MHC (whose shares will be canceled) will be converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (4) the Holding Company will offer and sell shares of its common stock to certain depositors and borrowers of the Savings Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

Clifton Savings Bancorp, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 20 – postponement of plan of conversion and reorganization (continued)

In connection with the Plan of Conversion, shares of the Company’s common stock currently owned by Clifton MHC will be canceled and new shares of common stock, representing the approximate 64.2% ownership interest of Clifton MHC, will be offered for sale by the Holding Company. Concurrent with the completion of the conversion and offering, the Company’s existing public shareholders will receive shares of the Holding Company’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the Holding Company’s common stock as they owned of the Company’s common stock immediately before the conversion and offering.

At the time of the conversion, a liquidation account will be established in an amount equal to the percentage of the outstanding shares of the Company owned by Clifton MHC before the MHC Merger, multiplied by the Company’s total stockholders’ equity as reflected in the latest statement of financial condition used in the final offering prospectus for the conversion plus the value of the net assets of Clifton MHC as reflected in the latest statement of financial condition of Clifton MHC prior to the effective date of the conversion. The liquidation account will be maintained for the benefit of eligible account holders and supplemental eligible account holders (collectively, “eligible depositors”) who continue to maintain their deposit accounts in the Savings Bank after the conversion. In the event of a complete liquidation of the Savings Bank or the Savings Bank and the Holding Company (and only in such event), eligible depositors who continue to maintain accounts shall be entitled to receive a distribution from the liquidation account before any liquidation may be made with respect to common stock. Neither the Holding Company nor the Savings Bank may declare or pay a cash dividend if the effect thereof would cause its equity to be reduced below either the amount required for the liquidation account or the regulatory capital requirements imposed by the OTS.

The transactions contemplated by the Plan of Conversion are subject to approval by the shareholders of the Company, the members of Clifton MHC and the OTS.

On February 7, 2011, the Company announced the postponement of the conversion and offering following the issuance by the OTS of a “Needs to Improve” rating to the Savings Bank as a result of its recent Community Reinvestment Act examination. The Company had incurred conversion costs relating to the offering of $951,000. At March 31, 2011, $532,000 are considered prepaid expenses included in other assets while the Company expensed $419,000 in costs which included $30,000 in occupancy expense of premises, $248,000 in legal expense, and $141,000 in other non-interest expenses, incurred as a result of the postponement. If the conversion and offering are completed, the remaining eligible conversion and offering costs will be netted against the offering proceeds. If the conversion and offering are terminated, the remaining costs will be expensed. The Company intends to address in a safe and sound manner the OTS’s concerns regarding the Company’s CRA performance and remains committed to the completion of its conversion and offering, but has not yet determined when it will be completed.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL All Thrifts Index. Total return assumes the reinvestment of all dividends.   The graph assumes $100 was invested at the close of business on March 31, 2006.

	Period Ending
Index	03/31/06	03/31/07	03/31/08	03/31/09	03/31/10	03/31/11
Clifton Savings Bancorp, Inc. (MHC)	100.00	113.66	97.75	98.90	93.63	122.92
NASDAQ Composite	100.00	104.23	98.89	67.00	106.10	124.34
SNL Thrift Index	100.00	105.73	64.44	36.04	43.18	41.29

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 11, 2011 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

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

	2011			2010
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
June 30	$10.18	$8.57	$0.06	$11.65	$9.57	$0.05
September 30	$9.02	$8.11	$0.06	$11.21	$9.80	$0.05
December 31	$10.81	$8.32	$0.06	$10.30	$8.61	$0.05
March 31	$12.11	$10.55	$0.06	$9.82	$8.52	$0.05

At May 31, 2011 there were 1,344 holders of record of Clifton Savings Bancorp common stock.

Stockholders and General Inquiries

Bart D’Ambra
Clifton Savings Bancorp, Inc.
1433 Van Houten Avenue
Clifton, New Jersey 07013
(973) 473-2200

Annual and Other Reports

A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2011, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

ParenteBeard LLC
100 Walnut  Avenue, Suite 200
Clark, New Jersey 07066

Corporate Counsel

Kilpatrick Townsend & Stockton LLP
Suite 900
607 14th Street, NW
Washington, DC 20005

Transfer Agent

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016