Form 10-K, Exhibit 13
period 2012-03-31
CLIFTON SAVINGS BANCORP INC
filed 2012-06-08
CIK 1240581

Exhibit 13.0

Annual Report to Shareholders

Selected Consolidated Financial and Other Data

The following table sets forth certain consolidated summary historical financial information concerning the financial position of Clifton Savings Bancorp, Inc. including its subsidiary, Clifton Savings Bank, and Clifton Savings Bank’s subsidiary, Botany Inc., for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Clifton Savings Bancorp, Inc. appearing later in this annual report.

	At March 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,101,440	$1,122,633	$1,067,707	$959,770	$899,056
Loans receivable, net	436,833	441,746	477,516	468,500	420,619
Cash and cash equivalents	40,257	58,069	33,461	51,126	52,231
Securities	574,209	571,059	507,913	394,374	380,878
Deposits	826,275	837,385	758,152	633,582	576,722
FHLB advances	78,679	95,668	123,737	144,272	142,306
Total stockholders’ equity	186,461	179,966	175,992	173,164	172,355

	Year Ended March 31,
	2012	2011	2010	2009	2008
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$41,074	$44,940	$44,956	$44,401	$38,570
Interest expense	16,149	19,245	22,966	25,939	24,485

Net interest income	24,925	25,695	21,990	18,462	14,085
Provision for loan losses	247	102	433	260	90

Net interest income after provision for loan losses	24,678	25,593	21,557	18,202	13,995
Noninterest income (excluding gains and losses)	1,078	1,107	1,136	1,150	1,138
Net (loss) gain on sale and disposal of premises and equipment	(9)	327	—	—	—
Loss on write-down of land for sale	(156)	(397)	—	—	—
Gain on sale of securities	—	872	—	—	—
Noninterest expenses	13,539	13,814	13,250	11,852	12,125

Income before income taxes	12,052	13,688	9,443	7,500	3,008
Income taxes	4,175	4,876	3,146	2,364	636

Net income	$7,877	$8,812	$6,297	$5,136	$2,372

Basic and diluted earnings per share	$0.31	$0.34	$0.24	$0.20	$0.09

	At or For the Year Ended March 31,
	2012	2011	2010	2009	2008
Performance Ratios:
Return on average assets	0.70%	0.79%	0.62%	0.56%	0.29%
Return on average equity	4.30%	4.97%	3.60%	3.01%	1.34%
Interest rate spread (1)	2.13%	2.20%	1.96%	1.59%	1.09%
Net interest margin (2)	2.36%	2.46%	2.31%	2.12%	1.82%
Noninterest expense to average assets	1.20%	1.24%	1.30%	1.29%	1.49%
Efficiency ratio (3)	52.40%	50.04%	57.29%	60.43%	79.65%
Average interest-earning assets to average interest-bearing liabilities	1.15x	1.14x	1.14x	1.18x	1.23x
Average equity to average assets	16.29%	15.96%	17.10%	18.51%	21.65%
Basic and diluted earnings per share	$0.31	$0.34	$0.24	$0.20	$0.09
Dividends per share (4)	$0.24	$0.24	$0.20	$0.20	$0.20
Dividend payout ratio (4)	26.77%	23.90%	28.98%	36.45%	86.97%

Capital Ratios (5):
Core (tier 1) capital	14.58%	14.12%	14.52%	15.61%	16.71%
Tier 1 risk-based capital	37.82%	41.37%	40.91%	41.56%	44.58%
Total risk-based capital	38.31%	41.86%	41.45%	42.04%	45.02%

Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.48%	0.42%	0.43%	0.36%	0.34%
Allowance for loan losses as a percent of nonperforming loans	55.38%	58.55%	83.27%	195.40%	543.40%
Net charge-offs to average outstanding loans during the period	0.01%	0.06%	0.02%	0.00%	0.00%
Nonperforming loans as a percent of total gross loans	0.86%	0.72%	0.51%	0.19%	0.06%
Nonperforming assets as a percent of total assets	0.36%	0.30%	0.23%	0.09%	0.03%

Other Data:
Number of:
Real estate loans outstanding	2,191	2,248	2,376	2,373	2,250
Deposit accounts	31,694	33,368	33,277	32,249	32,633
Full-service customer service facilities	12	12	11	10	10

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains or losses on the sale of assets.
(4)	Reflects only shares of common stock held by stockholders other than Clifton MHC.
(5)	Ratios are for Clifton Savings Bank only.

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

Retail Products. We seek deposits primarily from our customers in Passaic and Bergen Counties, New Jersey, where our branch offices are located. Our retail deposit products include savings accounts, non-interest and interest-bearing checking accounts, money market accounts and certificates of deposit. We intend to increase our future deposits by continuing to offer exceptional customer service, competitive rates, as well as by enhancing and expanding our branch network.

Lending Products. We primarily originate owner occupied one- to four-family mortgage loans in our market area, which consists of Passaic, Bergen, Essex, Morris, Hudson and Union Counties in New Jersey. To a much lesser extent, we also originate multi-family and commercial real estate loans, second mortgage and home equity loans, construction to permanent loans and passbook consumer loans. We utilize conservative underwriting strategies for all of our lending products. We originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate. To a limited extent, we also purchase loans for our portfolio. We review each loan we purchase using the same conservative underwriting procedures we rely on when originating loans.

Cost Control. We are very effective at managing our costs of operations. For the year ended March 31, 2012, our efficiency ratio was 52.4%, meaning that it costs $0.52 in overhead to produce one dollar of revenue. We have efficiently staffed our branch offices and carefully monitor our operating expenses. In addition, our one- to four-family lending strategy and our effective management of credit risk in our enterprise allows us to service our loan portfolio at efficient levels because it costs less to service a portfolio of performing loans.

Asset Quality. We use underwriting standards that are designed to limit our exposure to credit risk, and we have a loan portfolio that primarily consists of owner-occupied, one- to four-family loans. At March 31, 2012, our nonperforming loans as a percentage of total assets were 0.34%.

Capital. Our capital ratios are well in excess of the well-capitalized standards set by the Office of the Comptroller of the Currency. We believe that maintaining a strong capital position safeguards the long-term interests of Clifton Savings Bank and our stockholders.

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

We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income, to be critical accounting policies. Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses on our defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized, and the estimation of fair value measurements of financial instruments.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. In determining the allowance for loan losses, we consider the losses inherent in the loan portfolio and changes in the nature and volume of the loan activities, along with the local economic and real estate market conditions. We utilize a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of the loan portfolio. We maintain a loan review system which allows for a periodic review of the loan portfolio and the early identification of impaired loans. One- to four-family mortgage loans and consumer installment loans are considered to be homogeneous and, therefore, are not separately evaluated for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan we modify the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

We take into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. We do not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized as interest income and then applied to principal.

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

Although we believe that we use the best information available to recognize losses on loans and establish the allowance for loan losses, future additions to the allowance may be necessary based on estimates that are susceptible to change as a result of changes in economic conditions and other factors. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses. That agency may require us to recognize additions to the allowance based on its judgments about information available to it at the time of its examination.

Other-than-Temporary Impairment of Securities. If the fair value of a security is less than its amortized cost, the security is deemed to be impaired. We evaluate all securities with unrealized losses quarterly to determine if such impairments are “temporary” or “other-than-temporary” in accordance with Accounting Standards Codification (“ASC”) Topic 320, Investment – Debt and Equity Securities.

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

Fair Value Measurements. We use our best judgment in estimating fair value measurements of Clifton Savings Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. We utilize various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts that could have been realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Statement of Financial Condition

General. Total assets decreased $21.2 million, or 1.9%, to $1.10 billion at March 31, 2012 from $1.12 billion at March 31, 2011. Loans receivable, net, decreased $4.9 million, or 1.1%, from $441.7 million at March 31, 2011 to $436.8 million at March 31, 2012. The decrease during the year ended March 31, 2012 resulted primarily from repayment levels on loans slightly exceeding origination volume. The largest decrease in the loan portfolio was in one-to four-family loans which decreased $7.2 million, or 1.8%. Securities increased $3.1 million, or 0.6%, to $574.2 million at March 31, 2012 from $571.1 million at March 31, 2011. Bank owned life insurance increased by $862,000 to $27.6 million at March 31, 2012 from $26.7 million at March 31, 2011. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance would be an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projected the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that can be purchased. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2012, Clifton Savings Bank’s ownership of $27.6 million of bank owned life insurance did not exceed its regulatory maximum of $40.3 million. Other assets decreased approximately $812,000 for the year ended March 31, 2012 primarily due to decreases of $469,000 in prepaid FDIC premiums and the write-down of land held for sale of $156,000. Deposits decreased $11.1 million, or 1.3%, to $826.3 million at March 31, 2012 from $837.4 million at March 31, 2011.

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

Clifton Savings Bancorp has repurchased 4.9 million shares of its stock in conjunction with its repurchase programs since its initial public offering. All repurchased stock is carried on Clifton Savings Bancorp’s statement of financial condition as treasury stock. Clifton Savings Bancorp has repurchased stock because it has had the capital to do so and believed it was a good investment given the price at which Clifton Savings Bancorp’s stock has traded.

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2012, real estate mortgage and construction loans totaled $428.5 million, or 97.4% of total loans, compared to $432.6 million, or 97.3% of total loans, at March 31, 2011. The decrease in these loans during the year ended March 31, 2012 was due to repayment levels on loans slightly exceeding origination volume.

At March 31, 2011, real estate mortgage and construction loans totaled $432.6 million, or 97.3% of total loans, compared to $466.4 million, or 97.2% of total loans, at March 31, 2010. The decrease in these loans during the year ended March 31, 2011 was due to repayment levels on loans exceeding origination volume.

At March 31, 2012, the outstanding balance of loans which were purchased and are serviced by other institutions totaled $27.1 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2012 and 2011, one- to four-family loans totaled $398.2 million and $405.3 million, respectively, and represented 92.9% and 93.7% of total real estate loans and 90.5% and 91.2% of total loans, respectively. One- to four-family mortgage loans decreased $7.2 million, or 1.8%, during the year ended March 31, 2012 and decreased $35.6 million, or 8.0%, during the year ended March 31, 2011.

To a much lesser extent, we originate multi-family and commercial real estate loans, which totaled $28.9 million and $24.8 million, and represented 6.6% and 5.6% of total loans as of March 31, 2012 and March 31, 2011, respectively. Multi-family and commercial real estate loans increased $4.1, or 16.5%, during the year ended March 31, 2012 and increased $259,000, or 1.1%, during the year ended March 31, 2011.

We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $10.8 million and $11.5 million and represented 2.5% and 2.6% of total loans at March 31, 2012 and 2011, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2012		2011		2010
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$398,174	90.53%	$405,331	91.15%	$440,937	91.90%
Multi-family	14,084	3.20	12,708	2.86	12,387	2.58
Commercial	14,844	3.37	12,126	2.73	12,188	2.54
Construction	1,380	0.32	2,454	0.55	863	0.18

Total real estate loans	428,482	97.42	432,619	97.29	466,375	97.20

Consumer loans:
Second mortgage loans	7,892	1.79	8,602	1.93	10,454	2.18
Passbook or certificate loans	797	0.18	967	0.22	1,004	0.21
Equity lines of credit	2,097	0.48	1,949	0.44	1,684	0.35

Total consumer loans	10,786	2.45	11,518	2.59	13,142	2.74

Other loans	555	0.13	555	0.12	300	0.06

Total gross loans	439,823	100.00%	444,692	100.00%	479,817	100.00%

Loans in process	(744)		(931)		(537)
Net premiums and discounts and deferred loan fees (costs)	(156)		(135)		286
Allowance for loan losses	(2,090)		(1,880)		(2,050)

Total loans receivable, net	$436,833		$441,746		$477,516

	At March 31,
	2009		2008
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate loans:
One- to four-family	$431,055	91.82%	$388,378	92.15%
Multi-family	10,526	2.24	8,655	2.05
Commercial	11,360	2.42	7,338	1.74
Construction	750	0.16	1,630	0.39

Total real estate loans	453,691	96.64	406,001	96.33

Consumer loans:
Second mortgage loans	13,055	2.78	13,458	3.19
Passbook or certificate loans	1,149	0.25	1,110	0.26
Equity lines of credit	1,259	0.27	617	0.15

Total consumer loans	15,463	3.30	15,185	3.60

Other loans	295	0.06	295	0.07

Total gross loans	469,449	100.00%	421,481	100.00%

Loans in process	(143)		(349)
Net premiums and discounts and deferred loan fees (costs)	894		927
Allowance for loan losses	(1,700)		(1,440)

Total loans receivable, net	$468,500		$420,619

The following tables set forth certain information at March 31, 2012 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At March 31, 2012
(In thousands)	One-to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction	Consumer Loans	Other Loans	Total Loans
Amounts due in:
One year or less	$197	$—	$—	$680	$817	$500	$2,194
More than one to three years	813	—	—	700	190	55	1,758
More than three to five years	2,677	—	—	—	923	—	3,600
More than five to ten years	37,353	309	805	—	2,825	—	41,292
More than ten to fifteen years	86,294	4,456	5,914	—	2,974	—	99,638
More than fifteen years	270,840	9,319	8,125	—	3,057	—	291,341

Total	$398,174	$14,084	$14,844	$1,380	$10,786	$555	$439,823

The following table sets forth the dollar amount of all loans at March 31, 2012 that are due after March 31, 2013, respectively, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and includes $3.8 million of nonperforming loans at March 31, 2012.

(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total at March 31, 2012
Real estate loans:
One- to four-family	$321,378	$76,599	$397,977
Multi-family	3,933	10,151	14,084
Commercial	8,172	6,672	14,844
Construction	—	700	700
Consumer loans	7,872	2,097	9,969
Other loans	55	—	55

Total	$341,410	$96,219	$437,629

The following table sets forth loan origination and purchase and sale activity. There were transfers of $177,000 and $186,000 to real estate owned during the years ended March 31, 2012 and 2011, respectively. There were no transfers to real estate owned during any of the other periods presented.

	Year Ended March 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Total gross loans at beginning of period	$444,692	$479,817	$469,449	$421,481	$419,074
Originations:
Real estate loans:
One- to four-family	54,532	54,571	95,119	93,976	37,212
Multi-family	2,565	1,025	2,650	2,758	3,076
Commercial	4,282	550	1,718	5,281	670
Construction	455	1,985	2,373	750	1,150

Total real estate loans	61,834	58,131	101,860	102,765	42,108
Consumer loans:
Home equity lines of credit	688	975	1,028	1,115	578
Second mortgage loans	1,461	1,025	1,144	2,705	3,776
Passbook or certificate loans	155	293	491	307	759

Total consumer loans	2,304	2,293	2,663	4,127	5,113

Other loans	—	275	30	—	5

Total loans originated	64,138	60,699	104,553	106,892	47,226

Loans purchased	20,109	1,774	2,916	4,592	11,091

Principal payments and repayments	(89,116)	(97,598)	(97,101)	(63,516)	(55,910)

Total gross loans at end of period	$439,823	$444,692	$479,817	$469,449	$421,481

Securities. Our securities portfolio consists primarily of Federal agency debt securities and corporate bonds with maturities of fifteen years or less and mortgage-backed securities with stated final maturities of thirty years or less. At March 31, 2012, securities increased $3.1 million, or 0.6%, to $574.2 million from $571.1 million at March 31, 2011. Securities increased $63.2 million, or 12.4%, in the year ended March 31, 2011. The increase for 2012 was the result of cash and cash equivalents being invested into these types of securities, and the increase for 2011 was the result of the funds generated from the increase in deposits being mainly invested into these types of securities. All of our mortgage-backed securities were issued by either the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Governmental National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2012		2011		2010
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available-for-sale:
Debt securities:
Federal National Mortgage Association	$24,994	$25,035	$5,000	$4,996	$15,000	$15,062
Federal Home Loan Banks	5,000	5,003	—	—	—	—
Federal Farm Credit Banks	5,000	5,006	—	—	—	—
Federal Home Loan Mortgage Corporation	10,000	10,027	5,000	5,006	—	—

	44,994	45,071	10,000	10,002	15,000	15,062

Mortgage-backed securities:
Federal National Mortgage Association	16,295	17,405	16,069	17,108	30,378	32,121
Federal Home Loan Mortgage Corporation	7,118	7,719	10,151	10,829	23,561	24,960

	23,413	25,124	26,220	27,937	53,939	57,081

Total securities available-for-sale	$68,407	$70,195	$36,220	$37,939	$68,939	$72,143

Securities held-to-maturity:
Debt securities:
Federal National Mortgage Association	$73,982	$73,999	$114,949	$112,856	$76,209	$76,079
Federal Home Loan Mortgage Corporation	23,947	24,041	39,905	39,258	40,000	39,988
Federal Home Loan Banks	15,000	15,363	68,574	66,543	43,760	43,444
Federal Farm Credit Banks	5,000	5,016	10,000	10,050	—	—

	117,929	118,419	233,428	228,707	159,969	159,511
Corporate Bonds	49,855	49,862	—	—	—	—

	167,784	168,281	233,428	228,707	159,969	159,511

Mortgage-backed securities:
Federal National Mortgage Association	157,844	165,581	120,439	123,977	104,023	107,229
Federal Home Loan Mortgage Corporation	139,231	145,602	130,980	135,059	112,501	118,054
Governmental National Mortgage Association	39,155	41,985	48,273	49,925	59,277	60,253

	336,230	353,168	299,692	308,961	275,801	285,536

Total securities held-to-maturity	$504,014	$521,449	$533,120	$537,668	$435,770	$445,047

Total	$572,421	$591,644	$569,340	$575,607	$504,709	$517,190

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2012. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. We also have federal agency debt securities which “step up” to higher rates at periodic intervals. At March 31, 2012, the amortized cost of these step up securities totaled $64.9 million. At March 31, 2012, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $12.3 million and $14.8 million, respectively. We had no tax-exempt securities at March 31, 2012. In addition, at March 31, 2012, we had $2,000 in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	—%	$24,994	1.04%	$—	—%	$—	—%	$24,994	1.04%
Federal Home Loan Banks	—	—	5,000	1.15	—	—	—	—	5,000	1.15
Federal Farm Credit Banks	—	—	5,000	1.18	—	—	—	—	5,000	1.18
Federal Home Loan Mortgage Corporation	—	—	10,000	1.27	—	—	—	—	10,000	1.27
Mortgage-backed securities:
Federal National Mortgage Association	—	—	—	—	3,658	4.51	12,637	4.14	16,295	4.22
Federal Home Loan Mortgage Corporation	—	—	—	—	3,717	5.01	3,401	4.92	7,118	4.96

	—	—	44,994	1.12	7,375	4.76	16,038	4.31	68,407	2.26
Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	19,000	1.98	5,000	2.00	49,982	2.28	73,982	2.18
Federal Home Loan Mortgage Corporation	—	—	9,000	2.08	5,000	2.50	9,947	2.01	23,947	2.14
Federal Home Loan Banks	—	—	5,000	1.00	10,000	3.13	—	—	15,000	2.42
Federal Farm Credit Banks	—	—	5,000	2.50	—	—	—	—	5,000	2.50
Corporate Bonds	—	—	39,852	2.98	10,003	3.40	—	—	49,855	3.06
Mortgage-backed securities:
Federal National Mortgage Association	—	—	34	6.34	1,547	5.39	156,263	3.80	157,844	3.82
Federal Home Loan Mortgage Corporation	2	6.98	41	7.25	8,069	4.81	131,119	3.98	139,231	4.03
Governmental National Mortgage Association	—	—	—	—	83	2.38	39,072	4.35	39,155	4.34

	2	6.98	77,927	2.48	39,702	3.40	386,383	3.68	504,014	3.47

Total	$2	6.98%	$122,921	1.98%	$47,077	3.62%	$402,421	3.70%	$572,421	3.32%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high-yield (Crystal) checking, passbook and statement savings, club, money market and certificates of deposit. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits decreased $11.1 million, or 1.3%, to $826.3 million at March 31, 2012 from $837.4 million at March 31, 2011. Deposits increased $79.2 million, or 10.5%, to $837.4 million at March 31, 2011 from $758.2 million at March 31, 2010. The decrease in deposits during the year ended March 31, 2012 was primarily the result of the reduction of interest rates on all types of deposit products. The increase in deposits during the year ended March 31, 2011 was primarily the result of competitive pricing and the opening of two new branches in Lyndhurst and Woodland Park, New Jersey during the year.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2012		2011		2010
(In thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts:
Non-interest-bearing	$7,997	0.00%	$8,249	0.00%	$6,828	0.00%
Crystal Checking	14,938	0.30	14,881	0.65	12,273	1.15
NOW	21,289	0.20	19,728	0.40	18,591	0.50
Super NOW	120	0.30	191	0.50	93	0.60
Money market	21,085	0.30	20,941	0.50	21,755	1.05

	65,429	0.23	63,990	0.44	59,540	0.78

Savings and club accounts	122,852	0.33	119,318	0.51	102,771	1.01

Certificates of deposit	637,994	1.69	654,077	1.88	595,841	2.31

Total Deposits	$826,275	1.37%	$837,385	1.57%	$758,152	2.01%

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31,
(Dollars in thousands)	2012	2011	2010
0.00 — 1.00%	$189,540	$143,634	$—
1.01 — 2.00%	201,683	202,227	260,010
2.01 — 3.00%	181,885	233,629	213,888
3.01 — 4.00%	61,526	56,482	81,247
4.01 — 5.00%	3,337	15,543	23,627
5.01 — 6.00%	23	2,562	17,069

Total	$637,994	$654,077	$595,841

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2012.

	Amount Due
(Dollars in thousands)	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
0.00 — 1.00%	$178,441	$10,551	$548	$—	$189,540	29.71%
1.01 — 2.00%	87,117	82,691	20,706	11,169	201,683	31.61
2.01 — 3.00%	69,483	50,539	36,858	25,005	181,885	28.51
3.01 — 4.00%	36,098	6,923	8,958	9,547	61,526	9.64
4.01 — 5.00%	3,337	—	—	—	3,337	0.52
5.01 — 6.00%	—	—	—	23	23	0.01

Total	$374,476	$150,704	$67,070	$45,744	$637,994	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
(In thousands)	2012	2011	2010
Beginning balance	$837,385	$758,152	$633,582
(Decrease) Increase before interest credited	(23,761)	64,450	106,880
Interest credited	12,651	14,783	17,690

Net (decrease) increase in deposits	(11,110)	79,233	124,570

Ending balance	$826,275	$837,385	$758,152

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2012. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2012	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$53,459
Over three through six months	23,470
Over six through twelve months	51,017
Over twelve months	109,352

Total	$237,298

Borrowings. To supplement deposits as a source for lending and investment activities, Clifton Savings Bank may borrow funds from the Federal Home Loan Bank of New York, Bank of America or PNC Capital Markets. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short-term basis from our overnight advance program with the Federal Home Loan Bank. However, as part of our leveraging strategy originally implemented during the year ended March 31, 2005, we again began to borrow from the Federal Home Loan Bank in November 2007 through June 2008 to simultaneously invest into higher yielding mortgage-backed securities. All of the outstanding borrowings as of March 31, 2012 were made in connection with those previous leverage strategies.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see Note 9 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
(Dollars in thousands)	2012	2011	2010
Maximum amount of advances outstanding at any month-end during the period	$95,023	$123,119	$143,588
Average advances outstanding during the period	$90,502	$113,746	$137,965
Weighted average interest rate during the period	3.87%	3.85%	3.83%
Balance outstanding at end of period	$78,679	$95,668	$123,737
Weighted average interest rate at end of period	3.83%	3.82%	3.86%

Results of Operations for the Years Ended March 31, 2012, 2011 and 2010

Overview.

2012 v. 2011. Net income decreased primarily due to a decrease in net interest income of $770,000, a decrease of $872,000 on the gain of the sale of securities, and a decrease of $336,000 in the net gain on the sale and disposal of premises and equipment, coupled with an increase of $145,000 in provision for loan losses, partially offset by decreases of $241,000 in the loss on the write-down of land held for sale, $275,000 in noninterest expenses and $701,000 in income tax expense.

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

Net Interest Income.

2012 v. 2011. Net interest income decreased $770,000, or 3.0%, to $24.9 million for 2012. The decrease in net interest income for 2012 was attributable to a 7 basis point decrease in the interest rate spread which was due to a decrease of 41 basis points in the yield earned on interest-earning assets, partially offset by a decrease of 34 basis points in the cost of interest-bearing liabilities.

Total interest income decreased $3.9 million, or 8.6%, to $41.1 million for 2012, resulting from the decrease in the average yield on these assets partially offset by an increase in the average balance of interest-earning assets. During 2012, the balance of average interest-earning assets increased $9.6 million, or 0.9%, while the average yield on interest-earning assets decreased 41 basis points to 3.89%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The increase in average interest-earning assets was primarily due to increases of $8.3 million in other interest-earning assets and $23.7 million in investment securities, partially offset by decreases of $18.9 million in loans and $3.5 million in mortgage-backed securities. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased by 8.6%. Interest on loans and mortgage-backed securities decreased as both the average balances and yields earned on these types of assets decreased. The average balance of investment securities and other interest-bearing assets increased but interest income decreased as the increase in balance was outweighed by the decrease in the average yield earned on these types of assets.

Total interest expense decreased $3.1 million, or 16.1%, to $16.1 million for 2012 due to a decrease in the average interest rate paid on interest-bearing liabilities of 34 basis points to 1.76%, partially offset by an increase of $585,000, or 0.1%, in the balance of average interest-bearing liabilities.

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

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a monthly basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to the collectability of the loan portfolios. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2012 as nonperforming loans have increased from the prior year while loan portfolio balances have decreased. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” Clifton Savings Bank continues to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2012 v. 2011. We recorded a provision for loan losses of $247,000 during the year ended March 31, 2012, compared to $102,000 during the year ended March 31, 2011. The increase in the provision for loan losses was a result of nonperforming loans increasing $562,000 from March 31, 2011 to March 31, 2012 even though gross loans decreased 1.1% during the year ended March 31, 2012. During the year ended March 31, 2012, the Bank amended its nonaccrual policy to expand the classification of nonaccrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in these nonperforming loans at March 31, 2012 are five loans totaling $597,000 that are current or less than ninety days delinquent. At March 31, 2011 no loans less than ninety days delinquent were included in nonperforming loans.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful. As of March 31, 2012, due to a change in policy, nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months or until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due. At March 31, 2012, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $3.8 million, representing 0.86% of total gross loans, and 0.34% of total assets. During the year ended March 31,

2012, the Bank charged off loans totaling $37,000, which represented partial losses from three one-to four-family troubled debt restructurings and one write-down on a commercial real estate loan which was repossessed during the year. At March 31, 2012, nonperforming loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one-to-four family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.2 million at March 31, 2012. The allowance for loan losses amounted to $2.1 million at March 31, 2012, representing 0.48% of total gross loans.

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

At March 31, 2011 Clifton Savings Bank’s nonperforming loans, all of which were delinquent ninety days or more, and all of which were in a nonaccrual status, totaled $3.2 million, representing 0.72% of total gross loans, and 0.29% of total assets. During the year ended March 31, 2011, the Bank charged off loans totaling $272,000, which represented a partial loss from a multi-family real estate loan which has been transferred to real estate owned during the period, and a partial loss on a troubled debt restructuring of a one-to four- family real estate loan. At March 31, 2011, nonperforming loans consisted of fourteen loans secured by one- to four-family residential real estate and two loans secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.4 million at March 31, 2011. The allowance for loan losses amounted to $1.9 million at March 31, 2011, representing 0.42% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income and the percentage changes from 2012 versus 2011 and from 2011 versus 2010.

(Dollars in thousands)	2012	2011	2010	% Change 2012/2011	%Change 2011/2010
Fees and service charges	$213	$212	$223	0.47%	(4.93)%
Bank owned life insurance	862	879	887	(1.93)	(0.90)
Gain on sale of securities	—	872	—	100.00	100.00
Net (loss) gain on sale and disposal of premises and equipment	(9)	327	—	(102.75)	100.00
Loss on write-down of land held for sale	(156)	(397)	—	61.71	100.00
Other	3	16	26	(81.25)	38.46

Total	$913	$1,909	$1,136	(52.17)%	68.05%

2012 v. 2011. Non-interest income decreased primarily due to a $872,000 decrease in gain on sale of securities and a decrease of $336,000 in net gain/loss on the sale and disposal of premises and equipment, partially offset by a decrease of $241,000 in loss on the write-down of land held for sale during the year ended March 31, 2012.

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

Non-interest Expense. The following table shows the components of non-interest expense and the percentage changes from 2012 versus 2011 and from 2011 versus 2010.

(Dollars in thousands)	2012	2011	2010	% Change 2012/2011	% Change 2011/2010
Salaries and employee benefits	$7,055	$6,773	$6,810	4.16%	(0.54)%
Occupancy expense of premises	1,359	1,643	1,249	(17.29)	31.55
Equipment	1,090	1,051	952	3.71	10.40
Directors’ compensation	732	760	796	(3.68)	(4.52)
Advertising	213	279	253	(23.66)	10.28
Legal	569	494	254	15.18	94.49
Federal insurance premium	538	884	1,183	(39.14)	(25.27)
Other	1,983	1,930	1,753	2.75	10.10

Total	$13,539	$13,814	$13,250	(1.99)%	4.26%

2012 v. 2011. The components of non-interest expense which experienced the most significant change in fiscal 2012 were salaries and employee benefits, occupancy expense of premises, and federal deposit insurance premiums. The increase in salaries and employee benefits was mainly due to an increase in costs associated with health insurance for all employees and the hiring of an enterprise risk officer and compliance officer in the 2012 period, along with normal annual salary increases. Occupancy expense of premises decreased due to decreases in snow removal and other repair and maintenance items in 2012. The decrease in federal deposit insurance premiums was primarily due to a change in the assessment base for institutions. The Federal Deposit Insurance Corporation adopted a final rule which became effective on April 1, 2011 that changed the assessment base used to calculate an institution’s federal deposit insurance premium to average consolidated assets minus average tangible equity, rather than the balance of deposits.

2011 v. 2010. The components of non-interest expense which experienced the most significant change in fiscal 2011 were occupancy expense of premises, legal expenses, federal insurance premiums and other expenses. Occupancy expense of premises increased due to costs associated with the Company’s new Fair Lawn, Lyndhurst and Woodland Park branch locations, along with the renovation and repairs of other branch premises. Legal and other expenses increased mainly due to the expensing of $248,000 and $141,000, respectively, in costs incurred in connection with the postponement of the Company’s second step conversion and related stock offering. The decrease in the federal deposit insurance premiums in 2011 was due to increased Federal Deposit Insurance Corporation’s assessments in fiscal 2010 that resulted from a special emergency assessment imposed to increase the Deposit Insurance Fund in order to cover losses incurred from failed financial institutions, as well as anticipated future losses.

Income Taxes.

2012 v. 2011. Income taxes decreased due to lower pre-tax income for 2012. The overall effective tax rate for 2012 was 34.6%, compared to 35.6% for 2011.

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

	Year Ended March 31,
	2012				2011				2010
(Dollars in thousands)	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$439,551		$20,812	4.73%	$458,455		$22,725	4.96%	$478,740		$24,550	5.13%
Mortgage-backed securities	336,966		14,141	4.20%	340,492		15,873	4.66%	336,039		16,905	5.03%
Investment securities	246,307		5,838	2.37%	222,617		5,946	2.67%	112,398		3,037	2.70%
Other interest-earning assets	32,743		283	0.86%	24,439		396	1.62%	25,854		464	1.79%

Total interest-earning assets	1,055,567		41,074	3.89%	1,046,003		44,940	4.30%	953,031		44,956	4.72%

Noninterest-earning assets	69,901				66,035				69,143

Total assets	$1,125,468				$1,112,038				$1,022,174

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$55,296		195	0.35%	$54,259		375	0.69%	$50,713		481	0.95%
Savings and club accounts	121,145		518	0.43%	110,690		874	0.79%	96,761		1,009	1.04%
Certificates of deposit	650,628		11,932	1.83%	638,291		13,616	2.13%	547,159		16,188	2.96%

Total interest-bearing deposits	827,069		12,645	1.53%	803,240		14,865	1.85%	694,633		17,678	2.54%
FHLB advances	90,502		3,504	3.87%	113,746		4,380	3.85%	137,965		5,288	3.83%

Total interest-bearing liabilities	917,571		16,149	1.76%	916,986		19,245	2.10%	832,598		22,966	2.76%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	7,750				6,690				5,818
Other noninterest-bearing liabilities	16,824				10,918				9,012

Total noninterest-bearing liabilities	24,574				17,608				14,830

Total liabilities	942,145				934,594				847,428
Stockholders’ equity	183,323				177,444				174,746

Total liabilities and stockholders’ equity	$1,125,468				$1,112,038				$1,022,174

Net interest income			$24,925				$25,695				$21,990

Interest rate spread				2.13%				2.20%				1.96%
Net interest margin				2.36%				2.46%				2.31%
Average interest-earning assets to average interest-bearing liabilities	1.15	x			1.14	x			1.14	x

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

	Year Ended March 31, 2012 Compared to 2011			Year Ended March 31, 2011 Compared to 2010
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$(900)	$(1,013)	$(1,913)	$(1,024)	$(801)	$(1,825)
Mortgage-backed securities	(164)	(1,568)	(1,732)	222	(1,254)	(1,032)
Investment securities	597	(705)	(108)	2,943	(34)	2,909
Other interest-earning assets	109	(222)	(113)	(25)	(43)	(68)

Total interest income	(358)	(3,508)	(3,866)	2,116	(2,132)	(16)

Interest expense:
Demand deposits	7	(187)	(180)	32	(138)	(106)
Savings and club accounts	76	(432)	(356)	131	(266)	(135)
Certificates of deposit	259	(1,943)	(1,684)	2,426	(4,998)	(2,572)

Total deposit expense	342	(2,562)	(2,220)	2,589	(5,402)	(2,813)

FHLB advances	(899)	23	(876)	(935)	27	(908)

Total interest expense	(557)	(2,539)	(3,096)	1,654	(5,375)	(3,721)

Net interest income	$199	$(969)	$(770)	$462	$3,243	$3,705

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for at fair value. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue. During the year ended March 31, 2012, the Bank hired an Enterprise Risk Officer to monitor and enhance the quality of the risk management process throughout the Bank.

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

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The following describes our general collection procedures. We mail a late charge notice when the loan becomes 15 days past due. We make initial contact with the borrower when the loan becomes 30 days past due. If payment is not then received by the 45th day of delinquency, additional letters and phone calls generally are made. Sometime after the 90th day of delinquency, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

Analysis of Nonperforming and Classified Assets. When a loan becomes 90 days delinquent, or when other factors indicate that the collection of such amounts is doubtful, the loan is placed on nonaccrual status, at which time an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience is higher on our purchased loans than on loans we have originated for our portfolio. At March 31, 2012, nonperforming loans included seventeen loans we originated totaling $2.4 million and six loans we purchased totaling $1.4 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less costs to sell at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2012 and 2011, we had $139,000 and $136,000, respectively, in real estate owned.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not individually evaluate them for impairment unless they are considered troubled debt restructurings, as discussed below. All other loans are evaluated for impairment on an individual basis. At March 31, 2012, 2011 and 2010, we had $1.2 million, $1.4 million and $2.2 million, respectively, in loans that were considered impaired.

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties. We consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently these loans are individually evaluated for impairment. To be in compliance with its modified terms, a loan that is a troubled debt restructuring must be current or less than 30 days past due on its contractual principal and interest payments under the modified terms. After six months of satisfactory payment history, and if the Bank expects to receive all remaining payments in accordance with the terms of the restructuring, the loan can be placed in an accrual status, and after one year it is no longer reported as a TDR.

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2012, 2011 and 2010 we had impaired loans of $1.2 million, $1.4 million and $2.2 million, respectively. There were two troubled debt restructured loans with aggregate balances of approximately $218,000 which were past due 90 days or more and in a nonaccrual status at March 31, 2012. Additionally, we had one other nonaccrual troubled debt restructured loan totaling $34,000 which was 30-59 days past due at March 31, 2012. Interest income recognized on impaired loans during the period of impairment totaled approximately $78,000, $61,000 and $62,000, respectively, for the years ended March 31, 2012, 2011 and 2010.

	At March 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Nonaccrual loans:
Real estate loans:
One-to four-family	$3,671	$2,802	$1,890	$858	$265
Multi-family	—	—	331	—	—
Commercial	—	385	206	—	—
Consumer loans	102	24	35	12	—

Total nonaccrual loans	3,773	3,211	2,462	870	265
Accruing loans past due 90 days or more	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	3,773	3,211	2,462	870	265

Real estate owned	139	136	—	—	—

Total nonperforming assets	3,912	3,347	2,462	870	265

Accruing troubled debt restructurings	657	1,138	1,676	432	—
Nonaccrual troubled debt restructurings	252	37	11	—	—

Total troubled debt restructurings	909	1,175	1,687	432	—

Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(252)	(37)	(11)	—	—

Total nonperforming assets and troubled debt restructurings	$4,569	$4,485	$4,138	$1,302	$265

Total nonperforming loans to total gross loans	0.86%	0.72%	0.51%	0.19%	0.06%
Total nonperforming loans to total assets	0.34%	0.29%	0.23%	0.09%	0.03%

Total nonperforming assets and troubled debt restructurings to total assets	0.41%	0.40%	0.39%	0.14%	0.03%

Nonperforming loans increased from $3.2 million at March 31, 2011 to $3.8 million at March 31, 2012. At March 31, 2012, nonperforming loans consisted of twenty loans secured by one-to four-family residential real estate, two second mortgage loans secured by one-to four-family real estate, and one second mortgage loan secured by commercial real estate, while at March 31, 2011, nonperforming loans consisted of fourteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 0.86% at March 31, 2012 as compared to 0.72% at March 31, 2011. The gross loan portfolio decreased $4.9 million, or 1.1%, to $439.8 million at March 31, 2012, from $444.7 million at March 31, 2011. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2012 are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, twelve new loans were included, one loan reported as nonaccrual at March 31, 2011 was still reported as nonaccrual at March 31, 2012 and was also classified as a troubled debt restructuring at March 31, 2012, and five loans were no longer classified, as two loan had paid off, two were current and one loan was classified as real estate owned as of March 31, 2012. Three new loans were restructured during the year ended March 31, 2012, and three reported at March 31, 2011 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Nonperforming loans increased from $2.5 million at March 31, 2010 to $3.2 million at March 31, 2011. At March 31, 2011, nonperforming loans consisted of fourteen loans secured by one- to four-family residential real estate, and two loans secured by commercial real estate, while at March 31, 2010, nonperforming loans consisted of eleven loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, and one loan secured by a multi-family dwelling. The percentage of nonperforming loans to total gross loans totaled 0.72% at March 31, 2011 as compared to 0.51% at March 31, 2010. The gross loan portfolio decreased $34.9 million, or 7.3%, to $445.0 million at March 31, 2011, from $479.9 million at March 31, 2010. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2011 are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, seven new loans were included, three loans reported as nonaccrual at

March 31, 2010 were classified as troubled debt restructurings and one was classified as real estate owned at March 31, 2011. Four new loans were restructured during the year ended March 31, 2011, and six reported at March 31, 2010 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months in accordance with the terms of the restructuring.

Interest income that would have been recorded for the years ended March 31, 2012, 2011 and 2010, had nonaccruing loans been current and accruing interest according to their original terms, amounted to $206,000, $167,000, and $148,000, respectively. The amount of interest related to these loans included in interest income was $119,000, $71,000 and $58,000, respectively, for the years ended March 31, 2012, 2011 and 2010.

Pursuant to federal regulations, we review and classify our assets on a regular basis. In addition, the Office of the Comptroller of the Currency has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard, doubtful, or as a loss, we charge-off the portion of the asset classified loss.

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
(In thousands)	2012	2011	2010
Special mention assets	$2,358	$1,257	$1,652
Substandard assets	4,291	3,450	2,283
Doubtful assets	—	—	225
Loss assets	—	—	—

Total classified assets	$6,649	$4,707	$4,160

At each of the dates in the above table, substandard and doubtful assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2012, we had six current loans totaling $890,000 which were in special mention assets and at March 31, 2011, we had no current loans in special mention assets. Total classified assets increased approximately $1.9 million, or 41.3%, from March 31, 2011 to March 31, 2012 and increased approximately $547,000, or 13.2%, from March 31, 2010 to March 31, 2011.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2012			2011			2010
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
Real estate loans:
One-to four-family	$3,982	$191	$3,124	$2,250	$74	$2,802	$955	$165	$1,890
Multi-family	—	—	—	—	—	—	—	—	331
Commercial	—	—	—	261	63	385	458	—	206
Construction	—	—	—	—	—	—	—	—	—
Consumer and other loans:
Second mortgage and equity line of credit	102	—	52	103	—	24	247	45	35
Passbook or certificate and other loans	6	—	—	36	—	—	126	—	—

Total	$4,090	$191	$3,176	$2,650	$137	$3,211	$1,786	$210	$2,462

There were two loans delinquent 60 to 89 days at March 31, 2012 as compared to three loans at March 31, 2011 and two loans at March 31, 2010. There were eighteen loans delinquent 90 days or greater at March 31, 2012, sixteen loans delinquent 90 days or greater at March 31, 2011 and thirteen loans delinquent 90 days or greater at March 31, 2010. There were eight loans in the process of foreclosure with a total balance of $1.7 million at March 31, 2012 as compared to eleven loans with a total balance of $2.3 million at March 31, 2011 and four loans with a total balance of $1.0 million at March 31, 2010.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one-to-four family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. The historical loss factor is adjusted by qualitative risk factors which include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

5.	The quality of the Bank’s loan review system.

6.	Volume and severity of past due, classified and nonaccrual loans.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

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

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans are rated pass-watch if the Bank is waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status. Loans not classified are rated pass.

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews the adequacy of our allowance for loan losses. The Office of the Comptroller of the Currency may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination.

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

	At or For the Year Ended March 31,
(Dollars in thousands)	2012	2011	2010	2009	2008
Allowance at beginning of period	$1,880	$2,050	$1,700	$1,440	$1,350
Provision for loan losses	247	102	433	260	90
Recoveries	—	—	—	—	—
Charge-offs:
One-to four-family real estate	(31)	(112)	(83)	—	—
Multi-family real estate	—	(160)	—	—	—
Commercial real estate	(6)	—	—	—	—

Net charge-offs	(37)	(272)	(83)	—	—

Allowance at end of period	$2,090	$1,880	$2,050	$1,700	$1,440

Allowance to nonperforming loans	55.38%	58.55%	83.27%	195.40%	543.40%
Allowance to total gross loans outstanding at the end of the period	0.48%	0.42%	0.43%	0.36%	0.34%
Net charge-offs to average outstanding loans during the period	0.01%	0.06%	0.02%	0.00%	0.00%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2012			2011			2010
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One-to four-family	$1,733	82.92%	90.53%	$1,601	85.16%	91.15%	$1,746	85.17%	91.90%
Multi-family real estate	193	9.23	3.20	103	5.48	2.86	125	6.10	2.58
Commercial real estate	105	5.02	3.37	93	4.94	2.73	111	5.41	2.54
Construction	4	0.19	0.32	11	0.59	0.55	1	0.05	0.18
Consumer and other	43	2.06	2.58	49	2.61	2.71	67	3.27	2.80
Unallocated	12	0.58	—	23	1.22	—	—	—	—

Total allowance for loan losses	$2,090	100.00%	100.00%	$1,880	100.00%	100.00%	$2,050	100.00%	100.00%

	At March 31,
	2009			2008
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One-to four-family	$1,525	89.71%	91.82%	$1,295	89.93%	92.15%
Multi-family real estate	36	2.12	2.24	23	1.60	2.05
Commercial real estate	74	4.35	2.42	57	3.95	1.74
Construction	1	0.06	0.16	61	4.24	0.39
Consumer and other Unallocated	64 —	3.76 —	3.36 —	4 —	0.28 —	3.67 —

Total allowance for loan losses	$1,700	100.00%	100.00%	$1,440	100.00%	100.00%

Management of Market Risk.

Qualitative analysis. The majority of Clifton Savings Bank’s assets and liabilities are monetary in nature. Consequently, one of our most significant forms of market risk is interest rate risk. The Bank’s assets consist primarily of mortgage loans, and investment and mortgage-backed securities which have longer maturities than the Bank’s liabilities, which consists primarily of deposits. As a result, a principal part of Clifton Savings Bank’s business strategy is to manage interest rate risk and reduce the exposure of net interest income to change in market interest rates. Accordingly, our Board of Directors, through their Enterprise Risk Management Committee, has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given Clifton Savings Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management and outside directors operate under a policy adopted by the Board of Directors, and meets as needed to review Clifton Savings Bank’s asset/liability policies and interest rate risk position.

Clifton Savings Bank retains an independent, nationally recognized consulting firm who specializes in asset and liability management to complete the quarterly interest rate risk reports. This firm uses a combination of analyses to monitor the Bank’s exposure to changes in interest rates. The economic value of equity analysis is a model that estimates the change in net portfolio value (“NPV”) over a range of instantaneously shocked interest rate scenarios. NPV is the discounted present value of expected cash flows from assets, liabilities, and off-balance sheet contracts. In calculating changes in NPV, assumptions estimating loan prepayment rates, reinvestment rates and deposit decay rates that seem most likely based on historical experience during prior interest rate changes are used.

The net interest income analysis uses data derived from an asset and liability analysis and applies several additional elements, including actual interest rate indices and margins, contractual limitations and the U.S. Treasury yield curve as of the balance sheet date. In addition the model uses consistent parallel yield curve ramps (in both directions) to determine possible changes in net interest income if the theoretical yield curve ramps occurred gradually. Net interest income analysis also adjusts the asset and liability repricing analysis based on changes in prepayment rates resulting from the parallel yield curve shifts.

The asset and liability analysis determines the relative balance between the repricing of assets and liabilities over multiple periods of time (ranging from overnight to five years). This asset and liability analysis includes expected cash flows from loans and mortgage-backed securities, applying prepayment rates based on the differential between the current interest rate and the market interest rate for each loan and security type. This analysis identifies mismatches in the timing of asset and liability but does not necessarily provide an accurate indicator of interest rate risk because the assumptions used in the analysis may not reflect the actual response to market changes.

Quantitative analysis. The table below sets forth, as of March 31, 2012, the estimated changes in Clifton Savings Bank’s NPV and net interest income that would result from the designated changes in interest rates. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points or increase of greater than 200 basis points.

				Net Interest Income
	Net Portfolio Value (2)			Estimated Net Interest Income (3)	Increase (Decrease) in Estimated Net Interest Income
	Estimated NPV	Estimated Increase (Decrease)
Change in Interest Rates Basis Point (bp) (1)
		Amount	Percent		Amount	Percent
	(Dollars in Thousands)
+200 bp	$135,693	($42,166)	(23.70)%	$25,037	$20	0.08%
0	177,859	—	—	25,017	—	—
(100)	177,612	($247)	(0.10)%	24,497	($521)	(2.08)%

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

The table set forth above indicates at March 31, 2012, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 23.70% decrease in NPV and a $20,000 or 0.08%, increase in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 0.10% decrease in NPV and a $521,000, or 2.08%, decrease in net interest income. Please note that the NPV is a theoretical liquidation calculation which assumes the Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions management may take in response to changes in interest rates, such as changing the mix of assets and liabilities, which could change the results of the NPV and net interest income calculations.

Certain shortcomings are inherent in any methodology used in the above interest rate risk measurements. Modeling changes in NPV and net interest income require certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV and net interest income table presented above assumes the composition of Clifton Savings Bank’s interest-rate sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and, accordingly, the data do not reflect any actions we may take in response to changes in interest rates. The table also assumes a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or the repricing characteristics of specific assets and liabilities. Accordingly, although the NPV and net interest income table provide an indication of Clifton Savings Bank’s sensitivity to interest rate changes at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effects of changes in market interest rates on Clifton Savings Bank’s NPV and net interest income and will differ from actual results.

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

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2012, cash and cash equivalents totaled $40.3 million, including interest-bearing deposits of $28.7 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $70.2 million at March 31, 2012. On March 31, 2012, we had $78.7 million in Federal Home Loan Bank advances outstanding. In addition, if Clifton Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Clifton Savings Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Additionally, Clifton Savings Bancorp has the ability to borrow funds at Bank of America and PNC Capital Markets under established unsecured overnight lines of credit.

At March 31, 2012, we had $6.1 million in loan origination commitments outstanding and $2.0 in commitments to purchase loans or participations in loans. In addition to commitments to originate and purchase loans and participations, at March 31, 2012 we had $4.4 million in customer approved unused equity lines of credit. Certificates of deposit due within one year of March 31, 2012 totaled $374.5 million, or 45.3% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2013. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

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

Clifton Savings Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Savings Bancorp alone is responsible for paying any dividends declared to its shareholders. Clifton Savings Bancorp also has repurchased shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that Clifton Savings may declare and pay to Clifton Savings Bancorp in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency but with prior notice to the Office of the Comptroller of the Currency, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. On a stand-alone basis, Clifton Savings Bancorp had liquid assets of $10.2 million at March 31, 2012.

The following table presents certain of our contractual obligations as of March 31, 2012.

	Payments Due by Period at March 31, 2012
Contractual Obligations	Total at March 31, 2012	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$1,509	$353	$592	$245	$319
Certificates of deposit	637,994	374,476	217,774	28,415	17,329
FHLB advances	78,679	21,471	9,708	5,000	42,500
Benefit plan obligations	1,911	115	317	440	1,039
Undisbursed funds from approved lines of credit (2)	4,445	50	43	103	4,249
Other commitments to extend credit (2)	8,042	8,042	—	—	—

Total	$732,580	$404,507	$228,434	$34,203	$65,436

(1)	Payments are for lease of real property.
(2)	Represents amounts committed to customers.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended March 31, 2012, we originated $64.1 million of loans and purchased $289.8 million of securities. We purchased $20.8 million of loans during the year ended March 31, 2012. In fiscal 2011, we originated $60.7 million of loans and purchased $305.6 million of securities. We also purchased $1.8 million of loans during the year ended March 31, 2011. In fiscal 2010, we originated $104.6 million of loans, purchased $2.9 million of loans, and purchased $276.8 million of securities.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $11.1 million for the year ended March 31, 2012, a net increase in total deposits of $79.2 million for the year ended March 31, 2011 and a net increase in total deposits of $124.6 million for the year ended March 31, 2010. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We price our deposits to be highly competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. Federal Home Loan Bank advances decreased $17.0 million for the year ended March 31, 2012 as a result of repayment of long-term borrowings in accordance with their original terms. We had $78.7 million, $95.7 million and $123.7 million in advances outstanding at March 31, 2012, 2011 and 2010, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2012, we exceeded all of our regulatory capital requirements. In January 2012, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines as of September 30, 2011.

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

For the years ended March 31, 2012 and 2011, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2012. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on its assessment, management believes that, as of March 31, 2012, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2012, a copy of which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited Clifton Savings Bancorp, Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries, and our report dated June 8, 2012 expressed an unqualified opinion.

/s/ ParenteBeard LLC

Clark, New Jersey

June 8, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2012. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2012, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 8, 2012 expressed an unqualified opinion.

/s/ ParenteBeard LLC

Clark, New Jersey

June 8, 2012

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2012	2011
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$11,534	$34,719
Interest-bearing deposits in other banks	28,723	23,350

Cash and Cash Equivalents	40,257	58,069
Securities available for sale, at fair value:
Investment	45,071	10,002
Mortgage-backed	25,124	27,937
Securities held to maturity, at cost:
Investment, fair value of $168,281 and $228,707, respectively	167,784	233,428
Mortgage-backed, fair value of $353,168 and $308,961, respectively	336,230	299,692
Loans receivable	438,923	443,626
Allowance for loan losses	(2,090)	(1,880)

Net Loans	436,833	441,746

Bank owned life insurance	27,577	26,715
Premises and equipment	8,075	8,275
Federal Home Loan Bank of New York stock	5,127	5,974
Interest receivable	3,927	4,551
Real estate owned	139	136
Other assets	5,296	6,108

Total Assets	$1,101,440	$1,122,633

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$7,997	$8,249
Interest bearing	818,278	829,136

Total Deposits	826,275	837,385
Advances from Federal Home Loan Bank of New York	78,679	95,668
Advance payments by borrowers for taxes and insurance	5,139	5,023
Other liabilities and accrued expenses	4,886	4,591

Total Liabilities	914,979	942,667

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock ($.01 par value), 1,000,000 shares authorized; shares issued or outstanding - none	—	—
Common stock ($.01 par value), 75,000,000 shares authorized; 30,530,470 shares issued, 26,138,138 shares outstanding at March 31, 2012; 26,137,248 shares outstanding at March 31, 2011	305	305
Paid-in capital	135,965	135,752
Deferred compensation obligation under Rabbi Trust	273	252
Retained earnings	101,835	96,067
Treasury stock, at cost; 4,392,332 shares at March 31, 2012; 4,393,222 shares at March 31, 2011	(47,363)	(47,372)
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(4,946)	(5,678)
Accumulated other comprehensive income	619	850
Stock held by Rabbi Trust	(227)	(210)

Total Stockholders’ Equity	186,461	179,966

Total Liabilities and Stockholders’ Equity	$1,101,440	$1,122,633

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2012	2011	2010
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$20,812	$22,725	$24,550
Mortgage-backed securities	14,141	15,873	16,905
Investments securities	5,838	5,946	3,037
Other interest-earning assets	283	396	464

Total Interest Income	41,074	44,940	44,956

Interest Expense
Deposits	12,645	14,865	17,678
Advances	3,504	4,380	5,288

Total Interest Expense	16,149	19,245	22,966

Net Interest Income	24,925	25,695	21,990
Provision for Loan Losses	247	102	433

Net Interest Income after Provision for Loan Losses	24,678	25,593	21,557

Non-Interest Income
Fees and service charges	213	212	223
Bank owned life insurance	862	879	887
Gain on sale of securities	—	872	—
Net (loss) gain on sale and disposal of premises and equipment	(9)	327	—
Loss on write-down of land held for sale	(156)	(397)	—
Other	3	16	26

Total Non-Interest Income	913	1,909	1,136

Non-Interest Expenses
Salaries and employee benefits	7,055	6,773	6,810
Occupancy expense of premises	1,359	1,643	1,249
Equipment	1,090	1,051	952
Directors’ compensation	732	760	796
Advertising	213	279	253
Legal	569	494	254
Federal deposit insurance premium	538	884	1,183
Other	1,983	1,930	1,753

Total Non-Interest Expenses	13,539	13,814	13,250

Income before Income Taxes	12,052	13,688	9,443
Income Taxes	4,175	4,876	3,146

Net Income	$7,877	$8,812	$6,297

Net Income per Common Share
Basic	$0.31	$0.34	$0.24

Diluted	$0.31	$0.34	$0.24

Dividends per common share	$0.24	$0.24	$0.20

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	25,607,442	25,579,989	25,947,037

Diluted	25,625,256	25,587,316	25,947,037

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Net income	$7,877	$8,812	$6,297
Other comprehensive income (loss):
Gross unrealized holding gain (loss) on securities available for sale, net of income tax of $43, ($245) and $39, respectively	26	(368)	58
Reclassification adjustment for gross realized holding (gain) on securities available for sale, net of income tax of $0, $348 and $0, respectively	—	(524)	—
Benefit plans, net of income tax of ($181), ($52) and ($32), respectively	(257)	(78)	(47)

Total other comprehensive (loss) income	(231)	(970)	11

Total comprehensive income	$7,646	$7,842	$6,308

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2012, 2011 and 2010

	Common Stock	Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income	Stock Held by Rabbi Trust	Total
	(In Thousands, Except Share and Per Share Data)
Balance - March 31, 2009	$305	$135,180	$209	$84,889	$(41,925)	$(7,144)	$1,809	$(159)	$173,164
Net income	—	—	—	6,297	—	—	—	—	6,297
Other comprehensive income, net of income tax	—	—	—	—	—	—	11	—	11
ESOP shares committed to be released	—	(3)	—	—	—	733	—	—	730
Purchase of treasury stock - 337,002 shares	—	—	—	—	(3,150)	—	—	—	(3,150)
Stock option expense	—	66	—	—	—	—	—	—	66
Restricted Stock Awards Earned	—	706	—	—	—	—	—	—	706
Forfeiture of Restricted Stock Awards	—	3	—	—	(3)	—	—	—	—
Funding of Supplemental Executive Retirement Plan	—	—	24	—	28	—	—	(28)	24
Tax cost from stock based compensation	—	(31)	—	—	—	—	—	—	(31)
Cash dividends declared ($0.20 per share)	—	—	—	(1,825)	—	—	—	—	(1,825)

Balance - March 31, 2010	305	135,921	233	89,361	(45,050)	(6,411)	1,820	(187)	175,992
Net income	—	—	—	8,812	—	—	—	—	8,812
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(970)	—	(970)
ESOP shares committed to be released	—	(27)	—	—	—	733	—	—	706
Purchase of treasury stock - 298,000 shares	—	—	—	—	(2,707)	—	—	—	(2,707)
Stock option expense	—	166	—	—	—	—	—	—	166
Restricted Stock Awards Earned	—	52	—	—	—	—	—	—	52
Funding of Restricted Stock Awards	—	(362)	—	—	362	—	—	—	—
Funding of Supplemental Executive Retirement Plan	—	—	19	—	23	—	—	(23)	19
Tax benefit from stock based compensation	—	2	—	—	—	—	—	—	2
Cash dividends declared ($0.24 per share)	—	—	—	(2,106)	—	—	—	—	(2,106)

Balance - March 31, 2011	305	135,752	252	96,067	(47,372)	(5,678)	850	(210)	179,966
Net income	—	—	—	7,877	—	—	—	—	7,877
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(231)	—	(231)
ESOP shares committed to be released	—	19	—	—	—	732	—	—	751
Purchase of treasury stock - 1,061 shares	—	—	—	—	(11)	—	—	—	(11)
Stock option expense	—	127	—	—	—	—	—	—	127
Restricted Stock Awards Earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	(3)	21	—	20	—	—	(17)	21
Tax benefit from stock based compensation	—	8	—	—	—	—	—	—	8
Cash dividends declared ($0.24 per share)	—	—	—	(2,109)	—	—	—	—	(2,109)

Balance - March 31, 2012	$305	$135,965	$273	$101,835	$(47,363)	$(4,946)	$619	$(227)	$186,461

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Cash Flows From Operating Activities
Net income	$7,877	$8,812	$6,297
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	564	528	482
Net (accretion) of deferred fees and costs, premiums and discounts	(326)	(202)	(178)
Amortization component of net periodic pension (benefit) costs	(438)	(130)	(79)
Provision for loan losses	247	102	433
Net loss (gain) on sale and disposal of premises and equipment	9	(327)	—
Realized gain on sale of securities available for sale	—	(872)	—
Loss on write-down of land held for sale	156	397	—
Loss on write-down of real estate owned	38	50	—
Decrease (increase) in interest receivable	624	(174)	(64)
Deferred income tax (benefit) expense	(265)	13	(76)
Decrease (increase) in other assets	1,058	119	(2,304)
(Decrease) in accrued interest payable	(59)	(122)	(83)
Increase in other liabilities	354	80	789
(Increase) in cash surrender value of bank owned life insurance	(862)	(879)	(887)
ESOP shares committed to be released	751	706	730
Loss on sale of real estate owned	1	—	—
Restricted stock expense	62	52	706
Stock option expense	127	166	66
Increase in deferred compensation obligation under Rabbi Trust	21	19	24

Net Cash Provided by Operating Activities	9,939	8,338	5,856

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Investment securities available for sale	30,000	20,000	—
Mortgage-backed securities available for sale	7,816	17,586	21,209
Investment securities held to maturity	178,625	121,275	70,000
Mortgage-backed securities held to maturity	70,479	72,217	72,484
Proceeds from sale of mortgage-backed securities available for sale	—	11,070	—
Proceeds from sale of premises and equipment	—	493	—
Redemptions of Federal Home Loan Bank of New York stock	847	1,263	1,239
Purchases of:
Investment securities available for sale	(64,990)	(15,000)	(5,000)
Mortgage-backed securities available for sale	(5,014)	—	—
Investment securities held to maturity	(112,829)	(194,658)	(154,967)
Mortgage-backed securities held to maturity	(106,947)	(95,960)	(116,834)
Loans receivable	(20,788)	(1,817)	(2,943)
Bank owned life insurance	—	(3,000)	—
Premises and equipment	(373)	(515)	(788)
Federal Home Loan Bank of New York stock	—	(80)	(656)
Net decrease (increase) in loans receivable	25,383	37,213	(6,662)
Proceeds from sale of real estate owned	135	—	—

Net Cash Provided by (Used in) Investing Activities	2,344	(29,913)	(122,918)

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Cash Flows From Financing Activities
Net (decrease) increase in deposits	$(11,110)	$79,233	$124,570
Principal payments on advances from Federal Home Loan Bank of New York	(16,989)	(28,069)	(20,535)
Net increase (decrease) in payments by borrowers for taxes and insurance	116	(170)	368
Minority dividends paid	(2,109)	(2,106)	(1,825)
Purchase of treasury stock	(11)	(2,707)	(3,150)
Income tax benefit (expense) from stock based compensation	8	2	(31)

Net Cash (Used in) Provided by Financing Activities	(30,095)	46,183	99,397

Net (Decrease) Increase in Cash and Cash Equivalents	(17,812)	24,608	(17,665)
Cash and Cash Equivalents - Beginning	58,069	33,461	51,126

Cash and Cash Equivalents - Ending	$40,257	$58,069	$33,461

Supplementary Cash Flows Information:
Cash Paid During the Period for:
Interest on deposits and borrowings	$16,208	$19,367	$23,049

Income taxes paid	$4,717	$4,909	$2,715

Non cash activities:
Reclass property from premises and equipment to land held for sale included in other assets	$—	$1,157	$—

Transfer from loans receivable to real estate owned	$177	$186	$—

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidated Financial Statement Presentation

The consolidated financial statements include the accounts of the Clifton Savings Bancorp, Inc. (the “Company”), the Company’s wholly-owned subsidiary, Clifton Savings Bank (the “Bank”) and the Bank’s wholly-owned subsidiary, Botany Inc. (“Botany”). All significant intercompany accounts and transactions have been eliminated in consolidation.

A majority of the outstanding shares of the Company’s common stock is owned by Clifton MHC, the mutual holding company of Clifton Savings Bank.

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events”, the Company has evaluated events and transactions occurring subsequent to March 31, 2012 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses of the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities are done in accordance with GAAP, the liabilities and expenses for the defined benefit plans are based upon actuarial assumptions of future events that are reasonable, and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. Management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

Business of the Company and Subsidiaries

The Company’s primary business is the ownership and operation of the Bank. The Bank is principally engaged in the business of attracting deposits from the general public at its twelve locations in northern New Jersey and using

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

these deposits, together with other funds, to invest in securities and to make loans collateralized by residential and commercial real estate and, to a lesser extent, consumer loans. The Bank’s subsidiary, Botany, was organized in December 2004 under New Jersey law as a New Jersey Investment Company primarily to hold investment and mortgage-backed securities.

Cash and Cash Equivalents

Cash and cash equivalents include cash and amounts due from banks and interest-bearing deposits in other banks with original maturities of three months or less.

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2012 and 2011.

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

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Investment and mortgage-backed securities include securities backed by the U.S. Government and other highly rated instruments. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk (Continued)

Loans Receivable

Loans receivable which the Bank has the intent and ability to hold until maturity or loan pay-off are stated at unpaid principal balances, plus purchase premiums and net deferred loan origination costs. Interest is calculated by use of the simple interest method.

Recognition of interest by the accrual method is generally discontinued when interest or principal payments are ninety days or more in arrears, or when other factors indicate that the collection of such amounts is doubtful. At the time a loan is placed on nonaccrual status, an allowance for uncollected interest is recorded in the current period for previously accrued and uncollected interest. Interest on such loans, if appropriate, is recognized as income when payments are received. A loan is returned to accrual status when there is sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Bank considers one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, does not separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

When evaluating loans for impairment, management takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts when due according to the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized as interest income and then applied to principal.

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

Loan Origination Fees and Costs

The Bank defers loan origination fees and certain direct loan origination costs and initially amortizes such amounts, using the interest method, as an adjustment of yield over the contractual lives of the related loans. The Bank anticipates prepayments within its loan portfolio and adjusts the amortization of origination fees and costs accordingly using an annually adjusted prepayment factor.

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. Our holding requirement varies based on our activities, primarily our outstanding borrowings, with the FHLB. Our investment in FHLB stock is carried at cost. We conduct a periodic review and evaluation of our FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed as of March 31, 2012 and 2011.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Real Estate Owned

Real estate acquired as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at the fair market value less costs to sell at the date of foreclosure. After acquisition, foreclosed properties are held for sale and carried at lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

Income Taxes

The Company, Bank and Botany file a consolidated federal income tax return. Income taxes are allocated based on their respective contribution of income or loss to the consolidated federal income tax return. Separate state income tax returns are filed.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2012, 2011 and 2010. Our policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2012, 2011, and 2010. The tax years subject to examination by the taxing authorities are the years ended December 31, 2011, 2010, and 2009 for federal purposes and the years ended December 31, 2011, 2010, 2009 and 2008 for state purposes.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for Employee Stock Ownership Plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the years ended March 31, 2012, 2011 and 2010 includes incremental shares related to outstanding options of 17,814, 7,327 and -0-, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2012, 2011 and 2010 the average number of options which were antidilutive totaled -0-, 1,342,940, and 1,327,940, respectively and were therefore excluded from the diluted earnings per share calculation.

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

Reclassification

Certain amounts for prior periods have been restated to conform to the current year’s presentation. Such reclassification had no impact on net income or stockholders’ equity as previously reported.

Recent Accounting Pronouncements

In May 2011, the FASB, together with the International Accounting Standards Board (“IASB”), (the “Board’s”) issued ASU 2011-04 “Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs.” The amendments in this update result in common fair value measurement and disclosure requirements in U.S. GAAP and IFRSs. Consequently, the amendments change the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. For many of the requirements, the Board’s do not intend for the amendments in this update to result in a change in the application of the requirements in

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)

Topic 820. Some of the amendments clarify the Board’s intent about the application of existing fair value measurement requirements. Other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. For public entities, the new guideline is effective for interim and annual periods beginning after December 15, 2011 and should be applied prospectively. The adoption of this standard effective April 1, 2012, did not have a material impact on the Company’s consolidated financial statements.

In December 2011, the FASB issued ASU 2011-12 “Comprehensive Income (Topic 220): Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05” which defers indefinitely the requirement for companies to present reclassification adjustments out of accumulated OCI by component in both the statement where net income is presented and the statement where OCI is presented. The issue will be further deliberated by the FASB in 2012. While the FASB is redeliberating, companies will continue to have the option of (1) presenting reclassifications adjustments out of accumulated OCI on the face of the statement where OCI is presented or (2) disclosing reclassification adjustments in the footnotes to the financial statements. The Company does not expect that the guidance effective in future periods will have a material impact on its consolidated financial statements.

NOTE 2 - STOCK REPURCHASE PROGRAM AND DIVIDEND WAIVER

The Company’s Board of Directors has authorized several stock repurchase programs. The repurchased shares are held as treasury stock for general corporate use. No shares were repurchased during the year ended March 31, 2012 under these programs. During the years ended March 31, 2011 and 2010, 298,000 and 318,165 shares, respectively, were repurchased at an aggregate cost of approximately $2.7 million, or $9.08 per share, and $3.0 million, or $9.35 per share, respectively, under these programs. Additionally, during the years ended March 31, 2012 and March 31, 2010, 1,061 and 18,837 shares were purchased at a total cost of $11,000 or $10.67 per share and $176,000, or $9.33 per share, respectively, representing the withholding of shares under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards. There were no shares purchased representing the withholding of shares subject to restricted stock award payment of taxes during the year ended March 31, 2011.

During the years ended March 31, 2012, 2011 and 2010, Clifton MHC (“MHC”), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Board of Governors of the Federal Reserve System (the “FRB”) and the Office of Comptroller of the Currency (“OCC”) formerly the Office of Thrift Supervision (“OTS”), respectively, to receive cash dividends of approximately $4.0 million, $4.0 million and $3.4 million, respectively, on the shares of Company common stock it owns. The cumulative amount of dividends waived by the MHC through March 31, 2012 was approximately $27.2 million. The dividends waived are considered as a restriction on the retained earnings of the Company. Dividends paid to minority shareholders during the years ended March 31, 2012, 2011 and 2010, totaled $2.1 million, $2.1 million and $1.8 million, respectively. Total dividends that would have been paid for these periods if dividends were not waived by the MHC amounted to $6.1 million, $6.1 million and $5.2 million, respectively. The cumulative amount of dividends paid to minority shareholders totaled $16.6 million through March 31, 2012, and the cumulative amount of dividends that would have been paid through March 31, 2012 if dividends were not waived by the MHC amounted to $43.8 million.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES

The following is a comparative summary of investment securities at March 31, 2012 and 2011:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Federal National Mortgage Association	$24,994	$41	$—	$25,035
Federal Home Loan Banks	5,000	3	—	5,003
Federal Farm Credit Bank	5,000	6	—	5,006
Federal Home Loan Mortgage Corporation	10,000	27	—	10,027

	$44,994	$77	$—	$45,071

Held to maturity:
Debt securities:
Federal Home Loan Mortgage Corporation	$23,947	$103	$9	$24,041
Federal Home Loan Banks	15,000	363	—	15,363
Federal National Mortgage Association	73,982	77	60	73,999
Federal Farm Credit Bank	5,000	16	—	5,016

	117,929	559	69	118,419
Corporate Bonds	49,855	568	561	49,862

	$167,784	$1,127	$630	$168,281

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Federal National Mortgage Association	$5,000	$—	$4	$4,996
Federal Home Loan Mortgage Corporation	5,000	6	—	5,006

	$10,000	$6	$4	$10,002

Held to maturity:
Debt securities:
Federal Home Loan Mortgage Corporation	$39,905	$157	$804	$39,258
Federal Home Loan Banks	68,574	130	2,161	66,543
Federal National Mortgage Association	114,949	471	2,564	112,856
Federal Farm Credit Bank	10,000	50	—	10,050

	$233,428	$808	$5,529	$228,707

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Due after one but within five years	$44,994	$45,071	$10,000	$10,002

	$44,994	$45,071	$10,000	$10,002

Held to maturity:
Debt securities:
Due after one through five years	$77,852	$78,139	$84,750	$85,380
Due after five through ten years	30,003	30,199	54,964	54,057
Due after ten years	59,929	59,943	93,714	89,270

	$167,784	$168,281	$233,428	$228,707

The age of gross unrealized losses and the fair value of related investment securities at March 31, 2012 and 2011 were as follows.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
March 31, 2012:
Held to maturity:
Debt securities:
Federal Home Loan Mortgage Corporation	$4,991	$9	$—	$—	$4,991	$9
Federal National Mortgage Association	29,921	60	—	—	29,921	60

	34,912	69	—	—	34,912	69
Corporate Bonds	29,404	561	—	—	29,404	561

	$64,316	$630	$—	$—	$64,316	$630

March 31, 2011:
Available for sale:
Debt securities:
Federal National Mortgage Association	$4,996	$4	$—	$—	$4,996	$4

Held to maturity:
Debt securities:
Federal Home Loan Mortgage Corporation	$34,102	$804	$—	$—	34,102	804
Federal National Mortgage Association	72,385	2,564	—	—	72,385	2,564
Federal Home Loan Banks	46,663	2,161	—	—	46,663	2,161

	$153,150	$5,529	$—	$—	$153,150	$5,529

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 - INVESTMENT SECURITIES (CONTINUED)

Management does not believe that any of the unrealized losses at March 31, 2012 (four FNMA bonds, one FHLMC bond and six corporate bond investment securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

There were no sales of investment securities available for sale or held to maturity during the years ended March 31, 2012, 2011, and 2010.

NOTE 4 - MORTGAGE-BACKED SECURITIES

The following is a comparative summary of mortgage-backed securities at March 31, 2012 and 2011:

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Federal Home Loan Mortgage Corporation	$7,118	$601	$—	$7,719
Federal National Mortgage Association	16,295	1,110	—	17,405

	$23,413	$1,711	$—	$25,124

Held to maturity:
Federal Home Loan Mortgage Corporation	$139,231	$6,823	$452	$145,602
Federal National Mortgage Association	157,844	7,940	203	$165,581
Governmental National Mortgage Association	39,155	2,830	—	41,985

	$336,230	$17,593	$655	$353,168

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

	March 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Federal Home Loan Mortgage Corporation	$10,151	$678	$—	$10,829
Federal National Mortgage Association	16,069	1,039	—	17,108

	$26,220	$1,717	$—	$27,937

Held to maturity:
Federal Home Loan Mortgage Corporation	$130,980	$4,909	$830	$135,059
Federal National Mortgage Association	120,439	3,685	147	$123,977
Governmental National Mortgage Association	48,273	1,652	—	49,925

	$299,692	$10,246	$977	$308,961

Contractual maturity data for mortgage-backed securities is as follows:

	March 31,
	2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)
Available for sale:
Due after five through ten years	$7,375	$7,964	$9,846	$10,498
Due after ten years	16,038	17,160	16,374	17,439

	$23,413	$25,124	$26,220	$27,937

Held to maturity:
Due less than one year	$2	$2	$—	$—
Due after one through five years	75	80	126	137
Due after five through ten years	9,699	10,452	12,624	13,432
Due after ten years	326,454	342,634	286,942	295,392

	$336,230	$353,168	$299,692	$308,961

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. The Company’s mortgage-backed securities are generally secured by residential mortgage loans with contractual maturities of 15 years or greater. However, the effective lives of those securities are generally shorter than their contractual maturities due to principal amortization and prepayment of the mortgage loans comprised within those securities. Investors in mortgage pass-through securities generally share in the receipt of principal repayments on a pro-rata basis as paid by the borrowers.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - MORTGAGE-BACKED SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related mortgage-backed securities were as follows:

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
March 31, 2012:
Held to maturity:
Federal Home Loan Mortgage Corporation	$22,258	$450	$277	$2	$22,535	$452
Federal National Mortgage Association	18,101	198	244	5	18,345	203

	$40,359	$648	$521	$7	$40,880	$655

March 31, 2011:
Held to maturity:
Federal Home Loan Mortgage Corporation	$40,565	$830	$—	$—	$40,565	$830
Federal National Mortgage Association	15,712	146	21	1	15,733	147

	$56,277	$976	$21	$1	$56,298	$977

Management does not believe that any of the unrealized losses at March 31, 2012 (nine FHLMC and ten FNMA mortgage-backed securities of which six have been in an unrealized loss position for twelve months or more) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and its subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

The proceeds from sales of mortgage-backed securities available for sale totaled $11.1 million during the year ended March 31, 2011, and realized gain on the sale totaled approximately $872,000. There were no sales of mortgage-backed securities held to maturity for the years ended March 31, 2012, 2011 and 2010, and no sales of available for sale mortgage-backed securities for the years ended March 31, 2012 and 2010.

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

The loans receivable portfolio is segmented into real estate, and consumer loans. Real estate loans consist of the following classes: one-to-four-family real estate, multi-family real estate, commercial real estate, and construction real estate. Consumer loans consist of the following classes: second mortgage loans, equity lines of credit and other consumer loans.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2012	2011
	(In Thousands)
Real estate:
One- to four-family	$398,174	$405,331
Multi-family	14,084	12,708
Commercial	14,844	12,126
Construction	1,380	2,454

	428,482	432,619
Consumer:
Second mortgage	7,892	8,602
Passbook or certificate	797	967
Equity lines of credit	2,097	1,949
Other loans	555	555

	11,341	12,073

Total Loans	439,823	444,692

Less:
Loans in process	(744)	(931)
Net purchase premiums, discounts, and deferred loan costs	(156)	(135)

	(900)	(1,066)

	$438,923	$443,626

The allowance for loan losses consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one-to-four family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. In regard to historical loss factors, the Bank’s allowance for loan loss calculation was adjusted during the year ended March 31, 2012 to utilize a two-year moving average of annual net charge-off rates (charge-offs net of recoveries) by loan class to calculate its actual historical loss experience. During earlier fiscal periods a numerical factor was assigned to each loan class based on actual charge-off experience. The impact of this change in estimate was not material. The historical loss factor is adjusted by qualitative risk factors which include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans.

3.	Nature and volume of the portfolio and terms of loans.

4.	Experience, ability, and depth of lending management and staff.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

5.	The quality of the Bank’s loan review system.

6.	Volume and severity of past due, classified and nonaccrual loans.

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations.

8.	Effect of external factors, such as competition and legal and regulatory requirements.

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

The evaluation of the adequacy of the allowance is based on an analysis which categorizes the entire loan portfolio by certain risk characteristics. The loan portfolio segments are further disaggregated into the following loan classes, where the risk level for each type is analyzed when determining the allowance for loan losses.

Real Estate:

1. One-to Four-Family Loans - consists of loans secured by first liens on either owner occupied or investment properties. These loans can be affected by economic conditions and the value of the underlying properties. The risk is considered relatively low as the Bank has always had conservative underwriting standards and does not have sub-prime loans in its loan portfolio.

2. Multi-Family Loans - consists of loans secured by multi-family real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The Bank has always had conservative underwriting standards. These loans are affected by economic conditions.

3. Commercial Loans - consists of loans secured by commercial real estate which generally involve a greater degree of risk than one- to four-family residential mortgage loans. These loans can be affected by economic conditions and the value of the underlying properties. The Bank has always had conservative underwriting standards. These loans are affected by economic conditions to a greater degree than one-to four-family and multi-family loans.

4. Construction Loans - consists primarily of the financing of construction of one- to four family properties or construction/permanent loans for the construction of one-to four-family homes to be occupied by the borrower. Construction loans generally are considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate due to uncertainty of construction costs. Independent inspections are performed prior to disbursement of loan proceeds as construction progresses to mitigate these risks. These loans are also affected by economic conditions.

Consumer:

1. Second Mortgage and Equity Lines of Credit - consists of one-to four-family loans secured by first, second or third liens (when the Bank has the two other lien positions) or, in one instance, a commercial property. These loans are affected by the borrower’s continuing financial stability, and therefore are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. The credit risk is considered slightly higher than one-to four-family first lien loans as these loans are also dependent on the value of underlying properties, but have the added risk of a subordinate collateral position.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

2. Passbook or Certificate and Other Loans - consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans, included in other loans, are primarily between the Company and its parent company, Clifton MHC, so they also are considered a low credit risk.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated when credit deficiencies arise, such as delinquent loan payments. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans classified as special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified as substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified as doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans are rated pass-watch if the Bank is waiting for documents required for a complete file or if the loan is to be monitored due to previous delinquent status. Loans not classified are rated pass.

In addition, the OCC as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

The change in the allowance for loan losses for the years ended March 31, 2012, 2011 and 2010 is as follows:

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880
Charge-offs	(31)	—	(6)	—	—	—	—	(37)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	163	90	18	(7)	(4)	(2)	(11)	247

At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2010:
Total allowance for loan losses	$1,746	$125	$111	$1	$63	$4	$—	$2,050
Charge-offs	(112)	(160)	—	—	—	—	—	(272)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	(33)	138	(18)	10	(17)	(1)	23	102

At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2009:
Total allowance for loan losses	$1,525	$36	$74	$1	$60	$4	$—	$1,700
Charge-offs	(83)	—	—	—	—	—	—	(83)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	304	89	37	—	3	—	—	433

At March 31, 2010:
Total allowance for loan losses	$1,746	$125	$111	$1	$63	$4	$—	$2,050

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2012 and 2011.

March 31, 2012	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,733	193	105	4	42	1	12	2,090

Total	$1,733	$193	$105	$4	$42	$1	$12	$2,090

Loans:
Individually evaluated for impairment	$909	$—	$256	$—	$—	$—	$—	$1,165
Collectively evaluated for impairment	397,265	14,084	14,588	1,380	9,989	1,352	—	438,658

Total	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$—	$439,823

March 31, 2011	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,601	103	93	11	46	3	23	1,880

Total	$1,601	$103	$93	$11	$46	$3	$23	$1,880

Loans:
Individually evaluated for impairment	$990	$—	$385	$—	$—	$—	$—	$1,375
Collectively evaluated for impairment	404,341	12,708	11,741	2,454	10,551	1,522	—	443,317

Total	$405,331	$12,708	$12,126	$2,454	$10,551	$1,522	$—	$444,692

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amounts of our portfolio including classified loan balances are as follows at March 31, 2012 and 2011:

March 31, 2012	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Pass	$386,604	$13,516	$12,083	$1,380	$9,823	$1,352	$424,758
Pass-watch	5,605	568	2,505	—	—	—	8,678
Special mention	2,294	—	—	—	64	—	2,358
Substandard	3,671	—	256	—	102	—	4,029
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$439,823

March 31, 2011	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Real Estate Construction	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Pass	$394,396	$12,708	$10,804	$1,792	$10,361	$1,522	$431,583
Pass-watch	7,270	—	676	662	33	—	8,641
Special mention	863	—	261	—	133	—	1,257
Substandard	2,802	—	385	—	24	—	3,211
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$405,331	$12,708	$12,126	$2,454	$10,551	$1,522	$444,692

The following table provides information with respect to our nonaccrual loans at March 31, 2012 and 2011. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. As of March 31, 2012, nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 day delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	March 31,
	2012	2011
	(In Thousands)
Nonaccrual loans:
Real estate loans:
One-to four-family	$3,671	$2,802
Multi-family	—	—
Commercial	—	385
Consumer and other loans:
Second mortgage	102	24

Total nonaccrual loans	$3,773	$3,211

During the years ended March 31, 2012, 2011 and 2010, interest income of approximately $119,000, $71,000, and $58,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $206,000, $167,000, and $148,000, respectively, for the years ended March 31, 2012, 2011, and 2010.

The following table provides information about delinquencies in our loan portfolio at March 31, 2012 and 2011.

March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$3,982	$191	$3,124	$7,297	$390,877	$398,174
Multi-family	—	—	—	—	14,084	14,084
Commercial	—	—	—	—	14,844	14,844
Construction	—	—	—	—	1,380	1,380
Consumer and other loans:
Second mortgage and equity lines of credit	102	—	52	154	9,835	9,989
Passbook or certificate and other loans	6	—	—	6	1,346	1,352

Total	$4,090	$191	$3,176	$7,457	$432,366	$439,823

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

March 31, 2011	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$2,250	$74	$2,802	$5,126	$400,205	$405,331
Multi-family	—	—	—	—	12,708	12,708
Commercial	261	63	385	709	11,417	12,126
Construction	—	—	—	—	2,454	2,454
Consumer and other loans:
Second mortgage and equity lines of credit	103	—	24	127	10,424	10,551
Passbook or certificate and other loans	36	—	—	36	1,486	1,522

Total	$2,650	$137	$3,211	$5,998	$438,694	$444,692

There were no loans that are past due greater than ninety days that were accruing as of March 31, 2012 and 2011.

A loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. The Company considers one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, does not separately evaluate them for impairment, unless they are considered troubled debt restructurings. All other loans are evaluated for impairment on an individual basis. Impaired loans, none of which had a related allowance at or for the periods ending March 31, 2012 and 2011, were as follows:

At or For The Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$909	$1,119	$—	$1,104	$50
Multi-family	—	—	—	—	—
Commercial	256	256	—	329	28
Consumer and other loans:
Second mortgage	—	—	—	—	—

Total impaired loans	$1,165	$1,375	$—	$1,433	$78

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

At or For The Year Ended March 31, 2011	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$990	$1,175	$—	$1,179	$58
Multi-family	—	—	—	229	—
Commercial	385	385	—	261	—
Consumer and other loans:
Second mortgage	—	—	—	53	3

Total impaired loans	$1,375	$1,560	$—	$1,722	$61

During the year ended March 31, 2010, the average recorded investment in impaired loans was $1.7 million and the interest income recognized thereon was $62,000.

The Company adopted Accounting Standards Update (“ASU”) No. 2011-02 on April 1, 2011 which provides additional guidance to creditors for evaluating whether a modification or restructuring of a receivable is a troubled debt restructuring. In evaluating whether a restructuring constitutes a troubled debt restructuring, ASU No. 2011-02 requires that a creditor must separately conclude that the restructuring constitutes a concession and the borrower is experiencing financial difficulties. As a result of the Company’s adoption of ASU No. 2011-02, it determined that no loans were troubled debt restructurings other than those previously considered as such.

The recorded investment in loans modified in a troubled debt restructuring totaled $909,000 at March 31, 2012, of which $34,000 was 30-59 days past due, and $218,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2012. The recorded investment at March 31, 2011 of loans modified in a troubled debt restructuring totaled $1.0 million, of which $10,000 was 60-89 days past due and $37,000 was 90 days or more past due. The remaining loans modified were current at the time of their restructuring and were in compliance with the terms of their restructure agreements at March 31, 2011. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Company works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Company records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment. As a result of our initial impairment evaluations, we charged-off $31,000 and $112,000, respectively, during the years ended March 31, 2012 and 2011. The following table presents troubled debt restructurings by class during the periods indicated.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
Year Ended March 31, 2012
One-to Four Family Real Estate	3	$586	$596
Year Ended March 31, 2011
One-to Four Family Real Estate	4	$937	$694

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings which, during the periods indicated defaulted within twelve months of restructuring.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
Year Ended March 31, 2012
One-to Four Family Real Estate	1	$212	$208
Year Ended March 31, 2011
One-to Four Family Real Estate	1	$40	$40

The Bank has granted loans to certain officers and directors of the Company and Bank and to their associates. The activity with respect to loans to directors, officers and associates of such persons, is as follows:

	Years Ended March 31,
	2012	2011
	(In Thousands)
Balance, beginning	$1,248	$742
Loan originated	—	555
Collection of principal	(58)	(49)

Balance, ending	$1,190	$1,248

The Company has two unsecured loans with the MHC totaling $500,000 at March 31, 2012 and 2011.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

	March 31,
	2012	2011
	(In Thousands)
Land and land improvements	$3,561	$3,530
Buildings and improvements	7,004	7,014
Furnishings and equipment	2,883	2,752
Leasehold improvements	588	581

	14,036	13,877
Accumulated depreciation and amortization	(5,961)	(5,602)

	$8,075	$8,275

During the year ended March 31, 2011, $1.16 million of land and land improvements were reclassified to land held for sale and during the years ended March 31, 2012 and 2011, $156,000 and $397,000 in write downs to fair value were recorded. At March 31, 2012, the balance of $604,000 is included in other assets.

During the year ended March 31, 2011, the Company recognized a net gain of $329,000 on the sale of premises and equipment, as the Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, building and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment. A $2,000 loss was also recognized on the disposal of other net furnishings and equipment during the year.

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $429,000, $430,000 and $189,000 for the years ended March 31, 2012, 2011 and 2010, respectively. The Bank leases five building spaces. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. The minimum obligation under all non-cancellable lease agreements, which expire through May 31, 2020, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2013	$353
2014	331
2015	261
2016	139
2017	106
2018 & After	319

$1,509

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST RECEIVABLE

	March 31,
	2012	2011
	(In Thousands)
Loans	$1,831	$1,940
Mortgage-backed securities	1,216	1,239
Investment securities	1,057	1,515

	4,104	4,694
Allowance for uncollected interest on loans	(177)	(143)

	$3,927	$4,551

NOTE 8 - DEPOSITS

	March 31,
	2012			2011
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$7,997	0.97%	0.00%	$8,249	0.99%
Crystal Checking	0.30	14,938	1.81	0.65	14,881	1.78
NOW	0.20	21,289	2.58	0.40	19,728	2.35
Super NOW	0.30	120	0.01	0.50	191	0.02
Money Market	0.30	21,085	2.55	0.50	20,941	2.50

	0.23	65,429	7.92	0.44	63,990	7.64

Savings and club accounts	0.33	122,852	14.87	0.51	119,318	14.25

Certificates of deposit	1.69	637,994	77.21	1.88	654,077	78.11

Total Deposits	1.37%	$826,275	100.00%	1.57%	$837,385	100.00%

Certificates of deposit with balances of $100,000 or more at March 31, 2012 and 2011 totaled approximately $237.3 million and $230.0 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS (CONTINUED)

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2012	2011
	(In Thousands)
One year or less	$374,476	$346,624
After one to two years	150,704	198,595
After two to three years	67,070	64,205
After three to four years	11,766	32,453
After four years to five years	16,649	1,974
Thereafter	17,329	10,226

	$637,994	$654,077

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Demand	$195	$375	$481
Savings and club	518	874	1,009
Certificates of deposits	11,932	13,616	16,188

	$12,645	$14,865	$17,678

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2012		2011
Maturing During Year Ending	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
2012	$—	—%	$16,989	3.80%
2013	21,471	3.92	21,471	3.92
2014	7,308	3.36	7,308	3.36
2015	2,400	3.88	2,400	3.88
2016	5,000	3.74	5,000	3.74
2017	—	—	—	—
Thereafter	42,500	3.87	42,500	3.87

	$78,679	3.83%	$95,668	3.82%

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2012	2011
	(In Thousands)
U.S. Government Agency bonds:
Held to maturity	$5,000	$10,000

Mortgage-backed securities:
Available for sale	19,451	27,937
Held to maturity	55,738	62,866

	75,189	90,803

	$80,189	$100,803

At March 31, 2012, the Bank can borrow overnight funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on the Bank’s ability to collateralize such borrowings. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable rate. There were no drawings on these lines at March 31, 2012 and 2011.

NOTE 10 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY CAPITAL (CONTINUED)

statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2012 and 2011, that the Bank met all capital adequacy requirements to which it was subject.

The following table presents a reconciliation of the Bank’s capital per GAAP to regulatory capital:

	March 31,
	2012	2011
	(In Thousands)
GAAP capital	$159,598	$158,574
Net unrealized (gain) on securities available for sale	(1,058)	(1,032)
Net benefit plan change	439	182

Tier 1 capital	158,979	157,724
Allowance for loan losses	2,090	1,880

Total Risk-based Capital	$161,069	$159,604

The following table sets forth the Bank’s capital position at March 31, 2012 and 2011 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of March 31, 2012:
Total risk-based capital (to risk-weighted assets)	$161,069	38.31%	$33,632	8.00%	$42,040	10.00%
Tier 1 capital (to risk-weighted assets)	158,979	37.82	16,816	4.00	25,224	6.00
Core (tier 1) capital (to adjusted total assets)	158,979	14.58	43,620	4.00	54,526	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	158,979	14.58	16,358	1.50	—	—
As of March 31, 2011:
Total risk-based capital (to risk-weighted assets)	$159,604	41.86%	$30,503	8.00%	$38,129	10.00%
Tier 1 capital (to risk-weighted assets)	157,724	41.37	15,252	4.00	22,878	6.00
Core (tier 1) capital (to adjusted total assets)	157,724	14.12	44,692	4.00	55,865	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	157,724	14.12	16,759	1.50	—	—

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY CAPITAL (CONTINUED)

In January, 2012, the most recent notification from the OCC, the Bank was categorized as well capitalized as of September 30, 2011, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Current tax expense:
Federal income	$3,804	$4,592	$2,918
State income	636	271	304

Total Current Income Tax Expense	4,440	4,863	3,222
Deferred tax (benefit) expense:
Federal income	(313)	(501)	(160)
State income	48	514	84

Total Deferred Income Tax (Benefit) Expense	(265)	13	(76)

Total Income Tax Expense	$4,175	$4,876	$3,146

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2012	2011	2010
	(Dollars In Thousands)
Federal income tax at the statutory rate	$4,098	$4,654	$3,211
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	451	518	256
Bank owned life insurance income	(293)	(299)	(302)
Incentive stock option expense	4	6	7
Change in tax rate	(79)	—	—
Other, net	(6)	(3)	(26)

Total Income Tax Expense	$4,175	$4,876	$3,146

Effective income tax rate	34.6%	35.6%	33.3%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2012	2011
	(In Thousands)
Deferred income tax assets:
Pension costs	$1,033	$957
Allowance for loan losses	854	751
Benefit plans	21	21
Depreciation	174	188
Post-retirement benefits and healthcare obligations	303	122
Non-qualified benefit plans	573	515
Employee Stock Ownership Plan	334	323
Supplemental Executive Retirement Plan	134	119
NJ net operating loss carryforwards	—	41
NJ AMA carryover	—	33
Writedown on land held for sale	226	159
Other	230	207

Total Deferred Tax Assets	3,882	3,436
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(730)	(687)

Net Deferred Tax Asset Included in Other Assets	$3,152	$2,749

Retained earnings at March 31, 2012 and 2011, includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

NOTE 12 - EMPLOYEE BENEFIT PLANS

ESOP

Effective upon the consummation of the Bank’s reorganization in March 2004, an ESOP was established for all eligible employees who had completed a twelve-month period of employment with the Bank and at least 1,000 hours of service and had attained the age of 21. The ESOP used $11.0 million in proceeds from a term loan obtained from the Company to purchase 1,099,097 shares of Company common stock. The term loan principal is payable over fifteen equal annual installments through December 31, 2018. Interest on the term loan is fixed at a rate of 4.00%. Each year, the Bank intends to make discretionary contributions to the ESOP, which will be equal to principal and interest payments required on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

ESOP (Continued)

Shares purchased with the loan proceeds were initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among the participants on the basis of compensation, as described by the Plan, in the year of allocation.

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $640,000, $612,000 and $661,000 for the years ended March 31, 2012, 2011 and 2010, respectively.

The ESOP shares were as follows:

	March 31,
	2012	2011
	(In Thousands)
Allocated shares	539	480
Shares committed to be released	8	8
Unearned shares	494	568

Total ESOP Shares	1,041	1,056

Fair value of unearned shares	$5,159	$6,741

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Bank will match 50% of the employee’s contribution. The Plan’s expense for the years ended March 31, 2012, 2011, and 2010, was approximately $86,000, $79,000, and $72,000, respectively.

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the SERP provides benefits to eligible officers (those designated by the Board of Directors of the Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - EMPLOYEE BENEFIT PLANS (CONTINUED)

Supplemental Executive Retirement Plan (“SERP”) (Continued)

benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2012, 2011, and 2010, was approximately $29,000, $27,000 and $31,000, respectively. At March 31, 2012 and 2011, the accrued SERP liability was $328,000 and $299,000, respectively.

NOTE 13 - STOCK-BASED COMPENSATION

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At March 31, 2012, there were 786 shares remaining for future option grants, and 191 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. Twenty percent of the shares awarded were immediately vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, 35,000 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $8.84 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2012, 2011 and 2010, approximately $62,000, $52,000 and $706,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $25,000, $21,000 and $282,000 of income tax benefits resulting from this expense for the years ended March 31, 2012, 2011 and 2010, respectively. The total fair value of stock awards vested during the years ended March 31, 2012, 2011 and 2010 were approximately $75,000, $0, and $967,000, respectively. The expected future compensation expense relating to the 28,000 non-vested restricted shares outstanding at March 31, 2012 is $196,000 over a weighted average period of 3.2 years.

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2010	—
Granted May 26, 2010	35,000	$8.84

Non-vested at March 31, 2011	35,000	8.84
Vesting	(7,000)	8.84

Non-vested at March 31, 2012	28,000	$8.84

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter. In February 2006, the Company’s Board of Directors approved the acceleration of the second twenty percent of the option grants so that those options became fully vested as of March 31, 2006.

On May 26, 2010, options to purchase 164,875 shares of common stock at an exercise price of $8.84 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the years ended March 31, 2012, 2011 and 2010, approximately $127,000, $166,000 and $66,000, respectively, in stock option expense, was recorded net of income tax benefits of $45,000, $60,000 and $18,000, respectively. The expected future compensation expense relating to the 131,900 non-vested options outstanding at March 31, 2012 is $144,000 over the weighted average period of 3.2 years.

A summary of stock option activity follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2010	1,327,940	$10.24
Granted	164,875	8.84

Outstanding at March 31, 2011	1,492,815	10.09

Outstanding at March 31, 2012	1,492,815	$10.09	3.94 Years	$514,460

Exercisable at March 31, 2012	1,360,915	$10.21	3.53 Years	$304,739

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

	March 31,
	2012	2011
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$2,643	$2,369
Service cost	40	59
Interest cost	149	145
Actuarial loss	462	159
Benefits paid	(89)	(89)

Benefit obligation - ending	3,205	2,643

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	89	89
Benefits paid	(89)	(89)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(3,205)	$(2,643)

Assumptions:
Discount rate	4.50%	5.75%
Rate of increase in compensation	4.50%	4.50%

The Bank expects to make contributions to the plan during the year ending March 31, 2013, totaling approximately $110,000. At March 31, 2012, benefit payments expected to be paid under the plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2013	$110
2014	143
2015	164
2016	208
2017	221
2018-2021	1,013

76

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2012	2011	2010
	(Dollars In Thousands)
Service cost	$40	$59	$81
Interest cost	149	145	148
Net amortization and deferral	40	40	50

Net Periodic Pension Cost Included in Directors’ Compensation	$229	$244	$279

Assumptions:
Discount rate	5.75%	6.25%	7.25%
Rate of increase in compensation	4.50%	4.50%	4.50%

At March 31, 2012 and 2011 unrecognized net loss of $645,000 and $183,000 and unrecognized prior service cost of $170,000 and $210,000, respectively, were included in accumulated other comprehensive income. For the fiscal year ending March 31, 2013, $30,000 of unrecognized net loss and $40,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The following table sets forth the funded status for the Former President’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2012	2011
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$58	$55
Interest cost	3	3
Actuarial loss	9	4
Benefits paid	(5)	(4)

Benefit obligation - ending	65	58

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	5	4
Benefits paid	(5)	(4)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(65)	$(58)

Assumed discount rate	4.50%	5.75%

The Bank expects to make contributions to the Plan during the year ending March 31, 2013, totaling approximately $5,000. At March 31, 2012, benefit payments expected to be paid under the Plan are as follows:

Amount
(In Thousands)
Years ending March 31:
2013	$5
2014	5
2015	5
2016	5
2017	6
2018-2022	26

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

Net periodic pension cost (benefit) for the Plan included the following components:

	Years Ended March 31,
	2012	2011	2010
	(Dollars In Thousands)
Interest cost	$3	$3	$5
Net amortization and deferral	(6)	(7)	(6)

Net Periodic (Benefit)	$(3)	$(4)	$(1)

Assumed discount rate	5.75%	6.25%	7.25%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2012 and 2011, unrecognized net gain of $73,000 and $89,000 was included in accumulated other comprehensive income. For the fiscal year ending March 31, 2013, $6,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2012:

	1%
	Increase	Decrease
	(In Thousands)
Effect on total service and interest costs	$3	$3

Effect on post-retirement benefit obligation	$70	$61

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

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2012 and 2011 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2012:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$7,719	$—	$7,719	$—
Federal National Mortgage Association	17,405	—	17,405	—
Debt securities:
Federal Home Loan Mortgage Corporation	10,027	—	10,027	—
Federal National Mortgage Association	25,035	—	25,035	—
Federal Home Loan Banks	5,003	—	5,003	—
Federal Farm Credit Bank	5,006	—	5,006	—

Total securities available for sale	$70,195	$—	$70,195	$—

March 31, 2011:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$10,829	$—	$10,829	$—
Federal National Mortgage Association	17,108	—	17,108	—
Debt securities:
Federal Home Loan Mortgage Corporation	5,006	—	5,006	—
Federal National Mortgage Association	4,996	—	4,996	—

Total securities available for sale	$37,939	$—	$37,939	$—

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2012 and 2011 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2012
Real estate owned	$139	$—	$—	$139
Impaired loans	313	—	—	313
March 31, 2011
Real estate owned	$136	$—	$—	$136
Impaired loans	277	—	—	277

There are no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2012 and 2011.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s financial instruments.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Real Estate Owned

Real estate owned, acquired through foreclosure or deed-in-lieu of foreclosure, is carried at the lower of cost or fair value less estimated selling costs. Fair value is estimated through current appraisals by a licensed appraiser and as such, foreclosed real estate properties are classified as Level 3. At March 31, 2012, real estate owned consisted of one commercial property with a balance of $139,000. During the year ended March 31, 2012, the loan was transferred to real estate owned at balance of $177,000 after a charge-off of $6,000, followed by subsequent write downs of $38,000 which was charged to non-interest expense. At March 31, 2011, real estate owned consisted of one multi-family property with a balance of $136,000. During the year ended March 31, 2011, the loan was transferred to real estate owned at a balance of $186,000 after a charge off to the allowance for loan losses of $160,000, followed by a subsequent write down of $50,000 which was charged to non-interest expense.

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

As of March 31, 2012 and March 31, 2011, the fair value of the commitments to extend credit was not considered to be material.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit (Continued)

The carrying amounts and fair values of financial instruments are as follows:

	March 31,
	2012		2011
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and cash equivalents	$40,257	$40,257	$58,069	$58,069
Securities available for sale:
Investment	45,071	45,071	10,002	10,002
Mortgage-backed	25,124	25,124	27,937	27,937
Securities held to maturity:
Investment	167,784	168,281	233,428	228,707
Mortgage-backed	336,230	353,168	299,692	308,961
Net loans receivable	436,833	462,509	441,746	455,132
Federal Home Loan Bank of New York stock	5,127	5,127	5,974	5,974
Interest receivable	3,927	3,927	4,551	4,551

Financial liabilities:
Deposits	826,275	835,021	837,385	842,960
FHLB advances	78,679	88,318	95,668	106,436
Interest payable	290	290	349	349

NOTE 16 - COMMITMENTS AND CONTINGENCIES

The Company, Bank and Botany are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet investment needs and the financing needs of the Bank’s customers. These financial instruments primarily include commitments to originate and purchase loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement in particular classes of financial instruments.

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the counterparty.

At March 31, 2012, the Bank had outstanding commitments to originate loans totaling approximately $6.1 million which included $4.7 million for fixed-rate one-to four family mortgage loans with interest rates ranging from

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

3.25% to 4.50%, and $1.4 million in adjustable rate one-to four family mortgage loans with initial rates ranging from 3.50% to 3.625%. Outstanding loan commitments at March 31, 2011 totaled $9.6 million. These commitments generally expire in three months or less.

At March 31, 2012, the Bank had an outstanding commitments to purchase $2.0 million in one-to four family mortgage loans which included $1.2 million loans with fixed interest rates ranging from 3.25% to 4.00%, and $764,000 in adjustable rate loans with initial rates ranging from 3.375% to 3.50%. At March 31, 2011, adjustable rate construction loan participation commitments totaled $700,000.

At March 31, 2012 and 2011, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $4.4 million and $4.3 million, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

Management does not anticipate losses on any of the foregoing transactions.

Periodically, there have been various claims and lawsuits against the Company and Bank, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our consolidated financial condition, results of operations or cash flows.

NOTE 17 - ACCUMULATED OTHER COMPREHENSIVE INCOME

The components of accumulated other comprehensive income included in stockholders’ equity are as follows:

	March 31,
	2012	2011
	(In Thousands)
Net unrealized gain on securities available for sale	$1,788	$1,719
Tax effect	(730)	(687)

Net of tax amount	1,058	1,032

Benefit plan adjustments	(742)	(304)
Tax effect	303	122

Net of tax amount	(439)	(182)

Accumulated other comprehensive income	$619	$850

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - ACCUMULATED OTHER COMPREHENSIVE INCOME (CONTINUED)

The components of other comprehensive income and related tax effects are presented in the following table:

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Securities available for sale:
Unrealized holding gain (loss) arising during the year	$69	$(613)	$97
Less: reclassification adjustment for net realized gains	—	(872)	—

	69	(1,485)	97

Defined benefit pension plan:
Pension (gain)	(478)	(170)	(129)
Prior service cost	40	40	50

Net change in defined benefit pension plan liability	(438)	(130)	(79)

Other comprehensive (loss) income before taxes	(369)	(1,615)	18
Tax effect	138	645	(7)

Other comprehensive (loss) income	$(231)	$(970)	$11

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) at March 31, 2012 and 2011 and for the years ended March 31, 2012, 2011 and 2010.

STATEMENTS OF CONDITION

	March 31,
	2012	2011
	(In Thousands)
ASSETS

Cash and due from banks	$10,151	$11,165
Investment securities held to maturity, at cost	8,000	—
Mortgage-backed securities held to maturity, at cost	2,365	3,118
Loan receivable from Savings Bank	6,264	6,987
Investment in subsidiary	159,598	158,574
Interest receivable	100	74
Other assets	58	63

Total Assets	$186,536	$179,981

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$75	$15
Stockholders’ equity	186,461	179,966

Total Liabilities and Stockholders’ Equity	$186,536	$179,981

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Income:
Dividends from subsidiary	$8,000	$6,000	$1,700
Interest on loans	253	280	307
Interest on securities	148	142	269

Total Income	8,401	6,422	2,276

Non-interest expenses	841	737	589

Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	7,560	5,685	1,687

Income tax (benefit) expense	(150)	(106)	1

Income before Equity in Undistributed Earnings of Subsidiary	7,710	5,791	1,686

Equity in undistributed earnings of subsidiary	167	3,021	4,611

Net Income	$7,877	$8,812	$6,297

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW

	Years Ended March 31,
	2012	2011	2010
	(In Thousands)
Cash Flows From Operating Activities
Net income	$7,877	$8,812	$6,297
Adjustments to reconcile net income to net cash provided by operating activities:
Accretion of discounts	(1)	(1)	(3)
(Increase) decrease in interest receivable	(27)	10	158
Decrease in other assets	4	—	1
Increase (decrease) in other liabilities	60	(69)	(16)
Increase in deferred compensation obligation under Rabbi Trust	21	23	28
Equity in (undistributed) earnings of subsidiary	(167)	(3,021)	(4,611)

Net Cash Provided by Operating Activities	7,767	5,754	1,854

Cash Flows From Investing Activities
Proceeds from maturities and repayment of:
Investment securities held to maturity	—	—	10,000
Mortgage-backed security held to maturity	754	806	—
Purchase of investment securities held to maturity	(8,000)	—	—
Purchase of mortgage-backed securities held to maturity	—	—	(3,923)
Repayment of loan receivable from Savings Bank	723	695	668
Loan to Clifton MHC	—	(250)	—
Cash dividends paid on unallocated ESOP shares used to repay loan receivable from Savings Bank	(138)	(150)	(143)

Net Cash (Used In) Provided by Investing Activities	(6,661)	1,101	6,602

Cash Flows From Financing Activities
Minority dividends paid	(2,109)	(2,106)	(1,825)
Purchase of treasury stock	(11)	(2,707)	(3,150)
Funding restricted stock awards	—	309	—
Purchase of forfeited restricted stock awards	—	—	(3)

Net Cash (Used in) Financing Activities	(2,120)	(4,504)	(4,978)

Net (Decrease) Increase in Cash and Cash Equivalents	(1,014)	2,351	3,478
Cash and Cash Equivalents - Beginning	11,165	8,814	5,336

Cash and Cash Equivalents - Ending	$10,151	$11,165	$8,814

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30, 2011	September 30, 2011	December 31, 2011	March 31, 2012
	(In Thousands, Except Per Share Data)
Interest income	$10,652	$10,345	$10,161	$9,916
Interest expense	4,213	4,154	4,018	3,764

Net Interest Income	6,439	6,191	6,143	6,152

Provision for loan losses	60	0	76	111
Non-interest income	267	263	163	220
Non-interest expenses	3,864	3,246	3,042	3,387
Income taxes	991	1,139	1,106	939

Net Income	$1,791	$2,069	$2,082	$1,935

Net income per common share - basic and diluted	$0.07	$0.08	$0.08	$0.08

Dividends per common share	$0.12	$—	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,580	25,598	25,617	25,635

Diluted	25,691	25,605	25,625	25,650

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended
	June 30, 2010	September 30, 2010	December 31, 2010	March 31, 2011
	(In Thousands, Except Per Share Data)
Interest income	$11,454	$11,337	$11,175	$10,974
Interest expense	5,009	5,077	4,795	4,364

Net Interest Income	6,445	6,260	6,380	6,610
Provision for (recovery of) loan losses	—	160	90	(148)
Non-interest income (expense)	273	618	(120)	1,138
Non-interest expenses	3,345	3,344	3,177	3,948
Income taxes	1,203	1,191	991	1,491

Net Income	$2,170	$2,183	$2,002	$2,457

Net income per common share - basic and diluted	$0.08	$0.09	$0.08	$0.10

Dividends per common share	$0.06	$0.06	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,693	25,524	25,542	25,561

Diluted	25,693	25,524	25,542	25,723

NOTE 20 - WITHDRAWAL OF APPLICATION OF PLAN OF CONVERSION AND REORGANIZATION

On November 8, 2010, the Company, the Bank and the MHC adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank planned to reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion: (1) the MHC would have merged with and into the Company, with the Company being the surviving entity (the “MHC Merger”); (2) the Company would have merged with and into a newly formed corporation named Clifton Savings Bancorp, Inc. (the “Holding Company”); (3) the shares of common stock of the Company held by persons other than the MHC (whose shares would have been canceled) would have been converted into shares of common stock of the Holding Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons; and (4) the Holding Company would have offered and sold shares of its common stock to certain depositors and borrowers of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 - WITHDRAWAL OF APPLICATION OF PLAN OF CONVERSION AND REORGANIZATION (CONTINUED)

The transactions contemplated by the Plan of Conversion were subject to approval by the shareholders of the Company, the members of Clifton MHC and the Company’s primary federal regulator.

On February 7, 2011, the Company announced the postponement of the conversion and offering following the issuance by the OTS of a “Needs to Improve” rating to the Bank as a result of its recent Community Reinvestment Act examination. On June 22, 2011, the Company announced that it had withdrawn its application for conversion that had been pending before the OTS. As a result of the postponement and withdrawal of the application for conversion, the Company expensed approximately $939,000 in conversion and offering costs, which represents all of the costs associated with the conversion and offering. For the years ended March 31, 2012 and 2011, $520,000 and $419,000 in conversion costs were expensed, respectively. The conversion costs incurred consisted of legal expense of $302,000 and $248,000, other non-interest expenses of $218,000 and $141,000, and occupancy expense of premises of $-0- and $30,000, respectively, for the years ended March 31, 2012 and 2011. The OTS merged with the OCC and ceased to exist as of July 21, 2011. The Company remains committed to the completion of its conversion and offering and intends to file a conversion application with the OCC should the OCC confirm that the Company may proceed with the conversion application.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2007.

	Period Ending
Index	03/31/07	03/31/08	03/31/09	03/31/10	03/31/11	03/31/12
Clifton Savings Bancorp, Inc.	100.00	86.00	87.01	82.37	108.14	97.21
NASDAQ Composite Index	100.00	94.88	64.28	101.80	119.29	134.05
SNL Thrift Index	100.00	60.95	34.08	40.84	39.05	36.94

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 9, 2012 at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

Stock Listing

Clifton Savings Bancorp, Inc.’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Savings Bancorp, Inc.’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter. Clifton MHC, our majority stockholder, has waived its right to receive these dividends for each of the quarters set forth below, except for the quarter ended March 31, 2012. As a result of new restrictions recently implemented by the Board of Governors of the Federal Reserve System, Clifton MHC was unable to waive its receipt of dividends declared by Clifton Savings Bancorp, Inc. for the quarter ended March 31, 2012. As a result of such regulatory considerations, Clifton Savings Bancorp can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.

	2012			2011
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
June 30	$11.88	$9.94	$0.12	$10.18	$8.57	$0.06
September 30	$11.22	$9.00	$0.00	$9.02	$8.11	$0.06
December 31	$10.62	$8.89	$0.06	$10.81	$8.32	$0.06
March 31	$10.85	$9.28	$0.06	$12.11	$10.55	$0.06

At May 31, 2012 there were 1,324 holders of record of Clifton Savings Bancorp common stock.

Stockholders and General Inquiries

Bart D’Ambra

Clifton Savings Bancorp, Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2012, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

ParenteBeard LLC

100 Walnut Avenue, Suite 200

Clark, New Jersey 07066

Corporate Counsel

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005

Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Directors and Officers

Directors of Clifton Savings Bancorp, Inc., Clifton MHC and Clifton Savings Bank	Executive Officers of Clifton Savings Bancorp, Inc. and Clifton MHC	Officers of Clifton Savings Bank

John A. Celentano, Jr.
Chairman of the Board and
Chief Executive Officer -
Clifton Savings Bancorp, Inc.
and Clifton MHC
Chairman of the Board -
Clifton Savings Bank

Thomas A. Miller
Retired Owner – The T.A.
Miller & Co., Inc.

Cynthia Sisco
Property Management

John H. Peto
Real Estate Investor

Charles J. Pivirotto
Managing Shareholder -
Pivirotto &
Foster, CPA’s, PA

Joseph C. Smith
President – Smith-Sondy
Asphalt Construction Co.

John Stokes
Retired General Partner -
O.I.R. Realty Co.

John A. Celentano, Jr.
Chairman of the Board and
Chief Executive Officer

Walter Celuch
President - Clifton Savings
Bancorp, Inc. and Clifton
MHC and Corporate
Secretary - Clifton Savings
Bancorp, Inc.

Christine R. Piano, CPA
Chief Financial Officer and
Treasurer

Bart D’Ambra
Corporate Secretary - Clifton
MHC

John A. Celentano, Jr.
Chairman of the Board

Walter Celuch
President, Chief Executive Officer
and Secretary

Bart D’Ambra
Executive Vice President and Chief
Operating Officer

Stephen A. Hoogerhyde
Executive Vice President and Chief
Lending Officer

Christine R. Piano, CPA
Executive Vice President and Chief
Financial Officer

Ted Munley
Senior Vice President and
Branch Coordinator

Susan L. Horant
Vice President and Security Officer

Eleanor Bakelaar-Menniti
Vice President and N.O.W.
Administrator

Josephine T. Scavone
Vice President and Human
Resources Administrator

Linda Fisher
Vice President and Loan
Officer

Coleen Kelley
Vice President and IRA
Administrator

Nancy Na
Vice President and
Controller

Bernadette McDonald
Vice President and Treasurer

Claire L. Giancola
Vice President and Training
Manager

Richard M. Bzdek
Enterprise Risk Manager

Thomas M. Hill
Compliance Officer

Office Locations

Main Office

Montclair Heights

1433 Van Houten Avenue

Clifton, New Jersey 07015

(973) 473-2200 / (973) 473-2020

Branch Offices

Richfield	Palisade Avenue
1055 Clifton Avenue	247 Palisade Avenue
Clifton, New Jersey 07013	Garfield, New Jersey 07026
(973) 473-2323	(973) 478-5050

Lyndhurst	Lanza Avenue
401 Valley Brook Avenue	369 Lanza Avenue
Lyndhurst, New Jersey 07071	Garfield, New Jersey 07026
(201) 935-2548	(973) 478-1200

Lakeview Avenue	Wallington
319 Lakeview Avenue	55 Union Boulevard
Clifton, New Jersey 07011	Wallington, New Jersey 07057
(973) 478-1260	(973) 779-7306

Athenia	Wayne
646 Van Houten Avenue	1158 Hamburg Turnpike
Clifton, New Jersey 07013	Wayne, New Jersey 07470
(973) 473-0025	(973) 628-1611

Valley Road	Fair Lawn
387 Valley Road	33-11 Broadway
Clifton, New Jersey 07013	Fair Lawn, New Jersey 07410
(973) 279-1505	(201) 794-4605

Woodland Park
1530 Route 46 West
Woodland Park, New Jersey 07424
(973) 785-2395