Form 10-K, Exhibit 13
period 2013-03-31
CLIFTON SAVINGS BANCORP INC
filed 2013-06-06
CIK 1240581

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

	At March 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,016,084	$1,101,440	$1,122,633	$1,067,707	$959,770
Loans receivable, net	456,812	436,833	441,746	477,516	468,500
Cash and cash equivalents	25,896	40,257	58,069	33,461	51,126
Securities	478,127	574,209	571,059	507,913	394,374
Deposits	763,692	826,275	837,385	758,152	633,582
FHLB advances	52,500	78,679	95,668	123,737	144,272
Total stockholders’ equity	187,328	186,461	179,966	175,992	173,164

	Year Ended March 31,
	2013	2012	2011	2010	2009
	(Dollars in thousands, except per share data)
Operating Data:
Interest income	$35,393	$41,074	$44,940	$44,956	$44,401
Interest expense	11,837	16,149	19,245	22,966	25,939

Net interest income	23,556	24,925	25,695	21,990	18,462
Provision for loan losses	762	247	102	433	260

Net interest income after provision for loan losses	22,794	24,678	25,593	21,557	18,202
Noninterest income (excluding gains and losses)	1,136	1,078	1,107	1,136	1,150

Net (loss) gain on sale and disposal of premises and equipment	(3)	(9)	327	—	—

Loss on write-down of land for sale	(99)	(156)	(397)	—	—

Loss on extinguishment of debt	(527)	—	—	—	—

Gain on sale of securities	647	—	872	—	—

Noninterest expenses	13,911	13,539	13,814	13,250	11,852

Income before income taxes	10,037	12,052	13,688	9,443	7,500
Income taxes	3,427	4,175	4,876	3,146	2,364

Net income	$6,610	$7,877	$8,812	$6,297	$5,136

Basic and diluted earnings per share	$0.26	$0.31	$0.34	$0.24	$0.20

At or For the Year Ended March 31,
2013	2012	2011	2010	2009
Performance Ratios:
Return on average assets	0.63%	0.70%	0.79%	0.62%	0.56%
Return on average equity	3.54%	4.30%	4.97%	3.60%	3.01%
Interest rate spread (1)	2.18%	2.13%	2.20%	1.96%	1.59%
Net interest margin (2)	2.39%	2.36%	2.46%	2.31%	2.12%
Noninterest expense to average assets	1.33%	1.20%	1.24%	1.30%	1.29%
Efficiency ratio (3)	56.30%	52.40%	50.04%	57.29%	60.43%
Average interest-earning assets to average interest-bearing liabilities	1.18	x	1.15	x	1.14	x	1.14	x	1.18	x
Average equity to average assets	17.81%	16.29%	15.96%	17.10%	18.51%
Basic and diluted earnings per share	$0.26	$0.31	$0.34	$0.24	$0.20
Dividends per share (4)	$0.24	$0.24	$0.24	$0.20	$0.20
Dividend payout ratio (4)	93.09%	26.77%	23.90%	28.98%	36.45%
Capital Ratios (5):
Core (tier 1) capital	16.41%	14.58%	14.12%	14.52%	15.61%
Tier 1 risk-based capital	39.92%	37.82%	41.37%	40.91%	41.56%
Total risk-based capital	40.52%	38.31%	41.86%	41.45%	42.04%
Asset Quality Ratios:
Allowance for loan losses as a percent of total gross loans	0.55%	0.48%	0.42%	0.43%	0.36%
Allowance for loan losses as a percent of nonperforming loans	42.41%	55.38%	58.55%	83.27%	195.40%
Net charge-offs to average outstanding loans during the period	0.08%	0.01%	0.06%	0.02%	0.00%
Nonperforming loans as a percent of total gross loans	1.29%	0.86%	0.72%	0.51%	0.19%
Nonperforming assets as a percent of total assets	0.60%	0.36%	0.30%	0.23%	0.09%
Other Data:
Number of:
Real estate loans outstanding	2,230	2,191	2,248	2,376	2,373
Deposit accounts	29,295	31,694	33,368	33,277	32,249
Full-service customer service facilities	12	12	12	11	10

(1)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(2)	Represents net interest income as a percent of average interest-earning assets.
(3)	Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.
(4)	Reflects only shares of common stock held by stockholders other than Clifton MHC for all periods except 2013.
(5)	Ratios are for Clifton Savings Bank and subsidiary only.

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

Operating Strategy

We are a retail-oriented financial institution dedicated to serving the needs of customers in our primary market area. We have a long tradition of focusing on the needs of consumers in our community and being an active corporate citizen. We deliver personalized service and respond with flexibility to customer needs; we believe our community orientation is attractive to our customers and distinguishes us from the large regional banks and other financial institutions that operate in our market area. We intend to maintain this focus as we grow.

Retail Products. We seek deposits primarily from our customers in Passaic and Bergen Counties, New Jersey, where our branch offices are located. Our retail deposit products include savings accounts, non-interest and interest-bearing checking accounts, money market accounts and certificates of deposit. We intend to increase our future deposits by continuing to offer exceptional customer service, competitive rates, as well as by enhancing our branch network.

Lending Products. We primarily originate owner-occupied, one- to four-family mortgage loans in our market area, which consists of Passaic, Bergen and Essex Counties in New Jersey. To a much lesser extent, we also originate multi-family and commercial real estate loans, second mortgage and home equity loans, construction to permanent loans and passbook consumer loans. We utilize conservative underwriting strategies for all of our lending products. We originate loans solely for our own portfolio, rather than for sale, and we service all of the loans we originate. We also purchase loans for our portfolio. We review each loan we purchase using the same conservative underwriting procedures we rely on when originating loans.

Cost Control. We are very effective at managing our costs of operations. For the year ended March 31, 2013, our efficiency ratio was 56.3%, meaning that it costs $0.56 in overhead to produce one dollar of revenue. We have efficiently staffed our branch offices and carefully monitor our operating expenses. In addition, our one- to four-family lending strategy and our effective management of credit risk in our enterprise allow us to service our loan portfolio at efficient levels because it costs less to service a portfolio of performing loans.

Asset Quality. We use underwriting standards that are designed to limit our exposure to credit risk, and we have a loan portfolio that primarily consists of owner-occupied, one- to four-family loans. At March 31, 2013, our nonperforming loans as a percentage of total assets were 0.58%.

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

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. In determining the allowance for loan losses, we consider the losses inherent in the loan portfolio and changes in the nature and volume of the loan activities, along with the local economic and real estate market conditions. We utilize a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of the loan portfolio. We maintain a loan review system which allows for a periodic review of the loan portfolio and the early identification of impaired loans. One- to four-family real estate loans and consumer installment loans are considered to be homogeneous and, therefore, are not separately evaluated for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan we modify the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

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

General loan loss allowances are based upon a combination of factors including, but not limited to, actual loan loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

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

Fair Value Measurements. We use our best judgment in estimating fair value measurements of Clifton Savings Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. We utilize various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts that could have been realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to the respective reporting dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported.

Statement of Financial Condition

General. Total assets decreased $85.4 million, or 7.8%, to $1.02 billion at March 31, 2013 from $1.10 billion at March 31, 2012. Loans receivable, net, increased $20.0 million, or 4.6%, from $436.8 million at March 31, 2012 to $456.8 million at March 31, 2013. The increase during the year ended March 31, 2013 resulted primarily from the origination volume and purchases of loans being higher than repayment levels. The largest increase in the loan portfolio was in one -to four-family loans which increased $21.1 million, or 5.3%. Securities decreased $96.1 million, or 16.7%, to $478.1 million at March 31, 2013 from $574.2 million at March 31, 2012. Cash and cash equivalents decreased $14.4 million, or 35.7%, to $25.9 million at March 31, 2013 from $40.3 million at March 31, 2012, as these funds were redeployed into higher yielding assets. Bank owned life insurance increased by $7.9 million to $35.5 million at March 31, 2013 from $27.6 million at March 31, 2012. Clifton Savings Bank determined that it is in its best interest to recover and/or offset certain costs associated with employee benefit programs sponsored by Clifton Savings Bank as well as provide selected management with pre-retirement supplemental death benefits, and that bank owned life insurance would be an effective vehicle to accomplish such cost recoveries. The benefit costs to be recovered include Clifton Savings Bank’s annual group medical insurance expenses. Management projected the future costs of such benefits on an “after-tax” basis using conservative assumptions regarding future increases. There are regulatory limitations on the amount of bank owned life insurance that can be purchased. Based upon Clifton Savings Bank’s Tier 1 regulatory capital at March 31, 2013, Clifton Savings Bank’s ownership of $35.5 million of bank owned life insurance did not exceed its regulatory maximum of $42.2 million. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2012 from $826.3 million at March 31, 2012 due to a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in the current economic environment.

Total assets decreased $21.2 million, or 1.9%, to $1.10 billion at March 31, 2012 from $1.12 billion at March 31, 2011. Loans receivable, net, decreased $4.9 million, or 1.1%, from $441.7 million at March 31, 2011 to $436.8 million at March 31, 2012. The decrease during the year ended March 31, 2012 resulted primarily from repayment levels on loans slightly exceeding origination volume. The largest decrease in the loan portfolio was in one -to four-family loans which decreased $7.2 million, or 1.8%. Securities increased $3.1 million, or 0.6%, to $574.2 million at March 31, 2012 from $571.1 million at March 31, 2011. Other assets decreased approximately $812,000 for the year ended March 31, 2012 primarily due to decreases of $469,000 in prepaid FDIC premiums and the write-down of land held for sale of $156,000. Deposits decreased $11.1 million, or 1.3%, to $826.3 million at March 31, 2012 from $837.4 million at March 31, 2011.

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

Loans. Our primary lending activity is the origination of loans secured by real estate. We originate real estate loans secured by one- to four-family homes, and to a much lesser extent, multi-family and commercial real estate and construction loans. At March 31, 2013, real estate mortgage and construction loans totaled $448.8 million, or 97.9% of total loans, compared to $428.5 million, or 97.4% of total loans, at March 31, 2012. The increase in these loans during the year ended March 31, 2013 was due to loan origination volume and purchases exceeding repayment levels. Purchases of one- to four-family loans increased during the year ended March 31, 2013 and are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. In late 2012, we also began the process of increasing our multi-family and commercial real estate lending with the formation of a commercial loan department.

At March 31, 2012, real estate mortgage and construction loans totaled $428.5 million, or 97.4% of total loans, compared to $432.6 million, or 97.3% of total loans, at March 31, 2011. The decrease in these loans during the year ended March 31, 2012 was due to repayment levels on loans exceeding origination volume.

At March 31, 2013, the outstanding balance of loans which were purchased and are serviced by other institutions totaled $36.1 million.

The largest segment of our mortgage loan portfolio is one- to four-family loans. At March 31, 2013 and 2012, one- to four-family loans totaled $419.2 million and $398.2 million, respectively, and represented 93.4% and 92.9% of total real estate loans and 91.4% and 90.5% of total loans, respectively. One- to four-family mortgage loans increased $21.1 million, or 5.3%, during the year ended March 31, 2013 and decreased $7.2 million, or 1.8%, during the year ended March 31, 2012.

To a much lesser extent, we originate multi-family and commercial real estate loans, which totaled $28.7 million and $28.9 million, and represented 6.3% and 6.6% of total loans as of March 31, 2013 and March 31, 2012, respectively. Multi-family and commercial real estate loans decreased $267,000, or 0.9%, during the year ended March 31, 2013 and increased $4.1 million, or 16.5%, during the year ended March 31, 2012.

We also originate consumer loans which include second mortgage loans, loans secured by passbook or certificate accounts and home equity lines of credit. Consumer loans totaled $9.7 million and $10.8 million and represented 2.1% and 2.5% of total loans at March 31, 2013 and 2012, respectively.

The following table sets forth the composition of our loan portfolio at the dates indicated.

	At March 31,
	2013		2012		2011
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Real estate:
One- to four-family	$419,240	91.41%	$398,174	90.53%	$405,331	91.15%
Multi-family	14,990	3.27	14,084	3.20	12,708	2.86
Commercial	13,671	2.98	14,844	3.37	12,126	2.73
Construction	937	0.20	1,380	0.32	2,454	0.55

Total real estate loans	448,838	97.86	428,482	97.42	432,619	97.29

Consumer:
Second mortgage	6,687	1.46	7,892	1.79	8,602	1.93
Passbook or certificate	838	0.18	797	0.18	967	0.22
Equity lines of credit	2,218	0.49	2,097	0.48	1,949	0.44

Total consumer loans	9,743	2.13	10,786	2.45	11,518	2.59

Other loans	55	0.01	555	0.13	555	0.12

Total gross loans	458,636	100.00%	439,823	100.00%	444,692	100.00%

Loans in process	(169)		(744)		(931)
Net purchase premiums, discounts and deferred loan fees (costs)	845		(156)		(135)
Allowance for loan losses	(2,500)		(2,090)		(1,880)

Total loans receivable, net	$456,812		$436,833		$441,746

	At March 31,
	2010		2009
(Dollars in thousands)	Amount	Percent	Amount	Percent
Real estate:
One- to four-family	$440,937	91.90%	$431,055	91.82%
Multi-family	12,387	2.58	10,526	2.24
Commercial	12,188	2.54	11,360	2.42
Construction	863	0.18	750	0.16

Total real estate loans	466,375	97.20	453,691	96.64

Consumer:
Second mortgage	10,454	2.18	13,055	2.78
Passbook or certificate	1,004	0.21	1,149	0.25
Equity lines of credit	1,684	0.35	1,259	0.27

Total consumer loans	13,142	2.74	15,463	3.30

Other loans	300	0.06	295	0.06

Total gross loans	479,817	100.00%	469,449	100.00%

Loans in process	(537)		(143)
Net purchase premiums, discounts and deferred loan fees (costs)	286		894
Allowance for loan losses	(2,050)		(1,700)

Total loans receivable, net	$477,516		$468,500

The following tables set forth certain information at March 31, 2013 regarding the dollar amount of principal repayments becoming due during the periods indicated for loans. The tables do not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At March 31, 2013
(In thousands)	One- to Four- Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction	Consumer Loans	Other Loans	Total Loans
Amounts due in:
One year or less	$245	$—	$—	$937	$879	$25	$2,086
More than one to three years	613	—	—	—	143	30	786
More than three to five years	5,083	—	—	—	1,355	—	6,438
More than five to ten years	26,936	1,089	904	—	2,077	—	31,006
More than ten to fifteen years	97,859	5,214	5,148	—	2,686	—	110,907
More than fifteen years	288,504	8,687	7,619	—	2,603	—	307,413

Total	$419,240	$14,990	$13,671	$937	$9,743	$55	$458,636

The following table sets forth the dollar amount of all loans at March 31, 2013 that are due after March 31, 2014, respectively, and have either fixed interest rates or floating or adjustable interest rates. The amounts shown below exclude applicable loans in process and net premiums and discounts and deferred loan fees (costs), and includes $5.9 million of nonperforming loans at March 31, 2013.

(In thousands)	Fixed-Rates	Floating or Adjustable- Rates	Total at March 31, 2013
Real estate:
One- to four-family	$342,817	$76,178	$418,995
Multi-family	5,398	9,592	14,990
Commercial	7,522	6,149	13,671
Construction	—	—	—
Consumer	6,657	2,207	8,864
Other loans	30	—	30

Total	$362,424	$94,126	$456,550

The following table sets forth loan origination and purchase and sale activity. There were transfers of $215,000, $177,000 and $186,000 to real estate owned during the years ended March 31, 2013, 2012 and 2011, respectively. There were no transfers to real estate owned during any of the other periods presented. Purchases of one-to four-family loans increased during the year ended March 31, 2013 and are expected to continue as they are an excellent source to supplement internal loan volume. Loans are purchased from various sources including mortgage brokers and other lenders. There were no loans sales during the periods presented.

	Year Ended March 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Total gross loans at beginning of period	$439,823	$444,692	$479,817	$469,449	$421,481
Originations:
Real estate:
One- to four-family	56,652	54,532	54,571	95,119	93,976
Multi-family	—	2,565	1,025	2,650	2,758
Commercial	—	4,282	550	1,718	5,281
Construction	900	455	1,985	2,373	750

Total real estate loans	57,552	61,834	58,131	101,860	102,765
Consumer:
Home equity lines of credit	895	688	975	1,028	1,115
Second mortgage loans	1,318	1,461	1,025	1,144	2,705
Passbook or certificate loans	251	155	293	491	307

Total consumer loans	2,464	2,304	2,293	2,663	4,127

Other loans	—	—	275	30	—

Total loans originated	60,016	64,138	60,699	104,553	106,892
Loans purchased	47,340	20,109	1,774	2,916	4,592
Principal payments, repayments and charge-offs	(88,543)	(89,116)	(97,598)	(97,101)	(63,516)

Total gross loans at end of period	$458,636	$439,823	$444,692	$479,817	$469,449

Securities. Our securities portfolio consists primarily of Federal agency debt securities and corporate bonds with maturities of fifteen years or less and mortgage-backed securities with stated final maturities of thirty years or less. At March 31, 2013, securities decreased $96.1 million, or 16.7%, to $478.1 million from $574.2 million at March 31, 2012. Securities increased $3.1 million, or 0.6%, in the year ended March 31, 2012. The decrease for 2013 was the result of investment security calls and repayments of principal on mortgage-backed securities and the increase for 2012 was the result of cash and cash equivalents being invested into these types of securities. All of our mortgage-backed securities were issued by either the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Governmental National Mortgage Association.

The following table sets forth the amortized cost and fair value of our securities portfolio at the dates indicated.

	At March 31,
	2013		2012		2011
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	$—	$24,994	$25,035	$5,000	$4,996
Federal Home Loan Banks	—	—	5,000	5,003	—	—
Federal Farm Credit Banks	—	—	5,000	5,006	—	—
Federal Home Loan Mortgage Corporation	5,000	5,004	10,000	10,027	5,000	5,006

	5,000	5,004	44,994	45,071	10,000	10,002
Mortgage-backed securities:
Federal National Mortgage Association	4,856	5,170	16,295	17,405	16,069	17,108
Federal Home Loan Mortgage Corporation	4,838	5,225	7,118	7,719	10,151	10,829

	9,694	10,395	23,413	25,124	26,220	27,937

Total securities available for sale	$14,694	$15,399	$68,407	$70,195	$36,220	$37,939

Securities held to maturity:
Debt securities:
Federal National Mortgage Association	$—	$—	$73,982	$73,999	$114,949	$112,856
Federal Home Loan Mortgage Corporation	5,000	4,989	23,947	24,041	39,905	39,258
Federal Home Loan Banks	20,000	20,593	15,000	15,363	68,574	66,543
Federal Farm Credit Banks	44,999	45,013	5,000	5,016	10,000	10,050

	69,999	70,595	117,929	118,419	233,428	228,707
Corporate Bonds	49,917	51,867	49,855	49,862	—	—

	119,916	122,462	167,784	168,281	233,428	228,707
Mortgage-backed securities:
Federal National Mortgage Association	207,781	214,549	157,844	165,581	120,439	123,977
Federal Home Loan Mortgage Corporation	106,346	111,680	139,231	145,602	130,980	135,059
Governmental National Mortgage Association	28,685	30,648	39,155	41,985	48,273	49,925

	342,812	356,877	336,230	353,168	299,692	308,961

Total securities held to maturity	$462,728	$479,339	$504,014	$521,449	$533,120	$537,668

Total	$477,422	$494,738	$572,421	$591,644	$569,340	$575,607

The following table sets forth the contractual maturities and weighted average yields of securities at March 31, 2013. Certain mortgage-backed securities and corporate bonds have interest rates that are adjustable and will reprice periodically within the various maturity ranges. These repricings are not reflected in the table below. At March 31, 2013, the amortized cost of mortgage-backed securities and corporate bonds with adjustable rates totaled $8.7 million and $14.9 million, respectively. We had no tax-exempt securities at March 31, 2013. In addition, at March 31, 2013, we had $5.0 million in securities with maturities of less than one year.

	Less Than One Year		More Than One Year to Five Years		More Than Five Years to Ten Years		More Than Ten Years		Total
(Dollars in thousands)	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield
Securities available for sale:
Debt securities:
Federal National Mortgage Association	$—	—%	$—	—%	$—	—%	$—	—%	$—	—%
Federal Home Loan Banks	—	—	—	—	—	—	—	—	—	—
Federal Farm Credit Banks	—	—	—	—	—	—	—	—	—	—
Federal Home Loan Mortgage Corporation	—	—	5,000	0.75	—	—	—	—	5,000	0.75
Mortgage-backed securities:	—	—	—	—	—	—	—	—	—	—
Federal National Mortgage Association	—	—	—	—	—	—	4,856	3.88	4,856	3.88
Federal Home Loan Mortgage Corporation	—	—	—		2,565	5.01	2,273	4.98	4,838	4.99

	—	—	5,000	0.75	2,565	5.01	7,129	4.23	14,694	3.18
Securities held to maturity:
Debt securities:
Federal National Mortgage Association	—	—	—	—	—	—	—	—	—	—
Federal Home Loan Mortgage Corporation	—	—	5,000	0.90	—	—	—	—	5,000	0.90
Federal Home Loan Banks	5,000	1.00	5,000	0.55	10,000	3.13	—	—	20,000	1.95
Federal Farm Credit Banks	—	—	44,999	0.45	—	—	—	—	44,999	0.45
Corporate Bonds	—	—	39,914	2.83	10,003	3.40	—	—	49,917	2.94
Mortgage-backed securities:
Federal National Mortgage Association	7	6.01	67	5.16	72,941	2.19	134,766	3.48	207,781	3.03
Federal Home Loan Mortgage Corporation	1	6.50	204	5.66	5,246	4.74	100,895	3.68	106,346	3.74
Governmental National Mortgage Association	—	—	66	1.75	—	—	28,619	4.08	28,685	4.08

	5,008	1.01	95,250	1.49	98,190	2.54	264,280	3.62	462,728	2.93

Total	$5,008	1.01%	$100,250	1.46%	$100,755	2.61%	$271,409	3.64%	$477,422	2.93%

Deposits. Our primary source of funds is our deposit accounts. The deposit base is comprised of non-interest-bearing demand, NOW accounts, which include high-yield (Crystal) checking, passbook and statement savings, club, money market and certificates of deposit. These deposits are provided primarily by individuals within our market area. We do not use brokered deposits as a source of funding. Deposits decreased $62.6 million, or 7.6%, to $763.7 million at March 31, 2013 from $826.3 million at March 31, 2012. Deposits decreased $11.1 million, or 1.3%, to $826.3 million at March 31, 2012 from $837.4 million at March 31, 2011. The decrease in deposits during the year ended March 31, 2013 was primarily the result of the Bank’s continued strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment. The decrease in deposits during the year ended March 31, 2012 was primarily the result of the reduction of interest rates on all types of deposit products.

The following table sets forth the balances of our deposit products at the dates indicated.

	At March 31,
	2013		2012		2011
(In thousands)	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Demand accounts:
Non-interest-bearing	$13,228	—%	$7,997	—%	$8,249	—%
Crystal Checking	14,428	0.20	14,938	0.30	14,881	0.65
NOW	23,226	0.10	21,289	0.20	19,728	0.40
Super NOW	216	0.20	120	0.30	191	0.50
Money market	19,356	0.20	21,085	0.30	20,941	0.50

	70,454	0.13	65,429	0.23	63,990	0.44
Savings and club accounts	127,957	0.20	122,852	0.33	119,318	0.51
Certificates of deposit	565,281	1.36	637,994	1.69	654,077	1.88

Total Deposits	$763,692	1.05%	$826,275	1.37%	$837,385	1.57%

The following table sets forth the time deposits classified by rates at the dates indicated.

	At March 31,
(Dollars in thousands)	2013	2012	2011
0.00 — 1.00%	$248,373	$189,540	$143,634
1.01 — 2.00%	174,135	201,683	202,227
2.01 — 3.00%	115,421	181,885	233,629
3.01 — 4.00%	27,328	61,526	56,482
4.01 — 5.00%	—	3,337	15,543
5.01 — 6.00%	24	23	2,562

Total	$565,281	$637,994	$654,077

The following table sets forth the amount and maturities of time deposits classified by rates at March 31, 2013.

	Amount Due
(Dollars in thousands)	One Year or Less	More Than One Year to Two Years	More Than Two Years to Three Years	More Than Three Years	Total	Percent of Total Time Deposit Accounts
0.00 — 0.50%	$105,049	$2,219	$—	$—	$107,268	18.98%
0.51 — 1.00%	77,357	60,233	3,515	—	141,105	24.96
1.01 — 2.00%	81,007	30,969	48,479	13,680	174,135	30.81
2.01 — 3.00%	50,676	37,363	6,476	20,906	115,421	20.42
3.01 — 4.00%	7,165	10,376	33	9,754	27,328	4.83
4.01 — 5.00%	—	—	—	—	—	—
5.01 — 6.00%	—	—	24	—	24	—

Total	$321,254	$141,160	$58,527	$44,340	$565,281	100.00%

The following table sets forth deposit activity for the periods indicated.

	Year Ended March 31,
(In thousands)	2013	2012	2011
Beginning balance	$826,275	$837,385	$758,152
(Decrease) increase before interest credited	(72,063)	(23,761)	64,450
Interest credited	9,480	12,651	14,783

Net (decrease) increase in deposits	(62,583)	(11,110)	79,233

Ending balance	$763,692	$826,275	$837,385

The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of March 31, 2013. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period at March 31, 2013	Jumbo Certificates of Deposit
(In thousands)
Three months or less	$29,292
Over three through six months	25,569
Over six through twelve months	55,299
Over twelve months	106,542

Total	$216,702

Borrowings. To supplement deposits as a source for lending and investment activities, Clifton Savings Bank may borrow funds from the Federal Home Loan Bank of New York, Bank of America or PNC Capital Markets. The Bank can borrow overnight funds from the Federal Home Loan Bank under an overnight advance program up to the Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. The Bank also has the ability to borrow funds of up to an aggregate of $88.0 million at Bank of America and PNC Capital Markets under established unsecured overnight lines of credit at a daily adjustable rate. Historically, the cash flows from deposit and other daily activities have been sufficient to meet day-to-day funding obligations, with only the occasional need to borrow on a short—term basis from our overnight advance program with the Federal Home Loan Bank. Most of the outstanding borrowings as of March 31, 2013 were made in connection with those previous leverage strategies.

The following table presents certain information regarding our Federal Home Loan Bank of New York advances during the periods and at the dates indicated. We had no other outstanding borrowings at any of the dates indicated. For additional information regarding borrowing maturities, see Note 9 of the notes to the consolidated financial statements included in this annual report.

	Year Ended March 31,
(Dollars in thousands)	2013	2012	2011
Maximum amount of advances outstanding at any month-end during the period	$78,272	$95,023	$123,119
Average advances outstanding during the period	61,504	90,502	113,746
Weighted average interest rate during the period	3.84%	3.87%	3.85%
Balance outstanding at end of period	$52,500	$78,679	$95,668
Weighted average interest rate at end of period	3.56%	3.83%	3.82%

Results of Operations for the Years Ended March 31, 2013, 2012 and 2011

Overview.

2013 v. 2012. Net income decreased primarily due to a decrease in net interest income of $1.4 million, an increase of $515,000 in provision for loan losses, a current year loss of $527,000 on extinguishment of debt and an increase of $372,000 in non-interest expenses, partially offset by an increase of $647,000 in the gain on the sale of securities and a decrease of $748,000 in income tax expense.

2012 v. 2011. Net income decreased primarily due to a decrease in net interest income of $770,000, a decrease of $872,000 on the gain of the sale of securities, and a decrease of $336,000 in the net gain or loss on the sale and disposal of premises and equipment, coupled with an increase of $145,000 in provision for loan losses, partially offset by decreases of $241,000 in the loss on the write-down of land held for sale, $275,000 in noninterest expenses and $701,000 in income tax expense.

Net Interest Income.

2013 v. 2012. Net interest income decreased $1.4 million, or 5.5%, to $23.6 million for 2013, despite an increase of 5 basis points in the net interest spread due to the reduced average size of the balance sheet. There was a decrease of 35 basis points in the cost of interest-bearing liabilities, partially offset by a decrease of 30 basis points in the yield earned on interest-earning assets.

Total interest income decreased $5.7 million, or 13.8%, to $35.4 million for 2013, resulting from the decrease in the average yield on these assets coupled with a decrease in the average balance of interest-earning assets. During 2013, the balance of average interest-earning assets decreased $70.0 million, or 6.6%, while the average yield on interest-earning assets decreased 30 basis points to 3.59%. The composition of interest-earning assets generally consists of loans, securities and interest-earning deposits. The decrease in average interest-earning assets was primarily due to decreases of $95.6 million in investment securities and $4.5 million in other interest-earning assets, partially offset by increases of $10.0 million in loans and $20.1 million in mortgage-backed securities. Interest on loans, mortgage-backed securities, investment securities, and other interest-earning assets decreased in the aggregate by 13.8%. Interest on loans and mortgage-backed securities decreased as the decrease in yields earned on these types of assets outweighed the increase in the average balances of these type of assets. The average balance of investment securities and other interest-bearing assets decreased along with interest income as the average yield earned on these types of assets also decreased.

Total interest expense decreased $4.3 million, or 26.7%, to $11.8 million for 2013 due to a decrease of $80.5 million, or 8.8%, in the balance of average interest-bearing liabilities, coupled with a decrease of 35 basis points to 1.41%, in the average interest rate paid on interest-bearing liabilities.

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

Provision for Loan Losses. We review the adequacy of the allowance for loan losses on a monthly basis and establish the provision for loan losses based on changes in the volume and types of lending, delinquency levels, historical loss experience, the balance of classified loans, current economic conditions and other factors related to the collectability of the loan portfolios. Management maintains an allowance level deemed appropriate in light of factors such as the level of nonperforming loans, growth in the loan portfolio and the current economic environment. Management’s evaluation of the adequacy of the allowance has resulted in the determination that the allowance for loan losses is reasonably stated as of March 31, 2013. The allowance for loan losses is based on management’s evaluation of the risk inherent in our loan portfolio and gives due consideration to the changes in general market conditions and in the nature and volume of our loan activity. For additional information, see “Critical Accounting Policies—Allowance for Loan Losses.” Clifton Savings Bank continues to evaluate the need for a provision for loan losses based on the periodic review of the loan portfolio and general market conditions.

2013 v. 2012. We recorded a provision for loan losses of $762,000 during the year ended March 31, 2013, compared to $247,000 during the year ended March 31, 2012. The increase in the provision for loan losses was a result of nonperforming loans increasing $2.1 million from March 31, 2012 to March 31, 2013, coupled with an increase in gross loans of 4.3% during the year ended March 31, 2013. During the year ended March 31, 2012, the Bank amended its nonaccrual policy to expand the classification of nonaccrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. Included in these nonperforming loans at March 31, 2013 are thirteen loans totaling $2.2 million that are current or less than ninety days delinquent.

Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and/or interest become doubtful. As of March 31, 2013 and 2012, due to a change in policy implemented in fiscal 2012, nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months or until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due. At March 31, 2013, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $5.9 million, representing 1.29% of total gross loans, and 0.60% of total assets. During the year ended March 31, 2013, the Banks’ net charged off loans totaled $352,000, which represented losses recorded on two one-to-four family residential real estate loans, one of which is classified as real estate owned as of March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one- to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one -to four family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $779,000 at March 31, 2013. The allowance for loan losses amounted to $2.5 million at March 31, 2013, representing 0.55% of total gross loans.

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

At March 31, 2012, Clifton Savings Bank’s nonperforming loans, all of which were in a nonaccrual status, totaled $3.8 million, representing 0.86% of total gross loans, and 0.34% of total assets. During the year ended March 31, 2012, the Bank charged off loans totaling $37,000, which represented partial losses from three one -to four-family troubled debt restructurings and one write-down on a commercial real estate loan which was repossessed during the year. At March 31, 2012, nonperforming loans consisted of twenty loans secured by one- to four-family residential real estate, two second mortgage loans secured by one -to-four family residential real estate, and one second mortgage loan secured by commercial real estate. All nonperforming loans included above are secured by properties located in the state of New Jersey. Impaired loans totaled $1.2 million at March 31, 2012. The allowance for loan losses amounted to $2.1 million at March 31, 2012, representing 0.48% of total gross loans.

An analysis of the changes in the allowance for loan losses is also presented under “—Risk Management—Analysis of Nonperforming and Classified Assets.”

Non-interest Income. The following table shows the components of non-interest income and the percentage changes from 2013 versus 2012 and from 2012 versus 2011.

(Dollars in thousands)	2013	2012	2011	% Change 2013/2012	% Change 2012/2011
Fees and service charges	$212	$213	$212	(0.94)%	0.47%
Bank owned life insurance	922	862	879	6.96	(1.93)
Gain on sale of securities	647	—	872	100.00	100.00
Net (loss) gain on sale and disposal of premises and equipment	(3)	(9)	327	66.67	(102.75)
Loss on write-down of land held for sale	(99)	(156)	(397)	36.54	61.71
Loss on extinguishment of debt	(527)	—	—	100.00	—
Other	2	3	16	—	(81.25)

Total	$1,154	$913	$1,909	26.40%	(52.17)%

2013 v. 2012. Non-interest income increased primarily due to a $647,000 increase in gain on sale of securities and a decrease of $57,000 in loss on write-down of land held for sale, partially offset by a $547,000 loss on extinguishment of debt during the year ended March 31, 2013.

2012 v. 2011. Non-interest income decreased primarily due to a $872,000 decrease in gain on sale of securities and a decrease of $336,000 in net gain/loss on the sale and disposal of premises and equipment, partially offset by a decrease of $241,000 in loss on the write-down of land held for sale during the year ended March 31, 2012.

Non-interest Expense. The following table shows the components of non-interest expense and the percentage changes from 2013 versus 2012 and from 2012 versus 2011.

(Dollars in thousands)	2013	2012	2011	% Change 2013/2012	%Change 2012/2011
Salaries and employee benefits	$7,405	$7,055	$6,773	4.96%	4.16%
Occupancy expense of premises	1,510	1,359	1,643	11.11	(17.29)
Equipment	1,206	1,090	1,051	10.64	3.71
Directors’ compensation	845	732	760	15.44	(3.68)
Advertising	247	213	279	15.96	(23.66)
Legal	175	569	494	(69.24)	15.18
Federal insurance premium	498	538	884	(7.43)	(39.14)
Other	2,025	1,983	1,930	2.12	2.75

Total	$13,911	$13,539	$13,814	2.75%	(1.99)%

2013 v. 2012. The components of non-interest expense which experienced the most significant change in fiscal 2013 were salaries and employee benefits, occupancy expense of premises, and legal expenses. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of a commercial loan officer in the current period, along with normal annual salary increases. Occupancy expense of premises increased due to normal annual increases as well as the additional expense associated with the Bank’s loan department being moved to a new leased location in September 2012. The decrease in legal expenses was primarily due to expensing of legal fees totaling $302,000 during the 2012 period as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011.

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

Income Taxes.

2013 v. 2012. Income taxes decreased due to lower pre-tax income for 2013. The overall effective tax rate for 2013 was 34.1%, compared to 34.6% for 2012.

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

	Year Ended March 31,
	2013				2012				2011
(Dollars in thousands)	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost	Average Balance		Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans receivable	$449,506		$19,441	4.32%	$439,551		$20,812	4.73%	$458,455		$22,725	4.96%
Mortgage-backed securities	357,072		12,710	3.56%	336,966		14,141	4.20%	340,492		15,873	4.66%
Investment securities	150,732		3,018	2.00%	246,307		5,838	2.37%	222,617		5,946	2.67%
Other interest-earning assets	28,266		224	0.79%	32,743		283	0.86%	24,439		396	1.62%

Total interest-earning assets	985,576		35,393	3.59%	1,055,567		41,074	3.89%	1,046,003		44,940	4.30%

Noninterest-earning assets	63,070				69,901				66,035

Total assets	$1,048,646				$1,125,468				$1,112,038

Liabilities and equity:
Interest-bearing liabilities:
Demand accounts	$57,201		111	0.19%	$55,296		195	0.35%	$54,259		375	0.69%
Savings and club accounts	124,057		324	0.26%	121,145		518	0.43%	110,690		874	0.79%
Certificates of deposit	594,339		9,042	1.52%	650,628		11,932	1.83%	638,291		13,616	2.13%

Total interest-bearing deposits	775,597		9,477	1.22%	827,069		12,645	1.53%	803,240		14,865	1.85%
FHLB advances	61,504		2,360	3.84%	90,502		3,504	3.87%	113,746		4,380	3.85%

Total interest-bearing liabilities	837,101		11,837	1.41%	917,571		16,149	1.76%	916,986		19,245	2.10%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	10,335				7,750				6,690
Other noninterest-bearing liabilities	14,496				16,824				10,918

Total noninterest-bearing liabilities	24,831				24,574				17,608

Total liabilities	861,932				942,145				934,594
Stockholders’ equity	186,714				183,323				177,444

Total liabilities and stockholders’ equity	$1,048,646				$1,125,468				$1,112,038

Net interest income			$23,556				$24,925				$25,695

Interest rate spread				2.18%				2.13%				2.20%
Net interest margin				2.39%				2.36%				2.46%
Average interest-earning assets to average interest-bearing liabilities	1.18	x			1.15	x			1.14	x

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

	Year Ended March 31, 2013 Compared to 2012			Year Ended March 31, 2012 Compared to 2011
	Increase (Decrease) Due to			Increase (Decrease) Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net
Interest income:
Loans receivable	$463	$(1,834)	$(1,371)	$(900)	$(1,013)	$(1,913)
Mortgage-backed securities	811	(2,242)	(1,431)	(164)	(1,568)	(1,732)
Investment securities	(2,011)	(809)	(2,820)	597	(705)	(108)
Other interest-earning assets	(37)	(22)	(59)	109	(222)	(113)

Total interest income	(774)	(4,907)	(5,681)	(358)	(3,508)	(3,866)

Interest expense:
Demand deposits	7	(91)	(84)	7	(187)	(180)
Savings and club accounts	12	(206)	(194)	76	(432)	(356)
Certificates of deposit	(977)	(1,913)	(2,890)	259	(1,943)	(1,684)

Total deposit expense	(958)	(2,210)	(3,168)	342	(2,562)	(2,220)

FHLB advances	(1,117)	(27)	(1,144)	(899)	23	(876)

Total interest expense	(2,075)	(2,237)	(4,312)	(557)	(2,539)	(3,096)

Net interest income	$1,301	$(2,670)	$(1,369)	$199	$(969)	$(770)

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

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. The following describes our general collection procedures. We mail a late charge notice when the loan becomes 15 days past due. We make initial contact with the borrower when the loan becomes 30 days past due. If payment is not received by the 45th day of delinquency, additional letters and phone calls generally are made. Sometime after the 90th day of delinquency, we will send the borrower a final demand for payment and refer the loan to legal counsel to commence foreclosure proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. We may consider loan workout arrangements with certain borrowers under certain circumstances.

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

Although we are very careful when purchasing loans and individually underwrite each purchased loan, our loss experience is higher on our purchased loans than on loans we have originated for our portfolio. At March 31, 2013, nonperforming loans included twenty-six loans we originated totaling $3.6 million and ten loans we purchased totaling $2.3 million.

We consider repossessed assets and loans that are 90 days or more past due or on a nonaccrual status to be nonperforming assets. Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When a property is acquired, it is recorded at its fair market value less costs to sell at the date of foreclosure establishing a new cost basis. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2013 and 2012, we had $215,000 and $139,000, respectively, in real estate owned.

Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement. We consider one- to four-family mortgage loans and consumer installment loans to be homogeneous and, therefore, do not individually evaluate them for impairment unless they are considered troubled debt restructurings, as discussed below. All other loans are evaluated for impairment on an individual basis. At March 31, 2013, 2012 and 2011, we had $779,000, $1.2 million and $1.4 million, respectively, in loans that were considered impaired.

For economic reasons and to maximize the recovery of a loan, we work with borrowers experiencing financial difficulties. We consider modifying the borrower’s existing loan terms and conditions that we would not otherwise consider, commonly referred to as troubled debt restructurings. We record an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently these loans are individually evaluated for impairment. To be in compliance with its modified terms, a loan that is a troubled debt restructuring must be current or less than 30 days past due on its contractual principal and interest payments under the modified terms. After six months of satisfactory payment history, if the Bank expects to receive all remaining payments in accordance with the terms of the restructuring, the loan can be placed in an accrual status, and after one year it may be returned to a non-adverse classification while retaining its impaired status.

The following table provides information with respect to our nonperforming assets at the dates indicated. At March 31, 2013, 2012 and 2011 we had impaired loans of $779,000, $1.2 million and $1.4 million, respectively. There were two troubled debt restructured loans with aggregate balances of approximately $217,000 which were past due 90 days or more and in a nonaccrual status at March 31, 2013. Interest income recognized on impaired loans during the period of impairment totaled approximately $31,000, $78,000 and $61,000, respectively, for the years ended March 31, 2013, 2012 and 2011.

	At March 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Nonaccrual loans:
Real estate loans:
One-to four-family	$5,496	$3,671	$2,802	$1,890	$858
Multi-family	—	—	—	331	—
Commercial	251	—	385	206	—
Consumer loans	148	102	24	35	12

Total nonaccrual loans	5,895	3,773	3,211	2,462	870
Accruing loans past due 90 days or more	—	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	5,895	3,773	3,211	2,462	870

Real estate owned	215	139	136	—	—

Total nonperforming assets	6,110	3,912	3,347	2,462	870

Accruing troubled debt restructurings	—	657	1,138	1,676	432
Nonaccrual troubled debt restructurings	528	252	37	11	—

Total troubled debt restructurings	528	909	1,175	1,687	432

Less nonaccrual troubled debt restructurings included in total nonaccrual loans	(528)	(252)	(37)	(11)	—

Total nonperforming assets and troubled debt restructurings	$6,110	$4,569	$4,485	$4,138	$1,302

Total nonperforming loans to total gross loans	1.29%	0.86%	0.72%	0.51%	0.19%
Total nonperforming loans to total assets	0.58%	0.34%	0.29%	0.23%	0.09%
Total nonperforming assets and troubled debt restructurings to total assets	0.60%	0.41%	0.40%	0.39%	0.14%

Nonperforming loans increased from $3.8 million at March 31, 2012 to $5.9 million at March 31, 2013. At March 31, 2013, nonperforming loans consisted of thirty loans secured by one -to four-family residential real estate, one loan secured by commercial real estate, four second mortgage loans secured by one -to four-family real estate, and one second mortgage loan secured by commercial real estate, while at March 31, 2012, nonperforming loans consisted of twenty loans secured by one-to four-family residential real estate, two second mortgage loans secured by one -to four-family real estate, and one second mortgage loan secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 1.29% at March 31, 2013 as compared to 0.86% at March 31, 2012. The gross loan portfolio increased $18.8 million, or 4.3%, to $458.6 million at March 31, 2013, from $439.8 million at March 31, 2012. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2013 are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, sixteen new loans were included, twenty loans reported as nonaccrual at March 31, 2012 were still reported as nonaccrual at March 31, 2013, four loans were still classified as troubled debt restructurings at March 31, 2013 and two loans were no longer classified as they had been paid off. One previous loan was classified as real estate owned as of March 31, 2013. No new loans were restructured during the year ended March 31, 2013, and two loans reported at March 31, 2012 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Nonperforming loans increased from $3.2 million at March 31, 2011 to $3.8 million at March 31, 2012. At March 31, 2012, nonperforming loans consisted of twenty loans secured by one -to four-family residential real estate, two second mortgage loans secured by one-to four-family real estate, and one second mortgage loan secured by commercial real estate, while at March 31, 2011, nonperforming loans consisted of fourteen loans secured by one - to four-family residential real estate, and two loans secured by commercial real estate. The percentage of nonperforming loans to total gross loans totaled 0.86% at March 31, 2012 as compared to 0.72% at March 31, 2011. The gross loan portfolio decreased $4.9 million, or 1.1%, to $439.8 million at March 31, 2012, from $444.7 million at March 31, 2011. Nonaccrual loans are in various stages of collection, workout or foreclosure and are secured by New Jersey properties whose values in most instances, at March 31, 2012 are estimated to equal or exceed outstanding balances due on these loans at that date. Of the increase in nonaccrual loans, twelve new loans were included, one loan reported as nonaccrual at March 31, 2011 was still reported as nonaccrual at March 31, 2012 and was also classified as a troubled debt restructuring at March 31, 2012, and five loans were no longer classified, as two loan had paid off, two were current and one loan was classified as real estate owned as of March 31, 2012. Three new loans were restructured during the year ended March 31, 2012, and three reported at March 31, 2011 were no longer considered troubled debt restructurings as the loans performed for twelve consecutive months, in accordance with the terms of the restructuring.

Interest income that would have been recorded for the years ended March 31, 2013, 2012 and 2011, had nonaccruing loans been current and accruing interest according to their original terms, amounted to $296,000, $206,000, and $167,000, respectively. The amount of interest related to these loans included in interest income was $201,000, $119,000 and $71,000, respectively, for the years ended March 31, 2013, 2012 and 2011.

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

The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At March 31,
(In thousands)	2013	2012	2011
Special mention assets	$1,264	$2,358	$1,257
Substandard assets	6,351	4,291	3,450
Doubtful assets	—	—	—
Loss assets	—	—	—

Total classified assets	$7,615	$6,649	$4,707

At each of the dates in the above table, substandard and doubtful assets consisted of all nonperforming assets and included negative escrow amounts. At March 31, 2013, we had two current loans totaling $347,000 which were in special mention assets and at March 31, 2012, we had six current loans totaling $890,000 which were in special mention assets. Total classified assets increased approximately $966,000, or 14.5%, from March 31, 2012 to March 31, 2013 and increased approximately $1.9 million, or 41.3%, from March 31, 2011 to March 31, 2012.

Delinquencies. The following table provides information about delinquencies in our loan portfolio at the dates indicated.

	At March 31,
	2013			2012			2011
(In thousands)	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due	30-59 Days Past Due	60-89 Days Past Due	90 Days or Greater Past Due
Real estate loans:
One -to four-family	$2,076	$300	$3,693	$3,982	$191	$3,124	$2,250	$74	$2,802
Commercial	—	251	—	—	—	—	261	63	385
Construction	—	—	—	—	—	—	—	—	—
Consumer and other loans:
Second mortgage and equity line of credit	9	4	39	102	—	52	103	—	24
Passbook or certificate and other loans	—	96	—	6	—	—	36	—	—

Total	$2,085	$651	$3,732	$4,090	$191	$3,176	$2,650	$137	$3,211

There were five loans delinquent 60 to 89 days at March 31, 2013 as compared to two loans at March 31, 2012 and three loans at March 31, 2011. There were twenty-three loans delinquent 90 days or greater at March 31, 2013, eighteen loans delinquent 90 days or greater at March 31, 2012 and sixteen loans delinquent 90 days or greater at March 31, 2011. There were ten loans in the process of foreclosure with a total balance of $2.2 million at March 31, 2013 as compared to eight loans with a total balance of $1.7 million at March 31, 2012 and eleven loans with a total balance of $2.3 million at March 31, 2011.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. The allowance for loan losses consists of general and unallocated components. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one-to-four family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. The historical loss factor is adjusted by qualitative risk factors which include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices;

2.	National, regional, and local economic and business conditions, including the value of underlying collateral for collateral dependent loans;

3.	Nature and volume of the portfolio and terms of loans;

4.	Experience, ability and depth of lending management and staff;

5.	The quality of the Bank’s loan review system;

6.	Volume and severity of past due, classified and nonaccrual loans;

7.	Existence and effect of any concentrations of credit and changes in the level of such concentrations; and

8.	Effect of external factors, such as competition and legal and regulatory requirements.

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

The Office of the Comptroller of the Currency, as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The Office of the Comptroller of the Currency may require us to recognize adjustments to the allowance based on its review of information available to it at the time of its examination.

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

	At or For the Year Ended March 31,
(Dollars in thousands)	2013	2012	2011	2010	2009
Allowance at beginning of period	$2,090	$1,880	$2,050	$1,700	$1,440

Provision for loan losses	762	247	102	433	260
Recoveries on one - to four-family real estate	50	—	—	—	—
Charge-offs:
One -to four-family real estate	(402)	(31)	(112)	(83)	—
Multi-family real estate	—	—	(160)	—	—
Commercial real estate	—	(6)	—	—	—

Net charge-offs	(352)	(37)	(272)	(83)	—

Allowance at end of period	$2,500	$2,090	$1,880	$2,050	$1,700

Allowance to nonperforming loans	42.41%	55.38%	58.55%	83.27%	195.40%
Allowance to total gross loans outstanding at the end of the period	0.55%	0.48%	0.42%	0.43%	0.36%
Net charge-offs to average outstanding loans during the period	0.08%	0.01%	0.06%	0.02%	0.00%

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At March 31,
	2013			2012			2011
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$2,127	85.08%	91.41%	$1,733	82.92%	90.53%	$1,601	85.16%	91.15%
Multi-family real estate	187	7.48	3.27	193	9.23	3.20	103	5.48	2.86
Commercial real estate	99	3.96	2.98	105	5.02	3.37	93	4.94	2.73
Construction	5	0.20	0.20	4	0.19	0.32	11	0.59	0.55
Consumer and other	39	1.56	2.14	43	2.06	2.58	49	2.61	2.71
Unallocated	43	1.72	—	12	0.58	—	23	1.22	—

Total allowance for loan losses	$2,500	100.00%	100.00%	$2,090	100.00%	100.00%	$1,880	100.00%	100.00%

	At March 31,
	2010			2009
(Dollars in thousands)	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans	Amount	% of Allowance to Total Allowance	% of Loans in Category to Total Loans
One- to four-family	$1,746	85.17%	91.90%	$1,525	89.71%	91.82%
Multi-family real estate	125	6.10	2.58	36	2.12	2.24
Commercial real estate	111	5.41	2.54	74	4.35	2.42
Construction	1	0.05	0.18	1	0.06	0.16
Consumer and other	67	3.27	2.80	64	3.76	3.36
Unallocated	—	—	—	—	—	—

Total allowance for loan losses	$2,050	100.00%	100.00%	$1,700	100.00%	100.00%

Management of Market Risk.

Qualitative analysis. The majority of Clifton Savings Bank’s assets and liabilities are monetary in nature. Consequently, one of our most significant forms of market risk is interest rate risk. The Bank’s assets consist primarily of mortgage loans, and investment and mortgage-backed securities which have longer maturities than the Bank’s liabilities, which consists primarily of deposits. As a result, a principal part of Clifton Savings Bank’s business strategy is to manage interest rate risk and reduce the exposure of net interest income to change in market interest rates. Accordingly, our Board of Directors, through its Enterprise Risk Management Committee, has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in assets and liabilities, for determining the level of risk that is appropriate given Clifton Savings Bank’s business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the Board of Directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee, which consists of senior management and outside directors, operates under a policy adopted by the Board of Directors, and meets as needed to review Clifton Savings Bank’s asset/liability policies and interest rate risk position.

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

Quantitative analysis. The table below sets forth, as of March 31, 2013, the estimated changes in Clifton Savings Bank’s NPV and net interest income that would result from the designated changes in interest rates. This data is for the Bank and its subsidiary only and does not include any assets of Clifton Savings Bancorp. Such changes to interest rates are calculated as an immediate and permanent change for the purposes of computing NPV and a gradual change over a one- year period for the purposes of computing net interest income. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. We did not estimate changes in NPV or net interest income for an interest rate decrease of greater than 100 basis points or increase of greater than 200 basis points.

				Net Interest Income
	Net Portfolio Value (2)				(Decrease) in
		Estimated Increase		Estimated	Estimated Net
Change in Interest Rates	Estimated	(Decrease)		Net Interest	Interest Income
Basis Point (bp) (1)	NPV	Amount	Percent	Income (3)	Amount	Percent
	(Dollars in Thousands)
+200 bp	$135,444	$(37,191)	(21.54)%	$21,981	$(550)	(2.44)%
0	172,635	—	—	22,531	—	—
(100)	173,346	711	0.41	22,214	(317)	(1.41)

(1)	Assumes an instantaneous and parallel shift in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Assumes a gradual change in interest rates over a one year period at all maturities.

The table set forth above indicates at March 31, 2013, in the event of a 200 basis point increase in interest rates, we would be expected to experience a 21.54% decrease in NPV and a $550,000 or 2.44%, decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would be expected to experience a 0.41% decrease in NPV and a $317,000, or 1.41%, decrease in net interest income. Please note that the NPV is a theoretical liquidation calculation which assumes the Bank is no longer a going concern and that the net interest income simulation is built upon a static (no growth or attrition) balance sheet. Accordingly, this data does not reflect any future actions management may take in response to changes in interest rates, such as changing the mix of assets and liabilities, which could change the results of the NPV and net interest income calculations.

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

Our most liquid assets are cash and cash equivalents and interest-bearing deposits in other banks. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2013, cash and cash equivalents totaled $25.9 million, including interest-bearing deposits of $10.8 million. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $15.4 million at March 31, 2013. On March 31, 2013, we had $52.5 million in Federal Home Loan Bank advances outstanding. In addition, if Clifton Savings Bank requires funds beyond its ability to generate them internally, it can borrow funds under an overnight advance program up to Clifton Savings Bank’s maximum borrowing capacity based on its ability to collateralize such borrowings. Additionally, Clifton Savings Bank has the ability to borrow funds of up to an aggregate of $88.0 million at Bank of America and PNC Capital Markets under established unsecured overnight lines of credit at a daily adjustable rate.

At March 31, 2013, we had $18.3 million in loan origination commitments outstanding and $9.0 in commitments to purchase loans. In addition to commitments to originate and purchase loans, at March 31, 2013, we had $4.8 million in customer approved unused equity lines of credit. Certificates of deposit due within one year of March 31, 2013 totaled $321.3 million, or 42.1% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and lines of credit. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2014. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us and that we have the ability to attract and retain deposits by adjusting the interest rates offered.

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

Clifton Savings Bancorp is a separate legal entity from Clifton Savings Bank and must provide for its own liquidity. In addition to its operating expenses, Clifton Savings Bancorp alone is responsible for paying any dividends declared to its shareholders. Clifton Savings Bancorp also has repurchased shares of its common stock. Its primary source of income is dividends received from Clifton Savings Bank. The amount of dividends that Clifton Savings may declare and pay to Clifton Savings Bancorp in any calendar year, without the receipt of prior approval from the Office of the Comptroller of the Currency but with prior notice to the Office of the Comptroller of the Currency, cannot exceed net income for that year to date plus retained net income (as defined) for the preceding two calendar years. On a stand-alone basis, Clifton Savings Bancorp had liquid assets of $14.3 million at March 31, 2013.

The following table presents certain of our contractual obligations as of March 31, 2013.

	Payments Due by Period at March 31, 2013
Contractual Obligations	Total at March 31, 2013	1 year or Less	Over 1 year to 3 years	Over 3 years to 5 years	More Than 5 years
	(In thousands)
Operating lease obligations (1)	$2,280	$460	$829	$638	$353
Certificates of deposit	565,281	321,254	199,687	19,616	24,724
FHLB advances	52,500	—	10,000	32,500	10,000
Benefit plan obligations	3,376	124	297	307	2,648
Undisbursed funds from approved lines of credit	4,757	—	89	166	4,502
Other commitments to extend credit	27,347	27,347	—	—	—

	$655,541	$349,185	$210,902	$53,227	$42,227

(1)	Payments are for lease of real property.

Our primary investing activities are the origination of loans and the purchase of securities. During the year ended March 31, 2013, we originated $60.0 million of loans and purchased $199.8 million of securities. We purchased $48.6 million of loans during the year ended March 31, 2013. In fiscal 2012, we originated $64.1 million of loans and purchased $289.8 million of securities. We also purchased $20.8 million of loans during the year ended March 31, 2012. In fiscal 2011, we originated $60.7 million of loans, purchased $1.8 million of loans, and purchased $305.6 million of securities.

Financing activities consist primarily of activity in deposit accounts and in Federal Home Loan Bank advances. We experienced a net decrease in total deposits of $62.6 million for the year ended March 31, 2013, a net decrease in total deposits of $11.1 million for the year ended March 31, 2012 and a net increase in total deposits of $79.2 million for the year ended March 31, 2011. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. During the year ended March 31, 2013, we implemented a strategy of pricing which allowed for a controlled outflow of non-core deposits in order to maintain the net interest margin and spread in the current economic environment. We normally price our deposits to be competitive and to increase core deposit relationships. Occasionally, we introduce new products or offer promotional deposit rates on certain deposit products in order to attract deposits. Federal Home Loan Bank advances decreased $26.2 million for the year ended March 31, 2013 as a result of $15.0 million of long-term borrowings which were repaid in accordance with their original terms, and $16.2 million of long-term borrowings which were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012. During the year ended March 31, 2013 we incurred one new $5.0 million long-term borrowing. We had $52.5 million, $78.7 million and $95.7 million in advances outstanding at March 31, 2013, 2012 and 2011, respectively.

Capital Management

We are subject to various regulatory capital requirements administered by the Office of the Comptroller of the Currency, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. Under these requirements the federal bank regulatory agencies have established quantitative measures to ensure that minimum thresholds for Tier 1 Capital, Total Capital and Leverage (Tier 1 Capital divided by average assets) ratios are maintained. Failure to meet minimum capital requirements can trigger certain mandatory and possibly additional, discretionary actions by regulators that could have a direct material effect on our operations and financial position. Under the capital adequacy guidelines and the regulatory framework for prompt corrective action, Clifton Savings must meet specific capital guidelines that involve quantitative measures of assets and certain off-balance sheet items as calculated under regulatory accounting practices. It is our intention to maintain “well-capitalized” risk-based capital levels. Clifton Savings Bank’s capital amounts and classifications are also subject to qualitative judgments by the federal bank regulators about components, risk weightings and other factors. At March 31, 2013, we exceeded all of our regulatory capital requirements. In January 2013, the most recent notification from the Office of the Comptroller of the Currency, we were considered “well capitalized” under regulatory guidelines as of September 30, 2012.

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

For the years ended March 31, 2013 and 2012, we engaged in no off-balance sheet transactions reasonably likely to have a material effect on our consolidated financial position, results of operations, or cash flows.

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

Management’s Report on Internal Control Over Financial Reporting

The management of Clifton Savings Bancorp, Inc. and its subsidiaries (collectively the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting. The Company’s internal control system is a process designed to provide reasonable assurance to the management and Board of Directors regarding the preparation and fair presentation of published consolidated financial statements.

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

The Company’s management assessed the effectiveness of internal control over financial reporting as of March 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control-Integrated Framework. Based on its assessment, management believes that, as of March 31, 2013, the Company’s internal control over financial reporting is effective based on those criteria.

The Company’s independent registered public accounting firm that audited the consolidated financial statements has issued an audit report on the effective operation of the Company’s internal control over financial reporting as of March 31, 2013, a copy of which is included in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited Clifton Savings Bancorp, Inc. and Subsidiaries’ (collectively the “Company”) internal control over financial reporting as of March 31, 2013, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

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

In our opinion, Clifton Savings Bancorp, Inc. and Subsidiaries maintained, in all material respects, effective internal control over financial reporting as of March 31, 2013, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statements of financial condition and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows of Clifton Savings Bancorp, Inc. and Subsidiaries, and our report dated June 6, 2013 expressed an unqualified opinion.

/s/ ParenteBeard LLC

Clark, New Jersey

June 6, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Clifton Savings Bancorp, Inc. and Subsidiaries

Clifton, New Jersey

We have audited the accompanying consolidated statements of financial condition of Clifton Savings Bancorp, Inc. and Subsidiaries (collectively the “Company”) as of March 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended March 31, 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clifton Savings Bancorp, Inc. and Subsidiaries as of March 31, 2013 and 2012, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended March 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Clifton Savings Bancorp, Inc. and Subsidiaries’ internal control over financial reporting as of March 31, 2013, based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated June 6, 2013 expressed an unqualified opinion.

/s/ ParenteBeard LLC

Clark, New Jersey

June 6, 2013

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31,
	2013	2012
	(In Thousands, Except Share and Per Share Data)
ASSETS
Cash and due from banks	$15,048	$11,534
Interest-bearing deposits in other banks	10,848	28,723

Cash and Cash Equivalents	25,896	40,257

Securities available for sale, at fair value:	15,399	70,195
Securities held to maturity, at cost: (fair value of $479,339 at March 31, 2013 and $521,449 at March 31, 2012):	462,728	504,014

Loans receivable	459,312	438,923
Allowance for loan losses	(2,500)	(2,090)

Net Loans	456,812	436,833

Bank owned life insurance	35,499	27,577
Premises and equipment	7,841	8,075
Federal Home Loan Bank of New York stock	3,897	5,127
Interest receivable	3,177	3,927
Real estate owned	215	139
Other assets	4,620	5,296

Total Assets	$1,016,084	$1,101,440

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$13,228	$7,997
Interest bearing	750,464	818,278

Total Deposits	763,692	826,275

Advances from Federal Home Loan Bank of New York	52,500	78,679
Advance payments by borrowers for taxes and insurance	5,071	5,139
Other liabilities and accrued expenses	7,493	4,886

Total Liabilities	828,756	914,979

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock ($.01 par value), 1,000,000 shares authorized; shares issued or outstanding - none	—	—
Common stock ($.01 par value), 75,000,000 shares authorized; 30,530,470 shares issued, 26,166,652 shares outstanding at March 31, 2013; 26,138,138 shares outstanding at March 31, 2012	305	305
Paid-in capital	136,154	135,965
Deferred compensation obligation under Rabbi Trust	292	273
Retained earnings	102,292	101,835
Treasury stock, at cost; 4,363,818 shares at March 31, 2013; 4,392,332 shares at March 31, 2012	(47,067)	(47,363)
Common stock acquired by Employee Stock Ownership Plan (“ESOP”)	(4,213)	(4,946)
Accumulated other comprehensive (loss) income	(188)	619
Stock held by Rabbi Trust	(247)	(227)

Total Stockholders’ Equity	187,328	186,461

Total Liabilities and Stockholders’ Equity	$1,016,084	$1,101,440

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Years Ended March 31,
	2013	2012	2011
	(In Thousands, Except Share and Per Share Data)
Interest Income
Loans	$19,441	$20,812	$22,725
Mortgage-backed securities	12,710	14,141	15,873
Debt securities	3,018	5,838	5,946
Other interest-earning assets	224	283	396

Total Interest Income	35,393	41,074	44,940

Interest Expense
Deposits	9,477	12,645	14,865
Advances	2,360	3,504	4,380

Total Interest Expense	11,837	16,149	19,245

Net Interest Income	23,556	24,925	25,695
Provision for Loan Losses	762	247	102

Net Interest Income after Provision for Loan Losses	22,794	24,678	25,593

Non-Interest Income
Fees and service charges	212	213	212
Bank owned life insurance	922	862	879
Gain on sale of securities	647	—	872
Net (loss) gain on sale and disposal of premises and equipment	(3)	(9)	327
Loss on extinguishment of debt	(527)	—	—
Loss on write-down of land held for sale	(99)	(156)	(397)
Other	2	3	16

Total Non-Interest Income	1,154	913	1,909

Non-Interest Expenses
Salaries and employee benefits	7,405	7,055	6,773
Occupancy expense of premises	1,510	1,359	1,643
Equipment	1,206	1,090	1,051
Directors’ compensation	845	732	760
Advertising	247	213	279
Legal	175	569	494
Federal deposit insurance premium	498	538	884
Other	2,025	1,983	1,930

Total Non-Interest Expenses	13,911	13,539	13,814

Income before Income Taxes	10,037	12,052	13,688
Income Taxes	3,427	4,175	4,876

Net Income	$6,610	$7,877	$8,812

Net Income per Common Share
Basic	$0.26	$0.31	$0.34

Diluted	$0.26	$0.31	$0.34

Dividends per common share	$0.24	$0.24	$0.24

Weighted Average Number of Common Shares and Common Stock Equivalents Outstanding:
Basic	25,685,685	25,607,442	25,579,989

Diluted	25,769,538	25,625,250	25,586,694

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)

Net income	$6,610	$7,877	$8,812

Other comprehensive (loss) income:
Gross unrealized holding (loss) gain on securities available for sale, net of income taxes (benefit) of ($178), $43 and ($245), respectively	(258)	26	(368)
Reclassification adjustment for gross realized holding (gain) on securities available for sale, net of income tax of $264, $0 and $348, respectively	(383)	—	(524)
Benefit plans, net of income taxes of ($115) ($181) and ($52), respectively	(166)	(257)	(78)

Total other comprehensive loss	(807)	(231)	(970)

Total comprehensive income	$5,803	$7,646	$7,842

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended March 31, 2013, 2012 and 2011

	Common Stock	Paid-In Capital	Deferred Compensation Obligation Under Rabbi Trust	Retained Earnings	Treasury Stock	Common Stock Acquired by ESOP	Accumulated Other Comprehensive Income (Loss)	Stock Held by Rabbi Trust	Total
	(In Thousands, Except Share and Per Share Data)

Balance - March 31, 2010	$305	$135,921	$233	$89,361	$(45,050)	$(6,411)	$1,820	$(187)	$175,992

Net income	—	—	—	8,812	—	—	—	—	8,812
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(970)	—	(970)
ESOP shares committed to be released	—	(27)	—	—	—	733	—	—	706
Purchase of treasury stock - 298,000 shares	—	—	—	—	(2,707)	—	—	—	(2,707)
Stock option expense	—	166	—	—	—	—	—	—	166
Restricted Stock Awards Earned	—	52	—	—	—	—	—	—	52
Funding of Restricted Stock Awards	—	(362)	—	—	362	—	—	—	—
Funding of Supplemental Executive Retirement Plan	—	—	19	—	23	—	—	(23)	19
Tax benefit from stock based compensation	—	2	—	—	—	—	—	—	2
Cash dividends declared ($0.24 per share)	—	—	—	(2,106)	—	—	—	—	(2,106)

Balance - March 31, 2011	305	135,752	252	96,067	(47,372)	(5,678)	850	(210)	179,966

Net income	—	—	—	7,877	—	—	—	—	7,877
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(231)	—	(231)
ESOP shares committed to be released	—	19	—	—	—	732	—	—	751
Purchase of treasury stock - 1,061 shares	—	—	—	—	(11)	—	—	—	(11)
Stock option expense	—	127	—	—	—	—	—	—	127
Restricted Stock Awards Earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	(3)	21	—	20	—	—	(17)	21
Tax benefit from stock based compensation	—	8	—	—	—	—	—	—	8
Cash dividends declared ($0.24 per share)	—	—	—	(2,109)	—	—	—	—	(2,109)

Balance - March 31, 2012	305	135,965	273	101,835	(47,363)	(4,946)	619	(227)	186,461

Net income	—	—	—	6,610	—	—	—	—	6,610
Other comprehensive loss, net of income tax	—	—	—	—	—	—	(807)	—	(807)
ESOP shares committed to be released	—	49	—	—	—	733	—	—	782
Purchase of treasury stock - 2,602 shares	—	—	—	—	(27)	—	—	—	(27)
Stock option expense	—	76	—	—	—	—	—	—	76
Restricted Stock Awards Earned	—	62	—	—	—	—	—	—	62
Funding of Supplemental Executive Retirement Plan	—	1	19	—	19	—	—	(20)	19
Tax benefit from stock based compensation	—	6	—	—	—	—	—	—	6
Exercise of stock options	—	(5)	—	—	304	—	—	—	299
Cash dividends declared ($0.24 per share)	—	—	—	(6,153)	—	—	—	—	(6,153)

Balance - March 31, 2013	$305	$136,154	$292	$102,292	$(47,067)	$(4,213)	$(188)	$(247)	$187,328

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Cash Flows From Operating Activities
Net income	$6,610	$7,877	$8,812
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of premises and equipment	627	564	528
Net (accretion) of deferred fees and costs, premiums and discounts	(18)	(326)	(202)
Provision for loan losses	762	247	102
Net loss (gain) on sale and disposal of premises and equipment	3	9	(327)
Realized gain on sale of securities available for sale	(647)	—	(872)
Loss on extinguishment of debt	527	—	—
Loss on write-down of land held for sale	99	156	397
Loss on write-down of real estate owned	46	38	50
Decrease (increase) in interest receivable	750	624	(174)
Deferred income tax expense (benefit)	119	(265)	13
Decrease (increase) in other assets	734	620	(11)
Decrease in accrued interest payable	(115)	(59)	(122)
(Decrease) increase in other liabilities	(328)	354	80
(Increase) in cash surrender value of bank owned life insurance	(922)	(862)	(879)
ESOP shares committed to be released	782	751	706
Loss on sale of real estate owned	1	1	—
Restricted stock expense	62	62	52
Stock option expense	76	127	166
Increase in deferred compensation obligation under Rabbi Trust	19	21	19

Net Cash Provided by Operating Activities	9,187	9,939	8,338

Cash Flows From Investing Activities
Proceeds from calls, maturities and repayments of:
Securities available for sale	60,533	37,816	37,586
Securities held for maturity	229,071	249,104	193,492
Proceeds from sale of securities available for sale	8,827	—	11,070
Proceeds from sale of premises and equipment	—	—	493
Redemptions of Federal Home Loan Bank of New York stock	2,130	847	1,263
Purchases of:
Securities available for sale	(15,000)	(70,004)	(15,000)
Securities held for maturity	(184,835)	(219,776)	(290,618)
Loans receivable	(48,600)	(20,788)	(1,817)
Bank owned life insurance	(7,000)	—	(3,000)
Premises and equipment	(396)	(373)	(515)
Federal Home Loan Bank of New York stock	(900)	—	(80)
Net decrease in loans receivable	27,762	25,383	37,213
Proceeds from sale of real estate owned	92	135	—

Net Cash Provided by (Used in) Investing Activities	71,684	2,344	(29,913)

See notes to consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Cash Flows From Financing Activities
Net (decrease) increase in deposits	$(62,583)	$(11,110)	$79,233
Proceeds from advances from Federal Home Loan Bank of New York	5,000	—	—
Payments on advances from Federal Home Loan Bank of New York	(31,706)	(16,989)	(28,069)
Net (decrease) increase in payments by borrowers for taxes and insurance	(68)	116	(170)
Exercise of stock options	299	—	—
Dividends paid	(6,153)	(2,109)	(2,106)
Purchase of treasury stock	(27)	(11)	(2,707)
Income tax benefit from stock based compensation	6	8	2

Net Cash (Used in) Provided by Financing Activities	(95,232)	(30,095)	46,183

Net (Decrease) Increase in Cash and Cash Equivalents	(14,361)	(17,812)	24,608

Cash and Cash Equivalents - Beginning	40,257	58,069	33,461

Cash and Cash Equivalents - Ending	$25,896	$40,257	$58,069

Supplemental Information:
Cash Paid During the Period for:
Interest on deposits and borrowings	$11,952	$16,208	$19,367

Income taxes paid	$3,995	$4,717	$4,909

Non cash activities:
Reclass property from premises and equipment to land held for sale included in other assets	$—	$—	$1,157

Transfer from loans receivable to real estate owned	$215	$177	$186

Amount due brokers for security purchases	$3,050	$—	$—

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

In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 855, “Subsequent Events”, the Company has evaluated events and transactions occurring subsequent to March 31, 2013 for items that should potentially be recognized or disclosed in these consolidated financial statements. The evaluation was conducted through the date these consolidated financial statements were issued.

Use of Estimates

Material estimates that are particularly susceptible to significant changes relate to the determination of the allowance for loan losses, the identification of other-than-temporary impairment on securities, the determination of the liabilities and expenses of the defined benefit plans, the determination of the amount of deferred tax assets which are more likely than not to be realized and the estimation of fair value measurements of the Company’s financial instruments. Management believes that the allowance for loan losses is adequate, the evaluation of other-than-temporary impairment of securities are done in accordance with GAAP, the liabilities and expenses for the defined benefit plans that are based upon actuarial assumptions of future events are reasonable, and all deferred tax assets are more likely than not to be recognized. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the market area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance for loan losses based on their judgments about information available to them at the time of their examinations. Management uses its best judgment in estimating fair value measurements of the Company’s financial instruments; however, there are inherent weaknesses in any estimation technique. Management utilizes various assumptions and valuation techniques to determine fair value, including, but not limited to cash flows, discount rates, rate of return, adjustments for nonperformance and liquidity, quoted market prices, and appraisals. The fair value estimates are not necessarily indicative of the actual amounts the Company could have realized in a sales transaction on the dates indicated. The estimated fair value amounts have not been re-evaluated or updated subsequent to those respective dates. As such, the estimated fair values subsequent to the respective dates may be different than the amounts reported. Finally, the determination of the amount of deferred tax assets more likely than not to be realized is dependent on projections of future earnings, which are subject to frequent change.

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

Securities

In accordance with applicable accounting standards, investments in debt securities over which there exists a positive intent and ability to hold to maturity are classified as held to maturity securities and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized holding gains or losses included in earnings. Debt and equity securities not classified as trading securities nor as held to maturity securities are classified as available for sale securities and reported at fair value, with unrealized holding gain or losses, net of applicable deferred income taxes, reported in the accumulated other comprehensive income component of stockholders’ equity. The Company had no trading securities at March 31, 2013 and 2012.

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

Concentration of Credit Risk

Financial instruments which potentially subject the Company, Bank and Botany to concentrations of credit risk consist of cash and cash equivalents, investment and mortgage-backed securities and loans. Cash and cash equivalents include amounts placed with highly rated financial institutions. Securities available for sale and held to maturity consist of investment and mortgage-backed securities backed by the U.S. Government and investment grade corporate bonds. The Bank’s lending activity is primarily concentrated in loans collateralized by real estate in the State of New Jersey. As a result, credit risk is broadly dependent on the real estate market and general economic conditions in the State.

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

Allowance for Loan Losses

An allowance for loan losses is maintained at a level considered necessary to provide for loan losses based upon an evaluation of known and inherent losses in the loan portfolio. Management of the Bank, in determining the allowance for loan losses, considers the losses inherent in its loan portfolio and changes in the nature and volume of its loan activities, along with the local economic and real estate market conditions. The Bank utilizes a two-tier approach: (1) identification of loans that must be reviewed individually for impairment, and (2) establishment of a general valuation allowance on the remainder of its loan portfolio. The Bank maintains a loan review system which allows for a periodic review of its loan portfolio and the early identification of impaired loans. The Bank considers one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans to be homogeneous and, therefore, does not separately evaluate them for impairment unless they are considered troubled debt restructurings. A loan is considered to be a troubled debt restructuring when, to maximize the recovery of the loan, the Company modifies the borrower’s existing loan terms and conditions in response to financial difficulties experienced by the borrower.

When evaluating loans for impairment, management takes into consideration, among other things, delinquency status, size of loans, types of collateral and financial condition of borrowers. A loan is deemed to be impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts under the contractual terms of the loan agreement. All loans identified as impaired are evaluated individually. The Bank does not aggregate such loans for evaluation purposes. Loan impairment is measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical expedient, at the loan’s observable market price or the fair value of the collateral if the loan is collateral dependent. Payments received on impaired loans are recognized as interest income and then applied to principal.

General loan loss allowances are based upon a combination of factors including, but not limited to, historical loss rates, composition of the loan portfolio, current economic conditions and management’s judgment. Regardless of the extent of the analysis of customer performance, portfolio evaluations, trends or risk management processes established, certain inherent, but undetected losses are probable within the loan portfolio. This is due to several factors including inherent delays in obtaining information regarding a customer’s financial condition or changes in their financial condition, the judgmental nature of individual loan evaluations, collateral assessments and the interpretation of economic trends, and the sensitivity of assumptions utilized to establish allocated allowances for homogeneous groups of loans among other factors. These other risk factors are continually reviewed and revised by management using relevant information available at the time of the evaluation.

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

Federal Home Loan Bank of New York Stock

As a member of the Federal Home Loan Bank of New York (“FHLB”), the Bank is required to acquire and hold shares of FHLB Class B stock. The Bank’s holding requirement varies based on our activities, primarily our outstanding borrowings, with the FHLB. The Bank’s investment in FHLB stock is carried at cost. The Bank conducts a periodic review and evaluation of its FHLB stock to determine if any impairment exists. Management has determined that no other-than-temporary impairment existed as of and during the years ended March 31, 2013 and 2012.

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

Real Estate Owned

Real estate acquired through foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is initially recorded at the fair market value less costs to sell at the date of foreclosure establishing a new cost basis. After acquisition, foreclosed properties are held for sale and carried at the lower of cost or fair value less estimated selling costs based on a current appraisal prepared by a licensed appraiser. Holding costs and declines in fair value after acquisition of the property result in charges against income.

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

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements in accordance with ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the Company’s evaluation, no significant income tax uncertainties have been identified. Therefore, the Company recognized no adjustment for unrecognized income tax benefits for the years ended March 31, 2013, 2012 and 2011. The Company’s policy is to recognize interest and penalties on unrecognized tax benefits in income taxes expense in the consolidated statement of income. The Company did not recognize any interest and penalties for the years ended March 31, 2013, 2012, and 2011. The tax years subject to examination by the taxing authorities are the years ended December 31, 2012, 2011, and 2010 for federal purposes and the years ended December 31, 2012, 2011, 2010 and 2009 for state purposes.

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

Earnings Per Share (EPS)

Basic EPS is based on the weighted average number of common shares actually outstanding and is adjusted for employee stock ownership plan shares not yet committed to be released and deferred compensation obligations required to be settled in shares of Company stock. Unvested restricted stock awards, which contain rights to non-forfeitable dividends, are considered participating securities and the two-class method of computing basic and diluted EPS is applied. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock, such as outstanding stock options, were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. Diluted EPS is calculated by adjusting the weighted average number of shares of common stock outstanding to include the effect of contracts or securities exercisable (such as stock options) or which could be converted into common stock, if dilutive, using the treasury stock method. The calculation of diluted EPS for the years ended March 31, 2013, 2012 and 2011 includes incremental shares related to outstanding options of 83,853, 17,808, and 6,705, respectively. Shares issued and reacquired during any period are weighted for the portion of the period they were outstanding. During the years ended March 31, 2013, 2012 and 2011 the average number of options which were antidilutive totaled -0-, -0-, and 1,339,044, respectively.

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

Recent Accounting Pronouncements

In February 2013, the FASB issued ASU No. 2013-02, “Comprehensive Income (Topic 220); Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income”. The objective of this Update is to improve the reporting of reclassifications out of accumulated other comprehensive income. The amendments in this Update require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. generally accepted accounting principles (GAAP) to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. For public entities, the amendments are effective prospectively for reporting periods beginning after December 15, 2012. The Company does not expect the adoption of this standard effect April 1, 2013 have a material impact on the Company’s consolidated financial statements.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - DIVIDEND WAIVER

During the years ended March 31, 2012 and 2011, Clifton MHC (“MHC”), the federally chartered mutual holding company of the Company, waived its right, upon non-objection from the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and the Office of Comptroller of the Currency (“OCC”) and, previously, the Office of Thrift Supervision (“OTS”), respectively, to receive cash dividends of approximately $4.0 million and $4.0 million, respectively, on the shares of Company common stock it owns.

As a result of restrictions implemented by the Federal Reserve Board, the MHC was unable to waive its receipt of dividends declared by the Company during the year ended March 31, 2013. Accordingly, the MHC received dividends from the Company totaling $4.0 million during year ended March 31, 2013. As a result of such regulatory considerations, the Company’s Board of Directors will be reviewing the Company’s dividend policy on a quarterly basis and can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.

NOTE 3 - STOCK REPURCHASE PROGRAM

The Company’s Board of Directors has authorized several stock repurchase programs. The repurchased shares are held as treasury stock for general corporate use. On November 28, 2012, the Company’s Board of Directors authorized the Company’s tenth repurchase plan for up to 280,000 shares of the Company’s outstanding common stock, representing approximately 3% of the outstanding shares owned by entities other than the MHC on that date. During the year ended March 31, 2013, 1,400 shares were repurchased under these plans at a total cost of approximately $15,000, or $10.53 per share. There were no stock repurchases under these plans made during the year ended March 31, 2012 as all authorized repurchase plans during that period were complete. During the year ended March 31, 2011, 298,000 shares were repurchased at an aggregate cost of approximately $2.7 million, or $9.08 per share, under these programs.

Additionally, during the years ended March 31, 2013 and March 31, 2012, 1,202 and 1,061 shares were purchased at a total cost of $12,000, or $10.07 per share, and $11,000, or $10.67 per share, respectively, representing the withholding of shares subject to restricted stock awards under the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan for payment of taxes due upon the vesting of restricted stock awards. There were no shares purchased representing the withholding of shares subject to restricted stock award payment of taxes during the year ended March 31, 2011.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES

The amortized cost, gross unrealized gains and losses and estimated fair value of securities available-for-sale and held-to-maturity for the dates indicated are as follows:

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$5,000	$4	$—	$5,004

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	4,838	387	—	5,225
Federal National Mortgage Association	4,856	314	—	5,170

	9,694	701	—	10,395

Total available for sale securities	$14,694	$705	$—	$15,399

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Available for sale:
Debt securities:
Government-sponsored enterprises	$44,994	$77	$—	$45,071

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	7,118	601	—	7,719
Federal National Mortgage Association	16,295	1,110	—	17,405

	23,413	1,711	—	25,124

Total available for sale securities	$68,407	$1,788	$—	$70,195

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

	March 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$69,999	$607	$11	$70,595
Corporate bonds	49,917	1,951	1	51,867

	119,916	2,558	12	122,462

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	106,346	5,459	125	111,680
Federal National Mortgage Association	207,781	7,118	350	214,549
Governmental National Mortgage Association	28,685	1,998	35	30,648

	342,812	14,575	510	356,877

Total held to maturity securities	$462,728	$17,133	$522	$479,339

	March 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$117,929	$559	$69	$118,419
Corporate bonds	49,855	568	561	49,862

	167,784	1,127	630	168,281

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	139,231	6,823	452	145,602
Federal National Mortgage Association	157,844	7,940	203	165,581
Governmental National Mortgage Association	39,155	2,830	—	41,985

	336,230	17,593	655	353,168

Total held to maturity securities	$504,014	$18,720	$1,285	$521,449

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

Contractual maturity data for investment securities is as follows:

	March 31,
	2013		2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In Thousands)

Available for sale:
Debt securities:
Due after one but within five years	$5,000	$5,004	$44,994	$45,071

Mortgage-backed securities:
Due after five through ten years	2,565	2,756	7,375	7,964
Due after ten years	7,129	7,639	16,038	17,160

	9,694	10,395	23,413	25,124

Total available for sale securities	$14,694	$15,399	$68,407	$70,195

Held to maturity:
Debt securities:
Due less than one year	$5,000	$5,014	$—	$—
Due after one through five years	94,913	96,463	77,852	78,139
Due after five through ten years	20,003	20,985	30,003	30,199
Due after ten years	—	—	59,929	59,943

	119,916	122,462	167,784	168,281

Mortgage-backed securities:
Due less than one year	8	8	2	2
Due after one through five years	337	352	75	80
Due after five through ten years	78,187	78,699	9,699	10,452
Due after ten years	264,280	277,818	326,454	342,634

	342,812	356,877	336,230	353,168

Total held to maturity securities	$462,728	$479,339	$504,014	$521,449

The amortized cost and carrying values shown above are by contractual final maturity. Actual maturities will differ from contractual final maturities due to scheduled monthly payments related to mortgage-backed securities and due to the borrowers having the right to prepay obligations with or without prepayment penalties. The Company’s mortgage-backed securities are generally secured by residential and multi-family mortgage loans with contractual maturities of 15 years or greater. However, the effective lives of those securities are generally shorter than their contractual maturities due to principal amortization and prepayment of the mortgage loans comprised within those securities. Investors in mortgage pass-through securities generally share in the receipt of principal repayments on a pro-rata basis as paid by the borrowers.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

The age of gross unrealized losses and the fair value of related securities at March 31, 2013 and 2012 were as follows:

	Less Than 12 Months		12 Months or More		Total
March 31, 2013	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held to maturity:
Debt securities:
Government-sponsored enterprises	$9,988	$11	$—	$—	$9,988	$11
Corporate bonds	—	—	4,999	1	4,999	1

	9,988	11	4,999	1	14,987	12

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	10,368	124	30	1	10,398	125
Federal National Mortgage Association	42,609	347	187	3	42,796	350
Government National Mortgage Association	1,585	35	—	—	1,585	35

	54,562	506	217	4	54,779	510

Total held to maturity securities	$64,550	$517	$5,216	$5	$69,766	$522

	Less Than 12 Months		12 Months or More		Total
March 31, 2012	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
	(In Thousands)
Held to maturity:
Debt securities:
Government-sponsored enterprises	$34,912	$69	$—	$—	$34,912	$69
Corporate bonds	29,404	561	—	—	29,404	561

	64,316	630	—	—	64,316	630

Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	22,258	450	277	2	22,535	452
Federal National Mortgage Association	18,101	198	244	5	18,345	203

	40,359	648	521	7	40,880	655

Total held to maturity securities	$104,675	$1,278	$521	$7	$105,196	$1,285

Management does not believe that any of the unrealized losses at March 31, 2013 (two bonds of Government-sponsored enterprises and one corporate bond included in debt securities, and thirteen FNMA, five FHLMC, and one GNMA mortgage-backed securities) represent an other-than-temporary impairment as they are primarily related to market interest rates and not related to the underlying credit quality of the issuers of the securities. Additionally, the Company and subsidiaries have the ability, and management has the intent, to hold such securities for the time necessary to recover amortized cost and does not have the intent to sell the securities, and it is more likely than not that it will not have to sell the securities before recovery of its amortized cost.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - SECURITIES (CONTINUED)

The proceeds from sales of mortgage-backed securities available for sale totaled $8.8 million during the year ended March 31, 2013, and the gross realized gains on the sales totaled approximately $647,000. The proceeds from sales of mortgage-backed securities available for sale totaled $11.1 million during the year ended March 31, 2011, and the gross realized gain on the sale totaled approximately $872,000. There were no sales of securities held to maturity during the years ended March 31, 2013, 2012 and 2011. There were no sales of securities available for sale during the year ended March 31, 2012.

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

The following is a summary of loans by segments and the classes within those segments:

	March 31,
	2013	2012
	(In Thousands)
Real estate:
One- to four-family	$419,240	$398,174
Multi-family	14,990	14,084
Commercial	13,671	14,844
Construction	937	1,380

	448,838	428,482
Consumer:
Second mortgage	6,687	7,892
Passbook or certificate	838	797
Equity lines of credit	2,218	2,097
Other loans	55	555

	9,798	11,341

Total Loans	458,636	439,823

Less:
Loans in process	(169)	(744)
Net purchase premiums, discounts, and deferred loan costs	845	(156)

	676	(900)

Total Loans, Net	$459,312	$438,923

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The allowance for loan losses consists of general and unallocated components. For loans that are classified as impaired, a valuation allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component of the allowance covers pools of loans by loan class not considered impaired, as well as smaller balance homogeneous loans, such as one- to four-family real estate, construction real estate, second mortgage loans, home equity lines of credit and passbook loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors to reflect current conditions. The historical loss factor is adjusted by qualitative risk factors which include:

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

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating losses in the portfolio.

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

2. Passbook or Certificate and Other Loans - consists of loans secured by passbook accounts and certificates of deposits and unsecured loans. The passbook or certificate loans have low credit risk as they are fully secured by their collateral. Unsecured loans, included in other loans, are primarily between the Company and the MHC, so they also are considered a low credit risk.

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

In addition, the Office of the Comptroller of the Currency (the “OCC”) as an integral part of its examination process, periodically reviews our loan portfolio and the related allowance for loan losses. The OCC may require the allowance for loan losses to be increased based on its review of information available at the time of the examination.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The change in the allowance for loan losses for the years ended March 31, 2013, 2012 and 2011 is as follows:

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090
Charge-offs	(402)	—	—	—	—	—	—	(402)
Recoveries	50	—	—	—	—	—	—	50
Provision charged to operations	746	(6)	(6)	1	(4)	—	31	762

At March 31, 2013:
Total allowance for loan losses	$2,127	$187	$99	$5	$38	$1	$43	$2,500

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880
Charge-offs	(31)	—	(6)	—	—	—	—	(37)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	163	90	18	(7)	(4)	(2)	(11)	247

At March 31, 2012:
Total allowance for loan losses	$1,733	$193	$105	$4	$42	$1	$12	$2,090

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
At March 31, 2010:
Total allowance for loan losses	$1,746	$125	$111	$1	$63	$4	$—	$2,050
Charge-offs	(112)	(160)	—	—	—	—	—	(272)
Recoveries	—	—	—	—	—	—	—	—
Provision charged to operations	(33)	138	(18)	10	(17)	(1)	23	102

At March 31, 2011:
Total allowance for loan losses	$1,601	$103	$93	$11	$46	$3	$23	$1,880

The following table presents the allocation of the allowance for loan losses and related loans by loan class at March 31, 2013 and 2012.

March 31, 2013	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	2,127	187	99	5	38	1	43	2,500

Total	$2,127	$187	$99	$5	$38	$1	$43	$2,500

Loans:
Individually evaluated for impairment	$528	$—	$251	$—	$—	$—	$—	$779
Collectively evaluated for impairment	418,712	14,990	13,420	937	8,905	893	—	457,857

Total	$419,240	$14,990	$13,671	$937	$8,905	$893	$—	$458,636

March 31, 2012	One-to-Four Family Real Estate	Multi-Family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or Certificate and Other Loans	Unallocated	Total
	(In Thousands)
Allowance for loan losses:
Individually evaluated for impairment	$—	$—	$—	$—	$—	$—	$—	$—
Collectively evaluated for impairment	1,733	193	105	4	42	1	12	2,090

Total	$1,733	$193	$105	$4	$42	$1	$12	$2,090

Loans:
Individually evaluated for impairment	$909	$—	$256	$—	$—	$—	$—	$1,165
Collectively evaluated for impairment	397,265	14,084	14,588	1,380	9,989	1,352	—	438,658

Total	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$—	$439,823

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The aggregate amount of classified loan balances are as follows at March 31, 2013 and 2012:

March 31, 2013	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Pass	$403,754	$14,018	$13,183	$937	$8,683	$893	$441,468
Pass-watch	8,734	972	173	—	65	—	9,944
Special mention	1,191	—	64	—	9	—	1,264
Substandard	5,561	—	251	—	148	—	5,960
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$419,240	$14,990	$13,671	$937	$8,905	$893	$458,636

March 31, 2012	One-to-four Family Real Estate	Multi-family Real Estate	Commercial Real Estate	Construction Real Estate	Second Mortgage and Equity Lines of Credit	Passbook or certificate and Other Loans	Total Loans
	(In Thousands)
Pass	$386,604	$13,516	$12,083	$1,380	$9,823	$1,352	$424,758
Pass-watch	5,605	568	2,505	—	—	—	8,678
Special mention	2,294	—	—	—	64	—	2,358
Substandard	3,671	—	256	—	102	—	4,029
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—

Total loans	$398,174	$14,084	$14,844	$1,380	$9,989	$1,352	$439,823

The following table provides information with respect to our nonaccrual loans at March 31, 2013 and 2012. Loans are generally placed on nonaccrual status when they become more than 90 days delinquent, or when the collection of principal and, or interest become doubtful. Nonaccrual loans differed from the amount of total loans past due greater than 90 days due to some previously delinquent loans that are currently not more than 90 days delinquent which are maintained on nonaccrual status for a minimum of six months until the borrower has demonstrated the ability to satisfy the loan terms. A loan is returned to accrual status when there is sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan, or in some circumstances, when the factors indicating doubtful collectability no longer exist and the Bank expects repayment of the remaining contractual amounts due.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

	March 31,
	2013	2012
	(In Thousands)
Nonaccrual loans:
Real estate loans:
One-to four-family	$5,496	$3,671
Commercial	251	—
Consumer and other loans:
Second mortgage	148	102

Total nonaccrual loans	$5,895	$3,773

During the years ended March 31, 2013, 2012 and 2011, interest income of approximately $201,000, $119,000, and $71,000, respectively, was recognized on these loans. Interest income that would have been recorded, had the loans been on accrual status and performing in accordance with the original terms of the contracts, amounted to approximately $296,000, $206,000, and $167,000, respectively, for the years ended March 31, 2013, 2012, and 2011.

The following table provides information about delinquencies in our loan portfolio at March 31, 2013 and 2012.

March 31, 2013	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$2,076	$300	$3,693	$6,069	$413,171	$419,240
Multi-family	—	—	—	—	14,990	14,990
Commercial	—	251	—	251	13,420	13,671
Construction	—	—	—	—	937	937
Consumer and other loans:
Second mortgage and equity lines of credit	9	4	39	52	8,853	8,905
Passbook or certificate and other loans	—	96	—	96	797	893

Total	$2,085	$651	$3,732	$6,468	$452,168	$458,636

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

March 31, 2012	30-59 Days Past Due	60-89 Days Past Due	>90 Days Past Due	Total Past Due	Current	Total Gross Loans
	(In Thousands)
Real estate loans:
One-to four-family	$3,982	$191	$3,124	$7,297	$390,877	$398,174
Multi-family	—	—	—	—	14,084	14,084
Commercial	—	—	—	—	14,844	14,844
Construction	—	—	—	—	1,380	1,380
Consumer and other loans:
Second mortgage and equity lines of credit	102	—	52	154	9,835	9,989
Passbook or certificate and other loans	6	—	—	6	1,346	1,352

Total	$4,090	$191	$3,176	$7,457	$432,366	$439,823

There were no loans that are past due greater than ninety days that were accruing as of March 31, 2013 and 2012.

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

Impaired loans, none of which had a related allowance at or for the periods ending March 31, 2013 and 2012, were as follows:

At or For The Year Ended March 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$528	$718	$—	$593	$19
Commercial	251	251	—	253	12

Total impaired loans	$779	$969	$—	$846	$31

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

At or For The Year Ended March 31, 2012	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
	(In Thousands)
With no related allowance recorded:
Real estate loans:
One-to four-family	$909	$1,119	$—	$1,104	$50
Commercial	256	256	—	329	28

Total impaired loans	$1,165	$1,375	$—	$1,433	$78

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

The recorded investment in loans modified in a troubled debt restructuring totaled $528,000 at March 31, 2013, of which $217,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2013. The recorded investment in loans modified in a troubled debt restructuring totaled $909,000 at March 31, 2012, of which $34,000 was 30-59 days past due, and $218,000 was 90 days or more past due. The remaining loans modified were current at the time of the restructuring and have complied with the terms of their restructure agreements at March 31, 2012. Loans that were modified in a troubled debt restructuring represent concessions made to borrowers experiencing financial difficulties. The Company works with these borrowers to modify existing loan terms usually by extending maturities or reducing interest rates. The Company records an impairment loss, if any, based on the present value of expected future cash flows discounted at the original loan’s effective interest rate. Subsequently, these loans are individually evaluated for impairment. As a result of the Company’s initial impairment evaluations, it charged-off $-0- and $31,000 during the years ended March 31, 2013 and 2012.

There were no new troubled debt restructurings or defaults on troubled debt restructurings that occurred within twelve months of restructuring during the year ended March 31, 2013.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES (CONTINUED)

The following table presents troubled debt restructurings by class during the period indicated.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
Year Ended March 31, 2012		(Dollar In Thousands)
One-to Four Family Real Estate	3	$586	$596
Year Ended March 31, 2011
One-to Four Family Real Estate	4	$937	$694

The following table presents troubled debt restructurings which, during the periods indicated, defaulted within twelve months of restructuring.

	Number of Loans	Pre-restructuring Outstanding Recorded Investment	Post-restructuring Outstanding Recorded Investment
Year Ended March 31, 2012		(Dollar In Thousands)
One-to Four Family Real Estate	1	$212	$208
Year Ended March 31, 2011
One-to Four Family Real Estate	1	$40	$40

The Company and the Bank have granted loans to MHC and certain officers and directors of the Company and Bank and to their associates. The activity with respect to these loans is as follows:

	Years Ended March 31,
	2013	2012
	(In Thousands)
Balance, beginning	$1,690	$1,748
Loans originated	7	—
Newly associated persons	111	—
Collection of principal	(668)	(58)

Balance, ending	$1,140	$1,690

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 - PREMISES AND EQUIPMENT

	March 31,
	2013	2012
	(In Thousands)
Land and land improvements	$3,561	$3,561
Buildings and improvements	7,027	7,004
Furnishings and equipment	3,168	2,883
Leasehold improvements	593	588

	14,349	14,036
Accumulated depreciation and amortization	(6,508)	(5,961)

	$7,841	$8,075

During the year ended March 31, 2011, $1.16 million of land and land improvements were reclassified to land held for sale and during the years ended March 31, 2013, 2012 and 2011, $99,000, $156,000, and $397,000 in write downs to fair value were recorded. The land was sold in July 2012.

During the year ended March 31, 2011, the Company recognized a net gain of $329,000 on the sale of premises and equipment, as the Bank sold its Botany branch facility in August 2010 and recognized a $339,000 gain on the sale of land, building and improvements, net of a $10,000 loss recognized on the disposal of net furnishings and equipment. A $2,000 loss was also recognized on the disposal of other net furnishings and equipment during that year.

Rental expenses related to the occupancy of leased premises, including property taxes and common area maintenance totaled approximately $538,000, $429,000 and $430,000 for the years ended March 31, 2013, 2012 and 2011, respectively. The Bank leases six building spaces. Some operating leases contain renewal options and provisions requiring the Bank to pay property taxes and operating expenses over base amounts. The minimum obligation under all non-cancellable lease agreements, which expire through May 31, 2020, for each of the years ended March 31 is as follows:

Amount
(In Thousands)
2014	$460
2015	462
2016	367
2017	338
2018	300
2019 & After	353

$2,280

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - INTEREST RECEIVABLE

	March 31,
	2013	2012
	(In Thousands)
Loans	$1,814	$1,831
Mortgage-backed securities	1,016	1,216
Debt securities	596	1,057

	3,426	4,104
Allowance for uncollected interest on loans	(249)	(177)

	$3,177	$3,927

NOTE 8 - DEPOSITS

	March 31,
	2013			2012
	Weighted Average Rate	Amount	Percent	Weighted Average Rate	Amount	Percent
	(Dollars In Thousands)
Demand accounts:
Non-interest bearing	0.00%	$13,228	1.73%	0.00%	$7,997	0.97%
Crystal Checking	0.20	14,428	1.89	0.30	14,938	1.81
NOW	0.10	23,226	3.04	0.20	21,289	2.58
Super NOW	0.20	216	0.03	0.30	120	0.01
Money Market	0.20	19,356	2.53	0.30	21,085	2.55

	0.13	70,454	9.22	0.23	65,429	7.92

Savings and club accounts	0.20	127,957	16.76	0.33	122,852	14.87

Certificates of deposit	1.36	565,281	74.02	1.69	637,994	77.21

Total Deposits	1.05%	$763,692	100.00%	1.37%	$826,275	100.00%

Certificates of deposit with balances of $100,000 or more at March 31, 2013 and 2012 totaled approximately $216.7 million and $237.3 million, respectively. The Bank’s deposits are insurable to applicable limits established by the Federal Deposit Insurance Corporation. The maximum deposit insurance amount is $250,000.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 - DEPOSITS (CONTINUED)

The scheduled maturities of certificates of deposit are as follows:

	March 31,
	2013	2012
	(In Thousands)
One year or less	$321,254	$374,476
After one to two years	141,160	150,704
After two to three years	58,527	67,070
After three to four years	6,298	11,766
After four years to five years	13,318	16,649
Thereafter	24,724	17,329

	$565,281	$637,994

Interest expense on deposits consists of the following:

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Demand	$111	$195	$375
Savings and club	324	518	874
Certificates of deposits	9,042	11,932	13,616

	$9,477	$12,645	$14,865

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 - ADVANCES FROM FEDERAL HOME LOAN BANK OF NEW YORK (“FHLB”)

The maturities and weighted average fixed interest rates of FHLB advances were as follows:

	March 31,
	2013		2012
Maturing During Year Ending	Balance	Weighted Average Interest Rate	Balance	Weighted Average Interest Rate
	(Dollars In Thousands)
2013	$—	—%	$21,471	3.92%
2014	—	—	7,308	3.36
2015	—	—	2,400	3.88
2016	10,000	2.24	5,000	3.74
2017	—	—	—	—
2018	32,500	3.82	32,500	3.82
Thereafter	10,000	4.04	10,000	4.04

	$52,500	3.56%	$78,679	3.83%

The carrying value of collateral pledged for the above advances was as follows:

	March 31,
	2013	2012
	(In Thousands)
Available for Sale:
Mortgage-backed securities	$—	$19,451

Held to maturity:
Debt security - Government-sponsored enterprises	5,000	5,000
Mortgage-backed securities	47,643	55,738

	52,643	60,738

	$52,643	$80,189

At March 31, 2013, the Bank can borrow overnight funds from the FHLB under an overnight advance program up to the Bank’s maximum borrowing capacity based on the Bank’s ability to collateralize such borrowings. Additionally, the Bank has the ability to borrow funds of up to an aggregate of $88.0 million at two financial institutions under established unsecured overnight lines of credit at a daily adjustable rate. There were no drawings on these lines at March 31, 2013 and 2012.

During the year ended March 31, 2013, $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - REGULATORY CAPITAL

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of Total and Tier 1 capital (as defined by regulations) to risk-weighted assets (as defined), and of Tier 1 and tangible capital to adjusted total assets (as defined). Management believes, as of March 31, 2013 and 2012, that the Bank met all capital adequacy requirements to which it was subject.

The following table sets forth the Bank’s capital position at March 31, 2013 and 2012 as compared to minimum regulatory capital requirements:

			Regulatory Capital Requirements
	Actual		Minimum Capital Adequacy		For Classification as Well-Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
As of March 31, 2013:
Total risk-based capital (to risk-weighted assets)	$168,986	40.52%	$33,366	8.00%	$41,708	10.00%
Tier 1 capital (to risk-weighted assets)	166,486	39.92	16,683	4.00	25,025	6.00
Core (tier 1) capital (to adjusted total assets)	166,486	16.41	40,591	4.00	50,738	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	166,486	16.41	15,222	1.50	—	—
As of March 31, 2012:
Total risk-based capital (to risk-weighted assets)	$161,069	38.31%	$33,632	8.00%	$42,040	10.00%
Tier 1 capital (to risk-weighted assets)	158,979	37.82	16,816	4.00	25,224	6.00
Core (tier 1) capital (to adjusted total assets)	158,979	14.58	43,620	4.00	54,526	5.00
Tier 1 risk-based capital (to adjusted tangible assets)	158,979	14.58	16,358	1.50	—	—

In January, 2013, the most recent notification from the OCC, the Bank was categorized as well capitalized as of September 30, 2012, under the regulatory framework for prompt corrective action. There are no conditions existing or events which have occurred since notification that management believes have changed the Bank’s category.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES

The components of income taxes are summarized as follows:

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Current tax expense:
Federal income	$2,767	$3,804	$4,592
State income	541	636	271

Total Current Income Tax Expense	3,308	4,440	4,863
Deferred tax expense (benefit):
Federal income	111	(313)	(501)
State income	8	48	514

Total Deferred Income Tax Expense (Benefit)	119	(265)	13

Total Income Tax Expense	$3,427	$4,175	$4,876

The following table presents a reconciliation between the reported income tax expense and the income tax expense which would be computed by applying the normal federal income tax rate of 34% to income before income taxes:

	Years Ended March 31,
	2013	2012	2011
	(Dollars In Thousands)
Federal income tax at the statutory rate	$3,413	$4,098	$4,654
Increase (decrease) in income taxes resulting from:
New Jersey income tax, net of federal income tax effect	363	451	518
Bank owned life insurance income	(314)	(293)	(299)
Change in tax rate	—	(79)	—
Other, net	(35)	(2)	3

Total Income Tax Expense	$3,427	$4,175	$4,876

Effective income tax rate	34.1%	34.6%	35.6%

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 - INCOME TAXES (CONTINUED)

Deferred tax assets and liabilities consisted of the following:

	March 31,
	2013	2012
	(In Thousands)
Deferred income tax assets:
Pension costs	$961	$1,033
Allowance for loan losses	1,021	854
Benefit plans	21	21
Depreciation	164	174
Post-retirement benefits and healthcare obligations	418	303
Non-qualified benefit plans	601	573
Employee Stock Ownership Plan	327	334
Supplemental Executive Retirement Plan	145	134
Writedown on land held for sale	—	226
Other	220	230

Total Deferred Tax Assets	3,878	3,882
Deferred income tax liabilities:
Net unrealized gain on securities available for sale	(288)	(730)

Net Deferred Tax Asset Included in Other Assets	$3,590	$3,152

Retained earnings at March 31, 2013 and 2012, includes approximately $6.4 million of tax bad debt deductions for which deferred taxes have not been provided. Reduction of such amount for purposes other than bad debt losses, including non-dividend distributions, will result in income for tax purposes only, and will be subject to income tax at the then current rate. The Company does not intend to make non-dividend distributions that would result in a recapture of any portion of its bad debt reserves.

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

The ESOP shares pledged as collateral are reported as unearned ESOP shares in the consolidated statements of financial condition. As shares are committed to be released from collateral, the Bank reports compensation expense equal to the current market price of the shares, and the shares become outstanding for basic net income per common share computations. ESOP compensation expense was approximately $622,000, $640,000 and $612,000 for the years ended March 31, 2013, 2012 and 2011, respectively.

The ESOP shares were as follows:

	March 31,
	2013	2012
	(In Thousands)
Allocated shares	605	539
Shares committed to be released	8	8
Unearned shares	421	494

Total ESOP Shares	1,034	1,041

Fair value of unearned shares	$5,244	$5,159

Section 401(k) Plan (“Plan”)

The Bank sponsors a Plan pursuant to Section 401(k) of the Internal Revenue Code (“IRC”), for all eligible (attainment of age 21 and one year of service) employees. Employees may elect to save up to 25% of their compensation, subject to IRC limits. For each dollar up to 4.5% of compensation, the Bank will match 50% of the employee’s contribution. The Plan’s expense for the years ended March 31, 2013, 2012, and 2011, was approximately $90,000, $86,000, and $79,000, respectively.

Supplemental Executive Retirement Plan (“SERP”)

Effective upon the consummation of the Bank’s reorganization in March 2004, a SERP was established. The SERP provides participating executives with benefits otherwise limited by certain provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the SERP provides benefits to eligible officers (those designated by the Board of Directors of the Bank) that cannot be provided under the Section 401(k) plan or the ESOP as a result of limitations imposed by the Internal Revenue Code, but that would have been provided under the plans, but for these Internal Revenue Code limitations. In addition to providing for benefits lost under tax-qualified plans as a result of the Internal Revenue Code limitations, the SERP also provides supplemental benefits upon a change of control prior to the scheduled repayment of the ESOP loan. Generally, upon a change in control, the SERP provides participants with a benefit equal to what they would have received under the ESOP, had they remained employed throughout the term of the loan, less the benefits actually provided under the plan on the participant’s behalf. A participant’s benefits generally become payable upon a change in control of the Bank and the Company. The SERP expense for the years ended March 31, 2013, 2012, and 2011, was approximately $28,000, $29,000 and $27,000, respectively. At March 31, 2013 and 2012, the accrued SERP liability was $356,000 and $328,000, respectively.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION

At the Company’s annual stockholders’ meeting held on July 14, 2005, stockholders of the Company approved the Clifton Savings Bancorp, Inc. 2005 Equity Incentive Plan. Under this plan, the Company may grant options to purchase up to 1,495,993 shares of Company common stock and may grant up to 598,397 shares of common stock as restricted stock awards. At March 31, 2013, there were 6,766 shares remaining for future option grants, and 191 shares remaining available for future restricted stock awards under the plan.

On December 7, 2005, 585,231 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $10.22 per share. Twenty percent of the shares awarded were immediately vested, with an additional twenty percent becoming vested annually thereafter. On May 26, 2010, 35,000 shares of restricted stock were awarded. The restricted shares awarded had a grant date fair value of $8.84 per share. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on a straight line basis over the requisite service period. During the years ended March 31, 2013, 2012 and 2011, approximately $62,000, $62,000 and $52,000, respectively in expense, was recognized in regard to these restricted stock awards. The Company recognized approximately $25,000, $25,000, and $21,000 of income tax benefits resulting from this expense for the years ended March 31, 2013, 2012 and 2011, respectively. The total fair value of stock awards vested during the years ended March 31, 2013, 2012 and 2011 were approximately $75,000, $75,000, and $0, respectively. The expected future compensation expense relating to the 21,000 non-vested restricted shares outstanding at March 31, 2013 is $134,000 over a weighted average period of 2.2 years.

The following is a summary of the status of the Company’s restricted shares:

	Restricted Shares	Weighted Average Grant Date Fair Value
Non-vested at March 31, 2011	35,000	$8.84
Vesting	(7,000)	8.84

Non-vested at March 31, 2012	28,000	8.84
Vesting	(7,000)	8.84

Non-vested at March 31, 2013	21,000	$8.84

On August 31, 2005, options to purchase 1,483,510 shares of common stock at $10.24 per share were awarded and will expire no later than ten years following the grant date. Immediately upon grant, twenty percent of the options awarded were vested, with an additional twenty percent becoming vested annually thereafter.

On May 26, 2010, options to purchase 164,875 shares of common stock at an exercise price of $8.84 per share were awarded and will expire no later than ten years following the grant date. Twenty percent of the shares awarded vest annually. Management recognizes expense for the fair value of these awards on an accelerated attribution basis over the requisite service period. During the years ended March 31, 2013, 2012 and 2011, approximately $76,000, $127,000 and $166,000, respectively, in stock option expense, was recorded net of income tax benefits of $27,000, $45,000 and $60,000, respectively. The expected future compensation expense relating to the 98,925 non-vested options outstanding at March 31, 2013 is $68,000 over the weighted average period of 2.2 years.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 - STOCK-BASED COMPENSATION (CONTINUED)

A summary of stock option activity follows:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2011	1,486,835	$10.09

Outstanding at March 31, 2012	1,486,835	10.09
Exercised	(29,237)	10.24

Outstanding at March 31, 2013	1,457,598	10.08	2.95 Years	$3,466,693

Exercisable at March 31, 2013	1,358,673	$10.17	2.65 Years	$3,108,584

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

	March 31,
	2013	2012
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$3,205	$2,643
Service cost	63	40
Interest cost	133	149
Actuarial loss	470	462
Benefits paid	(89)	(89)
Settlements	(465)	—

Benefit obligation - ending	3,317	3,205

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	554	89
Benefits paid	(89)	(89)
Settlements	(465)	—

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(3,317)	$(3,205)

Assumptions:
Discount rate	4.25%	4.50%
Rate of increase in compensation	5.00%	4.50%

The Bank expects to make contributions to the plan during the year ending March 31, 2014, totaling approximately $119,000. At March 31, 2013, benefit payments expected to be paid under the plan are as follows:

Amount
Years ending March 31:	(In Thousands)
2014	$119
2015	135
2016	152
2017	167
2018	130
2019-2023	896

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Directors’ Retirement Plan (Continued)

Net periodic pension cost for the plan included the following components:

	Years Ended March 31,
	2013	2012	2011
	(Dollars In Thousands)
Service cost	$63	$40	$59
Interest cost	133	149	145
Net amortization and deferral	73	40	40
Settlement charge	117	—	—

Net Periodic Pension Cost Included in Directors’ Compensation	$386	$229	$244

Assumptions:
Discount rate	4.25%	5.75%	6.25%
Rate of increase in compensation	4.50%	4.50%	4.50%

At March 31, 2013 and 2012 unrecognized net loss of $965,000 and $645,000 and unrecognized prior service cost of $129,000 and $170,000, respectively, were included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2014, $52,000 of unrecognized net loss and $40,000 of prior service cost is expected to be recognized as a component of net periodic pension cost.

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

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

The following table sets forth the funded status for the Former President’s post-retirement healthcare plan and amounts recognized in the consolidated statements of financial condition:

	March 31,
	2013	2012
	(Dollars In Thousands)
Change in projected benefit obligations:
Benefit obligation - beginning	$65	$58
Interest cost	3	3
Actuarial (gain) loss	(4)	9
Benefits paid	(5)	(5)

Benefit obligation - ending	59	65

Change in plan assets:
Fair value of plan assets - beginning	—	—
Employer contribution	5	5
Benefits paid	(5)	(5)

Fair value of plan assets - ending	—	—

Funded status and accrued pension cost included in other liabilities	$(59)	$(65)

Assumed discount rate	4.25%	4.50%

The Bank expects to make contributions to the Plan during the year ending March 31, 2014, totaling approximately $5,000. At March 31, 2013, benefit payments expected to be paid under the Plan are as follows:

Amount
Years ending March 31:	(In Thousands)
2014	$5
2015	5
2016	5
2017	5
2018	5
2019-2023	23

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - DEFINED BENEFIT PLANS (CONTINUED)

Former President’s Post-retirement Healthcare Plan (Continued)

Net periodic pension (benefit) for the Plan included the following components:

	Years Ended March 31,
	2013	2012	2011
	(Dollars In Thousands)

Interest cost	$3	$3	$3
Net amortization and deferral	(6)	(6)	(7)

Net Periodic (Benefit)	$(3)	$(3)	$(4)

Assumed discount rate	4.50%	5.75%	6.25%

Current medical trend	5.25%	5.25%	5.25%

Ultimate medical trend	5.25%	5.25%	5.25%

At March 31, 2013 and 2012, unrecognized net gain of $72,000 and $73,000 was included in accumulated other comprehensive (loss) income. For the fiscal year ending March 31, 2014, $6,000 of the net gain is expected to be recognized as a component of net periodic pension benefit.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A 1% change in the assumed health cost trend rate would have had the following effects on post-retirement benefits under this plan at March 31, 2013:

	1%
	Increase	Decrease
	(In Thousands)

Effect on total service and interest costs	$3	$3

Effect on post-retirement benefit obligation	$63	$55

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The guidance on fair value measurement establishes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy describes three levels of inputs that may be used to measure fair value:

Level 1: Quoted prices in active markets for identical assets or liabilities.

Level 2: Observable inputs other than Level 1 prices, such as quoted for similar assets or liabilities; quoted prices in markets that are not active; or inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Level 3: Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

In addition, the guidance requires the Company to disclose the fair value for certain assets and liabilities on both a recurring and non-recurring basis.

An asset’s or liability’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2013 and 2012 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2013:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$5,225	$—	$5,225	$—
Federal National Mortgage Association	5,170	—	5,170	—
Debt securities:
Government-sponsored enterprises	5,004	—	5,004	—

Total securities available for sale	$15,399	$—	$15,399	$—

March 31, 2012:
Securities available for sale:
Mortgage-backed securities:
Federal Home Loan Mortgage Corporation	$7,719	$—	$7,719	$—
Federal National Mortgage Association	17,405	—	17,405	—
Debt securities:
Government-sponsored enterprises	45,071	—	45,071	—

Total securities available for sale	$70,195	$—	$70,195	$—

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

For assets measured at fair value on a non-recurring basis, the fair value measurements by level within the fair value hierarchy used at March 31, 2012 are as follows:

Description	Carrying Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
March 31, 2012
Real estate owned	$139	$—	$—	$139
Impaired loans	313	—	—	313

There were no assets measured at fair value on a non-recurring basis at March 31, 2013. There were no liabilities measured at fair value on a recurring or non-recurring basis at March 31, 2013 and 2012.

The following information should not be interpreted as an estimate of the fair value of the Company since a fair value calculation is only provided for a limited portion of the Company’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of certain of the Company’s assets and liabilities at March 31, 2013 and 2012:

Cash and Cash Equivalents, Interest Receivable and Interest Payable (Carried at Cost)

The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents, interest receivable and interest payable approximate their fair values.

Securities

The fair value of all securities, whether classified as available for sale (carried at fair value) or held to maturity (carried at cost), is determined by reference to quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. Securities are measured on a recurring basis. The fair values of these securities are obtained from quotes received from an independent broker. The Company’s broker provides it with prices which are categorized as Level 2 since quoted prices in active markets for identical assets are generally not available. As the Company is responsible for the determination of fair value, it performs monthly analyses on the prices received from the pricing service to determine whether the prices are reasonable estimates of fair value. Specifically, the Company compares the prices received from the pricing service to a secondary pricing source. The Company’s internal price verification procedures and review of fair value methodology documentation provided by independent pricing services has not historically resulted in adjustment in the prices obtained from the pricing service.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Impaired Loans (Carried based on Discounted Cash Flows)

Impaired loans are those accounted for under ASC Topic 310 “Accounting by Creditors for Impairment of a Loan” in which the Company has measured impairment generally based on either the fair value of the loan’s collateral or discounted cash flows. These assets are included as Level 3 fair values since they are based on either unobservable inputs that are significant to the discounted cash flow measurement or the fair value of the loan’s collateral.

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

Commitments to Extend Credit

The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

As of March 31, 2013 and 2012, the fair value of the commitments to extend credit was not considered to be material.

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

Commitments to Extend Credit (Continued)

The carrying amounts and fair values of financial instruments are as follows:

March 31, 2013	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$25,896	$25,896	$25,896	$—	$—
Securities available for sale	15,399	15,399	—	15,399	—
Securities held to maturity	462,728	479,339	—	479,339	—
Net loans receivable	456,812	485,249	—	—	485,249
Federal Home Loan Bank of New York stock	3,897	3,897	—	3,897	—
Interest receivable	3,177	3,177	—	3,177	—
Financial liabilities:
Deposits	763,692	770,479	—	770,479	—
FHLB advances	52,500	59,786	—	59,786	—
Interest payable	175	175	—	175	—

March 31, 2012	Carrying Value	Estimated Fair Value	(Level 1) Quoted Prices in Active Markets for Identical Assets	(Level 2) Significant Other Observable Inputs	(Level 3) Significant Unobservable Inputs
	(In Thousands)
Financial assets:
Cash and cash equivalents	$40,257	$40,257	$40,257	$—	$—
Securities available for sale	70,195	70,195	—	70,195	—
Securities held to maturity	504,014	521,449	—	521,449	—
Net loans receivable	436,833	462,509	—	—	462,509
Federal Home Loan Bank of New York stock	5,127	5,127	—	5,127	—
Interest receivable	3,927	3,927	—	3,927	—
Financial liabilities:
Deposits	826,275	835,021	—	835,021	—
FHLB advances	78,679	88,318	—	88,318	—
Interest payable	290	290	—	290	—

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

Commitments to originate loans are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments from lines of credit are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit, is based on management’s credit evaluation of the counterparty.

At March 31, 2013, the Bank had outstanding commitments to originate one-to four family mortgage loans totaling approximately $8.9 million which included $8.5 million for fixed-rate loans with interest rates ranging from 2.75% to 4.50%, and $336,000 for an adjustable rate loan with an initial rate 2.75%. Outstanding loan commitments at March 31, 2012 totaled $6.1 million. These commitments generally expire in three months or less.

At March 31, 2013, the Bank had outstanding commitments to originate multi-family real estate loans totaling approximately $2.9 million which included $850,000 for a fixed-rate loan with an interest rate of 4.00%, and $2.0 million in adjustable rate loans with initial rates ranging from 3.75% to 4.00%. At March 31, 2013, the Bank had outstanding commitments to originate adjustable rate commercial real estate loans totaling approximately $6.5 million with initial rates ranging from 4.00% to 4.50%. There were no outstanding multi-family and commercial real estate loan commitments at March 31, 2012. These commitments generally expire in three months or less.

At March 31, 2013, the Bank also had outstanding commitments to purchase $9.0 million in one-to four family mortgage loans which included $7.7 million in loans with fixed interest rates ranging from 2.75% to 3.75%, and $1.3 million in adjustable rate loans with initial rates ranging from 2.875% to 3.625%. At March 31, 2012, purchase commitments totaled $2.0 million.

At March 31, 2013 and 2012, undisbursed funds from customer approved unused lines of credit under a homeowners’ equity lending program amounted to approximately $4.8 million and $4.4 million, respectively. Unless they are specifically cancelled by notice from the Bank, these funds represent firm commitments available to the respective borrowers on demand.

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

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

The components of accumulated other comprehensive income (loss) included in stockholders’ equity are as follows:

	March 31,
	2013	2012
	(In Thousands)

Net unrealized gain on securities available for sale	$705	$1,788
Tax effect	(288)	(730)

Net of tax amount	417	1,058

Benefit plan adjustments	(1,023)	(742)
Tax effect	418	303

Net of tax amount	(605)	(439)

Accumulated other comprehensive (loss) income	$(188)	$619

The components of other comprehensive (loss) and related tax effects are presented in the following table:

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Securities available for sale:
Unrealized holding (loss) gain arising during the year	$(436)	$69	$(613)
Less: reclassification adjustment for net realized gains	(647)	—	(872)

	(1,083)	69	(1,485)

Defined benefit pension plan:
Pension loss	(438)	(478)	(170)
Prior service cost	40	40	40
Settlement charge	117	—	—

Net change in defined benefit pension plan liability	(281)	(438)	(130)

Other comprehensive (loss) before taxes	(1,364)	(369)	(1,615)
Tax effect	557	138	645

Other comprehensive (loss)	$(807)	$(231)	$(970)

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION

The following are the condensed financial statements for Clifton Savings Bancorp, Inc. (Parent company only) at March 31, 2013 and 2012 and for the years ended March 31, 2013, 2012 and 2011.

STATEMENTS OF CONDITION

	March 31,
	2013	2012
	(In Thousands)
ASSETS

Cash and due from banks	$14,284	$10,151
Securities held to maturity, at cost	1,374	10,365
Loans receivable from Bank and MHC	5,013	6,264
Investment in subsidiary	166,654	159,598
Interest receivable	54	100
Other assets	28	58

Total Assets	$187,407	$186,536

LIABILITIES AND STOCKHOLDERS’ EQUITY

Other liabilities	$79	$75
Stockholders’ equity	187,328	186,461

Total Liabilities and Stockholders’ Equity	$187,407	$186,536

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF INCOME

	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Income:
Dividends from subsidiary	$—	$8,000	$6,000
Interest on loans	223	253	280
Interest on securities	101	148	142

Total Income	324	8,401	6,422

Non-interest expenses	592	841	737

(Loss) Income before Income Taxes and Equity in Undistributed Earnings of Subsidiary	(268)	7,560	5,685

Income tax (benefit)	(90)	(150)	(106)

(Loss) Income before Equity in Undistributed Earnings of Subsidiary	(178)	7,710	5,791

Equity in undistributed earnings of subsidiary	6,788	167	3,021

Net Income	$6,610	$7,877	$8,812

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - PARENT ONLY FINANCIAL INFORMATION (CONTINUED)

STATEMENTS OF CASH FLOW
	Years Ended March 31,
	2013	2012	2011
	(In Thousands)
Cash Flows From Operating Activities
Net income	$6,610	$7,877	$8,812
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Accretion of discounts	(1)	(1)	(1)
Decrease (increase) in interest receivable	46	(27)	10
Decrease in other assets	30	4	—
Increase (decrease) in other liabilities	4	60	(69)
Increase in deferred compensation obligation under Rabbi Trust	19	21	23
Equity in undistributed earnings of subsidiary	(6,788)	(167)	(3,021)

Net Cash (Used In) Provided by Operating Activities	(80)	7,767	5,754

Cash Flows From Investing Activities
Proceeds from maturities and repayment of securities held to maturity	8,992	754	806
Purchases of securities held to maturity	—	(8,000)	—
Repayment of loan receivable from Savings Bank	751	723	695
Repayment of loan receivable from Clifton MHC	500	—	—
Loan to Clifton MHC	—	—	(250)
Cash dividends paid on unallocated ESOP shares used to repay loan receivable from Savings Bank	(149)	(138)	(150)

Net Cash Provided by (Used In) Investing Activities	10,094	(6,661)	1,101

Cash Flows From Financing Activities
Dividends paid	(6,153)	(2,109)	(2,106)
Purchase of treasury stock	(27)	(11)	(2,707)
Exercise of stock options	299	—	—
Funding restricted stock awards	—	—	309

Net Cash (Used in) Financing Activities	(5,881)	(2,120)	(4,504)

Net Increase (Decrease) in Cash and Cash Equivalents	4,133	(1,014)	2,351

Cash and Cash Equivalents - Beginning	10,151	11,165	8,814

Cash and Cash Equivalents - Ending	$14,284	$10,151	$11,165

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2012	2012	2012	2013
	(In Thousands, Except Per Share Data)

Interest income	$9,590	$8,940	$8,600	$8,263
Interest expense	3,436	3,064	2,800	2,537

Net Interest Income	6,154	5,876	5,800	5,726

Provision for loan losses	100	192	450	20
Non-interest income	171	396	278	309
Non-interest expenses	3,421	3,382	3,426	3,682
Income taxes	984	950	688	805

Net Income	$1,820	$1,748	$1,514	$1,528

Net income per common share - basic and diluted	$0.07	$0.07	$0.06	$0.06

Dividends per common share	$0.06	$0.06	$0.12	$—

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,654	25,672	25,690	25,727

Diluted	25,673	25,689	25,801	25,924

CLIFTON SAVINGS BANCORP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED) (CONTINUED)

	Quarter Ended
	June 30,	September 30,	December 31,	March 31,
	2011	2011	2011	2012
	(In Thousands, Except Per Share Data)
Interest income	$10,652	$10,345	$10,161	$9,916
Interest expense	4,213	4,154	4,018	3,764

Net Interest Income	6,439	6,191	6,143	6,152

Provision for loan losses	60	0	76	111
Non-interest income	267	263	163	220
Non-interest expenses	3,864	3,246	3,042	3,387
Income taxes	991	1,139	1,106	939

Net Income	$1,791	$2,069	$2,082	$1,935

Net income per common share - basic and diluted	$0.07	$0.08	$0.08	$0.08

Dividends per common share	$0.12	$—	$0.06	$0.06

Weighted average number of common shares and common stock equivalents outstanding:
Basic	25,580	25,598	25,617	25,635

Diluted	25,690	25,605	25,625	25,650

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

On February 7, 2011, the Company announced the postponement of the conversion and offering following the issuance of a “Needs to Improve” rating to the Bank by OTS, the Bank’s former primary federal regulator, as a result of its recent Community Reinvestment Act examination. On June 22, 2011, the Company announced that it had withdrawn its application for conversion that had been pending before the OTS. As a result of the postponement and withdrawal of the application for conversion, the Company expensed approximately $939,000 in conversion and offering costs, which represents all of the costs associated with the conversion and offering. For the years ended March 31, 2012 and 2011, $520,000 and $419,000 in conversion costs were expensed, respectively. The conversion costs incurred consisted of legal expense of $302,000 and $248,000, other non-interest expenses of $218,000 and $141,000, and occupancy expense of premises of $-0- and $30,000, respectively, for the years ended March 31, 2012 and 2011. The Bank has focused on improving its record of lending to lower income individuals in the communities served by the Bank. The Company remains committed to the completion of its conversion offering, but does not plan to proceed with its offering until the Bank is able to obtain a rating of “satisfactory” or better on its CRA performance.

Stock Performance Graph

The following graph compares the cumulative total stockholder return on the Company’s common stock with the cumulative total return on the Nasdaq Composite Index (U.S. Companies) and the SNL Thrift Index. Total return assumes the reinvestment of all dividends. The graph assumes $100 was invested at the close of business on March 31, 2008.

	Period Ending
Index	03/31/08	03/31/09	03/31/10	03/31/11	03/31/12	03/31/13
Clifton Savings Bancorp, Inc. (MHC)	100.00	101.17	95.78	125.74	113.03	138.25
NASDAQ Composite	100.00	67.75	107.29	125.73	141.28	151.73
SNL Thrift Index	100.00	55.92	67.01	64.08	60.61	71.29

Investor and Corporate Information

Annual Meeting

The annual meeting of stockholders will be held at 9:00 a.m., on August 8, 2013, at the Valley Regency located at 1129 Valley Road, Clifton, New Jersey 07013.

Stock Listing

Clifton Savings Bancorp, Inc.’s common stock is listed on the Nasdaq Global Select Market under the symbol “CSBK.”

Price Range of Common Stock

The following table sets forth the high and low sales prices of Clifton Savings Bancorp, Inc.’s common stock, as reported on the Nasdaq Global Select Market, and the per share dividend declared during each quarter. Clifton MHC, our majority stockholder, has waived its right to receive these dividends for the quarters ended June 30, September 30, and December 31, 2011. As a result of restrictions implemented by the Board of Governors of the Federal Reserve System, Clifton MHC was unable to waive its receipt of dividends declared by Clifton Savings Bancorp, Inc., beginning with the quarter ended March 31, 2012. As a result of such regulatory considerations, Clifton Savings Bancorp can make no assurances that it will continue to declare regular quarterly cash dividends or that its dividend policy will not change in the future.

	Year Ended March 31,
	2013			2012
Quarter Ended	High	Low	Dividend Declared	High	Low	Dividend Declared
First quarter	$10.53	$9.88	$0.06	$11.88	$9.94	$0.12
Second quarter	$11.00	$9.56	$0.06	$11.22	$9.00	$0.00
Third quarter	$11.35	$9.98	$0.12	$10.62	$8.89	$0.06
Fourth quarter	$12.88	$11.13	$0.00	$10.85	$9.28	$0.06

At May 31, 2013, there were 1,270 holders of record of Clifton Savings Bancorp common stock.

Stockholders and General Inquiries

Bart D’Ambra

Clifton Savings Bancorp, Inc.

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200

Annual and Other Reports

A copy of the Clifton Savings Bancorp Annual Report on Form 10-K without exhibits for the year ended March 31, 2013, as filed with the Securities and Exchange Commission, may be obtained without charge by contacting Bart D’Ambra, Clifton Savings Bancorp, Inc., 1433 Van Houten Avenue, Clifton, New Jersey 07013.

Independent Registered Public Accountants

ParenteBeard LLC

100 Walnut Avenue, Suite 200

Clark, New Jersey 07066

Corporate Counsel

Kilpatrick Townsend & Stockton LLP

Suite 900

607 14th Street, NW

Washington, DC 20005

Transfer Agent

Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016

Directors and Officers

Directors of Clifton Savings Bancorp, Inc., Clifton MHC and Clifton Savings Bank	Executive Officers of Clifton Savings Bancorp, Inc. and Clifton MHC	Officers of Clifton Savings Bank
John A. Celentano, Jr. Chairman of the Board and Chief Executive Officer—Clifton Savings Bancorp, Inc. and Clifton MHC Chairman of the Board - Clifton Savings Bank	John A. Celentano, Jr. Chairman of the Board and Chief Executive Officer Walter Celuch President—Clifton Savings Bancorp, Inc. and Clifton MHC and Corporate Secretary—Clifton Savings Bancorp, Inc.	John A. Celentano, Jr. Chairman of the Board Walter Celuch President, Chief Executive Officer and Secretary

Stephen Adzima President – Universal Electric Motor Service Inc.	Christine R. Piano, CPA Chief Financial Officer and Treasurer	Bart D’Ambra Executive Vice President and Chief Operating Officer

Thomas A. Miller Retired Owner – The T.A. Miller & Co., Inc.	Bart D’Ambra Corporate Secretary—Clifton MHC	Stephen A. Hoogerhyde Executive Vice President and Chief Lending Officer

John H. Peto

Real Estate Investor

Charles J. Pivirotto

Managing Shareholder—Pivirotto & Company, CPA’s, PA

Cynthia Sisco

Property Management

Joseph C. Smith

President – Smith-Sandy Asphalt Construction Co.

Christine R. Piano, CPA

Executive Vice President and Chief Financial Officer

Tracy Tripucka

Senior Vice President and Commercial Loan Officer

Ted Munley

Senior Vice President and Branch Coordinator

Linda Fisher

Senior Vice President and Loan

Officer

Susan L. Horant Vice President and Security Officer Eleanor Bakelaar-Menniti Vice President and N.O.W. Administrator

Coleen Kelley Vice President and IRA Administrator

Nancy Na Vice President and Controller Bernadette McDonald Vice President and Human Resources Administrator Claire L. Giancola Vice President and Training Manager

Richard M. Bzdek Vice President and Enterprise Risk Manager Thomas M. Hill Vice President and Compliance Officer Rizwan Majeed Vice President—Accounting

Office Locations

Main Office

Montclair Heights

1433 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-2200 / (973) 473-2020

Mortgage Department

4 Brighton Road

Clifton, New Jersey 07012

(973) 778-6791

Branch Offices

Richfield

1055 Clifton Avenue

Clifton, New Jersey 07013

(973) 473-2323

Lyndhurst

401 Valley Brook Avenue

Lyndhurst, New Jersey 07071

(201) 935-2548

Lakeview Avenue

319 Lakeview Avenue

Clifton, New Jersey 07011

(973) 478-1260

Athenia

646 Van Houten Avenue

Clifton, New Jersey 07013

(973) 473-0025

Valley Road

387 Valley Road

Clifton, New Jersey 07013

(973) 279-1505

Woodland Park

1530 Route 46 West

Woodland Park, New Jersey 07424

(973) 785-2395

Palisade Avenue

247 Palisade Avenue

Garfield, New Jersey 07026

(973) 478-5050

Lanza Avenue

369 Lanza Avenue

Garfield, New Jersey 07026

(973) 478-1200

Wallington

55 Union Boulevard

Wallington, New Jersey 07057

(973) 779-7306

Wayne

1158 Hamburg Turnpike

Wayne, New Jersey 07470

(973) 628-1611

Fair Lawn

33-11 Broadway

Fair Lawn, New Jersey 07410

(201) 794-4605